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FINANCIAL STATEMENTS OF BANKUNITED, INC. AND HERALD

As filed with the U.S. Securities and Exchange Commission on November 9, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BankUnited, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6035 (Primary Standard Industrial Classification Code Number)	27-0162450 (IRS Employer Identification Number)

14817 Oak Lane
Miami Lakes, FL 33016
(305) 569-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

John A. Kanas
Chairman, President and Chief Executive Officer
14817 Oak Lane
Miami Lakes, FL 33016
(305) 569-2000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
William S. Rubenstein, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 (212) 735-3000	Lawrence M.F. Spaccasi, Esq. Marc P. Levy, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, NW Suite 780 Washington, D.C. 20015 (202) 274-2000

Approximate Date of Commencement of Proposed Sale to the Public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: ☐

         Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

         Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer) ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED NOVEMBER 9, 2011

Dear Herald National Bank Shareholder:

          You are cordially invited to attend a special meeting of the shareholders of Herald National Bank ("Herald") to be held on December 20, 2011 at 11:00 a.m. (Eastern) at 623 Fifth Avenue, 11th Floor, New York, New York 10022.

          At the special meeting, you will be asked to consider the acquisition of Herald by BankUnited, Inc. through the merger of a to-be-formed wholly-owned subsidiary of BankUnited, Inc. ("Merger Sub") with and into Herald, and to ratify and confirm the Merger Agreement (the "merger agreement"), dated as of June 2, 2011 and amended as of October 28, 2011, that Herald has entered into with BankUnited, Inc. You also will be asked to approve (i) the adjournment, postponement, or continuation of the special meeting, if necessary, to solicit additional proxies in favor of the ratification and confirmation of the merger agreement and (ii) by non-binding, advisory vote, certain compensation arrangements for Herald's named executive officers in connection with the merger.

          Subject to the terms and conditions set forth in the merger agreement, Merger Sub will merge with and into Herald, with Herald continuing as the surviving entity and a wholly-owned subsidiary of BankUnited, Inc.

          If we complete the merger, holders of Herald's common and preferred stock will be entitled to elect to receive their merger consideration in the form of either BankUnited, Inc. common stock or cash. Subject to the election and adjustment procedures described in this document, Herald shareholders will receive, in exchange for each share of Herald common or preferred stock they hold, consideration equal to the sum of: (1) 0.0990 multiplied by the average of the closing prices of the BankUnited, Inc. common stock on the New York Stock Exchange (the "NYSE") during the ten trading days ending the day before the completion of the merger and (2) $1.35. Based on [    •    ] shares of Herald common and preferred stock outstanding as of [    •    ], and the closing price of BankUnited, Inc. common stock on the NYSE on [    •    ], 2011, BankUnited, Inc. expects to issue in the merger approximately [    •    ] million shares of BankUnited, Inc. common stock to Herald's shareholders for the outstanding common and preferred shares of Herald.

          The value of the merger consideration will fluctuate with the market price of BankUnited, Inc. common stock. As explained in more detail in this document, whether you make a cash election or a stock election, the value of the consideration per share that you will receive as of the completion date will be substantially the same.

          Based on the closing price of BankUnited, Inc. common stock on the NYSE on [    •    ], 2011, for each of your shares of Herald common or preferred stock you would receive either approximately $[    •    ] in cash or approximately [    •    ] shares of BankUnited, Inc. common stock. On June 1, 2011, the day before the merger agreement was executed, the closing price of BankUnited, Inc. common stock on the NYSE was $28.11, which would imply a value per Herald share of approximately $4.13 in cash or approximately 0.1470 shares of BankUnited, Inc. common stock. A chart showing the cash and stock merger consideration at various closing prices of BankUnited, Inc. common stock is provided on Page [    •    ] of the attached document.

          The market prices of both BankUnited, Inc. common stock and Herald common stock will fluctuate before the merger. You should obtain current stock price quotations for BankUnited, Inc. common stock and Herald common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.

          After careful consideration, our Board of Directors has declared unanimously that the merger agreement and the transactions contemplated thereby are advisable. Our Board of Directors recommends that you vote "FOR" the ratification and confirmation of the merger agreement, "FOR" the approval of the adjournment, postponement, or continuation of the special meeting, if necessary, to solicit additional proxies in favor of the ratification and confirmation of the merger agreement, and "FOR" the proposal regarding certain merger-related executive compensation arrangements.

          For more information about the merger agreement and the circumstances that led to it, please read the attached proxy statement/prospectus in its entirety. We encourage you to read it carefully and to pay particular attention to the Risk Factors section that begins on Page [    •    ]. This proxy statement/prospectus also constitutes BankUnited, Inc.'s prospectus for the common stock it will issue in connection with the merger. You may obtain additional information about BankUnited, Inc. and Herald from documents that BankUnited, Inc. has filed with the Securities and Exchange Commission, and Herald has filed with the Office of the Comptroller of the Currency.

          Your vote is very important.    We cannot complete the merger without the affirmative vote of two-thirds of our outstanding capital stock. If you fail to vote, if you fail to authorize your broker to vote on your behalf, or if you abstain from voting, the effect will be the same as if you had voted against the ratification and confirmation of the merger agreement.

          Whether or not you plan to attend the special meeting, please vote as soon as possible to ensure that your shares are represented. Instructions on how to vote appear on the enclosed proxy card. If you sign and return your proxy card without specifying your vote, your shares will be voted in favor of the ratification and confirmation of the merger agreement, the adjournment, postponement, or continuation of the special meeting, if necessary, to solicit additional proxies in favor of the ratification and confirmation of the merger agreement, and the proposal regarding certain merger-related executive compensation arrangements.

          If you are a Herald shareholder and have any questions or need assistance voting your shares or making elections, please contact Phoenix Advisory Partners, a firm that is helping us solicit proxies, toll-free at (877) 478-5038 (banks and brokers can call collect at (212) 493-3910).

          Thank you in advance for your consideration of this matter.

Sincerely,

Raymond A. Nielsen
 Chairman and Chief Executive Officer

          BankUnited, Inc. common stock is quoted on the NYSE under the symbol "BKU." Herald common stock is quoted on the NYSE Amex under the symbol "HNB."

          Neither the Securities and Exchange Commission, the Office of the Comptroller of the Currency nor any state securities commission or bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

          The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Herald or BankUnited, Inc., and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated [    •    ] and is first being distributed to Herald shareholders on or about [    •    ].

HERALD NATIONAL BANK
NOTICE OF SPECIAL MEETING OF COMMON AND PREFERRED SHAREHOLDERS

Date and time	December 20, 2011 at 11:00 a.m. (Eastern).
Location	623 Fifth Avenue, 11th Floor, New York, New York 10022.
Items of business	The purpose of the special meeting is for the shareholders of Herald to consider and vote on the following matters:

•       A proposal to ratify and confirm the merger agreement, dated as of June 2, 2011, by and between Herald and BankUnited, Inc., as amended by Amendment No. 1 dated as of October 28, 2011 and as such agreement may be further amended from time to time, pursuant to which a wholly-owned subsidiary of BankUnited, Inc. will merge with and into Herald, with Herald continuing as the surviving entity and a wholly-owned subsidiary of BankUnited, Inc.

• A proposal to adjourn, postpone, or continue the special meeting, if necessary, to solicit additional proxies in favor of the ratification and confirmation of the merger agreement.
• A proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Herald's named executive officers in connection with the merger.
Record date
We have fixed the close of business on October 27, 2011 as the record date for determining those shareholders entitled to notice of and to vote at the special meeting. Only Herald shareholders of record at the close of business on that date are entitled to vote at the special meeting and any adjournments, postponements, or continuations of the special meeting.

At the close of business on October 27, 2011, there were outstanding and entitled to vote approximately 16,902,796 shares of our capital stock (12,217,868 shares of our common stock and 4,684,928 shares of our preferred stock).
Voting
Please vote as soon as possible. We cannot complete the merger without the affirmative vote of two-thirds of the shares of our outstanding capital stock. If you fail to vote, if you fail to authorize your broker to vote on your behalf, or if you abstain from voting, the effect will be the same as if you had voted against the ratification and confirmation of the merger agreement.
Instructions on how to vote are on the enclosed proxy card.
Whether or not you plan to attend the special meeting, it is important that you vote as soon as possible to ensure your shares are represented at the special meeting.
Registered shareholders	If you hold Herald stock in your name, you may vote:
• Online by accessing the Internet Web site printed on your proxy card.

• Via telephone by calling the toll-free number printed on your proxy card.
• By signing and returning your proxy card in the enclosed postage-paid envelope.
If you attend the special meeting, you may vote in person even if you previously returned your proxy card.
Beneficial shareholders	If you hold Herald stock in the name of a broker, bank, or other fiduciary, please follow the instructions on the voting card provided by that broker, bank, or other fiduciary.

If you wish to attend the special meeting and vote in person, you must bring with you a proxy or letter from the broker, bank, other fiduciary, or other nominee to confirm your beneficial ownership of the shares.
Questions
If you are a Herald shareholder and have any questions or need assistance voting your shares, please contact Phoenix Advisory Partners, a firm that is helping us solicit proxies, toll-free at (877) 478-5038 (banks and brokers can call collect at (212) 493-3910).
Additional information
The merger agreement is attached as Annex A, and Amendment No. 1 thereto is attached as Annex B, of the attached proxy statement/prospectus. We encourage you to read the entire proxy statement/prospectus carefully, especially the Risk Factors section that begins on Page [•].

After careful consideration, our Board of Directors has declared unanimously that the merger agreement and the transactions contemplated thereby are advisable. Our Board of Directors recommends that you vote "FOR" the ratification and confirmation of the merger agreement, "FOR" the approval of the adjournment, postponement, or continuation of the special meeting, if necessary, to solicit additional proxies in favor of the ratification and confirmation of the merger agreement, and "FOR" the non-binding proposal regarding certain merger-related executive compensation arrangements.

By Order of the Board of Directors
Gerard A. Perri Secretary
New York, New York [ • ]

ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates by reference important business and financial information about BankUnited, Inc. and Herald from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference into this proxy statement/prospectus by accessing the Securities and Exchange Commission's website maintained at http://www.sec.gov, for documents regarding BankUnited, Inc., or by requesting copies in writing or by telephone from the appropriate company, as set forth below, for documents regarding either BankUnited, Inc. or Herald:

BankUnited, Inc. Attention: Douglas J. Pauls 14817 Oak Lane Miami Lakes, FL 33016 (305) 569-2000	Herald National Bank Attention: Gerard A. Perri 623 Fifth Avenue, 11th Floor New York, New York 10022 (212) 421-0030

        You will not be charged for any of these documents that you request. To receive timely delivery of additional copies of this proxy statement/prospectus in advance of the meeting, please make your request no later than December 13, 2011.

        For a detailed description of how you may obtain information about BankUnited, Inc. and Herald that is not included in this proxy statement/prospectus, see "Where You Can Find More Information" on Page [    •    ] and "Recent Developments" on Page [    •    ].

ABOUT THIS DOCUMENT

        This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, which we refer to as the "SEC," by BankUnited, Inc. (File No. 333-175530), constitutes a prospectus of BankUnited, Inc. under Section 5 of the Securities Act of 1933, as amended, which we refer to as the "Securities Act," with respect to the BankUnited, Inc. common shares to be issued to Herald shareholders as required by the merger agreement. This document also constitutes a proxy statement of Herald under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act." It also constitutes a notice of meeting with respect to the special meeting of Herald shareholders, at which Herald shareholders will be asked to vote upon a proposal to ratify and confirm the merger agreement.

        You should rely only on the information contained in or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [    •    ], 2011. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than that date. Neither the mailing of this document to Herald shareholders nor the issuance by BankUnited, Inc. of stock in connection with the merger will create any implication to the contrary.

        This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Herald has been provided by Herald and information contained in this document regarding BankUnited, Inc. has been provided by BankUnited, Inc.

i

ANNEX A—Merger Agreement, dated as of June 2, 2011, by and between BankUnited, Inc. and Herald National Bank
ANNEX B—Amendment No. 1 to the Merger Agreement, dated as of October 28, 2011, by and between BankUnited, Inc. and Herald National Bank
ANNEX C—Section 215a of Title 12 of the United States Code
ANNEX D—Opinion of Sandler O'Neill & Partners, L.P.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING

        The questions and answers below highlight only selected procedural information from this proxy statement/prospectus. They do not contain all of the information that may be important to you. You should read carefully the entire document and the additional documents incorporated by reference into this proxy statement/prospectus to fully understand the merger agreement and the transactions contemplated thereby, including the merger, and the voting procedures for the special meeting. We generally refer to Herald National Bank as "Herald," and BankUnited, Inc. as "BankUnited, Inc.," throughout this proxy statement/prospectus.

Q:    What is the proposed transaction for which I am being asked to vote?

A:
Holders of Herald's common and preferred stock are being asked to ratify and confirm the Merger Agreement, referred to in this proxy statement/prospectus as the "merger agreement," dated as of June 2, 2011, and amended as of October 28, 2011, by and between BankUnited, Inc. and Herald, pursuant to which a to-be-formed wholly-owned subsidiary of BankUnited, Inc., referred to in this proxy statement/prospectus as "Merger Sub," will merge with and into Herald, with Herald continuing as the surviving entity and a wholly-owned subsidiary of BankUnited, Inc., which transaction we refer to as "the merger" within this proxy statement/prospectus. Subject to certain approvals and conditions, the merger agreement provides that Herald will be merged with and into BankUnited, BankUnited, Inc.'s wholly-owned banking subsidiary, at the end of August 2012. In addition, you may also be asked to vote to approve a proposal to adjourn, postpone or continue the special meeting, if necessary, to solicit additional proxies in favor of the ratification and confirmation of the merger agreement.

Q:    Is Herald required to submit the merger agreement to its shareholders?

A:
Yes. Under the terms of the merger agreement, unless the merger agreement is terminated before the Herald special meeting, Herald is required to submit the merger agreement to its shareholders even if Herald's Board of Directors has withdrawn, modified or qualified its recommendation. The Herald Board of Directors unanimously recommends that you vote "FOR" the ratification and confirmation of the merger agreement.

Q:
Why is Herald not merging into BankUnited, Inc.'s existing banking subsidiary until August 2012?

A:
John A. Kanas, BankUnited, Inc.'s Chairman, President and Chief Executive Officer, and John Bohlsen, BankUnited, Inc.'s Vice Chairman and Chief Lending Officer and a director, are subject to non-compete agreements which expire in August 2012. These agreements purport to restrict Messrs. Kanas and Bohlsen in their individual capacities from engaging in the consumer and commercial banking businesses in New York. Until the expiration of these agreements, it is BankUnited, Inc.'s expectation that Herald will not be merged with, and will be held separately from, BankUnited, BankUnited, Inc.'s wholly-owned banking subsidiary. During that period, neither Mr. Kanas nor Mr. Bohlsen will be an officer, director or employee of Herald, nor will they have any decision-making authority with respect to or otherwise participate in the affairs of Herald. Subject to certain approvals and conditions, the merger agreement provides that Herald will be merged with and into BankUnited at the end of August 2012, and the parties expect such merger to occur at such time.

Q:    Who is entitled to vote?

A:
Only holders of record of Herald common and preferred stock at the close of business on October 27, 2011 will be entitled to vote at the special meeting.

Q:    When and where will the special meeting be held?

A:
The special meeting will be held at 623 Fifth Avenue, 11th Floor, New York, New York 10022 at 11:00 a.m. (Eastern) on December 20, 2011.

Q:    What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly. If you hold Herald stock in your name as a shareholder of record, you must complete, sign, date, and mail your proxy card in the enclosed postage paid return envelope as soon as possible. You may also authorize a proxy to vote your shares by telephone or through the Internet as instructed on the enclosed proxy card. If you hold your stock in "street name" through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Submitting your proxy card, authorizing a proxy by telephone or through the Internet, or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the special meeting.

Q:
If I am a Herald shareholder, should I send my Herald stock certificates with my proxy card?

A:
No. Please DO NOT send your Herald stock certificates with your proxy card. Rather, prior to the election deadline of December 19, 2011, you should send your Herald stock certificates to the exchange agent, together with your completed, signed form of election. If your shares are held in "street name," you should follow your broker's instructions for making an election with respect to your shares.

Q:
If I am a Herald shareholder, when must I elect the type of merger consideration that I prefer to receive?

A:
Holders of Herald preferred or common stock who wish to elect the type of merger consideration they prefer to receive in the merger should carefully review and follow the instructions set forth in the form of election being distributed to you concurrently with this proxy statement/prospectus. Separate forms of election will be received, and should be completed, with respect to shares of Herald preferred stock and shares of Herald common stock. These instructions require that a properly completed and signed form of election be received by the exchange agent by the election deadline, which is 5:00 p.m., New York City time, on December 19, 2011, the day prior to the date of the special meeting of Herald shareholders. If a Herald shareholder does not submit a properly completed and signed form of election to the exchange agent by the election deadline, then such shareholder will have no control over the type of merger consideration such shareholder may receive, and, consequently, may receive only cash, only BankUnited, Inc. common stock, or a combination of cash and BankUnited, Inc. common stock in the merger.

Q:    If I am a Herald shareholder, can I change my election after I submit my certificates?

A:
You can revoke your election and submit new election materials prior to the election deadline. You may do so by submitting a written notice to the exchange agent that is received prior to the election deadline at the following address:

  Registrar and Transfer Company
  Attn. Reorg/Exchange Dept.
  P.O. Box 645
  Cranford, New Jersey 07106-0645

  The revocation must specify the account name and such other information as the exchange agent may request; revocations may not be made in part. New elections must be submitted in accordance

v

  with the election procedures described in this proxy statement/prospectus. If you instructed a broker to submit an election for your shares, you must follow your broker's directions for changing those instructions.

Q:    Why is my vote important?

A:
If you do not vote by proxy or vote in person at the special meeting, it will be more difficult for us to obtain the necessary quorum to hold our special meeting. In addition, your failure to vote, by proxy or in person, will have the same effect as a vote against the ratification and confirmation of the merger agreement. The merger agreement must be ratified and confirmed by the affirmative vote of the holders of two-thirds of Herald capital stock outstanding (i.e., Herald's preferred and common stock voting together as a single class). Approval of the proposal to adjourn, postpone or continue the special meeting, if necessary for the purpose of soliciting additional proxies, requires the affirmative vote of the holders of a majority of the outstanding shares of Herald common stock entitled to vote on the matter. Approval of the non-binding proposal regarding certain merger-related executive compensation arrangements requires the affirmative vote of the holders of a majority of the outstanding shares of Herald common stock entitled to vote on the matter. At the same time BankUnited, Inc. and Herald entered into the merger agreement, BankUnited, Inc. entered into voting agreements with Herald's directors, certain of Herald's officers, and certain Herald shareholders represented on Herald's Board of Directors. Together, these persons had the right to vote approximately 43.10% of Herald's capital stock as of the date the merger agreement was signed. Herald's Board of Directors unanimously recommends that you vote "FOR" the ratification and confirmation of the merger agreement, "FOR" the approval of the adjournment, postponement or continuation of the special meeting, if necessary, to solicit additional proxies in favor of the ratification and confirmation of the merger agreement, and "FOR" the non-binding proposal regarding certain merger-related executive compensation arrangements.

Q:
Why are Herald shareholders being asked to approve, on a nonbinding advisory basis, certain merger-related executive compensation arrangements?

A:
The SEC has recently adopted new rules that require Herald to seek a nonbinding advisory vote with respect to certain payments that may be made to Herald's named executive officers in connection with the merger.

Q:
What will happen if Herald shareholders do not approve certain merger-related executive compensation arrangements at the special meeting?

A:
Approval of merger-related executive compensation arrangements, payable under existing agreements, that certain Herald named executive officers may receive in connection with the merger is not a condition to completion of the merger. The vote with respect to the merger-related executive compensation arrangements is an advisory vote and will not be binding on Herald. Therefore, if the merger agreement is ratified and confirmed by Herald's shareholders the merger-related executive compensation arrangements may still be paid to the Herald named executive officers if and to the extent required.

Q:
If my shares of Herald stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:
No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:    What if I fail to instruct my broker?

A:
If you do not provide your broker with instructions and your broker submits an unvoted proxy, referred to as a broker non-vote, the broker non-vote will be counted toward a quorum at the special meeting, but it will have the same effect as a vote against the ratification and confirmation of the merger agreement. With respect to the proposal to adjourn, postpone or continue the special meeting, if necessary, to solicit additional proxies and the non-binding proposal regarding certain merger-related executive compensation arrangements, an abstention or failure to instruct your broker will have the same effect as a vote against the proposal.

Q:    Can I attend the special meeting and vote my shares in person?

A:
Yes. All shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, may attend the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares of Herald stock, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares of Herald stock in your own name or have a letter from the record holder of your shares of Herald stock confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted.

Q:    Can I change my vote?

A:
Yes. A Herald shareholder who is a shareholder of record and has given a proxy may revoke it at any time before its exercise at the special meeting by (i) giving written notice of revocation to Herald's corporate secretary, (ii) properly submitting to Herald a duly executed proxy bearing a later date, or (iii) attending the special meeting and voting in person. Any Herald shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy, but the mere presence (without notifying the Corporate Secretary) of a Herald shareholder at the special meeting will not constitute revocation of a previously given proxy. If you hold your shares in "street name" through a bank or broker, you should contact your bank or broker to revoke your proxy.

  Any written notices of revocation and other communications with respect to revocation of proxies should be addressed to Herald as follows: Corporate Secretary, Herald National Bank, 623 Fifth Avenue, 11th Floor, New York, New York 10022, and must be received by 11:59 p.m. Eastern time on December 19, 2011, or the day before the meeting date, if the special meeting is adjourned, postponed or continued.

  Proxies may also be revoked via the Internet or telephone by following the instructions on your proxy card.

Q:    Is the merger expected to be taxable to Herald shareholders?

A:
Subsequent to the receipt of certain regulatory approvals, and promptly upon the expiration of the non-compete agreements of John A. Kanas and John Bohlsen in August 2012, BankUnited, Inc. will cause Herald to merge with and into BankUnited, a direct, wholly-owned subsidiary of BankUnited, Inc., which transaction we refer to as the "subsequent merger." Unless otherwise indicated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to "the merger" are to the proposed merger of Herald and Merger Sub and all references to the "integrated mergers" are to the merger and the merger of Herald and BankUnited, collectively. The integrated mergers should be treated as a single integrated transaction for U.S. federal income tax purposes. Consequently, the integrated mergers will be treated, together, as a reorganization within the meaning of Section 368(a) of the Internal Revenue

  Code of 1986, as amended, referred to in this proxy statement/prospectus as the "Code." As a result, the U.S. federal income tax consequences of the integrated mergers to each Herald shareholder will vary depending on whether the shareholder receives cash, shares of BankUnited, Inc. common stock or a combination thereof in exchange for the shareholder's Herald stock pursuant to the merger. Herald shareholders generally will not recognize gain or loss on the BankUnited, Inc. common stock received pursuant to the merger, and their basis in and holding periods for the BankUnited, Inc. common stock received may vary among shares if blocks of Herald stock were acquired at different times or for different prices.

  Holders receiving solely cash for their Herald stock generally will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares of Herald stock. Holders receiving both BankUnited, Inc. common stock and cash for their Herald stock generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the holder's gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value of the BankUnited, Inc. common stock received over the holder's adjusted tax basis in its shares of Herald stock surrendered) and (ii) the amount of cash received pursuant to the merger.

  You should read "Material U.S. Federal Income Tax Consequences of the Merger" beginning on Page [    •    ] for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:    When do you expect to complete the merger?

A:
We expect to complete the merger by year-end 2011, subject to the receipt of regulatory approvals and other customary closing conditions. However, we cannot assure you when or if the merger will occur. Among other things, we cannot complete the merger until we obtain the approval of Herald shareholders at the special meeting.

Q:    Whom should I call with questions about the special meeting or the merger?

A:
Herald shareholders should call Phoenix Advisory Partners, Herald's proxy solicitors, toll-free at (877) 478-5038 (banks and brokers can call collect at (212) 493-3910), with any questions about the special meeting or the merger and related transactions.

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus. It may not contain all the information that is important to you. We urge you to read carefully this entire document and the other documents we refer you to for a more complete understanding of the merger described herein. Each item in this summary includes a page reference directing you to a more complete description of that item. Unless otherwise indicated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to "BankUnited, Inc.," "we," "our" or "us" refer to BankUnited, Inc., and all references to "Herald" refer to Herald National Bank.

We Propose a Merger of Herald and Merger Sub (Page [    •    ])

        We propose that "Merger Sub," a to-be-formed, wholly-owned, direct national bank subsidiary of BankUnited, Inc., will merge with and into Herald, with Herald as the surviving entity. Upon completion of the merger, Herald will become a wholly-owned subsidiary of BankUnited, Inc., and Herald common stock will no longer be publicly traded. We currently expect to complete the merger by year-end 2011, subject to the receipt of regulatory approvals and other customary closing conditions. The merger agreement provides that, subject to certain approvals and conditions, on the last business day of August 2012, Herald will merge with and into BankUnited, BankUnited, Inc.'s wholly-owned banking subsidiary, with BankUnited as the surviving entity, and the parties expect such merger to occur on the last business day of August 2012.

Herald shareholders will receive cash and/or shares of BankUnited, Inc. common stock in the merger depending on their election and any adjustment (Page [    •    ])

        Herald shareholders will have the right to elect to receive merger consideration for each of their shares of Herald preferred and common stock in the form of cash or shares of BankUnited, Inc. common stock, subject to adjustment in the circumstances described below. In the event of adjustment, a Herald shareholder may receive a portion or all of the merger consideration in a form other than that which the shareholder elected.

        The value of the merger consideration to be received by Herald shareholders will fluctuate with the market price of BankUnited, Inc. common stock and will be determined based on the average closing price on the NYSE of BankUnited, Inc. common stock for the ten trading days immediately preceding the date of completion of the merger. As explained in more detail in this document, if you are a Herald shareholder, whether you make a cash election or a stock election, the value of the consideration that you will receive as of the date of completion of the merger will be substantially the same based on the average BankUnited, Inc. closing price used to calculate the merger consideration. Herald shareholders may specify different elections with respect to different shares that they hold (if, for example, you own 100 Herald shares, you could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

        Holders of Herald common and preferred stock will have the same election rights and will receive the same dollar value of merger consideration in the merger. However, elections made with respect to Herald preferred stock will be given priority such that those elections will determine the amounts of cash and stock available as merger consideration for Herald common shareholders.

        Set forth below is a table showing a hypothetical range of ten-day average closing sale prices for shares of BankUnited, Inc. common stock, the corresponding consideration that a Herald shareholder would receive in a cash election, on the one hand, or in a stock election, on the other hand, under the merger consideration formula, and the corresponding aggregate merger consideration that all Herald shareholders would receive under the merger consideration formula. The table does not reflect the fact that cash will be paid instead of the issuance of fractional shares. As described below, regardless of whether you make a cash election or a stock election, you may nevertheless receive a mix of cash and stock.

	Herald Common and Preferred Stock
BankUnited, Inc. Common Stock			Stock Election: Stock Consideration Per Share
Hypothetical Ten-Day Average Closing Prices	Cash Election: Cash Consideration Per Share	OR	BankUnited, Inc. Shares	Market Value(*)	Approximate Aggregate Merger Consideration (**)
$20.00	$3.33		0.1665	$3.33	$56.39 million
20.50	3.38		0.1649	3.38	57.23 million
21.00	3.43		0.1633	3.43	58.07 million
21.50	3.48		0.1618	3.48	58.90 million
22.00	3.53		0.1604	3.53	59.74 million
22.50	3.58		0.1590	3.58	60.58 million
23.00	3.63		0.1577	3.63	61.42 million
23.50	3.68		0.1564	3.68	62.26 million
24.00	3.73		0.1553	3.73	63.10 million
24.50	3.78		0.1541	3.78	63.93 million
25.00	3.83		0.1530	3.83	64.77 million
25.50	3.87		0.1519	3.87	65.61 million
26.00	3.92		0.1509	3.92	66.45 million
26.50	3.97		0.1499	3.97	67.29 million
27.00	4.02		0.1490	4.02	68.12 million
27.50	4.07		0.1481	4.07	68.96 million
28.00	4.12		0.1472	4.12	69.80 million
28.50	4.17		0.1464	4.17	70.64 million
29.00	4.22		0.1456	4.22	71.48 million
29.50	4.27		0.1448	4.27	72.32 million
30.00	4.32		0.1440	4.32	73.15 million
30.50	4.37		0.1433	4.37	73.99 million
31.00	4.42		0.1425	4.42	74.83 million
31.50	4.47		0.1419	4.47	75.67 million
32.00	4.52		0.1412	4.52	76.51 million
32.50	4.57		0.1405	4.57	77.35 million
33.00	4.62		0.1399	4.62	78.18 million
33.50	4.67		0.1393	4.67	79.02 million
34.00	4.72		0.1387	4.72	79.86 million
34.50	4.77		0.1381	4.77	80.70 million
35.00	4.82		0.1376	4.82	81.54 million

(*)
Market value based on hypothetical ten-day average closing price on the NYSE of BankUnited, Inc. common stock.

(**)
Aggregate merger consideration based on hypothetical ten-day average closing price on the NYSE of BankUnited, Inc. common stock and 12,217,868 shares of Herald common stock, 4,684,928 shares of Herald preferred stock and 30,990 restricted stock awards outstanding as of October 27, 2011.

        The examples above are illustrative only. If you are a Herald shareholder, the value of the merger consideration that you actually receive, and the aggregate merger consideration to be received by all Herald shareholders, will be based on the actual ten-day average closing price on the NYSE of BankUnited, Inc. common stock immediately prior to the completion date of the merger, as described below. If that average closing price is not included in the table above, including because the price is outside the range of the amounts set forth above, we do not intend to resolicit proxies from Herald shareholders in connection with the merger.

        The merger consideration will be based on the arithmetic average of the closing prices of BankUnited, Inc. common stock reported on the NYSE for the ten consecutive trading days immediately preceding the completion date of the merger, which we refer to as the "measuring period." Based on the closing price of BankUnited, Inc. common stock of $[    •    ] on [    •    ], 2011, for each of your shares of Herald common stock or preferred stock you would receive either approximately $[    •    ] in cash or [    •    ] shares of BankUnited, Inc. common stock, subject to possible adjustment. This implies aggregate merger consideration for all Herald shareholders of approximately $[    •    ]. However, we will compute the actual amount of cash and number of shares of BankUnited, Inc. common stock you will receive in the merger using the formula contained in the merger agreement. For a summary of the formula contained in the merger agreement, see "The Merger Agreement—Merger Consideration" beginning on Page [    •    ].

        The consideration to be paid to shareholders cannot be determined until the close of trading on the trading day immediately prior to the completion of the merger. We intend to announce these amounts when known.

If You Are a Herald Shareholder, Regardless of Whether You Make a Cash Election or a Stock Election, You May Nevertheless Receive a Mix of Cash and Stock (Page [    •    ])

        The aggregate number of shares of BankUnited, Inc. common stock that will be issued in the merger is approximately [    •    ], based on the closing price of BankUnited, Inc. common stock on [    •    ], 2011 and the number of Herald preferred and common shares outstanding on that date, and the cash that will be paid in the merger is fixed at $22,860,611.10. As a result, if more Herald shareholders elect to receive either BankUnited, Inc. common stock or cash than is available as merger consideration under the merger agreement, those shareholders electing the over-subscribed form of consideration will have the over-subscribed consideration prorated and will receive at least a portion of their consideration in the other form, despite their election. In making these prorations, elections made with respect to Herald preferred stock will be given priority such that all of the elections made with respect to such stock will be given effect before any cash or stock is used to satisfy elections made with respect to shares of Herald common stock. For example, if there is insufficient cash to provide to all of the preferred and common shares with respect to which a cash election has been made, the available cash will first be allocated to shares of preferred stock with respect to which a cash election has been made. Whatever cash, if any, is available after satisfying elections made with respect to Herald preferred stock would then be used to satisfy elections made with respect to Herald common stock.

        If, prior to the completion of the merger, shares of Herald common stock are issued upon the exercise of outstanding options to purchase or receive shares of Herald common stock, the aggregate number of shares of BankUnited, Inc. common stock to be issued as consideration in the merger will be increased accordingly. The final number of BankUnited, Inc. shares to be issued in the merger will also differ depending on the average closing price of BankUnited, Inc. common stock during the measuring period. However, the total cash consideration will always remain fixed at $22,860,611.10.

In Order To Make an Election, Herald Shareholders Must Properly Complete and Deliver the Form of Election that Accompanies this Document (Page [    •    ])

        If you are a Herald shareholder, a form of election with instructions for making cash and stock elections is being distributed to you concurrently with this proxy statement/prospectus. Separate forms of election will be received, and should be completed, with respect to shares of Herald preferred stock and shares of Herald common stock. You must properly complete and deliver to the exchange agent your form of election along with your stock certificates (or a properly completed notice of guaranteed delivery). Do not send your stock certificates or form of election with your proxy card.

        Forms of election and stock certificates (or a properly completed notice of guaranteed delivery) must be received by the exchange agent by the election deadline, which is 5:00 p.m., New York City time, on December 19, 2011, the day prior to the date of the Herald special meeting. Once you tender your stock certificates to the exchange agent, you may not transfer your Herald shares until the merger is completed, unless you revoke your election by written notice to the exchange agent that is received prior to the election deadline.

        If you fail to submit a properly completed form of election, together with your stock certificates (or a properly completed notice of guaranteed delivery), prior to the election deadline, you will be deemed not to have made an election. As a non-electing holder, you will be paid value per share equivalent to the amount paid per share to holders making elections, but you may be paid all in cash, all in BankUnited, Inc. common stock, or in part cash and in part BankUnited, Inc. common stock, depending on the remaining pool of cash and BankUnited, Inc. common stock available for paying merger consideration after honoring the cash elections and stock elections that other shareholders have made.

What Holders of Herald Stock Options Will Receive (Page [    •    ])

        At the effective time of the merger, each outstanding option to acquire shares of Herald common stock will vest and be converted into a BankUnited, Inc. option to acquire a number of shares equal to the product obtained by multiplying the number of shares of Herald common stock that were purchasable under such option immediately prior to the merger by the Exchange Ratio (defined on Page [    •    ]), rounded down to the nearest whole share, and shall continue to be governed by the same terms and conditions as were applicable under such option immediately prior to the effective time. The per share exercise price for each Herald option will equal the quotient obtained by dividing (1) the per share exercise price of the option in effect immediately prior to the effective time of the merger by (2) the Exchange Ratio, rounded up to the nearest whole cent.

What Holders of Herald Restricted Stock Will Receive (Page [    •    ])

        At the effective time of the merger, each outstanding share of Herald restricted stock will vest and be entitled to the same merger consideration as the shares of Herald common stock, being treated for these purposes as having not made an election to receive cash or stock consideration in the merger.

What Holders of Herald Warrants Will Receive (Page [    •    ])

        At the effective time of the merger, BankUnited, Inc. shall assume and cause to be performed all obligations of Herald pursuant to the Stock Warrant Agreement, dated as of November 24, 2008, by Herald in favor of the parties listed on Exhibit A thereto. Each warrant so assumed by BankUnited, Inc. will continue to have, and be subject to, the same terms and conditions set forth in that agreement immediately prior to the effective time of the merger, except that each such outstanding warrant will be exercisable for shares of BankUnited, Inc. common stock and cash in the same proportion that the holders of Herald common stock receive in the aggregate in the merger as measured as of the effective time.

Material U.S. Federal Income Tax Consequences of the Merger (Page [    •    ])

        The integrated mergers should be treated as a single integrated transaction for U.S. federal income tax purposes. Consequently, the integrated mergers will be treated, together, as a reorganization within the meaning of Section 368(a) of the Code. As a result, the U.S. federal income tax consequences of the integrated mergers to each Herald shareholder will vary depending on whether the shareholder receives cash, shares of BankUnited, Inc. common stock or a combination thereof in exchange for the shareholder's Herald stock pursuant to the merger. Herald shareholders generally will not recognize gain or loss on the BankUnited, Inc. common stock received pursuant to the merger, and their basis in and holding periods for the BankUnited, Inc. common stock received may vary among shares if blocks of Herald stock were acquired at different times or for different prices.

        Holders receiving solely cash for their Herald stock generally will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares of Herald stock.

Holders receiving both BankUnited, Inc. common stock and cash for their Herald stock generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the holder's gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value of the BankUnited, Inc. common stock received over the holder's adjusted tax basis in its shares of Herald stock surrendered) and (ii) the amount of cash received pursuant to the merger.

        If, contrary to BankUnited, Inc.'s and Herald's expectations, the subsequent merger does not occur, the merger would be treated as a taxable stock sale by Herald shareholders pursuant to which they would recognize gain or loss equal to the difference between their tax basis in their Herald shares and the sum of the amount of cash plus the fair market value, as of the effective date of the merger, of any BankUnited, Inc. common stock received pursuant to the merger. BankUnited, Inc. and Herald intend to report BankUnited, Inc.'s acquisition of Herald as a reorganization within the meaning of Section 368(a) of the Code assuming the subsequent merger occurs, as expected, and will notify former holders of Herald stock in the unlikely event that the subsequent merger does not occur.

        This discussion may not be applicable to all Herald shareholders. You should read "Material U.S. Federal Income Tax Consequences of the Merger" beginning on Page [    •    ] for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Recommendation of Herald's Board of Directors (Page [    •    ])

        The Herald Board of Directors unanimously determined that the merger agreement, the merger, and the other transactions contemplated by the merger agreement are advisable and in the best interests of Herald and its shareholders, adopted the merger agreement and approved the merger, and recommended that Herald's shareholders ratify and confirm the merger agreement. In connection with the foregoing, the Board considered, among other factors, the opinion of Sandler O'Neill & Partners, L.P., who we refer to in this proxy statement/prospectus as "Sandler O'Neill," Herald's financial advisor.

        Herald's Board of Directors also recommends that Herald shareholders vote "FOR" the approval of the adjournment, postponement or continuation of the special meeting, if necessary, to solicit additional proxies in favor of the ratification and confirmation of the merger agreement and "FOR" the non-binding proposal regarding certain merger-related executive compensation arrangements.

        For more information concerning the background of the merger, the recommendation of Herald's Board of Directors and the reasons for the merger and the recommendation, please see the discussions under "The Merger—Background of the Merger" and "The Merger—Herald's Reasons for the Merger; Recommendation of Herald's Board of Directors," commencing on Page [    •    ] and Page [    •    ], respectively.

Opinion of Herald's Financial Advisor (Page [    •    ])

        Sandler O'Neill rendered its oral opinion, subsequently confirmed in writing, to Herald's Board of Directors that, as of the date of the opinion and based upon and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion, the merger consideration was fair to the holders of Herald common stock from a financial point of view.

        The full text of Sandler O'Neill's written opinion, dated June 2, 2011, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion, is included in this proxy statement/prospectus as Annex D. Sandler O'Neill provided its opinion for the information and assistance of Herald's Board of Directors for purposes of its evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, of the merger consideration to the holders of Herald common stock. Sandler O'Neill's opinion does not constitute a recommendation to any Herald shareholder as to how any such holder should vote or act with respect to the merger, any related matter or any other matter. In addition, Sandler O'Neill was not requested to opine as to, and its opinion does not in any manner address, Herald's underlying business decision to proceed with the merger.

        For further information, please see the discussion under the caption "The Merger—Opinion of Herald's Financial Advisor," commencing on Page [    •    ].

Herald's Directors and Executive Officers May Have Interests in the Merger that Differ from Your Interests (Page [    •    ])

        Certain members of the Herald management and Board of Directors have financial interests in the merger that are in addition to, and may be different from, any interests they may have as shareholders of Herald, generally. These interests include, among others, provisions in the merger agreement relating to indemnification of the directors and officers, accelerated vesting in stock options and restricted stock awards as the result of the change in control, the assumption of warrants to purchase shares of Herald common stock, and, subject to applicable regulatory approval, amended and restated employment agreements for each of Messrs. Nielsen, Carleton, and Perri that will take effect at the effective time of the merger and that provide for transaction bonuses as soon as practicable following the consummation of the merger, and retention bonuses that are payable one year following the merger. In addition, two significant Herald preferred and common shareholders, Palladium Equity Partners III, L.P. and SBAV, LP, will receive $2.3 million in cash in the aggregate in exchange for the release of certain rights under their existing stock purchase agreements with Herald. Representatives of Palladium Equity Partners III, L.P. (Justin Green) and SBAV, LP (Scott Arnold) are members of Herald's Board of Directors. The Herald Board was aware of these interests when approving the merger.

Comparative Market Prices of Securities (Page [    •    ])

        BankUnited, Inc.'s common stock is listed on the NYSE under the symbol "BKU." Herald's common stock is listed on the NYSE Amex exchange under the symbol "HNB." The following table presents the closing prices of BankUnited, Inc. common stock and Herald common stock on June 1, 2011, the last trading day before we announced the merger, and on [    •    ], the last practicable date before our printing of this proxy statement/prospectus. The table also presents the implied value of the merger consideration proposed for each share of Herald common and preferred stock on those dates, as determined by multiplying the closing price of BankUnited, Inc. common stock on those dates by 0.0990 and adding $1.35.

	BankUnited, Inc. Common Stock (NYSE: BKU)		Herald Common Stock (NYSE-AMEX: HNB)		Implied Value of One Herald Share
June 1, 2011		$28.11		$4.13		$4.13
[•]	$	[•]	$	[•]	$	[•]

        The market prices of both BankUnited, Inc. common stock and Herald common stock will fluctuate prior to the merger. You should obtain current stock price quotations for BankUnited, Inc. common stock and Herald common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.

Dividends (Page [    •    ])

        The payment, timing and amount of dividends by BankUnited, Inc. on its common stock or Herald on its preferred or common stock in the future, either before or after the merger is completed, are subject to the determination of the respective BankUnited, Inc. and Herald Boards of Directors and depend on cash requirements, the financial condition and earnings of BankUnited, Inc. and Herald, legal and regulatory considerations, and other factors. In addition, in the merger agreement Herald agreed not to make, declare, pay or set aside for payment any dividend on or in respect of, or declare any distribution on, any shares of Herald stock prior to the effective date of the merger.

The Merger Will Be Accounted for as a "Business Combination" (Page [    •    ])

        The merger will be treated as a "business combination" using the acquisition method of accounting with BankUnited, Inc. treated as the acquirer under generally accepted accounting principles, or "GAAP."

Special Meeting of Herald Shareholders (Page [    •    ])

        Herald plans to hold its special meeting of its shareholders on December 20, 2011, at 11:00 a.m. local time, at 623 Fifth Avenue, 11th Floor, New York, New York 10022. At the special meeting you will be asked to approve (i) the ratification and confirmation of the merger agreement, (ii) the adjournment, postponement, or continuation of the special meeting, if necessary, to solicit additional proxies in favor of the merger agreement, and (iii) by non-binding, advisory vote, certain compensation arrangements for Herald's named executive officers in connection with the merger.

        You can vote at the Herald special meeting of shareholders if you owned Herald preferred or common stock at the close of business on October 27, 2011. As of that date, there were approximately 12,217,868 shares of Herald common stock outstanding and entitled to vote, approximately 3,060,957 of which, or 25.05%, were owned beneficially or of record by directors and officers of Herald or their affiliates, and 4,684,928 shares of Herald preferred stock outstanding and entitled to vote on the matters described herein, approximately 4,224,589 of which, or 90.17%, were owned beneficially or of record by directors and officers of Herald or their affiliates. You can cast one vote for each share of Herald stock that you owned on that date.

Dissenters' and Appraisal Rights (Page [    •    ])

        Pursuant to Section 215a of Title 12 of the United States Code, referred to in this proxy statement/prospectus as "12 U.S.C. § 215a," Herald shareholders will, under the merger agreement, have the right to dissent from the merger and to receive, in lieu of the merger consideration described under "The Merger Agreement—Merger Consideration" beginning on Page [    •    ], payment in cash for the value of their shares of Herald common and preferred stock. Herald shareholders electing to do so must comply with the provisions of 12 U.S.C. § 215a in order to perfect their rights of appraisal. Herald shareholders who elect to exercise appraisal rights must vote against the proposal to ratify and confirm the merger agreement or give written notice in writing at or prior to the special meeting to the presiding officer that the shareholder dissents from the merger agreement and must comply with the provisions of 12 U.S.C. § 215a, in order to perfect their rights. Strict compliance with the statutory procedures in 12 U.S.C. § 215a is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

        We have included a copy of 12 U.S.C. § 215a as Annex C to this proxy statement/prospectus.

The Merger Requires the Approval of Holders of Two-Thirds of Herald's Outstanding Capital Stock (Page [    •    ])

        The merger agreement must be ratified and confirmed by the holders of two-thirds of the outstanding capital stock of Herald (i.e., Herald's preferred and common stock voting together as a single class). Herald is calling a special meeting of the preferred and common shareholders to consider and vote on the proposal to ratify and confirm the merger agreement. Herald's Board of Directors has fixed the close of business on October 27, 2011 as the record date for determining the Herald preferred and common shareholders entitled to receive notice of and to vote at the special meeting. As of that date, Herald directors and executive officers and their affiliates beneficially owned approximately 7,285,546, or 43.10%, of the shares entitled to vote at the Herald special meeting.

        At the same time BankUnited, Inc. and Herald entered into the merger agreement, BankUnited, Inc. entered into voting agreements with Herald's directors, certain of Herald's officers, and certain Herald shareholders represented on Herald's Board of Directors. Together, these persons had the right to vote approximately 43.10% of Herald's capital stock as of the date the merger agreement was signed.

Approval of the Non-Binding Proposal Regarding Certain Merger-Related Executive Compensation Arrangements Requires the Affirmative Vote of the Holders of a Majority of the Outstanding Shares of Herald Common Stock Entitled to Vote on the Matter (Page [    •    ])

        Approval of the non-binding proposal regarding certain merger-related executive compensation arrangements requires the affirmative vote of the holders of a majority of the outstanding shares of Herald common stock entitled to vote on the matter. Shareholders should note that the non-binding proposal regarding certain merger-related executive compensation arrangements is merely an advisory vote which will not be binding on Herald, Herald's Board of Directors, or BankUnited, Inc. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the non-binding, advisory vote, if the merger is consummated, Herald's named executive officers will be eligible to receive the various payments and benefits in accordance with the terms and conditions applicable to those arrangements.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (Page [    •    ])

        Currently, we expect to complete the merger by year-end 2011. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. The respective obligations of each of BankUnited, Inc. and Herald to complete the merger are subject to the satisfaction of the following conditions:

  •
  receipt of the requisite affirmative vote of the Herald shareholders on the merger agreement;

  •
  approval for the listing on the NYSE of the BankUnited, Inc. common stock to be issued in the merger;

  •
  the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose; and

  •
  receipt of required regulatory approvals and the absence of any injunction or other legal prohibition or restraint against the merger.

        The obligation of BankUnited, Inc. to complete the merger is also subject to the satisfaction, or waiver by BankUnited, Inc., of the following conditions:

  •
  the accuracy of the representations and warranties of Herald as of the date of the merger agreement and the effective time of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on Herald;

  •
  performance in all material respects by Herald of the obligations required to be performed by it at or prior to the effective time of the merger;

  •
  receipt by BankUnited, Inc. of an opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters;

  •
  the absence of any action taken or determination made, or any law enacted, entered, enforced or deemed applicable to the transactions contemplated by the merger agreement, by any governmental entity, in connection with the grant of a required regulatory approval, which imposes any restriction, requirement or condition that, individually or in the aggregate, would, after the merger, reasonably be expected to restrict or burden BankUnited, Inc. or any of its affiliates (i) in connection with the transactions contemplated by the merger agreement or (ii) with respect to the business or operations of BankUnited, Inc. or any of its affiliates that would, in the case of either (i) or (ii), have a material adverse effect on BankUnited, Inc. or any of its affiliates, in each case measured on a scale relative to Herald; and

  •
  BankUnited, Inc. having received, in form and substance satisfactory to BankUnited, Inc. in its sole good faith judgment, confirmation from applicable regulatory authorities that consummation of the transactions contemplated by the merger agreement will not cause BankUnited, Inc., its affiliates, or their respective "institution affiliated parties," in each case not affiliated with Herald prior to the merger, or payments or agreements in respect of any of them, to become subject to any restriction or prohibition provided in section 18(k) of the Federal Deposit Insurance Act, as amended, or the "FDIA," 12 C.F.R. Part 359, or any successor or similar law, rule, regulation, order or directive.

        The obligation of Herald to complete the merger is also subject to the satisfaction or waiver by Herald of the following conditions:

  •
  the accuracy of the representations and warranties of BankUnited, Inc. as of the date of the merger agreement and the effective time of the merger, other than those failures to be true and correct that would not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on BankUnited, Inc.;

  •
  performance in all material respects by BankUnited, Inc. of the obligations required to be performed by it at or prior to the effective time of the merger; and

  •
  receipt by Herald of an opinion of Luse Gorman Pomerenk & Schick, P.C. as to certain tax matters.

Termination of the Merger Agreement (Page [    •    ])

        The merger agreement can be terminated at any time prior to completion by mutual consent in a written instrument, if authorized by each of BankUnited, Inc.'s and Herald's Boards of Directors, or in the following circumstances:

  •
  by either Herald or BankUnited, Inc., if any of the required regulatory approvals are denied or completion of the merger has been prohibited or made illegal by a governmental entity (and the denial or prohibition is final and nonappealable);

  •
  by either Herald or BankUnited, Inc., if the merger has not been completed by June 2, 2012, unless the failure to complete the merger by that date is due to the terminating party's failure to abide by the merger agreement;

  •
  by either Herald or BankUnited, Inc., if there is a breach by the other party that would result in the failure of the conditions of the terminating party's obligation to complete the merger, unless the breach is capable of being, and is, cured within 30 days of written notice of the breach (provided that the terminating party is not then in material breach of the merger agreement);

  •
  by BankUnited, Inc., if Herald or Herald's Board of Directors (1) submits the merger agreement to its shareholders without a recommendation for approval, or otherwise withdraws or adversely modifies its recommendation for approval (or discloses such intention), or approves, endorses, or recommends to its shareholders an acquisition proposal other than the merger, (2) materially breaches its obligation to refrain from soliciting acquisition proposals, or (3) materially breaches its obligation to call the shareholder meeting described herein or prepare and mail to its shareholders the proxy statement/prospectus pursuant to the merger agreement;

  •
  by BankUnited, Inc., if Herald's shareholders fail to ratify and confirm the merger agreement at the Herald special meeting, or at any adjournment or postponement thereof; or

  •
  by BankUnited, Inc., if a tender or exchange offer for 20% or more of the outstanding shares of Herald common stock is commenced (other than by BankUnited, Inc. or its affiliates), and Herald's Board of Directors recommends that the Herald shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender or exchange offer within ten business days.

        Effect of Termination.    If the merger agreement is terminated, it will become void, and there will be no liability on the part of BankUnited, Inc. or Herald, except that (a) both BankUnited, Inc. and Herald will remain liable for any willful breach of the merger agreement and (b) designated provisions of the merger agreement, including with respect to the payment of fees and expenses and the confidential treatment of information, will survive the termination.

Termination Fees (Page [    •    ])

        If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Herald's Board of Directors, Herald will be required to pay BankUnited, Inc. a termination fee of $3,230,000. The termination fee could discourage other companies from seeking to acquire or merge with Herald.

        If the merger agreement is terminated because the merger was not completed by June 2, 2012, Herald's shareholders ratified and confirmed the merger agreement at least five business days prior to termination, and Herald was not in material breach of the agreement at the time of termination, then BankUnited, Inc. will be required to pay Herald a termination fee of $5,000,000. If the merger agreement is terminated under certain circumstances, BankUnited, Inc. will be required to pay certain of Herald's third-party litigation expenses.

Regulatory Approvals Required for the Merger (Page [    •    ])

        Each of BankUnited, Inc. and Herald has agreed to use its reasonable best efforts to obtain all regulatory approvals required to complete the merger and the other transactions contemplated by the merger agreement. These approvals include approval from the Board of Governors of the Federal System, which we refer to in this proxy statement/prospectus as the "Federal Reserve Board," and the Office of the Comptroller of the Currency, which we refer to in this proxy statement/prospectus as the "OCC," among others. BankUnited, Inc. and Herald have filed, or are in the process of filing, applications and notifications to obtain the required regulatory approvals. Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

The Rights of Herald Common and Preferred Shareholders Following the Merger Will Be Different (Page [    •    ])

        The rights of BankUnited, Inc. common stockholders are governed by Delaware law and by BankUnited, Inc.'s amended and restated certificate of incorporation and amended and restated by-laws. The rights of Herald common and preferred shareholders are governed by the laws of the United States, and by Herald's articles of association and by-laws. Upon the completion of the merger, the rights of Herald common and preferred shareholders will be governed by Delaware law and BankUnited, Inc.'s amended and restated certificate of incorporation and amended and restated by-laws.

The Parties to the Merger (Page [    •    ] and Page [    •    ])

BankUnited, Inc.
14817 Oak Lane
Miami Lakes, Florida 33016
(305) 569-2000

        BankUnited, Inc. was organized on April 28, 2009 as the holding company for BankUnited, a federally chartered, federally insured savings association headquartered in Miami Lakes, Florida. On May 21, 2009, BankUnited, Inc. was granted a savings association charter and the newly formed bank acquired substantially all of the assets and assumed all of the nonbrokered deposits and substantially all of the other liabilities of the Failed Bank from the Federal Deposit Insurance Corporation, which we refer to in this proxy statement/prospectus as the "FDIC," a transaction referred to as the "Acquisition." In connection with the Acquisition, BankUnited, Inc. entered into loss sharing agreements with the FDIC that cover single family residential mortgage loans, commercial real estate, commercial and industrial and consumer loans, certain investment securities and other real estate owned, collectively referred to as the "Covered Assets."

        BankUnited, Inc.'s wholly-owned subsidiaries include BankUnited and BankUnited Investment Services, Inc. Together with its subsidiaries, BankUnited, Inc. provides a full range of banking and related services to individual and corporate customers through 85 branch offices located in 13 Florida counties.

Merger Sub

        Merger Sub will be a national banking association that BankUnited, Inc. will organize solely for the purpose of consummating the merger.

Herald National Bank
623 Fifth Avenue
New York, New York, 10022
(212) 421-0030

        Herald is a national banking association and a full-service independent commercial bank headquartered in the economically active and diverse New York City metropolitan area. Herald's primary service area is comprised of New York, Kings, Nassau and western Suffolk counties. Herald's deposits are insured by the FDIC up to the maximum limits authorized under the FDIA. Herald offers a broad range of commercial and personal banking as well as wealth management services to small and mid-sized businesses, professional service firms, non-profit organizations, governmental entities and their owners, principals, senior managers and employees, who are presently underserved by the major money center banks that operate in the New York metropolitan market.

 RECENT DEVELOPMENTS

BankUnited, Inc. Third Quarter Results

        On October 27, 2011, BankUnited, Inc. reported its unaudited preliminary financial results for the third quarter of 2011.

        For the quarter ended September 30, 2011, BankUnited, Inc. reported net income of $45.6 million, or $0.45 per share. For the nine months ended September 30, 2011, after deducting a previously disclosed one-time charge of $110.4 million recorded in conjunction with BankUnited, Inc.'s initial public offering in the first quarter of 2011, BankUnited, Inc. reported net income of $21.9 million, or $0.20 per share, diluted. The $110.4 million charge, which is not deductible for tax purposes, reduced net income by $110.4 million, or $1.16 per share.

        For the quarter ended September 30, 2010, BankUnited, Inc. reported net income of $45.0 million, or $0.48 per share. For the nine months ended September 30, 2010, BankUnited, Inc. reported net income of $156.9 million, or $1.69 per share.

        All of the above earnings per share amounts reflect the 10-for-1 split of BankUnited, Inc.'s outstanding common shares effective January 10, 2011.

        BankUnited, Inc. also reported that:

  •
  Loans originated or purchased by BankUnited, Inc. and its subsidiaries since May 21, 2009, or "new loans," grew by $378.1 million during the third quarter. For the nine months ended September 30, 2011, new loans increased by $738.6 million to $1.3 billion, an annualized growth rate of 180%. For both the third quarter and year to date 2011, new loan growth has outpaced the resolution of Covered Loans (as defined on Page [    •    ]).

  •
  In the third quarter, core deposits, which BankUnited, Inc. defines as total deposits less certificates of deposit, grew $169.8 million, to $4.5 billion, as BankUnited, Inc. and its subsidiaries continued to transform their deposit base. For the nine months ended September 30, 2011, core deposits grew $548.8 million, an annualized growth rate of 18%, with non-interest bearing demand accounts growing at an annualized rate of 41%.

  •
  Book value and tangible book value per common share were $15.43 and $14.72, respectively, at September 30, 2011.

  •
  During the third quarter, BankUnited, Inc. filed applications to convert to a bank holding company, and to convert BankUnited, its wholly-owned thrift subsidiary, to a national commercial bank.

  •
  BankUnited, Inc. and its subsidiaries continued to expand their branch network, opening 2 branches during the third quarter, with 10 additional branch openings planned for the fourth quarter.

        The foregoing is only a summary and is not intended to be a comprehensive statement of BankUnited, Inc.'s unaudited preliminary financial results. BankUnited, Inc.'s third quarter 2011 earnings release was furnished as Exhibit 99.1 to the Current Report on Form 8-K furnished with the SEC on October 31, 2011.

Herald Third Quarter Results

        In a press release dated October 31, 2011, Herald reported its unaudited preliminary financial results for the third quarter of 2011.

        Herald reported that:

  •
  As of September 30, 2011, Herald recorded net income of $466,000 for the first nine months of 2011, reversing a loss of $5.5 million in the same period in 2010. For the quarter, net income was $184,000, versus $321,000 last year. Total assets as of September 30, 2011 increased to $486.7 million, up 10.80% from $439.3 million a year ago and up 0.03% from $486.6 million in the previous quarter.

  •
  Deposits at quarter's end were $414.1 million, of which 90% were core deposits and 34% were checking accounts. This represents an increase of 10.23% from $375.7 million a year ago and a moderate decline of 3.92% from $431.0 million at June 30, 2011.

  •
  Net interest margin in the third quarter improved to 4.11% from 4.02% in the second quarter. This compares to a margin of 4.10% in the third quarter last year.

  •
  Reflecting the continuing tight credit market, total loans declined incrementally by 0.22%, to $318.9 million at September 30, 2011, versus $319.6 million in the prior quarter. As compared to a year before, loans decreased 8.85% from $349.8 million.

  •
  Tier 1 leverage ratio improved to 10.94% as of September 30, 2011 from 10.58% at June 30, 2011 and 10.73% in the third quarter of last year. This level continues to exceed the minimum regulatory capital ratios applicable to Herald.

  •
  Nonperforming loans in the third quarter declined by 20.19% to $1.15 million from $1.44 million in the second quarter. Herald did not set aside a provision for loan and lease losses for the quarter ended September 30, 2011 as there was no loan growth during the quarter and asset quality improved.

        The foregoing is only a summary and is not intended to be a comprehensive statement of Herald's unaudited preliminary financial results. Herald's 2011 third quarter earnings release is available on Herald's website (www.heraldnb.com).

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

        The following table sets forth certain historical, pro forma and pro forma per equivalent share financial information for BankUnited, Inc. and Herald. The historical information is based on historical financial information and related notes that BankUnited, Inc. and Herald have presented in their prior filings with the SEC, in the case of BankUnited, Inc., and the OCC, in the case of Herald. You should read the financial information provided in the following table together with this historical financial information and related notes. The historical financial information is included as part of this prospectus/proxy statement. See "Financial Statements of BankUnited, Inc. and Herald," beginning on Page F-[    •    ] for this historical information. The pro forma and pro forma per equivalent share information give effect to the merger as if the merger had been effective on the date presented in the case of the book value data, and as if the merger had been effective as of January 1, 2010 in the case of the earnings per share and the cash dividends data. The pro forma data in the table assumes that the merger is accounted for using the acquisition method of accounting treating BankUnited, Inc. as the acquirer and is derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes of BankUnited, Inc. and Herald, which are included in this proxy statement/prospectus. The pro forma data combines the historical results of Herald into BankUnited, Inc.'s consolidated statement of income and, while certain adjustments were made for the estimated impact of certain fair valuation adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2010. Where applicable, calculations of the pro forma data are based on the closing price of BankUnited, Inc.'s common stock on November 4, 2011. The pro forma adjustments made are subject to change as additional information becomes available and as additional analyses are performed. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, nor the impact of possible business model changes. As a result, the pro forma results are not necessarily indicative of what would have occurred had the acquisition taken place on the assumed dates, nor do they represent an attempt to predict or suggest future results.

	BankUnited, Inc.
	At or for the Six Months Ended June 30, 2011		At or for the Year Ended December 31, 2010
	Historical Data	Pro-Forma Data	Historical Data	Pro-Forma Data
Book value per share	$15.18	$15.30	$13.48	$13.53
Cash dividends declared per share	$0.28	$0.28	$0.37	$0.36
Income (loss) per share, basic and diluted	$(0.25)	$(0.20)	$1.99	$1.89

	Herald
	At or for the Six Months Ended June 30, 2011		At or for the Year Ended December 31, 2010
	Historical Data	Equivalent Pro-Forma Data	Historical Data	Equivalent Pro-Forma Data
Book value per share	$3.09	$2.46	$3.00	$2.18
Cash dividends declared per share	—	$0.05	—	$0.06
Income (loss) per share, basic and diluted	$0.02	$(0.03)	$(0.50)	$0.30

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BANKUNITED, INC.

        You should read the following selected consolidated historical financial data in conjunction with the BankUnited, Inc. consolidated financial statements and the notes thereto which can be found in "Financial Statements of BankUnited, Inc. and Herald," beginning on Page F-[    •    ], and in conjunction with "Information About BankUnited, Inc.—Management's Discussion and Analysis of Financial Condition and Results of Operations—June 30, 2011" beginning on Page [    •    ] and "Information About BankUnited, Inc.—Management's Discussion and Analysis of Financial Condition and Results of Operations—December 31, 2010" beginning on Page [    •    ]. The selected consolidated historical financial data set forth below at December 31, 2010 and for the year then ended and at December 31, 2009 and for the period then ended, is derived from BankUnited, Inc.'s audited consolidated financial statements beginning on Page F-[    •    ]. The information set forth below, as of and for the six months ended June 30, 2011 and for the six months ended June 30, 2010, is derived from BankUnited, Inc.'s unaudited consolidated financial statements beginning on Page F-[    •    ]. Management of BankUnited, Inc. believes that such unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. You should not assume the results of operations for past periods or for the six months ended June 30, 2011 and 2010 are indicative of results that may be achieved in future periods.

        The selected consolidated historical financial data set forth below at September 30, 2008, 2007 and 2006, for the period from October 1, 2008 to May 21, 2009 and for the fiscal years ended September 30, 2008, 2007 and 2006 has been derived from the consolidated financial statements of BankUnited, FSB or the "Failed Bank." Neither BankUnited, Inc. nor BankUnited had any substantive operations prior to the Acquisition on May 21, 2009. Results of operations of BankUnited, Inc. for the post-Acquisition periods are not comparable to the results of operations of the Failed Bank for the pre-Acquisition periods. Results of operations for the post-Acquisition periods reflect, among other things, the acquisition method of accounting. See "Information About Bankunited, Inc.—Management's Discussion and Analysis of Financial Condition and Results of Operations—December 31, 2010—Periods Presented and Factors Affecting Comparability," on Page [    •    ].

	BankUnited, Inc.			Failed Bank
		At December 31,		At September 30,
	At June 30, 2011
		2010	2009	2008	2007	2006
	(unaudited)					(unaudited)
	(dollars in thousands, except per share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$343,759	$564,774	$356,215	$1,223,346	$512,885	$66,600
Investment securities available for sale, at fair value	3,769,368	2,926,602	2,243,143	755,225	1,098,665	1,520,294
Loans, net	3,761,626	3,875,857	4,588,898	11,249,367	12,561,693	11,400,706
FDIC indemnification asset	2,252,920	2,667,401	3,279,165	—	—	—
Goodwill and other intangible assets	68,835	69,011	60,981	28,353	28,353	28,353
Total assets	10,846,659	10,869,560	11,129,961	14,088,591	15,107,310	13,543,992
Deposits	6,824,649	7,163,728	7,666,775	8,176,817	7,305,788	6,110,855
Federal Home Loan Bank advances	2,245,744	2,255,200	2,079,051	5,279,350	6,234,360	5,174,350
Total liabilities	9,369,986	9,616,052	10,035,701	13,689,821	13,904,508	12,538,156
Total stockholders' equity	1,476,673	1,253,508	1,094,260	398,770	1,202,802	1,005,836

	BankUnited, Inc.				Failed Bank
				At or for the Period from April 28, 2009 to December 31, 2009(1)	At or for the Period from October 1, 2008 to May 21, 2009(1)
	At or for the Six Months Ended June 30, 2011	At or for the Six Months Ended June 30, 2010				At or for the Year Ended September 30,
			At or for the Year Ended December 31, 2010
						2008	2007	2006
	(unaudited)	(unaudited)						(unaudited)
	(dollars in thousands, except share data)
Consolidated Income Statement Data:
Interest income	$300,303	$273,585	$557,688	$335,524	$339,068	$834,460	$957,897	$712,807
Interest expense	70,654	84,909	168,200	83,856	333,392	555,594	604,558	442,333

Net interest income	229,649	188,676	389,488	251,668	5,676	278,866	353,339	270,474
Provision for loan losses	8,564	26,091	51,407	22,621	919,139	856,374	31,500	10,400

Net interest income (loss) after provision for loan losses	221,085	162,585	338,081	229,047	(913,463)	(577,508)	321,839	260,074
Non-interest income (loss)	117,120	166,205	297,779	253,636	(81,431)	(128,859)	28,367	32,598
Non-interest expense	300,228	140,135	323,320	283,262	238,403	246,480	185,634	136,668

Income (loss) before income taxes	37,977	188,655	312,540	199,421	(1,233,297)	(952,847)	164,572	156,004
Provision (benefit) for income before taxes	61,642	76,772	127,805	80,375	—	(94,462)	55,067	51,794

Net income (loss)	$(23,665)	$111,883	$184,735	$119,046	$(1,233,297)	$(858,385)	$109,505	$104,210

Share Data:
Earnings (loss) per common share, basic and diluted	$(0.25)	$1.20	$1.99	$1.29	$(12,332,970)	$(8,583,850)	$1,095,054	$1,042,100
Weighted average common shares outstanding	94,884,971	92,941,830	92,950,735	92,664,910	100	100	100	100
Cash dividends per common share	$0.28	$—	$0.37	$—	n/a	n/a	n/a	n/a
Other Data (unaudited):
Financial ratios
Return on average assets(2)	(0.44)%	1.98%	1.65%	1.69%	(14.26)%	(5.94)%	0.78%	0.86%
Return on average common stockholder's equity(2)	(3.37)%	19.25%	15.43%	18.98%	(2041.04)%	(75.43)%	10.04%	12.04%
Yield on earning assets(2)	7.70%	7.13%	7.23%	7.42%	3.91%	5.91%	6.96%	6.06%
Cost of interest bearing liabilities(2)	1.66%	1.81%	1.81%	1.39%	3.94%	4.36%	4.91%	4.16%
Interest rate spread(2)	6.04%	5.32%	5.42%	6.03%	(0.03)%	1.55%	2.05%	1.90%
Net interest margin(2)	5.87%	4.90%	5.05%	5.58%	0.06%	1.98%	2.57%	2.30%
Loan to deposit ratio(5)	55.95%	57.12%	54.92%	60.15%	128.73%	146.33%	172.74%	189.21%
Asset quality ratios
Non-performing loans to total loans(3)(5)	0.89%	0.55%	0.66%	0.38%	24.58%	11.98%	1.59%	0.18%
Non-performing assets to total assets(4)	1.62%	1.66%	2.14%	1.24%	23.53%	11.13%	1.51%	0.16%
Allowance for loan losses to total loans	1.48%	0.97%	1.48%	0.49%	11.14%	5.98%	0.46%	0.32%
Allowance for loan losses to non- performing loans(3)	167.35%	177.92%	226.35%	130.22%	45.33%	49.96%	29.15%	175.40%
Net charge-offs to average loans(2)	0.55%	0.33%	0.37%	—	5.51%	1.58%	0.08%	—
Capital ratios(6)
Tier 1 common capital to total risk weighted assets	40.62%	41.91%	41.30%	40.42%	n/a	4.90%	14.64%	13.79%
Tier 1 risk-based capital	40.62%	41.91%	41.30%	40.42%	n/a	4.90%	14.64%	13.79%
Total risk-based capital	41.50%	42.47%	42.04%	40.55%	n/a	6.21%	15.37%	14.28%
Tier 1 leverage	10.79%	9.76%	10.34%	8.78%	n/a	2.89%	7.84%	7.31%
Equity to assets ratio	13.61%	10.75%	11.53%	9.83%	n/a	2.83%	7.96%	7.43%

(1)
BankUnited, Inc. was incorporated on April 28, 2009, but neither BankUnited, Inc. nor BankUnited had any substantive operations prior to the Acquisition on May 21, 2009. The period from May 22, 2009 to December 31, 2009 contained 224 days. The period from October 1, 2008 to May 21, 2009 contained 233 days.

(2)
Ratio is annualized for the six month periods ended June 30, 2011 and 2010, for the period from October 1, 2008 to May 21, 2009 and for the period from May 22, 2009 to December 31, 2009. See note 1 above.

(3)
Non-performing loans include nonaccrual loans, loans past due 90 days or more and still accruing and, for the pre-Acquisition periods, certain other impaired loans still accruing interest. For the pre-Acquisition periods, restructured 1-4 single family residential loans in compliance with modified terms are excluded from non-performing loans. For the post-Acquisition periods, contractually delinquent ACI loans (as defined on Page [    •    ]) on which interest continues to be accreted are excluded from non-performing loans. The carrying value of ACI loans contractually delinquent by more than 90 days but still accruing was $0.5 billion, $0.7 billion and $1.2 billion at June 30, 2011, December 31, 2010 and December 31, 2009, respectively.

(4)
Non-performing assets include non-performing loans and OREO (as defined on Page [    •    ]).

(5)
Total loans is net of unearned discounts and deferred fees and costs.

(6)
All capital ratios presented are ratios of BankUnited except the equity to assets ratio, which is that of BankUnited, Inc.

 SELECTED HISTORICAL FINANCIAL DATA OF HERALD

        You should read the following selected historical financial data in conjunction with the Herald financial statements and the notes thereto which can be found in "Financial Statements of BankUnited, Inc. and Herald" beginning on Page F-[    •    ], and in conjunction with "Information About Herald—Management's Discussion and Analysis of Financial Condition and Results of Operations—June 30, 2011" beginning on Page [    •    ] and "Information About Herald—Management's Discussion and Analysis of Financial Condition and Results of Operations—December 31, 2010" beginning on Page [    •    ]. The selected historical financial data set forth below at December 31, 2010 and for the year then ended and at December 31, 2009 and 2008 and for the periods then ended, is derived from Herald's audited financial statements beginning on Page F-[    •    ]. The information set forth below, as of and for the six months ended June 30, 2011 and for the six months ended June 30, 2010, is derived from Herald's unaudited financial statements beginning on Page F-[    •    ]. Management of Herald believes that such unaudited financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. You should not assume the results of operations for past periods or for the six months ended June 30, 2011 and 2010 are indicative of results that may be achieved in future periods.

		At December 31,
	At June 30, 2011
		2010	2009	2008
	(unaudited)
	(dollars in thousands, except per share data)
Balance Sheet Data:
Total loans	$319,570	$332,909	$301,177	$10,249
Allowance for loan losses	6,112	6,404	4,127	105
Nonperforming assets	1,442	433	—	—
Securities available for sale	107,397	132,076	71,779	28,885
Securities held to maturity	16,203	16,657	41,515	—
Total assets	486,551	504,690	443,194	74,817
Total deposits	430,974	430,569	404,628	22,069
Stockholders' equity	52,313	50,679	35,226	50,430
Net interest margin	4.02%	4.10%	3.22%	1.34%
Cost of funds	1.22%	1.14%	1.86%	1.31%

	At or for the Six months ended June 30, 2011	At or for the Year ended December 31, 2010	At or for the Year ended December 31, 2009
	(unaudited)
	(dollars in thousands, except per share data)
Income Statement Data:
Interest income	$11,000	$22,390	$9,264
Interest expense	1,932	4,421	3,355

Net interest income	9,068	17,969	5,909
Provision for loan losses	100	4,357	4,022
Noninterest income	734	861	319
Noninterest expense	9,360	19,748	26,059

Pretax income (loss)	342	(5,275)	(23,853)
Tax expense	60	102	57

Net income (loss)	$282	$(5,377)	$(23,910)

Basic earnings (loss) per share	$0.02	$(0.50)	$(3.86)
Weighted average shares—basic	12,218	10,819	6,202
Capital Ratios:
Equity to Assets	10.75%	10.04%	7.95%
Tier 1 Leverage Ratio	10.58%	10.97%	8.52%
Tier 1 Risk-based Capital Ratio	15.86%	15.10%	10.63%
Total Risk-based Capital Ratio	17.11%	16.36%	11.88%

RISK FACTORS

        In addition to general investment risks and the other information contained in this proxy statement/prospectus, including the matters addressed under the heading "Cautionary Statement Regarding Forward-Looking Statements" commencing on Page [    •    ] and the matters discussed under the caption "Risk Factors" in the Annual Reports on Forms 10-K filed by BankUnited, Inc. and Herald, respectively, for the year ended December 31, 2010, as updated by subsequently filed Forms 10-Q and other reports filed with the SEC, in the case of BankUnited, Inc., and the OCC, in the case of Herald, you should carefully consider the following risk factors in deciding how to vote on the ratification and confirmation of the merger agreement.

Risks Associated with the Merger

Because the market price of BankUnited, Inc. common stock will fluctuate, Herald shareholders cannot be sure of the value of the merger consideration they will receive.

        Upon completion of the merger, each share of Herald preferred and common stock will be converted into merger consideration consisting of shares of BankUnited, Inc. common stock or cash pursuant to the terms of the merger agreement. The value of the merger consideration to be received by all Herald shareholders will be based on the average closing price of BankUnited, Inc. common stock on the NYSE during the ten trading days ending on the day before the completion of the merger. This average price may vary from the closing price of BankUnited, Inc. common stock on the date we announced the merger, on the date that this proxy statement/prospectus was mailed to Herald shareholders, and on the date of the special meeting of the Herald shareholders. Any change in the market price of BankUnited, Inc. common stock prior to completion of the merger will affect the value of the merger consideration that all Herald shareholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

        Accordingly, at the time of the Herald special meeting, Herald shareholders will not necessarily know or be able to calculate the amount of the cash consideration they would receive or the exchange ratio used to determine the number of any shares of BankUnited, Inc. common stock they would receive upon completion of the merger.

        See the table on Page [    •    ] for examples demonstrating how the 10 day average closing price of BankUnited, Inc. common stock will effect the value of the aggregate merger consideration to be received by all Herald shareholders and the merger consideration Herald shareholders will receive on a per share basis.

Herald shareholders may receive a form of consideration different from what they elect.

        While each Herald shareholder may elect to receive all cash or all BankUnited, Inc. common stock in the merger, the amounts of cash and BankUnited, Inc. common stock available for all Herald shareholders will be fixed amounts. As a result, if either a cash or stock election is oversubscribed by Herald shareholders, and you choose the election that is oversubscribed, you might receive a portion of your consideration in cash and a portion of your consideration in BankUnited, Inc. common stock or all of your consideration in either cash or BankUnited, Inc. common stock. Furthermore, the elections made with respect to Herald preferred stock will be given priority such that such elections will be given effect before determining the amount of cash and BankUnited, Inc. common stock that is available for distribution to Herald common shareholders.

If you tender shares of Herald common or preferred stock to make an election, you will not be able to sell those shares, unless you revoke your election prior to the election deadline.

        If you are a Herald shareholder and want to make a cash or stock election, you must deliver your stock certificates (or follow the procedures for guaranteed delivery) and a properly completed and signed form of election to the exchange agent. The deadline for doing this is 5:00 p.m., New York City time, on December 19, 2011, the day before the special meeting of Herald shareholders. Separate forms of election will be received, and should be completed, with respect to shares of Herald preferred stock and shares of Herald common stock. You will not be able to sell any shares of Herald common or preferred stock that you have delivered, unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in Herald common or preferred stock for any reason until you receive cash or BankUnited, Inc. common stock in the merger. In the time between delivery of your shares and the closing of the merger, the trading price or value of Herald preferred and common stock or BankUnited, Inc. common stock may decrease, and you might otherwise want to sell your Herald shares to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment.

        The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

Herald will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Herald and consequently on BankUnited, Inc. These uncertainties may impair Herald's ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with Herald to seek to change existing business relationships with Herald. Retention of certain employees by Herald may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with BankUnited, Inc. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with BankUnited, Inc., BankUnited, Inc.'s business following the merger could be harmed. In addition, the merger agreement restricts Herald from operating its business other than in the ordinary course, and prohibits it from taking specified actions until the merger occurs without the consent of BankUnited, Inc. These restrictions may prevent Herald from pursuing business opportunities that may arise prior to the completion of the merger. Please see the section entitled "Merger Agreement—Covenants and Agreements" commencing on Page [    •    ] of this proxy statement/prospectus for a description of the restrictive covenants applicable to Herald.

The opinion of Herald's financial advisor will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

        Herald has not obtained an updated opinion from its financial advisor as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Herald or BankUnited, Inc., general market and economic conditions and other factors that may be beyond the control of Herald or BankUnited, Inc., and on which Herald's financial advisor's opinion was based, may significantly alter the value of Herald or the prices of shares of BankUnited, Inc. common stock or Herald preferred or common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. For a description of the opinion that Herald received from its financial advisor, please refer to "The Merger—Opinion of Herald's Financial Advisor," commencing on Page [    •    ]. The complete opinion of Sandler O'Neill, Herald's financial advisor, can be found in Annex D. For a description of the other factors considered by Herald's Board of Directors in determining to approve the merger and the other transactions contemplated in the merger agreement, please refer to "The Merger—Background of the Merger," and "The Merger—Herald's Reasons for the Merger; Recommendation of Herald's Board of Directors," commencing on Page [    •    ] and Page [    •    ], respectively.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

        Before the merger may be completed, we must obtain various approvals or consents from the Federal Reserve Board and the OCC. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger agreement or the manner in which Herald or BankUnited, Inc. conducts it business. Although BankUnited, Inc. and Herald do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of BankUnited, Inc., any of which might have a material adverse effect on BankUnited, Inc. following the merger. BankUnited, Inc. may not be obligated to complete the merger if certain such conditions are imposed. See "The Merger Agreement—Conditions to Complete the Merger" commencing on Page [    •    ].

        There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed in connection with such approvals.

Pending litigation against Herald, the current members of Herald's Board of Directors, and BankUnited, Inc. could result in an injunction preventing completion of the merger, the payment of damages in the event the merger is completed and/or may adversely affect the combined company's business, financial condition or results of operations following the merger.

        In connection with the merger, purported shareholders of Herald filed putative shareholder class action lawsuits against Herald, the current members of Herald's Board of Directors, and BankUnited, Inc. Among other relief, the plaintiffs in these actions seek to enjoin the merger. On October 28, 2011, the plaintiffs and the defendants in these actions entered into a memorandum of understanding, which we generally refer to in this proxy statement/prospectus as the "MOU," contemplating that the parties to the MOU will enter into a stipulation of settlement. There can, however, be no assurance that the parties ultimately will enter into a stipulation of settlement or that any stipulation of settlement will receive court approval. One of the conditions to the closing of the merger is that no order, injunction or decree issued by any court or agency of competent jurisdiction prevents or makes illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement. If either of the plaintiffs obtains an injunction prohibiting the defendants from completing the merger, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected time frame. If completion of the merger is prevented or delayed, it could result in substantial costs to BankUnited, Inc. and Herald. In addition, BankUnited, Inc. and Herald could incur costs associated with the indemnification of Herald's directors and officers. See "The Merger—Litigation Relating to the Merger" on Page [    •    ].

Termination of the merger agreement could negatively impact Herald.

        If the merger agreement is terminated, there may be various consequences. For example, Herald's businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger, or the market price of Herald stock could decline to the extent that the current market price reflects a market assumption that the merger will be completed. If the merger agreement is terminated and Herald's Board of Directors seeks another merger or business combination, Herald shareholders cannot be certain that Herald will be able to find a party willing to pay an equivalent or greater price than the price BankUnited, Inc. has agreed to pay in the merger. See "The Merger Agreement—Termination of the Merger Agreement" commencing on Page [    •    ].

Some of the directors and executive officers of Herald may have interests and arrangements that may have influenced their decisions to support the merger or recommend that you ratify and confirm the merger agreement.

        The interests of some of the directors and executive officers of Herald may be different from those of Herald shareholders, and directors and officers of Herald may be participants in arrangements that are different from, or in addition to, those of Herald shareholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled "The Merger—Interests of Herald's Directors and Executive Officers in the Merger" beginning on Page [    •    ].

The shares of BankUnited, Inc. common stock to be received by Herald common and preferred shareholders as a result of the merger will have different rights from the shares of Herald common and preferred stock they currently hold.

        The rights associated with Herald common and preferred stock are different from the rights associated with BankUnited, Inc. common stock. See the section of this proxy statement/prospectus entitled "Comparison of Bankunited, Inc. Common Stockholder Rights to Herald Common and Preferred Shareholder Rights" beginning on Page [    •    ].

The market price of BankUnited, Inc. common stock after the merger may be affected by factors different from those affecting Herald common and preferred stock or BankUnited, Inc. common stock currently.

        The businesses of BankUnited, Inc. and Herald differ in several respects and, accordingly, the results of operations of the combined company and the market price of BankUnited, Inc.'s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations and market price of each of BankUnited, Inc. and Herald. For a discussion of the businesses of BankUnited, Inc. and Herald and of certain factors to consider in connection with those businesses, see "Information About BankUnited, Inc.—Information About BankUnited, Inc.'s Business" and "Information About Herald—Information About Herald's Business" on Page [    •    ] and Page [    •    ], respectively, and "Risk Factors" beginning on Page [    •    ].

Certain of BankUnited, Inc.'s key executives are subject to non-compete arrangements which purport to restrict them in their individual capacities from engaging in the consumer and commercial banking business in Herald's market.

        John A. Kanas, BankUnited, Inc.'s Chairman, President and Chief Executive Officer, and John Bohlsen, BankUnited, Inc.'s Vice Chairman and Chief Lending Officer and a director, are subject to non-compete agreements which expire in August 2012. These agreements purport to restrict Messrs. Kanas and Bohlsen in their individual capacities from engaging in the consumer and commercial banking businesses in New York. Until the expiration of these agreements, it is BankUnited, Inc.'s expectation that Herald will not be merged with, and will be held separately from, BankUnited, BankUnited, Inc.'s wholly-owned banking subsidiary. During that period, neither Mr. Kanas nor Mr. Bohlsen will be an officer, director or employee of Herald, nor will they have any decision-making authority with respect to or otherwise participate in the affairs of Herald. As a result, neither Mr. Kanas nor Mr. Bohlsen will be able to direct Herald's affairs or provide advice and guidance on matters involving Herald. Until the expiration of Messrs. Kanas's and Bohlsen's non-compete agreements, Herald's management will report to Rajinder P. Singh, BankUnited, Inc.'s Chief Operating Officer, who will report to Herald's Board of Directors. Subject to certain approvals and conditions, the merger agreement provides that Herald will be merged with and into BankUnited at the end of August 2012, and the parties expect such merger to occur at such time.

Herald common and preferred shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization.

        Herald's common shareholders currently have the right to vote in the election of the Board of Directors of Herald and on other matters affecting Herald. Herald's preferred shareholders may also have voting rights in certain circumstances. Upon the completion of the merger, each Herald shareholder that receives shares of BankUnited, Inc. common stock will become a stockholder of BankUnited, Inc. with a percentage ownership of the combined organization that is much smaller than the shareholder's percentage ownership of Herald. It is expected that the former common and preferred shareholders of Herald as a group will receive shares in the merger constituting less than 2% of the outstanding shares of BankUnited, Inc. common stock immediately after the merger. Because of this, Herald's shareholders will have significantly less influence on the management and policies of BankUnited, Inc. than they now have on the management and policies of Herald.

Risks Associated with BankUnited, Inc.'s Business

Failure to comply with the terms of BankUnited, Inc.'s and its subsidiaries' loss sharing agreements with the FDIC may result in significant losses.

        In May 2009, BankUnited purchased substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of the Failed Bank in an FDIC-assisted transaction, and presently a substantial portion of BankUnited's revenue is derived from such assets. The purchased loans, commitments, foreclosed assets, and certain securities are covered by two loss sharing agreements with the FDIC, which provide that a significant portion of the losses related to the assets covered by the loss sharing agreements will be borne by the FDIC. Under the loss sharing agreements, BankUnited is obligated to comply with certain loan servicing standards, including requirements to participate in government-sponsored loan modification programs. As these standards evolve, BankUnited may experience difficulties in complying with the requirements of the loss sharing agreements, which could result in the assets covered by the loss sharing agreements losing some or all of their coverage. BankUnited is subject to audits of its compliance with the terms of the loss sharing agreements by the FDIC through its designated agent. The required terms of the agreements are extensive and failure to comply with any of the guidelines could result in a specific asset or group of assets losing their loss sharing coverage.

The geographic concentration of BankUnited, Inc.'s and its subsidiaries' markets in the coastal regions of Florida makes BankUnited, Inc.'s and its subsidiaries' business highly susceptible to local economic conditions and natural disasters.

        Unlike larger financial institutions that are more geographically diversified, BankUnited, Inc.'s and its subsidiaries' branch offices are primarily concentrated in the coastal regions of Florida. Additionally, a significant portion of BankUnited, Inc.'s and its subsidiaries' loans secured by real estate are secured by commercial and residential properties in Florida. The Florida economy and BankUnited, Inc.'s and its subsidiaries' market in particular have been affected by the downturn in commercial and residential property values, and the decline in real estate values in Florida during the downturn has been higher than the national average. Additionally, the Florida economy relies heavily on tourism and seasonal residents, which have also been affected by recent market disruptions. Continued deterioration in economic conditions in the markets BankUnited, Inc. serves or the occurrence of a natural disaster, such as a hurricane, or a man-made catastrophe, such as the Gulf of Mexico oil spill, could result in one or more of the following:

  •
  an increase in loan delinquencies;

  •
  an increase in problem assets and foreclosures;

  •
  a decrease in the demand for BankUnited, Inc.'s and its subsidiaries' products and services; or

  •
  a decrease in the value of collateral for loans, especially real estate, in turn reducing customers' borrowing power, the value of assets associated with problem loans and collateral coverage.

        Hurricanes and other catastrophes to which BankUnited, Inc.'s and its subsidiaries' markets in the coastal regions of Florida are susceptible also can disrupt BankUnited, Inc.'s and its subsidiaries' operations, result in damage to BankUnited, Inc.'s and its subsidiaries' properties, reduce or destroy the value of collateral and negatively affect the local economies in which BankUnited, Inc. and its subsidiaries operate, which could have a material adverse effect on BankUnited, Inc.'s and its subsidiaries' results of operations.

        A decline in existing and new real estate sales decreases lending opportunities, may delay the collection of BankUnited's cash flow from the loss sharing agreements, and negatively affects BankUnited, Inc.'s and its subsidiaries' income. BankUnited, Inc. does not anticipate that the real estate market will improve in the near-term and, accordingly, this could lead to additional valuation adjustments on BankUnited, Inc.'s and its subsidiaries' loan portfolios.

Delinquencies and defaults in residential mortgages have recently increased, creating a backlog in courts and an increase in the amount of legislative action that might restrict or delay BankUnited, Inc.'s and its subsidiaries' ability to foreclose and hence delay the collection of payments for single family residential loans under the loss sharing agreements.

        For the single family residential loans covered by the loss sharing agreements, BankUnited cannot collect loss share payments until BankUnited liquidates the properties securing those loans. These loss share payments could be delayed by an extended foreclosure process, including delays resulting from a court backlog, local or national foreclosure moratoriums or other delays, and these delays could have a material adverse effect on BankUnited, Inc.'s and its subsidiaries' results of operations. Homeowner protection laws may also delay the initiation or completion of foreclosure proceedings on specified types of residential mortgage loans. Any such limitations are likely to cause delayed or reduced collections from mortgagors. Any restriction on BankUnited, Inc.'s or its subsidiaries' ability to foreclose on a loan, any requirement that BankUnited, Inc. and its subsidiaries forgo a portion of the amount otherwise due on a loan or any requirement that BankUnited, Inc. and its subsidiaries modify any original loan terms could negatively impact BankUnited, Inc.'s and its subsidiaries' business, financial condition, liquidity, and results of operations.

BankUnited, Inc.'s and its subsidiaries' loan portfolio has and will continue to be affected by the ongoing correction in residential and commercial real estate prices and reduced levels of residential and commercial real estate sales.

        Soft residential and commercial real estate markets, higher delinquency and default rates, and increasingly volatile and constrained secondary credit markets have affected the mortgage industry generally, and Florida in particular, which is where BankUnited, Inc.'s and its subsidiaries' businesses are currently most heavily concentrated. BankUnited, Inc.'s and its subsidiaries' financial results may be adversely affected by changes in real estate values. BankUnited, Inc. and its subsidiaries make credit and reserve decisions based on the current conditions of borrowers or projects combined with BankUnited, Inc.'s and its subsidiaries' expectations for the future. If the slowdown in the real estate market continues, BankUnited, Inc. and its subsidiaries could experience higher charge-offs and delinquencies beyond that which is provided in the allowance for loan losses. Although BankUnited, Inc. and its subsidiaries have the loss sharing agreements with the FDIC, these agreements do not cover 100% of the losses attributable to the assets covered by those agreements. In addition, the loss sharing agreements will not mitigate any losses on BankUnited, Inc.'s and its subsidiaries' assets which are not covered by those agreements and BankUnited, Inc.'s and its subsidiaries' earnings could be adversely affected through a higher than anticipated provision for loan losses on such assets.

BankUnited, Inc.'s and its subsidiaries' business is highly susceptible to credit risk on the assets not covered by the loss sharing agreements.

        As lenders, BankUnited, Inc. and its subsidiaries are exposed to the risk that their customers will be unable to repay their loans according to their terms and that the collateral securing the payment of their loans (if any) may not be sufficient to assure repayment. Similarly, BankUnited Inc. and its subsidiaries have credit risk embedded in their securities portfolio. BankUnited, Inc.'s and its subsidiaries' credit standards, procedures and policies may not prevent them from incurring substantial credit losses, particularly in light of market developments in recent years. Recent economic and market developments and the potential for continued economic disruption present considerable risks to BankUnited, Inc. and its subsidiaries and it is difficult to determine the depth and duration of the economic and financial market problems and the many ways in which they may impact BankUnited, Inc.'s and its subsidiaries' business in general. The loss sharing agreements only cover certain assets acquired in the Acquisition, and credit losses on assets not covered by the loss sharing agreements could have a material adverse effect on BankUnited, Inc.'s and its subsidiaries' operating results.

Changes in interest rates could have an adverse impact on BankUnited, Inc.'s and its subsidiaries' results of operations and financial condition.

        BankUnited, Inc.'s and its subsidiaries' earnings and cash flows depend to a great extent upon the level of their net interest income. Changes in interest rates can increase or decrease their net interest income, because different types of assets and liabilities may react differently, and at different times, to market interest rate changes. Net interest income is the difference between the interest income BankUnited, Inc. and its subsidiaries earn on loans, investments and other interest earning assets, and the interest BankUnited, Inc. and its subsidiaries pay on interest bearing liabilities, such as deposits and borrowings. When interest bearing liabilities mature or reprice more quickly than interest earning assets in a period, an increase in interest rates could reduce net interest income. Similarly, when interest earning assets mature or reprice more quickly than interest bearing liabilities, falling interest rates could reduce net interest income. Additionally, an increase in interest rates may, among other things, reduce the demand for loans and BankUnited, Inc.'s and its subsidiaries' ability to originate loans and decrease loan repayment rates. A decrease in the general level of interest rates may affect BankUnited, Inc. and its subsidiaries through, among other things, increased prepayments on BankUnited, Inc.'s and its subsidiaries' loan and mortgage-backed securities portfolios and increased competition for deposits. Accordingly, changes in the level of market interest rates affect BankUnited, Inc.'s and its subsidiaries' net yield on interest earning assets, loan origination volume, loan and mortgage-backed securities portfolios, and their overall results. Interest rates are highly sensitive to many factors beyond BankUnited, Inc.'s and its subsidiaries' control, including general economic conditions and policies of various governmental and regulatory agencies, particularly the Federal Reserve.

        BankUnited, Inc. and its subsidiaries attempt to manage their risk from changes in market interest rates by adjusting the rates, maturity, repricing, and balances of the different types of interest-earning assets and interest bearing liabilities; however, interest rate risk management techniques are not precise, and BankUnited, Inc. and its subsidiaries may not be able to successfully manage their interest rate risk. As a result, a rapid increase or decrease in interest rates could have an adverse effect on their net interest margin and results of operations.

BankUnited, Inc. and its subsidiaries depend on BankUnited, Inc.'s and its subsidiaries' executive officers and key personnel to continue the implementation of BankUnited, Inc.'s and its subsidiaries' long-term business strategy and could be harmed by the loss of their services.

        BankUnited, Inc. and its subsidiaries believe that their continued growth and future success will depend in large part on the skills of their senior management team. BankUnited, Inc. and its subsidiaries believe their senior management team possesses valuable knowledge about and experience in the banking industry and that their knowledge and relationships would be very difficult to replicate. Although BankUnited, Inc.'s and its subsidiaries' senior management team has entered into employment agreements with BankUnited, Inc. and its subsidiaries, they may not complete the term of their employment agreements or renew them upon expiration. BankUnited, Inc.'s and its subsidiaries' success also depends on the experience of their branch managers and lending officers and on their relationships with the customers and communities they serve. The loss of service of one or more of BankUnited, Inc.'s and its subsidiaries' executive officers or key personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on BankUnited, Inc.'s and its subsidiaries' business, financial condition, or operating results and the value of BankUnited, Inc.'s and its subsidiaries' common stock.

        As discussed on Page [    •    ], until August 2012, certain of BankUnited, Inc.'s senior executive officers will not participate in the affairs of Herald.

BankUnited, Inc.'s and its subsidiaries' allowance for credit losses may not be adequate to cover actual credit losses.

        BankUnited, Inc.'s and its subsidiaries' maintain an allowance for loan losses that represents management's estimate of probable losses inherent in BankUnited, Inc.'s and its subsidiaries' credit portfolio. This estimate requires management to make certain assumptions and involves a high degree of judgment, particularly as BankUnited, Inc.'s and its subsidiaries' originated loan portfolio is not yet seasoned and has not yet developed an observable loss trend and the loans covered by the loss sharing agreements that did not exhibit evidence of deterioration in credit quality at acquisition, or "non-ACI" loans, have limited delinquency statistics. Management considers numerous factors, including, but not limited to, internal risk ratings, loss forecasts, collateral values, geographic location, borrower FICO scores, delinquency rates, the proportion of non-performing and restructured loans in the loan portfolio, origination channels, product mix, underwriting practices, industry conditions, economic trends and net charge-off trends.

        If management's assumptions and judgments prove to be incorrect, BankUnited, Inc.'s and its subsidiaries' current allowance may be insufficient and BankUnited, Inc. and its subsidiaries may be required to increase their allowance for loan losses. In addition, federal and state regulators periodically review BankUnited, Inc.'s and its subsidiaries' allowance for loan losses and may require BankUnited, Inc. and its subsidiaries to increase their provision for loan losses or recognize further loan charge-offs, based on judgments different than those of BankUnited, Inc.'s and its subsidiaries' management. Continued adverse economic conditions could make management's estimate even more complex and difficult to determine. Any increase in BankUnited, Inc.'s and its subsidiaries' allowance for loan losses will result in a decrease in net income and capital and could have a material adverse effect on their financial condition and results of operations. See "Information About BankUnited, Inc.—Management's Discussion and Analysis of Financial Condition and Results of Operations—June 30, 2011—Analysis of the Allowance for Loan Losses," "Information About BankUnited, Inc.—Management's Discussion and Analysis of Financial Condition and Results of Operations—December 31, 2010—Analysis of the Allowance for Loan Losses," and "Information About BankUnited, Inc.—Management's Discussion and Analysis of Financial Condition and Results of Operations—December 31, 2010—Critical Accounting Policies and Estimates—Accounting for Covered Loans" commencing on Page [    •    ], Page [    •    ], and Page [    •    ], respectively.

BankUnited, Inc. and its subsidiaries may not be able to find suitable acquisition candidates and may be unable to manage their growth due to acquisitions.

        A key component of BankUnited, Inc.'s and its subsidiaries' growth strategy, including in New York, which market BankUnited, Inc. is first entering through its acquisition of Herald, is to pursue acquisitions of complementary businesses, like Herald's. As consolidation of the banking industry continues, the competition for suitable acquisition candidates may increase. BankUnited, Inc. and its subsidiaries compete with other banking companies for acquisition opportunities and there are a limited number of candidates that meet their acquisition criteria. Consequently, BankUnited, Inc. and its subsidiaries may not be able to identify other suitable candidates for acquisitions. If BankUnited, Inc. and its subsidiaries are unable to locate other suitable acquisition candidates willing to sell on terms acceptable to them, their net income could decline and they would be required to find other methods to grow their business.

        Even if other suitable candidates are identified and BankUnited, Inc. and its subsidiaries succeed in consummating future acquisitions, acquisitions involve risks that the acquired business may not achieve anticipated revenue, earnings or cash flows. There may also be unforeseen liabilities relating to the acquired institution or arising out of the acquisition, asset quality problems of the acquired entity, difficulty operating in markets in which BankUnited, Inc. and its subsidiaries have had no or only limited experience and other conditions not within their control, such as adverse personnel relations, loss of customers because of change in identity, and deterioration in local economic conditions.

        In addition, the process of integrating acquired entities will divert significant management time and resources. BankUnited, Inc. and its subsidiaries may not be able to integrate successfully or operate profitably any financial institutions they may acquire. They may experience disruption and incur unexpected expenses in integrating acquisitions. Any acquisitions they do make may not enhance their cash flows, business, financial condition, results of operations, or prospects and may have an adverse effect on their results of operations, particularly during periods in which the acquisitions are being integrated into BankUnited, Inc.'s and its subsidiaries' operations.

BankUnited, Inc. and its subsidiaries face significant competition from other financial institutions and financial services providers, which may decrease BankUnited, Inc.'s and its subsidiaries' growth or profits.

        The primary market BankUnited, Inc. and its subsidiaries serve is Florida. Consumer and commercial banking in Florida is highly competitive. BankUnited, Inc.'s and its subsidiaries' market contains not only a large number of community and regional banks, but also a significant presence of the country's largest commercial banks. BankUnited, Inc. and its subsidiaries compete with other state and national financial institutions located in Florida and adjoining states as well as savings and loan associations, savings banks and credit unions for deposits and loans. In addition, they compete with financial intermediaries, such as consumer finance companies, mortgage banking companies, insurance companies, securities firms, mutual funds, and several government agencies as well as major retailers, all actively engaged in providing various types of loans and other financial services.

        The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting), and merchant banking. Increased competition among financial services companies due to the recent consolidation of certain competing financial institutions may adversely affect BankUnited, Inc.'s and its subsidiaries' ability to market their products and services. Also, technology has lowered barriers to entry and made it possible for banks to compete in BankUnited, Inc.'s and its subsidiaries' market without a retail footprint by offering competitive rates, as well as non-banks to offer products and services traditionally provided by banks. Many of BankUnited, Inc.'s and its subsidiaries' competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may offer a broader range of products and services as well as better pricing for certain products and services than BankUnited, Inc. and its subsidiaries can.

        BankUnited, Inc.'s and its subsidiaries' ability to compete successfully depends on a number of factors, including:

  •
  the ability to develop, maintain and build upon long-term customer relationships based on quality service, high ethical standards and safe and sound assets;

  •
  the ability to attract and retain qualified employees to operate BankUnited, Inc.'s and its subsidiaries' business effectively;

  •
  the ability to expand BankUnited, Inc.'s and its subsidiaries' market position;

  •
  the scope, relevance, and pricing of products and services offered to meet customer needs and demands;

  •
  the rate at which BankUnited, Inc. and its subsidiaries introduce new products and services relative to BankUnited, Inc.'s and its subsidiaries' competitors;

  •
  customer satisfaction with BankUnited, Inc.'s and its subsidiaries' level of service; and

  •
  industry and general economic trends.

        Failure to perform in any of these areas could significantly weaken BankUnited, Inc.'s and its subsidiaries' competitive position, which could adversely affect BankUnited, Inc.'s and its subsidiaries' growth and profitability, which, in turn, could harm their business, financial condition, and results of operations.

Since BankUnited, Inc. and its subsidiaries engage in lending secured by real estate and may be forced to foreclose on the collateral property and own the underlying real estate, BankUnited, Inc. and its subsidiaries may be subject to the increased costs and risks associated with the ownership of real property, which could have an adverse effect on their business or results of operations.

        A significant portion of BankUnited, Inc.'s and its subsidiaries' loan portfolio is secured by real property. During the ordinary course of business, BankUnited, Inc. and its subsidiaries may foreclose on and take title to properties securing certain loans, in which case, they are exposed to the risks inherent in the ownership of real estate. The amount that they, as a mortgagee, may realize after a default is dependent upon factors outside of BankUnited, Inc.'s and its subsidiaries' control, including:

  •
  general or local economic conditions;

  •
  environmental cleanup liability;

  •
  neighborhood values;

  •
  interest rates;

  •
  real estate tax rates;

  •
  operating expenses of the mortgaged properties;

  •
  supply of and demand for rental units or properties;

  •
  ability to obtain and maintain adequate occupancy of the properties;

  •
  zoning laws;

  •
  governmental rules, regulations, and fiscal policies; and

  •
  hurricanes or other natural or man-made disasters.

        Certain expenditures associated with the ownership of real estate, principally real estate taxes and maintenance costs, may also adversely affect BankUnited, Inc.'s and its subsidiaries' operating expenses.

BankUnited, Inc. and its subsidiaries are dependent on their information technology and telecommunications systems and third-party servicers, and systems failures, interruptions or breaches of security could have an adverse effect on their financial condition and results of operations.

        BankUnited, Inc.'s and its subsidiaries' businesses are highly dependent on the successful and uninterrupted functioning of their information technology and telecommunications systems and third-party servicers. BankUnited, Inc. and its subsidiaries outsource their major systems including their electronic funds transfer, or "EFT," transaction processing, cash management and online banking services. They rely on these systems to process new and renewal loans, gather deposits, provide customer service, facilitate collections and share data across BankUnited, Inc.'s and its subsidiaries' organization. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt BankUnited, Inc.'s and its subsidiaries' operations. Because BankUnited, Inc.'s and its subsidiaries' information technology and telecommunications systems interface with and depend on third-party systems, BankUnited, Inc. and its subsidiaries could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. If sustained or repeated, a system failure or service denial could result in a deterioration of BankUnited, Inc.'s and its subsidiaries' ability to process new and renewal loans, gather deposits and provide customer service, compromise their ability to operate effectively, damage their reputation, result in a loss of customer business, and/or subject them to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on their financial condition and results of operations.

        In addition, BankUnited, Inc. and its subsidiaries provide their customers the ability to bank remotely, including online and over the telephone. The secure transmission of confidential information over the Internet and other remote channels is a critical element of remote banking. BankUnited, Inc.'s and its subsidiaries' network could be vulnerable to unauthorized access, computer viruses, phishing schemes and other security breaches. They may be required to spend significant capital and other resources to protect against the threat of security breaches and computer viruses, or to alleviate problems caused by security breaches or viruses. To the extent that BankUnited, Inc.'s and its subsidiaries' activities or the activities of their customers involve the storage and transmission of confidential information, security breaches and viruses could expose BankUnited, Inc. and its subsidiaries to claims, litigation and other possible liabilities. Any inability to prevent security breaches or computer viruses could also cause existing customers to lose confidence in BankUnited, Inc.'s and its subsidiaries' systems and could adversely affect their reputation and their ability to generate business.

BankUnited is a de novo bank, which could be mistaken for BankUnited, FSB, and this and other reputational risks could affect BankUnited, Inc.'s and its subsidiaries' results.

        BankUnited was established as a de novo federal savings association in order to participate in the FDIC-assisted acquisition of the Failed Bank. There is a reputational risk in being incorrectly associated with the Failed Bank. BankUnited, Inc.'s and its subsidiaries' ability to originate and maintain accounts is highly dependent upon consumer and other external perceptions of their business practices and/or their financial health. Adverse perceptions regarding their business practices and/or BankUnited, Inc.'s and its subsidiaries' financial health could damage their reputation in both the customer and funding markets, leading to difficulties in generating and maintaining accounts as well as in financing them. Adverse developments with respect to the consumer or other external perceptions regarding the practices of BankUnited, Inc.'s and its subsidiaries' competitors, or BankUnited, Inc.'s and its subsidiaries' industry as a whole, may also adversely impact BankUnited, Inc.'s and its subsidiaries' reputation. In addition, adverse reputational impacts on third parties with whom BankUnited, Inc. and its subsidiaries have important relationships may also adversely impact their reputation. Adverse reputational impacts or events may also increase BankUnited, Inc.'s and its subsidiaries' litigation risk. BankUnited, Inc. and its subsidiaries carefully monitor internal and external developments for areas of potential reputational risk and have established governance structures to assist in evaluating such risks in BankUnited, Inc.'s and its subsidiaries' business practices and decisions.

BankUnited Investment Services offers third-party products including mutual funds, annuities, life insurance, individual securities and other wealth management services which could experience significant declines in value, subjecting BankUnited, Inc. and its subsidiaries to reputational damage and litigation risk.

        Through BankUnited, Inc.'s subsidiary, BankUnited Investment Services, BankUnited, Inc. and its subsidiaries offer third-party products including mutual funds, annuities, life insurance, individual securities and other wealth management products and services. If these products do not generate competitive risk-adjusted returns that satisfy clients in a variety of asset classes, BankUnited, Inc. and its subsidiaries will have difficulty maintaining existing business and attracting new business. Additionally, BankUnited, Inc.'s and its subsidiaries' investment services businesses involve the risk that clients or others may sue BankUnited, Inc. or its subsidiaries, claiming that BankUnited, Inc. or its subsidiaries have failed to perform under a contract or otherwise failed to carry out a duty owed to them. BankUnited, Inc.'s and its subsidiaries' investment services businesses are particularly subject to this risk and this risk may be heightened during periods when credit, equity or other financial markets are deteriorating in value or are particularly volatile, or when clients or investors are experiencing losses. Significant declines in the performance of these third-party products could subject BankUnited, Inc. and its subsidiaries to reputational damage and litigation risk.

Risks Relating to the Regulation of BankUnited, Inc.'s Industry

The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 may have a material effect on BankUnited, Inc.'s and its subsidiaries' operations.

        On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which we refer to in this proxy statement/prospectus as the "Dodd-Frank Act," which imposes significant regulatory and compliance changes. The key effects of the Dodd-Frank Act on BankUnited, Inc.'s and its subsidiaries' businesses are:

  •
  changes to the thrift supervisory structure;

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  changes to regulatory capital requirements;

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  creation of new government regulatory agencies;

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  limitation on federal preemption;

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  changes in insured depository institution regulations; and

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  mortgage loan origination and risk retention.

        The changes resulting from the Dodd-Frank Act may impact the profitability of BankUnited, Inc.'s and its subsidiaries' business activities, require changes to certain of their business practices, impose upon them more stringent capital, liquidity and leverage requirements or otherwise adversely affect their business. These changes may also require BankUnited, Inc. and its subsidiaries to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements or with any future changes in laws or regulations may negatively impact BankUnited, Inc.'s and its subsidiaries' results of operations and financial condition. For a more detailed description of the Dodd-Frank Act, see "Information About BankUnited, Inc.—Information About BankUnited, Inc.'s Business—Regulation and Supervision" commencing on Page [    •    ] for more information.

BankUnited, Inc. and its subsidiaries operate in a highly regulated environment and the laws and regulations that govern their operations, corporate governance, executive compensation and accounting principles, or changes in them, or BankUnited, Inc.'s and its subsidiaries' failure to comply with them, may adversely affect us.

        BankUnited, Inc. and its subsidiaries are subject to extensive regulation, supervision, and legislation that govern almost all aspects of their operations. Intended to protect customers, depositors, and deposit insurance funds, these laws and regulations, among other matters, prescribe minimum capital requirements, impose limitations on the business activities in which BankUnited, Inc. and its subsidiaries can engage, limit the dividend or distributions that BankUnited can pay to BankUnited, Inc., restrict the ability of institutions to guarantee BankUnited, Inc.'s and its subsidiaries' debt, and impose certain specific accounting requirements on BankUnited, Inc. and its subsidiaries that may be more restrictive and may result in greater or earlier charges to earnings or reductions in BankUnited, Inc.'s and its subsidiaries' capital than generally accepted accounting principles. Compliance with laws and regulations can be difficult and costly, and changes to laws and regulations often impose additional compliance costs. BankUnited, Inc.'s and its subsidiaries' failure to comply with these laws and regulations, even if the failure follows good faith effort or reflects a difference in interpretation, could subject BankUnited, Inc. and its subsidiaries to restrictions on their business activities, fines and other penalties, any of which could adversely affect BankUnited, Inc.'s and its subsidiaries' results of operations, capital base, and the price of their securities. Further, any new laws, rules and regulations could make compliance more difficult or expensive or otherwise adversely affect BankUnited, Inc.'s and its subsidiaries' business and financial condition.

The FDIC's restoration plan and the related increased assessment rate could adversely affect BankUnited, Inc.'s and its subsidiaries' earnings.

        Market developments have significantly depleted the FDIC's deposit insurance fund, which we refer to in this proxy statement/prospectus as the "DIF," and reduced the ratio of reserves to insured deposits. As a result of recent economic conditions and the enactment of the Dodd-Frank Act, the FDIC has increased the deposit insurance assessment rates and thus raised deposit premiums for insured depository institutions. If these increases are insufficient for the DIF to meet its funding requirements, further special assessments or increases in deposit insurance premiums may be required. BankUnited, Inc. and its subsidiaries are generally unable to control the amount of premiums that they are required to pay for FDIC insurance. If there are additional bank or financial institution failures, BankUnited, Inc. and its subsidiaries may be required to pay even higher FDIC premiums than the recently increased levels. Any future additional assessments, increases or required prepayments in FDIC insurance premiums may materially adversely affect results of operations.

Federal banking agencies periodically conduct examinations of BankUnited, Inc.'s and its subsidiaries' business, including compliance with laws and regulations, and failure to comply with any supervisory actions to which BankUnited, Inc. and its subsidiaries are or become subject as a result of such examinations may adversely affect BankUnited, Inc. and its subsidiaries.

        Federal banking agencies, including the Federal Reserve and the OCC, periodically conduct examinations of BankUnited, Inc.'s and its subsidiaries' business, including compliance with laws and regulations. If, as a result of an examination, a federal banking agency were to determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of BankUnited, Inc.'s and its subsidiaries' operations had become unsatisfactory, or that BankUnited, Inc. and its subsidiaries or their management was in violation of any law or regulation, it may take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin "unsafe or unsound" practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in BankUnited's capital, to restrict BankUnited, Inc.'s and its subsidiaries' growth, to assess civil monetary penalties against BankUnited, Inc.'s and its subsidiaries' officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate BankUnited's deposit insurance. If BankUnited, Inc. and its subsidiaries become subject to such regulatory actions, BankUnited, Inc.'s and its subsidiaries' business, results of operations, and reputation may be negatively impacted.

Many of BankUnited, Inc.'s and its subsidiaries' new activities and expansion plans require regulatory approvals, and failure to obtain them may restrict BankUnited, Inc.'s and its subsidiaries' growth.

        BankUnited, Inc. and its subsidiaries intend to complement and expand their business by pursuing strategic acquisitions of banks and other financial institutions. They must generally receive federal regulatory approval before they can acquire an institution or business. In determining whether to approve a proposed acquisition, federal bank regulators will consider, among other factors, the effect of the acquisition on the competition, the impact of the acquisition on U.S. financial stability, BankUnited, Inc.'s and its subsidiaries' financial condition, and their future prospects. The regulators also review current and projected capital ratios and levels, the competence, experience, and integrity of management and its record of compliance with laws and regulations, the convenience and needs of the communities to be served (including the acquiring institution's record of compliance under the Community Reinvestment Act) and the effectiveness of the acquiring institution in combating money laundering activities. Such regulatory approvals may not be granted on terms that are acceptable to BankUnited, Inc. and its subsidiaries, or at all. BankUnited, Inc. and its subsidiaries may also be required to sell branches as a condition to receiving regulatory approval, which condition may not be acceptable to them or, if acceptable to them, may reduce the benefit of any acquisition.

        In addition to the acquisition of existing financial institutions, as opportunities arise, BankUnited, Inc. and its subsidiaries plan to continue de novo branching as a part of their internal growth strategy and possibly enter into new markets through de novo branching. De novo branching and any acquisition carries with it numerous risks, including the inability to obtain all required regulatory approvals. The failure to obtain these regulatory approvals for potential future strategic acquisitions and de novo branches may impact BankUnited, Inc.'s and its subsidiaries' business plans and restrict BankUnited, Inc.'s and its subsidiaries' growth.

Financial institutions, such as BankUnited, face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

        The federal Bank Secrecy Act, the USA PATRIOT Act, and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network, established by the U.S. Treasury Department to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements, and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration, and the Internal Revenue Service, which we refer to in this proxy/statement prospectus as the "IRS." There is also increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control.

        In order to comply with regulations, guidelines and examination procedures in this area, BankUnited, Inc. and its subsidiaries have enhanced their anti-money laundering program by adopting new policies and procedures and selecting a new, robust automated anti-money laundering software solution that is scheduled to be implemented in 2011. If BankUnited, Inc.'s and its subsidiaries' policies, procedures and systems are deemed deficient or the policies, procedures and systems of the financial institutions that BankUnited, Inc. and its subsidiaries have already acquired or may acquire in the future are deficient, BankUnited, Inc. and its subsidiaries would be subject to liability, including fines and regulatory actions such as restrictions on their ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of BankUnited, Inc.'s and its subsidiaries' business plan, including their acquisition plans.

BankUnited, Inc. and its subsidiaries are subject to the Community Reinvestment Act and fair lending laws, and failure to comply with these laws could lead to material penalties.

        The Community Reinvestment Act, the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations impose nondiscriminatory lending requirements on financial institutions. The Department of Justice and other federal agencies are responsible for enforcing these laws and regulations. A successful challenge to an institution's performance under the Community Reinvestment Act or fair lending laws and regulations could result in a wide variety of sanctions, including the required payment of damages and civil money penalties, injunctive relief, imposition of restrictions on mergers and acquisitions activity, and restrictions on expansion activity. Private parties may also have the ability to challenge an institution's performance under fair lending laws in private class action litigation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained or incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the current views of BankUnited, Inc. and Herald with respect to, among other things, future events and financial performance. BankUnited, Inc. and Herald generally identify forward-looking statements by terminology such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "could," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of those words or other comparable words. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements.

        In addition to factors previously disclosed in BankUnited, Inc.'s reports filed with the SEC and Herald's reports filed with the OCC and those identified elsewhere in this proxy statement/prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

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  fluctuations in the market price of BankUnited, Inc. common stock and the related effect on the market value of the merger consideration that Herald shareholders will receive upon completion of the merger;

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  business uncertainties and contractual restrictions while the merger is pending;

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  changes in circumstances between the signing of the merger agreement and the completion of the merger, which will not be reflected in the opinion obtained by Herald from its financial advisor;

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  ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by Herald shareholders, on the expected terms and schedule;

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  delay in closing the merger, difficulties and delays in integrating BankUnited, Inc. and Herald businesses or fully realizing cost savings and other benefits;

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  business disruption following the merger;

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  changes in asset quality and credit risk;

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  the inability to sustain revenue and earnings growth;

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  potential negative impacts on Herald if the merger agreement is terminated;

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  changes in interest rates and capital markets;

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  inflation;

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  the introduction, withdrawal, success, and timing of business initiatives;

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  competitive conditions;

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  the exposure of litigation, including the possibility that litigation related to the merger agreement and related transactions could delay or impede completion of the merger;

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  the inability to maintain relationships with customers and key employees;

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  economic conditions;

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  the reduced ownership percentage and voting interest that Herald shareholders will have in the combined organization following completion of the merger;

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  BankUnited, Inc.'s failure to comply with the terms of its loss sharing agreements with the FDIC;

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  backlogs in courts and an increases in the amount of legislative action that might restrict or delay BankUnited, Inc.'s ability to foreclose and hence delay the collection of payments for single family residential loans under the loss sharing agreements with the FDIC;

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  the ongoing correction in residential and commercial real estate prices and reduced levels of residential and commercial real estate sales;

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  BankUnited, Inc.'s loss of the services of its executive officers and key personnel;

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  BankUnited, Inc.'s allowance for credit losses not being adequate to cover actual credit losses, including credit risk on BankUnited, Inc.'s non-Covered Assets;

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  competition from other financial institutions and financial services providers;

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  environmental cleanup liability;

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  neighborhood values;

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  real estate tax rates;

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  operating expenses of the mortgaged properties;

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  supply of and demand for rental units or properties;

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  ability to obtain and maintain adequate occupancy of the properties;

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  zoning laws;

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  governmental rules, regulations and fiscal policies;

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  hurricanes or other natural or man-made disasters; and

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  the factors set forth in this proxy statement/prospectus in the section entitled "Risk Factors" beginning on Page [    •    ].

        Additional factors that could cause BankUnited, Inc.'s or Herald's results to differ materially from those described in the forward-looking statements can be found in the 2010 Annual Reports on Form 10-K of BankUnited, Inc. and Herald, and in the Quarterly Reports on Form 10-Q of BankUnited, Inc. and Herald, filed by BankUnited, Inc. with the SEC and available at the SEC's website (www.sec.gov) and filed by Herald with the OCC and available at Herald's website (www.heraldnb.com). See "Where You Can Find More Information" on Page [    •    ] for a description of where you can find this information. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to BankUnited, Inc. or Herald or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to within this proxy statement/prospectus. Forward-looking statements speak only as of the date on which such statements are made. BankUnited, Inc. and Herald undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

 HERALD SPECIAL MEETING

        This section contains information from Herald for Herald shareholders about the special meeting Herald has called for shareholders to consider and vote upon a proposal to ratify and confirm the merger agreement. We are mailing this proxy statement/prospectus to you, as a Herald shareholder, on or about [    •    ]. Together with this proxy statement/prospectus, we are also sending to you a notice of the special meeting of Herald shareholders and a form of proxy card that Herald's Board of Directors is soliciting for use at the special meeting and at any adjournments, postponements or continuations of the special meeting. The special meeting will be held at 623 Fifth Avenue, 11th Floor, New York, New York 10022 on December 20, 2011, at 11:00 a.m. local time.

        This proxy statement/prospectus is also being furnished by BankUnited, Inc. to Herald shareholders as a prospectus in connection with the issuance of shares of BankUnited, Inc. common stock upon completion of the merger.

Matters to Be Considered

        The only matters to be considered at the Herald special meeting are the ratification and confirmation of the merger agreement, a proposal to adjourn, postpone or continue the special meeting, and a non-binding proposal regarding certain merger-related executive compensation arrangements. Herald could use any adjournment, postponement, or continuation of the special meeting, if necessary, to permit more time to solicit votes in favor of the ratification and confirmation of the merger agreement.

Recommendation of Herald's Board of Directors

        Herald's Board of Directors has unanimously declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and recommends that Herald preferred and common shareholders vote "FOR" the ratification and confirmation of the merger agreement, and that Herald common shareholders vote "FOR" the approval of the adjournment, postponement or continuation of the special meeting, if necessary, to solicit additional proxies in favor of the ratification and confirmation of the merger agreement, and "FOR" the non-binding proposal regarding certain merger-related executive compensation arrangements.

Record Date

        Herald's Board of Directors has fixed the close of business on October 27, 2011 as the record date for determining the Herald preferred and common shareholders entitled to receive notice of and to vote at the special meeting. Only Herald preferred and common shareholders of record as of the record date are entitled to and are being requested to vote at the special meeting. As of the record date, 12,217,868 shares of Herald common stock were issued and outstanding and held by approximately 324 record holders and 4,684,928 shares of Herald preferred stock were issued and outstanding and held by three record holders. Herald common and preferred shareholders are entitled to one vote on the ratification and confirmation of the merger agreement for each share of Herald common or preferred stock held of record at the close of business on the record date, and Herald common shareholders are entitled to one vote on each of the adjournment, postponement, or continuation of the special meeting and the approval by a non-binding, advisory vote of certain compensation arrangements for Herald's named executive officers in connection with the merger. Holders of Herald preferred stock are not entitled to vote on the adjournment, postponement, or continuation of the special meeting or the approval by a non-binding, advisory vote of certain compensation arrangements for Herald's named executive officers in connection with the merger.

 Quorum

        The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding capital stock of Herald is necessary to constitute a quorum at the special meeting. For purposes of determining the presence of a quorum, abstentions and broker non-votes will be counted as shares present. Abstentions and broker non-votes will have the same effect as votes against the ratification and confirmation of the merger agreement. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the merger proposal from the beneficial owner.

Required Vote

        The merger agreement must be ratified and confirmed by the affirmative vote of the shareholders of Herald owning at least two-thirds of Herald's outstanding capital stock. Approval of the proposal to adjourn, postpone or continue the special meeting, if necessary for the purpose of soliciting additional proxies, requires the affirmative vote of the holders of a majority of the outstanding shares of Herald common stock entitled to vote on the matter. Approval of the non-binding proposal regarding certain merger-related executive compensation arrangements requires the affirmative vote of the holders of a majority of the outstanding shares of Herald common stock entitled to vote on the matter.

Stock Ownership of Directors and Officers

        As of the record date, Herald directors and executive officers and their affiliates held approximately 7,285,546 shares (or approximately 43.10% of the outstanding shares) of Herald capital stock entitled to vote at the special meeting. See "The Merger—Interests of Herald's Directors and Executive Officers in the Merger" commencing on Page [    •    ].

        As of the record date, BankUnited, Inc. and its subsidiaries held no shares of Herald common or preferred stock and its directors and executive officers and their affiliates held no shares of Herald preferred and common stock. As of the record date, subsidiaries of BankUnited, Inc., as fiduciaries, custodians or agents, held no shares of Herald common stock or preferred stock.

Proxies

        Each copy of this document mailed to holders of Herald preferred and common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a shareholder of record, you may complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible, vote by telephone by calling the toll-free number listed on the proxy card, vote by accessing the Internet site listed on the proxy card or vote in person at the Herald special meeting. If you hold your stock in "street name" through a bank or broker, you must direct your bank or broker to vote in accordance with the instruction form provided by your bank or broker included with these materials. This voting instruction form provides instructions on voting by mail, telephone or the Internet. To vote using the proxy card, you must sign, date and return it in the enclosed postage-paid envelope. Instructions on how to vote by telephone or by the Internet are included with your proxy card.

        Shares of Herald preferred or common stock represented by properly executed proxies will be voted in accordance with the instructions indicated on the enclosed proxy cards. If no instructions are indicated, such proxies will be voted "FOR" the ratification and confirmation of the merger agreement, "FOR" any motion to adjourn, postpone or continue the special meeting, if necessary, to solicit additional proxies in favor of the ratification and confirmation of the merger agreement, and "FOR" the non-binding proposal regarding certain merger-related executive compensation arrangements.

 Revocation of Proxies

        A Herald common or preferred shareholder who is a shareholder of record and has given a proxy may revoke it at any time before its exercise at the special meeting by (i) giving written notice of revocation to Herald's Corporate Secretary, (ii) properly submitting to Herald a duly executed proxy bearing a later date, or (iii) attending the special meeting and voting in person. If you hold your shares in "street name" through a bank or broker, you should contact your bank or broker to revoke your proxy. Any written notices of revocation and other communications with respect to revocation of proxies should be addressed to Herald as follows: Herald National Bank, Attention: Gerard Perri, 623 Fifth Avenue, 11th Floor, New York, New York 10022, and must be received by 11:59 p.m., Eastern Standard Time, on December 19, 2011, or the day before the meeting date, if the special meeting is adjourned, postponed or continued. Proxies may also be revoked via the Internet or telephone by following the instructions on your proxy card.

Solicitation of Proxies

        The costs and expenses of printing and mailing this proxy statement/prospectus will be borne equally by Herald and BankUnited, Inc., and Herald will bear all other costs incurred by it in the solicitation of proxies from its shareholders on behalf of its Board of Directors. In addition to solicitation of proxies by mail, Herald will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of Herald preferred and common stock and secure their voting instructions. Herald will reimburse the record holders for their reasonable expenses in taking those actions. Herald has also made arrangements with Phoenix Advisory Partners, a proxy solicitation firm, to assist it in soliciting proxies and has agreed to pay them approximately $6,500 plus reasonable expenses for these services. Herald may use its directors, officers and employees, who will not be specially compensated, to solicit proxies from Herald shareholders, either personally or by telephone, facsimile, letter or other electronic means.

 THE MERGER (PROPOSAL 1)

        The following discussion contains material information about the merger. We urge you to read carefully this entire document, including the merger agreement included as Annex A to this document, together with Amendment No. 1 thereto included as Annex B to this document, for a more complete understanding of the merger.

 Terms of the Merger

        BankUnited, Inc.'s and Herald's Boards of Directors have approved the merger agreement. The merger agreement provides for the acquisition of Herald by BankUnited, Inc. through the merger of Merger Sub with and into Herald, with Herald continuing as the surviving entity. Following the merger, Herald will be wholly-owned by BankUnited, Inc. and will be held separately from BankUnited, BankUnited, Inc.'s wholly-owned banking subsidiary, until the last business day of August 2012. On the last business day of August 2012, subject to the receipt of requisite regulatory approvals and confirmations, Herald will merge with and into BankUnited, with BankUnited surviving. We expect to complete the merger of Merger Sub and Herald in the fourth quarter of 2011, and we expect to complete the merger of Herald and BankUnited on the last business day of August 2012.

        As more fully described below, in the merger of Merger Sub and Herald, each share of Herald common and preferred stock issued and outstanding at the effective time of the merger will be converted into either cash or BankUnited, Inc. common stock with a value equal to the sum of (1) 0.0990 multiplied by the average of the closing prices of the BankUnited, Inc. common stock on the NYSE during the ten trading days ending the day before the completion of the merger and (2) $1.35. Herald shareholders will have the right to elect to receive merger consideration for each of their shares of Herald preferred and common stock in the form of cash or shares of BankUnited, Inc. common stock, subject to adjustment in the circumstances described below. In the event of adjustment, a Herald shareholder may receive a portion or all of his, her, or its merger consideration in a form other than that which the shareholder elected. Holders of Herald common and preferred stock will have the same election rights and will receive the same dollar value of merger consideration in the merger. However, elections made with respect to Herald preferred stock will be given priority such that those elections will determine the amounts of cash and stock available as merger consideration for Herald common shareholders.

        At the effective time of the merger, each outstanding option to acquire shares of Herald common stock will vest and be converted into a BankUnited, Inc. option to acquire a number of shares equal to the product obtained by multiplying the number of shares of Herald common stock that were purchasable under such option immediately prior to the merger by the Exchange Ratio (defined on Page [    •    ]), rounded down to the nearest whole share, and shall continue to be governed by the same terms and conditions as were applicable under such option immediately prior to the effective time. The per share exercise price for each such option will equal the quotient obtained by dividing (1) the per share exercise price of the option in effect immediately prior to the effective time of the merger by (2) the Exchange Ratio, rounded up to the nearest whole cent.

        At the effective time of the merger, each outstanding share of Herald restricted stock will vest and be entitled to the same merger consideration as the shares of Herald common stock, being treated for these purposes as having not made an election to receive cash or stock consideration in the merger.

        At the effective time of the merger, BankUnited, Inc. shall assume and cause to be performed all obligations of Herald pursuant to the Stock Warrant Agreement, dated as of November 24, 2008, by Herald in favor of the parties listed on Exhibit A thereto. Each warrant so assumed by BankUnited, Inc. will continue to have, and be subject to, the same terms and conditions set forth in that agreement immediately prior to the effective time of the merger, except that each such outstanding warrant will be exercisable for shares of BankUnited, Inc. common stock and cash in the same proportion that the holders of Herald common stock receive in the aggregate in the merger as measured as of the effective time.

        See the section of this proxy statement/prospectus entitled "The Merger Agreement" beginning on Page [    •    ] for additional and more detailed information regarding the legal documents that govern the merger, including information about the structure of the merger, the consideration that Herald common and preferred shareholders will receive in the merger, Herald common and preferred shareholders' ability to make elections regarding the form of the consideration they will receive, the consideration that holders of Herald options, warrants, and restricted stock will receive in the merger, the representations and warranties made by the parties to the merger agreement, covenants and agreements contained in the merger agreement, the conditions to the completion of the merger, situations in which parties to the merger agreement would be able to terminate the merger agreement, and the rights of parties to the merger agreement upon a termination of the merger agreement, including situations in which Herald or BankUnited, Inc. would be entitled to receive a termination fee.

        Certain members of the Herald management and Board of Directors have financial interests in the merger that are in addition to, and may be different from, any interests they may have as shareholders of Herald, generally. These interests include, among others, provisions in the merger agreement relating to indemnification of the directors and officers, accelerated vesting in stock options and restricted stock awards as the result of the change in control, the assumption of warrants to purchase shares of Herald common stock, and, subject to applicable regulatory approval, amended and restated employment agreements for each of Messrs. Nielsen, Carleton, and Perri that will take effect at the effective time of the merger and that provide for transaction bonuses as soon as practicable following the consummation of the merger, and retention bonuses that are payable one year following the merger. In addition, two significant Herald preferred and common shareholders, Palladium Equity Partners III, L.P. and SBAV, LP, will receive $2.3 million in cash in the aggregate in exchange for the release of certain rights under their existing stock purchase agreements with Herald. Representatives of Palladium Equity Partners III, L.P. (Justin Green) and SBAV, LP (Scott Arnold) are members of Herald's Board of Directors. The Herald Board was aware of these interests when approving the merger. These interests are described in more detail in the section of this proxy statement/prospectus entitled "The Merger—Interests of Herald's Directors and Executive Officers in the Merger" beginning on Page [    •    ].

Background of the Merger

        Throughout 2010, Herald continued to focus on its core operating strategy of serving its clients through a full-service private client team model operating through strategically placed private-client offices. In an effort to improve the operational efficiency of Herald and achieve sustained profitability, Herald made several key executive management changes beginning in February 2010 and made several staff reductions throughout 2010. Additionally, during the last quarter of 2009 and the first quarter of 2010, Herald raised additional capital to bolster its capital position and stabilize its financial condition. Over two closings occurring on December 30, 2009 and March 31, 2010, Herald received gross proceeds of approximately $32.0 million from a private placement of preferred and common stock to both existing shareholders and new institutional investors.

        On April 22, 2010, as a result of an on-site examination of Herald by the OCC during the fourth quarter of 2009, Herald entered into a formal agreement, which we refer to in this proxy statement/prospectus as the "Formal Agreement," with the OCC. Pursuant to the terms of the Formal Agreement, Herald agreed to take the following actions: (i) appoint a compliance committee to oversee and monitor compliance with the Formal Agreement, (ii) conduct a written assessment of Board and management supervision, (iii) adopt and implement a three year strategic plan and capital program, (iv) implement control systems to mitigate risks associated with planned new products, growth, and the operating environment and conduct a written analysis prior to implementation of any new products and services, (v) implement a risk-based audit program, (vi) review Herald's credit risk management practices and develop and implement a written program to enhance credit risk management practices and manage its credit risk, (vii) review and revise Herald's allowance for loan losses policy, and (viii) provide quarterly progress reports to the OCC detailing steps taken to comply with the Formal Agreement. Shortly after executing the Formal Agreement, Herald's Board of Directors and executive management initiated the corrective measures mandated by the Formal Agreement (including taking certain actions prior to entering into the Formal Agreement), which included: (i) the submission to the OCC of a revised business plan and a capital plan, (ii) the appointment of a Compliance Committee to oversee Herald's compliance with the Formal Agreement, and (iii) the submission of quarterly progress reports to the OCC.

        Throughout the remainder of 2010, Herald continued to focus its attention on the implementation of its revised business plan and its compliance with the Formal Agreement. The results of this strategy enabled Herald to record its first quarterly profit during the three months ended September 30, 2010.

        During the second quarter of 2010, Herald's Board of Directors and executive management invited Sandler O'Neill to work with management and prepare presentation materials on the following topics: (i) a banking industry performance and trends analysis, (ii) a capital markets overview, (iii) an overview of the current bank mergers and acquisitions environment, and (iv) an analysis of Herald on a stand-alone basis. At various Board meetings during the third and fourth quarters of 2010, the Board of Directors discussed an array of strategic alternatives available to Herald, including a potential capital raise or a strategic merger or acquisition. At the November 18, 2010 Board meeting, the directors discussed and considered the alternative of raising additional capital, but delayed proceeding with this alternative until after completion of the OCC examination which had begun in October 2010.

        In December 2010, Sandler O'Neill made another presentation to the Board of Directors regarding strategic alternatives and capital raising options. As a result of that meeting and another held in early January 2011, Sandler O'Neill was retained by the Board to act as its financial advisor in further evaluating potential strategic partners for Herald. Sandler O'Neill was retained by the Board (and no other financial advisor was considered) given its extensive knowledge of Herald as well as its reputation as a leading investment banking firm in the financial services area. The Herald Board of Directors determined to discontinue the pursuit of capital raising alternatives given that the decreased trading price of Herald's common stock would likely result in an inability to raise capital on attractive terms, but to continue to pursue a possible strategic merger or acquisition given the economic and regulatory environment in which the Bank was pursuing its business plan. As part of its engagement, the Herald Board of Directors emphasized that Sandler O'Neill should focus on potential partners that had strong currencies and growth potential. Sandler O'Neill discussed the current state of the bank merger market and identified ten potential merger partners that may have the interest and capacity to pursue a merger with Herald. Ultimately it was determined that Sandler O'Neill would contact five potential strategic partners to gauge their respective interest in pursuing a strategic alliance with Herald. During the prior six months, each of the prospective strategic partners to be contacted by Sandler O'Neill had, on an unsolicited basis, previously expressed to the management of Herald their interest in pursuing a strategic business combination with Herald. No other parties had contacted Herald management with respect to a strategic business combination during this time. Sandler O'Neill was not authorized at this time to contact other potential partners but it was instructed to keep the Herald Board of Directors informed and report any inquiries made by other parties or strategic partners that may be interested in a transaction with Herald. At this time, the Herald Board of Directors had not made any determination as to whether to pursue a strategic merger or partnership or a sale of Herald, and was considering additional alternatives, including remaining independent.

        During February 2011, the Herald Board of Directors established a Strategic Planning Committee, comprised solely of independent Board members, who would guide Herald through the next steps of the strategic planning process. Herald's advisory Board member was also invited to participate in the discussions of the Strategic Planning Committee. The Strategic Planning Committee engaged its own legal advisor for the limited purpose of assessing the extent to which the Committee was properly established, advising as to the role of the Committee and explaining the fiduciary duties of the Committee and Herald's Board of Directors in general in the context of a merger or other strategic transaction. Of the five parties contacted by Sandler O'Neill, four parties executed confidentiality agreements and conducted various degrees of due diligence. After a predetermined period of time for initial due diligence, two of the parties contacted declined to submit non-binding indications of interest (one party due to regulatory concerns about pursuing a merger and one party due to pricing concerns) and two of the parties submitted preliminary non-binding indications of interest which detailed the terms and conditions of their respective interests. Bank A presented a proposal based on Herald's "adjusted tangible book value" as the basis of the aggregate merger consideration to be offered for the outstanding common and preferred shares of Herald, subject to additional downward revisions based on a variety of factors. As an integral provision of its proposal, Bank A required a 90 day exclusivity period during which Herald could not entertain or solicit other strategic proposals. Herald, through Sandler O'Neill, advised Bank A that it was unwilling to agree to the required exclusivity period, as it had received more than one preliminary indication of interest. Herald's position was consistent with the advice provided by its financial advisor and legal counsel. On March 29, 2011, Bank A withdrew its non-binding indication of interest.

        Bank B made a preliminary indication of interest with aggregate merger consideration of $59.0 million, or $3.50 per share, for the outstanding common and preferred shares of Herald, with common stock of Bank B representing between 75% and 90% of the aggregate merger consideration, and the remainder in cash. All in-the-money stock options of Herald would be cashed out at closing and no merger consideration was offered to out-of the money warrant holders or option holders (which would include all warrants issued pursuant to the Stock Warrant Agreement, dated as of November 24, 2008, each of which had an exercise price of $10.00 per share), although both had expiration dates in excess of five years.

        Herald, in consultation with its investment banking firm and legal counsel, analyzed both preliminary indications of interest from a variety of perspectives, primarily the economic value provided to the shareholders of Herald, as well as the ability of each party to complete the merger in a timely and efficient manner and the anticipated pro forma entity from a longer-term shareholder value perspective. Additional information was solicited from both parties in order to better understand their respective offers.

        On May 12, 2011, Bank B presented a revised indication of interest to Herald following its enhanced due diligence investigation of Herald. The proposal increased the aggregate merger consideration offered by Bank B to approximately $65.1 million, or $3.85 per share, for all of the outstanding common and preferred shares of Herald. The consideration offered consisted of Bank B common stock representing between 75% and 90% of the aggregate consideration, with the remainder being cash. All in-the-money stock options of Herald would be cashed out at closing and no merger consideration was offered to holders of out-of the money warrants or options. Sandler O'Neill reviewed the financial and other terms of Bank B's proposal with the Strategic Planning Committee. Bank B did not offer material changes to its revised indication of interest subsequent to its May 12th Proposal.

        In early May 2011, Herald's Chief Executive Officer, after consultation with Sandler O'Neill, legal counsel and certain members of the Strategic Planning Committee, contacted BankUnited, Inc. to gauge BankUnited, Inc.'s interest in pursuing a potential merger with Herald. BankUnited, Inc.'s primary contact throughout the merger negotiation process was Rajinder P. Singh, its Chief Operating Officer. On May 12, 2011, Herald and BankUnited, Inc. entered into a confidentiality agreement. On May 17, 2011, Herald received a non-binding indication of interest from BankUnited, Inc. to acquire all of the outstanding common and preferred shares of Herald in a merger transaction that would result in Herald becoming a wholly-owned subsidiary of BankUnited, Inc., ultimately to be combined with

BankUnited, Inc.'s existing banking subsidiary. As described in BankUnited, Inc.'s non-binding indication of interest, the merger transaction would value each share of Herald common and preferred stock at between $4.00 and $4.50 per share, or aggregate merger consideration ranging from $68.0 million to $76.0 million. BankUnited, Inc. indicated in its proposal that it was willing to discuss all forms of consideration, including an all-stock or all-cash transaction or a mix thereof. BankUnited, Inc.'s proposal provided that all options issued by Herald would be converted to BankUnited, Inc. options based on the agreed-upon exchange ratio. BankUnited, Inc. also provided that any merger consideration paid to Herald's common and preferred shareholders would also apply to Herald's warrant holders. BankUnited, Inc.'s preliminary indication of interest was premised on the completion of an in-depth due diligence review of Herald. The preliminary indication of interest stated that BankUnited, Inc. intended to keep virtually all Herald employees and no decision had been made as to offering retention bonuses or employment agreements to any Herald officer or employee.

        The Strategic Planning Committee held several meetings following receipt of BankUnited, Inc.'s preliminary indication of interest. Present at these meetings were Sandler O'Neill and Luse Gorman Pomerenk & Schick, P.C., legal counsel to Herald, who we refer to in this proxy statement/prospectus as "Luse Gorman." In addition to discussing the proposals received, these meetings also addressed the prospects of Herald continuing as an independent entity while remaining subject to the terms of the Formal Agreement and the impact the restrictions of the Formal Agreement would have on the earning potential of Herald. Sandler O'Neill reviewed the financial terms of each proposal, including analyzing each offer with varying degrees of the potential purchasers' common stock as the merger consideration and the liquidity of each potential purchaser's common stock. Luse Gorman discussed the legal standards applicable to the decisions and action of Herald's Strategic Planning Committee and the Board of Directors and reviewed the proposed terms and conditions and other relevant factors for each indication of interest, including, in the case of BankUnited, Inc., the non-compete arrangements applicable to certain executive officers of BankUnited, Inc. in their individual capacities. The Strategic Planning Committee authorized Sandler O'Neill to continue conversations with both parties and to allow the due diligence of Herald to continue. In addition, the Strategic Planning Committee indicated to Sandler O'Neill that it would pursue a merger transaction but that its preference would be to receive a majority of the merger consideration in the form of the common stock of a potential purchaser in order to allow its shareholders flexibility as to the form of consideration to be received and also to have the opportunity to benefit from the liquidity and dividend potential of a larger potential strategic merger partner.

        On May 23, 2011, Herald, through Sandler O'Neill, received BankUnited, Inc.'s final non-binding indication of interest to acquire 100% of the outstanding common and preferred shares of Herald at a value of $4.25 per share, or aggregate merger consideration of approximately $71.8 million. Based on prior conversations with BankUnited, Inc. regarding delays or impediments to the transaction, BankUnited, Inc.'s revised proposal stated it would pay a fee of $5.0 million in the event the transaction was not completed under certain circumstances. In addition, BankUnited, Inc. also agreed to reimburse Herald for certain expenses related to the proposed transaction should the transaction be terminated. Sandler O'Neill reviewed the financial terms of the revised proposal with the Strategic Planning Committee and Luse Gorman discussed the legal and regulatory standards applicable to the decisions and action of the Herald Strategic Planning Committee and the Board of Directors and reviewed the proposed terms and conditions for the proposal. The non-binding indication of interest stated that no decision had been made to offer severance bonuses or employment agreements to any Herald officer or employee.

        Subsequent to receiving BankUnited, Inc.'s revised indication of interest on May 23, 2011, Herald and its legal and financial advisors conducted a due diligence review of BankUnited, Inc.

        During the next several days, representatives of Sandler O'Neill had numerous discussions with representatives of BankUnited, Inc. regarding the specifics of BankUnited, Inc.'s bid and the potential for BankUnited, Inc. to increase the price contained in its most recent proposal, its ability to offer price protections for its offer, and whether employment agreements would be offered to any or all of Herald's executive officers since they would remain with Herald at least through August 2012. BankUnited, Inc. clarified that the final value of its offer would be based on an exchange ratio determined during the ten trading days prior to the closing of the transaction, and that it would not increase its proposed purchase price or offer pricing protections. BankUnited, Inc. presented draft employment agreements to Messrs. Nielsen, Carleton and Perri during this period.

        On May 25, 2011, the Strategic Planning Committee of Herald met to discuss the final proposals received from both BankUnited, Inc. and Bank B. Each director had been notified of the revised terms of the proposal from BankUnited, Inc. in advance of the meeting and was provided with a copy of the presentation materials prepared by Sandler O'Neill for this meeting. Sandler O'Neill reviewed with the Strategic Planning Committee its presentation materials, including the terms of both proposals. As part of its presentation Sandler O'Neill expressed its view that it did not believe that there were other banks interested in entering or expanding their presence in the New York City marketplace that had both the financial ability and the interest to acquire Herald under terms comparable to BankUnited, Inc.'s proposal. Sandler O'Neill notified the Committee of a revised verbal bid from Bank B that it would consider increasing its bid to $3.90 per share if that would enable it to proceed and negotiate a definitive agreement with Herald. In the course of its presentation, Sandler O'Neill reviewed a number of key financial metrics relating to both BankUnited, Inc.'s and Bank B's proposals. Sandler O'Neill also discussed various scenarios of Herald's performance as an independent entity assuming that Herald was operating under the terms of the Formal Agreement. Sandler O'Neill also reviewed the historical trading prices of BankUnited, Inc.'s common stock, which had been trading on the New York Stock Exchange only since January 28, 2011, and the fact that BankUnited, Inc.'s common stock was currently trading near the lower end of its limited trading range, which could provide Herald shareholders with potential upside if they received BankUnited, Inc.'s common stock in a merger. Sandler O'Neill then provided an updated overview of BankUnited, Inc.'s and Bank B's respective franchises, including branch footprint, financial performance, loan portfolios, deposit composition, comparison of financial performance compared to a peer group, and management teams. Sandler O'Neill also reviewed the current analyst ratings on BankUnited, Inc. and Bank B and current institutional holdings of each. Luse Gorman again provided the Strategic Planning Committee with a detailed overview of the directors' fiduciary duties. After extensive discussion, the Committee unanimously voted to proceed with a transaction under the terms of BankUnited, Inc.'s most recent proposal, and to request that the merger consideration consist of approximately 65% BankUnited, Inc. common stock and 35% cash, based upon BankUnited, Inc.'s stock price at the time, contingent on the satisfactory conclusion of due diligence on BankUnited, Inc. and the negotiation of a definitive merger agreement. The allocation of the stock and cash merger consideration was determined based on the Committee's desire to allow its shareholders flexibility as to the form of consideration to be received and also to have the opportunity to benefit from the liquidity and dividend potential of BankUnited, Inc.

        During the next several days, representatives of Sandler O'Neill had numerous discussions with representatives of BankUnited, Inc. regarding the specifics of BankUnited, Inc.'s proposal and the potential for BankUnited, Inc. to increase the price contained in that proposal as well as it ability to offer price protection for its offer. BankUnited, Inc. clarified that the final value of its offer would be based on an exchange ratio determined during the ten trading days prior to the closing of the transaction, and that it would not increase its proposed purchase price.

        On May 27, 2011, BankUnited, Inc.'s legal counsel transmitted an initial draft merger agreement to Herald's advisors. The parties and their legal advisors negotiated the terms and conditions of the merger agreement and related documents over the course of the next several days.

        During the course of the negotiations, BankUnited, Inc. clarified its position that certain ongoing contractual rights belonging to two significant Herald preferred shareholders, Palladium Equity Partners

III, L.P. and SBAV LP, would need to be eliminated or waived by such parties in order to successfully complete a merger. Specifically, BankUnited, Inc. wanted these preferred shareholders to release their rights under stock purchase agreements executed by and between the preferred shareholders and Herald whereby such holders had rights to purchase the securities of Herald, or any successor thereof, at a discounted price of 25% from any proposed offering price, in the event of any future stock offering, which we refer to in this proxy statement/prospectus as the "Stock Purchase Discount." At that time, the representatives of these two preferred shareholders, who were also members of Herald's Strategic Planning Committee and Board of Directors, resigned as members of the Strategic Planning Committee, but not as Board members. Subsequent to receiving the initial draft of the merger agreement, the Strategic Planning Committee and representatives of these preferred shareholders and their counsel held a series of negotiations, culminating on May 31, 2011, resulting in Herald's agreement that at the closing of the merger, these preferred shareholders would receive $2.3 million in cash in the aggregate in exchange for the release of the Stock Purchase Discount rights and other rights. The Strategic Planning Committee and the preferred shareholders agreed to this $2.3 million payment based in part on the present value of the 25% discount right for a hypothetical stock offering by Herald at $3.00 per share, multiplied by the number of preferred shares held by these preferred shareholders. This information was communicated to BankUnited, Inc. on June 1, 2011, which led to a concommitent decrease in the aggregate merger consideration that BankUnited, Inc. was willing to pay, decreasing the merger consideration on a per share basis, based on BankUnited, Inc.'s recent trading price, from $4.25 to $4.13.

        On the morning of June 1, 2011, the Herald Strategic Planning Committee held a meeting to review and consider the proposed transaction with BankUnited, Inc. Representatives of Sandler O'Neill provided an update on the negotiations with BankUnited, Inc. Luse Gorman provided the Strategic Planning Committee with a detailed overview of the directors' fiduciary duties, and reviewed the material terms of the merger and the proposed draft merger agreement, including remaining outstanding issues. The Strategic Planning Committee authorized its executive management, Sandler O'Neill and Luse Gorman to continue negotiations with BankUnited, Inc.'s representatives, and not to pursue further negotiations with Bank B.

        On the evening of June 1, 2011, the Herald Strategic Planning Committee and, subsequently, the full Herald Board of Directors, held meetings to review and consider the proposed transaction with BankUnited, Inc. Copies of presentation materials from Sandler O'Neill, as well as the merger agreement and related materials, were distributed to the members of the Board in advance of the meeting. Luse Gorman discussed the status of negotiations with BankUnited, Inc. regarding certain provisions of the merger agreement and related documents and summarized the key terms that had been arrived at by the parties, including those related to price and the voting agreements that BankUnited, Inc. required to be executed by all of the members of Herald's Board of Directors and institutional holders affiliated with certain of such directors pursuant to which such persons would agree to vote all of their shares of Herald preferred and common stock in favor of the ratification and confirmation of the merger agreement. Luse Gorman also reviewed several other issues that had recently been resolved, including negotiating employment agreements for Herald's executive officers to take effect at the closing of the transaction. Sandler O'Neill then presented its financial analysis of the proposed transaction. Sandler O'Neill reviewed the financial terms of the proposed transaction and summarized the strategic and financial rationale for the transaction for both Herald and BankUnited, Inc. and responded to questions by the Herald Board. Sandler O'Neill then delivered its verbal opinion, which was subsequently confirmed in writing, that, as of the date of its opinion and subject to the limitations, qualifications, factors and assumptions set forth therein, the merger consideration to be paid to the holders of Herald's common stock was fair, from a financial point of view, to such shareholders. After further discussion among the directors, Sandler O'Neill and Luse Gorman, including with respect to the factors described under "The Merger—Herald's Reasons for the Merger; Recommendation of Herald's Board of Directors," the Herald Board of Directors unanimously determined that the merger and the merger agreement were advisable, and fair to, and in the best interests of, Herald and its shareholders, and unanimously approved the merger agreement and related actions.

        The parties entered into the merger agreement on June 2, 2011 and announced the transaction in a joint press release prior to the opening of trading on that day. Each company filed a Current Report on Form 8-K with the SEC or the OCC, as applicable, which summarized the material terms of the merger agreement and included a copy of the executed merger agreement as an exhibit to the report.

        On August 8, 2011, a Consolidated Class Action Complaint, which we refer to in this proxy statement/prospectus as the "Complaint," was filed in connection with the merger. In connection with, and as a condition to the settlement of, such Complaint, Herald and BankUnited, Inc. entered into Amendment No. 1 to the merger agreement on October 28, 2011. The amendment provided for a reduction in the termination fee payable by Herald to BankUnited, Inc. in certain circumstances, as further described on Page [    •    ] of this document, from $3,585,000 to $3,230,000, and a reduction of the time frame in which the payment if such fee may be triggered, as described on Page [    •    ] of this document, from eighteen months to twelve months.

Herald's Reasons for the Merger; Recommendation of Herald's Board of Directors

  Recommendation of Herald's Board of Directors

        The Herald Board of Directors unanimously determined that the merger agreement, the merger, and the other transactions contemplated by the merger agreement are advisable and in the best interests of Herald and its shareholders, adopted the merger agreement and approved the merger, and recommended that Herald's shareholders ratify and confirm the merger agreement. In connection with the foregoing, the Board considered, among other factors, the opinion of Sandler O'Neill, Herald's financial advisor. For more information on Sandler O'Neill's opinion, see the section of this proxy statement/prospectus titled "The Merger—Opinion of Herald's Financial Advisor" beginning on Page [    •    ].

        THE HERALD NATIONAL BANK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION AND CONFIRMATION OF THE MERGER AGREEMENT.

  Reasons for the Merger

        The Herald Board of Directors, in reaching its determination, consulted with Herald's senior management, Sandler O'Neill and Luse Gorman, drew on its knowledge of Herald's business, operations, properties, assets, financial condition, operating results, historical market prices and prospects, and considered the following factors in favor of the merger, which are not presented in order of priority:

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  a review of the historical financial statements of Herald and BankUnited, Inc. and certain other internal information, primarily financial in nature, relating to the respective businesses, earnings, and financial condition of Herald and BankUnited, Inc.;

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  the respective business strategies of Herald and BankUnited, Inc., prospects for the future, including expected financial results, and expectations relating to the proposed merger, based on discussions with management of Herald and BankUnited, Inc.;

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  the compatibility of the banking cultures and business and management philosophies of Herald and BankUnited, Inc., particularly with respect to customer service and convenience, and the meeting of local banking needs;

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  the effect of the merger on Herald customers and the communities served by Herald, including the effect of an increase in the legal lending limit available to borrowers of the combined bank by reason of the merger;

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  the amount of the merger consideration, its premium to Herald's trading price in the period preceding the announcement of the merger and its comparability with respect to other premiums paid in comparable merger transactions, and the belief of the Herald Board of Directors that BankUnited, Inc. common stock represents an investment in a well-capitalized institution which should result in long-term value and significantly increased liquidity for Herald shareholders;

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  the fact that the merger consideration is expected to be tax-free to Herald shareholders to the extent that they receive BankUnited, Inc. common stock in exchange for their Herald shares;

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  the fact that Herald will exist until August 2012 as an independent, stand-alone bank, with current executive management expected to remain in place during that time;

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  the fact that Herald shareholders who receive shares of BankUnited, Inc. common stock in the merger will participate in the growth of BankUnited, Inc. and in any synergies resulting from the merger and retain the potential to receive an additional market premium if at some future time BankUnited, Inc. is acquired;

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  the quarterly dividend paid by BankUnited, Inc.;

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  the then current financial market conditions, and historical market prices, volatility and trading information with respect to Herald common stock, including the possibility that if Herald remained as an independent publicly-owned company, in the event of a decline in the market price of Herald common stock or the stock market in general, the price that might be received by holders of Herald common stock in the open market or in a future transaction might be less than the merger consideration;

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  the fact that the merger agreement and the transactions contemplated thereby were the product of arms' length negotiations between representatives of Herald and representatives of BankUnited, Inc.;

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  the presentation of Sandler O'Neill (including the assumptions and methodologies underlying the analyses in connection therewith) and the opinion of Sandler O'Neill to Herald's Board dated June 2, 2011, a copy of which is attached to this proxy statement/prospectus as Annex D and which you should read carefully in its entirety, which expresses Sandler O'Neill's view that, as of June 2, 2011, and based on and subject to the factors, limitations and assumptions set forth in its opinion, the merger consideration was fair, from a financial point of view, to holders of Herald common stock;

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  the anticipated effect of the acquisition on Herald employees, particularly in light of BankUnited, Inc. entering into a new market;

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  the ability of Herald to operate efficiently in the current and anticipated regulatory environment;

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  the terms and conditions of the merger agreement, including:

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  the ability of the Herald Board of Directors under certain circumstances to furnish information to and conduct negotiations with a third party;

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  the Herald Board of Directors' belief that the termination fee payable to BankUnited, Inc. was reasonable in the context of termination fees that were payable in other comparable transactions and likely would not preclude another party from making a competing proposal;

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    the likelihood that the merger will be consummated in light of the conditions to BankUnited, Inc.'s obligation to consummate the merger;

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    the fact that BankUnited, Inc. will pay a $5.0 million fee in certain circumstances if the merger is not consummated by June 2, 2012;

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    the treatment of Herald equity awards under the merger agreement; and

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    the fact that ratification and confirmation of the merger agreement would require the affirmative vote of the holders of two-thirds of the shares of Herald capital stock.

        The Herald Board of Directors also was aware that all Herald directors and executive officers, and certain Herald shareholders would enter into voting agreements with BankUnited, Inc. contemporaneously with the execution of the merger agreement and that pursuant to such voting agreements, Herald's directors and executive officers and such shareholders would agree to vote the shares held by them in favor of the ratification and confirmation of the merger agreement. The Herald Board of Directors understood that such voting agreements were a condition to BankUnited, Inc. entering into the merger agreement and such voting agreements will terminate in the event that the merger agreement is terminated in accordance with its terms.

47

    •
    the likelihood that the merger will be consummated in light of the conditions to BankUnited, Inc.'s obligation to consummate the merger;

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    the fact that BankUnited, Inc. will pay a $5.0 million fee in certain circumstances if the merger is not consummated by June 2, 2012;

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    the treatment of Herald equity awards under the merger agreement; and

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    the fact that ratification and confirmation of the merger agreement would require the affirmative vote of the holders of two-thirds of the shares of Herald capital stock.

        The Herald Board of Directors also was aware that all Herald directors and executive officers, and certain Herald shareholders would enter into voting agreements with BankUnited, Inc. contemporaneously with the execution of the merger agreement and that pursuant to such voting agreements, Herald's directors and executive officers and such shareholders would agree to vote the shares held by them in favor of the ratification and confirmation of the merger agreement. The Herald Board of Directors understood that such voting agreements were a condition to BankUnited, Inc. entering into the merger agreement and such voting agreements will terminate in the event that the merger agreement is terminated in accordance with its terms.

        In the course of the Herald Board of Directors' deliberations, it also considered a variety of risks and other countervailing factors, including:

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  the risks and costs to Herald if the merger is not completed, including:

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  the diversion of management and employee attention, potential employee attrition and the resulting effect on Herald's customers and business relationships; and

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  the market price of Herald common stock, as the market price could be affected by many factors, including (1) the reason or reasons for which the merger agreement was terminated and whether such termination resulted from factors adversely affecting Herald; (2) Herald's then current operating and financial results, which could be variable; (3) the possibility that, as a result of the termination of the merger agreement, the marketplace would consider Herald to be an unattractive acquisition candidate; and (4) the possible sale of shares of Herald common stock by short-term investors (such as arbitrageurs) following an announcement of termination of the merger agreement;

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  the fact that the merger consideration, consisting primarily of shares of BankUnited, Inc. common stock, provides less certainty of value to Herald shareholders compared to a transaction in which they would receive only cash consideration;

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  the restrictions that the merger agreement imposes on Herald actively soliciting competing acquisition proposals, and the fact that Herald would be obligated to pay a termination fee following the termination of the merger agreement in certain circumstances;

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  the fact that gains from the cash component of the merger consideration would generally be taxable to Herald's U.S. shareholders for U.S. federal income tax purposes; and

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  the interests of Herald's officers and directors in the merger described in the section of this proxy statement/prospectus titled "The Merger—Interests of Herald's Directors and Executive Officers in the Merger" beginning on Page [    •    ].

        The foregoing discussion of the factors considered by the Herald Board of Directors is not intended to be exhaustive, but does set forth the principal factors considered by Herald's Board of Directors. The Herald Board of Directors collectively reached the unanimous conclusion to adopt the merger agreement and approve the merger in light of the various factors described above and other factors that each member of the Herald Board of Directors determined was appropriate. In view of the numerous factors considered by the Herald Board of Directors in connection with its evaluation of the merger and the complexity of those matters, the Herald Board of Directors did not consider it practical, and therefore did not attempt, to quantify, rank, or otherwise assign relative weights to each specific factors it considered in reaching its decision. Rather, the Herald Board of Directors is making its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual Herald directors may have given different weights to each of the factors discussed in the Board meeting and their evaluation of the merger.

Opinion of Herald's Financial Advisor

        By letter dated January 28, 2011, Herald retained Sandler O'Neill to act as its financial advisor in connection with a possible business combination with another financial institution. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to Herald in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the June 1, 2011 meeting at which Herald's Board considered and approved the merger agreement, Sandler O'Neill delivered to the Board its oral opinion, confirmed in writing on June 2, 2011, that, as of such date, the merger consideration was fair to the holders of Herald common stock from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Annex D to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. Herald shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger. Herald did not give any instruction to or impose any limitations on Sandler O'Neill as it related to the issuance of its opinion.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to Herald's Board of Directors and is directed only to the fairness of the merger consideration to Herald's common shareholders from a financial point of view. Sandler O'Neill's opinion does not address the underlying business decision of Herald to engage in the merger or any other aspect of the merger and is not a recommendation to any Herald shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

        In connection with rendering its opinion, Sandler O'Neill reviewed and considered, among other things:

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  the merger agreement;

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  certain publicly available financial statements and other historical financial information of Herald that Sandler O'Neill deemed relevant;

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  certain publicly available financial statements and other historical financial information of BankUnited, Inc. that Sandler O'Neill deemed relevant;

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  internal financial projections for Herald for the years ending December 31, 2011 through 2013 as prepared by and reviewed with senior management of Herald;

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  publicly available consensus financial projections for BankUnited, Inc. for the years ending December 31, 2011 through 2013 and the publicly available consensus estimates of BankUnited, Inc.'s long-term growth rate for the years thereafter;

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  the pro forma financial impact of the merger on BankUnited, Inc., based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings assumed by the senior management of Herald and BankUnited, Inc.;

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  the publicly reported historical price and trading activity for Herald's and BankUnited, Inc.'s common stock, including a comparison of certain financial and stock market information for Herald and BankUnited, Inc. with similar publicly available information for certain other companies the securities of which are publicly traded;

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  the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

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  the current market environment generally and the banking environment in particular; and

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  such other information, financial studies, analyses and investigations, and financial, economic, and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of senior management of Herald the business, financial condition, results of operations, and prospects of Herald and held similar discussions with certain members of senior management of BankUnited, Inc. regarding the business, financial condition, results of operations, and prospects of BankUnited, Inc.

        In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to Sandler O'Neill by Herald, BankUnited, Inc. or their respective representatives, or that was otherwise reviewed by Sandler O'Neill, and assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O'Neill further relied on the assurances of the respective managements of Herald and BankUnited, Inc. that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading.

        Sandler O'Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O'Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, or the collateral securing the assets or the liabilities (contingent or otherwise) of Herald and BankUnited, Inc., or any of their respective subsidiaries, or the collectability of any such assets, nor was Sandler O'Neill furnished with any such evaluations or appraisals. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Herald and BankUnited, Inc., nor did Sandler O'Neill review any individual credit files relating to Herald and BankUnited, Inc. Sandler O'Neill assumed, with Herald's consent, that the respective allowances for loan losses for both Herald and BankUnited, Inc. were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        With respect to (i) the internal financial projections for Herald as provided by the senior management of Herald, (ii) the publicly available consensus earnings estimates for BankUnited, Inc., and (iii) the projections of transaction costs, purchase accounting adjustments, and expected cost savings reviewed with the managements of Herald and BankUnited, Inc., and used by Sandler O'Neill in its analyses, the respective managements of Herald and BankUnited, Inc. confirmed to Sandler O'Neill that they reflected the best currently available estimates and judgments of such respective managements of the future financial performance of Herald and BankUnited, Inc., respectively, and Sandler O'Neill assumed that such performance would be achieved. Sandler O'Neill expressed no opinion as to such financial projections and estimates or the assumptions on which they were based. Sandler O'Neill also assumed that there had been no material change in Herald's and BankUnited, Inc.'s assets, financial condition, results of operations, business, or prospects since the date of the most recent financial statements made available to Sandler O'Neill. Sandler O'Neill assumed in all respects material to its analysis that Herald and BankUnited, Inc. will remain as going concerns for all periods relevant to Sandler O'Neill's analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements are not waived. Finally, with Herald's consent, Sandler O'Neill relied upon the advice Herald received from its legal, accounting, and tax advisors as to all legal, accounting, and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

        Sandler O'Neill's opinion was necessarily based on financial, economic, market, and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Events occurring after the date of the opinion could materially affect the opinion. Sandler O'Neill did not undertake to update, revise, reaffirm, or withdraw its opinion or otherwise comment upon events occurring after the date thereof, and has not been advised of any material changes to Herald's or BankUnited, Inc.'s operations or performance that would offset the projections or assumptions upon which it based its opinion (although neither party is obligated to so update Sandler O'Neill). Each of BankUnited, Inc. and Herald is not aware of, and each does not currently anticipate that there will be, any material changes to its respective operations or performance that would affect the projections or assumptions upon which Sandler O'Neill based its opinion. Sandler O'Neill expressed no opinion as to what the value of BankUnited, Inc.'s common stock will be when issued to Herald's shareholders pursuant to the merger agreement or the prices at which the common stock of Herald or BankUnited, Inc. may trade at any time.

        In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Herald or BankUnited, Inc. and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Herald and BankUnited, Inc. and the companies to which they are being compared.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions, and various other matters, many of which cannot be predicted and are beyond the control of Herald, BankUnited, Inc., and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Herald Board at the Board's June 1, 2011 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Herald's common stock or the prices at which Herald's common stock may be sold at any time. The merger consideration was determined through negotiation between Herald and BankUnited, Inc. The analyses of Sandler O'Neill and the opinion provided by it were among a number of factors taken into consideration by Herald's Board in making its determination to approve and recommend the merger agreement and the analyses described below should not be viewed as determinative of the decision of Herald's Board or management with respect to the fairness of the merger.

        At the June 1, 2011 meeting of Herald's Board of Directors, Sandler O'Neill presented certain financial analyses of the merger. The summary below is not a complete description of the analyses underlying the opinion of Sandler O'Neill or the presentation made by Sandler O'Neill to Herald's Board, but is instead a summary of the material analyses performed and presented in connection with the opinion.

        In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather it made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O'Neill made its determination as to the fairness of the per share consideration on the basis of its experience and professional judgment after considering the results of all of its analyses taken as a whole. Accordingly, Sandler O'Neill believes that the analyses and the summary of the analyses must be considered as a whole and that selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute complete descriptions of the financial analyses presented in such tables.

  Summary of Proposal

        Sandler O'Neill reviewed the financial terms of the proposed transaction. Based on the closing price of BankUnited, Inc.'s common stock on the NYSE on June 1, 2011 of $28.11 and the per share amount, as defined in the merger agreement as the sum of $1.35 per share plus 0.0990 times the average closing price of BankUnited, Inc.'s common stock during the measuring period, Sandler O'Neill calculated an implied transaction value of $4.13 per share of Herald common stock. Based upon financial information as of or for the twelve month period ended March 31, 2011, Sandler O'Neill calculated the following transaction ratios:

Transaction Value/Book Value Per Share	137%
Transaction Value/Tangible Book Value Per Share	137%
Transaction Value/Last Twelve Months Earnings Per Share	NM
Transaction Value/Estimated 2011 Earnings Per Share	NM
1-Day Market Premium(1)	38.2%
30-Day Market Premium(2)	92.2%
Core Deposit Premium	5.5%

(1)
Based on May 27, 2011 closing price due to media reports on the potential transaction (Herald stock price closed at $3.79 on May 31, 2011)

(2)
Based on April 27, 2011 closing price

  Herald—Comparable Company Analysis

        Sandler O'Neill used publicly available information to perform a comparison of selected financial and market trading information for Herald.

        Sandler O'Neill also used publicly available information to compare selected financial and market trading information for Herald and a group of financial institutions selected by Sandler O'Neill. The Herald peer group consisted of publicly traded commercial banks headquartered in the Mid-Atlantic (New York, Pennsylvania, New Jersey, Maryland and Delaware) and Connecticut with total assets, as of the most recently reported period, between $360 million and $700 million and with a non-performing assets to total assets ratio of 4.00% or less:

Stewardship Financial Corporation	Honat Bancorp, Inc.
Evans Bancorp, Inc.	Embassy Bancorp, Inc.
Mid Penn Bancorp, Inc.	Emclaire Financial Corp.
1st Summit Bancorp of Johnstown, Inc.	Juniata Valley Financial Corp.
Community Partners Bancorp	Northumberland Bancorp
Somerset Trust Holding Company	Ballston Spa Bancorp, Inc.
CCFNB Bancorp, Inc.	Gotham Bank of New York
DNB Financial Corporation	IBW Financial Corporation
Fidelity D & D Bancorp, Inc.	Hamlin Bank and Trust Company
Solvay Bank Corporation	Steuben Trust Corporation
Salisbury Bancorp, Inc.	CBT Financial Corporation
Orange County Bancorp, Inc.	Commercial National Financial Corp.
Lyons Bancorp, Inc.

        Sandler O'Neill considered these companies comparable to Herald given their geographic location, asset size and non-performing assets to total assets ratios during the period of the analysis conducted by Sandler O'Neill. The analysis compared publicly available financial and market trading information for Herald with the maximum, minimum, mean, and median financial and market trading data for the Herald peer group as of or for the twelve-month period ended March 31, 2011 or the most recently reported period. The table below sets forth the data for Herald and the median data for Herald's peer group as of or for the twelve-month period ended March 31, 2011 or the most recently reported period, with pricing data as of May 27, 2011.

Comparable Company Analysis
	Herald National Bank	Comparable Group Medians
Total Assets (in millions)	$501	$528
Non-Performing Assets/Total Assets	0.33%	1.40%
Price/Tangible Book Value	96%	98%
Market Capitalization (in millions)	$36.5	$42.6
Price/LTM Earnings Per Share	NM	10.6	x
Price/2011E Earnings Per Share	NA	10.0	x
Price/52 Week High Price	83.3%	91.4%

  BankUnited, Inc.—Comparable Company Analysis

        Sandler O'Neill also used publicly available information to compare selected financial and market trading information for BankUnited, Inc. and a group of financial institutions selected by Sandler O'Neill. The BankUnited, Inc. peer group consisted of nationwide publicly traded commercial banks with assets between $8 billion and $15 billion as of March 31, 2011 or the most recently reported period:

First National of Nebraska, Inc.	IBERIABANK Corporation
FirstMerit Corporation	F.N.B. Corporation
Valley National Bancorp	Citizens Republic Bancorp, Inc.
Wintrust Financial Corporation	Prosperity Bancshares, Inc.
Susquehanna Bancshares, Inc.	Central Bancompany, Inc.
BancorpSouth, Inc.	Trustmark Corporation
UMB Financial Corporation	Sterling Financial Corporation
Bank of Hawaii Corporation	CapitalSource Inc.
PrivateBancorp, Inc.	National Penn Bancshares, Inc.
Signature Bank	First Citizens Bancorporation, Inc.
International Bancshares Corporation	Doral Financial Corporation
Umpqua Holdings Corporation	Hancock Holding Company
Cathay General Bancorp	Old National Bancorp
MB Financial, Inc.	First Midwest Bancorp, Inc.

        Sandler O'Neill considered these companies comparable to BankUnited, Inc. given that they were publicly traded companies and their asset size during the period of the analysis conducted by Sandler O'Neill. The analysis compared publicly available financial and market trading information for BankUnited, Inc. and the maximum, minimum, mean, and median financial and market trading data for BankUnited, Inc.'s peer group as of or for the twelve-month period ended March 31, 2011 or the most recently reported period. The table below sets forth the data for BankUnited, Inc. and the median data for BankUnited, Inc.'s peer group as of or for the twelve-month period ended March 31, 2011 or the most recently reported period, with pricing data as of May 27, 2011.

Comparable Company Analysis
	BankUnited, Inc.		Comparable Group Medians
Total Assets (in millions)	$10,808		$10,008
Price/Tangible Book Value	197%		141%
Market Capitalization (in millions)	$2,700		$1,134
Price/2011E Earnings Per Share	16.1	x	16.8	x
Price/2012E Earnings Per Share	18.0	x	13.5	x
Price/52 Week High Price	92.9%		87.4%

The 2011 and 2012 earning per share estimates used in the table above were based on "FactSet" median estimates for BankUnited, Inc.

  Herald—Stock Price Performance

        Sandler O'Neill reviewed the history of the publicly reported trading prices of Herald's common stock for the one-year period ended May 27, 2011. Sandler O'Neill also reviewed the history of the publicly reported trading prices of Herald's common stock for the period since the date of its initial public offering through May 27, 2011. Sandler O'Neill then compared the relationship between the movements in the price of Herald's common stock against the movements in the prices of Herald's peer group (as defined on Page [    •    ]) and the NASDAQ Bank Index.

Herald's One Year Stock Performance
	Beginning Index Value May 27, 2010	Ending Index Value May 27, 2011
Herald	100.0%	94.9%
Herald Peer Group	100.0%	107.8%
NASDAQ Bank Index	100.0%	96.6%

Herald's Stock Performance Since its Initial Public Offering
	Beginning Index Value December 9, 2008	Ending Index Value May 27, 2011
Herald	100.0%	28.9%
Herald Peer Group	100.0%	99.5%
NASDAQ Bank Index	100.0%	91.1%

  BankUnited, Inc.—Stock Price Performance

        Sandler O'Neill reviewed the history of the publicly reported trading prices of BankUnited, Inc.'s common stock for the period since its initial public offering in January of 2011 through May 27, 2011. Sandler O'Neill then compared the relationship between the movements in the price of BankUnited, Inc.'s common stock against the movements in the prices of BankUnited, Inc.'s peer group (as defined on Page [    •    ]) and the NASDAQ Bank Index.

BankUnited, Inc.'s Stock Performance Since its Initial Public Offering
	Beginning Index Value January 27, 2011	Ending Index Value May 27, 2011
BankUnited, Inc.	100.0%	102.8%
BankUnited, Inc. Peer Group	100.0%	96.9%
NASDAQ Bank Index	100.0%	95.5%

  Herald—Net Present Value Analysis

        Sandler O'Neill performed an analysis that estimated the net present value per share of Herald common stock under various circumstances. The analysis assumed that Herald performed in accordance with the financial projections for the years ending December 31, 2011 through 2013 as prepared by and reviewed with senior management of Herald. To approximate the terminal value of Herald common stock at December 31, 2015, Sandler O'Neill applied price to forward earnings multiples of 8.0x to 18.0x and multiples of tangible book value ranging from 75% to 175%, in both cases, based upon Sandler O'Neill's professional judgment and experience with similarly situated community banks. The income streams and terminal values were then discounted to present values using different discount rates, ranging from 13.0% to 17.0%, chosen, based upon Sandler O'Neill's professional judgment, to reflect different assumptions regarding required rates of return of holders or prospective buyers of Herald's common stock.

        As illustrated in the following tables, the analysis indicates an imputed range of values per share of Herald common stock of $0.21 to $0.57 when applying the price to forward earnings multiples to the management budget, and $1.51 to $4.16 when applying the multiples of tangible book value to the management budget.

Earnings Per Share Multiples

Discount Rate	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x
13.0%	$0.25	$0.32	$0.38	$0.44	$0.51	$0.57
14.0%	$0.24	$0.30	$0.36	$0.42	$0.48	$0.55
15.0%	$0.23	$0.29	$0.35	$0.41	$0.46	$0.52
16.0%	$0.22	$0.28	$0.33	$0.39	$0.45	$0.50
17.0%	$0.21	$0.27	$0.32	$0.37	$0.43	$0.48

Tangible Book Value Multiples

Discount Rate	75%	95%	115%	135%	155%	175%
13.0%	$1.78	$2.26	$2.73	$3.21	$3.69	$4.16
14.0%	$1.71	$2.17	$2.62	$3.08	$3.53	$3.99
15.0%	$1.64	$2.08	$2.52	$2.95	$3.39	$3.83
16.0%	$1.57	$1.99	$2.41	$2.83	$3.25	$3.67
17.0%	$1.51	$1.91	$2.32	$2.72	$3.12	$3.53

        Sandler O'Neill also considered and discussed with the Herald Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming Herald's net income varied from 25% above projections to 25% below projections. This analysis resulted in the following range of per share values for Herald common stock, using the same price to forward earnings multiples of 8.0x to 18.0x and a discount rate of 15.23%:

Earnings Per Share Multiples

Annual Budget Variance	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x
(25.0)%	$0.17	$0.22	$0.26	$0.30	$0.35	$0.39
(20.0)%	$0.18	$0.23	$0.28	$0.32	$0.37	$0.41
(15.0)%	$0.20	$0.24	$0.29	$0.34	$0.39	$0.44
(10.0)%	$0.21	$0.26	$0.31	$0.36	$0.41	$0.47
(5.0)%	$0.22	$0.27	$0.33	$0.38	$0.44	$0.49
0.0%	$0.23	$0.29	$0.35	$0.40	$0.46	$0.52
5.0%	$0.24	$0.30	$0.36	$0.42	$0.48	$0.54
10.0%	$0.25	$0.32	$0.38	$0.44	$0.51	$0.57
15.0%	$0.26	$0.33	$0.40	$0.46	$0.53	$0.60
20.0%	$0.28	$0.35	$0.41	$0.48	$0.55	$0.62
25.0%	$0.29	$0.36	$0.43	$0.50	$0.58	$0.65

        The 15.23% discount rate was calculated by taking the then-current yield on 10-year treasury bonds of 3.07% and adding (i) an equity risk premium of 6.10%, (ii) a size risk premium of 4.07%, and (iii) an industry risk premium of 1.99%.

        During the Herald Board meeting on June 1, 2011, Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

  BankUnited, Inc.—Net Present Value Analysis

        Sandler O'Neill also performed an analysis that estimated the net present value per share of BankUnited, Inc. common stock under various circumstances. The analysis assumed that BankUnited, Inc. performed in accordance with the mean of analyst estimates for 2011 through 2013, and applied a 10% long-term growth rate for 2014.

        To approximate the terminal value of BankUnited, Inc. common stock at December 31, 2014, Sandler O'Neill applied price to forward earnings multiples of 14.0x to 26.5x and multiples of tangible book value ranging from 150% to 250%, in both cases, based upon Sandler O'Neill's professional judgment and BankUnited, Inc.'s recent trading performance. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 14.0% chosen, based upon Sandler O'Neill's professional judgment, to reflect different assumptions regarding required rates of return of holders or prospective buyers of BankUnited, Inc.'s common stock.

        As illustrated in the following tables, the analysis indicates an imputed range of values per share of BankUnited, Inc. common stock of $15.22 to $32.32 when applying the price to forward earnings multiples to median earnings estimates, and $17.68 to $34.71 when applying the multiples of tangible book value to the resulting estimated tangible book value assuming a constant dividend rate of $0.56 per year, based upon BankUnited, Inc.'s historical dividend rate of $0.14 per quarter.

Earnings Per Share Multiples

Discount Rate	14.0x	16.5x	19.0x	21.5x	24.0x	26.5x
9.0%	$17.88	$20.77	$23.66	$26.55	$29.43	$32.32
10.0%	$17.30	$20.09	$22.88	$25.68	$28.47	$31.26
11.0%	$16.75	$19.45	$22.14	$24.84	$27.54	$30.23
12.0%	$16.22	$18.83	$21.43	$24.04	$26.65	$29.26
13.0%	$15.71	$18.23	$20.75	$23.27	$25.80	$28.32
14.0%	$15.22	$17.66	$20.10	$22.54	$24.98	$27.42

Tangible Book Value Multiples

Discount Rate	150%	170%	190%	210%	230%	250%
9.0%	$21.67	$24.28	$26.88	$29.49	$32.10	$34.71
10.0%	$20.78	$23.28	$25.78	$28.28	$30.78	$33.28
11.0%	$19.95	$22.34	$24.73	$27.13	$29.52	$31.91
12.0%	$19.15	$21.45	$23.74	$26.03	$28.33	$30.62
13.0%	$18.40	$20.59	$22.79	$24.99	$27.19	$29.39
14.0%	$17.68	$19.78	$21.89	$24.00	$26.11	$28.22

        Sandler O'Neill also considered and discussed with the Herald Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis, assuming BankUnited, Inc.'s net income varied from 25% above projections to 25% below projections. This analysis resulted in the following range of per share values for BankUnited, Inc. common stock, using the same price to forward earnings multiples of 14.0x to 26.5x and a discount rate of 12.27%:

Earnings Per Share Multiples

Annual Budget Variance	14.0x	16.5x	19.0x	21.5x	24.0x	26.5x
(25.0)%	$12.55	$14.44	$16.34	$18.24	$20.13	$22.03
(20.0)%	$13.26	$15.28	$17.30	$19.33	$21.35	$23.37
(15.0)%	$13.96	$16.11	$18.26	$20.41	$22.56	$24.71
(10.0)%	$14.67	$16.95	$19.22	$21.50	$23.78	$26.05
(5.0)%	$15.38	$17.78	$20.19	$22.59	$24.99	$27.39
0.0%	$16.09	$18.62	$21.15	$23.68	$26.20	$28.73
5.0%	$16.80	$19.45	$22.11	$24.76	$27.42	$30.07
10.0%	$17.50	$20.29	$23.07	$25.85	$28.63	$31.41
15.0%	$18.21	$21.12	$24.03	$26.94	$29.85	$32.75
20.0%	$18.92	$21.96	$24.99	$28.02	$31.06	$34.09
25.0%	$19.63	$22.79	$29.95	$29.11	$32.37	$35.43

        The 12.27% discount rate was calculated by taking the then-current yield on 10-year treasury bonds of 3.07% and adding (i) an equity risk premium of 6.01%, (ii) a size risk premium of 1.20%, and (iii) an industry risk premium of 1.99%.

        At the June 1, 2011 Board of Directors meeting of Herald, Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results. Additionally, Sandler O'Neill reviewed the unique attributes of BankUnited, Inc.'s valuation, including: (i) the majority of BankUnited, Inc.'s loans are covered by a loss share agreement with the FDIC which provides for reimbursement of 80% of losses on covered assets; (ii) BankUnited, Inc. is likely to be a significant consolidator in the future given its robust capital position and capable management team; (iii) BankUnited, Inc.'s management team has been successful in creating shareholder value at previous institutions; and (iv) positive research analyst commentary regarding BankUnited, Inc.'s growth prospects.

  Analysis of Selected Merger Transactions

        Sandler O'Neill reviewed several sets of comparable merger and acquisition transactions. The sets of transactions included: (i) 17 transactions announced from January 1, 2010 through May 27, 2011 involving Mid-Atlantic (New York, Pennsylvania, New Jersey, Maryland and Delaware) and Connecticut commercial banks and thrifts with announced deal values greater than $15 million; (ii) 11 transactions announced from January 1, 2010 through May 27, 2011 involving Mid-Atlantic (New York, Pennsylvania, New Jersey, Maryland and Delaware) and Connecticut commercial banks and thrifts with announced deal values greater than $15 million where the selling bank's or thrift's ratio of non-performing assets to total assets was less than 2.00%; and (iii) 24 transactions announced from January 1, 2010 through May 27, 2011 involving nationwide commercial banks and thrifts with announced deal values greater than $15 million where the selling bank's or thrift's ratio of non-performing assets to total assets was less than 2.00%. Sandler O'Neill reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price to last twelve months' earnings per share, transaction price to seller's stock price the day before and thirty days before transaction announcement, and tangible book premium to core deposits. As illustrated in the following tables, Sandler O'Neill compared the proposed merger multiples to the maximum, minimum, mean and median multiples of comparable transaction groups.

Transactions Announced From January 1, 2010 Through May 27, 2011 Involving Mid-Atlantic (New York, Pennsylvania, New Jersey, Maryland and Delaware) and Connecticut Commercial Banks and Thrifts With Announced Deal Values Greater Than $15 Million.

Acquirer	Target	Announcement Date
Valley National Bancorp	State Bancorp Inc.	04/28/11
Susquehanna Bancshares Inc.	Abington Bancorp Inc.	01/26/11
Industrial and Commercial Bank	Bank of East Asia (USA) NA	01/21/11
Norwood Financial Corp.	North Penn Bancorp Inc.	12/14/10
M&T Bank Corp.	Wilmington Trust Corp.	10/31/10
Community Bank System Inc.	Wilber Corp.	10/22/10
Modern Capital Partners L.P.	Madison National Bancorp Inc.	10/20/10
Chemung Financial Corp.	Fort Orange Financial Corp.	10/14/10
Berkshire Hills Bancorp Inc.	Rome Bancorp Inc.	10/12/10
Old Line Bancshares Inc.	Maryland Bankcorp Inc.	09/01/10
First Niagara Financial Group	NewAlliance Bancshares Inc.	08/18/10
F.N.B. Corp.	Comm Bancorp Inc.	08/09/10
Liberty Bank	CT River Community Bank	07/23/10
People's United Financial Inc.	Smithtown Bancorp Inc.	07/15/10
WSFS Financial Corp.	Christiana Bank & Trust Co.	06/23/10
Kearny Financial Corp.	Central Jersey Bancorp	05/25/10
Donegal Financial Services Corp.	Union National Financial Corp.	04/19/10

	Herald National Bank / BankUnited, Inc.		Precedent Transactions
			Maximum		Minimum		Mean		Median
Transaction Value / Tangible Book Value Per Share	137%		190%		51%		126%		125%
Transaction Value / Book Value Per Share	137%		188%		47%		110%		120%
Transaction Value / Last Twelve Months Earnings Per Share	NM		47.6	x	13.4	x	26.1	x	24.1	x
1-Day Market Premium	38.2	%(1)	130.6%		(46.0)%		47.6%		37.2%
30-Day Market Premium	92.2	%(2)	127.4%		(56.3)%		59.4%		58.3%
Core Deposit Premium	5.5%		21.1%		(4.8)%		5.0%		4.5%

(1)
Based on May 27, 2011 closing price due to media reports on the potential transaction (Herald stock price closed at $3.79 on May 31, 2011)

(2)
Based on April 27, 2011 closing price

Transactions Announced From January 1, 2010 Through May 27, 2011 Involving Mid-Atlantic (New York, Pennsylvania, New Jersey, Maryland and Delaware) and Connecticut Commercial Banks and Thrifts With Announced Deal Values Greater Than $15 Million Where the Selling Bank's or Thrift's Ratio of Non-Performing Assets to Total Assets was Less Than 2.00%

Acquirer	Target	Announcement Date
Ocean Shore Holding Co.	CBHC Financialcorp Inc.	02/15/11
Bridge Bancorp Inc.	Hamptons State Bank	02/08/11
GNB Financial Services Inc.	Herndon National Bank	02/04/11
Norwood Financial Corp.	North Penn Bancorp Inc.	12/14/10
Chemung Financial Corp.	Fort Orange Financial Corp.	10/14/10
Berkshire Hills Bancorp Inc.	Rome Bancorp Inc.	10/12/10
WSFS Financial Corp.	Christiana Bank & Trust Co.	06/23/10
Kearny Financial Corp.	Central Jersey Bancorp	05/25/10
Bank of Princeton	MoreBank	05/05/10
Millbrook Bank System Inc.	SNB Bancorp Inc.	04/20/10
Management group	USNY Bank	03/15/10

	Herald National Bank / BankUnited, Inc.		Precedent Transactions
			Maximum		Minimum		Mean		Median
Transaction Value / Tangible Book Value Per Share	137%		190%		101%		135%		127%
Transaction Value / Book Value Per Share	137%		186%		79%		125%		125%
Transaction Value / Last Twelve Months Earnings Per Share	NM		54.2	x	10.3	x	28.6	x	23.5	x
1-Day Market Premium	38.2	%(1)	130.6%		13.9%		72.5%		72.8%
30-Day Market Premium	92.2	%(2)	117.4%		21.5%		67.9%		66.4%
Core Deposit Premium	5.5%		13.6%		0.3%		4.4%		4.0%

(1)
Based on May 27, 2011 closing price due to media reports on the potential transaction (Herald stock price closed at $3.79 on May 31, 2011)

(2)
Based on April 27, 2011 closing price

Transactions Announced From January 1, 2010 Through May 27, 2011 Involving Nationwide Commercial Banks and Thrifts With Announced Deal Values Greater Than $15 Million Where the Selling Bank's or Thrift's Ratio of Non-Performing Assets to Total Assets was Less Than 2.00%

Acquirer	Target	Announcement Date
Brookline Bancorp Inc.	Bancorp Rhode Island Inc.	04/19/11
BancFirst Corp.	Morrill Bancshares Inc.	04/06/11
IBERIABANK Corp.	Cameron Bancshares Inc.	03/10/11
Grandpoint Capital Inc.	Orange Community Bancorp	03/10/11
People's United Financial Inc.	Danvers Bancorp Inc.	01/20/11
First Illinois Corp.	Archer-Daniels-Midland Company	01/12/11
Norwood Financial Corp.	North Penn Bancorp Inc.	12/14/10
Vogel Bancshares Inc.	Farmers Savings Bank	10/15/10
Chemung Financial Corp.	Fort Orange Financial Corp.	10/14/10
Berkshire Hills Bancorp Inc.	Rome Bancorp Inc.	10/12/10
German American Bancorp Inc.	American Community Bancorp	10/04/10
Rigler Investment Co.	Cedar Investment Company	09/24/10
First Financial Bankshares	Sam Houston Financial Corp.	09/08/10
People's United Financial Inc.	LSB Corp.	07/15/10
BancFirst Corp.	Union National Bancshares Inc.	07/13/10
Eastern Bank Corp.	Wainwright Bank & Trust Co.	06/28/10
WSFS Financial Corp.	National Penn Bancshares Inc.	06/23/10
Industry Bancshares Inc.	First National Bank of Shiner	06/17/10
Austin Bancorp Inc.	Frankston Bancorp Inc.	06/09/10
Kearny Financial Corp.	Central Jersey Bancorp	05/25/10
Veritex Holdings Inc.	Professional Capital	03/02/10
Steele Holdings Inc.	American State Bank	02/09/10
Green Dot Corp.	Bonneville Bancorp	02/04/10
National Australia Bank	Citizens Republic Bancorp Inc.	01/29/10

	Herald National Bank / BankUnited, Inc.		Precedent Transactions
			Maximum		Minimum		Mean		Median
Transaction Value / Tangible Book Value Per Share	137%		365%		52%		158%		148%
Transaction Value / Book Value Per Share	137%		346%		52%		150%		139%
Transaction Value / Last Twelve Months Earnings Per Share	NM		30.0	x	7.1	x	20.0	x	20.7	x
1-Day Market Premium	38.2	%(1)	130.6%		13.9%		65.9%		62.1%
30-Day Market Premium	92.2	%(2)	117.4%		21.5%		69.1%		67.9%
Core Deposit Premium	5.5%		48.1%		(7.2)%		10.0%		6.9%

(1)
Based on May 27, 2011 closing price due to media reports on the potential transaction (Herald stock price closed at $3.79 on May 31, 2011)

(2)
Based on April 27, 2011 closing price

  Pro Forma Results and Capital Ratios

        Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (i) the merger closes on December 31, 2011; (ii) the deal value per share is equal to a $4.13 per Herald share, based upon the total cash component of $22.9 million, a 0.0990x fixed exchange ratio component, and BankUnited, Inc.'s stock price on June 1, 2011 of $28.11; (iii) 20% cost savings of

Herald projected operating expense which is fully-realized in 2012, determined based on discussions with the parties; (iv) approximately $5.2 million in pre-tax transaction costs and expenses to be recognized at closing; (v) a core deposit intangible of approximately $12.0 million, or approximately 3% of total non-time deposits projected at closing (10 year, straight-line amortization method); (vi) a 3% pre-tax opportunity cost of cash, determined by Sandler O'Neill based on prevailing rates at the time of its analysis; (vii) Herald performing in accordance with Herald management's budget and guidance; (viii) BankUnited, Inc. performing in accordance with 2011 and 2012 median earnings per share estimates and BankUnited, Inc.'s management guidance; and (ix) BankUnited, Inc. recognizing all of Herald's $16.7 million deferred tax asset at closing as a purchase accounting adjustment. The analyses indicated that for the year ending December 31, 2012, the merger (including transaction expenses) would be accretive to BankUnited, Inc.'s projected 2012 earnings per share by less than $0.01, or approximately 0.3%, and, at December 31, 2011, the merger would dilute BankUnited, Inc.'s tangible book value per share by approximately $0.05, or 0.3%. The analyses also indicated that for the year ending December 31, 2011, after giving effect to the merger, BankUnited, Inc.'s regulatory capital ratios would continue to be significantly in excess of the guidelines for "well capitalized" status. The actual results achieved by the combined company, however, may vary from projected results and the variations may be material.

  Miscellaneous

        Sandler O'Neill acted as Herald's financial advisor in connection with the merger and will receive a transaction fee in connection with the merger of 1.00% of the aggregate purchase price, subject to a minimum transaction fee of $500,000, payment of which is subject to completion of the merger, and a $100,000 fee associated with Sandler O'Neill's rendering a fairness opinion. The entire $100,000 fairness opinion fee is to be credited against the transaction fee owed at closing. Herald has also agreed to reimburse Sandler O'Neill for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, and agents against certain expenses and liabilities, including liabilities under the securities laws. Sandler O'Neill's aggregate advisory fee in connection with the merger is expected to be $[    •    ], based on the average closing price of BankUnited, Inc.'s common stock on the NYSE for the ten trading days ending [    •    ].

        In 2010 Sandler O'Neill acted as lead placement agent for Herald in the private placement of 10.7 million shares of common and preferred stock. The gross proceeds from the offering were approximately $32 million. Sandler O'Neill was paid a placement agent fee of $1,374,287. This included a retainer of $175,000, which was paid in 2009 upon the execution of an engagement letter with Herald. At closing, the retainer fee was credited against the placement agent fee due.

        During the past two years, there were no relationships between Sandler O'Neill and BankUnited, Inc. of the type described in Item 1015(b)(4) of Regulation M-A.

        In the ordinary course of Sandler O'Neill's broker and dealer businesses, Sandler O'Neill may purchase securities from and sell securities to Herald and BankUnited, Inc. and their respective affiliates. Sandler O'Neill may also actively trade the debt and/or equity securities of Herald or BankUnited, Inc. or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

 Financial Projections

        Herald provided to Sandler O'Neill the following internal financial projections for Herald as of and for the years ending December 31, 2011 through 2013 as prepared by and reviewed with senior management of Herald (dollars in thousands, except per share data):

	Projected December 2011	Projected December 2012	Projected December 2013
Total assets	$510,734	$535,031	$547,332
Non-performing loans	$433	$433	$433
Book value	$51,429	$69,273	$69,787
Book value per share	$3.16	$4.62	$4.66
Tangible book value per share	$3.16	$4.62	$4.66
Net income	$750	$17,844	$514
Earnings per share	$0.06	$1.46	$0.04
Core deposits	$412,666	$420,095	$430,832

        These financial projections were not prepared with a view towards public disclosure. This financial information, and the assumptions underlying such information, may have changed since the original preparation of these projections. The internal financial forecasts upon which these projections were based are subjective in many respects and are thus susceptible to various interpretations. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Herald's control. Significantly, these projections did not, and do not, take into account any changes in the results of operations, business model, management team, business or capital structure of Herald, or general business conditions affecting the industry as a whole, which may have occurred following the date on which the projections were prepared, or which may result from the merger. As a result, although the projections set forth above were prepared based upon assumptions believed to be reasonable at the time the projections were prepared, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

        Shareholders are urged not to rely on these estimates to predict the future results of Herald, or the combined company following the merger. Please see the section of this proxy statement/prospectus entitled "Cautionary Statement Regarding Forward-Looking Statements" starting on Page [    •    ] for important cautionary language regarding the reliance on projections and estimates, and for factors which may cause actual results to differ from such estimates. No one has made or makes any representation to you regarding the information included in these projections or the future financial results of BankUnited, Inc. or Herald.

BankUnited, Inc.'s Reasons for the Merger

        BankUnited, Inc. believes that the acquisition of Herald furthers BankUnited, Inc.'s goal of expanding its branch network outside of Florida, particularly in New York, and that Herald's focus on relationship banking is consistent with BankUnited, Inc.'s core vision. The Board of Directors of BankUnited, Inc. approved the merger agreement after BankUnited, Inc.'s senior management discussed with the Board of Directors a number of factors, including those described above and the business, assets, liabilities, results of operations, financial performance, strategic direction, and prospects of Herald. BankUnited, Inc.'s Board of Directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. BankUnited, Inc.'s Board of Directors viewed its position as being based on all the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

 Board of Directors and Management of BankUnited, Inc. Following Completion of the Merger

        Upon completion of the merger, the current directors and officers of BankUnited, Inc. are expected to continue in their current positions, and the number of directors constituting the whole Board of Directors of BankUnited, Inc. will not be changed. Information about the current BankUnited, Inc. directors and executive officers can be found in the section labeled "Information About BankUnited, Inc.—Executive Officers and Directors" commencing on Page [    •    ] of this proxy statement/prospectus.

Public Trading Markets

        BankUnited, Inc. common stock is listed on the NYSE under the symbol "BKU." Herald common stock is listed on the NYSE Amex under the symbol "HNB." Upon completion of the merger, Herald common stock will be delisted from the NYSE Amex and thereafter will be deregistered under the Exchange Act. The BankUnited, Inc. common stock issuable in the merger will be listed on the NYSE.

Herald Shareholders' Dissenters' and Appraisal Rights in the Merger

        Herald shareholders have the right under the merger agreement to dissent from the merger and to receive, in lieu of the merger consideration described under "The Merger Agreement—Merger Consideration" beginning on Page [    •    ], payment in cash for the value of their shares of Herald common and preferred stock. Herald shareholders electing to do so must comply with the provisions of 12 U.S.C. § 215a in order to perfect their rights of appraisal. Herald shareholders who elect to exercise appraisal rights must vote against the proposal to ratify and confirm the merger agreement or give written notice in writing at or prior to the special meeting to the presiding officer that the shareholder dissents from the merger agreement and must comply with the provisions of 12 U.S.C. § 215a, in order to perfect their rights. Strict compliance with the statutory procedures in 12 U.S.C. § 215a is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights. A copy of 12 U.S.C. § 215a is attached as Annex C of this proxy statement/prospectus.

        This section is intended as a brief summary of the material provisions of the federal statutory procedures that a shareholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to 12 U.S.C. § 215a. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that Herald shareholders exercise their appraisal rights under 12 U.S.C. § 215a.

        Payment to dissenting shareholders of the value of their Herald shares will be made only if the merger is ratified and confirmed by the Herald shareholders and is completed.

        Any shareholder of Herald who desires to exercise his or her dissenters' rights must do the following:

  •
  vote against the merger agreement at the special meeting or give written notice at or prior to the special meeting to the presiding officer that he or she dissents from the merger agreement;

  •
  make written request for the cash value of his or her shares to the surviving bank, Herald, at any time before thirty days after the effective date of the merger; and

  •
  accompany the above written request with the surrender of his or her Herald stock certificates.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive payment for your shares of Herald stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Herald stock.

        For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights under 12 U.S.C. § 215a, the law provides that the value of a dissenting Herald shareholder's stock shall be determined as of the effective date of the merger by an appraisal made by a committee of three persons. One appraiser on the committee is selected by the vote of the dissenting shareholders holding a majority of the shares with respect to which appraisal rights have been exercised and a second individual is selected by the directors of Herald. These two persons select the third member of the appraisal committee. The valuation agreed upon by two of the three appraisers shall govern. If the appraised value presented by the committee of appraisers is not satisfactory to any dissenting shareholder who has requested payment, that shareholder may appeal the appraisal to the OCC within five days after notification of the appraised value. The OCC shall cause a reappraisal, and that reappraisal shall be final and binding as to that shareholder.

        If within 90 days after the consummation of the merger, one or more of the appraisers are not selected or the appraisers fail to determine the value of the shares, the OCC shall, upon the written request of any interested party, cause an appraisal to be made which shall be the final appraisal and binding on all parties. The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, shall be paid by Herald. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by Herald.

        In view of the complexity of 12 U.S.C. § 215a, Herald shareholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

 Regulatory Approvals Required for the Merger

        Each of BankUnited, Inc. and Herald has agreed to use its reasonable best efforts to obtain all regulatory approvals required to complete the merger and the other transactions contemplated by the merger agreement. These approvals include approval from the Federal Reserve Board and the OCC, among others. BankUnited, Inc. and Herald have filed applications and notifications to obtain these regulatory approvals.

        Federal Reserve Board

        The transactions contemplated by the merger agreement are subject to approval by the Federal Reserve Board pursuant to Section 3 and Section 4 of the Bank Holding Company Act of 1956, as amended.

  Additional Regulatory Approvals and Notices

        The transactions contemplated by the merger agreement are also subject to approval by the OCC.

        BankUnited, Inc. and Herald believe that the transactions contemplated by the merger agreement do not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on BankUnited, Inc. or Herald. However, there can be no assurances that such approvals will be received on a timely basis, or as to our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. There can likewise be no assurances that U.S. regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of such challenge. The parties' obligations to complete the transactions contemplated by the merger agreement are subject to a number of conditions, including the receipt of all required regulatory consents and approvals, and, in the case of BankUnited, Inc., any such approval must not impose any restriction, requirement, or condition that, individually or in the aggregate, would, after the effective time of the merger, reasonably be expected to restrict or burden BankUnited, Inc. or Herald or any of their respective affiliates (i) in connection with the transactions contemplated by the merger agreement or

(ii) with respect to the business or operations of BankUnited, Inc. or Herald or any of their affiliates that would, in the case of either (i) or (ii), have a material adverse effect on BankUnited, Inc., Herald or any of their affiliates, in each case measured on a scale relative to Herald.

        Separately, BankUnited, Inc. on June 14, 2011 submitted an application to the OCC to convert BankUnited's charter from a federal savings association to a national bank. The conversion to a national bank will, among other things, facilitate BankUnited, Inc.'s shift to business banking. This shift has evolved over the past two years as BankUnited has focused on expanding its commercial core deposits as well as transitioning its focus from residential lending to business relationship lending. Approval of this conversion application is not required to complete the merger and the other transactions contemplated by the merger agreement and discussed herein.

Dividends

        The payment, timing and amount of dividends with respect to BankUnited, Inc. after the merger is subject to the determination of BankUnited, Inc.'s Board of Directors and may change at any time. In the first, second and third quarters of 2011, BankUnited, Inc. declared a dividend of $0.14 per share of BankUnited, Inc. common stock. For comparison, if the merger had occurred prior to the dividend paid by BankUnited, Inc. in the first quarter of 2011, Herald common shareholders who elected to receive stock and were in receipt of the merger consideration (based on the exchange ratio) would hypothetically have received a dividend in the first quarter of 2011 equivalent to $0.02 per share of Herald common stock, if the closing price of BankUnited, Inc.'s stock price on June 1, 2011 was used as the basis for calculating the exchange ratio and without giving effect to any adjustment or proration.

        The merger agreement permits BankUnited, Inc. to continue to pay regular quarterly cash dividends to its stockholders prior to the completion of the merger. The merger agreement contains limitations on Herald's payment of cash dividends. Herald's ability to pay dividends on its common stock is also restricted by federal law, the FDIA and OCC regulations. The payment, timing and amount of dividends by BankUnited, Inc. or Herald on their common stock or preferred stock, in the case of Herald, in the future, either before or after the merger is completed, are subject to the determination of each company's respective Board of Directors and depend on cash requirements, contractual restrictions, financial condition and earnings, legal and regulatory considerations and other factors.

        For further information, please see "Comparative Market Prices And Dividends" on Page [    •    ].

Interests of Herald's Directors and Executive Officers in the Merger

  New Employment Agreements with Raymond Nielsen, Michael Carleton and Gerard Perri

        On June 2, 2011, each of Messrs. Nielsen, Carleton and Perri entered into new employment agreements with Herald, which will become effective on the effective date of the merger, subject to applicable regulatory approval. Each new employment agreement has a term of one year. Mr. Nielsen's new employment agreement provides for base salary of $350,000, a transaction bonus of $100,000, payable as soon as practicable after the effective date of the merger, and a retention bonus of $270,000, payable following the one year anniversary of the effective date of the merger, subject, except in certain circumstances, to Mr. Nielsen's continued employment on such date. Mr. Nielsen's employment agreement provides for him to serve as Chief Executive Officer of the bank. Mr. Carleton's new employment agreement provides for a base salary of $250,000 (which is a reduction from his current base salary of $300,000), a transaction bonus of $285,000, payable as soon as practicable following the effective date, and a retention bonus of $285,000, payable following the one year anniversary of the effective date of the merger, subject, except in certain circumstances, to Mr. Carleton's continued employment on such date. Mr. Carleton's employment agreement provides for him to serve as President of the Bank. Mr. Perri's new employment agreement provides for a base salary of $200,000

(which is a reduction from his current base salary of $258,637), a transaction bonus of $230,000, payable as soon as practicable following the effective date, and a retention bonus of $230,000, payable following the one year anniversary of the effective date of the merger, subject, except in certain circumstances, to Mr. Perri's continued employment on such date. Mr. Perri's employment agreement provides for him to serve as Chief Financial Officer of the Bank.

        The new employment agreements provide that during the employment period, each executive will be entitled to participate in employee benefit plans (other than annual bonus and incentive plans) as in effect from time to time on the same basis as those benefits are generally made available to other similarly situated executives of Herald, and each executive will be entitled to be reimbursed for reasonable and customary business expenses incurred by the executive in connection with the performance of his duties. In addition, the new employment agreements provide each executive with the continuation of his automobile allowance at the current level, which is $2,000 per month in the case of Mr. Nielsen and $1,000 per month in the case of Messrs. Carleton and Perri.

        If on the one year anniversary of the effective date of the merger, the executive is no longer employed by Herald due to the executive's involuntary termination without cause or constructive termination for good reason, the executive will still be entitled to receive his retention bonus on the one year anniversary of the effective date of the merger. Each employment agreement requires the executive not to compete for a period of time. Mr. Nielsen will not compete during the employment period and for 12 months following his termination of employment for any reason. Messrs. Carleton and Perri have each agreed not to compete during the employment period. For these purposes, the employment period is defined as the period from the effective date of each agreement through the one-year anniversary of the effective date of the agreement, unless the employee is terminated earlier without cause or due to resignation for good reason. Each employment agreement further requires the executive not to solicit customers or employees of Herald for 18 months following termination of employment and each executive is subject to a non-disparagement clause.

        Herald did not seek the assistance of a compensation consultant in determining the terms of the new employment agreements.

  Restricted Stock

        At the effective time of the merger, 6,000 restricted shares of Herald common stock, held by Messrs. Nielsen, Carleton, and Perri, will become fully vested and will be treated, for purposes of the election and proration provisions of the merger agreement, as shares of Herald common stock for which no election has been made.

  Options

        In connection with the merger, all outstanding options to purchase shares of Herald common stock, including those held by all non-employee directors and executive officers of Herald, will be converted into fully vested and exercisable options to purchase shares of BankUnited, Inc. common stock. Each holder of such an option to purchase shares of Herald common stock will receive an option to purchase shares of BankUnited, Inc. common stock equal to the product of the number of shares of Herald common stock subject to the Herald option and the exchange ratio in the merger (rounded down to the nearest share). The exercise price per share of the converted option will equal the quotient obtained by dividing the exercise price per share of the Herald option by the exchange ratio (rounded up to the nearest cent). Assuming the merger is completed on December 31, 2011, options held by all non-employee directors and executive officers of Herald to acquire an aggregate of 1,040,137 shares of Herald common stock at option prices ranging from $2.50 to $10.00 per share will vest and become fully exercisable in connection with the merger.

  Warrants

        At the effective time of the merger, BankUnited, Inc. will assume and cause to be performed all obligations of Herald pursuant to the Stock Warrant Agreement, dated as of November 24, 2008, by Herald in favor of the parties listed on Exhibit A thereto, including certain non-employee directors and executive officers of Herald. Each warrant so assumed by BankUnited, Inc. will continue to have, and be subject to, the same terms and conditions set forth in that agreement immediately prior to the effective time of the merger, except that each such outstanding warrant will be exercisable for shares of BankUnited, Inc. common stock and cash in the same proportion that the holders of Herald common stock receive in the aggregate in the merger, as measured as of the effective date of the merger. Assuming the merger is completed on December 31, 2011, warrants held by all non-employee directors and executive officers of Herald to acquire an aggregate of 145,000 shares of Herald common stock at a price of $9.47 per share will be converted as described above.

  Indemnification

        Pursuant to the merger agreement, BankUnited, Inc. has agreed that from and after the effective date of the merger, it will indemnify, defend, and hold harmless, to the fullest extent permitted by law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director and officer of Herald (in each case, when acting in such capacity) against any costs and expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, arising out of, or pertaining to, matters existing or occurring at or prior to the effective date of the merger, including transactions contemplated by the merger agreement.

  Directors' and Officers' Insurance

        BankUnited, Inc. has further agreed that, for a period of six years after the effective date of the merger, BankUnited, Inc. will provide directors' and officers' liability insurance that serves to reimburse the present and former officers and directors of Herald (determined as of the effective date of the merger) with respect to claims against such directors and officers arising from facts or events occurring before the effective date of the merger (including the transactions contemplated by the merger agreement). The insurance coverage will contain terms and conditions which are no less advantageous than the insurance coverage being currently provided by Herald, provided, however, that BankUnited, Inc. is not required to spend, on an annual basis, an amount that exceeds 175% of the annual premium currently incurred by Herald for its insurance coverage.

  Voting Agreements

        Concurrently with the execution of the merger agreement, BankUnited, Inc. executed voting agreements with Messrs. Arnold, Carleton, Green, Leistner, Nielsen, Perri, Schulman, and Seiden as well as Dr. Aswad, each of whom is a director or officer of Herald but entered into the voting agreements in their capacities as shareholders, to facilitate the merger. BankUnited, Inc. also entered into a voting agreement with Mr. Maidman and Maidman Ventures I, LLC concurrently with the execution of the merger agreement. Mr. Maidman is a Herald director but entered into his voting agreement in his capacity as a shareholder to facilitate the merger. BankUnited, Inc. also entered into voting agreements with Palladium Equity Partners III, LP, an affiliate of Palladium Equity Partners, of which Mr. Green is a Vice President, and SBAV LP, which is an affiliate of Mr. Arnold through its affiliation with Clinton Group, Inc., of which Mr. Arnold is a managing director. As of the record date, Mr. Arnold held no shares of Herald common stock, Dr. Aswad held 25,000 shares of Herald common stock, Mr. Carleton held 29,200 shares of Herald common stock, Mr. Green held no shares of Herald common stock, Mr. Leistner held 50,722 shares of Herald common stock, Mr. Maidman and Maidman Ventures I, LLC together held 74,310 shares of Herald common stock, Mr. Nielsen held 299,666 shares of Herald common stock, Mr. Perri held 61,000 shares of Herald common stock, Mr. Schulman held 8,333 shares of Herald common stock, Mr. Seiden held 100,070 shares of Herald common stock, Palladium Equity Partners III, LP held 1,206,328 shares of Herald common stock and 1,229,589 shares of Herald preferred stock, and SBAV LP held 1,206,328 shares of Herald common stock and 2,995,000 shares of Herald preferred stock. Collectively, such persons held approximately 43.10% of Herald's outstanding capital stock as of the record date.

        Each of the directors and officers and their affiliates who is a party to a voting agreement has agreed that until the expiration date of his or its voting agreement, such individual and/or entity, as applicable, will vote his or its shares of Herald common stock and/or preferred stock:

  •
  in favor of the ratification and confirmation of the merger agreement;

  •
  against any acquisition proposal, without regard to any recommendation to the shareholders of Herald by the Board of Directors of Herald concerning such acquisition proposal, and without regard to the terms of such acquisition proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the merger agreement;

  •
  against any agreement, amendment of any agreement, or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the merger agreement; and

  •
  against any action, agreement, transaction, or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of Herald in the merger agreement.

        In its voting agreement, Palladium Equity Partners III, LP agreed to the termination of all of its rights under the Purchase and Investment Agreement, dated as of March 31, 2010, by and between Herald and Palladium Equity Partners III, LP, as well as the registration rights agreement and all other agreements entered into in connection therewith and BankUnited, Inc. agreed to pay Palladium Equity Partners III, LP $669,466.75 within two business days of the effective time of the merger.

        In its voting agreement, SBAV LP agreed to the termination of all of SBAV LP's rights under the Purchase and Investment Agreement, dated as of December 30, 2009, by and between the Bank and SBAV LP, as amended, the registration rights agreement, and all other agreements entered into in connection therewith; SBAV GP LLC, SBAV LP's general partner, agreed to the termination of the Second Amended and Restated Service Agreement, dated March 31, 2010, between SBAV GP LLC and Herald; and BankUnited, Inc. agreed to pay SBAV LP $1,630,533.25 within two business days of the effective time of the merger.

        The voting agreements will terminate upon the earliest of (1) the merger agreement being ratified and confirmed by the requisite affirmative vote of the shareholders of Herald or (2) the date of termination of the merger agreement in accordance with its terms.

  Golden Parachute Payments by an Institution Designated as Being in Troubled Condition

        Due to Herald's entering into the Formal Agreement with the OCC, Herald is designated as being in "troubled condition." Therefore, Herald's officers and employees are prohibited from receiving any golden parachute payments, within the meaning of 12 U.S.C. § 1828(k) and the regulations of the FDIC issued thereunder, without prior written regulatory approval. For purposes of the FDIC regulations, golden parachute payments generally include any payment (or an agreement to make a payment) in the nature of compensation by any insured depository institution or an affiliated holding company for the benefit of any current or former director, officer, or employee that is contingent on, or by its terms, is payable on or after, the termination of such person's employment with the institution and is received after the institution is designated in troubled condition. None of Herald's named executive officers will have a termination of employment in connection with the merger.

  Change in Control Payments

        The following table sets forth the estimated potential benefits to Herald's named executive officers in connection with the change in control. These payments are not conditioned on the executives' termination of employment. This table does not include the value of benefits in which the named executive officers are vested without regard to the occurrence of a change in control nor does it include the value of base salary or other perquisites that the executives are receiving prior to the change in control that will be continued following the change in control for the benefit of the executives who will remain employed by Herald following consummation of the merger:

Executive	Cash ($)	Equity ($)(1)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursements ($)	Other ($)(2)	Total ($)
Raymond A. Nielsen	—	$551,967	$—	$—	$—	$370,000	$921,967
Michael S. Carleton	—	$332,155	$—	$—	$—	$570,000	$902,155
Gerald A. Perri	—	$169,677	$—	$—	$—	$460,000	$629,677

(1)
The amount listed in this column for each named executive officer represents the following: For Mr. Nielsen, the in-the-money value of 327,174 unvested Herald stock options granted February 17, 2011, converted pursuant to the exchange ratio to 48,454 stock options of BankUnited Inc. with an exercise price of $16.88, and the in-the-money value of 12,000 unvested Herald stock options granted November 24, 2010, converted pursuant to the exchange ratio into 1,777 stock options of BankUnited, Inc. with an exercise price of $14.18 (for a total stock option value of $539,735) and the value of 3,000 unvested shares of Herald restricted stock, converted pursuant to the exchange ratio to 444.3 shares of BankUnited, Inc. (for a total value of restricted stock equal to $12,231). For Mr. Carleton, the in-the-money value of 205,435 unvested Herald stock options granted February 17, 2011, converted pursuant to the exchange ratio to 30,425 stock options of BankUnited Inc. with an exercise price of $16.88 (for a total stock option value of $324,001), and the value of 2,000 unvested shares of Herald restricted stock, converted pursuant to the exchange ratio to 296.2 shares of BankUnited, Inc. (with a total value of restricted stock equal to $8,154). For Mr. Perri, the in-the-money value of 105,000 unvested Herald stock options granted February 17, 2011, converted pursuant to the exchange ratio to 15,551 stock options of BankUnited Inc. with an exercise price of $16.88 (for a total stock option value of $165,599), and the value of 1,000 unvested shares of Herald restricted stock, converted pursuant to the exchange ratio to 148.1 shares of BankUnited, Inc. (with a total value of restricted stock equal to $4,077). For these purposes, we assumed a transaction date of December 31, 2011 and also assumed a BankUnited, Inc. share price equal to $27.53, which is the average closing market price of BankUnited, Inc.'s common stock for the first five business days following the first public announcement of the merger. Further, the benefit amounts represented here are considered "single trigger" benefits that vest solely as a result of the change in control.

(2)
The amount listed in this column for each named executive officer represents the following: For Mr. Nielsen, a transaction bonus of $100,000, paid as soon as practicable following the consummation of the merger, and a retention bonus of $270,000 payable following the one year anniversary of the merger, subject in certain circumstances to Mr. Nielsen's continued employment on such date. For Mr. Carleton, a transaction bonus of $285,000, paid as soon as practicable following the consummation of the merger, and a retention bonus of $285,000 payable following the one year anniversary of the merger, subject in certain circumstances to Mr. Carleton's continued employment on such date. For Mr. Perri, a transaction bonus of $230,000, paid as soon as practicable following the consummation of the merger, and a retention bonus of $230,000 payable following the one year anniversary of the merger, subject in certain circumstances to Mr. Perri's continued employment on such date. The transaction payment is a single trigger payment, the receipt of which is based solely on the consummation of the merger. The retention bonus is also a single trigger payment, the receipt of which is based both on the consummation of the merger and the continued employment of the executive. However, if on the one year anniversary of the effective date of the merger, the executive is no longer employed by Herald due to the executive's involuntary termination without cause or constructive termination for good reason, the executive will still be entitled to receive his retention bonus on the one year anniversary of the effective date of the merger.

 No "Golden Parachute Compensation" for BankUnited Inc.'s Named Executive Officers

        BankUnited, Inc. has not entered into any agreement or understanding, whether written or unwritten, with any of its named executive officers pursuant to which any named executive officer would be entitled to receive compensation, whether present, deferred or contingent, that is based on or otherwise relates to the merger.

Litigation Relating to the Merger

        On June 13, 2011 and June 14, 2011, respectively, two purported shareholders of Herald filed lawsuits in the Supreme Court of the State of New York captioned Stein v. Herald National Bank, et al., Index No. 651629/2011 (N.Y. Sup. Ct.) and Wynne v. Raymond A. Nielsen, et al., Index No. 651645/2011 (N.Y. Sup. Ct.). Both purported shareholders' complaints name as defendants Herald, each of the current members of Herald's Board of Directors, whom we refer to as the "director defendants," and BankUnited, Inc. They are brought on behalf of putative classes of Herald's common shareholders and seek declarations that they are properly maintainable as class actions.

        On August 8, 2011, a Consolidated Class Action Complaint, which we refer to in this proxy statement/prospectus as the "Complaint," was filed in both cases. The Complaint alleges that the director defendants breached their fiduciary duties by failing to maximize shareholder value in connection with the merger and placing their own interests above those of Herald. The Complaint also alleges that Herald and BankUnited, Inc. aided and abetted those breaches of fiduciary duty. The Complaint seeks declaratory and injunctive relief to prevent the consummation of the merger, damages, and costs including plaintiffs', attorneys', and experts' fees.

        On October 28, 2011, the parties to the litigation entered into the MOU which contemplates that the parties will enter into a stipulation providing for settlement of the litigation, subject to certain conditions precedent, including approval of the settlement by the court. As part of the settlement, the defendants denied all allegations of wrongdoing and denied that the disclosures in this proxy statement/prospectus were inadequate, but have agreed to provide certain supplemental disclosures herein. In addition, the parties agreed to amend the merger agreement by (a) reducing the Termination Fee as defined in section 8.3(d) therein from $3,585,000 to $3,230,000, and (b) reducing the expiration of the time period during which payment of the Termination Fee may be triggered under certain circumstances described in section 8.3(d)(i) of the merger agreement from eighteen months to twelve months. BankUnited, Inc. and Herald entered into such amendment on October 28, 2011. The settlement will not affect the timing of the merger or the amount of merger consideration to be paid in the merger.

        In addition, on July 14, 2011, John A. Kanas, BankUnited, Inc.'s Chairman, President and Chief Executive Officer, and John Bohlsen, BankUnited, Inc.'s Vice Chairman and Chief Lending Officer and a BankUnited, Inc. director, were sued by Capital One Financial Corporation in connection with certain non-compete agreements applicable to Messrs. Kanas and Bohlsen in their individual capacities. Among other allegations, Capital One claims that Messrs. Kanas and Bohlsen violated those agreements in connection with the merger. None of BankUnited, Inc., any of its subsidiaries or Herald is a party to the lawsuit. Each of Messrs. Kanas and Bohlsen have stated that they have complied with their obligations under their agreements with Capital One and that they are confident that they will prevail in this lawsuit.

 THE MERGER AGREEMENT

        The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The merger agreement, together with Amendment No. 1 thereto, is attached to this proxy statement/prospectus as Annex A and Annex B, respectively, and incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.

 Structure of the Merger

        Subject to the terms and conditions of the merger agreement, in accordance with the National Bank Act, Merger Sub will merge with and into Herald, with Herald continuing as the surviving entity and a wholly-owned subsidiary of BankUnited, Inc. Herald will be the surviving entity in the merger and will continue its existence under the laws of the United States of America. Upon completion of the merger, the separate corporate existence of Merger Sub will cease. Subject to certain approvals and conditions, on the last business day of August 2012, Herald will be merged with and into BankUnited, BankUnited, Inc.'s wholly-owned banking subsidiary, with BankUnited as the surviving entity. In the unlikely event that the subsequent merger does not occur on the last business day of August 2012, Herald will continue to exist as a national banking association, wholly-owned by BankUnited, Inc. For the potential tax effects of such an eventuality, please see the section of this proxy statement/prospectus entitled "Material U.S. Federal Income Tax Consequences of the Merger—U.S. Federal Income Tax Consequences if the Subsequent Merger Fails to Occur" beginning on Page [    •    ]. Subject to Herald's consent, not to be unreasonably withheld, conditioned or delayed, BankUnited, Inc. may change the structure of its acquisition, provided that no such change (i) alters or changes the amount or kind of the merger consideration, (ii) adversely affects the tax consequences of the integrated mergers to Herald's shareholders or the tax treatment of the parties pursuant to the merger agreement, (iii) likely materially impedes or delays the transaction, or (iv) relieves BankUnited, Inc. of its obligations under the merger agreement.

Merger Consideration

        As a result of the merger Herald shareholders will have the right, with respect to each of their shares of Herald preferred or common stock, to elect to receive merger consideration consisting of either cash or shares of BankUnited, Inc. common stock, subject to adjustment as described below. The aggregate value of the merger consideration will fluctuate with the market price of BankUnited, Inc. common stock and will be determined based on the average of the closing prices of BankUnited, Inc. common stock for the ten trading days ending on the day before the date of completion of the merger.

        If you are a Herald shareholder, whether you make a cash election or a stock election, the value of the consideration that you will receive as of the completion date will be substantially the same based on the average BankUnited, Inc. stock price used to calculate the merger consideration.

        A table showing the cash and stock merger consideration on a per share basis as well as the aggregate merger consideration at various closing prices of BankUnited, Inc. common stock is provided on Page [    •    ] of this proxy statement/prospectus.

        Elections must be received by the exchange agent named in the form of election being distributed to Herald shareholders concurrently with this proxy statement/prospectus by 5:00 p.m., New York City time, on December 19, 2011. This is referred to as the election deadline. Any Herald shareholder who either does not return by the election deadline or improperly completes and/or does not sign his, her, or its form of election will receive cash, shares of BankUnited, Inc. common stock or a mixture of cash and shares of BankUnited, Inc. common stock, based on what is available after giving effect to the valid elections made by other shareholders, as well as the adjustments described below. In addition, Herald shareholders may specify different elections with respect to different shares held by them (for example, a shareholder with 100 shares could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

  Cash Election.

        The merger agreement provides that each Herald shareholder who makes a valid cash election will have the right to receive, in exchange for each share of Herald common or preferred stock, an amount in cash equal to the Per Share Amount (determined as described below). We sometimes refer to this cash amount as the "cash consideration." Based on the closing price of BankUnited, Inc. common stock on [    •    ], 2011, the cash consideration would be $[    •    ]. The aggregate amount of cash that BankUnited, Inc. has agreed to pay to all Herald shareholders in the merger is fixed at $22,860,611.10 and as a result, even if you make a cash election, you may nevertheless receive a mix of cash and stock.

        The "Per Share Amount" is the amount obtained by adding (A) $1.35 and (B) the product, rounded to the nearest one ten thousandth, of 0.0990 times the Purchaser Closing Price.

        The "Purchaser Closing Price" is the average, rounded to the nearest ten one thousandth, of the closing prices of BankUnited, Inc. common stock on the NYSE for the ten trading days immediately preceding the date that the merger is completed.

  Stock Election.

        The merger agreement provides that each Herald shareholder who makes a valid stock election will have the right to receive, in exchange for each share of Herald common or preferred stock, a fraction of a share of BankUnited, Inc. common stock equal to the Exchange Ratio (determined as described below). We sometimes refer to such fraction of a share of BankUnited, Inc. common stock as the "stock consideration." Based on the closing price of BankUnited, Inc. common stock on [    •    ] , 2011, the stock consideration would be [    •    ] shares of BankUnited, Inc. common stock. The total number of shares of BankUnited, Inc. common stock that will be issued in the merger will be fixed as of the closing of the merger and as a result, even if you make a stock election, you may nevertheless receive a mix of cash and stock.

        The "Exchange Ratio" is defined in the merger agreement as the quotient, rounded to the nearest one ten thousandth, obtained by dividing the Per Share Amount (determined as described above) by the Purchaser Closing Price (determined as described above).

        No fractional shares of BankUnited, Inc. common stock will be issued to any holder of Herald preferred or common stock upon completion of the merger. For each fractional share that would otherwise be issued, BankUnited, Inc. will pay cash in an amount equal to the fraction multiplied by the Purchaser Closing Price. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

  Non-Election Shares.

        Herald shareholders who make no election to receive cash or BankUnited, Inc. common stock in the merger, whose elections are not received by the exchange agent by the election deadline, or whose forms of election are improperly completed and/or are not signed will be deemed not to have made an "election." Shareholders not making an election may be paid in cash, BankUnited, Inc. common stock or a mix of cash and shares of BankUnited, Inc. common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other Herald shareholders using the proration adjustment described below.

Adjustment

        The total number of shares of BankUnited, Inc. common stock that will be issued in the merger is approximately [    •    ] million, based on the closing price of BankUnited, Inc. common stock on [    •    ] , 2011 and the number of Herald shares outstanding on that date, and the cash that will be paid in the merger is fixed at $22,860,611.10. If the number of shares of Herald common stock outstanding increases prior to the date of completion of the merger due to the exercise of outstanding options to purchase or receive shares of Herald common stock, the aggregate number of shares of

BankUnited, Inc. common stock to be issued as consideration in the merger will be increased accordingly. The final number of BankUnited, Inc. shares to be issued in the merger will also depend on the average closing price of BankUnited, Inc. common stock during the ten trading days immediately preceding the date that the merger is completed. However, the cash consideration will always remain fixed at $22,860,611.10.

        The cash and stock elections are subject to adjustment to preserve the limitation described above on the number of shares of BankUnited, Inc. common stock and the amount of cash to be issued and paid in the merger. As a result, even if you make a cash election or stock election, you may nevertheless receive a mix of cash and stock, only cash, or only stock.

  Adjustment if the Cash Pool is Oversubscribed by Preferred Shareholders.

        Stock may be paid to preferred and common shareholders who make cash elections if the available $22,860,611.10 is insufficient to provide all of the preferred shareholders who elect to receive cash with all of the consideration for their shares in cash. The total number of shares of Herald preferred stock for which valid cash elections are made is referred to as the "Preferred Cash Election Number." The maximum number of preferred shares which may be converted into cash consideration, which we refer to as the "Preferred Cash Conversion Number," is equal to the quotient obtained by dividing (1) $22,860,611.10 by (2) the Per Share Amount. For example, if the Per Share Amount were $5.0001, the Preferred Cash Conversion Number would be approximately 4,572,030.78 ($22,860,611.10 / $5.0001), meaning that no more than 4,572,030 shares of Herald preferred stock can be converted into the right to receive $5.0001 in cash, regardless of whether holders of more preferred shares have made cash elections.

        If the Preferred Cash Election Number is greater than the Preferred Cash Conversion Number, the cash election is oversubscribed. If the cash election is oversubscribed, then:

  •
  a Herald shareholder making a stock election, no election or an invalid election will receive the stock consideration for each share of Herald preferred or common stock as to which he, she, or it made a stock election, no election, or an invalid election;

  •
  a Herald common shareholder making a cash election will receive the stock consideration for each share of Herald common stock as to which he, she, or it made a cash election; and

  •
  a Herald preferred shareholder making a cash election will receive:

  o
  the cash consideration for a number of Herald preferred shares equal to the product obtained by multiplying (1) the number of Herald preferred shares for which such shareholder has made a cash election by (2) a fraction, the numerator of which is the Preferred Cash Conversion Number and the denominator of which is the Preferred Cash Election Number; and

  o
  the stock consideration for the remaining Herald preferred shares for which the shareholder made a cash election.

Example A.    Oversubscription of Cash Pool by Preferred Shareholders.

        Assuming that:

  •
  the Preferred Cash Conversion Number was 4,572,030.78, and

  •
  the Preferred Cash Election Number was 4,684,928 (in other words, only 4,572,030.78 shares of Herald preferred stock can receive the cash consideration, but Herald preferred shareholders have made cash elections with respect to 4,684,928 shares of Herald preferred stock), then a Herald preferred shareholder making a cash election with respect to 1,000 shares of Herald preferred stock would receive the cash consideration with respect to approximately 976 Herald shares (1,000 * 4,572,030.78 / 4,684,928) and the stock consideration with respect to the remaining approximately 24 shares of Herald preferred stock. Therefore, if the Purchaser Closing Price was equal to $36.87, that Herald shareholder would receive three shares of BankUnited, Inc. common stock and $4,889.48 in cash.

  Adjustment if Cash Pool is Oversubscribed by Common Shareholders.

        Stock may be paid to common shareholders who make cash elections if the available $22,860,611.10 cash pool is insufficient to provide preferred and common shareholders who made cash elections with the cash consideration. The amount of cash consideration available after cash consideration has been allocated to the shares of Herald preferred stock for which valid cash elections are made is referred to as the "Remaining Cash Component." The total number of shares of Herald common stock for which valid cash elections are made is referred to as the "Cash Election Number." The number of shares of Herald common stock and shares of preferred stock for which no valid elections have been made that will be converted into the right to receive cash in the merger, which we refer to as the "Cash Conversion Number," is equal to the quotient obtained by dividing (1) the Remaining Cash Component by (2) the Per Share Amount. For example, if the Remaining Cash Component was $3,498,272.17 and the Per Share Amount was $4.1329, the Cash Conversion Number would be approximately 846,444.91 ($3,498,272.17 / $4.1329), meaning that 846,444.91 common shares and shares of preferred stock for which no valid elections have been made must be converted into the right to receive $4.1329 in cash, regardless of whether Herald shareholders have made cash elections for a greater or lesser number of Herald shares.

        If the Preferred Cash Election Number is greater than or equal to the Preferred Cash Conversion Number, then the Remaining Cash Component, and therefore the Cash Conversion Number, would be equal to zero and all shares of Herald common stock and shares of preferred stock for which no valid elections have been made would receive the stock consideration. If the Cash Conversion Number is greater than zero and the Cash Election Number is greater than the Cash Conversion Number, the cash election is oversubscribed by common shareholders. If the cash election is oversubscribed by common shareholders, then:

  •
  a Herald common or preferred shareholder making a stock election, no election or an invalid election will receive the stock consideration for each share of Herald common or preferred stock as to which he, she, or it made a stock election, no election or an invalid election;

  •
  a Herald preferred shareholder making a cash election would receive the cash consideration for each share as to which he, she, or it made a valid cash election; and

  •
  a Herald common shareholder making a cash election will receive:

  o
  the cash consideration for a number of Herald shares equal to the product obtained by multiplying (1) the number of Herald shares for which such shareholder has made a cash election by (2) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number; and

  o
  the stock consideration for the remaining Herald shares for which the shareholder made a cash election.

Example B.    Oversubscription of Cash Pool by Common Shareholders.

        Assuming that:

  •
  the Cash Conversion Number was 846,444.91, and

  •
  the Cash Election Number was 4,000,000 (in other words, only 846,444.91 shares of Herald common and non-electing preferred stock can receive the cash consideration, but Herald common shareholders have made cash elections with respect to 4,000,000 shares of Herald common stock), then a Herald shareholder making a cash election with respect to 1,000 shares of Herald common stock would receive the cash consideration with respect to approximately 212 shares of Herald common stock (1,000 * 846,444.91 / 4,000,000) and the stock consideration with respect to the remaining approximately 788 shares of Herald common stock. Therefore, if the Purchaser Closing Price were equal to $28.11, that Herald shareholder would receive 115 shares of BankUnited, Inc. common stock and $899.68 in cash.

  Adjustment if the Cash Pool is Undersubscribed.

        Cash may be issued to shareholders who make stock elections if the available $22,860,611.10 cash pool is undersubscribed. If the Cash Election Number is less than the Cash Conversion Number, the cash election is undersubscribed. The amount by which the Cash Election Number is less than the Cash Conversion Number is referred to as the "Shortfall Number."

        If the cash election is undersubscribed, then all Herald shareholders making a cash election will receive the cash consideration for all shares of Herald stock as to which they have made a cash election. Herald common shareholders making a stock election, Herald shareholders who make no election and Herald shareholders who failed to make a valid election will receive cash and/or BankUnited, Inc. common stock based in part on whether the Shortfall Number is less or greater than the number of non-election shares, as described below. Herald preferred shareholders making valid elections will receive the form of merger consideration they elected to receive.

        Scenario 1: Shortfall Number is Less than or Equal to Number of Non-Election Shares.    If the Shortfall Number is less than or equal to the number of non-election shares, then:

  •
  a Herald shareholder making a stock election will receive the stock consideration for each Herald share as to which he, she, or it made a stock election; and

  •
  a Herald shareholder who made no election or who did not make a valid election with respect to any of his, her, or its shares will receive:

  o
  the cash consideration with respect to the number of Herald shares equal to the product obtained by multiplying (1) the number of non-election shares held by such Herald shareholder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of non-election shares; and

  o
  the stock consideration with respect to the remaining non-election shares held by such shareholder.

Example C1.    Undersubscription of Cash Pool and Shortfall Number Less than Number of Non-Election Shares.

        Assuming that:

  •
  the Cash Conversion Number was 846,444.91,

  •
  the Cash Election Number is 600,000 (in other words, approximately 846,444.91 Herald common and non-electing preferred shares must be converted into the cash consideration but Herald shareholders have made a cash election with respect to only 600,000 shares of Herald common stock, so the Shortfall Number is approximately 246,444.91), and

  •
  the total number of non-election shares is 2,000,000,

then a Herald shareholder that has not made an election with respect to 1,000 Herald shares would receive the cash consideration with respect to approximately 123 Herald shares (1,000 * 246,444.91 / 2,000,000) and the stock consideration with respect to the remaining approximately 877 Herald shares. Therefore, if the Purchaser Closing Price was equal to $28.11, that Herald shareholder would receive 128 shares of BankUnited, Inc. common stock and $534.18 in cash.

        Scenario 2: Shortfall Number Exceeds Number of Non-Election Shares.    If the Shortfall Number exceeds the number of non-election shares, then:

  •
  a Herald shareholder who made no election or who has not made a valid election will receive the cash consideration for each share of Herald preferred or common stock for which he, she, or it did not make a valid election; and

  •
  a Herald common shareholder making a stock election will receive:

  o
  the cash consideration with respect to the number of Herald shares equal to the product obtained by multiplying (1) the number of Herald common shares with respect to which the shareholder made a stock election by (2) a fraction, the numerator of which is equal to the amount by which the Shortfall Number exceeds the number of non-election shares and (2) the denominator of which equal to the total number of common shares for which a stock election was made; and

  o
  stock consideration with respect to the remaining Herald shares held by such shareholder as to which he, she, or it made a stock election.

Example C2.    Undersubscription of Cash Pool and Shortfall Number Exceeds Number of Non Election Shares.

        Assuming that:

  •
  the Cash Conversion Number is 5,531,372.91,

  •
  the Cash Election Number is 2,000,000 (in other words, approximately 5,531,372.91 Herald common and non-electing preferred shares must be converted into the cash consideration but Herald common shareholders have made a cash election with respect to only 2,000,000 Herald shares, so the Shortfall Number is approximately 3,531,372.91),

  •
  the number of non-election shares is 2,000,000 (so the Shortfall Number exceeds the number of non-election shares by approximately 1,531,372.91), and

  •
  the number of stock election shares is 8,248,858,

then a Herald shareholder that has made a stock election with respect to 1,000 Herald shares would receive the cash consideration with respect to approximately 186 Herald shares (1,000 * 1,531,372.91 / 8,248,858) and the stock consideration with respect to the remaining approximately 814 Herald shares. Therefore, if the Purchaser Closing Price were equal to $28.11, that Herald shareholder would receive 119 shares of BankUnited, Inc. common stock and $787.22 in cash.

Closing

        The completion of the merger will occur no later than three business days after the satisfaction or waiver of all closing conditions, unless extended by mutual agreement of the parties.

Effective Time of the Merger

        The merger will become effective as of the date and time specified in the Notice of Consummation to be filed with the OCC. We intend to file the Notice of Consummation as soon as practicable after the satisfaction or waiver of the closing conditions in the merger agreement.

Merger of BankUnited and Herald

        BankUnited, Inc. will cause Herald to merge with and into BankUnited, BankUnited, Inc.'s wholly-owned banking subsidiary, with BankUnited surviving, on the last business day of August 2012 provided that (1) all required consents and approvals of, filings with and notices to all governmental entities required to consummate such merger shall have been made or obtained, and (b) BankUnited, Inc. shall have obtained assurances from the applicable bank regulatory authorities, satisfactory to BankUnited, Inc. in its sole judgment, that all regulatory agreements in effect with respect to Herald shall no longer be operative after such merger. If such conditions have not been satisfied by the last business day of August 2012, such merger will occur promptly following the satisfaction thereof.

Treatment of Herald Options and Other Equity Based Awards

  Options

        At the effective time of the merger, each outstanding option to acquire a share of Herald common stock will vest and be converted into a BankUnited, Inc. option to acquire a number of shares equal to the product obtained by multiplying the number of shares of Herald common stock that were purchasable under such option immediately prior to the merger by the Exchange Ratio, rounded down to the nearest whole share, and shall continue to be governed by the same terms and conditions as were applicable under such option immediately prior to the effective time. The per share exercise price for each Herald option will equal the quotient obtained by dividing (1) the per share exercise price of the option in effect immediately prior to the effective time of the merger by (2) the Exchange Ratio, rounded up to the nearest whole cent.

  Restricted Stock

        At the effective time of the merger, each outstanding share of Herald restricted stock will become fully vested and will be treated for purposes of the election and proration provisions of the merger agreement as shares of common stock for which no election has been made.

Treatment of Herald Warrants

        At the effective time of the merger, BankUnited, Inc. will assume and cause to be performed all obligations of Herald pursuant to the Stock Warrant Agreement, dated as of November 24, 2008, by Herald in favor of the parties listed on Exhibit A thereto. Each warrant so assumed by BankUnited, Inc. will continue to have, and be subject to, the same terms and conditions set forth in that agreement immediately prior to the effective time of the merger, except that each such outstanding warrant will be exercisable for shares of BankUnited, Inc. common stock and cash in the same proportion that the holders of Herald common stock receive in the aggregate in the merger as measured as of the effective time.

Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration

        The conversion of Herald common and preferred stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, the exchange agent will exchange certificates representing shares of Herald preferred and common stock for merger consideration to be received in the merger pursuant to the terms of the merger agreement.

  Form of Election

        The merger agreement provides that at the time this proxy statement/prospectus is made available to shareholders, Herald shareholders will be provided with a form of election. Each form of election will allow the holder to make cash or stock elections. The exchange agent will also make available forms of election to holders of Herald preferred and common stock who request the form of election prior to the election deadline. Separate forms of election will be received, and should be completed, with respect to shares of Herald preferred stock and shares of Herald common stock.

        Holders of Herald preferred and common stock who wish to elect the type of merger consideration they will receive in the merger should carefully review and follow the instructions set forth in the form of election. Shareholders who hold their shares in "street name" should follow their broker's instructions for making an election with respect to such shares. Shares of Herald common and preferred stock as to which the holder has not made a valid election prior to the election deadline, which is 5:00 p.m., New York City time, on December 19, 2011, the day prior to the date of the Herald special meeting, will be treated as though they had not made an election.

        To make an election, a holder of Herald preferred or common stock must submit a properly completed form of election, together with stock certificates, so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions on the form of election.

        A form of election will be properly completed only if accompanied by certificates representing all shares of Herald preferred and common stock covered by the form of election (or appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as described in the form of election). If a shareholder cannot deliver his or her stock certificates to the exchange agent by the election deadline, a shareholder may deliver a notice of guaranteed delivery promising to deliver his or her stock certificates, as described in the form of election, so long as (1) the guarantee of delivery is from a firm which is a member of the NYSE or another registered national securities exchange or a commercial bank or trust company having an office in the United States and (2) the actual stock certificates are in fact delivered to the exchange agent by the time set forth in the guarantee of delivery.

        Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed form of election. If an election is revoked, or the merger agreement is terminated, and any certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the shareholder who submitted those certificates via first-class mail or, in the case of shares of Herald preferred or common stock tendered by book-entry transfer into the exchange agent's account at the Depository Trust Company, or "DTC," by crediting to an account maintained by such shareholder within DTC promptly following the termination of the merger agreement or revocation of the election.

        Herald shareholders will not be entitled to revoke or change their elections following the election deadline. As a result, shareholders who have made elections will be unable to revoke their elections or sell their shares of Herald preferred and common stock during the interval between the election deadline and the date of completion of the merger.

        Shares of Herald preferred and common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-election shares. If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

  Letter of Transmittal

        Soon after the completion of the merger, the exchange agent will send a letter of transmittal to only those persons who were Herald shareholders at the effective time of the merger and who have not previously submitted a form of election and properly surrendered shares of Herald preferred and common stock to the exchange agent. This mailing will contain instructions on how to surrender shares of Herald preferred and common stock (if these shares have not already been surrendered) in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

        If a certificate for Herald preferred or common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon the making of an affidavit of that fact by the person claiming such stock certificates to be lost, stolen or destroyed and, if required by BankUnited, Inc. or the exchange agent, the posting by such person of a bond in such sum as BankUnited, Inc. may reasonably direct.

  Dividends and Distributions

        Until Herald common and preferred stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to BankUnited, Inc. common stock into which shares of Herald preferred or common stock may have been converted will accrue but will be paid by BankUnited, Inc. to the exchange agent. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Herald stock certificate there shall be paid to the holder of a BankUnited, Inc. stock certificate representing whole shares of BankUnited, Inc. common stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the effective time theretofore paid with respect to such whole shares of BankUnited, Inc. common stock and the amount of any cash payable in lieu of a fractional share of BankUnited, Inc. common stock to which such holder is entitled, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of BankUnited, Inc. common stock.

  Withholding

        The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any Herald shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders in respect of whom the amounts were withheld.

Representations and Warranties

        The merger agreement contains representations and warranties made by Herald to BankUnited, Inc. relating to a number of matters, including the following:

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  corporate organization, qualification to do business, standing and power, and subsidiaries;

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  capitalization;

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  requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

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  absence of conflicts with (a) governing documents, (b) indentures or other instruments, or (c) applicable laws as a result of entering into the merger agreement or completing the merger;

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  required regulatory and third-party consents necessary in connection with the merger;

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  proper filing of documents with regulatory agencies and the OCC and the accuracy of information contained in the documents filed with the OCC;

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  the conformity with U.S. GAAP and the SEC and OCC requirements of Herald's financial statements filed with the OCC and the absence of undisclosed liabilities;

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  broker's and finder's fees related to the merger;

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  the absence of a material adverse effect since December 31, 2010;

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  compliance with applicable law;

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  non-applicability of any state or federal takeover laws;

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  employee compensation and benefits matters;

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  opinion from financial advisor;

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  accuracy of Herald information provided in this proxy statement/prospectus;

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  legal proceedings;

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  material contracts;

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  environmental matters;

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  tax matters;

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  intellectual property;

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  properties;

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  insurance;

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  accounting and internal controls;

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  derivatives;

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  labor matters;

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  Herald's loan portfolio;

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  related party transactions; and

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  agreements with regulatory agencies.

        The merger agreement also contains representations and warranties made by BankUnited, Inc. and to be made by Merger Sub to Herald relating to a number of matters, including the following:

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  corporate organization, qualification to do business, registration as a savings and loan company;

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  capitalization;

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  requisite corporate authority to enter into the merger agreement and to complete the contemplated merger;

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  absence of conflicts with (a) governing documents, (b) indentures or other instruments, or (c) applicable laws as a result of entering into the merger agreement or completing the merger;

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  required regulatory or third-party consents necessary in connection with the merger;

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  proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC;

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  the conformity with U.S. GAAP and the SEC requirements of BankUnited, Inc.'s financial statements filed with the SEC;

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  broker's and finder's fees related to the merger;

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  compliance with applicable law;

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  legal proceedings;

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  the absence of a material adverse effect since December 31, 2010;

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  accuracy of BankUnited, Inc.'s information provided in this proxy statement/prospectus;

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  absence of action or agreement to impede the merger from qualifying as a reorganization;

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  accounting and internal controls;

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  due authorization of BankUnited, Inc. common stock to be issued in the merger; and

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  availability of funds to pay the cash merger consideration.

        This summary, and the copy of the merger agreement attached to this proxy statement/prospectus as Annex A and Annex B, are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide any other factual information about Herald or BankUnited, Inc. or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the merger agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Herald or BankUnited, Inc., or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the periodic and current reports and statements Herald files with the OCC and BankUnited, Inc. files with the SEC. The representations and warranties, covenants and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

        Certain of these representations and warranties are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, a "material adverse effect" with respect to BankUnited, Inc. or Herald, as the case may be, means, with respect to any party, a material adverse effect on (i) the condition (financial or otherwise), results of operations, assets, liabilities or business of such party and its subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a "material adverse effect" shall not be deemed to include effects arising out of, relating to or resulting from (A) changes after the date of the merger agreement in applicable GAAP or regulatory accounting requirements, (B) changes after the date of the merger agreement in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, (C) changes after the date of the merger agreement in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its subsidiaries operate, (D) changes after the date of the merger agreement in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof, (F) the public disclosure of the merger agreement or the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (H) actions or omissions taken with the prior written consent of the other party or expressly required by the merger agreement except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of any such change are disproportionately adverse to the condition (financial or otherwise), results of operations, assets, liabilities or business of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

        The representations and warranties in the merger agreement do not survive the effective time of the merger and, as described below under "Termination of the Merger Agreement" if the merger agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the merger agreement, unless a party willfully breached the merger agreement.

Covenants and Agreements
  Conduct of Businesses Prior to the Completion of the Merger

        Herald has agreed that, prior to the effective time of the merger, it will conduct its businesses in the ordinary course consistent with past practice and use reasonable best efforts to maintain and preserve intact its business organization and its rights and permits issued by governmental entities, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers, governmental entities, and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired.

        In addition to the general covenants above, Herald has agreed that prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement, it will not, and will not permit its subsidiaries to, without the prior written consent of BankUnited, Inc. (not to be unreasonably withheld):

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  issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or options, warrants, or other rights to purchase its stock or permit any additional shares of its stock or options, warrants, or other rights to purchase its stock to become subject to new grants, except for issuances under dividend reinvestment plans and the employee benefit plans, in the ordinary course of business;

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  make, declare, pay or set aside for payment any dividend or declare or make any distribution on any shares of its stock;

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  directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock;

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  amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into (i) any contract or other binding obligation that is material to Herald, (ii) any material restriction on the ability of Herald to conduct its business as it is presently being conducted, or (iii) any contract or other binding obligation relating to Herald's common or preferred stock or any other outstanding capital stock or any outstanding instrument of indebtedness;

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  sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for those in the ordinary course of business and in transactions that are not material;

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  acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business and in transactions that are not material, and that do not present a material risk that the completion of the merger will be materially delayed or that the required regulatory approvals will be more difficult to obtain;

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  amend Herald's articles of association or Herald's by-laws;

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  implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

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  (A) except as required under applicable law or the terms of any Herald benefit plan existing as of the date of the merger agreement (i) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Herald, other than increases to such persons who are not directors or executive officers of Herald in the ordinary course consistent with past practice, (ii) become a party to, establish, amend, commence participate in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any such person (or newly hired employees), (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Herald benefit plan, (iv) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Herald benefit plan, or (v) materially change any actuarial assumptions used to calculate funding obligations with respect to any Herald benefit plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law, or (B) hire or terminate the employment of a Chief Executive Officer, President, Chief Financial Officer, Chief Risk Officer, Chief Credit Officer, Internal Auditor, General Counsel or any other officer holding the position of Senior Vice President or senior;

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  except as may be required by applicable law, regulation or policies imposed by any governmental entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the merger, (ii) take any action, or omit to take any action, which action or failure to act is reasonably likely to result in any of the conditions to the merger not being satisfied, or (iii) take any action, or omit to take any action, which action or failure to act is reasonably likely to prevent the integrated mergers from together qualifying as a reorganization within the meaning of Section 368(a) of the Code;

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  incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business;

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  enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by a regulatory agency;

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  other than in consultation with BankUnited, Inc., make any material change to its investment securities portfolio, derivatives portfolio or its interest rate exposure, or the manner in which the portfolio is classified or reported, except as required by a regulatory agency;

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  settle any legal proceeding in an amount in excess of $75,000 individually, for employment-related legal proceedings, or $150,000 individually, for all other proceedings, or $250,000 in the aggregate for employment-related actions, suits, claims or proceedings, or $500,000 in the aggregate for all actions, suits, claims or proceedings, and in each case that would not (i) impose any restriction on Herald's business or (ii) create precedent for claims that is reasonably likely to be material to Herald;

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  apply for or open, relocate, or close any branch office, loan production office or other significant office or operations facility;

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  make or change any material tax elections, change or consent to any change in it or its subsidiaries' method of accounting for tax purposes (except as required by applicable tax law), take any material position on any material tax return filed on or after the date of the merger agreement, settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return;

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  engage in (or modify in a manner adverse to Herald) any transactions (except for any ordinary course banking relationships permitted under applicable law) with any affiliate of Herald or any director or officer (senior vice president or above) of Herald (or any affiliate or immediate family member of any such person or any affiliate of such person's immediate family members); or

  •
  agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the above prohibited actions.

        BankUnited, Inc. has agreed to a more limited set of restrictions on its business prior to the completion of the merger. Specifically, BankUnited, Inc. has agreed that prior to the effective time of the merger, except as expressly permitted by the merger agreement, it will not, without the prior written consent of Herald (not to be unreasonably withheld):

  •
  amend BankUnited, Inc.'s by-laws or similar governing documents of any of its significant subsidiaries in a manner that would materially and adversely affect the economic benefits of the merger to Herald shareholders or that would materially impede BankUnited, Inc.'s ability to consummate the merger;

  •
  except as may be required by applicable law, regulation or policies imposed by any governmental entity (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement, or (ii) take, or omit to take, any action that is reasonably likely to result in the conditions to the merger not being satisfied; or

  •
  agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the above prohibited actions.

  Regulatory Matters

        BankUnited, Inc. and Herald have agreed to promptly prepare and file with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part, as well as a proxy statement with the OCC, in each case not later than 45 days after the date of the merger agreement. BankUnited, Inc. and Herald have agreed to use reasonable best efforts to have the Form S-4 declared effective under the Securities Act, and the proxy statement cleared by the OCC, as promptly as practicable after such filing, and to mail or deliver the proxy statement/prospectus to Herald's shareholders. BankUnited, Inc. has also agreed to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to consummate the merger, and Herald has agreed to furnish all information concerning Herald and the holders of Herald preferred and common stock as may be reasonably requested in connection with any such action.

        BankUnited, Inc. and Herald have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger), and, subject to the terms the merger agreement, to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or governmental entities.

        In addition, Herald has agreed, to the extent permitted by applicable law, to (i) promptly advise BankUnited, Inc. of the receipt of any substantive communication from a governmental entity with respect to the transactions contemplated by the merger agreement, (ii) provide BankUnited, Inc. with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any governmental entity with respect to the transactions contemplated by the merger agreement and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) provide BankUnited, Inc. with the opportunity to participate in any meetings or substantive telephone conversations that Herald or its representatives may have from time to time with any governmental entity with respect to the transactions contemplated by the merger agreement.

        Notwithstanding the foregoing, nothing in the merger requires BankUnited, Inc. or Merger Sub to take any action if the taking of such action or the obtaining of or compliance with any permits, consents, approvals or authorizations is reasonably likely to result in any restriction, requirement or condition that, individually or in the aggregate, would, after the merger, reasonably be expected to restrict or burden BankUnited, Inc. or any of its affiliates (i) in connection with the merger or (ii) with respect to the business or operations of BankUnited, Inc. or any of its affiliates that would, in the case of either (i) or (ii), have a material adverse effect on BankUnited, Inc. or any of its affiliates, in each case measured on a scale relative to Herald.

  Shareholder Approval

        Herald's Board of Directors has resolved to recommend to Herald's shareholders that they ratify and confirm the merger agreement and agreed that it will submit to Herald's shareholders the merger agreement and any other matters required to be approved by Herald's shareholders in order to carry out the intentions of the merger agreement. In furtherance of that obligation, Herald has agreed to take, in accordance with applicable law and Herald's articles of association and Herald's by-laws, all action necessary to convene a meeting of its shareholders, as promptly as practicable, to consider and vote upon the ratification and confirmation of the merger agreement as well as any other such matters. Herald's Board of Directors has agreed to use all reasonable best efforts to obtain from its shareholders a vote for the ratification and confirmation of the merger agreement. However, if Herald's Board of Directors, after consultation with (and based on the advice of) outside counsel, determines in good faith that, because of the receipt by Herald of an Acquisition Proposal (as defined below) that Herald's Board of Directors concludes in good faith constitutes a Superior Proposal (as defined below), it would result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement, then in submitting the merger agreement to Herald's shareholders, Herald's Board of Directors may submit the merger agreement to its shareholders without recommendation (although the resolutions approving the merger agreement as of the date thereof may not be rescinded or amended), in which event Herald's Board of Directors may communicate the basis for its lack of a recommendation to the shareholders in this proxy statement/prospectus or an appropriate amendment or supplement thereto to the extent required by law; provided that Herald may not take any actions under this sentence until after giving BankUnited, Inc. at least five business days to respond to any such Acquisition Proposal (and after giving BankUnited, Inc. notice of the latest material terms, conditions and identity of the third party in any such Acquisition Proposal) and then taking into account any amendment or modification to the merger agreement proposed by BankUnited, Inc. (any modification to any Acquisition Proposal shall constitute a new Acquisition Proposal triggering a new five business day response period for BankUnited, Inc.).

        Nothing contained in the merger agreement, however, would relieve Herald of its obligation to submit the merger agreement to its shareholders for a vote and Herald may not submit to the vote of its shareholders any Acquisition Proposal.

  NYSE Listing

        BankUnited, Inc. will cause the shares of BankUnited, Inc. common stock to be issued in the merger to have been authorized for listing on the NYSE, subject to official notice of issuance, prior to the effective time of the merger.

  Employee Matters

        Following the completion of the merger, BankUnited, Inc. has agreed to maintain or cause to be maintained employee benefit plans for the benefit of employees (as a group) who are actively employed by Herald on the closing date of the merger, which are referred to as "covered employees," that provide employee benefits which are substantially comparable to the employee benefits that are generally made available to similarly situated employees of BankUnited, Inc. or its subsidiaries (other than Herald), as applicable, subject to certain qualifications.

        In addition, BankUnited, Inc. has agreed, to the extent that a covered employee becomes eligible to participate in a BankUnited, Inc. benefit plan following the completion of merger, that BankUnited, Inc. will cause such employee benefit plan to:

  •
  recognize the service of such covered employee with Herald (or its predecessor entities) for purposes of eligibility, vesting and benefit accrual (other than for purposes of benefit accruals under any plan that is a defined benefit pension plan) under such benefit plan to the same extent such service was recognized immediately prior to the effective time of the merger under a comparable Herald benefit plan in which such covered employee was eligible to participate immediately prior to the effective time of the merger; provided that such recognition of service shall not operate to duplicate any benefits of a covered employee with respect to the same period of service; and

  •
  with respect to any BankUnited, Inc. benefit plan that provides health or other welfare benefits in which any covered employee is eligible to participate for the plan year in which such covered employee is first eligible to participate, use its reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such BankUnited, Inc. benefit plan to be waived with respect to such covered employee to the extent such limitation would have been waived or satisfied under the Herald benefit plan in which such covered employee participated immediately prior to the effective time of the merger, and (B) recognize any health expenses incurred by such covered employee in the year that includes the closing date (or, if later, the year in which such covered employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such BankUnited, Inc. benefit plan.

        BankUnited, Inc. and Herald have agreed to terminate Herald's 401(k) plan in accordance with its terms and to take any and all actions as may be required to permit each covered employee to make rollover contributions from Herald's 401(k) plan to BankUnited, Inc.'s 401(k) plan and to obtain from the IRS a favorable determination letter on termination for Herald's 401(k) plan.

        Herald has agreed that, if requested by BankUnited, Inc. in writing within 30 business days prior to the effective time of the merger, effective as of, and contingent upon, the closing date, Herald shall adopt such resolutions and/or amendments to terminate each Herald benefit plan as requested by BankUnited, Inc. to be terminated. Herald shall provide BankUnited, Inc. with a copy of the resolutions and/or plan amendments evidencing that each such benefit plan has been terminated. Each covered employee or other eligible participant shall become a participant in the BankUnited, Inc. benefit plan that is comparable to the terminated Herald benefit plan on the closing date (giving effect to the service crediting provisions of the merger agreement), it being agreed that there shall be no gap in coverage under, or participation in, any benefit plan or program of the type that BankUnited, Inc. requests Herald to terminate.

  Tax Matters

        BankUnited, Inc. and Herald have agreed to use reasonable best efforts to cause the integrated mergers to be treated as a single integrated transaction qualifying as a reorganization under the Code, to obtain certain tax opinions from their respective counsels that the integrated mergers will so qualify, to provide certain certificates containing representations, warranties, and covenants as may be reasonably requested by such counsels, and to refrain from taking any actions that would negate any statement contained in the certificates.

  Indemnification and Directors' and Officers' Liability Insurance

        From and after the effective time of the merger, each of BankUnited, Inc. and the surviving entity will indemnify and hold harmless, to the fullest extent permitted under applicable law (and will advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director and officer of Herald from liabilities arising out of or pertaining to matters existing or occurring at or before the effective time of the merger, including the transactions contemplated by the merger agreement. BankUnited, Inc. has agreed to provide directors' and officers' liability insurance that serves to reimburse the present and former officers and directors of Herald with respect to claims against such directors and officers arising from facts or events occurring before the effective time of the merger for a period of six years following the effective time of the merger. The insurance will contain terms and conditions that are not less advantageous than the current coverage provided by Herald, except that BankUnited, Inc. is not required to incur annual premium expense greater than 175% of Herald's current annual directors' and officers' liability insurance premium.

  No Solicitation

        Herald has agreed that it will not, and Herald will cause its officers, directors, agents, representatives, advisors and affiliates not to, directly or indirectly:

  •
  initiate, solicit, encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal or any proposal that is reasonably likely to lead to an Acquisition Proposal;

  •
  approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, any Acquisition Proposal; or

  •
  enter into any letter of intent, agreement in principle, merger agreement, investment agreement or other similar agreement relating to any Acquisition Proposal.

        However, if Herald receives an unsolicited bona fide Acquisition Proposal and Herald's Board of Directors concludes in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal, Herald may furnish nonpublic information and participate in such negotiations or discussions to the extent that the Board of Directors of Herald concludes in good faith (and based on the advice of outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law. Herald has agreed to immediately terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any persons other than BankUnited, Inc. with respect to any Acquisition Proposal. Herald has also agreed to advise BankUnited, Inc. within 24 hours following receipt of any Acquisition Proposal and of the substance of the Acquisition Proposal (including the identity of the person making such Acquisition Proposal and copies of any written Acquisition Proposal), and will keep BankUnited, Inc. promptly apprised of any developments.

  •
  As used in the merger agreement, "Acquisition Proposal" means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Herald or any of its subsidiaries or any proposal, inquiry, or offer to acquire in any manner more than 10% of the voting power in, or more than 10% of the fair market value of the business, assets or deposits of, Herald or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

  •
  As used in the merger agreement, "Superior Proposal" means a bona fide written Acquisition Proposal that the Board of Directors of Herald concludes in good faith to be more favorable from a financial point of view to its shareholders than the merger and the other transactions contemplated by the merger agreement, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided that for purposes of the definition of "Superior Proposal," the references to "more than 10%" in the definition of Acquisition Proposal are deemed to be references to "a majority."

  Restructuring Efforts

        If Herald's shareholders do not approve the merger at the Herald special meeting or any adjournment or postponement thereof, BankUnited, Inc. and Herald have agreed that they will in good faith use their reasonable best efforts to negotiate a restructuring of the merger (however neither BankUnited, Inc. nor Herald will be required to alter any material terms of the merger agreement in any such negotiations) and/or to resubmit the merger to Herald's shareholders for approval.

  Formation of Merger Sub

        On or prior to the date of the merger, BankUnited, Inc. will organize Merger Sub as a national banking association and a direct wholly-owned subsidiary of BankUnited, Inc., and BankUnited, Inc. will cause Merger Sub to accede to the merger agreement.

Conditions to Complete the Merger

  Conditions to Each Party's Obligations

        The respective obligations of each of BankUnited, Inc. and Herald to complete the merger are subject to the satisfaction of the following conditions:

  •
  receipt of the requisite affirmative vote of the Herald shareholders on the merger agreement;

  •
  approval for the listing on the NYSE of the BankUnited, Inc. common stock to be issued in the merger;

  •
  the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose; and

  •
  receipt of required regulatory approvals and the absence of any injunction or other legal prohibition or restraint against the merger.

  Conditions to Obligations of BankUnited, Inc.

        The obligation of BankUnited, Inc. to complete the merger is also subject to the satisfaction, or waiver by BankUnited, Inc., of the following conditions:

  •
  the accuracy of the representations and warranties of Herald as of the date of the merger agreement and the effective time of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on Herald;

  •
  performance in all material respects by Herald of the obligations required to be performed by it at or prior to the effective time of the merger;

  •
  receipt by BankUnited, Inc. of an opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters;

  •
  the absence of any action taken or determination made, or any law enacted, entered, enforced or deemed applicable to the transactions contemplated by the merger agreement, by any governmental entity, in connection with the grant of a required regulatory approval, which imposes any restriction, requirement or condition that, individually or in the aggregate, would, after the merger, reasonably be expected to restrict or burden BankUnited, Inc. or any of its affiliates (i) in connection with the merger or (ii) with respect to the business or operations of BankUnited, Inc. or any of its affiliates that would, in the case of either (i) or (ii), have a material adverse effect on BankUnited, Inc. or any of its affiliates, in each case measured on a scale relative to Herald; and

  •
  BankUnited, Inc. shall have received, in form and substance satisfactory to BankUnited, Inc. in its sole good faith judgment, confirmation from applicable regulatory authorities that consummation of the transactions contemplated by the merger agreement will not cause BankUnited, Inc., its affiliates, or their respective "institution affiliated parties," in each case not affiliated with Herald prior to the merger, or payments or agreements in respect of any of them, to become subject to any restriction or prohibition provided in section 18(k) of the FDIA, 12 C.F.R. Part 359, or any successor or similar law, rule, regulation, order or directive.

  Conditions to Obligations of Herald

        The obligation of Herald to complete the merger is also subject to the satisfaction or waiver by Herald of the following conditions:

  •
  the accuracy of the representations and warranties of BankUnited, Inc. as of the date of the merger agreement and the effective time of the merger, other than those failures to be true and correct that would not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on BankUnited, Inc.;

  •
  performance in all material respects by BankUnited, Inc. of the obligations required to be performed by it at or prior to the effective time of the merger; and

  •
  receipt by Herald of an opinion of Luse Gorman Pomerenk & Schick, P.C. as to certain tax matters.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by Herald shareholders:

  •
  by mutual consent of Herald and BankUnited, Inc.;

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  by either Herald or BankUnited, Inc., if any of the required regulatory approvals are denied or completion of the merger has been prohibited or made illegal by a governmental entity (and the denial or prohibition is final and nonappealable);

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  by either Herald or BankUnited, Inc., if the merger has not been completed by June 2, 2012, unless the failure to complete the merger by that date is due to the terminating party's failure to abide by the merger agreement;

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  by either Herald or BankUnited, Inc., if there is a breach by the other party that would result in the failure of the conditions of the terminating party's obligation to complete the merger, unless the breach is capable of being, and is, cured within 30 days of written notice of the breach (provided that the terminating party is not then in material breach of the merger agreement);

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  by BankUnited, Inc., if Herald or Herald's Board of Directors (1) submits the merger agreement to its shareholders without a recommendation for approval, or otherwise withdraws or adversely modifies its recommendation for approval (or discloses such intention), or approves, endorses, or recommends to its shareholders an Acquisition Proposal other than the merger, (2) materially breaches its obligation to refrain from soliciting Acquisition Proposals, or (3) materially breaches its obligation to call a shareholder meeting or prepare and mail to its shareholders the proxy statement/prospectus pursuant to the merger agreement;

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  by BankUnited, Inc., if Herald's shareholders fail to ratify and confirm the merger agreement at the Herald special meeting, or at any adjournment or postponement thereof; or

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  by BankUnited, Inc., if a tender or exchange offer for 20% or more of the outstanding shares of Herald common stock is commenced (other than by BankUnited, Inc. or its affiliates), and Herald's Board of Directors recommends that the Herald shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender or exchange offer within ten business days.

Effect of Termination

        If the merger agreement is terminated, it will become void, and there will be no liability on the part of BankUnited, Inc. or Herald, except that (a) both BankUnited, Inc. and Herald will remain liable for any willful breach of the merger agreement and (b) designated provisions of the merger agreement, including with respect to the payment of fees and expenses and the confidential treatment of information, will survive the termination.

Termination Fees

        BankUnited, Inc. will pay Herald a $5,000,000 termination fee if:

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  the merger agreement is terminated because the merger was not completed by June 2, 2012;

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  Herald was not in material breach of the merger agreement at the time of termination; and

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  Herald's shareholders ratified and confirmed the merger by the requisite affirmative vote at least five business days prior to termination.

        Herald will pay BankUnited, Inc. a $3,230,000 termination fee:

  •
  if BankUnited, Inc. terminates the merger agreement because:

  o
  Herald or Herald's Board of Directors (1) submits the merger agreement to its shareholders without a recommendation for approval, or otherwise withdraws or adversely modifies its recommendation for approval (or discloses such intention), or approves, endorses, or recommends to its shareholders an Acquisition Proposal other than the merger,

      (2) materially breaches its obligation to refrain from soliciting Acquisition Proposals, or (3) materially breaches its obligation to call a shareholder meeting or prepare and mail to its shareholders the proxy statement/prospectus pursuant to the merger agreement; or

    o
    a tender or exchange offer for 20% or more of the outstanding shares of Herald common stock is commenced (other than by BankUnited, Inc. or its affiliates), and Herald's Board of Directors recommends that the Herald shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender or exchange offer within ten business days; or

  •
  if (x) prior to the effective time of the merger, an Acquisition Proposal is communicated or otherwise made known to the senior management of Herald, Herald's Board of Directors, or Herald's shareholders generally, or becomes public, or any person shall have publicly announced or otherwise communicated to the senior management of Herald or Herald's Board of Directors an intention (whether or not conditional) to make an Acquisition Proposal; (y) thereafter this Agreement is terminated (i) by either party as a result of the merger not being completed by June 2, 2012 without Herald's shareholders having ratified and confirmed the merger agreement, (ii) by BankUnited, Inc. because of a breach by Herald that would result in the failure of the conditions of BankUnited, Inc.'s obligation to complete the merger, or (iii) by BankUnited, Inc. because of Herald's shareholders failing to ratify and confirm the merger agreement at the Herald special meeting; and (z) within twelve months after the termination of the merger agreement, an Acquisition Proposal shall have been consummated or any definitive agreement with respect to an Acquisition Proposal shall have been entered into (for purposes of the foregoing, the term "Acquisition Proposal" has the meaning assigned to such term above, except that references to "10%" in the definition of "Acquisition Proposal" are deemed to be references to "50%").

        Under certain circumstances if paying the termination fee to BankUnited, Inc. would cause Herald to fail to be "well capitalized" under applicable banking regulations or to otherwise violate any regulatory agreement between Herald and the OCC, Herald will not be obligated to pay the termination fee until it would be well capitalized and/or such payment would not cause it to violate its regulatory agreements. Until Herald pays the termination fee, however, it will not be able to pay any dividends. When Herald is able to pay the termination fee, it will be paid with interest.

Fees and Expenses

        Except with respect to costs and expenses of printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger, which will be borne equally by Herald and BankUnited, Inc., and as described below, all fees and expenses incurred in connection with the merger, the merger agreement, and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

        BankUnited, Inc. is obligated to reimburse Herald for all reasonable out of pocket legal fees and expenses that Herald incurs in connection with third party litigation arising out of the transactions contemplated by the merger agreement which are not reimbursable under Herald's insurance policies if the merger agreement is terminated:

  •
  by mutual consent of Herald and BankUnited, Inc.;

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  by either Herald or BankUnited, Inc., if any of the required regulatory approvals are denied or completion of the merger has been prohibited or made illegal by a governmental entity (and the denial or prohibition is final and nonappealable);

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  by either Herald or BankUnited, Inc., if the merger has not been completed by June 2, 2012; or

  •
  by Herald, if there is a breach by BankUnited, Inc. that would result in the failure of the conditions of Herald's obligation to complete the merger.

Amendment, Waiver and Extension of the Merger Agreement

        The merger agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the merger agreement proposal by the Herald shareholders, in writing signed on behalf of each of the parties.

        At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective Boards of Directors, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement, or (c) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver must be in writing.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)

        Herald common shareholders may be asked to vote on a proposal to adjourn, postpone, or continue the special meeting, if necessary, to solicit additional proxies in favor of the ratification and confirmation of the merger agreement.

        HERALD'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HERALD COMMON SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ADJOURN, POSTPONE, OR CONTINUE THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE RATIFICATION AND CONFIRMATION OF THE MERGER AGREEMENT.

 MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS (PROPOSAL 3)

        As required by Item 402(t) of Regulation S-K and Regulation 14A of the Exchange Act, Herald is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation that may become payable to its named executive officers in connection with the completion of the merger, as disclosed in the section of this proxy statement/prospectus captioned "The Merger—Interests of Herald's Directors and Executive Officers and Directors in the Merger—Change in Control Payments," beginning on Page [    •    ] of this proxy statement/prospectus, and the related table and narratives.

        Your vote is requested.    Herald believes that the information regarding compensation that may become payable to its named executive officers in connection with the completion of the merger, as disclosed in the section of this proxy statement/prospectus captioned "The Merger—Interests of Herald's Directors and Executive Officers in the Merger—Change in Control Payments" is reasonable and demonstrates that Herald's executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of Herald's shareholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to Herald's named executive officers in connection with the completion of the merger. In addition, this vote is separate and independent from the vote of shareholders to approve the completion of the merger. Herald asks that its shareholders vote "FOR" the following resolution:

  RESOLVED, that the compensation that may become payable to Herald's named executive officers in connection with the completion of the merger, as disclosed in the section captioned "The Merger—Interests of Herald's Directors and Executive Officers in the Merger—Change in Control Payments" (beginning on Page [    •    ] of the proxy statement/prospectus dated [    •    ]) and the related table and narratives, is hereby APPROVED.

        This vote is advisory and therefore, it will not be binding on Herald, nor will it overrule any prior decision or require Herald's Board of Directors (or any committee thereof) to take any action. However, Herald's Board of Directors values the opinions of Herald's shareholders, and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this proxy statement/prospectus, Herald's Board of Directors will consider shareholders' concerns and will evaluate whether any actions are necessary to address those concerns. Herald's Board of Directors will consider the affirmative vote of the holders of a majority of the outstanding shares of Herald common stock entitled to vote on the matter "FOR" the foregoing resolution as advisory approval of the compensation that may become payable to Herald's named executive officers in connection with the completion of the merger.

        HERALD'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

 ACCOUNTING TREATMENT

        The merger will be accounted for as a "business combination," as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes, with BankUnited, Inc. treated as the acquirer. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Herald as of the effective time of the merger will be recorded at their respective fair values and added to those of BankUnited, Inc. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of BankUnited, Inc. issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Herald.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

In General

        The following discussion addresses the material U.S. federal income tax consequences of the merger to holders of shares of Herald stock that are U.S. holders (as defined below). This discussion is based upon the Code, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of this discussion. The discussion assumes that Herald shareholders hold their Herald stock, and will hold their BankUnited, Inc. common stock, as capital assets within the meaning of Section 1221 of the Code (i.e., generally property held for investment). Further, the discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to a particular Herald shareholder in light of its personal investment circumstances or to Herald shareholders subject to special treatment under the U.S. federal income tax laws such as:

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  foreign persons;

  •
  dealers in securities or foreign currency;

  •
  banks or trusts;

  •
  holders that hold Herald stock as part of a straddle, hedge against currency risk, constructive sale or conversion transaction;

  •
  holders that exercise dissenters' rights;

  •
  holders that have a functional currency other than the U.S. dollar;

  •
  holders that acquired their Herald stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; or

  •
  holders of options or restricted shares granted under any Herald benefit plan.

        Furthermore, this discussion does not consider the potential effects of any state, local or foreign tax laws.

        You should consult your tax advisor regarding the specific tax consequences to you of the merger, including the applicability and effect of federal, state, local and foreign income and other tax laws in light of your particular circumstances.

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of Herald stock who is: (i) a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions; (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source; or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that has made a valid election to be treated as a United States person for U.S. federal income tax purposes.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Herald stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Herald stock, you should consult your tax advisor regarding the tax consequences of the merger to you.

        Neither BankUnited, Inc. nor Herald has requested a ruling from the IRS with respect to any of the U.S. federal income tax consequences of the merger and, as a result, there can be no assurance that the IRS will not disagree with any of the conclusions described below. The obligations of BankUnited, Inc. and Herald to complete the merger are conditioned upon the issuance of opinions as of the Closing Date by Skadden, Arps, Slate, Meagher & Flom LLP, counsel to BankUnited, Inc., and Luse Gorman Pomerenk & Schick, P.C., counsel to Herald, that the integrated mergers will, together, qualify as a reorganization under Section 368(a) of the Code. These opinions of counsel will be given in reliance on customary representations of BankUnited, Inc., Herald, BankUnited and Merger Sub and will be based on assumptions as to certain factual matters, including that the subsequent merger will occur. These opinions of counsel will not bind the courts or the IRS, nor will they preclude the IRS from adopting a position contrary to those expressed in the opinions.

U.S. Federal Income Tax Consequences if the Merger and the Subsequent Merger are Treated as a Single Integrated Transaction

        Assuming the subsequent merger occurs as the parties expect, the integrated mergers will be treated, together, as a reorganization within the meaning of Section 368(a) of the Code. The U.S. federal income tax consequences of the merger to a holder will depend on whether the holder receives cash, shares of BankUnited, Inc. common stock or a combination thereof in exchange for such holder's Herald stock. At the time that the holder makes a cash or stock election pursuant to the terms of the merger agreement, the holder will not know whether, and to what extent, the proration rules of the merger agreement may alter the mix of consideration to be received. These proration rules are necessary because the maximum aggregate amount of cash to be paid by BankUnited, Inc. pursuant to the merger agreement may not exceed approximately $23,000,000. As a result, the tax consequences to holders will not be ascertainable with certainty until the precise amount of cash and shares of BankUnited, Inc. common stock that will be received by each holder pursuant to the merger has been determined.

  Exchange of Herald Stock Solely for BankUnited, Inc. Common Stock

        If, pursuant to the merger, a holder of Herald stock exchanges all of its stock solely for BankUnited, Inc. common stock, such holder will not recognize any gain or loss except in respect of cash received in lieu of a fractional share of BankUnited, Inc. common stock (as discussed below). The holder's aggregate adjusted tax basis in the BankUnited, Inc. common stock received in the merger (including fractional shares deemed received and redeemed as described below) will be equal to the holder's aggregate adjusted tax basis in its Herald stock surrendered for the BankUnited, Inc. common stock, and the holding period for the BankUnited, Inc. common stock (including fractional shares deemed received and redeemed as described below) will include the period during which the shares of Herald stock were held.

  Exchange of Herald Stock Solely for Cash

        If a holder receives solely cash in exchange for all of the holder's Herald stock pursuant to the merger, such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the aggregate tax basis in the shares of Herald stock surrendered. Gain or loss must be calculated separately for each block of shares of Herald stock if blocks of Herald stock were acquired at different times or for different prices. Such gain or loss generally will be long-term capital gain or loss if the holder's holding period for a particular block of Herald stock exceeds one year at the effective time of the merger. Although the law in this area is unclear, if a holder actually or constructively owns BankUnited, Inc. common stock immediately after the merger, it is possible that the consequences to that holder may be similar to the consequences described below under "Material U.S. Federal Income Tax Consequences of the Merger—U.S. Federal Income Tax Consequences if the

Merger and the Subsequent Merger are Treated as a Single Integrated Transaction—Exchange of Herald Stock for a Combination of BankUnited, Inc. Common Stock and Cash," except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of that holder's gain.

  Exchange of Herald Stock for a Combination of BankUnited, Inc. Common Stock and Cash

        If a holder exchanges all of the shares of Herald stock actually owned by it for a combination of BankUnited, Inc. common stock and cash (excluding any cash received in lieu of a fractional share of BankUnited, Inc. common stock) pursuant to the merger, the holder generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the holder's gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value of the BankUnited, Inc. common stock received over the holder's adjusted tax basis in its shares of Herald stock surrendered) and (ii) the amount of cash received pursuant to the merger. Any recognized gain generally will be long-term capital gain if the holder's holding period for the Herald stock surrendered exceeds one year at the effective time of the merger (except for gain treated as a dividend, as discussed below under "Material U.S. Federal Income Tax Consequences of the Merger—U.S. Federal Income Tax Consequences if the Merger and the Subsequent Merger are Treated as a Single Integrated Transaction—Exchange of Herald Stock for a Combination of BankUnited, Inc. Common Stock and Cash—Potential Treatment of Cash as a Dividend"). It is unclear under current law on which date the fair market value of the BankUnited, Inc. common stock should be determined for purposes of calculating a Herald shareholder's gain realized in the merger. BankUnited, Inc. and Herald intend to take the position that the appropriate date to value such BankUnited, Inc. common stock is the effective date of the merger, although it is possible that the IRS could assert that the proper valuation date is the effective date of the subsequent merger of Herald with and into BankUnited. You should consult your tax advisor as to the proper date on which to value the BankUnited, Inc. common stock for purposes of determining your gain realized and any gain recognized in the merger.

        A holder must calculate the amount of gain or loss realized separately for each share of Herald stock surrendered. The merger agreement provides that each holder may expressly designate in the form of election on a share by share basis that BankUnited, Inc. common stock or cash is to be received in exchange for particular shares of Herald stock, provided that designation is economically reasonable. If a holder does not make such an express designation, then the merger agreement provides for a deemed designation, which provides that any cash received by a holder will be deemed to be allocated to shares of Herald stock surrendered in the following order of priority: first, to those shares of Herald stock with a holding period of more than one year that have the highest tax basis, in descending order until the cash consideration is fully allocated, and, second, to those shares of Herald stock with a holding period of less than one year that have the highest tax basis, in descending order until the cash consideration is fully allocated.

        A loss realized on one block of Herald stock cannot be used to offset a gain realized on another block of Herald stock. A holder's aggregate tax basis in its BankUnited, Inc. common stock received pursuant to the merger, including the basis allocable to any fractional share of BankUnited, Inc. common stock for which cash is received, will be equal to the holder's aggregate tax basis in the Herald stock surrendered pursuant to the merger, decreased by the amount of cash received (excluding any cash received in lieu of a fractional share of BankUnited, Inc. common stock) and increased by the amount of gain, if any, recognized or any amount treated as a dividend, as described below (but excluding any gain resulting from the deemed receipt and redemption of fractional shares). A holder's holding period for shares of BankUnited, Inc. common stock received pursuant to the merger will include the holding period for the block of Herald stock surrendered in exchange therefor.

        For purposes of determining the amount of gain recognized, any express share-by-share designations, and any designations deemed made under the merger agreement, are intended to comply with certain Treasury regulations issued under Section 358 of the Code. Although the Treasury regulations appear to authorize holders to make economically reasonable express share-by-share designations, it is unclear whether such express or deemed designations comply with those Treasury regulations. As a result, no assurance can be given that, if a holder reports gain on its U.S. federal income tax return on the basis of such express or deemed designations, the IRS will not challenge such designations. If the IRS successfully challenged the position taken on such return, then a holder could be required to recalculate its amount of gain recognized by allocating the shares of BankUnited, Inc. common stock and the cash received on a pro rata basis to each share of Herald stock surrendered pursuant to the merger. You should consult your tax advisor with respect to the advisability of making express designations in the form of election.

        Potential Treatment of Cash as a Dividend.    If a holder receives a combination of BankUnited, Inc. common stock and cash pursuant to the merger, the gain recognized may be treated as a dividend for U.S. federal income tax purposes to the extent of the holder's ratable share of Herald's accumulated "earnings and profits." In general, the determination of whether such gain recognized will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder's deemed percentage of stock ownership of BankUnited, Inc. For purposes of this determination, the holder generally will be treated as if it first exchanged all of its shares of Herald stock solely for BankUnited, Inc. common stock and then BankUnited, Inc. immediately redeemed a portion of the BankUnited, Inc. common stock in exchange for the cash the holder actually received, which redemption we refer to in this proxy statement/prospectus as the "deemed redemption." Such gain recognized by a holder pursuant to the deemed redemption will be treated as capital gain if the deemed redemption is (i) "substantially disproportionate" with respect to the holder (and after the deemed redemption the holder actually or constructively owns less than 50% of the voting power of the outstanding BankUnited, Inc. common stock) or (ii) not "essentially equivalent to a dividend."

        The deemed redemption generally will be "substantially disproportionate" with respect to a holder if the percentage of the outstanding BankUnited, Inc. common stock that the holder actually and constructively owns immediately after the deemed redemption is less than 80% of the percentage of the outstanding BankUnited, Inc. common stock that the holder is deemed actually and constructively to have owned immediately before the deemed redemption. The deemed redemption will not be considered to be "essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's deemed percentage of stock ownership of BankUnited, Inc. In applying the above tests, the holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock the holder actually owns or owned. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" if the shareholder has at least a relatively minor reduction in such shareholder's percentage of stock ownership under the above analysis.

        As these rules are complex and dependent upon your specific circumstances, you should consult your tax advisor to determine whether you may be subject to these rules.

  Cash in Lieu of Fractional Shares of BankUnited, Inc. Common Stock

        A holder that receives cash in lieu of a fractional share of BankUnited, Inc. common stock generally will be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the holder's aggregate adjusted tax basis in the shares of Herald stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holder's holding period for its Herald stock exceeds one year at the effective time of the merger.

 U.S. Federal Income Tax Consequences if the Subsequent Merger Fails to Occur

        Although BankUnited, Inc. and Herald believe that such a result is unlikely, if the subsequent merger of Herald with and into BankUnited fails to occur, a holder's exchange of Herald stock for cash and/or BankUnited, Inc. common stock pursuant to the merger would be a taxable transaction for U.S. federal income tax purposes pursuant to which such holder would recognize gain or loss equal to the difference between the holder's tax basis in its Herald stock and the sum of any cash received plus the fair market value, as of the effective time of the merger, of any shares of BankUnited, Inc. common stock received pursuant to the merger. Gain or loss must be calculated separately for each block of shares of Herald stock if blocks of Herald stock were acquired at different times or for different prices. Such gain or loss generally would be long-term capital gain or loss if the holder's holding period for a particular block of Herald stock exceeded one year at the effective time of the merger.

        BankUnited, Inc. and Herald intend to report BankUnited, Inc.'s acquisition of Herald as a reorganization within the meaning of Section 368(a) of the Code assuming the subsequent merger occurs, as expected, and will notify former holders of Herald stock in the unlikely event that the subsequent merger fails to occur.

Certain Tax Reporting Rules

        Under applicable Treasury regulations, "significant holders" of Herald stock generally will be required to comply with certain reporting requirements. A Herald common shareholder should be viewed as a "significant holder" if, immediately before the merger, such holder held five percent or more, by vote or value, of the total outstanding Herald stock. Further, although the law in this area is unclear, it is possible that a Herald preferred shareholder may be viewed as a "significant holder" if, immediately before the merger, such holder held one percent or more, by vote or value, of the total outstanding Herald stock. Significant holders generally will be required to file a statement with the holder's U.S. federal income tax return for the taxable year that includes the consummation of the merger. That statement must set forth the holder's tax basis in, and the fair market value of, the shares of Herald stock surrendered pursuant to the merger (both as determined immediately before the surrender of shares), the date of the merger, and the name and employer identification number of BankUnited, Inc., Herald, BankUnited, and Merger Sub, and the holder will be required to retain permanent records of these facts. You should consult your tax advisor as to whether you may be treated as a "significant holder."

COMPARATIVE MARKET PRICES AND DIVIDENDS

BankUnited, Inc.

        BankUnited, Inc. common stock is traded on the NYSE under the symbol "BKU." The following table sets forth the high and low reported intra-day sales prices per share of BankUnited, Inc. common stock as reported by the NYSE and the cash dividends declared per share for the periods indicated.

Herald National Bank

        Herald common stock is traded on the NYSE Amex under the symbol "HNB." The following table sets forth the high and low reported intra-day sales prices per share of Herald common stock as reported by the NYSE Amex and the cash dividends declared per share for the periods indicated. Herald preferred stock is not publicly traded.

	BankUnited, Inc. (BKU)						Herald National Bank (HNB)
	High		Low		Dividends		High		Low		Dividends
2011 Quarters
Fourth (through [•])	$	[•]	$	[•]	$	[•]	$	[•]	$	[•]	$	[•]
Third		27.60		19.41		0.14		4.05		2.76		—
Second		29.54		26.10		0.14		6.00		2.06		—
First		29.90		27.25		0.14		2.68		2.04		—
2010 Quarters
Fourth		$—		$—		$—		$2.99		$1.47		$—
Third		—		—		—		3.30		2.18		—
Second		—		—		—		3.85		2.51		—
First		—		—		—		3.95		2.54		—
2009 Quarters
Fourth		$—		$—		$—		$6.35		$3.07		$—
Third		—		—		—		7.20		5.79		—
Second		—		—		—		9.75		6.98		—
First		—		—		—		11.00		8.04		—

        On June 1, 2011, the last full trading day before the public announcement of the merger agreement, the high and low sales prices of shares of BankUnited, Inc. common stock as reported on the NYSE were $28.50 and $28.00, respectively. On [    •    ], the last practicable trading day before the date of this proxy statement/prospectus, the high and low sale prices of shares of BankUnited, Inc. common stock as reported on the NYSE were $[    •    ] and $[    •    ], respectively.

        On June 1, 2011, the last full trading day before the public announcement of the merger agreement, the high and low sales prices of shares of Herald common stock as reported on the NYSE Amex were $4.25 and $3.62, respectively. On [    •    ], the last practicable trading day before the date of this proxy statement/prospectus, the high and low sale prices of shares of Herald common stock as reported on the NYSE Amex were $[    •    ] and $[    •    ], respectively.

        As of [    •    ], the last date prior to printing this proxy statement/prospectus for which it was practicable to obtain this information, there were approximately [    •    ] registered holders of BankUnited, Inc. common stock, approximately [    •    ] registered holders of Herald common stock and approximately [    •    ] registered holders of Herald preferred stock.

        Past price performance is not necessarily indicative of likely future performance. Because market prices of BankUnited, Inc. and Herald common stock will fluctuate, you are urged to obtain current market prices for shares of BankUnited, Inc. and Herald common stock. No assurance can be given concerning the market price of BankUnited, Inc. common stock or Herald common stock before or after the effective date of the merger. BankUnited, Inc. may repurchase shares of its common stock in accordance with applicable legal guidelines. The actual amount of shares repurchased will depend on various factors, including: market conditions; legal limitations and considerations affecting the amount and timing of repurchase activity; BankUnited, Inc.'s capital position; internal capital generation; and alternative potential investment opportunities. Federal law prohibits BankUnited, Inc. from purchasing shares of its common stock from the date this proxy statement/prospectus is first disseminated to shareholders until completion of the special meeting of shareholders.

        BankUnited, Inc.'s timing, payment and amount of dividends (when, as and if declared by BankUnited, Inc.'s Board of Directors out of funds legally available) remain subject to determination by BankUnited, Inc.'s Board of Directors. BankUnited, Inc. has previously paid a cash dividend of $0.14 per share. BankUnited, Inc.'s main sources of funding include dividends paid by its subsidiaries, and access to capital markets. There are regulatory limitations that affect the ability of BankUnited to pay dividends to BankUnited, Inc. Banking regulations may limit the amount of dividends that may be paid.

        Under the Dodd-Frank Act, effective July 21, 2011, any savings association that is a subsidiary of a savings and loan holding company, or "SLHC," such as BankUnited, must provide notice to the Federal Reserve Board at least 30 days before declaring a dividend. The duty to review and process these notices is one of the new responsibilities the Federal Reserve Board assumed on July 21, 2011, as part of the supervisory and rulemaking authority previously held by the Office of Thrift Supervision, referred to in this proxy statement/prospectus as the "OTS," with respect to SLHCs. The Federal Reserve Board expects to issue regulations implementing review standards for dividend notices. It is expected that the applicable regulation will provide that a dividend notice may be denied if: (a) following the dividend, the savings association will be less than adequately capitalized; (b) the proposed dividend raises safety or soundness concerns; or (c) the proposed dividend violates a prohibition contained in any statute, regulation, enforcement action, or supervisory agreement or order. Declaration and payment of dividends may be further limited by regulation or by guidelines prescribed in the business plan submitted to the OTS in connection with the approval order for BankUnited, Inc. Furthermore, as described in the "Information About BankUnited, Inc.—Information About BankUnited, Inc.'s Business—Regulation and Supervision" section commencing on Page [    •    ], Federal banking laws require a thrift to meet the Qualified Thrift Lender, or "QTL," test by maintaining at least 65% of its "portfolio assets" in certain "qualified thrift investments" on a monthly average basis in at least nine months out of every twelve months. A thrift that fails the QTL test must either operate under certain restrictions on its activities or convert to a bank charter. The Dodd-Frank Act imposes additional restrictions on the ability of any thrift that fails to become or remain a QTL to pay dividends. Specifically, the thrift is not only subject to the general dividend restrictions as would apply to a national bank (as under prior law), but also is prohibited from paying dividends at all (regardless of its financial condition) unless required to meet the obligations of a company that controls the thrift, permissible for a national bank and specifically approved by the OCC and the Federal Reserve. At June 30, 2011, BankUnited was in compliance with the QTL test. BankUnited will not be required to comply with the QTL test following its conversion to a national bank.

        Under Federal Reserve Board regulations, the Federal Reserve Board has the authority to prohibit bank holding companies from engaging in activities that the Federal Reserve Board considers unsafe or unsound banking practices. Under certain circumstances, the Federal Reserve Board may take the position that payment of dividends by BankUnited, Inc. would constitute an unsafe or unsound banking practice in light of its financial condition. Under Federal Reserve Board policies, a bank holding company should pay cash dividends on its common stock only out of income available over the past year and should not pay cash dividends if such payment would undermine its ability to serve as a source of strength to its banking subsidiaries. In the future, BankUnited, Inc.'s ability to pay cash dividends will be further limited by its obligation to maintain adequate levels of capital in accordance with the Federal Reserve Board's capital adequacy guidelines.

        Herald's ability to pay dividends on common and preferred stock is restricted by federal law, the FDIA and OCC regulations. In general terms, federal law provides that Herald's Board may, from time to time and as it deems expedient, declare a dividend out of net profits. The total of all dividends declared in a year shall not, unless approved by the OCC, exceed the net profits of that year combined with its net profits of the past two years. In addition, under the FDIA, Herald may not pay any dividend if the payment of the dividend would cause Herald to become "undercapitalized" or in the event the bank is "undercapitalized." The OCC may further restrict the payment of dividends by requiring that Herald maintain a higher level of capital than would otherwise be required to be "adequately capitalized" for regulatory purposes.

        The payment, timing and amount of dividends by BankUnited, Inc. on its common stock or Herald on its common or preferred stock in the future, either before or after the merger is completed, are subject to the determination of each company's respective Board of Directors and depend on cash requirements, contractual restrictions, its financial condition and earnings, legal and regulatory considerations and other factors.

DESCRIPTION OF BANKUNITED, INC. CAPITAL STOCK

        As a result of the merger, Herald shareholders who receive shares of BankUnited, Inc. common stock in the merger will become stockholders of BankUnited, Inc. Your rights as stockholders of BankUnited, Inc. will be governed by Delaware law and the amended and restated certificate of incorporation and the amended and restated by-laws of BankUnited, Inc. The following description of the material terms of BankUnited, Inc.'s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger. We urge you to read the applicable provisions of Delaware law, BankUnited, Inc.'s amended and restated certificate of incorporation and amended and restated by-laws and federal law governing bank holding companies carefully and in their entirety.

 General

        BankUnited, Inc. is authorized to issue up to 400,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

  Voting Rights

        Each holder of BankUnited, Inc. common stock is entitled to one vote for each share on all matters submitted to a vote of the holders of BankUnited, Inc. common stock, voting together as a single class, including the election of directors. BankUnited, Inc. stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

  Dividends

        Subject to the prior rights of holders of preferred stock, holders of BankUnited, Inc. common stock are entitled to receive dividends, if any, as may be declared from time to time by BankUnited, Inc.'s Board of Directors.

  Liquidation

        Subject to the prior rights of BankUnited, Inc. creditors and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock, in the event of BankUnited, Inc.'s liquidation, dissolution or winding up, holders of BankUnited, Inc. common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders.

Preferred Stock

        BankUnited, Inc.'s Board of Directors has the authority, without action by BankUnited, Inc. stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to BankUnited, Inc. common stock. It is not possible to state the actual effect of the issuance of any shares of BankUnited, Inc. preferred stock on the rights of holders of BankUnited, Inc. common stock until BankUnited, Inc.'s Board of Directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:

  •
  restricting dividends with respect to BankUnited, Inc. common stock;

  •
  diluting the voting power of BankUnited, Inc. common stock or providing that holders of preferred stock have the right to vote on matters as a class;

  •
  impairing the liquidation rights of BankUnited, Inc. common stock; or

  •
  delaying or preventing a change of control of BankUnited, Inc.

Registration Rights

        BankUnited, Inc., certain funds affiliated with Blackstone Private Equity Group, or "Blackstone," the Carlyle Group, or "Carlyle," Centerbridge Partners, L.P., or "Centerbridge," and WL Ross & Co. LLC, or "WL Ross," all together referred to as "Sponsors" and each individually as a "Sponsor," John A. Kanas, John Bohlsen, Rajinder P. Singh, and Douglas J. Pauls (together with Messrs. Bohslen, Singh, and Pauls, the "Management Members"), LF Moby LLC (which is beneficially owned by Richard S. LeFrak and his sons), Eugene F. DeMark, Ambassador Sue M. Cobb, and all other members of BU Financial Holdings LLC, previously the sole stockholder of BankUnited, Inc., entered into a registration rights agreement on February 2, 2011.

        Pursuant to the registration rights agreement, the Sponsors have been provided with demand registration rights, which will be exercisable after expiration of the lockup provisions applicable to them. The demand registration rights require BankUnited, Inc. to register the shares of common stock beneficially owned by the demanding Sponsor with the SEC for sale by it to the public, provided that the value of the registrable securities proposed to be sold by such demanding Sponsor is at least the lesser of $50.0 million or the value of all registrable securities held by such Sponsor. The registration rights provisions also provide that BankUnited, Inc. may be required under certain circumstances to file a shelf registration statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act. BankUnited, Inc. may postpone the filing of such a registration statement or suspend the effectiveness of any registration statement for a reasonable "blackout period" not in excess of 90 days if BankUnited, Inc.'s Board of Directors determines that such registration or offering could materially interfere with a bona fide business or financing transaction of BankUnited and BankUnited Investment Services, Inc. or is reasonably likely to require premature disclosure of material, non-public information, the premature disclosure of which BankUnited, Inc.'s Board of Directors reasonably determines in the exercise of its good faith judgment would not be in the best interests of BankUnited and BankUnited Investment Services, Inc.; provided that BankUnited, Inc. shall not postpone the filing of a registration statement or suspend the effectiveness of any registration statement for more than 90 days in the aggregate in any 360-day period.

        In addition, pursuant to the registration rights agreement, in the event that BankUnited, Inc. is registering additional shares of common stock for sale to the public, whether on its own behalf (except in connection with a registration on Form S-4 or Form S-8 or any successor or similar form or in a registration of securities solely relating to an offering and sale to employees pursuant to any employee stock plan or other employee benefit plan arrangement) or through a demand registration on behalf of a Sponsor (as described above), BankUnited, Inc. is required to give notice of such registration to all parties to the registration rights agreement that hold registrable securities (which includes members of BankUnited, Inc. management that hold shares of BankUnited, Inc. common stock) of the intention to effect such a registration. Such notified persons have piggyback registration rights providing them the right to have BankUnited, Inc. include the shares of common stock owned by them in any such registration if BankUnited, Inc. has received written requests for inclusion therein within prescribed time limits, subject to other provisions under the registration rights agreement.

        Pursuant to the registration rights agreement, each of (1) Mr. John A. Kanas and certain funds affiliated with the Sponsors have separately agreed that until August 2, 2012 and (2) BankUnited, Inc.'s other executive officers have separately agreed that until February 2, 2012, not to effect any sales pursuant to Rule 144 under the Securities Act of any of BankUnited, Inc. equity securities.

 Corporate Opportunity

        BankUnited, Inc.'s amended and restated certificate of incorporation provides that the doctrine of "corporate opportunity" will not apply against the Sponsors, any of their affiliates or any BankUnited, Inc. directors or officers, and that BankUnited, Inc. renounces any interest or expectancy in any business opportunities that are presented to any of the Sponsors or any of their affiliates or to any of the directors or officers of BankUnited and BankUnited Investment Services, Inc., even if such opportunity is of a character that could be taken by BankUnited and BankUnited Investment Services, Inc. To the extent that the Sponsors, any of their affiliates, or any of our directors and officers participate in any such business opportunity, they may have differing interests than BankUnited, Inc.'s other stockholders.

        For more information regarding the rights of holders of BankUnited, Inc. common stock, please see the description captioned "Comparison of BankUnited, Inc. Common Stockholder Rights to Herald Common and Preferred Shareholder Rights" immediately following this section.

COMPARISON OF BANKUNITED, INC. COMMON STOCKHOLDER RIGHTS TO HERALD COMMON AND PREFERRED SHAREHOLDER RIGHTS

        The rights of BankUnited, Inc. stockholders are governed by the Delaware General Corporation Law, or the DGCL, and BankUnited, Inc.'s amended and restated certificate of incorporation and amended and restated by-laws. The rights of Herald common and preferred shareholders are governed by the National Bank Act, as amended, and Herald's articles of association and by-laws. After the merger, the rights of Herald's common and preferred shareholders that receive BankUnited, Inc. shares will be governed by the DGCL and BankUnited, Inc.'s amended and restated certificate of incorporation and amended and restated by-laws. The following discussion summarizes the material differences between the rights of Herald's common and preferred shareholders and the rights of BankUnited, Inc.'s common stockholders. We urge you to read BankUnited, Inc.'s amended and restated certificate of incorporation, BankUnited, Inc.'s amended and restated by-laws, Herald's articles of association, Herald's by-laws, the DGCL, and the National Bank Act, and federal law applicable to such companies, carefully and in their entirety.

Authorized Capital Stock

  BankUnited, Inc.

        BankUnited, Inc.'s amended restated certificate of incorporation authorizes it to issue up to 400,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. As of the record date, there were 97,282,305 shares of BankUnited, Inc. common stock outstanding and no shares of BankUnited, Inc. preferred stock outstanding.

  Herald

        Herald's articles of association authorize Herald to issue up to 100,000,000 shares of common stock, par value $1.00 per share, and 50,000,000 shares of preferred stock, no par value per share. As of the record date, there were 12,217,868 shares of Herald common stock outstanding and 4,684,928 shares of Herald preferred stock outstanding.

Size of Board of Directors

  BankUnited, Inc.

        BankUnited, Inc.'s amended and restated certificate of incorporation provides that the number of directors of BankUnited, Inc. shall be fixed from time to time exclusively by resolution of the Board of Directors. As such, the exact number of directors may be determined from time to time by the entire BankUnited, Inc. Board of Directors. The BankUnited, Inc. Board of Directors currently has nine directors.

  Herald

        Herald's articles of association provide that its Board of Directors shall consist of not less than five nor more than 25 directors. The exact number of directors may be fixed and determined from time to time by resolution of a majority of the full Board of Directors or the shareholders at any annual or special meeting thereof. Herald's articles of association also provide that honorary or advisory members of the Board of Directors, without voting power or power of final decision in matters concerning the business of Herald, may be appointed by resolution of a majority of Herald's full Board of Directors. The Herald Board of Directors currently has eight directors and no advisory directors.

Classes of Directors

  BankUnited, Inc.

        BankUnited, Inc.'s Board of Directors is not classified. BankUnited, Inc.'s amended and restated by-laws provide that each director holds office until the next annual meeting and until such director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal.

  Herald

        Herald's Board of Directors is classified. Herald's articles of association provides that Herald's directors are divided into three classes, as nearly equal in number as possible. Directors are elected for terms of three years and until their successors are elected and qualified.

Removal of Directors

  BankUnited, Inc.

        BankUnited, Inc.'s amended and restated certificate of incorporation provides that, except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, directors may only be removed for cause and then only by the affirmative vote of the holders of a majority of the votes entitled to be cast by the shares of the then outstanding capital stock of BankUnited, Inc. entitled to vote generally in the election of directors.

  Herald

        Herald's articles of association provide that a director may be removed by the shareholders at a meeting called to remove him or her, when notice of the meeting is provided stating that the purpose or one of the purposes of such meeting is to remove him or her, if there is a failure to fulfill one of the affirmative requirements for qualification, or for cause; provided, however, that a director may not be removed if the number of votes sufficient to elect him or her is voted against his or her removal.

Filling Vacancies on the Board of Directors

  BankUnited, Inc.

        Pursuant to BankUnited, Inc.'s amended and restated certificate of incorporation, any vacancy on BankUnited, Inc.'s Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present. Any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. The right of stockholders to fill vacancies on the Board of Directors is specifically denied. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

  Herald

        Herald's by-laws provide that when any vacancy occurs among the directors, a majority of the remaining members of Herald's Board of Directors, according to the laws of the United States, may appoint a director to fill such vacancy at any regular meeting of the Board of Directors, or at a special meeting called for that purpose at which a quorum is present, or by the affirmative vote of all directors remaining in office, or by shareholders at a special meeting called for that purpose.

Nomination of Director Candidates by Stockholders

  BankUnited, Inc.

        BankUnited, Inc.'s amended and restated by-laws provide that any stockholder entitled to vote in the election of directors may nominate directors by delivering notice to BankUnited, Inc.'s corporate secretary: (a) for an annual meeting called for a date that is within 25 days of the anniversary of the immediately preceding annual meeting, between 90 and 120 days prior to such anniversary; and (b) for a special meeting called for the purpose of electing directors or an annual meeting that is not called for within 25 days of the anniversary of the immediately preceding annual meeting, before the close of business on the tenth day following the earlier of the date the notice of the meeting was mailed or the date of the meeting was publicly disclosed.

        The notice must set forth the following information as to each of the stockholder giving the notice, the beneficial holder on whose behalf of the nomination is being made, and each person who the stockholder proposes to nominate for election as a director (i) (A) the class or series and number of all shares of stock of BankUnited, Inc. which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of all stock of BankUnited, Inc. owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of BankUnited, Inc. held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of BankUnited, Inc., and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of BankUnited, Inc.) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of BankUnited, Inc., and (ii) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act, and the rules and regulations promulgated thereunder.

        The notice must also contain as to each person who the stockholder proposes to nominate: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, and (iii) a written consent of such person to being named as a nominee and to serve as a director if elected.

        As to the stockholder giving the notice and the beneficial holder on whose behalf of the nomination is being made the notice must contain (i) the name and record address of such person, (ii) a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any affiliates or associates of such person, and any proposed nominee or any other person or persons (including their names) pursuant to which the nomination(s) are being made by such person, and any material interest of such person, or any affiliates or associates of such person, in such nomination, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person, and (iii) a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting or special meeting to nominate the persons named in its notice.

        A nomination of persons for election to BankUnited, Inc.'s Board of Directors may be submitted for inclusion in BankUnited, Inc.'s proxy materials pursuant to the final rules adopted by the SEC providing for such nominations and inclusion, and, if such nomination is submitted under final rules adopted by the SEC providing for such nominations and inclusion, such submission (a) in order to be timely, must be delivered to, or be mailed and received by, BankUnited, Inc.'s Secretary at the principal executive offices of BankUnited, Inc. no later than 120 calendar days before the date that BankUnited, Inc. mailed (or otherwise disseminated) its proxy materials for the prior year's annual meeting (or such other date as may be set forth in the final rules adopted by the SEC providing for director nominations and inclusion for companies without advance notice by-laws); (b) in all other respects, must be made pursuant to, and in accordance with, the terms of the final proxy access rules, as in effect at the time of the nomination, or any successor rules or regulations of the SEC then in effect; and (c) must provide BankUnited, Inc. with any other information required by Section 5 of Article II of BankUnited, Inc.'s amended and restated by-laws for nominations not made under the final proxy access rules except to the extent that requiring such information to be furnished is prohibited by the final proxy access rules.

        BankUnited, Inc. is a also a party to a director nomination agreement with John A. Kanas, BankUnited, Inc.'s Chairman, President, and Chief Executive Officer, and certain of BankUnited, Inc.'s stockholders. That agreement provides Mr. Kanas, so long as he is BankUnited, Inc.'s Chief Executive Officer, and four of BankUnited, Inc.'s stockholders, so long as they each own at least 40% of the amount of stock they owned before BankUnited, Inc.'s initial public offering, each with the right to nominate individuals to BankUnited, Inc.'s Board of Directors at each meeting of stockholders where directors are to be elected and have BankUnited, Inc. include such nominees in the slate of nominees BankUnited, Inc.'s Board of Directors recommends to its stockholders for election as directors.

  Herald

        Nominations for election to the Herald Board of Directors may be made by any shareholder of any outstanding class of capital stock of the association entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of Herald, shall be made in writing and shall be delivered or mailed to Herald's president and to the OCC, Washington, D.C., not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 21 days' notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the president of Herald and to the OCC not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (1) the name and address of each proposed nominee; (2) the principal occupation of each proposed nominee; (3) the total number of shares of capital stock of the association that will be voted for each proposed nominee; (4) the name and residence address of the notifying shareholder; and (5) the number of shares of capital stock of Herald owned by the notifying shareholder.

Calling Special Meetings of Stockholders

  BankUnited, Inc.

        Except as otherwise required by law, special meetings of stockholders of BankUnited, Inc. for any purpose or purposes may be called at any time only by (i) the Chief Executive Officer or the President of BankUnited, Inc., (ii) the Board of Directors pursuant to a resolution duly adopted by a majority of the total number of authorized directors then in office which states the purpose or purposes thereof, or (iii) any stockholder or stockholders who beneficially own 25% or more of the votes entitled to be cast by the shares of the then outstanding capital stock of BankUnited, Inc. entitled to vote generally in the election of directors. No business other than that stated in the notice of such meeting (or any amendment or supplement thereto), which notice, in the case of a special meeting called by a stockholder or stockholders, shall include all business requested by such stockholder or stockholders to be transacted at such meeting, shall be transacted at any special meeting.

  Herald

        The Board of Directors of Herald, any three or more Herald directors, or any three or more shareholders owning, in the aggregate, not less than 25% of the stock of Herald, may call a special meeting of shareholders at any time.

Stockholder Proposals

  BankUnited, Inc.

        BankUnited, Inc.'s amended and restated by-laws provide that, for a stockholder proposal to be properly brought before an annual meeting, the stockholder must be a stockholder of record on the date when notice of the meeting is given and give timely notice in proper written form to BankUnited, Inc.'s secretary. To be timely, a stockholder's notice to BankUnited, Inc.'s secretary must be delivered to or be mailed and received at the principal executive offices of BankUnited, Inc. (a) for an annual meeting called for a date that is within 25 days of the anniversary of the immediately preceding annual meeting, between 90 and 120 days prior to such anniversary; and (b) for an annual meeting that is not called for within 25 days of the anniversary of the immediately preceding annual meeting, before the close of business on the tenth day following the earlier of the date the notice of the meeting was mailed or the date of the meeting was publicly disclosed.

        To be in proper written form, a stockholder's notice to BankUnited, Inc.'s secretary must set forth the following information: (a) as to each matter such stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is being made, (i) the name and record address of such person, (ii) (A) the class or series and number of all shares of stock of BankUnited, Inc. which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of all stock of BankUnited, Inc. owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of BankUnited, Inc. held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of BankUnited, Inc., and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of BankUnited, Inc.) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of BankUnited, Inc., (iii) a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any affiliates or associates of such person, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such person or any affiliates or associates of such person, in such business, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person, (iv) a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to the proposed business to be brought by such person before the annual meeting pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

  Herald

        Pursuant to Rule 14a-8 under the Exchange Act, shareholder proposals to be included in Herald's proxy statement and form of proxy must be received by Herald at its principal executive office in New York, New York not less than 120 calendar days before the date of Herald's proxy statement released to shareholders in connection with the previous year's annual meeting. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the OCC and the procedures set forth in Herald's by-laws.

Notice of Stockholder Meetings

  BankUnited, Inc.

        BankUnited, Inc.'s amended and restated by-laws provide that BankUnited, Inc. must give written notice between ten and sixty days before any stockholders meeting to each stockholder entitled to notice of and to vote at such a meeting. The written notice shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes of which the meeting is called.

  Herald

        Herald's by-laws provide that notice must be given by mailing, postage prepaid, not less than ten days nor more than sixty days prior to the date fixed for the meeting at the address for each shareholder appearing on the books of Herald. A notice of special meeting must state the purpose of the meeting.

Anti-Takeover Provisions and Other Stockholder Protections

  BankUnited, Inc.

        As more fully described above, BankUnited, Inc.'s amended and restated certificate of incorporation and amended and restated by-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of BankUnited, Inc.'s Board of Directors or a committee of that Board.

        BankUnited, Inc.'s amended and restated certificate of incorporation and amended and restated by-laws provide that special meetings of the stockholders may be called for any purpose or purposes at any time by a majority of BankUnited, Inc.'s Board of Directors or by the Chief Executive Officer or the President. In addition, BankUnited, Inc.'s amended and restated certificate of incorporation provides that a holder, or a group of holders, of capital stock holding 25% or more of the total voting power of the outstanding shares of BankUnited, Inc.'s capital stock may cause BankUnited, Inc. to call a special meeting of the stockholders for any purpose or purposes at any time.

        BankUnited, Inc.'s amended and restated certificate of incorporation and amended and restated by-laws provide that stockholders are not entitled to act by written consent.

        BankUnited, Inc.'s Board of Directors, by the affirmative vote of at least a majority of that Board, has the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the by-laws. The by-laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of a majority of the votes entitled to be cast by the shares of outstanding capital stock entitled to vote thereon, subject to a specified exception relating to indemnification and advancement of expenses.

        The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless an entity's certificate of incorporation provides otherwise. BankUnited, Inc.'s amended and restated certificate of incorporation and amended and restated by-laws do not provide for cumulative voting in the election of directors.

        Except as may otherwise be required by applicable law and subject to the rights of holders of preferred stock then outstanding, BankUnited, Inc.'s amended and restated certificate of incorporation and amended and restated by-laws provide that stockholders may not remove directors without cause.

        BankUnited, Inc.'s amended and restated certificate of incorporation and amended and restated by-laws authorize the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by BankUnited, Inc.'s Board of Directors.

        BankUnited, Inc. has elected to opt out of DGCL § 203, which prohibits a Delaware corporation from engaging in a "business combination" (as defined in the DGCL) with a person owning 15% or more of the corporation's voting stock for three years following the time that person becomes a 15% stockholder, with certain exceptions.

  Herald

        As more fully described above, Herald's articles of association and by-laws establish advance notice procedures with respect to shareholder proposals.

        Herald's by-laws provide that special meetings of the shareholders may be called for any purpose or purposes at any time by a majority of Herald's Board of Directors. In addition, Herald's articles of association provide that three or more Herald shareholders owning, in the aggregate, 25% or more of Herald's stock may call a special meeting of the shareholders.

        Herald's Board of Directors, by the affirmative vote of at least a majority of that Board at any regular meeting of that Board, has the power without the assent or vote of the shareholders to amend alter or repeal the by-laws, subject to repeal or change at any meeting of the shareholders at which a quorum is present by a vote of a majority of the shareholders present at such meeting.

Indemnification of Directors and Officers

  BankUnited, Inc.

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. BankUnited, Inc.'s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. BankUnited, Inc.'s amended and restated certificate of incorporation provides for such limitation of liability.

        Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of such person's service as a director, officer, employee or agent of the corporation, or such person's service, at the corporation's request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

        Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in the by-laws, BankUnited, Inc. shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by BankUnited, Inc.'s Board of Directors.

        BankUnited, Inc.'s amended and restated certificate of incorporation provides that BankUnited, Inc. must indemnify its directors and officers to the fullest extent authorized by law. BankUnited, Inc. is also required to advance certain expenses to its directors and officers and carry directors' and officers' insurance providing indemnification for BankUnited, Inc.'s directors and officers for some liabilities.

        BankUnited, Inc. is also a party to certain indemnification agreements with its directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and BankUnited, Inc.'s amended and restated certificate of incorporation and by-laws against (i) any and all liabilities, expenses, damages, judgments, fines, penalties, ERISA excise taxes, interest and amounts paid in settlement of any claim with BankUnited, Inc.'s approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of BankUnited, Inc.'s indebtedness, and (iii) any liabilities incurred as a result of acting on behalf of BankUnited, Inc. (as a fiduciary or otherwise) in connection with an employee benefit plan or any related trust or funding mechanism. Each indemnification agreement provides for the advancement or payment of expenses to the indemnitee and for reimbursement to BankUnited, Inc. if it is found that such indemnitee is not entitled to such indemnification under applicable law and BankUnited, Inc.'s amended and restated certificate of incorporation and by-laws.

  Herald

        Pursuant to its articles of association and by-laws, Herald may make or agree to make indemnification payments to an institution-affiliated party, as defined in 12 U.S.C. § 1813(u), for an administrative proceeding or civil action initiated by any federal banking agency, that are reasonable and consistent with the requirements of 12 U.S.C. § 1828(k) and the implementing regulations thereunder. Herald may indemnify an institution-affiliated party, as defined in 12 U.S.C. § 1813(u) for damages and expenses, including the advancement of expenses and legal fees, in cases involving an administrative proceeding or civil action not initiated by a federal banking agency, in accordance with the DGCL, provided such payments are consistent with safe and sound banking practices.

Amendments to Certificate of Incorporation/Articles of Association and By-laws

  BankUnited, Inc.

        Under BankUnited, Inc.'s amended and restated certificate of incorporation, BankUnited, Inc.'s by-laws may be adopted, amended, altered, or either (i) by a majority of BankUnited, Inc.'s Board of Directors or (ii) by the affirmative vote of the holders of a majority of the votes entitled to be cast by the shares of outstanding capital stock entitled to vote thereon.

        Under DGCL § 242, a corporation's certificate of incorporation may be amended only if the proposed amendment is approved by the Board of Directors and, unless the amendment adversely affects a class of non-voting shares, the holders of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon.

  Herald

        Under Herald's by-laws, Herald's by-laws may be amended, altered or repealed, at any regular meeting of the Board of Directors of Herald, by a vote of a majority of the total number of the directors present at such meeting, subject to repeal or change at any meeting of the shareholders at which a quorum is present by a vote of a majority of the shareholders present at such meeting.

        Under Herald's articles of association, Herald's articles of association may be amended at any regular or special meeting of the shareholders by an affirmative vote of the holders of a majority of the stock of Herald, unless the vote of the holders of a greater amount of stock required by law, and in that case, by vote of the holders of such greater amount.

Additional Rights of Herald Preferred Shareholders

        Holders of Herald preferred stock have certain rights upon the liquidation or dissolution of Herald that are in preference to those of Herald's common shareholders.

        In the event of any liquidation, dissolution or winding up of the affairs of Herald, whether voluntary or involuntary, holders of Herald preferred stock are entitled to receive for each share of preferred stock, subject to the rights of any creditors of Herald, before any distribution of such assets or proceeds is made or set aside for the holders of Herald common stock or any other class of capital stock of Herald that ranks subordinate and junior in right of payment to Herald's preferred stock, an amount equal to the greater of (i) the sum of (x) $3.00 per share of preferred stock and (y) the amount of any declared, but unpaid distribution to the preferred shareholders or (ii) the amount the holder of the preferred stock would receive in respect of a share of preferred stock if that share had been converted to one share of Herald common stock at the time of such liquidation, dissolution or winding upon (assuming the conversion of all shares of Herald preferred stock to an equal amount of Herald common stock at such time). The certificate of designation of Herald's preferred stock treats certain changes of control, such as the merger, as a liquidation, dissolution, or winding up of Herald.

        The Certificate of Designation of Powers, Preferences and Rights of Series A Preferred Stock of Herald provides that Herald preferred shareholders do not have any voting rights except as otherwise from time to time required by law (such as in the case of a merger).

        Upon completion of the merger, holders of Herald preferred stock who receive shares of BankUnited, Inc. common stock will have the same rights as stockholders as other BankUnited, Inc. stockholders.

LEGAL MATTERS

        The validity of BankUnited, Inc.'s common stock to be issued in connection with the merger will be passed upon for BankUnited, Inc. by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

        The consolidated financial statements of BankUnited, Inc. and subsidiaries as of December 31, 2010 and 2009, and for the year ended December 31, 2010 and for the period from April 28, 2009 (date of inception) through December 31, 2009, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of BankUnited, FSB as of May 21, 2009 and for the period from October 1, 2008 to May 21, 2009, and the fiscal year ended September 30, 2008, all included in this prospectus, have been so included in reliance on the report (which contains an explanatory paragraph relating to BankUnited, FSB's failure as described in Note 1 to such financial statements) of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Herald as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS FOR NEXT YEAR

BankUnited, Inc.

        To be eligible under the SEC's stockholder proposal rule (Rule 14a-8) and under BankUnited, Inc.'s amended and restated by-laws for inclusion in BankUnited, Inc.'s proxy statement, proxy card, and presentation at BankUnited, Inc.'s 2012 annual meeting of stockholders, a proper stockholder proposal must have been received by BankUnited, Inc.'s secretary at BankUnited, Inc.'s principal offices at 14817 Oak Lane, Miami Lakes, FL 33016 not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

Herald

        Herald intends to hold a 2012 annual meeting of shareholders only if the merger agreement is terminated or the merger is otherwise not consummated in a timely manner. For a shareholder proposal to be considered for inclusion in Herald's proxy statement and form of proxy relating to the Herald 2012 annual meeting of shareholders (in the event this meeting is held) such proposal must, pursuant to Rule 14a-8 under the Exchange Act, be received by Herald at its principal executive offices in New York, New York, not later than December 31, 2011. With respect to any shareholder proposals for director nominations submitted pursuant to Herald's by-laws, they must be provided in compliance with the provisions of Herald's by-laws which are set forth above. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the OCC, and the procedures set forth in Herald's by-laws.

OTHER MATTERS

        As of the date of this proxy statement/prospectus, Herald's Board of Directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. Herald's shareholders may, however, be asked to vote on a proposal to adjourn, postpone or continue the special meeting, if necessary, to allow more time to solicit votes to ratify and confirm the merger agreement. If any other matters, or any adjournments or postponements of the meeting, properly come before the Herald special meeting, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Herald.

SHAREHOLDERS SHARING AN ADDRESS

        In a further effort to reduce printing costs and postage fees, Herald has adopted a practice approved by federal securities regulations called "house holding." Under this practice, shareholders who have the same address and last name will receive only one copy of this proxy statement/prospectus, unless one or more of these shareholders notifies Herald that he, she, or it wishes to continue receiving individual copies. Shareholders who participate in house holding will continue to receive separate proxy cards. If you share an address with another shareholder and received only one set of proxy materials, and would like to request a separate paper copy of these materials, please contact Gerard A. Perri, by mail at 623 Fifth Avenue, New York, New York 10022, by telephone at (212) 421-0030, or by email at gperri@heraldnb.com, and Herald will promptly deliver a separate copy. In addition, if you are receiving multiple copies and would prefer to receive only one set of Herald's proxy materials, you may also contact Gerard A. Perri as described above.

INFORMATION ABOUT BANKUNITED, INC.

        In this section entitled "Information About Bankunited, Inc.," and only in this section, the terms "Company," "we," "us," and "our" are used to refer to BankUnited, Inc. and its subsidiaries and the term "Bank" is used to refer to BankUnited, a wholly-owned subsidiary of BankUnited, Inc., in each case unless the context otherwise requires.

 Information About BankUnited, Inc.'s Business

  Summary

        BankUnited, Inc. is a savings and loan holding company with two wholly-owned subsidiaries: the Bank is one of the largest independent depository institutions headquartered in Florida by assets, and BankUnited Investment Services, Inc., which we refer to as "BankUnited Investment Services," a Florida insurance agency which provides comprehensive wealth management products and financial planning services. BankUnited is a federally-chartered, federally-insured savings association headquartered in Miami Lakes, Florida, with $10.8 billion of assets, more than 1,200 professionals and 81 branches in 13 counties at June 30, 2011. The Company's goal is to build a premier, large regional bank with a low-risk, long-term value-oriented business model focused on small and medium sized businesses and consumers. We endeavor to provide personalized customer service and offer a full range of traditional banking products and financial services to both our commercial and consumer customers, who are predominantly located in Florida. On June 14, 2011, the Bank filed an application to convert from a federal savings association to a national bank.

        BankUnited, Inc. was organized by a management team led by our Chairman, President and Chief Executive Officer, John A. Kanas, on April 28, 2009 and was initially capitalized with $945.0 million by a group of investors. On May 21, 2009, BankUnited was granted a savings association charter and the newly formed bank acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of the Failed Bank from the FDIC in a transaction which we refer to as the Acquisition. Concurrently with the Acquisition, we entered into two loss sharing agreements, or the "Loss Sharing Agreements," which cover certain legacy assets, including the entire legacy loan portfolio and other real estate owned, or "OREO," and certain purchased investment securities, including private-label mortgage-backed securities and non-investment grade securities. We refer to Covered Assets in certain cases as "Covered Loans" or "Covered Securities."

        Since the Bank's establishment in May 2009, we have pursued our new strategy and as part of this strategy we have recruited a new executive management team, substantially enhanced our middle management team, redesigned the Bank's underwriting functions, made significant investments in the Bank's information technology systems, and begun the process of optimizing our existing branch network. For the year ended December 31, 2010, the Company was one of the most profitable and well-capitalized bank holding companies in the United States, having earned 1.7% on its average assets and 15.4% on its average common stockholder's equity, and achieved a 47.0% efficiency ratio. BankUnited's tier 1 leverage ratio was 10.79% and its tier 1 risk-based capital ratio was 40.62% at June 30, 2011. We intend to invest our excess capital to grow opportunistically both organically and through acquisitions.

        Our management team is led by Mr. Kanas, a veteran of the banking industry who built North Fork Bancorporation, or North Fork, into a leading regional bank based in New York.

        On February 2, 2011, we completed the initial public offering of 33,350,000 shares of our common stock for which we received proceeds, after deducting underwriting discounts and offering expenses, of approximately $98.6 million. We refer to this transaction as the "IPO." Prior to the IPO we were a direct, wholly-owned subsidiary of BU Financial Holdings LLC, or the "LLC," a Delaware limited liability company, and whose common equity interests are referred to herein as units. Immediately prior to the consummation of the IPO, the LLC was liquidated and all interests in us were distributed to the members of the LLC in accordance with its amended and restated limited liability company agreement dated as of May 21, 2009, or the "LLC Agreement." All of the transactions necessary to effect the liquidation are collectively referred to herein as the "Reorganization."

  The Acquisition

                  Overview

        On May 21, 2009, BankUnited entered into a purchase and assumption agreement, or the "Purchase and Assumption Agreement," with the FDIC, Receiver of the Failed Bank, to acquire substantially all of the assets and assume all of the non-brokered deposits and substantially all other liabilities of the Failed Bank. Excluding the effects of acquisition accounting adjustments, BankUnited acquired $13.6 billion of assets and assumed $12.8 billion of liabilities. The fair value of the assets acquired was $10.9 billion and the fair value of the liabilities assumed was $13.1 billion. BankUnited received a net cash consideration from the FDIC in the amount of $2.2 billion.

        The Acquisition consisted of assets with a fair value of $10.9 billion, including $5.0 billion of loans (with a corresponding unpaid principal balance, or "UPB," of $11.2 billion), a $3.4 billion FDIC indemnification asset, $538.9 million of investment securities, $1.2 billion of cash and cash equivalents, $177.7 million of foreclosed assets, $243.3 million of Federal Home Loan Bank, or "FHLB," stock and $347.4 million of other assets. Liabilities with a fair value of $13.1 billion were also assumed, including $8.3 billion of non-brokered deposits, $4.6 billion of FHLB advances, and $112.2 million of other liabilities.

        Concurrently with the Acquisition, the Bank entered into the Loss Sharing Agreements with the FDIC that cover certain legacy assets, including the entire loan portfolio and OREO, and certain purchased investment securities, including private-label mortgage-backed securities and non-investment grade securities. The Bank acquired other Failed Bank assets that are not covered by the Loss Sharing Agreements with the FDIC including cash, certain investment securities purchased at fair market value and other tangible assets. The Loss Sharing Agreements do not apply to subsequently acquired, purchased or originated assets. At June 30, 2011, the Covered Assets consisted of assets with a book value of $3.3 billion. The total UPB (or, for investment securities, unamortized cost basis) of the Covered Assets at June 30, 2011 was $7.2 billion.

        Pursuant to the terms of the Loss Sharing Agreements, the Covered Assets are subject to a stated loss threshold whereby the FDIC will reimburse the Bank for 80% of losses up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold, calculated, in each case, based on UPB (or, for investment securities, unamortized cost basis) plus certain interest and expenses. The carrying value of the FDIC indemnification asset at June 30, 2011 was $2.3 billion. The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Bank a reimbursement under the Loss Sharing Agreements

        The FDIC's obligation to reimburse the Company for losses with respect to the Covered Assets began with the first dollar of loss incurred. We have received $1.5 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for losses incurred as of June 30, 2011. See "Information About BankUnited, Inc.—Information About BankUnited, Inc.'s Business—The Acquisition—Loss Sharing Agreements" on Page [    •    ].

        Several elements of our Acquisition are favorable relative to other FDIC-assisted transactions and position the Company to generate significant value. At the time of the Acquisition, bank failures were on the rise and the U.S. Treasury's unprecedented Supervisory Capital Assessment Program for the largest U.S. bank holding companies was underway. Due in part to the distress in the banking system, economic uncertainty and poor capital markets conditions, the Covered Loans and OREO were purchased by the Bank in a bidding process for 76.5% of their $11.4 billion in UPB as of the Acquisition date, which represented the fair market value for those assets at that time. The discount was one of the largest relative to other FDIC-assisted transactions and reflected, in addition to the abovementioned factors, the poor quality of the assets acquired as noted by the ratio of non-performing assets to total assets of 23.5% at May 21, 2009. In addition, our bid included the granting of a warrant to the FDIC, allowing the FDIC to participate in the economic upside of the transaction if certain performance levels were achieved. Along with the pricing terms, the Loss Sharing Agreements and the size of the transaction enable the Company to generate significant capital even in severe loss scenarios. For example, in the worst case scenario of a 100% credit loss on all Covered Loans and OREO, we would recover no less than 89.7% of the UPB as of the Acquisition date, assuming compliance with the terms of the Loss Sharing Agreements.

        Furthermore, the Loss Sharing Agreements include attractive provisions that optimize our flexibility and reduce our risk associated with the Covered Assets, including the following:

  •
  Ability to sell loans.  We may sell up to 2.5% of the Covered Loans based on the UPB at Acquisition, or approximately $280.0 million, on an annual basis without prior consent of the FDIC. Any losses incurred from such loan sales are covered under the Loss Sharing Agreements.

  •
  No residual credit risk.  We have the right to sell any or all of the Covered Assets at the termination date of our Loss Sharing Agreements, and any losses incurred will be covered. This allows us to crystallize any residual loss that would otherwise materialize after the expiration of the Loss Sharing Agreements.

  •
  Certain securities covered.  Certain private-label mortgage-backed securities purchased in the Acquisition are covered under the Loss Sharing Agreements.

  •
  Enhanced flexibility to execute corporate strategy opportunistically.  The Bank has the ability to pursue certain strategic transactions including, after an 18-month lock-up period from the Acquisition date, the IPO.

        We view our relationship with the FDIC as a long-term partnership in which both parties are economically aligned to minimize credit losses on the Covered Assets.

                  Loss Sharing Agreements

        Concurrently with the Acquisition, the Bank entered into the Loss Sharing Agreements with the FDIC that cover certain legacy assets, including the entire loan portfolio and OREO, and certain purchased investment securities, including private-label mortgage-backed securities and non-investment grade securities. At June 30, 2011, the Covered Assets consisted of assets with a book value of $3.3 billion. The total UPB (or, for investment securities, unamortized cost basis) of the Covered Assets at June 30, 2011 was $7.2 billion. The Bank acquired other Failed Bank assets that are not covered by the Loss Sharing Agreements with the FDIC including cash, certain investment securities purchased at fair market value and other tangible assets. The Loss Sharing Agreements do not apply to subsequently acquired, purchased or originated assets.

        Pursuant to the terms of the Loss Sharing Agreements, the Covered Assets are subject to a stated loss threshold whereby the FDIC will reimburse the Bank for 80% of losses up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold, calculated, in each case, based on UPB (or, for investment securities, unamortized cost basis) plus certain interest and expenses. The carrying value of the FDIC indemnification asset at June 30, 2011 was $2.3 billion. The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Bank a reimbursement under the Loss Sharing Agreements. The FDIC's obligation to reimburse the Company for losses with respect to the Covered Assets began with the first dollar of loss incurred.

        The Covered Securities acquired in connection with the Acquisition include certain private-label mortgage-backed securities and non-investment grade securities. The Covered Loans acquired in connection with the Acquisition include all:

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  one-to-four family residential real estate loans (both owner occupied and investor-owned);

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  home equity loans;

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  all other loans (including commercial, commercial real estate and consumer loans);

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  funding of assumed commitments and permitted advances and permitted amendments; and

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  OREO.

        The Loss Sharing Agreements consist of a single family shared-loss agreement or the "Single Family Shared-Loss Agreement," and a commercial and other loans shared-loss agreement, or the "Commercial Shared-Loss Agreement." The Single Family Shared-Loss Agreement provides for FDIC loss sharing and the Bank's reimbursement for recoveries to the FDIC for ten years from May 21, 2009 for single family residential loans. The Commercial Shared-Loss Agreement provides for FDIC loss sharing for five years from May 21, 2009 and the Bank's reimbursement for recoveries to the FDIC for eight years from May 21, 2009 for all other Covered Assets.

        Under the Purchase and Assumption Agreement, the Bank may sell up to 2.5% of the Covered Loans based on the UPB at Acquisition, or approximately $280.0 million, on an annual basis without prior consent of the FDIC. Any losses incurred from such loan sales are covered under the Loss Sharing Agreements. Any loan sale in excess of the annual 2.5% of the Covered Loans requires approval from the FDIC to be eligible for loss share coverage. However, if the Bank seeks to sell residential or non-residential loans in excess of the agreed 2.5% threshold in the nine months prior to the tenth anniversary or the fifth anniversary, respectively, and the FDIC refuses to consent, then the Single Family Shared-Loss Agreement and the Commercial Shared-Loss Agreement will be extended for two years after their respective anniversaries. The terms of the Loss Sharing Agreements are extended only with respect to the loans to be included in such sales. The Bank will have the right to sell all or any portion of such loans without FDIC consent at any time within the nine months prior to the respective extended termination dates, and any losses incurred will be covered under the Loss Sharing Agreements. If exercised, this final sale mechanism ensures no residual credit risk in our Covered Loan portfolio that would otherwise arise from credit losses occurring after the five- and ten-year periods, respectively.

        The Loss Sharing Agreements require us to follow specific servicing procedures and to undertake loss mitigation efforts. Additionally, the FDIC has information rights with respect to our performance under the Loss Sharing Agreements, requiring us to maintain detailed compliance records.

        We have received $1.5 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for losses incurred as of June 30, 2011.

  Our Market Area

        We view our market as the southeast region of the United States with a current focus on Florida, and in particular the Miami metropolitan statistical area, or "MSA." We believe Florida represents a long-term attractive banking market.

        Florida's economy and banking industry continue to face significant challenges. Since 2007, many Florida banks have experienced capital constraints and liquidity challenges as a result of significant losses from loans with poor credit quality and investments that have had sizeable decreases in value or realized losses. The undercapitalization and increased regulation of the banking sector have caused many banks to reduce lending to new and existing clients and focus primarily on improving their balance sheets, putting pressure on commercial borrowers to look for new banking relationships. As of December 31, 2010, 45 banks with $32.8 billion in assets have failed since 2008 in Florida. Given our competitive strengths, including an experienced management team, robust capital position and scalable platform, we believe these challenges present significant acquisition and organic growth opportunities for us.

        Over time, we will look to expand our branch network outside of Florida in selected markets such as New York, where our management team has had significant experience and has the competitive advantage of having managed one of the most successful regional banks in that market. However, for a limited period of time, certain of our executive officers are subject to non-compete agreements which may restrict them from operating in New York, New Jersey and Connecticut.

  Products and Services

                  Loan Origination Activities

        General.    Our primary lending focus is to serve consumers, commercial and middle-market businesses and their executives with a variety of financial products and services, while maintaining a strong and disciplined credit policy and procedures.

        We offer a full array of lending products that cater to our customers' needs including small business loans, residential mortgage loans, commercial real estate loans, equipment loans, term loans, asset-backed loans, letters of credit and commercial lines of credit. Our lending products, policies and practices are not the same as that of the Failed Bank. In particular, we do not originate or purchase negatively amortizing residential loans. As part of our loan activities, we also purchase performing residential loans on a national basis.

        Concurrently with the Acquisition, nearly all lending was stopped until we developed a new lending policy which we implemented in October 2009. As of June 30, 2011, the loan portfolio includes $909.3 million in loans originated or purchased since the Acquisition. This includes $410.9 million in commercial loans and leases, $227.9 million in commercial real estate loans and $270.5 million in residential and consumer loans. In addition, we have undrawn commitments of $309.5 million, primarily on commercial loans.

        Commercial loans.    At June 30, 2011, $410.9 million, or 45.2%, of our total new bank loan portfolio consisted of commercial loans and leases. Our commercial loans, which are generally made to small and middle-market businesses primarily in Florida, include equipment loans, lines of credit, acquisition finance credit facilities and an array of Small Business Administration product offerings, and typically have maturities of 5 years or less.

        Commercial real estate loans.    At June 30, 2011, $227.9 million, or 25.1%, of our new bank loan portfolio consisted of commercial real estate loans. We offer term financing for the acquisition or refinancing of properties, primarily rental apartments, industrial properties, retail shopping centers and free-standing buildings, office buildings and hotels located primarily in Florida. Other products that we provide include secured lines of credit, acquisition, development and construction loan facilities and construction financing.

        Residential real estate loans.    At June 30, 2011, $264.4 million, or 29.1%, of our new bank loan portfolio consisted of both purchased ($224.4 million) and originated ($40.0 million) one-to-four single family residential real estate loans. We have decided to purchase loans to supplement our nascent mortgage origination platform and to geographically diversify our loan portfolio given the current credit market environment of the non-agency mortgage market in Florida. While the credit parameters we use for purchased loans are substantially similar to the underwriting guidelines we use for originated loans, differences include: (i) loans are purchased on a nationwide basis, while originated loans are currently limited to Florida; (ii) purchased loans, on average, have a higher principal balance than originated loans; and (iii) we consider payment history in selecting which seasoned loans to purchase, while such information is not available for originated loans. We provide one-to-four family residential real estate loans with terms ranging from 10 to 40 years, with either fixed or adjustable interest rates. Loans are currently offered to customers primarily in Florida through BankUnited branches and loan officers. We do not originate subprime loans or option adjustable rate mortgage, or "ARM" loans. Loans are typically closed-end first lien loans for purposes of property purchased, or for refinancing existing loans with or without cashout. The majority of our loans are owner occupied, full documentation loans.

        At June 30, 2011, our new bank loan portfolio included $2.3 million of home equity loans and lines of credit.

        Consumer loans.    At June 30, 2011, $3.9 million, or 0.4%, of our total new bank loan portfolio consisted of consumer loans. We offer consumer loans to our customers primarily in Florida for personal, family and household purposes, including auto, boat, and personal installment loans.

        Lease financing.    In the fourth quarter of 2010, we acquired two leasing businesses. We now provide secured loan and lease programs for small and medium sized businesses on a national basis through United Capital Business Lending. These loans and leases are typically used for equipment purchases and upgrades, business expansion and acquisition purposes. Through Pinnacle Public Finance, we also offer tax-exempt leasing to municipalities and governmental entities nationwide for the financing of essential-use assets.

                  Credit Policy and Procedures

        The fundamental principles of the Bank's credit policy and procedures are to maintain high quality credit standards, which enhance the long term value of the Bank to its customers, employees, stockholders and communities. Credit quality is a key corporate objective that is managed in concert with other key objectives including volume growth, earnings and expense management. We recognize that our credit policy and procedures are dynamic and responsive to the market place. It is the foundation of our credit culture.

        The Board of Directors of the Bank is responsible for the safety and soundness of the Bank. As such, they are charged to monitor the efforts of the Bank's management activities. Since lending represents risk exposure, our Board and its duly appointed committees seek to ensure that the Bank maintains high credit quality standards.

        The Bank has established asset oversight committees to administer the loan portfolio. These committees include: (i) the Enterprise Risk Management Committee; (ii) the Credit Risk Management Committee; (iii) the Asset Recovery Committee; and (iv) the Criticized Asset Committee. These committees meet at least quarterly to review and approve the lending activities of the Bank.

        The credit approval process at the Bank provides for the prompt and thorough underwriting and approval or decline of loan requests. The approval method used is a hierarchy of individual lending authorities for new credits and renewals. The Credit Risk Management Committee approves loan authorities for lending and credit personnel, which are ultimately submitted to our Board for ratification. Lending authorities are based on position, capability and experience of the individuals filling these positions. Authorities are periodically reviewed and updated.

        The Bank has established in-house borrower lending limits which are significantly lower than its legal lending limit of approximately $174.5 million, at June 30, 2011. The present in-house lending limit is set at $25.0 million based on total credit exposure of a borrower. However, exceptions to this limit may be made up to $40.0 million of total credit exposure if approved by the Chief Lending Officer and Chief Executive Officer of the Bank. These limits are reviewed periodically by the Credit Risk Management Committee and approved annually by our Board.

                  Deposits

        We offer traditional depository products including checking accounts, money market deposit accounts, savings accounts and certificates of deposit with a variety of rates. Our deposits are insured by the FDIC up to statutory limits. At June 30, 2011, the balance of our interest bearing deposits was $6.2 billion, representing 91.1% of our total deposits, and the balance of our non-interest bearing deposits was $606.7 million, representing 8.9% of our total deposits. Our strategy is to increase our mix of core deposits and reduce our time deposits portfolio. We have a service fee schedule, which is competitive with other financial institutions in our market, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and similar fees.

                  Wealth Management

        Through dedicated financial consultants and licensed bankers, BankUnited Investment Services provides a comprehensive wealth management product offering that includes mutual funds, annuities, life insurance, and individual securities. We also provide comprehensive succession planning, estate planning, and financial planning to individuals and business owners. We use a third-party financial services company to provide our trading platform, administrative and back office support, and provide our customers with 24-hour access to account balances and summaries, positions and portfolio views, transaction detail, customized portfolio view, and online statements.

  Investments

        The primary objectives of our investment policy are to provide liquidity necessary for the day-to-day operations of the Company, provide a suitable balance of high credit and diversified quality assets to the consolidated balance sheet, manage interest rate risk exposure, and generate acceptable returns given the Company's established risk parameters.

        The investment policy is reviewed annually by our Board of Directors. Overall investment goals are established by our Board, Chief Executive Officer, Chief Financial Officer, and members of the Company's Asset/Liability Committee, referred to as "ALCO." The Board has delegated the responsibility of monitoring our investment activities to ALCO. Day-to-day activities pertaining to the investment portfolio are conducted within the Company's Treasury Division under the supervision of the Chief Financial Officer.

        As part of the Acquisition, we acquired an investment portfolio with a fair value of $538.9 million. Of these assets, $252.9 million consisted of private-label mortgage-backed securities and corporate securities which are covered by the Commercial Shared-Loss Agreement. The remaining $286.0 million consisted of Treasury securities, municipal securities and mortgage-backed securities issued by the U.S. Government agency and sponsored enterprises, and are not covered by the Loss Sharing Agreements.

        Our strategy for investment security purchases since the Acquisition has been to achieve the objectives noted above, with an emphasis on managing interest rate risk exposure and maintaining liquidity in the portfolio.

  Marketing and Distribution

        We conduct our banking business through 81 branches located in 13 coastal counties throughout Florida as of June 30, 2011. Our distribution network also included 76 ATMs, fully integrated on-line banking, and a telephone banking service. We target growing companies and commercial and middle-market businesses, as well as individual consumers throughout Florida.

        In order to market our deposit products, we use local print advertising and direct mail and provide sales incentives for our employees.

  Competition

        The primary market we serve is Florida. Our market is highly competitive. Our market contains not only a large number of community and regional banks, but also a significant presence of the country's largest commercial banks. We compete with other state and national financial institutions located in Florida and adjoining states as well as savings associations, savings banks and credit unions for deposits and loans. In addition, we compete with financial intermediaries, such as consumer finance companies, mortgage banking companies, insurance companies, securities firms, mutual funds and several government agencies as well as major retailers, all actively engaged in providing various types of loans and other financial services. Our largest banking competitors in our market include Bank of America, BankAtlantic, BB&T, JPMorgan Chase, Regions Bank, SunTrust Banks, TD Bank and Wells Fargo.

        Interest rates, both on loans and deposits, and prices of fee-based services are significant competitive factors among financial institutions generally. Other important competitive factors include office location, office hours, quality of customer service, community reputation, continuity of personnel and services, and, in the case of larger commercial customers, relative lending limits and ability to offer sophisticated cash management and other commercial banking services. While we continue to provide competitive interest rates on both depository and lending products, we believe that we can compete most successfully by focusing on the financial needs of growing companies and their executives, consumers and commercial and middle-market businesses, and offering them a broad range of personalized services and sophisticated cash management tools tailored to their businesses. We also believe that further volatility and consolidation in the banking industry would create additional opportunities for us to enhance our competitive position.

  Information Technology Systems

                  Information Technology and Bank Operations

        We have recently made and continue to make significant investments in our information technology systems for our banking and lending operations and cash management activities. We believe this is a necessary investment in order to enhance our capabilities to offer new products and overall customer experience, and to provide scale for future growth and acquisitions. Critical enhancements include the consolidation of all residential servicing to a leading servicing platform, upgrading our general ledger system, selecting an automated anti-money laundering software solution and enhancing other ancillary systems. We have converted our core deposit banking system to more effectively automate bank transactions for our branches, improve our commercial and consumer loan origination, electronic banking and direct response marketing processes, as well as enhance cash management, streamlined reporting, reconciliation support, and sales support.

        The majority of our systems including our EFT, transaction processing and our online banking services are hosted by third-party service providers. Additionally, we rely on a leading third-party provider to provide a comprehensive, fully integrated solution that gives us the ability to automate areas of our residential loan servicing, including loan set-up and maintenance, customer service, cashiering, escrow administration, investor accounting, default management, corporate accounting and federal regulatory reporting. The scalability of this new infrastructure will support our growth strategy. In addition, the capability of these vendors to automatically switch over to standby systems allows us to recover our systems and provide business continuity very quickly in case of a disaster.

                  Loan Servicing

        Substantially all of our loans are serviced by us. Since the Acquisition, we have invested heavily in our loan servicing platform to ensure we are taking best efforts in minimizing losses on the Covered Loans. Additionally, we have been an active participant in the U.S. Treasury Department's Home Affordable Modification Program, or "HAMP," since 2009, which focuses on helping at-risk homeowners avoid foreclosure by reducing payments through interest rate reduction, term extension, principal forbearance and principal forgiveness. As of June 30, 2011, 8,754 borrowers have been counseled regarding their participation in HAMP, resulting in 2,629 permanent loan modifications and 152 active trial modifications.

  Regulation and Supervision

        The U.S. banking industry is highly regulated under federal and state law. These regulations affect the operations of the Company and its subsidiaries.

        Statutes, regulations and policies limit the activities in which we may engage and the conduct of our permitted activities. Further, the regulatory system imposes reporting and information collection obligations. We incur significant costs relating to compliance with these laws and regulations. Banking statutes, regulations and policies are continually under review by federal and state legislatures and regulatory agencies, and a change in them, including changes in how they are interpreted or implemented, could have a material adverse effect on our business.

        The material statutory and regulatory requirements that are applicable to us are summarized below. The description below is not intended to summarize all laws and regulations applicable to us.

                  Currently a Savings and Loan Holding Company

        BankUnited is currently a federal savings association organized under the federal Home Owners' Loan Act, or "HOLA." A federal savings association is commonly referred to as a federal thrift. As a federal thrift, BankUnited is currently subject to ongoing and comprehensive supervision, regulation, examination and enforcement by the OCC. Any entity that directly or indirectly controls a thrift (but that does not control a bank) must be approved to become a savings and loan holding company, or "SLHC." The Company, which controls BankUnited, received such approval to become a SLHC on May 21, 2009. As a SLHC, the Company is currently subject to ongoing and comprehensive supervision, regulation, examination and enforcement by the Federal Reserve Board. This jurisdiction also extends to any company that is directly or indirectly controlled by us.

        Prior to July 21, 2011, the Company and BankUnited were subject to supervision and regulation by the OTS. However, effective July 21, 2011, supervisory and regulatory responsibilities were shifted from the OTS to the Federal Reserve Board with respect to the Company and to the OCC with respect to BankUnited. This shift in jurisdiction was mandated by the Dodd-Frank Act, as noted in the Section below, entitled "Information About BankUnited, Inc.—Information About BankUnited, Inc.'s Business—Regulation and Supervision—The Dodd-Frank Act" commencing on Page [    •    ].

                  Expect to Become a Bank Holding Company

        The Company's regulatory structure is expected to change as a result of two proposed events. First, as described in this proxy statement/ prospectus, the Company contemplates acquiring control of

Herald. Second, the Company has begun the process to obtain approval of the OCC to convert the charter of BankUnited from a federal thrift to a national bank. National banks are depository institutions chartered under the federal National Bank Act and regulated and supervised by the OCC.

        The occurrence of either or both of these events would cause the Company to control a bank for purposes of the Bank Holding Company Act of 1956, or the "BHC Act." Any entity that directly or indirectly controls a bank must be approved by the Federal Reserve Board under the BHC Act to become a bank holding company, or "BHC." In connection with both of these events, the Company intends to apply to the Federal Reserve Board for prior approval to become a BHC under the BHC Act. BHCs are subject to regulation, inspection, examination, supervision, and enforcement by the Federal Reserve Board under the BHC Act. This Federal Reserve Board jurisdiction also extends to any company that is directly or indirectly controlled by a BHC. If the Company became a BHC, it would no longer be, and no longer be regulated as, a SLHC.

                  FDIC Deposit Insurance

        The FDIC is an independent federal agency that insures the deposits of federally insured depository institutions up to applicable limits. The FDIC also has certain regulatory, examination and enforcement powers with respect to FDIC-insured institutions. The deposits of BankUnited are insured by the FDIC up to applicable limits. As a general matter, the maximum deposit insurance amount is $250,000 per depositor.

                  Broad Supervision, Examination and Enforcement Powers

        A principal objective of the U.S. bank regulatory system is to protect depositors by ensuring the financial safety and soundness of banking organizations. To that end, the banking regulators have broad regulatory, examination, and enforcement authority. The regulators regularly examine the operations of banking organizations. In addition, banking organizations are subject to periodic reporting requirements.

        The regulators have various remedies available if they determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of a banking organization's operations are unsatisfactory. The regulators may also take action if they determine that the banking organization or its management is violating or has violated any law or regulation. The regulators have the power to, among other things:

  •
  enjoin "unsafe or unsound" practices;

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  require affirmative actions to correct any violation or practice;

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  issue administrative orders that can be judicially enforced;

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  direct increases in capital;

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  direct the sale of subsidiaries or other assets;

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  limit dividends and distributions;

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  restrict growth;

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  assess civil monetary penalties;

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  remove officers and directors; and

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  terminate deposit insurance.

        The FDIC may terminate a depository institution's deposit insurance upon a finding that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. Engaging in unsafe or unsound practices or failing to comply with applicable laws, regulations and supervisory agreements could subject the Company, and subsidiaries of the Company (including BankUnited), or their officers, directors, and institution-affiliated parties to the remedies described above and other sanctions.

                  Conditions of Approval Orders

        On May 21, 2009, we received approvals from the OTS and FDIC for the organization of BankUnited as a federal thrift, for the Company to become a SLHC, and for BankUnited to obtain federal deposit insurance. Those approval orders contained conditions related to the conduct of our business. Those conditions include, among other things, the following requirements:

  •
  during our first three years of operation, BankUnited must maintain a tier 1 capital to adjusted total assets leverage ratio at not less than eight percent; and

  •
  during our first three years of operation, we must operate within the parameters of our business plan and obtain prior written regulatory consent to any material change in our business plan.

                  The Dodd-Frank Act

        On July 21, 2010, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, into law. The Dodd-Frank Act will have a broad impact on the financial services industry, imposing significant regulatory and compliance changes, including the designation of certain financial companies as systemically significant, the imposition of increased capital, leverage, and liquidity requirements, and numerous other provisions designed to improve supervision and oversight of, and strengthen safety and soundness within, the financial services sector. Additionally, the Dodd-Frank Act establishes a new framework of authority to conduct systemic risk oversight within the financial system to be distributed among new and existing federal regulatory agencies, including the Financial Stability Oversight Council, or Council, the Federal Reserve Board, the OCC, and the FDIC. Of particular relevance to the Company, the Dodd-Frank Act makes fundamental changes to the federal supervisory oversight structure for federal thrifts and SLHCs.

        The following items provide a brief description of certain provisions of the Dodd-Frank Act.

  •
  Principal changes for federal thrifts and SLHCs.  The Dodd-Frank Act preserves the charter for federal thrifts, but eliminates the OTS as the primary federal regulator for federal thrifts and SLHCs. The functions of the OTS were allocated among the OCC, FDIC, and the Federal Reserve Board on July 21, 2011. Primary jurisdiction for the supervision and regulation of federal thrifts, including BankUnited, was transferred to the OCC; supervision and regulation of SLHCs, including the Company, was transferred to the Federal Reserve Board. Although the Dodd-Frank Act maintains the federal thrift charter, it eliminates certain benefits of the charter and imposes new penalties for failure to comply with the QTL test. Under the Dodd-Frank Act, the risk-based and leverage capital standards currently applicable to U.S. insured depository institutions will be imposed on U.S. BHCs and SLHCs, and depository institutions and their holding companies will be subject to minimum risk-based and leverage capital requirements on a consolidated basis. In addition, the Dodd-Frank Act requires that SLHCs be well-capitalized and well managed in the same manner as BHCs in order to engage in the expanded financial activities permissible only for a financial holding company.

  •
  Source of strength.  The Dodd-Frank Act requires all companies, including SLHCs and BHCs, that directly or indirectly control an insured depository institution to serve as a source of strength for the institution. Under this requirement, the Company in the future could be required to provide financial assistance to BankUnited should BankUnited experience financial distress.

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  Limitation on federal preemption.  The Dodd-Frank Act significantly reduces the ability of national banks and federal thrifts to rely upon federal preemption of state consumer financial laws. Although the OCC, as the new primary regulator of federal thrifts, will have the ability to make preemption determinations where certain conditions are met, the broad rollback of federal preemption has the potential to create a patchwork of federal and state compliance obligations. This could, in turn, result in significant new regulatory requirements applicable to us, with potentially significant changes in our operations and increases in our compliance costs. It could also result in uncertainty concerning compliance, with attendant regulatory and litigation risks.

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  Mortgage loan origination and risk retention.  The Dodd-Frank Act contains additional regulatory requirements that may affect our operations and result in increased compliance costs. For example, the Dodd-Frank Act imposes new standards for mortgage loan originations on all lenders, including banking organizations, in an effort to require steps to verify a borrower's ability to repay. In addition, the Dodd-Frank Act generally requires lenders or securitizers to retain an economic interest in the credit risk relating to loans the lender sells or mortgage and other asset-backed securities that the securitizer issues. The risk retention requirement generally will be 5%, but could be increased or decreased by regulation.

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  Imposition of restrictions on certain activities.  The Dodd-Frank Act requires new regulations for the over-the-counter derivatives market, including requirements for clearing, exchange trading, capital, margin, and reporting. Additionally, the Dodd-Frank Act requires that certain swaps and derivatives activities be "pushed out" of insured depository institutions and conducted in non-bank affiliates, significantly restricts the ability of a member of a depository institution holding company group to invest in or sponsor certain private funds, and broadly restricts such entities from engaging in "proprietary trading," subject to limited exemptions. These restrictions may affect our ability to manage certain risks in our business.

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  Expanded FDIC resolution authority.  While insured depository institutions have long been subject to the FDIC's resolution process, the Dodd-Frank Act creates a new mechanism for the FDIC to conduct the orderly liquidation of certain "covered financial companies," including bank and thrift holding companies and systemically significant non-bank financial companies. Upon certain findings being made, the FDIC may be appointed receiver for a covered financial company, and would be tasked to conduct an orderly liquidation of the entity. The FDIC liquidation process is modeled on the existing FDIA bank resolution regulations, and generally gives the FDIC more discretion than in the traditional bankruptcy context.

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  Consumer Financial Protection Bureau ("CFPB").  The Dodd-Frank Act creates a new independent CFPB within the Federal Reserve Board. The CFPB is tasked with establishing and implementing rules and regulations under certain federal consumer protection laws with respect to the conduct of providers of certain consumer financial products and services. The CFPB has rulemaking authority over many of the statutes governing products and services offered to bank and thrift consumers. For banking organizations with assets of $10 billion or more, the CFPB has exclusive rule making and examination, and primary enforcement authority under federal consumer financial law. In addition, the Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by the CFPB. Compliance with any such new regulations would increase our cost of operations.

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  Deposit insurance.  The Dodd-Frank Act makes permanent the general $250,000 deposit insurance limit for insured deposits. The Dodd-Frank Act also extends until January 1, 2013, federal deposit coverage for the full net amount held by depositors in non-interest bearing transaction accounts. Amendments to the FDIA also revise the assessment base against which an insured depository institution's deposit insurance premiums paid to the deposit insurance fund, or DIF, of the FDIC will be calculated. Under the amendments, the assessment base will no longer be the institution's deposit base, but rather its average consolidated total assets less its average tangible equity. Additionally, the Dodd-Frank Act makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15 percent to 1.35 percent of the estimated amount of total insured deposits, and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds. Several of these provisions could increase the FDIC deposit insurance premiums paid by BankUnited.

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  Transactions with affiliates and insiders.  The Dodd-Frank Act generally enhances the restrictions on transactions with affiliates under Section 23A and 23B of the Federal Reserve Act, including an expansion of the definition of "covered transactions" and an increase in the amount of time for which collateral requirements regarding covered credit transactions must be satisfied. Insider transaction limitations are expanded through the strengthening of loan restrictions to insiders and the expansion of the types of transactions subject to the various limits, including derivatives transactions, repurchase agreements, reverse repurchase agreements and securities lending or borrowing transactions. Restrictions are also placed on certain asset sales to and from an insider to an institution, including requirements that such sales be on market terms and, in certain circumstances, approved by the institution's Board of Directors.

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  Enhanced lending limits.  The Dodd-Frank Act strengthens the existing limits on a depository institution's credit exposure to one borrower.

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  Corporate governance.  The Dodd-Frank Act addresses many investor protection, corporate governance and executive compensation matters that will affect most U.S. publicly traded companies, including the Company. The Dodd-Frank Act (1) grants stockholders of U.S. publicly traded companies an advisory vote on executive compensation; (2) enhances independence requirements for compensation committee members; (3) requires companies listed on national securities exchanges to adopt incentive-based compensation clawback policies for executive officers; and (4) provides the SEC with authority to adopt proxy access rules that would allow stockholders of publicly traded companies to nominate candidates for election as a director and have those nominees included in a company's proxy materials.

        Many of the requirements of the Dodd-Frank Act will be implemented over time and most will be subject to regulations implemented over the course of several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on our operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements.

        Failure to comply with the new requirements may negatively impact our results of operations and financial condition.

                  Notice and Approval Requirements Related to Control

        Banking laws impose notice, approval, and ongoing regulatory requirements on any stockholder or other party that seeks to acquire direct or indirect "control" of an FDIC-insured depository institution. These laws include the Savings and Loan Holding Company Act, the BHC Act and the Change in Bank Control Act. Among other things, these laws require regulatory filings by a stockholder or other party that seeks to acquire direct or indirect "control" of an FDIC-insured depository institution. The determination whether an investor "controls" a depository institution is based on all of the facts and circumstances surrounding the investment. As a general matter, a party is deemed to control a depository institution or other company if the party owns or controls 25% or more of any class of voting stock. Subject to rebuttal, a party may be presumed to control a depository institution or other company if the investor owns or controls 10% or more of any class of voting stock. Ownership by affiliated parties, or parties acting in concert, is typically aggregated for these purposes. If a party's ownership of the Company were to exceed certain thresholds, the investor could be deemed to "control" the Company for regulatory purposes. This could subject the investor to regulatory filings or other regulatory consequences.

                  Permissible Activities and Investments

        Banking laws generally restrict the ability of the Company and its subsidiaries from engaging in activities other than those determined by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto. The Gramm-Leach-Bliley Financial Modernization Act of 1999, or "GLB Act," expanded the scope of permissible activities for a BHC that qualifies as a financial holding company. Under the regulations implementing the GLB Act, a financial holding company may engage in additional activities that are financial in nature or incidental or complementary to a financial activity. Those activities include, among other activities, certain insurance and securities activities. Qualifications for becoming a financial holding company include, among other things, meeting certain specified capital standards and achieving certain management ratings in examinations. Under the Dodd-Frank Act, SLHCs like the Company must be well-capitalized and well managed in the same manner as BHCs in order to engage in the expanded financial activities permissible only for a financial holding company.

        In addition, as a general matter, the establishment or acquisition by the Company of a depository institution or, in certain cases, a non-bank entity, requires prior regulatory approval.

                  Regulatory Capital Requirements and Prompt Corrective Action

        The regulators view capital levels as important indicators of an institution's financial soundness. As a general matter, FDIC-insured depository institutions and their holding companies are required to maintain minimum capital relative to the amount and types of assets they hold. The final supervisory judgment on an institution's capital adequacy is based on the regulator's individualized assessment of numerous factors.

        BankUnited is subject to various regulatory capital adequacy requirements. The Federal Deposit Insurance Corporation Improvement Act, or "FDICIA," requires that the federal regulatory agencies adopt regulations defining five capital tiers for depository institutions: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that could have a direct material adverse effect on our financial condition.

        The regulators have established quantitative measures that require that an FDIC-insured depository institution (such as BankUnited) to maintain minimum ratios of capital to risk-weighted assets. There are two main categories of capital under the guidelines. Tier 1 capital includes common equity holders' equity, qualifying preferred stock and trust preferred securities, less goodwill and certain other deductions (including a portion of servicing assets and the unrealized net gains and losses, after taxes, on securities available for sale). Tier 2 capital includes preferred stock not qualifying as tier 1 capital, subordinated debt, the allowance for credit losses and net unrealized gains on marketable equity securities, subject to limitations by the guidelines. Tier 2 capital is limited to the amount of tier 1 capital (i.e., at least half of the total capital must be in the form of tier 1 capital). Under the risk-based guidelines, capital is compared with the relative risk related to the balance sheet. To derive the risk included in the balance sheet, a risk weighting is applied to each balance sheet asset and off-balance sheet item, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0% and certain real-estate related loans risk-weighted at 50%. Off-balance sheet items, such as loan commitments and derivatives, are also applied a risk weight after calculating balance sheet equivalent amounts.

        In order to be deemed well-capitalized, FDIC-insured depository institutions (such as BankUnited) currently are required to (i) maintain a total risk-based capital ratio of 10% or greater, a tier 1 risk-based capital ratio of 6% or greater and a tier 1 leverage ratio of 5% or greater (measured as tier 1 capital to adjusted total assets) and (ii) not be subject to any written agreement, order, capital directive or prompt corrective action issued by its banking regulator(s) to meet and maintain a specific capital level for any capital measure. The regulators may set higher capital requirements for an individual institution when particular circumstances warrant. The OTS has required BankUnited to maintain a tier 1 capital to adjusted total assets leverage ratio of not less than 8% for the first three years of its operation. At June 30, 2011, the Bank's tier 1 leverage ratio was equal to 10.79%.

        In July 2011, the OCC assumed the OTS' powers with respect to federal savings associations (like BankUnited), as well as rulemaking authority over all savings associations (except for the limited rulemaking authority transferred to the Federal Reserve Board). Although the federal banking agencies have substantially similar capital adequacy standards and utilize the same accounting standards, some differences in capital standards exist, such as the regulatory treatment of noncumulative perpetual preferred stock and the risk-weightings assigned to certain assets. The OCC also limits the amount of subordinated debt and intermediate-term preferred stock that may be treated as part of tier 2 capital to 50% of tier 1 capital, whereas the OTS did prescribe such a restriction. Finally, the OCC recognizes an additional category, "tier 3 capital," consisting of forms of unsecured, subordinated debt that can be allocated for market risk and is included in the total risk-based capital ratio numerator.

        At this time the bank regulatory agencies are more inclined to impose higher capital requirements in order to meet well-capitalized standards, and future regulatory change could impose higher capital standards as a routine matter. The regulators may also set higher capital requirements for holding companies whose circumstances warrant it. For example, holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

        As an additional means to identify problems in the financial management of depository institutions, the FDIA requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

        SLHCs, such as the Company, are not currently required to maintain specific minimum capital ratios. However, as a result of the Dodd-Frank Act, the risk-based and leverage capital standards currently applicable to U.S. insured depository institutions and U.S. BHCs will in the future become applicable to SLHCs (such as the Company). The Dodd-Frank Act generally authorizes the Federal Reserve Board to promulgate capital requirements for SLHCs, an action the Federal Reserve Board has indicated that it will take once it adopts consolidated capital standards under Basel III (described below).

        The Federal Reserve Board requires BHCs to maintain a minimum tier 1 leverage ratio, tier 1 risk-based capital ratio and total risk-based capital ratio. In addition, the Federal Reserve Board requires BHCs that engage in trading activities to adjust their risk-based capital ratios to take into consideration market risks that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained under these provisions may consist of tier 3 capital. Also, the Federal Reserve Board considers a "tangible tier 1 leverage ratio" (deducting all intangibles) and other indications of capital strength in evaluating proposals for expansion or engaging in new activities.

        In addition, the Dodd-Frank Act further requires the federal banking agencies to adopt capital requirements which address the risks that the activities of an institution poses to the institution and the public and private stakeholders, including risks arising from certain enumerated activities. The federal banking agencies will likely change existing capital guidelines or adopt new capital guidelines in the future pursuant to the Dodd-Frank Act, the implementation of Basel III (described below) or other regulatory or supervisory changes.

        The FDIA requires federal bank regulatory agencies to take "prompt corrective action" with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution's treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation. Under this system, the federal banking regulators have established five capital categories, well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, in which all institutions are placed. The federal banking regulators have also specified by regulation the relevant capital levels for each of the other categories. Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized.

                  Basel, Basel II and Basel III Accords

        The current risk-based capital guidelines that apply to BankUnited are based on the 1988 capital accord of the International Basel Committee on Banking Supervision, a committee of central banks and bank supervisors, as implemented by the federal banking agencies. In 2008, the federal banking agencies began to phase-in capital standards based on a second capital accord, referred to as Basel II, for large or "core" international banks (total assets of $250 billion or more or consolidated foreign exposures of $10 billion or more). Basel II emphasizes internal assessment of credit, market and operational risk, as well as supervisory assessment and market discipline in determining minimum capital requirements.

        On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee, announced agreement on the calibration and phase-in arrangements for a strengthened set of capital requirements, known as Basel III. Basel III increases the minimum tier 1 common equity ratio to 4.5%, net of regulatory deductions, and introduces a capital conservation buffer of an additional 2.5% of common equity to risk-weighted assets, raising the target minimum common equity ratio to 7%. Basel III increases the minimum tier 1 capital ratio to 8.5% inclusive of the capital conservation buffer, increases the minimum total capital ratio to 10.5% inclusive of the capital buffer and introduces a countercyclical capital buffer of up to 2.5% of common equity or other fully loss absorbing capital for periods of excess credit growth. Basel III also introduces a non-risk adjusted tier 1 leverage ratio of 3%, based on a measure of total exposure rather than total assets, and new liquidity standards. The Basel III capital and liquidity standards will be phased in over a multi-year period.

        The final package of Basel III reforms was submitted to and endorsed by the Seoul G20 Leaders Summit in November, 2010. On December 16, 2010, the Basel Committee issued the text of the Basel III rules, which are now subject to individual adoption by member nations, including the United States. The federal banking agencies will likely implement changes to the capital adequacy standards applicable to the insured depository institutions and their holding companies in light of Basel III.

        If adopted by federal banking agencies, Basel III could lead to higher capital requirements and more restrictive leverage and liquidity ratios. The ultimate impact of the new capital and liquidity standards on us and our bank subsidiary is currently being reviewed and will depend on a number of factors, including the rulemaking and implementation by the U.S. banking regulators. We cannot determine the ultimate effect that potential legislation, or subsequent regulations, if enacted, would have upon our earnings or financial position. In addition, significant questions remain as to how the capital and liquidity mandates of the Dodd-Frank Act will be integrated with the requirements of Basel III.

                  Qualified Thrift Lender Test

        Federal banking laws require a thrift to meet the QTL test by maintaining at least 65% of its "portfolio assets" in certain "qualified thrift investments," such as residential housing related loans, certain consumer and small business loans and residential mortgage-backed securities, on a monthly average basis in at least nine months out of every twelve months. A thrift that fails the QTL test must either operate under certain restrictions on its activities or convert to a bank charter. The Dodd-Frank Act imposes additional restrictions on the ability of any thrift that fails to become or remain a QTL to pay dividends. Specifically, the thrift is not only subject to the general dividend restrictions as would apply to a national bank (as under prior law), but also is prohibited from paying dividends at all (regardless of its financial condition) unless required to meet the obligations of a company that controls the thrift, permissible for a national bank and specifically approved by the OCC and the Federal Reserve Board. In addition, violations of the QTL test now are treated as violations of federal banking laws subject to remedial enforcement action. At June 30, 2011, BankUnited was in compliance with the QTL test.

        HOLA limits the amount of non-residential mortgage loans a federal savings association, such as BankUnited, may make. Separate from the QTL test, the law limits a federal savings association to a maximum of 20% of its total assets in commercial loans not secured by real estate, however, only 10% can be large commercial loans not secured by real estate (defined as loans in excess of $2 million). Commercial loans secured by real estate can be made in an amount up to four times an institution's total capital. An institution can also have leases, in addition to the above items, up to 10% of its assets. Commercial paper, corporate bonds, and consumer loans taken together cannot exceed 35% of a savings association's assets. For this purpose, however, residential mortgage loans and credit card loans are not considered consumer loans, and are both unlimited in amount. The foregoing limitations are established by statute, and cannot be waived by the OCC. At June 30, 2011, BankUnited was in compliance with all these limits.

        If BankUnited converts its charter from a federal thrift to a national bank, then it will no longer be subject to the QTL test.

                  Regulatory Limits on Dividends and Distributions

        Federal law currently imposes limitations upon certain capital distributions by thrifts, such as certain cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. The Federal Reserve Board and OCC regulate all capital distributions by BankUnited directly or indirectly to us, including dividend payments. BankUnited currently must file an application to receive the approval of the OCC and provide 30 days' notice to the Federal Reserve Board prior to making any proposed capital distribution.

        BankUnited may not pay dividends to us if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements, or in the event the OCC notified BankUnited that it was in need of more than normal supervision. Under the FDIA, an insured depository institution such as BankUnited is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized." Payment of dividends by BankUnited also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an unsafe and unsound banking practice. Additionally, the Dodd-Frank Act imposes additional restrictions on the ability of any thrift that fails to become or remain a QTL to pay dividends.

                  Reserve Requirements

        Pursuant to regulations of the Federal Reserve Board, all banking organizations are required to maintain average daily reserves at mandated ratios against their transaction accounts. In addition, reserves must be maintained on certain non-personal time deposits. These reserves must be maintained in the form of vault cash or in an account at a Federal Reserve Board Bank.

                  Liability of Commonly Controlled Institutions

        FDIC-insured depository institutions can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC due to the default of an FDIC-insured depository institution controlled by the same company and for any assistance provided by the FDIC to an FDIC-insured depository institution that is in danger of default and that is controlled by the same company. "Default" means generally the appointment of a conservator or receiver for the institution. "In danger of default" means generally the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The cross-guarantee liability for a loss at a commonly controlled institution would be subordinated in right of payment to deposit liabilities, secured obligations, any other general or senior liability and any obligation subordinated to depositors or general creditors, other than obligations owed to any affiliate of the depository institution (with certain exceptions). After the Company's planned acquisition of Herald is consummated, Herald and BankUnited would be commonly controlled by the Company.

                  Limits on Transactions with Affiliates and Insiders

        Insured depository institutions are subject to restrictions on their ability to conduct transactions with affiliates and other related parties. Section 23A of the Federal Reserve Act imposes quantitative limits, qualitative requirements, and collateral requirements on certain transactions by an insured depository institution with, or for the benefit of, its affiliates. Transactions covered by Section 23A include loans, extensions of credit, investment in securities issued by an affiliate, and acquisitions of assets from an affiliate. Section 23B of the Federal Reserve Act requires that most types of transactions by an insured depository institution with, or for the benefit or, an affiliate be on terms at least as favorable to the insured depository institution as if the transaction were conducted with an unaffiliated third party.

        The Dodd-Frank Act generally enhances the restrictions on transactions with affiliates under Section 23A and 23B of the Federal Reserve Act, including an expansion of the definition of "covered transactions" and an increase in the amount of time for which collateral requirements regarding covered credit transactions must be satisfied. The ability of the Federal Reserve Board to grant exemptions from these restrictions is also narrowed by the Dodd-Frank Act, including by requiring coordination with other bank regulators.

        The Federal Reserve Board's Regulation O and OCC regulations impose restrictions and procedural requirements in connection with the extension of credit by a insured depository institution to directors, executive officers, principal stockholders, and their related interests.

                  Examination Fees

        The OCC currently charges fees to recover the costs of examining federal thrifts and their affiliates, processing applications and other filings, and covering direct and indirect expenses in regulating thrifts and their affiliates. The Dodd-Frank Act provides various agencies with the authority to assess additional supervision fees.

                  Deposit Insurance Assessments

        FDIC-insured depository institutions are required to pay deposit insurance assessments to the FDIC. The amount of a particular institution's deposit insurance assessment is based on that institution's risk classification under an FDIC risk-based assessment system. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. Deposit insurance assessments fund the DIF, which is currently under-funded. The FDIC recently raised assessment rates to increase funding for the DIF.

        The Dodd-Frank Act changes the way an insured depository institution's deposit insurance premiums are calculated. The assessment base will no longer be the institution's deposit base, but rather its average consolidated total assets less its average tangible equity. The Dodd-Frank Act also makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15 percent to 1.35 percent of the estimated amount of total insured deposits, eliminating the upper limit for the reserve ratio designated by the FDIC each year, and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds.

        Continued action by the FDIC to replenish the DIF as well as the changes contained in the Dodd-Frank Act may result in higher assessment rates, which could reduce our profitability or otherwise negatively impact our operations.

                  Depositor Preference

        The FDIA provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If we invest in or acquire an insured depository institution that fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors, including us, with respect to any extensions of credit they have made to such insured depository institution.

                  Federal Home Loan Bank System

        BankUnited is a member of the Federal Home Loan Bank of Atlanta, which is one of the twelve regional FHLB's composing the FHLB system. Each FHLB provides a central credit facility primarily for its member institutions as well as other entities involved in home mortgage lending. Any advances from a FHLB must be secured by specified types of collateral, and all long-term advances may be obtained only for the purpose of providing funds for residential housing finance. As a member of the FHLB of Atlanta, BankUnited is required to acquire and hold shares of capital stock in the FHLB of Atlanta. BankUnited has always been in compliance with this requirement with an investment in FHLB of Atlanta stock.

                  Anti-Money Laundering and OFAC

        Under federal law, financial institutions must maintain anti-money laundering programs that include established internal policies, procedures and controls; a designated compliance officer; an ongoing employee training program; and testing of the program by an independent audit function. Financial institutions are also prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and customer identification in their dealings with foreign financial institutions and foreign customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions, and law enforcement authorities have been granted increased access to financial information maintained by financial institutions. Bank regulators routinely examine institutions for compliance with these obligations and they must consider an institution's compliance in connection with the regulatory review of applications, including applications for banking mergers and acquisitions. The regulatory authorities have imposed "cease and desist" orders and civil money penalty sanctions against institutions found to be violating these obligations.

        The Office of Foreign Assets Control, or "OFAC," is responsible for helping to insure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress. OFAC sends bank regulatory agencies lists of persons and organizations suspected of aiding, harboring or engaging in terrorist acts, known as Specially Designated Nationals and Blocked Persons. If the Company or BankUnited find a name on any transaction, account or wire transfer that is on an OFAC list, the Company or BankUnited must freeze such account, file a suspicious activity report and notify the appropriate authorities.

                  Consumer Laws and Regulations

        Banking organizations are subject to numerous laws and regulations intended to protect consumers. These laws include, among others:

  •
  Truth in Lending Act;

  •
  Truth in Savings Act;

  •
  Electronic Funds Transfer Act;

  •
  Expedited Funds Availability Act;

  •
  Equal Credit Opportunity Act;

  •
  Fair and Accurate Credit Transactions Act;

  •
  Fair Housing Act;

  •
  Fair Credit Reporting Act;

  •
  Fair Debt Collection Act;

  •
  Gramm-Leach-Bliley Act;

  •
  Home Mortgage Disclosure Act;

  •
  Right to Financial Privacy Act;

  •
  Real Estate Settlement Procedures Act;

  •
  laws regarding unfair and deceptive acts and practices; and

  •
  usury laws.

        Many states and local jurisdictions have consumer protection laws analogous, and in addition, to those listed above. These federal, state and local laws regulate the manner in which financial institutions deal with customers when taking deposits, making loans, or conducting other types of transactions. Failure to comply with these laws and regulations could give rise to regulatory sanctions, customer rescission rights, action by state and local attorneys general, and civil or criminal liability. The creation of the CFPB by the Dodd-Frank Act is likely to lead to enhanced and strengthened enforcement of consumer financial protection laws.

                  The Community Reinvestment Act

        The Community Reinvestment Act, or "CRA," is intended to encourage banks to help meet the credit needs of their service areas, including low and moderate-income neighborhoods, consistent with safe and sound operations. The bank regulators examine and assign each bank a public CRA rating. The CRA then requires bank regulators to take into account the federal banking bank's record in meeting the needs of its service area when considering an application by a bank to establish or relocate a branch or to conduct certain mergers or acquisitions. The Federal Reserve Board is required to consider the CRA records of a BHC's controlled banks when considering an application by the BHC to acquire a banking organization or to merge with another BHC. When the Company or BankUnited applies for regulatory approval to make certain investments, the regulators will consider the CRA record of target institutions and the Company's depository institution subsidiaries. An unsatisfactory CRA record could substantially delay approval or result in denial of an application. The regulatory agency's assessment of the institution's record is made available to the public. Since the Acquisition, bank regulators have not conducted a CRA exam of BankUnited.

                  Changes in Laws, Regulations or Policies

        Federal, state and local legislators and regulators regularly introduce measures or take actions that would modify the regulatory requirements applicable to banks, thrifts, their holding companies and other financial institutions. Changes in laws, regulations or regulatory policies could adversely affect the operating environment for the Company in substantial and unpredictable ways, increase our cost of doing business, impose new restrictions on the way in which we conduct our operations or add significant operational constraints that might impair our profitability. We cannot predict whether new legislation will be enacted and, if enacted, the effect that it, or any implementing regulations, would have on our business, financial condition or results of operations. The Dodd-Frank Act imposes substantial changes to the regulatory framework applicable to us and our subsidiaries. The majority of these changes will be implemented over time by various regulatory agencies. The full effect that these changes will have on us remains uncertain at this time and may have a material adverse effect on our business and results of operations.

  Employees

        At June 30, 2011, we employed 1,290 full-time employees and 21 part-time employees. None of our employees are parties to a collective bargaining agreement. We believe that our relations with our employees are good.

  Available Information

        Our Website address is www.bankunited.com. Our electronic filings with the SEC (including all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and if applicable, amendments to those reports) are available free of charge on the Website as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information posted on our Website is not incorporated into this proxy statement/prospectus. In addition, the SEC maintains a Website that contains reports and other information filed with the SEC. The Website can be accessed at http://www.sec.gov.

Description of BankUnited, Inc.'s Properties

        At June 30, 2011, we leased 120,672 square feet of office and operations space in Miami Lakes, Florida. This space includes our principal executive offices, operations center and a retail branch. At June 30, 2011, we provided banking services at 81 branch locations in 13 Florida counties. Of the 81 branch properties, we leased 76 locations and owned 5 locations.

        At June 30, 2011, we also dedicated approximately 2,100 square feet of office and operations space in Miami Lakes, Florida to house BankUnited Investment Services, 10,619 square feet of office and operations space in Hunt Valley, Maryland to house United Business Capital Lending, and 5,488 square feet of office and operations space in Scottsdale, Arizona to house Pinnacle Public Finance.

        We believe that our facilities are in good condition and are adequate to meet our operating needs for the foreseeable future.

BankUnited, Inc.'s Legal Proceedings

        From time to time we are a party to various litigation matters incidental to the conduct of our business. We are not presently party to any legal proceedings the resolution of which we believe would have a material adverse effect on our business, operating results, financial condition or cash flow. Certain litigation relating to the merger is described on Page [    •    ] of this proxy statement/prospectus.

Market Price of and Dividends on BankUnited, Inc.'s Common Equity and Related Stockholder Matters

  Market Information and Holders of Record

        Shares of our common stock began trading on the NYSE under the symbol "BKU" on January 28, 2011. As a result, we have not set forth quarterly information with respect to the high and low prices for our common stock and the dividends declared on our common stock for the two most recent fiscal years. Prior to that time there was no public market for our common stock. For the quarter ended March 31, 2011, the high and low reported intra-day sales prices of our common stock on the NYSE were $29.90 and $27.25 respectively. For the quarter ended June 30, 2011, the high and low reported intra-day sales prices of our common stock on the NYSE were $29.54 and $26.10, respectively. For the quarter ended September 30, 2011, the high and low reported intra-day sales prices of our common stock on the NYSE were $27.60 and $19.41, respectively. As of June 30, 2011, there were 179 stockholders of record of our common stock.

  Equity Compensation Plan Information

        Our equity compensation plan information required by this item is incorporated by reference to the information in "Information About BankUnited, Inc.—Security Ownership and Certain Beneficial Ownership—Equity Compensation Plan Information" of this proxy statement/prospectus on Page [    •    ].

  Dividend Policy

        We anticipate paying a quarterly dividend of $0.14 per share on our common stock, subject to the discretion of our Board and dependent on, among other things, our financial condition, results of operations, capital requirements, restrictions contained in future financing instruments and other factors that our Board may deem relevant. Dividends from the Bank are the principal source of funds for the payment of dividends on our common stock. The Bank is subject to certain restrictions that may limit its ability to pay dividends to us. See "Information About BankUnited, Inc.—Information About BankUnited, Inc.'s Business—Regulation and Supervision—Regulatory Limits on Dividends and Distributions" on Page [    •    ]. During the period ended December 31, 2009, we did not pay a cash dividend to the holder of our common stock. On October 28, 2010, we paid a quarterly dividend of $14.0 million, with a record date of October 15, 2010. On October 28, 2010, we also paid a one-time special dividend of $6.0 million, with a record date of October 19, 2010. On January 18, 2011, we paid another quarterly dividend of $14.0 million, with a record date of January 3, 2011. On April 15, 2011, we paid a quarterly dividend of $14.2 million, with a record date of April 1, 2011. On July 15, 2011, we paid a quarterly cash dividend of $0.14 per share, with a record date of July 1, 2011. On October 17, 2011, we paid a quarterly cash dividend of $0.14 per share, with a record date of October 3, 2011.

  Use of Proceeds

        Our registration statement on Form S-1 (File No. 333-170203) was declared effective on January 27, 2011, pursuant to which we registered the offering and sale of 33,350,000 shares of common stock at an initial public offering price of $27.00 per share. Our initial public offering included 4,000,000 newly issued shares of common stock sold by us (the primary offering) and 29,350,000 existing shares of common stock sold by selling stockholders (the secondary offering). The 29,350,000 shares of common stock sold by the selling stockholders in the secondary offering included 4,350,000 shares covered by an over-allotment option granted to the underwriters. On January 27, 2011, we sold 4,000,000 shares of common stock for gross proceeds of $108 million, before underwriters' discounts and offering expenses, and the selling stockholders sold 29,350,000 shares (including 4,350,000 shares pursuant to their over-allotment option) for gross proceeds of $792.5 million, before underwriters' discounts.

        Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as joint book-running managers for the offering and as representatives of the underwriters. In connection with the initial public offering and underwriters' exercise of the overallotment option, we paid $5.4 million in underwriting discounts to the underwriters and the selling stockholders paid $39.6 million in underwriters' discounts to the underwriters.

        In connection with the initial public offering including the underwriters' exercise of the overallotment option, we received net proceeds of $98.6 million, after deducting underwriters' discounts of $5.4 million and additional estimated offering expenses of approximately $4.0 million. The offering expenses include SEC registration fees, FINRA filing fees, NYSE listing fees and expenses, legal fees and expenses, printing expenses, transfer agent and registrar fees and expenses, accounting fees and expenses as well as other miscellaneous expenses. The selling stockholders received net proceeds of approximately $752.3 million, after deducting underwriters' discounts of approximately $39.6 million. We did not receive any proceeds from the sale of shares by the selling stockholders in the secondary offering.

        During the period from the closing of the offering on February 2, 2011 through the filing of this proxy statement/prospectus, we have used the net proceeds from the offering for general corporate purposes.

  Recent Sales of Unregistered Securities

        In the last three fiscal years, BankUnited, Inc. has issued the following ungesitered securities:

        On April 28, 2009, in connection with its incorporation and initial capitalization, BankUnited, Inc. issued 1,000 shares of its common stock to BU Financial Holdings LLC for $10, which shares were subsequently canceled at the time of the Acquisition.

        Since the Acquisition on May 21, 2009, BankUnited, Inc. issued an aggregate of 92,971,850 shares of its common stock to BU Financial Holdings LLC for consideration of $950.3 million in capital investment transactions.

        The issuances of securities described in the preceding paragraphs were made in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, for transactions by an issuer not involving a public offering. BankUnited, Inc. did not offer or sell the securities by any form of general solicitation or general advertising, informed the purchaser that the securities had not been registered under the Securities Act and were subject to restrictions on transfer, and made offers only to the purchaser, whom BankUnited, Inc. believed had the knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the securities.

        BankUnited, Inc. granted certain of its employees (none of whom are named executive officers other than Mr. Randy R. Melby) 1,031,700 options to purchase an aggregate of 1,031,700 shares of our common stock under our 2009 Stock Option Plan. 95,042 of these options were forfeited subsequent to grant. These grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated thereunder inasmuch as they were offered and sold under written compensatory benefit plans and otherwise in compliance with the provisions of Rule 701.

  Purchases of Equity Securities by the Issuer and Affiliated Purchasers

        None.

 Management's Discussion and Analysis of Financial Condition and Results of Operations—June 30, 2011

        The following discussion and analysis should be read in conjunction with the consolidated financial statements of BankUnited, Inc. and the notes thereto included in this proxy statement/prospectus.

  Overview

        The Company is a savings and loan holding company with two wholly-owned subsidiaries: BankUnited, which is one of the largest independent depository institutions headquartered in Florida by assets, and BankUnited Investment Services, a Florida insurance agency. As of the close of business on May 21, 2009, BankUnited entered into a Purchase and Assumption Agreement, including Loss Sharing Agreements, with the FDIC to acquire substantially all of the assets and assume all of the non-brokered deposits and substantially all of the other liabilities of BankUnited, FSB from the FDIC. Neither the Company nor the Bank had any substantive operations prior to the Acquisition.

        In June, 2011, the Company filed an application, which is currently under review, with the OCC to change BankUnited's charter to that of a national bank. On August 12, 2011, the Company also filed an application with the Federal Reserve Board and the OCC to change its charter to that of a bank holding company and acquire control of Herald.

        Through BankUnited's network of 81 branches in 13 Florida counties, we provide a full range of commercial and consumer banking services to growing companies and their executives, commercial and middle-market businesses and consumers in Florida's coastal regions. Through BankUnited Investment Services, we offer wealth management and financial planning services to our customers.

  Performance Highlights for the Quarter

  •
  Net income for the quarter ended June 30, 2011 was $44.0 million or $0.44 per common share as compared to $51.2 million or $0.55 per common share for the quarter ended June 30, 2010.

  •
  For the quarter ended June 30, 2011, net interest income increased by $21.1 million to $117.3 million from $96.2 million for quarter ended June 30, 2010. The net interest margin increased to 5.99% from 4.93%. The primary drivers of the increase in net interest income were an increase in interest income on loans of $14.7 million and a decrease in interest expense on deposits of $9.6 million. The yield on loans increased to 13.15% for the quarter ended June 30, 2011 from 10.15% for the quarter ended June 30, 2010 primarily due to an increase in expected cash flows from the Company's acquired credit impaired loan portfolio. The average rate paid on interest-bearing deposits declined to 1.24% for the quarter ended June 30, 2011 from 1.60% for the quarter ended June 30, 2010 as a result of the continued run-off of higher cost time deposits, a shift in deposit mix toward lower cost core deposit products and declines in market interest rates.

  •
  Total loans increased by $70.7 million during the quarter ended June 30, 2011. Total loans originated purchased by us since the Acquisition, or "non-Covered Loans," grew by $303.5 million during the quarter ended June 30, 2011 while Covered Loans declined by $232.8 million due to continued resolutions. The growth in non-Covered Loans for the quarter was led by an increase in commercial and commercial real estate loans and leases of $178.9 million and growth of $124.3 million in the one-to-four single family residential portfolio.

  •
  Asset quality remained strong, with a ratio of non-performing assets to total assets of 1.62%, a ratio of non-performing loans to total loans of 0.89% and an annualized net charge-off ratio (net charge-offs to average loans) of 0.55%.

  •
  Core deposits, which we define as demand, savings, and money market deposits, increased by $145.6 million to $4.4 billion for the quarter ended June 30, 2011 and by $379.0 million for the six months ended June 30, 2011.

  •
  BankUnited's capital ratios continue to exceed the requirements to be considered well capitalized under applicable regulatory guidelines, with a Tier 1 leverage ratio of 10.79% a Tier 1 risk-based capital ratio of 40.62% and a Total risk-based capital ratio of 41.50% at June 30, 2011.

  •
  For a description of the terms of the merger and the merger agreement see the sections of this proxy statement/prospectus entitled "The Merger" and "The Merger Agreement" beginning on Pages [    •    ] and [    •    ], respectively.

  Results of Operations

        The Company reported a net income of $44.0 million or $0.44 per share for the three months ended June 30, 2011 as compared to $51.2 million or $0.55 per share for quarter ended June 30, 2010. For the six months ended June 30, 2011, the Company reported a net loss of $(23.7) million or $(0.25) per share as compared to net income of $111.9 million or $1.20 per share for the six months ended June 30, 2010.

                  Net Interest Income

        Net interest income is the difference between interest earned on interest earning assets and interest incurred on interest bearing liabilities and is the primary driver of core earnings. Net interest income is impacted by the relative mix of interest earning assets and interest bearing liabilities, the ratio of interest earning assets to total assets and of interest bearing liabilities to total funding sources, movements in market interest rates, levels of non-performing assets and pricing pressure from competitors.

        The mix of interest earning assets is influenced by loan demand and by management's continual assessment of the rate of return and relative risk associated with various classes of earning assets. The mix of interest bearing liabilities is influenced by management's assessment of the need for lower cost funding sources weighed against relationships with customers and growth requirements and is impacted by competition for deposits in the Bank's market and the availability and pricing of other sources of funds.

        Net interest income is also impacted by accretion of fair value adjustments recorded in conjunction with the Acquisition and the accounting for loans acquired with evidence of deterioration in credit quality since origination, or "ACI," loans. Fair value adjustments of interest earning assets and interest bearing liabilities recorded at Acquisition are accreted to interest income or expense over the lives of the related assets or liabilities. Generally, accretion of fair value adjustments increases interest income and decreases interest expense, and thus has a positive impact on our net interest income, net interest margin and interest rate spread. Due to the revaluation of Covered Assets in conjunction with the Acquisition and the resultant accretion, generally Covered Assets have higher yields than do assets purchased or originated since the Acquisition. Net interest income will be impacted in future periods as Covered Assets are repaid or mature and these assets comprise a lower percentage of total interest earning assets.

        At Acquisition, ACI loans were recorded at fair value, measured based on the present value of expected cash flows. The excess of expected cash flows over carrying value, known as accretable yield, is being recognized as interest income over the lives of the underlying loans. Accretion related to ACI loans has a positive impact on our net interest income, net interest margin and interest rate spread.

        Interest expense incurred on our interest bearing liabilities is impacted by the accretion of fair value adjustments on our time deposits and our advances from the FHLB recorded in connection with the Acquisition. The impact on interest expense decreased for the three and six month periods ended June 30, 2011, as compared to the comparable periods in 2010, and is expected to continue to decrease as these liabilities mature or are repaid. Accretion of fair value adjustments on time deposits totaled $2.2 million and $4.7 million, respectively, for the three months and six months ended June 30, 2011 as compared to $5.1 million $14.7 million, respectively, for the three months and six months ended June 30, 2010.

        The following tables present, for the periods indicated, information about (i) average balances, the total dollar amount of interest income from earning assets and the resultant average yields; (ii) average balances, the total dollar amount of interest expense on interest bearing liabilities and the resultant average rates; (iii) net interest income; (iv) the interest rate spread; and (v) the net interest margin. Nonaccrual and restructured loans are included in the average balances presented in this table; however, interest income foregone on nonaccrual loans is not included. Yields have been calculated on a pre-tax basis (dollars in thousands):

	Three Months Ended June 30,
	2011			2010
	Average Balance	Interest	Yield/ Rate(1)	Average Balance	Interest	Yield/ Rate(1)
Assets:
Investment securities available for sale	$896,029	$6,719	3.00%	$478,314	$2,633	2.20%
Mortgage-backed securities	2,645,694	22,518	3.40%	2,562,620	29,124	4.55%

Total investment securities available for sale	3,541,723	29,237	3.30%	3,040,934	31,757	4.18%
Other interest earning assets	572,792	617	0.43%	512,370	307	0.24%
Loans receivable	3,722,389	122,243	13.15%	4,242,681	107,584	10.15%

Total interest earning assets	7,836,904	152,097	7.77%	7,795,985	139,648	7.17%
Allowance for loan losses	(61,168)			(27,143)
Noninterest earning assets	2,983,739			3,581,432

Total assets	$10,759,475			$11,350,274

Liabilities and Equity:
Interest bearing liabilities:
Interest bearing deposits:
Interest bearing demand	$372,060	$624	0.67%	$247,812	$461	0.75%
Savings and money market	3,248,353	7,023	0.87%	2,794,346	8,557	1.23%
Time deposits	2,546,673	11,377	1.79%	4,126,542	19,617	1.91%

Total interest bearing deposits	6,167,086	19,024	1.24%	7,168,700	28,635	1.60%
Borrowings:
FHLB advances	2,248,514	15,747	2.81%	2,290,470	14,820	2.60%
Repurchase agreements	3,785	4	0.42%	9,955	10	0.40%

Total interest bearing liabilities	8,419,385	34,775	1.66%	9,469,125	43,465	1.84%

Non-interest bearing demand deposits	619,052			419,064
Other non-interest bearing liabilities	270,951			274,191

Total liabilities	9,309,388			10,162,380
Equity	1,450,087			1,187,894

Total liabilities and equity	$10,759,475			$11,350,274

Net interest income		$117,322			$96,183

Interest rate spread			6.11%			5.33%

Net interest margin			5.99%			4.93%

(1)
Annualized

	Six Months Ended June 30,
	2011			2010
	Average Balance	Interest	Yield/ Rate(1)	Average Balance	Interest	Yield/ Rate(1)
Assets:
Interest earning assets:
Investment securities available for sale	$799,223	$12,133	3.04%	$292,120	$3,488	2.39%
Mortgage-backed securities	2,573,183	49,653	3.86%	2,400,214	57,639	4.80%

Total investment securities available for sale	3,372,406	61,786	3.66%	2,692,334	61,127	4.54%
Other interest earning assets	682,059	1,623	0.48%	648,527	788	0.25%
Loans receivable	3,762,366	236,894	12.62%	4,332,510	211,670	9.77%

Total interest earning assets	7,816,831	300,303	7.70%	7,673,371	273,585	7.13%
Allowance for loan losses	(59,813)			(25,060)
Noninterest earning assets	3,078,889			3,667,121

Total assets	$10,835,907			$11,315,432

Liabilities and Equity:
Interest bearing liabilities:
Interest bearing deposits:
Interest bearing demand	$361,002	$1,177	0.66%	$233,580	$917	0.79%
Savings and money market	3,250,407	14,249	0.88%	2,728,210	18,119	1.34%
Time deposits	2,719,296	23,904	1.77%	4,261,996	37,878	1.79%

Total interest bearing deposits	6,330,705	39,330	1.25%	7,223,786	56,914	1.59%
Borrowings:
FHLB advances	2,250,855	31,319	2.81%	2,228,703	27,947	2.53%
Short term borrowings	2,045	5	0.49%	12,512	48	0.77%

Total interest bearing liabilities	8,583,605	70,654	1.66%	9,465,001	84,909	1.81%

Non interest bearing demand deposits	572,595			382,117
Other non-interest bearing liabilities	274,350			305,678

Total liabilities	9,430,550			10,152,796
Equity	1,405,357			1,162,636

Total liabilities and equity	$10,835,907			$11,315,432

Net interest income		$229,649			$188,676

Interest rate spread			6.04%			5.32%

Net interest margin			5.87%			4.90%

(1)
Annualized

                  Three months ended June 30, 2011 compared to three months ended June 30, 2010

        Net interest income was $117.3 million for the three months ended June 30, 2011 compared to $96.2 million for the three months ended June 30, 2010, an increase of $21.1 million. The increase in net interest income was comprised of an increase in interest income of $12.4 million and a decrease in interest expense of $8.7 million.

        The increase in interest income was driven primarily by a $14.7 million increase interest income from loans, partially offset by a decline of $2.5 million decrease in interest income from investment securities. Increased interest income from loans is reflective of an increase in the average yield to 13.15% for the three months ended June 30, 2011 from 10.15% for the comparable period in 2010. This increase was partially offset by a decline in average loans outstanding resulting from pay-downs and resolutions of Covered Loans. The increased yield reflects an increased yield on Covered Loans partially offset by the origination and purchase of new loans at lower prevailing market rates of interest. The average yield on loans originated and purchased since the Acquisition was 5.21% for the three months ended June 30, 2011 as compared to 5.45% for the comparable period in 2010. The yield on Covered Loans increased to 14.95% for the three months ended June 30, 2011 from 10.40% for the same period in 2010 as a result of increases in projected cash flows from the covered ACI Loans. For the three months ended June 30, 2011, interest income from investment securities decreased due to a decline in the average yield to 3.30% from 4.18%, partially offset by an increase in average volume. The decrease in average yield resulted primarily from new purchases reflecting lower general market rates of interest.

        The primary component of the decrease in interest expense for the three months ended June 30, 2011 as compared to the three months ended June 30, 2010 was a $9.6 million decline in interest expense on deposits. The decrease reflects both a decline in the average balance of deposits and a decline in the average rate paid, partially offset by a decrease in accretion of Acquisition related fair value adjustments. The decline in volume is due to the continued run-off of time deposits assumed in the Acquisition, partially offset by growth in core deposits, including demand, savings and money market deposit accounts. The decrease in the average rate paid is a result of this shift in deposit mix to lower cost products coupled with declining market rates of interest. Accretion of fair value adjustments reduced interest expense by $2.2 million for the three months ended June 30, 2011 as compared to $5.1 million during the same period in 2010.

        Net interest margin for the three months ended June 30, 2011 was 5.99% as compared to 4.93% for the three months ended June 30, 2010, an increase of 106 basis points. The average yield on interest earning assets increased by 60 basis points while the average rate paid on interest bearing liabilities decreased by 18 basis points for an improvement in the interest rate spread of 78 basis points. The improvement in both net interest margin and interest rate spread resulted primarily from the increased average yield on Covered Loans and the decrease in the average rate paid on deposits as discussed above.

                  Six months ended June 30, 2011 compared to six months ended June 30, 2010

        Net interest income was $229.6 million and $188.7 million for the six months ended June 30, 2011 and June 30, 2010, respectively, an increase of $40.9 million. The increase in net interest income for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010 was comprised of an increase in interest income of $26.7 million, primarily attributable to an increase in interest income on loans of $25.2 million, and a decrease in interest expense of $14.2 million, resulting primarily from a decrease in interest expense on deposits of $17.6 million partially offset by an increase in interest expense on FHLB advances of $3.4 million.

        The increase in interest income on loans for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010 was reflective of an increase in the average yield to 12.62% from 9.77%, partially offset by a decrease in the average volume of loans outstanding. The average yield on loans originated and purchased since the Acquisition was 5.32% for the six months ended June 30,

2011 as compared to 5.49% for the comparable period in 2010. The yield on Covered Loans increased to 14.05% for the six months ended June 30, 2011 as compared to 9.98% for the same period in 2010.

        The decline in interest expense on deposits resulted from declines in both the average volume of deposits outstanding and in the average rate paid on interest bearing deposit accounts. Accretion of fair value adjustments reduced interest expense by $4.7 million for the six months ended June 30, 2011 as compared to $14.7 million during the same period in 2010. Interest expense on FHLB advances and other borrowings increased by $3.4 million for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010 primarily as a result of lower accretion of fair value adjustments. The decline in accretion is due to the maturity and repayment of a portion of the specific advances that were outstanding at the Acquisition date.

        Net interest margin for the six months ended June 30, 2011 was 5.87% as compared to 4.90% for the six months ended June 30, 2010, for an increase of 97 basis points. The average yield on interest earning assets increased by 57 basis points for the six months ended June 30, 2011 as compared to the same period in 2010, while the average rate paid on interest bearing liabilities decreased by 15 basis points for the six months ended June 30, 2011, for an improvement in the interest rate spread of 72 basis points. The improvement in both net interest margin and interest rate spread resulted primarily from the increased average yield on Covered Loans and the decrease in the average rate paid on deposits as discussed above. The factors impacting trends in net interest income for the six months ended June 30, 2011 were consistent with those impacting net interest income for the three months then ended, discussed above.

                  Provision for Loan Losses

        The provision for loan losses is the amount of expense that, based on our judgment, is required to maintain the allowance for loan losses at an adequate level to absorb probable losses inherent in the loan portfolio at the balance sheet date and that, in management's judgment, is appropriate under GAAP. Our determination of the amount of the allowance and corresponding provision for loan losses considers ongoing evaluations of the various segments of the Company's loan portfolio and of individually significant credits, levels of non-performing loans and charge-offs, statistical trends and economic and other relevant factors. The determination of the amount of the allowance is complex and involves a high degree of judgment and subjectivity.

        The risk of loss associated with Covered Loans differs significantly from the risk of loss associated with non-Covered Loans. The Loss Sharing Agreements significantly limit the Company's exposure to credit losses on Covered Loans. Recognition of future losses on Covered loans is also mitigated by the fair market value of loans established in the application of acquisition accounting.

        Covered Loans are further broken out into two broad categories: (i) ACI loans, or those acquired with evidence of deterioration in credit quality since origination and (ii) loans that did not exhibit evidence of deterioration in credit quality at acquisition, or non-ACI loans. A provision for loan losses related to ACI loans is recorded only when estimates of future cash flows related to these loans are revised downward, indicating further deterioration in credit quality. A provision for loan losses for non-ACI loans may be recorded if factors considered relevant by management indicate that the credit quality of the non-ACI loans has deteriorated.

        Since the recording of a provision for loan losses on Covered Loans represents an increase in the amount of reimbursement we ultimately expect to receive from the FDIC under the Loss Sharing Agreements, we also record an increase in the FDIC indemnification asset for the present value of the projected increase in reimbursement, with a corresponding increase in non-interest income, recorded in the statement of operations line item "Net gain (loss) on indemnification asset." Therefore, the impact on our results of operations of any provision for loan losses on Covered Loans is significantly mitigated by an increase in non-interest income.

        For the three months ended June 30, 2011 and 2010, we recorded a (recovery of) provision for loan losses on Covered Loans of $(6.4) million and $16.7 million, respectively. The recovery of provision for the three months ended June 30, 2011 primarily resulted from improved performance of a pool of ACI home equity loans. An allowance for loan losses in the amount of $18.5 million related to this pool was established during the year ended December 31, 2010. A reversal of that allowance in the amount of $(7.8) million was recorded during the prior quarter ended March 31, 2011 and an additional $(7.0) million was reversed during the three months ended June 30, 2011. For the six months ended June 30, 2011 and 2010, we recorded provisions for loan losses on Covered Loans of $3.6 million and $24.4 million, respectively. The impact on earnings from the provisions for losses on Covered Loans was partially mitigated by recording increases (decreases) in non-interest income of $(5.8) million and $12.4 million during the three months ended June 30, 2011 and 2010, respectively, and $0.8 million and $19.0 million for the six months ended June 30, 2011 and 2010, respectively.

        For the three months ended June 30, 2011 and 2010, we recorded provisions for loan losses of $3.6 million and $1.2 million, respectively, for loans we originated or purchased subsequent to the Acquisition. For the six months ended June 30, 2011 and 2010, we recorded provisions for loan losses of $5.0 million and $1.7 million, respectively, relating to these loans. These loans are not protected by the Loss Sharing Agreements and as such, these provisions are not offset by an increase in non-interest income.

                  Non-Interest Income

        The Company reported non-interest income of $52.9 million and $83.7 million for the three months ended June 30, 2011 and June 30, 2010, respectively. Non-interest income was $117.1 million for the six months ended June 30, 2011 as compared to $166.2 million for the six months ended June 30, 2010. The following table presents a comparison of the categories of non-interest income for the three and six month periods ended June 30, 2011 and 2010 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Accretion of discount on FDIC indemnification asset	$14,873	$36,776	$34,443	$91,160
Income from resolution of Covered Assets, net	3,076	58,593	2,366	94,990
Net gain (loss) on indemnification asset	11,312	(26,950)	37,634	(49,985)
FDIC reimbursement of costs of resolution of Covered Assets	8,241	7,880	18,741	14,315

Non-interest income from Covered Assets	37,502	76,299	93,184	150,480
Service charges on deposits and other fee income	1,993	2,060	4,145	4,171
Service charges on loans	655	529	1,187	1,049
Gain (loss) on sale or exchange of investment securities available for sale	100	(2,836)	103	(2,810)
Mortgage insurance income	6,784	2,255	8,085	5,057
Other non-interest income	5,824	5,442	10,416	8,258

Total non-interest income	$52,858	$83,749	$117,120	$166,205

        For the three and six month periods ended June 30, 2011 and 2010, the majority of our non-interest income resulted from accretion of discount on the FDIC indemnification asset, the resolution of assets covered by our Loss Sharing Agreements with the FDIC and reimbursement by the FDIC of costs of resolution of Covered Assets.

        The FDIC indemnification asset represents the present value of estimated future cash payments from the FDIC for probable losses on Covered Assets, up to 90 days of past due interest, excluding interest related to loans on nonaccrual at Acquisition, and reimbursement of certain expenses.

Accretion is a result of discounting and may also increase or decrease from period to period due to changes in expected cash flows from Covered Loans. If projected cash flows from the ACI loans increase, the yield on the loans will increase and the discount rate of accretion on the FDIC indemnification asset will decrease as less cash is expected to be recovered from the FDIC.

        Accretion of discount on the FDIC indemnification asset totaled $14.9 million and $36.8 million for the three months ended June 30, 2011 and 2010, respectively and $34.4 million and $91.2 million for the six months ended June 30, 2011 and 2010, respectively. The decrease in accretion in 2011 as compared to 2010 was related to the decrease in the average balance of the indemnification asset as well as a decrease in the average discount rate during the period to 2.89% from 6.08%. The decline in the average discount rate corresponds to the increased yield on Covered Loans.

        A rollforward of the FDIC indemnification asset for the six months ended June 30, 2011 and the year ended December 31, 2010 follows (in thousands):

	Six Months Ended June 30, 2011	Year Ended December 31, 2010
Balance, beginning of period	$2,667,401	$3,279,165
Accretion	34,443	134,703
Reduction for claims filed	(486,558)	(764,203)
Net gain (loss) on indemnification asset	37,634	17,736

Balance, end of period	$2,252,920	$2,667,401

        Accretion of discount on the FDIC indemnification asset results in an increase to the balance of the FDIC indemnification asset with a corresponding increase in non-interest income. We project the amount of accretion will continue to decline in future periods, because our projected cash flows from ACI loans have been increasing, and as a result we expect to collect less cash flow from the indemnification asset.

        The balance of the FDIC indemnification asset is reduced as claims for reimbursement are filed with the FDIC. The balance of the FDIC indemnification asset is also reduced or increased as a result of decreases or increases in estimated cash flows to be received from the FDIC related to the ultimate resolution of Covered Assets. We record an offsetting entry in the statement of operations line item "Net gain (loss) on indemnification asset." This line item also includes a significantly mitigating impact related to loan loss provisions on Covered Loans, provisions for impairment of OREO and gains or losses on the sale of Covered Loans and OREO.

        Covered Loans may be resolved through repayment, foreclosure, short sale of the underlying collateral, sale of the loans or, for the non-residential portfolio, charge-offs. The difference between consideration received in resolution of Covered Loans and the amount of projected losses from resolution of those loans as well as losses from permanent modifications of ACI loans accounted for in pools, is recorded in the statement of operations line item "Income (loss) from resolution of Covered Assets, net." The amount of income recorded in any period will be impacted by the number and UPB of ACI loans resolved and our ability to accurately project cash flows from ACI loans in future periods. As expected, the impact of this line item on the results of operations decreased for the three and six months ended June 30, 2011 as compared to the three and six months ended June 30, 2010, as we have gained additional history in terms of the performance of the loans we acquired, which we have reflected in the update of our projected cash flows from ACI loans.

        Losses from the resolution or permanent modification of Covered Loans increase the amount recoverable from the FDIC under the Loss Sharing Agreements. Gains from the resolution of Covered Loans reduce the amount recoverable from the FDIC under the Loss Sharing Agreements. These additions to or reductions in amounts recoverable from the FDIC related to the resolution of Covered

Loans are recorded in non-interest income in the line item "Net gain (loss) on indemnification asset" and reflected as corresponding increases or decreases in the FDIC indemnification asset.

        Increases or decreases in impairment related to Covered Loans are recorded in earnings through the provision for losses on Covered Loans. Under the terms of the Loss Sharing Agreements, the Company is entitled to recover from the FDIC a portion of losses on these loans; therefore, the discounted amount of changes in expected cash flows from the FDIC related to these losses is recorded in non-interest income in the line item "Net gain (loss) on indemnification asset" and reflected as a corresponding increase or decrease in the FDIC indemnification asset.

        The Company records impairment charges related to declines in the estimated net realizable value of OREO properties subject to the Loss Sharing Agreements and recognizes additional gains or losses upon the eventual sale of such OREO properties. The estimated increase or reduction in amounts recoverable from the FDIC with respect to these gains and losses is reflected as an increase or decrease in the FDIC indemnification asset and in non-interest income in the line item "Net gain (loss) on indemnification asset."

        When the Company recognizes gains or losses related to Covered Assets in its consolidated financial statements, changes in the estimated amount recoverable from the FDIC under the Loss Sharing Agreements with respect to those gains or losses are also reflected in the consolidated financial statements as discussed above. Net gain (loss) on indemnification asset of $11.3 million and $(27.0) million was recorded for the three months ended June 30, 2011 and 2010, respectively. For the six months ended June 30, 2011 and 2010, net gain (loss) on indemnification asset amounted to $37.6 million and $(50.0) million, respectively. The net impact on earnings before taxes of transactions related to Covered Assets, plus the provision for loan losses on non-Covered Loans, was $(3.2) million and $10.4 million, respectively, for the three months ended June 30, 2011 and 2010 and $(10.8) million and $16.2 million, respectively, for the six months ended June 30, 2011 as detailed in the tables below (in thousands):

	Three Months Ended June 30, 2011			Three Months Ended June 30, 2010
	Transaction Income (Loss)	Net Gain (Loss) on Indemnification Asset	Net Impact on Pre-tax Earnings	Transaction Income (Loss)	Net Gain (Loss) on Indemnification Asset	Net Impact on Pre-tax Earnings
Provision for losses on Covered Loans	$6,443	$(5,807)	$636	$(16,738)	$12,381	$(4,357)
Provision for losses on non-Covered Loans	(3,551)	—	(3,551)	(1,170)	—	(1,170)

Total provision for loan losses	2,892	(5,807)	(2,915)	(17,908)	12,381	(5,527)

Income (loss) from resolution of Covered Assets, net	3,076	1,051	4,127	58,593	(42,176)	16,417

Gain (loss) on sale of OREO	(12,264)	9,445	(2,819)	1,693	(1,284)	409
Impairment of OREO	(8,187)	6,623	(1,564)	(5,063)	4,129	(934)

Net OREO gain (loss)	(20,451)	16,068	(4,383)	(3,370)	2,845	(525)

Total	$(14,483)	$11,312	$(3,171)	$37,315	$(26,950)	$10,365

	Six Months Ended June 30, 2011			Six Months Ended June 30, 2010
	Transaction Income (Loss)	Net Gain (Loss) on Indemnification Asset	Net Impact on Pre-tax Earnings	Transaction Income (Loss)	Net Gain (Loss) on Indemnification Asset	Net Impact on Pre-tax Earnings
Provision for losses on Covered Loans	$(3,574)	$832	$(2,742)	$(24,422)	$18,991	$(5,431)
Provision for losses on non-Covered Loans	(4,990)	—	(4,990)	(1,669)	—	(1,669)

Total provision for loan losses	(8,564)	832	(7,732)	(26,091)	18,991	(7,100)

Income (loss) from resolution of Covered Assets, net	2,366	4,154	6,520	94,990	(71,579)	23,411

Gain (loss) on sale of OREO	(24,474)	18,388	(6,086)	3,167	(2,196)	971
Impairment of OREO	(17,786)	14,260	(3,526)	(5,901)	4,799	(1,102)

Net OREO gain (loss)	(42,260)	32,648	(9,612)	(2,734)	2,603	(131)

Total	$(48,458)	$37,634	$(10,824)	$66,165	$(49,985)	$16,180

        The following table provides further detail of the components of Income (loss) from resolution of Covered Assets, net (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Payments in full	$29,650	$53,181	$50,895	$75,120
Foreclosures	(18,329)	6,525	(31,460)	15,712
Short sales	(8,828)	5,612	(16,529)	16,322
Modifications	—	(1,531)	—	(2,424)
Charge-offs	(3,002)	(5,194)	(4,971)	(9,740)
Recoveries	3,585	—	4,431	—

Income from resolution of Covered Assets, net	$3,076	$58,593	$2,366	$94,990

        We incurred net losses from foreclosures and short sales for the quarter and six months ended June 30, 2011 as compared to net gains for the quarter and six months ended June 30, 2010 due to continuing home price deterioration in our primary market areas.

        Certain OREO related expenses, including attorney's fees, foreclosure costs, property preservation costs, maintenance and repair costs, advances for taxes and insurance, appraisal costs and inspection costs are also reimbursed under the terms of the Loss Sharing Agreements with the FDIC. Such expenses are recorded in non-interest expense when incurred, and the reimbursement is recorded as "FDIC reimbursement of costs of resolution of Covered Assets" in non-interest income when submitted to the FDIC, generally upon ultimate resolution of the underlying covered asset. This may result in the expense and the related income from reimbursements being recorded in different periods. For the three months ended June 30, 2011 and 2010, non-interest expense includes approximately $8.6 million and

$13.0 million, respectively, of disbursements subject to reimbursement under the loss sharing agreements. For the six months ended June 30, 2011 and 2010, non-interest expense includes approximately $17.5 million and $28.3 million, respectively, of such disbursements. During the six months ended June 30, 2011 and 2010, claims of $18.7 million and $14.3 million, respectively, were submitted to the FDIC for reimbursement. As of June 30, 2011, $22.6 million of disbursements remain to be submitted for reimbursement from the FDIC in future periods.

                  Non-Interest Expense

        The Company reported non-interest expense of $95.9 million for the three months ended June 30, 2011 as compared to $74.4 million for the three months ended June 30, 2010. Non-interest expense was $300.2 million and $140.1 million for the six months ended June 30, 2011 and 2010, respectively. The following table presents the components of non-interest expense for the three and six months ended June 30, 2011 and 2010 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Employee compensation and benefits	$41,364	$34,081	$190,670	$63,504
Occupancy and equipment	8,791	7,418	16,396	13,642
Impairment of other real estate owned	8,187	5,063	17,786	5,901
Foreclosure expense	6,057	7,932	10,527	19,375
(Gain) loss on sale of OREO	12,264	(1,693)	24,474	(3,167)
OREO related expense	2,589	5,086	6,932	8,886
Change in value of FDIC warrant	—	2,353	—	3,205
Deposit insurance expense	2,329	3,706	6,518	6,951
Professional fees	3,507	2,469	6,736	4,662
Telecommunications and data processing	3,418	2,746	6,866	5,736
Other non-interest expense	7,383	5,272	13,323	11,440

Total non-interest expense	$95,889	$74,433	$300,228	$140,135

        As is typical for financial institutions, employee compensation and benefits represents the single largest component of recurring non-interest expense. The increase in employee compensation and benefits expense for the three months ended June 30, 2011 as compared to the three months ended June 30, 2010 of $7.3 million reflects an increase in equity based compensation expense of $2.1 million and as well as increased costs of enhancing our work force to enable our growth strategy.

        Employee compensation and benefits for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010 was impacted by a one-time equity based compensation charge of $110.4 million recorded in conjunction with the consummation of the IPO of our common stock in February, 2011. Prior to consummation of the IPO, our employee compensation and benefits expense included expense related to Profits Interest Units, or "PIUs," issued to certain members of executive management. The PIUs were divided into two equal types of profits interests. Half of the PIUs, referred to as "time-based PIUs," vested with the passage of time following the grant date. The remaining half of the PIUs, referred to as "IRR-based PIUs," vested immediately prior to the consummation of the IPO. Immediately prior to the consummation of the IPO, the time-based and IRR-based PIUs were exchanged for a combination of vested and unvested shares of the Company's common stock and vested and unvested stock options. Share based compensation expense of $110.4 million related to these instruments was recorded in conjunction with the IPO. This charge to compensation expense was offset by a credit to paid-in capital and therefore did not impact the Company's capital position. In addition to this one-time charge, employee compensation and benefits expense for the six months ended June 30, 2011 included equity based compensation expense of

$15.8 million related to stock options and stock awards granted to employees in 2010 and 2011 and the instruments received in exchange for PIUs. Employee compensation and benefits expense for the six months ended June 30, 2010 included $11.2 million in equity based compensation, primarily related to the PIUs.

        Impairment of OREO increased by $3.1 million for the three months ended June 30, 2011 to $8.2 million from $5.1 million for the three months ended June 30, 2010 while (gain) loss on sale of OREO increased by $14.0 million to $12.3 million for the three months ended June 30, 2011 from $(1.7) million for the three months ended June 30, 2010. These increases are primarily attributable to continuing deterioration in home prices coupled with the high volume of foreclosure and OREO sale activity.

        OREO and foreclosure expense remain at high levels due to the continuing high volume of foreclosure activity, however, in the aggregate, these expenses declined by $4.4 million for the three months ended June 30, 2011 as compared to the three months ended June 30, 2010 and by $10.8 million for the six months ended June 30, 2011 as compared to the six months ended June 30, 2010. These decreases reflect a decline in the number of units in the foreclosure pipeline. At June 30, 2011, approximately 3,600 units were in the foreclosure process, down from approximately 6,100 units at June 30, 2010.

        At June 30, 2011, all OREO properties were covered by the Loss Sharing Agreements with the FDIC. OREO losses and OREO and foreclosure expenses are therefore substantially offset by non-interest income related to indemnification by the FDIC as discussed above.

        The change in value of the FDIC warrant for the three and six month periods ended June 30, 2010 resulted from the change in fair value of a liability classified warrant issued to the FDIC in conjunction with the Acquisition. The warrant was redeemed for cash in February of 2011.

                  Income Taxes

        The provision for income taxes was $33.2 million for three months ended June 30, 2011 and $36.4 million for the three months ended June 30, 2010. The Company's effective tax rate was 43% and 42% for the three months ended June 30, 2011 and 2010, respectively. The effective tax rate differed from the statutory federal income tax rate of 35% primarily due to state income taxes and certain non-deductible equity based compensation expense.

        For the six months ended June 30, 2011 and 2010, the provision for income taxes was $61.6 million and $76.8 million, respectively. The Company's effective tax rate was 162% and 41% for the six months ended June 30, 2011 and 2010, respectively. For the six months ended June 30, 2011, the Company's effective tax rate differed from the statutory federal tax rate primarily due to the $110.4 million charge to compensation expense recorded in conjunction with the IPO. This expense is not deductible for income tax purposes. Additionally, a provision of approximately $7.6 million, including penalties and interest, was recorded for uncertain state income tax positions during the six months ended June 30, 2011. For the six months ended June 30, 2010, the effective tax rate differed from the statutory federal tax rate primarily due to state income taxes and non-deductible equity based compensation.

        At June 30, 2011 and December 31, 2010, the Company had net deferred tax liabilities of $44.2 million and $4.6 million, respectively.

  Financial Condition

        Loans, OREO and certain investment securities, including certain private-label mortgage-backed and non-investment grade securities acquired in the Acquisition are covered by the Loss Sharing Agreements with the FDIC. The Loss Sharing Agreements afford the Company significant protection against future credit losses related to these assets. Under the Loss Sharing Agreements, the FDIC will cover 80% of losses and certain expenses related to the Covered Assets up to the $4.0 billion stated threshold and 95% of losses and certain expenses that exceed the $4.0 billion stated threshold. At June 30, 2011, $2.9 billion or 77% of loans, net of discounts and deferred origination fees and costs, were Covered Loans and $255.7 million or 7% of investment securities available for sale were Covered Securities. All of the Company's OREO at June 30, 2011 was covered by the Loss Sharing Agreements.

        Loans net of discounts and deferred origination fees and costs decreased to $3.8 billion at June 30, 2011 from $3.9 billion at December 31, 2010, primarily due to the continued resolution of ACI loans. Loans acquired in the Acquisition, or Covered Loans, declined by $472.4 million from December 31, 2010 to June 30, 2011 while loans originated since the Acquisition, or non-Covered Loans, increased by $356.5 million. Loan demand in our primary market areas remains depressed, limiting the volume of new originations, although loan growth accelerated during the three months ended June 30, 2011. Total loans originated since the Acquisition, before deducting deferred origination fees and costs, grew by $303.5 million during the three months ended June 30, 2011. Loan growth for the six months ended June 30, 2011 was led by an increase of $208.6 million in commercial and commercial real estate loans and leases. Growth in the one-to-four family single family residential portfolio for the six months ended June 30, 2011 was led by $157.6 million in purchases of residential mortgages.

        The portfolio of available for sale securities has grown to $3.8 billion at June 30, 2011 from $2.9 billion at December 31, 2010. Growth of the investment portfolio continues to be driven by the deployment of cash generated from loan resolution activity during a period of diminished loan demand.

        Average interest earning assets increased $143.5 million to $7.8 billion for the six months ended June 30, 2011 from $7.7 billion for the six months ended June 30, 2010. This increase was driven primarily by an increase in the average balance of investment securities, partially offset by a decline in the average balance of loans resulting from ACI loan resolutions. Average non-interest earning assets declined by $588.2 million, largely due to the decrease in the FDIC indemnification asset.

        Average interest bearing liabilities decreased by $881.4 million to $8.6 billion for the six months ended June 30, 2011 from $9.5 billion for six months ended June 30, 2010, reflecting a decrease in average interest-bearing deposits. The reduction in outstanding interest-bearing deposits resulted from the continued run-off of time deposits assumed in the Acquisition. Average non-interest bearing liabilities increased by $159.2 million, primarily as a result of an increase in non-interest bearing demand deposits. Average equity increased by $242.7 million, primarily as a result of the IPO.

                  Investment Securities Available for Sale

        Our investment strategy continues to focus on providing liquidity necessary for day-to-day operations, adding a suitable balance of high credit quality, diversifying assets to the consolidated balance sheet, managing interest rate risk, and generating acceptable returns given our established risk parameters. We have sought to maintain liquidity and manage interest rate risk by investing a significant portion of the portfolio in high quality liquid securities consisting primarily of U.S. Government agency floating rate residential mortgage-backed securities. We have also invested in highly rated structured products including private label residential and commercial mortgage-backed securities, Re-securitized Real Estate Mortgage Investment Conduits, or "Re-Remics," bank preferred stocks and asset-backed securities collateralized primarily by auto loans, credit card receivables, student loans and floor plan loans that, while somewhat less liquid, provide us with higher yields. A relatively short effective portfolio duration helps mitigate interest rate risk arising from the currently low level of market interest rates.

        The following tables show, as of June 30, 2011 and December 31, 2010, the amortized cost and fair value of investment securities available for sale and the breakdown of Covered and non-Covered Securities (in thousands):

	June 30, 2011
	Covered Securities				Non-Covered Securities				Total
		Gross Unrealized				Gross Unrealized
	Amortized Cost			Fair Value	Amortized Cost			Fair Value	Amortized Cost	Fair Value
		Gains	Losses			Gains	Losses
U.S. Government agency and sponsored enterprise residential mortgage-backed securities	$—	$—	$—	$—	$1,706,861	$23,783	$(295)	$1,730,349	$1,706,861	$1,730,349
Resecuritized real estate mortgage investment conduits ("Re-Remics")	—	—	—	—	519,406	8,658	(470)	527,594	519,406	527,594
Private label residential mortgage backed securities and CMO's	177,242	52,971	(85)	230,128	120,941	2,266	(100)	123,107	298,183	353,235
Private label commercial mortgage backed securities	—	—	—	—	64,580	295	(97)	64,778	64,580	64,778
Non mortgage asset-backed securities	—	—	—	—	522,243	7,063	(808)	528,498	522,243	528,498
Mutual funds and preferred stocks	16,382	2,058	(629)	17,811	227,913	5,544	(700)	232,757	244,295	250,568
State and municipal obligations	—	—	—	—	24,036	202	(11)	24,227	24,036	24,227
Small Business Administration securities	—	—	—	—	281,912	730	(293)	282,349	281,912	282,349
Other debt securities	3,844	3,926	—	7,770	—	—	—	—	3,844	7,770

Total	$197,468	$58,955	$(714)	$255,709	$3,467,892	$48,541	$(2,774)	$3,513,659	$3,665,360	$3,769,368

	December 31, 2010
	Covered Securities				Non-Covered Securities				Total
		Gross Unrealized				Gross Unrealized
	Amortized Cost			Fair Value	Amortized Cost			Fair Value	Amortized Cost	Fair Value
		Gains	Losses			Gains	Losses
U.S. Government agency and sponsored enterprise residential mortgage-backed securities	$—	$—	$—	$—	$1,282,757	$11,411	$(3,258)	$1,290,910	$1,282,757	$1,290,910
Resecuritized real estate mortgage investment conduits ("Re-Remics")	—	—	—	—	599,682	14,054	(1,105)	612,631	599,682	612,631
Private label residential mortgage backed securities and CMO's	181,337	61,679	(1,726)	241,290	138,759	2,906	(35)	141,630	320,096	382,920
Non mortgage asset-backed securities	—	—	—	—	407,158	1,908	(72)	408,994	407,158	408,994
Mutual funds and preferred stocks	16,382	57	(922)	15,517	120,107	3,402	(491)	123,018	136,489	138,535
State and municipal obligations	—	—	—	—	22,898	101	(39)	22,960	22,898	22,960
Small Business Administration securities	—	—	—	—	62,831	191	(131)	62,891	62,831	62,891
Other debt securities	3,695	3,066	—	6,761	—	—	—	—	3,695	6,761

Total	$201,414	$64,802	$(2,648)	$263,568	$2,634,192	$33,973	$(5,131)	$2,663,034	$2,835,606	$2,926,602

        Covered Securities include private label mortgage-backed securities and mortgage-backed security mutual funds, trust preferred collateralized debt obligations, Agency preferred stocks, and corporate securities covered under the non-residential Loss Sharing Agreement. To date, the Company has not submitted any claims for reimbursement related to the Covered Securities.

        The following table shows the scheduled maturities, carrying values and current yields for our investment portfolio as of June 30, 2011. Scheduled maturities have been adjusted for anticipated prepayments of mortgage-backed and other pass through securities. Yields on tax-exempt securities have been calculated on a pre-tax basis (dollars in thousands):

	Within One Year		After One Year Through Five Years		After Five Years Through Ten Years		After Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
U.S. Government agency and sponsored enterprise residential mortgage-backed securities	$189,721	1.90%	$583,436	1.99%	$572,394	2.65%	$384,798	1.68%	$1,730,349	2.13%
Resecuritized real estate mortgage investment conduits ("Re-Remics")	136,870	4.73%	307,916	3.59%	79,177	3.13%	3,631	2.69%	527,594	3.81%
Private label residential mortgage backed securities and CMO's	83,513	5.66%	143,504	6.37%	58,669	7.90%	67,549	8.03%	353,235	6.77%
Private label commercial mortgage backed securities	—	0.00%	30,322	3.92%	34,456	3.88%	—	0.00%	64,778	3.90%
Non mortgage asset-backed securities	271,618	2.77%	159,347	3.01%	65,201	3.47%	32,332	3.24%	528,498	2.96%
State and municipal obligations	6,934	1.28%	13,839	1.66%	2,653	3.63%	801	0.04%	24,227	1.72%
Small Business Administration securities	56,453	1.72%	133,341	1.72%	64,294	1.69%	28,261	1.63%	282,349	1.71%
Other debt securities	—	0.00%	—	0.00%	—	0.00%	7,770	11.48%	7,770	11.48%

	$745,109	3.10%	$1,371,705	2.88%	$876,844	3.04%	$525,142	2.58%	$3,518,800	2.92%

Mutual funds and preferred stocks with no scheduled maturity									250,568	6.03%

Total investment securities available for sale									$3,769,368	3.13%

        At June 30, 2011 the weighted average life of the mortgage-backed securities portfolio was 1.3 years and the effective duration of the portfolio was 4.1 years.

        We evaluate the credit quality of individual securities in the portfolio quarterly to determine whether any of the investments in unrealized loss positions are other-than-temporarily impaired. This evaluation considers the duration and severity of impairment; collateral values and levels of subordination or over-collateralization; collateral performance; the credit rating, earnings performance and business prospects of the issuer and other relevant factors. We may consider factors that raise significant concerns about an issuer's ability to continue as a going concern such as negative cash flows from operations, working capital deficiencies, or non-compliance with statutory capital requirements or debt covenants. We may also consider adverse changes in the regulatory or economic environment as well as significant adverse changes in general market conditions of the geographic area or the industry in which individual issuers operate. We consider both our intent to sell investment securities and whether it is more likely than not that we will be required to sell the securities prior to recovery of amortized cost basis, which might be until maturity for debt securities or for a reasonable forecasted period of recovery for equity securities.

        The carrying value of investment securities in an unrealized loss position totaled $568.8 million with unrealized losses of $3.5 million at June 30, 2011. At December 31, 2010, the carrying value of investment securities in an unrealized loss position totaled $717.6 million with unrealized losses of $7.8 million. At June 30, 2011, securities with a carrying value of $43.0 million and unrealized losses of $0.4 million had been in unrealized loss positions for 12 months or longer. No securities had been in unrealized loss positions for 12 months or more at December 31, 2010.

        No securities have been determined to be other-than-temporarily impaired as of June 30, 2011. Approximately 89.2% of the securities purchased since the Acquisition are agency-backed or currently rated AAA. The timely repayment of principal and interest on the U.S. Government agency and sponsored enterprise mortgage-backed securities and U.S. Small Business Administration securities is either explicitly or implicitly guaranteed by the full faith and credit of the U.S. Government. We used third party developed credit and prepayment behavioral models incorporating CUSIP level constant default rates, voluntary prepayment rates and loss severity and delinquency assumptions to perform projected cash flow analyses of the private label mortgage-backed securities and Re-Remics and non-mortgage asset backed securities. Based on the results of this analysis, no credit losses were projected. We do not intend to sell securities in an unrealized loss position and it is not more likely than not that we will be required to sell them before recovery of their amortized cost basis.

        As a member institution of the Federal Home Loan Bank of Atlanta, BankUnited is required to own capital stock in the FHLB. No market exists for this stock, and the Bank's investment can be liquidated only through repurchase by the FHLB; such repurchases have historically been at par. We monitor our investment in FHLB stock for impairment through review of recent financial results, dividend payment history and information from credit agencies. As of June 30, 2011, we had not identified any indicators of impairment of FHLB stock.

                  Loans

        The loan portfolio comprises the Company's primary interest-earning asset. At June 30, 2011 and December 31, 2010, respectively, 76.6% and 86.3% of total loans, net of discounts and deferred origination fees and costs, were Covered Loans. The following table shows the composition of the Company's loan portfolio and the breakdown of the portfolio between covered ACI loans, covered non-ACI loans and non-Covered loans at June 30, 2011 and December 31, 2010 (dollars in thousands):

	June 30, 2011					December 31, 2010
	Covered Loans					Covered Loans
	Acquired Credit Impaired	Non-ACI	Non-Covered Loans	Total	Percent of Total	Acquired Credit Impaired	Non-ACI	Non-Covered Loans	Total	Percent of Total
Residential:
1-4 single family residential	$2,050,099	$135,970	$264,365	$2,450,434	63.4%	$2,421,016	$151,945	$113,439	$2,686,400	67.5%
Home equity loans and lines of credit	86,885	194,683	2,318	283,886	7.3%	98,599	206,797	2,255	307,651	7.7%

Total	2,136,984	330,653	266,683	2,734,320	70.7%	2,519,615	358,742	115,694	2,994,051	75.2%

Commercial:
Multi-family	64,964	4,627	51,949	121,540	3.1%	73,015	5,548	34,271	112,834	2.8%
Commercial real estate	277,295	33,622	159,736	470,653	12.2%	299,068	33,938	118,857	451,863	11.4%
Construction	5,159	—	12,076	17,235	0.4%	8,267	—	8,582	16,849	0.4%
Land	37,435	167	4,174	41,776	1.1%	48,251	170	1,873	50,294	1.3%
Commercial and industrial	32,331	29,286	354,728	416,345	10.8%	49,731	30,139	256,420	336,290	8.4%
Lease financing	—	—	56,136	56,136	1.5%	—	—	10,166	10,166	0.3%

Total	417,184	67,702	638,799	1,123,685	29.1%	478,332	69,795	430,169	978,296	24.6%

Consumer	3,663	—	3,863	7,526	0.2%	4,403	—	3,056	7,459	0.2%

Total loans	2,557,831	398,355	909,345	3,865,531	100.0%	3,002,350	428,537	548,919	3,979,806	100.0%

Unearned discount and deferred fees and costs, net	—	(32,549)	(14,717)	(47,266)		—	(34,840)	(10,749)	(45,589)

Loans net of discount and deferred fees and costs	2,557,831	365,806	894,628	3,818,265		3,002,350	393,697	538,170	3,934,217
Allowance for loan losses	(29,976)	(16,123)	(10,540)	(56,639)		(39,925)	(12,284)	(6,151)	(58,360)

Loans, net	$2,527,855	$349,683	$884,088	$3,761,626		$2,962,425	$381,413	$532,019	$3,875,857

                  Residential Mortgages

        Loans secured by residential real estate have consistently represented the majority of the total loan portfolio. One-to-four single family residential mortgages totaled $2.5 billion, or 63.4%, of the portfolio and $2.7 billion, or 67.5%, of the portfolio at June 30, 2011 and December 31, 2010, respectively. The decline in this portfolio segment is primarily a result of the resolution of Covered Loans, including transfers to OREO. Home equity loans and lines of credit totaled 7.3% and 7.7% of the loan portfolio at June 30, 2011 and December 31, 2010, respectively. Substantially all of the home equity loans and lines of credit are Covered loans.

        The non-covered residential loan portfolio includes loans originated and purchased since the Acquisition. We currently originate residential mortgage loans with terms ranging from 10 to 40 years, with either fixed or adjustable interest rates, primarily to customers in the state of Florida. Newly originated residential mortgage loans are primarily closed-end first lien loans for the purchase or re-finance of owner occupied property. We also purchase loans to supplement our mortgage origination platform and to geographically diversify our loan portfolio given the current credit environment of the non-agency mortgage market in Florida. At June 30, 2011, $40.0 million, or 15.1%, of our non-covered one-to-four single family residential loans were originated loans and $224.4 million, or 84.9%, of our non-covered residential loans were purchased loans.

        We do not originate option ARM, "no-doc" or "reduced-doc" mortgages and do not utilize wholesale mortgage origination channels although the covered loan portfolio contains loans with these characteristics. All of these loans are Covered Loans; therefore, the Company's exposure to future losses on these mortgage loans is mitigated by the Loss Sharing Agreements.

                  Commercial and commercial real estate loans and leases

        The commercial and commercial real estate portfolio segments collectively comprise 70.2% of loans originated or purchased since the Acquisition as of June 30, 2011.

        Commercial real estate loans include term loans secured by income producing properties including rental apartments, industrial properties, retail shopping centers, office buildings and hotels as well as real estate secured lines of credit, and acquisition, development and construction loans. Commercial real estate loans typically have shorter repayment periods and reprice more frequently than 1-4 single family residential loans. The Company's underwriting standards generally provide for loan terms of five years, with amortization schedules of no more than twenty-five years. Loan to value, or "LTV," ratios are typically limited to no more than 80%. In addition, the Company usually obtains personal guarantees of the principals as additional security for most commercial real estate loans.

        Commercial loans are typically made to growing companies and middle market businesses and include equipment loans, working capital lines of credit, asset-backed loans, acquisition finance credit facilities, lease financing and Small Business Administration product offerings. These loans may be structured as term loans, typically with maturities of five years or less, or revolving lines of credit which typically mature annually.

  Asset Quality

        In discussing asset quality, a distinction must be made between Covered Loans and loans originated or purchased by us since the Acquisition, or "non-Covered loans." Non-Covered loans were underwritten under significantly different and generally more conservative standards than the Covered Loans. In particular, credit approval policies have been strengthened, wholesale mortgage origination channels have been eliminated, "no-doc" and option adjustable rate mortgage, or option ARM, loan products have been eliminated, and real estate appraisal policies have been improved. Although the risk profile of Covered Loans is higher than that of the non-Covered loans, our exposure to loss related to the Covered Loans is significantly mitigated by the Loss Sharing Agreements and by the fair value basis recorded in these loans resulting from the application of acquisition accounting.

        We have established a credit risk management framework and put in place an experienced team to lead the workout and recovery process for the commercial and commercial real estate portfolios. We have also implemented a dedicated internal loan review function that reports directly to our Audit Committee. We have an experienced resolution team in place for covered residential mortgage loans, and have implemented outsourcing arrangements with industry leading firms in certain areas such as OREO resolution.

        Loan performance is monitored by our credit, workout and recovery and loan review departments. Commercial and commercial real estate loans are regularly reviewed by our internal loan review department. The Company utilizes an asset risk classification system as part of its efforts to monitor and improve commercial asset quality. Loans exhibiting potential credit weaknesses that deserve management's close attention and that if left uncorrected may result in deterioration of the repayment capacity of the borrower are categorized as special mention. Borrowers with credit weaknesses that may jeopardize collectability will likely demonstrate one or more of the following: payment defaults, frequent overdrafts, operating losses, increasing balance sheet leverage, inadequate cash flow, project cost over-runs, unreasonable construction delays, exhausted interest reserves, past due real estate taxes or declining collateral values. Generally, a loan with one or more of these identified weaknesses will be classified substandard. Loans that have credit weaknesses that render collection or liquidation in full highly questionable or improbable based on current circumstances are classified doubtful.

                  Non-Covered Loans

        Overall asset quality of the non-Covered loan portfolio at June 30, 2011 is considered by management to be strong.

        A key credit quality indicator for commercial real estate and commercial loans is internal risk rating. At June 30, 2011, 2.9% of non-covered commercial and commercial real estate loans were rated special mention or adversely classified. Forty-eight non-covered commercial and commercial real estate loans and leases aggregating $5.9 million were rated special mention and thirty-one non-covered commercial and commercial real estate loans and leases aggregating $12.7 million were classified substandard. At December 31, 2010, twenty non-covered commercial and commercial real estate loans aggregating $9.0 million were rated special mention and twelve non-covered commercial and commercial real estate loans aggregating $5.9 million were classified substandard.

        Loan performance, or delinquency status, is considered the most significant credit quality indicator for the residential, home equity and consumer portfolios. At June 30, 2011, non-covered residential loans delinquent by less than 90 days totaled $2.2 million or 0.8% of the non-covered residential portfolio. There were no non-covered residential loans delinquent 90 days or more and no delinquencies in the non-covered home equity portfolio at June 30, 2011. There were no delinquencies in the non-covered residential mortgage or home equity loan portfolios at December 31, 2010. Delinquent consumer loans in the non-covered portfolio were insignificant at June 30, 2011 and December 31, 2010.

        The majority of our non-covered residential mortgage portfolio consists of purchased loans. The credit parameters for purchasing loans are similar to the underwriting guidelines in place for our mortgage origination platform. In general, we purchase performing jumbo mortgage pools which have average FICO scores above 700, primarily are owner-occupied and full documentation and have a current LTV less than 80%. At June 30, 2011, the purchased loan portfolio had the following characteristics: 59.3% were fixed rate loans, 87.4% were full documentation and had an average FICO score of 763 and average LTV of 68.2%. The majority of this portfolio was owner-occupied, with 94.1% primary residence and 5.9% second homes. In terms of vintage, 4.6% of the portfolio was originated pre 2007, 2.0% in 2007, 11.5% in 2008, 6.2% in 2009, 15.0% in 2010 and 60.7% in 2011.

        Similarly, the originated loan portfolio had the following characteristics at June 30, 2011: 75.1% were fixed rate loans, 99.4% were full documentation and had an average FICO score of 771 and average LTV of 62.1%. The majority of this portfolio was owner-occupied, with 92.6% primary residence and 7.4% second home. In terms of vintage, 12.7% of the portfolio was originated in 2009 and 56.8% in 2010 and 30.5% in 2011.

                  Covered Loans

        Covered Loans consist of both ACI loans and non-ACI loans. At June 30, 2011, ACI loans totaled $2.6 billion and non-ACI loans, net of unearned discounts and deferred fees and costs, totaled $365.8 million. Covered 1-4 single family residential loans were placed into homogenous pools at Acquisition and the ongoing credit quality and performance of these loans is monitored on a pool basis. At Acquisition, the fair value of the pools was measured based on the expected cash flows to be derived from each pool. Initial cash flow expectations incorporated significant assumptions regarding prepayment rates, frequency of default and loss severity. For ACI pools, the difference between total contractual payments due and the cash flows expected to be received at Acquisition was recognized as non-accretable difference. The excess of expected cash flows over the recorded fair value of each ACI pool at Acquisition, known as the accretable yield, is being recognized as interest income over the life of each pool. We monitor the pools quarterly to determine whether any material changes have occurred in expected cash flows that would be indicative of impairment or necessitate reclassification between non-accretable difference and accretable yield. Generally, improvements in expected cash flows less than 1% of the expected cash flows from a pool are not recorded. This threshold may be revised as we gain greater experience. Generally, commercial and commercial real estate loans are monitored individually due to their size and other unique characteristics.

        Residential mortgage loans, including home equity loans, comprised 87.8% of the UPB of the acquired loan portfolio at the Acquisition date. We performed a detailed analysis of the portfolio to determine the key loan characteristics influencing performance. Key characteristics influencing the performance of the residential mortgage portfolio, including home equity loans, were determined to be delinquency status; product type, in particular, amortizing as opposed to option ARM products; current indexed LTV ratio; and original FICO score. The ACI loans in the residential mortgage portfolio were grouped into ten homogenous static pools based on these characteristics, and the non-ACI residential loans were grouped into two homogenous static pools.

        1-4 single family residential non-ACI loans had an aggregate UPB of $212.8 million as of May 21, 2009. As of June 30, 2011, 36.1% of the UPB had been repaid, demonstrating the intent and ability of borrowers in this group to satisfy their mortgage obligations. At June 30, 2011, $9.5 million or 8.8% of the 1-4 single family residential non-ACI portfolio was delinquent by 60 days or more. At June 30, 2011, $500.4 million or 24.4% of ACI 1-4 single family residential loans were contractually delinquent by 60 days or more. However, future losses to the Company related to the Covered Loans are significantly mitigated by the Loss Sharing Agreements with the FDIC.

        Covered home equity loans and lines of credit had a carrying amount of $277.5 million at June 30, 2011, including ACI loans of $86.9 million and non-ACI loans of $190.6 million. At June 30, 2011, $10.5 million or 5.5% of non-ACI and $16.5 million or 19.0% of ACI home equity loans and lines of credit were 60 days or more contractually delinquent. Losses related to these loans are significantly mitigated by the Loss Sharing Agreements.

        Ongoing asset quality of significant commercial and commercial real estate loans is monitored on an individual basis through the Company's regular credit review and risk rating process. At June 30, 2011, non-ACI commercial and commercial real estate loans had a carrying value of $66.2 million, of which $3.9 million were rated special mention, $7.4 million were rated substandard and one relationship with a carrying value of $9.3 million was rated doubtful. At December 31, 2010, loans with a carrying value totaling $12.7 million were rated special mention and loans with a carrying value totaling $8.7 million were rated substandard. At June 30, 2011, ACI commercial and commercial real estate loans had a carrying value of $417.2 million of which $50.5 million were rated special mention, $174.6 million were rated substandard and $0.5 million were rated doubtful. The Company's exposure to future losses related to these loans is mitigated by the Loss Sharing Agreements.

                  Impaired Loans and Non-Performing Assets

        As of June 30, 2011, substantially all of our non-performing assets are Covered Assets.

        Non-performing assets consist of (i) non-accrual loans, (ii) accruing loans that are more than 90 days contractually past due, excluding ACI loans, (iii) loans that are the subject of a troubled debt restructuring, excluding ACI loans accounted for in pools and (iv) OREO. Impaired loans also include ACI loans or pools for which expected cash flows have been revised downward since Acquisition. Because of discount accretion, these loans have not been classified as nonaccrual loans and we do not consider them to be non-performing assets.

        The following table summarizes the Company's impaired loans and other non-performing assets at June 30, 2011 and December 31, 2010 (in thousands):

	June 30, 2011	December 31, 2010
Nonaccrual loans
Residential loans:
1-4 single family residential	$9,405	$9,585
Home equity loans and lines of credit	9,587	10,817

Total residential loans	18,992	20,402

Commercial:
Multi-family	32	200
Commercial real estate	516	75
Construction	3	—
Land	332	—
Commercial loans and leases	13,828	5,106

Total commercial loans	14,711	5,381

Total nonaccrual loans	33,703	25,783
Non-covered and Non-ACI loans 90 days or more past due still accruing	142	—

Total non-performing loans	33,845	25,783
Other real estate owned	141,723	206,680

Total non-performing assets	175,568	232,463
Impaired ACI loans on accrual status	203,938	262,130

Total impaired loans and non-performing assets	$379,506	$494,593

Non-performing loans to total loans(1)	0.89%	0.66%
Non-performing assets to total assets	1.62%	2.14%
Allowance for loan losses to total loans(1)	1.48%	1.48%
Allowance for loan losses to non-performing loans	167.35%	226.35%
Net charge-offs to average loans	0.55%	0.37%

(1)
Total loans for purposes of calculating these ratios is net of unearned discounts and deferred fees and costs.

        Contractually delinquent ACI loans are not reflected as nonaccrual loans because discount continues to be accreted. Discount accretion continues to be recorded as there continues to be an expectation of future cash flows in excess of carrying amount from these loans. The carrying value of ACI loans contractually delinquent by more than 90 days or in foreclosure but still accruing was $541.7 million and $717.7 million at June 30, 2011 and December 31, 2010, respectively. The decrease in the carrying value of these loans is attributable to loan resolutions, including foreclosures, as well as improvements in our roll rates.

        At June 30, 2011 and December 31, 2010, 89.4% and 87.6% of non-performing loans were Covered Loans, respectively. All of our OREO properties were covered under the Loss Sharing Agreements at June 30, 2011 and December 31, 2010. The increase in non-performing loans at June 30, 2011 as compared to December 31, 2010 is attributable primarily to one non-ACI relationship.

        As of June 30, 2011 and December 31, 2010, there were five and three commercial ACI relationships with aggregate carrying amounts of $4.1 million and $2.4 million, respectively that were the subject of troubled debt restructurings. These loans are included in impaired ACI loans on accrual status in the table above. Under GAAP, modified ACI loans accounted for in pools are not considered troubled debt restructurings and are not separated from their respective pools when modified. There were no non-ACI loans or non-Covered Loans that were the subject of troubled debt restructurings at June 30, 2011 or December 31, 2010.

        Except for ACI loans, loans are placed on nonaccrual status when (i) management has determined that full payment of all contractual principal and interest is in doubt, or (ii) the loan is past due 90 days or more as to principal and/or interest, unless the loan is well-secured and in the process of collection. Residential and consumer loans not accounted for in pools are returned to accrual status as of the date the loan is no longer delinquent in excess of 90 days and ultimate collectability is assured. Commercial real estate and commercial loans are returned to accruing status only after all past due principal and interest have been collected. Except for ACI loans accounted for in pools, loans that are the subject of troubled debt restructurings are placed on nonaccrual status at the time of the modification unless the borrower has no history of missed payments for six months prior to the restructuring. If borrowers perform pursuant to the modified loan terms for at least six months and the remaining loan balances are considered collectable, the loans are returned to accrual status.

        Commercial and commercial real estate loans are charged off when, in management's judgment, the carrying amount of the loan is not collectible. Residential real estate loans and secured consumer loans are typically charged off when they become 120 to 180 days past due, depending on the collateral type. Secured loans may be written down to the fair value of the collateral less estimated disposition costs. Unsecured consumer loans are generally charged off when they become 90 days past due. Home equity loans and lines of credit are fully reserved for when they become 120 days past due, and generally fully charged off at or before reaching 270 days delinquency.

                  Loss Mitigation Strategies

        Although our exposure to loss on Covered Assets is mitigated by the Loss Sharing Agreements, we have implemented strategies designed to minimize losses on these assets. We have increased the quality and experience level of our workout and recovery and mortgage servicing departments. We evaluate each ACI loan to determine the most effective loss mitigation strategy, which may be modification, short sale, or foreclosure. We offer loan modifications under HAMP for eligible borrowers in the residential ACI portfolio. HAMP is a uniform loan modification process that provides eligible borrowers with sustainable monthly mortgage payments equal to a target 31% of their gross monthly income. As of June 30, 2011, 8,754 borrowers had been counseled regarding their participation in HAMP; 6,165 of those borrowers were initially determined to be potentially eligible for loan modifications under the program. As of June 30, 2011, 1,570 borrowers who did not elect to participate in the program had been sent termination letters and 1,282 borrowers had been denied due to ineligibility. At June 30, 2011, there were 2,629 permanent loan modifications and 152 active trial modifications.

                  Other Real Estate Owned

        All of the OREO properties owned by the Company are Covered Assets. The following table presents the changes in OREO for the quarters and six months ended June 30, 2011 and 2010 (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Balance, beginning of period	$182,482	$149,788	$206,680	$120,110
Transfers from loan portfolio	93,862	96,894	205,544	164,463
(Decrease) increase from resolution of Covered Loans	(11,025)	3,393	(17,617)	9,270
Sales	(115,409)	(81,790)	(235,098)	(124,720)
Impairment	(8,187)	(5,063)	(17,786)	(5,901)

Balance, end of period	$141,723	$163,222	$141,723	$163,222

  Analysis of the Allowance for Loan Losses

        The allowance for loan losses relates to (i) loans originated or purchased since the Acquisition, (ii) estimated additional losses arising on non-ACI loans subsequent to the Acquisition, and (iii) additional impairment recognized as a result of decreases in expected cash flows on ACI loans due to further credit deterioration. The impact of any additional provision for losses on Covered Loans is significantly mitigated by an increase in the FDIC indemnification asset.

                  Non-Covered and non-ACI Loans

        Based on an analysis of historical performance of the non-ACI residential mortgage and home equity portfolio, OREO and short sale losses and recent trending data, we have concluded that changes in LTV ratios and FICO scores are the leading indicators of performance for this portfolio. The non-ACI residential mortgage portfolio has therefore been divided into homogenous groups based on LTV and FICO score for purposes of calculating the allowance for loan losses. Calculated frequency of roll to loss and severity percentages are applied to the dollar value of loans in each group to calculate an overall loss allowance. FICO scores are refreshed quarterly and LTV ratios are updated using the Case-Shiller quarterly MSA Home Price Index to adjust the original appraised value of the underlying collateral. Frequency is calculated for each pool using a four month roll to loss percentage, based on the assumption that if an event has occurred with a borrower that will ultimately result in a loss, this will manifest itself as a loan in default and in process of foreclosure within four months. Loss severity given default is estimated based on internal data about OREO sales and short sales from the portfolio.

        Due to the lack of similarity between the risk characteristics of non-Covered Loans and Covered Loans in the residential and home equity loan portfolios, management does not believe it is appropriate to use the historical performance of the covered residential mortgage portfolio as a basis for calculating the allowance for loan losses applicable to non-Covered Loans. The portfolio of loans originated and purchased since the Acquisition is not seasoned and has not yet developed an observable loss trend. Therefore, the allowance for loan losses for non-covered residential loans is based primarily on management's assessment of the risk of default and on the OTS "Thrift Industry Charge-Off Rates by Asset Type, annualized Net Charge-Off Rates—Twelve Quarter Average" for the southeast region, or "OTS Charge-Off Rates." We believe use of the twelve quarter average to be appropriate for this portfolio since it takes into account periods of both economic growth and serious economic contraction.

        The allowance for non-covered and non-ACI commercial loans is based primarily on the Bank's internal credit risk rating system, the OTS Charge-Off Rates, and management's assessment of portfolio risk characteristics. The allowance is comprised of specific reserves for significant and classified loans that are individually evaluated and determined to be impaired as well as general reserves for individually evaluated loans determined not to be impaired and smaller balance and non-classified loans. For all commercial and commercial real estate exposures on non-accrual status or graded substandard or doubtful with committed credit facilities greater than or equal to $500,000, a quarterly net realizable value analysis is prepared by the credit, workout and recovery and loan review departments. This analysis forms the basis for specific reserves. Since the originated portfolio is not yet seasoned enough to exhibit a loss trend and the non-ACI portfolio has limited delinquency statistics, we currently use the OTS Charge-Off Rates and management's assessment of risk characteristics by portfolio segment in determining the appropriate general reserve percentages. We believe that loans rated special mention or substandard that are not determined to be individually impaired exhibit characteristics indicative of a heightened level of credit risk. Management may therefore augment general reserve percentages for loans in these categories.

        Since the non-covered portfolio is not yet seasoned enough to exhibit a loss trend, the allowance for non-covered consumer loans is based primarily on the OTS Charge-Off Rates and management's assessment of portfolio risk characteristics.

        In addition to the quantitative calculations described above, a dollar value adjustment is made to the allowance for relevant qualitative factors when there is a material observable trend in those factors not already taken into account in the quantitative calculations. Qualitative factors that may result in an adjustment to the allowance include: levels of and trends in delinquencies and impaired loans; levels of and trends in recoveries of prior charge-offs; trends in volume, type and terms of loans; effects of changes in lending policies and procedures; experience, ability and depth of lending management, loan review and workout and recovery staff; credit concentrations; national, regional and local economic trends; housing and banking industry conditions and trends; emerging trends for particular loan types; and strategic initiatives of the Company that may impact loan performance.

        For non-ACI loans, the allowance is initially calculated based on unpaid principal balance, or UPB. The total of UPB, less the calculated allowance, is then compared to the carrying amount of the loans. If the calculated balance net of the allowance is less than the carrying amount, an additional allowance is established. Any such increase in the allowance for non-ACI loans will result in a corresponding increase in the FDIC indemnification asset. For the three months and six months ended June 30, 2011, we recorded provisions for non-ACI loans of $0.1 million and $6.3 million, respectively, and for the three months and six months ended June 30, 2010, we recorded provisions for non-ACI loans of $8.7 million and $11.7 million, respectively. The majority of the provision for non-ACI loans recorded during the six months ended June 30, 2011 related to one credit relationship.

                  ACI Loans

        For ACI loans, a valuation allowance is established when periodic evaluations of expected cash flows reflect a decrease from the level of cash flows that were estimated to be collected at Acquisition plus any additional expected cash flows arising from revisions in those estimates. We perform a quarterly analysis of expected cash flows for ACI loans.

        The analysis of expected cash flows for residential ACI pools incorporates updated pool level expected prepayment rates, default rates, and delinquency levels, and loan level loss severity given default assumptions. Prepayment, delinquency and default curves used for this purpose are derived from roll rates generated from the historical performance of the ACI residential loan portfolio observed over the immediately preceding four quarters. Given the static nature of the pools and unique characteristics of the loans, we believe that regularly updated historical information from the Company's own portfolio is the best available indicator of future performance. Estimates of default probability and severity of loss given default also incorporate updated LTV ratios. Historic and projected values for the Case-Shiller Home Price Index for the relevant MSA are utilized at the individual loan level to project current and future property values. Costs and fees represent an additional component of loss on default, and are projected using the "Making Home Affordable" cost factors provided by the Federal government.

        The primary assumptions underlying estimates of expected cash flows for commercial and other loans are default probability and severity of loss given default. Updated assumptions for large balance and delinquent loans in the commercial and commercial real estate ACI portfolios are based on net realizable value analyses prepared at the individual loan level by the Company's workout and recovery department. Updated assumptions for smaller balance commercial loans are based on a combination of the Company's own historical delinquency data and industry level delinquency data. Delinquency data is used as a proxy for defaults as the Company's experience has been that few of these loans return to performing status after being delinquent greater than 60 days. An additional multiplier is also applied in developing assumptions for loans rated special mention, substandard, or doubtful based on the Company's historical loss experience with classified loans.

        We recorded recoveries of the provision for loan losses related to ACI loans of $(6.6) million and $(2.7) million for the three months and six months ended June 30, 2011 and $8.0 million and $12.7 million for the three months and six months ended June 30, 2010, respectively.

        The following table provides an analysis of the allowance for loan losses, provision for loan losses and net charge-offs for period from December 31, 2010 through June 30, 2011 (in thousands):

	Covered Loans
	ACI Loans	Non-ACI Loans	Non- Covered Loans	Total
Balance at December 31, 2010	$39,925	$12,284	$6,151	$58,360
Provision for loan losses:
1-4 single family residential	—	314	163	477
Home equity loans and lines of credit	(14,799)	470	—	(14,329)
Multi-family	(2,898)	(49)	268	(2,679)
Commercial real estate	10,142	512	832	11,486
Construction	503	(1)	124	626
Land	4,653	—	162	4,815
Commercial loans and leases	(320)	5,047	3,456	8,183
Consumer	—	—	(15)	(15)

Total Provision	(2,719)	6,293	4,990	8,564
Charge-offs:
1-4 single family residential	—	(459)	—	(459)
Home equity loans and lines of credit	—	(1,175)	—	(1,175)
Multi-family	(111)	—	—	(111)
Commercial real estate	(1,749)	(475)	—	(2,224)
Construction	(353)	—	—	(353)
Land	(5,717)	—	—	(5,717)
Commercial loans and leases	(512)	(359)	(615)	(1,486)

Total Charge-offs	(8,442)	(2,468)	(615)	(11,525)
Recoveries:
1-4 single family residential	—	—	—	—
Home equity loans and lines of credit	—	14	—	14
Multi-family	565	—	—	565
Commercial real estate	16	—	—	16
Construction	319	—	—	319
Land	306	—	—	306
Commercial loans and leases	6	—	14	20

Total Recoveries	1,212	14	14	1,240

Balance at June 30, 2011	$29,976	$16,123	$10,540	$56,639

        The following table shows the distribution of the allowance for loan losses, broken out between Covered and non-Covered Loans, as of June 30, 2011 and December 31, 2010 (dollars in thousands):

	At June 30, 2011					At December 31, 2010
	Covered					Covered
			Non- Covered					Non- Covered
	ACI	Non-ACI		Total	%(1)	ACI	Non-ACI		Total	%(1)
Residential loans:
1-4 single family residential	$—	$616	$331	$947	63.4%	$—	$761	$168	$929	67.5%
Home equity loans and lines of credit	3,689	8,538	3	12,230	7.3%	18,488	9,229	3	27,720	7.7%

Total residential loans	3,689	9,154	334	13,177	70.7%	18,488	9,990	171	28,649	75.2%

Commercial:
Multi-family	3,257	584	1,040	4,881	3.1%	5,701	633	772	7,106	2.8%
Commercial real estate	14,204	455	2,021	16,680	12.2%	5,795	418	1,189	7,402	11.4%
Construction	1,486	—	242	1,728	0.4%	1,017	1	118	1,136	0.4%
Land	3,116	26	264	3,406	1.1%	3,874	26	102	4,002	1.3%
Commercial loans and leases	4,224	5,904	6,599	16,727	12.3%	5,050	1,216	3,744	10,010	8.7%

Total commercial loans	26,287	6,969	10,166	43,422	29.1%	21,437	2,294	5,925	29,656	24.6%

Consumer	—	—	40	40	0.2%	—	—	55	55	0.2%

Total allowance for loan losses	$29,976	$16,123	$10,540	$56,639	100.0%	$39,925	$12,284	$6,151	$58,360	100.0%

(1)
Represents percentage of loans receivable in each category to total loans receivable.

        The most significant components of the change in the allowance for loan losses at June 30, 2011 as compared to December 31, 2010, include:

  •
  A recovery of the provision for losses related to ACI home equity lines of credit of $14.8 million resulting from an improvement in the performance of and expected cash flows from this portfolio;

  •
  A $12.4 million provision related to non-residential real estate ACI loans, also resulting from the re-evaluation of expected cash flows from the covered ACI loans;

  •
  A $5.2 million increase in specific reserves related to one commercial relationship in the covered non-ACI portfolio;

  •
  A provision of $5.0 million for non-Covered Loans, the majority of which related to the non-covered commercial portfolio and corresponded to growth in this portfolio segment.

  Funding Sources

        Deposits are our primary funding source, supplemented by FHLB advances. We continue to work towards optimizing our deposit mix and lowering our cost of deposits by reducing rate sensitive time deposits. At June 30, 2011 approximately 36.1% of total deposits were concentrated in time deposits, with consumer core deposits accounting for 46.6% of total deposits and commercial core deposits accounting for 17.3% of total deposits. At December 31, 2010, time deposits accounted for 44.5% of total deposits while consumer core deposits represented 43.0% of the total and commercial core deposits represented 12.5% of total deposits. We anticipate that commercial core deposits will drive core deposit growth and comprise an increasing percentage of our deposit base in the future.

        The Bank's liquidity needs are primarily met by its cash position, growth in core deposits, cash flow from its amortizing investment and loan portfolios, and reimbursements under the Loss Sharing Agreements. If necessary, the Bank currently has the ability to raise additional liquidity through collateralized borrowings, FHLB advances or the sale of available for sale investment securities. We regularly monitor several measures of liquidity, including liquid assets, defined as cash and cash equivalents, and pledgeable securities, to total assets.

                  Deposits

        The following table presents information about our deposits for the three months and six months ended June 30, 2011 and 2010 (dollars in thousands) :

	Three Months Ended June 30,				Six Months Ended June 30,
	2011		2010		2011		2010
	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Demand deposits:
Non-interest bearing	$619,052	0.00%	$419,064	0.00%	$572,595	0.00%	$382,117	0.00%
Interest bearing	372,060	0.67%	247,812	0.75%	361,002	0.66%	233,580	0.79%
Money market	2,002,792	0.89%	1,598,067	1.24%	1,994,471	0.90%	1,540,765	1.34%
Savings	1,245,561	0.83%	1,196,279	1.21%	1,255,936	0.85%	1,187,445	1.34%
Time	2,546,673	1.79%	4,126,542	1.91%	2,719,296	1.77%	4,261,996	1.79%

Total	$6,786,138	1.12%	$7,587,764	1.51%	$6,903,300	1.15%	$7,605,903	1.51%

        The following table shows scheduled maturities of certificates of deposit with denominations greater than or equal to $100,000 as of June 30, 2011 (dollars in thousands):

At June 30, 2011
Three months or less	$240,194
Over three through six months	221,209
Over six through twelve months	189,377
Over twelve months	366,070

Total	$1,016,850

                  Borrowed Funds

        The following table sets forth information regarding our short-term borrowings, consisting of securities sold under agreements to repurchase, as of and for the quarters and six months ended June 30, 2011 and 2010 (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Maximum outstanding at any month-end	$2,165	$17,459	$2,165	$17,459
Balance outstanding at end of period	2,165	1,606	2,165	1,606
Average outstanding during the period	3,785	9,955	2,045	12,512
Average interest rate during the period	0.42%	0.40%	0.49%	0.77%
Average interest rate at end of period	0.50%	0.04%	0.50%	0.04%

        The Company also utilizes FHLB advances to finance its operations. The contractual balance of FHLB advances outstanding at June 30, 2011 totaled $2.2 billion, with $1.1 billion, $565.0 million, $505.0 million and $0.4 million maturing in 2012, 2013, 2014 and 2015, respectively.

  Liquidity and Capital Resources

        Stockholders' equity has been impacted primarily by proceeds from the IPO, the retention of earnings, the payment of dividends and to a lesser extent, changes in the unrealized gains, net of taxes, on investment securities available for sale, changes in unrealized losses, net of taxes, on cash flow hedges. Stockholders' equity increased $223.2 million, or 17.8%, to $1.5 billion at June 30, 2011 from $1.3 billion at December 31, 2010, due primarily to proceeds from the IPO, the retention of earnings exclusive of $116.8 million in stock based compensation that resulted in a credit to paid-in capital and therefore did not negatively impact the Company's capital position, and the reclassification of $45.0 million in equity based instruments previously classified as liabilities, offset by $28.4 million in dividends.

        The OTS and FDIC have adopted regulations setting forth a five-tier system for measuring the capital adequacy of the financial institutions they supervise. At June 30, 2011 and December 31, 2010, BankUnited had capital levels that exceeded the well-capitalized guidelines. In addition, a condition of approval of BankUnited's application for Federal Deposit Insurance requires BankUnited to maintain a tier 1 leverage ratio at no less than eight percent throughout the first three years of operation. To date, BankUnited has exceeded that requirement. The Bank's capital ratios as of June 30, 2011 are presented in the table below (dollars in thousands):

	June 30, 2011
	Actual		Required to be Considered Well Capitalized		Required to be Considered Adequately Capitalized
	Ratio	Amount	Ratio	Amount	Ratio	Amount
Tier 1 leverage ratio	10.79%	$1,138,778	8.00%	$844,521	8.00%	$844,521
Tier 1 risk-based capital ratio	40.62%	$1,138,778	6.00%	$168,222	4.00%	$112,148
Total risk based capital ratio	41.50%	$1,163,523	10.00%	$280,370	8.00%	$224,296

        The Company's tangible common equity to tangible assets ratio was 13.06% at June 30, 2011 and 10.97% at December 31, 2010 (see the section entitled "Information About BankUnited, Inc.—Management's Discussion and Analysis of Financial Condition and Results of Operations—June 30, 2011—Non-GAAP Financial Measure" below beginning on Page [    •    ]).

        Liquidity involves the Company's ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other borrowing needs, to maintain reserve requirements and to otherwise operate the Company on an ongoing basis. The Company's liquidity needs are primarily met by growth in core deposits, its cash position and cash flow from its amortizing investment and loan portfolios and reimbursements under the Loss Sharing Agreements. If necessary, the Bank has the ability to raise liquidity through collateralized borrowings, FHLB advances, or the sale of available for sale securities. The Company's ALCO policy has established several measures of liquidity, including liquid assets (defined as cash and cash equivalents, and pledgeable securities) to total assets. The Company's liquidity is considered acceptable if liquid assets divided by total assets exceeds 2.5%. At June 30, 2011, the Company's liquid assets divided by total assets was 12.91%.

        As a holding company, BankUnited, Inc. is a corporation separate and apart from our subsidiary BankUnited, and therefore, provides for its own liquidity. BankUnited, Inc.'s main sources of funding include management fees and dividends paid by its subsidiaries, and access to capital markets. There are regulatory limitations that affect the ability of BankUnited to pay dividends to BankUnited, Inc. Management believes that such limitations will not impact our ability to meet our on-going short-term cash obligations.

        We expect that our cash and liquidity requirements will continue to be generated by operations, including reimbursements under the Loss Sharing Agreements, and we intend to satisfy our capital requirements over the next 12 months through these sources of liquidity.

  Interest Rate Sensitivity

        The principal component of the Company's risk of loss arising from adverse changes in the fair value of financial instruments, or market risk, is interest rate risk, including the risk that assets and liabilities with similar repricing characteristics may not reprice at the same time or to the same degree. The primary objective of the Company's asset/liability management activities is to maximize net interest income, while maintaining acceptable levels of interest rate risk. The ALCO is responsible for establishing policies to limit exposure to interest rate risk, and to ensure procedures are established to monitor compliance with these policies. The guidelines established by ALCO are reviewed and approved by the Company's Board of Directors.

        Management believes that the simulation of net interest income in different interest rate environments provides the most meaningful measure of the Company's interest rate risk. Income simulation analysis is designed to capture not only the potential of all assets and liabilities to mature or reprice, but also the probability that they will do so. Income simulation also attends to the relative interest rate sensitivities of these items, and projects their behavior over an extended period of time. Finally, income simulation permits management to assess the probable effects on the balance sheet not only of changes in interest rates, but also of proposed strategies for responding to them.

        The Company's income simulation model analyzes interest rate sensitivity by projecting net interest income over the next twenty four months in a most likely rate scenario based on forward interest rate curves versus net interest income in alternative rate scenarios. Management continually reviews and refines its interest rate risk management process in response to the changing economic climate. Currently, the Company's model projects a plus 100, plus 200, and plus 300 basis point change (with rates increasing 25 basis points per month until the applicable limit is reached) as well as a modified flat scenario incorporating a flattened yield curve. We did not simulate a decrease in interest rates at June 30, 2011 due to the extremely low rate environment.

        The Company's ALCO policy has established that interest income sensitivity will be considered acceptable if net interest income in the plus 200 basis point scenario is within 10% of forecasted net interest income in the most likely rate scenario over the next twelve months and within 12% in the second year. At June 30, 2011, the impact on projected net interest income in a plus 200 basis point scenario is 2.41% in the first twelve months and 9.46% in the second year.

        These forecasts are within an acceptable level of interest rate risk per the policies established by ALCO. In the event the model indicates an unacceptable level of risk, the Company could undertake a number of actions that would reduce this risk, including the sale of a portion of its available for sale investment portfolio or the use of risk management strategies such as interest rate swaps and caps.

        Many assumptions were used by the Company to calculate the impact of changes in interest rates, including the change in rates. Actual results may not be similar to the Company's projections due to several factors including the timing and frequency of rate changes, market conditions and the shape of the yield curve. Actual results may also differ due to the Company's actions, if any, in response to the changing rates.

  Off-Balance Sheet Arrangements

                  Commitments

        We routinely enter into commitments to extend credit to our customers, including commitments to fund loans or lines of credit and commercial and standby letters of credit. The credit risk associated with these commitments is essentially the same as that involved in extending loans to customers and they are subject to our normal credit policies and approval processes. While these commitments represent contractual cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. The following table details our outstanding commitments to extend credit as of June 30, 2011 (in thousands):

	Commitments
	Covered	Not Covered	Total
Commitments to fund loans	$—	$163,499	$163,499
Unfunded commitments under lines of credit	156,844	309,476	466,320
Commercial and standby letters of credit	—	10,063	10,063

Total	$156,844	$483,038	$639,882

                  Derivative Financial Instruments

        Interest rate swaps are one of the tools we use to manage interest rate risk. These derivative instruments are used to mitigate exposure to changes in interest rates on FHLB advances and time deposits. These interest rate swaps are designated as cash flow hedging instruments. The fair value of these instruments is included in other liabilities in our consolidated balance sheets and changes in fair value are reported in accumulated other comprehensive income. At June 30, 2011, outstanding interest rate swaps designated as cash flow hedges had an aggregate notional amount of $630.0 million. The aggregate fair value of interest rate swaps designated as cash flow hedges included in other liabilities at June 30, 2011 was $49.2 million.

  Critical Accounting Policies and Estimates

        The Company has made no significant changes in its critical accounting policies and significant estimates from those disclosed in its 2010 Annual Report on Form 10-K.

  Non-GAAP Financial Measure

        Tangible common equity to tangible assets is a non-GAAP financial measure. For purposes of computing tangible common equity to tangible assets, tangible common equity is calculated as common stockholder's equity less goodwill and other intangible assets, net, and tangible assets is calculated as total assets less goodwill and other intangible assets, net. Tangible common equity to tangible assets should not be viewed as a substitute for total stockholders' equity to total assets. The most directly comparable GAAP financial measure is total stockholders' equity to total assets. See the reconciliation below (in thousands):

	June 30, 2011	December 31, 2010
Total stockholders' equity	$1,476,673	$1,253,508
Less: goodwill and other intangible assets, net	68,835	69,011

Tangible common stockholders' equity	$1,407,838	$1,184,497
Total assets	$10,846,659	$10,869,560
Less: goodwill and other intangible assets, net	68,835	69,011

Tangible Assets	$10,777,824	$10,800,549
Equity to assets	13.61%	11.53%

Tangible common equity to tangible assets	13.06%	10.97%

        Management of the Company believes this non-GAAP financial measure provides an additional meaningful method of evaluating certain aspects of the Company's capital strength from period to period on a basis that may not be otherwise apparent under GAAP. Management also believes that this non-GAAP financial measure, which complements the capital ratios defined by regulators, is useful to investors who are interested in the Company's equity to assets ratio exclusive of the effect of changes in intangible assets on equity and total assets.

Management's Discussion and Analysis of Financial Condition and Results of Operations—December 31, 2010

        The following discussion and analysis should be read in conjunction with the consolidated financial statements of the Company as of December 31, 2010 and the notes thereto included in this proxy statement/prospectus.

  Overview

        BankUnited, Inc. is a savings and loan holding company with two wholly-owned subsidiaries: BankUnited, which is one of the largest independent depository institutions headquartered in Florida by assets, and BankUnited Investment Services, a Florida insurance agency. As of the close of business on May 21, 2009, BankUnited entered into the Purchase and Assumption Agreement including the Loss Sharing Agreements with the FDIC to acquire substantially all of the assets and assume all of the non-brokered deposits and substantially all other liabilities of the Failed Bank. The Failed Bank was closed by the OTS and placed into receivership with the FDIC on May 21, 2009. Neither the Company nor the Bank had any substantive operations prior to the Acquisition.

        BankUnited has a network of 81 branches in 13 Florida counties as of December 31, 2010. Since the Acquisition, we have focused on providing a full range of commercial and consumer banking services to growing companies and their executives, commercial and middle-market businesses and consumers in Florida's coastal regions. Through BankUnited, we deliver a comprehensive range of traditional depository and lending products, online banking services and cash management tools to our customers. Through its non-bank subsidiary, BankUnited Investment Services, the Company offers wealth management products as well as succession planning, estate planning and financial planning services.

        In the fourth quarter of 2010, we acquired two leasing companies for total cash consideration of approximately $50.5 million to facilitate establishing a leasing platform on a national basis. Through United Capital Business Lending we offer equipment financing services and through Pinnacle Public Finance we offer municipal leasing services. In conjunction with those acquisitions, we recorded finance receivables valued at $42.7 million, goodwill of $7.9 million, customer relationship intangible assets of $0.4 million, premises and equipment of $0.6 million and liabilities of $1.1 million.

  Periods Presented and Factors Affecting Comparability

        Financial information presented throughout this "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the year ended December 31, 2010 and the period from May 22, 2009 through December 31, 2009 (which we refer to as the "post-Acquisition periods") is that of the Company. Historical financial information for the period from October 1, 2008 through May 21, 2009 and the fiscal year ended September 30, 2008 (which we refer to as the "pre-Acquisition periods") is that of the Failed Bank. Results of operations of the Company for the post-Acquisition periods are not comparable to the results of operations of the Failed Bank for the pre-Acquisition periods. Results of operations for the post-Acquisition periods reflect, among other things, the acquisition method of accounting.

        Under the acquisition method of accounting, all of the assets acquired and liabilities assumed were initially recorded on the consolidated balance sheet of the Company at their estimated fair values as of May 21, 2009. These estimated fair values differed substantially from the carrying amounts of the assets acquired and liabilities assumed as reflected in the financial statements of the Failed Bank immediately prior to the Acquisition. The most significant reasons for the non-comparability of the consolidated financial statements include:

  •
  The estimated fair value at which the acquired loans were initially recorded by the Company was significantly less than the pre-Acquisition carrying value of those loans on the balance sheet of the Failed Bank. No allowance for loan losses was recorded with respect to acquired loans at the Acquisition date. The write-down of loans to fair value in conjunction with the application of acquisition accounting and credit protection provided by the Loss Sharing Agreements resulted in a significantly lower impact on the results of operations related to the provision for loan losses subsequent to the Acquisition;

  •
  Acquired investment securities were recorded at their estimated fair values at the Acquisition date, significantly reducing the potential for other-than-temporary impairment charges in periods subsequent to the Acquisition for the acquired securities;

  •
  An indemnification asset related to the Loss Sharing Agreements with the FDIC was recorded in conjunction with the Acquisition;

  •
  Interest income, interest expense and the net interest margin subsequent to the Acquisition reflect the impact of accretion of the fair value adjustments made to the carrying amounts of interest earning assets and interest bearing liabilities;

  •
  Non-interest income for periods subsequent to the Acquisition includes the effects of accretion of discount on the indemnification asset and net gains associated with the resolution of Covered Assets;

  •
  Certain loans reflected as nonaccrual loans in the financial statements of the Failed Bank are no longer categorized as non-performing assets due to the accounting treatment accorded such loans under Accounting Standards Codification, referred to as "ASC," Subtopic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. The balances of non-performing assets were significantly reduced by the adjustments to fair value recorded in conjunction with the Acquisition;

  •
  Goodwill and other intangible assets were recorded in conjunction with the Acquisition;

  •
  The Company received $2.2 billion in cash from the FDIC upon consummation of the Acquisition; and

  •
  The Company received a capital injection of $945.0 million at inception.

        A summary comparison of the pre-Acquisition carrying amounts and estimated fair values of assets acquired and liabilities assumed as of the Acquisition date follows (dollars in thousands):

	As Recorded by the Failed Bank	Fair Value Adjustments	Net Cash Received From the FDIC	As Recorded by the Company
Assets
Cash and cash equivalents	$1,160,321	$—	$2,156,393	$3,316,714
Investment securities, at fair value	608,388	(69,444)	—	538,944
FHLB stock	243,334	—	—	243,334
Loans	11,174,232	(6,163,904)	—	5,010,328
FDIC receivable	—	69,444	—	69,444
FDIC indemnification asset	—	3,442,890	—	3,442,890
Bank owned life insurance	129,111	—	—	129,111
Other real estate owned	199,819	(22,140)	—	177,679
Deferred tax asset, net	—	37,269	—	37,269
Goodwill and other intangible assets	—	61,150	—	61,150
Other assets	95,171	(44,696)	—	50,475

Total assets	13,610,376	(2,689,431)	2,156,393	13,077,338

Liabilities
Deposits	8,225,916	108,566	—	8,334,482
Securities sold under agreements to repurchase	1,310	—	—	1,310
Federal Home Loan Bank advances	4,429,350	201,264	—	4,630,614
Advance payments by borrowers for taxes and insurance	52,362	—	—	52,362
Other liabilities	59,137	(567)	—	58,570

Total liabilities	12,768,075	309,263	—	13,077,338

Net Assets	$842,301	$(2,998,694)	$2,156,393	$—

  Primary Factors Used to Evaluate Our Business

        We manage and evaluate various aspects of our results of operations and our financial condition. We evaluate the levels and trends of the line items included in our balance sheet and income statement, as well as various financial ratios that are commonly used in our industry. We analyze these ratios and financial trends against our own historical performance, our budgeted performance and the financial condition and performance of comparable financial institutions in our region and nationally.

        Subsequent to the Acquisition, comparison of our financial performance to that of other financial institutions is impacted by the application of the acquisition method of accounting and the accounting for loans acquired with evidence of deterioration in credit quality as discussed below.

                  Results of operations

        The primary line items we use to manage and evaluate our results of operations include net interest income, the provision for loan losses, non-interest income, non-interest expense and net income.

                  Net interest income

        Net interest income is the difference between interest earned on interest earning assets and interest incurred on interest bearing liabilities and is the primary driver of core earnings. Net interest income is impacted by the relative mix of interest earning assets and interest bearing liabilities, the ratio of interest earning assets to total assets and of interest bearing liabilities to total funding sources, movements in market interest rates, levels of non-performing assets and pricing pressure from competitors. Due to the revaluation of Covered Assets in conjunction with the application of acquisition accounting and the resultant accretion, generally Covered Assets have higher yields than do assets purchased or originated since May 21, 2009. Net interest income will be impacted in future periods as Covered Assets are repaid or mature and these assets comprise a lower percentage of total interest earning assets. The mix of interest earning assets is influenced by loan demand and by management's continual assessment of the rate of return and relative risk associated with various classes of earning assets.

        The mix of interest bearing liabilities is influenced by management's assessment of the need for lower cost funding sources weighed against relationships with customers and growth requirements and is impacted by competition for deposits in the Bank's market and the availability and pricing of other sources of funds.

        Key measures that we use to evaluate our net interest income are the level and stability of the net interest margin and the interest rate spread. Net interest margin is calculated by dividing net interest income for the period by average interest earning assets. The interest rate spread is the difference between the yield earned on average interest earning assets and the rate paid on average interest bearing liabilities for the period.

        For the post-Acquisition periods, net interest income is also impacted by accretion of fair value adjustments recorded in conjunction with the Acquisition and the accounting for ACI loans. Fair value adjustments of interest earning assets and interest bearing liabilities recorded at Acquisition are accreted to interest income or expense over the lives of the related assets or liabilities. Generally, accretion of fair value adjustments increases interest income and decreases interest expense, and thus has a positive impact on our net interest income, net interest margin and interest rate spread.

        At Acquisition, ACI loans were recorded at fair value, measured based on the present value of expected cash flows. The excess of expected cash flows over the recorded fair value at Acquisition, known as accretable yield, is being recognized as interest income over the lives of the underlying loans. Since the post-Acquisition carrying value of ACI loans is based on the amount expected to be collected, and due to the resultant accretion, these loans are not classified as nonaccrual, although they may be contractually delinquent. Accretion related to ACI loans has a positive impact on our net interest income, net interest margin and interest rate spread. The impact of accretion and ACI loan accounting on net interest income makes it difficult to compare our net interest margin and interest rate spread to those reported by other financial institutions.

        The accretion of fair value adjustments will continue to have a significant impact on our net interest income as long as Covered Assets represent a significant portion of our interest earning assets as opposed to assets originated or purchased after May 21, 2009. At December 31, 2010, Covered Loans represented 86.3% of our loan portfolio (based on book value) and Covered Securities represented 9.0% of our investment portfolio. In total, covered interest earning assets represented 47.8% of our interest earning assets at December 31, 2010.

        Interest expense incurred on our interest bearing liabilities is impacted by the accretion of fair value adjustments on our time deposits and our advances from the FHLB recorded in connection with the Acquisition. However, the impact on interest expense has decreased significantly in 2010 and will continue to decrease in 2011. Accretion of fair value adjustments on time deposits totaled $21.4 million for the year ended December 31, 2010 as compared to $79.9 million for the period ended December 31, 2009. Accretion of fair value adjustments on FHLB advances totaled $23.9 million for the year ended December 31, 2010 as compared to $25.1 million for the period ended December 31, 2009. For 2011, accretion of fair value adjustments on time deposits is projected to be $7.0 million, and accretion of fair value adjustments on FHLB advances is projected to be $19.1 million.

                  Provision for loan losses

        The provision for loan losses is the amount of expense that, based on our judgment, is required to maintain the allowance for loan losses at an adequate level to absorb probable losses inherent in the loan portfolio at the balance sheet date and that, in management's judgment, is appropriate under U.S. generally accepted accounting principles. The determination of the amount of the allowance is complex and involves a high degree of judgment and subjectivity.

        The risk of loss associated with Covered Loans differs significantly from the risk of loss associated with non-Covered Loans. The Loss Sharing Agreements significantly limit the Company's exposure to credit losses on Covered Loans. Recognition of future losses on Covered Loans is also mitigated by the fair market value of loans established in the application of acquisition accounting. Because the determination of fair value at which the loans acquired from the Failed Bank were initially recorded as of May 21, 2009 encompassed assumptions about expected future cash flows and credit risk, no allowance for loan losses was recorded at the date of acquisition. Fair value adjustments to the carrying amount of acquired loans totaled $6.2 billion.

        Covered Loans may be further broken out into two broad categories: (i) ACI loans and (ii) loans that did not exhibit evidence of deterioration in credit quality at acquisition, or non-ACI loans. Subsequent to the Acquisition, an allowance for loan losses related to the ACI loans is recorded only when estimates of future cash flows related to these loans are revised downward, indicating further deterioration in credit quality. An allowance for loan losses for non-ACI loans may be established if factors considered relevant by management indicate that the credit quality of the non-ACI loans has deteriorated.

        Since the recording of a provision for loan losses on Covered Loans represents an increase in the amount of reimbursement we expect to receive from the FDIC, we also record an increase in the FDIC indemnification asset for the present value of the projected increase in reimbursement, with a corresponding increase in non-interest income, recorded in "Net gain (loss) on indemnification asset resulting from net recoveries" as discussed below in the section entitled "Information About BankUnited, Inc.—Management's Discussion and Analysis of Financial Condition and Results of Operations—December 31, 2010—Non-interest income" on Page [    •    ]. Therefore, the impact on our results of operations of any provision for loan losses on Covered Loans is significantly mitigated by an increase in non-interest income. For the year ended December 31, 2010 and the period ended December 31, 2009, we recorded provisions for loan losses on Covered Loans of $46.5 million and $21.3 million, respectively. For the year ended December 31, 2010 and the period ended December 31, 2009, the impact to earnings from these provisions was significantly mitigated by recording non-interest income of $29.3 million and $14.4 million, respectively.

        For the year ended December 31, 2010 and the period ended December 31, 2009, we recorded provisions for loan losses of $4.9 million and $1.3 million, respectively, for loans we originated or purchased subsequent to the Acquisition. These loans are not protected by the Loss Sharing Agreements and as such, these provisions are not offset by an increase in non-interest income.

                  Non-interest income

        For the year ended December 31, 2010 and the period ended December 31, 2009, the majority of our non-interest income resulted from the resolution of assets covered by our Loss Sharing Agreements with the FDIC and accretion of discount on the FDIC indemnification asset. Typically, the primary components of non-interest income of financial institutions are service charges and fees and gains or losses related to the sale or valuation of investment securities, loans and other assets. Thus, it is difficult to compare the amount and composition of our non-interest income with that of other financial institutions of our size both regionally and nationally.

        The FDIC indemnification asset was initially recorded at its estimated fair value of $3.4 billion, represented by the present value of estimated future cash payments from the FDIC for probable losses on Covered Assets, up to 90 days of past due interest, excluding interest related to loans on nonaccrual at Acquisition, and reimbursement of certain expenses. The discount rate of 7.10% used in the initial calculation of fair value was determined using a risk-free yield curve plus a premium reflecting the uncertainty related to the collection, amount and timing of the cash flows and other liquidity concerns. Accretion is a result of discounting and may also increase or decrease from period to period due to changes in expected cash flows from the Covered Loans.

        If projected cash flows from the ACI loans increase, the yield on the loans will increase and the discount rate of accretion on the FDIC indemnification asset will decrease as less cash flow is expected to be recovered from the indemnification asset. For the year ended December 31, 2010 and the period ended December 31, 2009, the average rate at which income was accreted on the FDIC indemnification asset was 4.69% and 7.10%, respectively.

        A rollforward of the FDIC indemnification asset from May 21, 2009 to December 31, 2010 follows (dollars in thousands):

Balance, May 21, 2009	$3,442,890
Accretion	149,544
Reduction for claims filed	(291,508)
Net gain (loss) on indemnification asset resulting from net recoveries	(21,761)

Balance, December 31, 2009	3,279,165
Accretion	134,703
Reduction for claims filed	(764,203)
Net gain (loss) on indemnification asset resulting from net recoveries	17,736

Balance, December 31, 2010	$2,667,401

        Accretion of the discount on the FDIC indemnification asset results in an increase to the balance of the FDIC indemnification asset with a corresponding increase in non-interest income. We project the amount of accretion will decline in future periods, because our projected cash flows from ACI loans have been increasing, and as a result we expect to collect less cash flow from the indemnification asset as discussed above.

        The balance of the FDIC indemnification asset is reduced as claims for reimbursement are filed with the FDIC. The receipt of payments from the FDIC results in an increase to cash.

        The balance of the FDIC indemnification asset is also reduced or increased as a result of decreases or increases in estimated cash flows to be received from the FDIC related to the ultimate resolution of Covered Assets. We record an offsetting entry in the income statement line item "Net gain (loss) on indemnification asset resulting from net recoveries." This line item includes the significantly mitigating impact related to loan loss provisions on Covered Loans, the impact of lower projected FDIC reimbursement resulting from the favorable resolution of Covered Loans as described below, and the offsetting impact related to gains or losses on the sale of Covered Loans and OREO and impairment of OREO. The table below shows the various components of this income statement line item for the year ended December 31, 2010 and the period ended December 31, 2009.

        Income from resolution of Covered Loans is included in the income statement line item "Income from resolution of Covered Assets, net" and represents the difference in the projected losses from ACI loans and consideration received in satisfaction of such loans that were resolved, either by prepayment, sale, foreclosure, short sale or, for the non-residential portfolio, charge-offs, as well as losses from permanent modification of ACI loans accounted for in pools during the period. Gains and losses from the resolution or permanent modification of Covered Loans are included in this line item. The amount of income recorded in any period will be impacted by the number and UPB of ACI loans resolved and our ability to accurately project cash flows from ACI loans in future periods. In general, we expect the amount of this income to decrease in future periods as we gain additional history in terms of the performance of the loans we acquired, which we will reflect in the update of our projected cash flows from ACI loans each quarter. Income from the resolution of non-ACI loans is not significant.

        Under the Purchase and Assumption Agreement, we are permitted to sell on an annual basis up to 2.5% of the Covered Loans, based upon the UPB at Acquisition, or approximately $280.0 million, without prior consent of the FDIC. Any losses incurred from such loan sales are covered under the Loss Sharing Agreements. A loss of $76.4 million was recognized during the year ended December 31, 2010 on non-recourse sales of ACI loans with UPB of $272.2 million to third parties. During the period ended December 31, 2009, a loss of $47.1 million was recognized on non-recourse sales of ACI loans with UPB of $275.0 million to third parties. The losses for the year ended December 31, 2010 and the period ended December 31, 2009 were significantly mitigated by income of approximately $57.7 million and $37.6 million, respectively, included in the income statement line item "Net gain (loss) on indemnification asset resulting from net recoveries." We may continue to exercise our right to sell Covered Loans in future periods.

        The following table summarizes the pre-tax components of the gains and losses associated with the resolution of Covered Assets as described above, plus the provision for loan losses on non-Covered Loans, for the year ended December 31, 2010 and period ended December 31, 2009 (dollars in thousands):

	Year Ended December 31, 2010			Period Ended December 31, 2009
	Transaction Income (Loss)	Net Gain (Loss) on Indemnifi- cation Asset Resulting From Net Recoveries	Net Impact on Earnings	Transaction Income (Loss)	Net Gain (Loss) on Indemnifi- cation Asset Resulting From net Recoveries	Net Impact on Earnings
Provision for losses on Covered Loans	$(46,481)	$29,291	$(17,190)	$(21,287)	$14,433	$(6,854)
Provision for losses on non-Covered Loans	(4,926)	—	(4,926)	(1,334)	—	(1,334)

Total provision for loan losses	(51,407)	29,291	(22,116)	(22,621)	14,433	(8,188)

Income from resolution of Covered Assets, net	121,462	(84,138)	37,324	120,954	(88,801)	32,153
Net loss on sale of Covered Loans	(76,360)	57,747	(18,613)	(47,078)	37,600	(9,478)

	45,102	(26,391)	18,711	73,876	(51,201)	22,675

Loss on sale of OREO	(2,174)	1,932	(242)	(807)
Impairment of OREO	(16,131)	12,904	(3,227)	(21,055)

	(18,305)	14,836	(3,469)	(21,862)	15,007	(6,855)

Total	$(24,610)	$17,736	$(6,874)	$29,393	$(21,761)	$7,632

        In addition to the loss on Covered Loans reflected in the table above, the income statement line item "Loss on sale of loans, net" for the year ended December 31, 2010 includes approximately $50 thousand of gains on the sale of loans held for sale. These transactions are not subject to the loss sharing agreements.

        The following table provides further detail of the components of income from resolution of Covered Assets, net (dollars in thousands):

	Year Ended December 31, 2010	Period Ended December 31, 2009
Payments in full	$142,172	$76,428
Foreclosures	(15,691)	30,489
Short sales	7,801	28,610
Modifications	(2,424)	—
Charge-offs	(14,303)	(14,573)
Recoveries	3,907	—

Income from resolution of Covered Assets, net	$121,462	$120,954

        The volume of loan resolutions resulting from repayments, modifications and recoveries increased for the year ended December 31, 2010 compared to the period ended December 31, 2009 as we augmented and enhanced our mortgage servicing and workout and recovery departments and were increasingly able to work with borrowers to effect resolution of outstanding loans. The impact of modifications on income from resolution of Covered Assets reflects increased participation by borrowers in the HAMP program during 2010. Net gains from foreclosures and short sales declined for the year ended December 31, 2010 due to continuing home price deterioration in our primary market areas. The impact of additional historical experience on our ability to estimate future cash flows from these types of resolutions has also reduced the effect of these resolutions on current period earnings.

        Certain OREO related expenses, including attorney's fees, foreclosure costs, property preservation costs, maintenance and repair costs, advances for taxes and insurance, appraisal costs and inspection costs are also reimbursed under the terms of the Loss Sharing Agreements with the FDIC. Such expenses are recorded in non-interest expense when incurred, and the reimbursement is recorded as "FDIC reimbursement of costs of resolution of Covered Assets" in non-interest income when submitted to the FDIC, generally upon ultimate resolution of the underlying Covered Asset. This may result in the expense and the related income from reimbursements being recorded in different periods. For the year ended December 31, 2010 and the period ended December 31, 2009 non-interest expense includes approximately $49.7 million and $26.1 million, respectively, of disbursements subject to reimbursement under the loss sharing agreements. For those same periods, claims of $29.8 million and $8.1 million, respectively, were submitted to the FDIC for reimbursement. As of December 31, 2010, $28.5 million of disbursements remain to be submitted for reimbursement from the FDIC in future periods.

                  Non-interest expense

        Non-interest expense includes employee compensation and benefits, occupancy and equipment, impairment of OREO, foreclosure expense, OREO expense, deposit insurance expense, professional fees, telecommunications and data processing and other expense. For the period ended December 31, 2009, non-interest expense included two significant non-recurring items. The first of these was the write-off of a receivable from the FDIC in the amount of $69.4 million, which was established at the date of the Acquisition and related to the disputed valuation of certain acquired investment securities. Given that the disagreement over the valuation extended past December 31, 2009 with the likelihood that no additional consideration would be paid, the receivable was written off in 2009. Subsequently, the Company reached a settlement with the FDIC regarding this dispute. Under the settlement, the Company received $24.1 million, which was reflected in non-interest income in the fourth quarter of 2010. The second of these non-recurring items was $39.8 million in direct costs associated with the Acquisition, consisting primarily of legal and investment banking advisory fees.

        Our employee compensation and benefits expense includes expense related to PIUs issued to certain members of executive management. The PIUs are divided into two equal types of profits interests. The Time-based PIUs vest with the passage of time following the grant date. The IRR-based PIUs vested immediately prior to the consummation of the IPO of our common stock in January, 2011. Fair value of PIUs is estimated using a Black-Scholes option pricing model including assumptions as to expected volatility, dividends, terms, and risk-free rates. Beginning with the third quarter of 2009, the fair value is updated quarterly. The fair value of the PIUs has increased since the third quarter of 2009 through December 31, 2010, driven by a reduction in risk-free rates, an increase in expected volatility and an increase in the value of our common shares. The estimated fair value per unit of the Company's PIUs from September 30, 2009 to December 31, 2010 is as follows (dollars in thousands):

September 30, 2009	$707.30
December 31, 2009	$850.30
March 31, 2010	$843.70
June 30, 2010	$1,029.85
September 30, 2010	$1,238.25
December 31, 2010	$1,627.01

        For additional information, see "Information About BankUnited, Inc.—Executive Compensation—Equity-Based Compensation" on Page [    •    ].

        Compensation expense for the Time-based PIUs is recorded over the vesting period based on their fair value. For the year ended December 31, 2010 and the period ended December 31, 2009, we recorded compensation expense related to Time-based PIUs of $36.2 million and $8.8 million, respectively.

        In January 2011, in conjunction with the IPO, we recorded additional compensation expense of approximately $110.4 million related to the vesting of the IRR-based PIUs and the exchange of PIUs for a combination of common stock and options.

        OREO expense and foreclosure expense is comprised of net gains or losses on the sale of OREO properties, expenses of holding and maintaining OREO properties such as real estate taxes and insurance, and legal fees and other foreclosure expenses. Impairment of OREO represents further deterioration in the fair value of properties that were initially recorded at fair value at the time of foreclosure. OREO expense, foreclosure expense and impairment of OREO have remained at high levels since the Acquisition due to continuing deterioration in home prices coupled with the high volume of foreclosures.

        At December 31, 2010, all OREO properties were covered by the Loss Sharing Agreements with the FDIC. For the post-Acquisition periods, OREO losses are substantially offset by non-interest income related to indemnification by the FDIC. Generally, OREO related expenses are also reimbursed under the terms of the Loss Sharing Agreements with the FDIC.

        Other non-interest expense includes the increase in value of the warrant issued to the FDIC in conjunction with the Acquisition. Based on its initial terms, the value of the warrant equals 10% of the value the Company realizes in an IPO or exit event in excess of the valuation that would be implied if the Company was valued at the average price-to-tangible book value multiple for the top quartile of publicly traded U.S. banks and thrifts in excess of $10 billion in assets. We utilized information provided by third party valuation specialists to assist in the determination of the fair value of the warrant at the Acquisition and at each quarter end beginning with September 30, 2009 through September 30, 2010. The warrant was initially recorded with a fair value of $1.5 million at May 21, 2009. In October 2010, the Company and the FDIC amended the warrant to guarantee a minimum value to the FDIC in the amount of $25.0 million. During year ended December 31, 2010 and the period ended December 31, 2009, we recorded $21.8 million and $1.7 million, respectively, of non-interest expense reflecting the increase in the value of the warrant which, at December 31, 2010, was adjusted to the guaranteed minimum value. In February, 2011, the Company redeemed the FDIC warrant for its agreed upon value of $25.0 million in cash.

        We evaluate our non-interest expense based on measures including our efficiency ratio and trends in the individual categories of non-interest expense, after giving consideration to the planned growth of our business.

                  Net income

        We evaluate our net income based on measures including return on average assets and return on average common stockholder's equity.

  Financial Condition

        Our balance sheets for the post-Acquisition periods reflect the impact of the application of acquisition accounting and the resulting adjustment of assets acquired and liabilities assumed to their fair values, and are therefore not comparable in many respects to balance sheets of the Failed Bank for the pre-Acquisition periods. In particular, the carrying amount of investment securities, loans, the FDIC indemnification asset, goodwill and other intangible assets, net deferred tax assets, deposit liabilities, and FHLB advances were materially impacted by these adjustments.

        Loans, OREO and certain investment securities, including certain private-label mortgage-backed and non-investment grade securities acquired from the Failed Bank are covered by the Loss Sharing Agreements with the FDIC. The Loss Sharing Agreements afford the Company significant protection against future credit losses related to these assets. Under the Loss Sharing Agreements, the FDIC will cover 80% of losses and certain expenses related to the Covered Assets up to the $4.0 billion stated threshold and 95% of losses and certain expenses that exceed the $4.0 billion stated threshold. The Loss Sharing Agreements last for ten years for single family residential loans and for five years (with recoveries for eight years) for other loan types and investment securities. The Loss Sharing Agreements' coverage may be extended for two additional years under certain circumstances.

        Of the securities acquired in the Acquisition, $263.6 million at fair value of private label mortgage-backed securities and mortgage-backed security mutual funds, trust preferred collateralized debt obligations, Agency preferred stocks, and corporate securities are covered under the non-residential Loss Sharing Agreement. BankUnited will be reimbursed 80% (95% if cumulative losses have exceeded the $4.0 billion stated threshold) of realized losses, other-than-temporary impairments and any reimbursable expenses. BankUnited must pay the FDIC 80% (95% if cumulative losses are greater than the stated threshold) of realized gains and other-than-temporary impairment recoveries. Unrealized mark-to-market changes from the application of fair value accounting do not qualify for loss sharing. BankUnited cannot sell securities covered under the Loss Sharing Agreements without prior approval of the FDIC. To date, we have not submitted any claims for reimbursement for the investment securities covered under the Loss Sharing Agreements.

        The portfolio of available for sale securities has grown to $2.9 billion at December 31, 2010 from $2.2 billion at December 31, 2009 and $0.5 billion immediately following the Acquisition. Growth of the investment portfolio since the Acquisition has been driven primarily by the deployment of cash acquired and cash generated from loan resolution activity into higher yielding assets during a period of diminished loan demand. Our investment strategy has focused on providing liquidity necessary for day-to-day operations, adding a suitable balance of high credit quality, diversifying assets to the consolidated balance sheet, managing interest rate risk, and generating acceptable returns given our established risk parameters. We have sought to maintain liquidity and manage interest rate risk by investing a significant portion of the portfolio in high quality liquid securities consisting primarily of U.S. Government agency floating rate residential mortgage-backed securities. We have also invested in highly rated structured products including private label residential mortgage-backed securities and Re-REMICS, bank preferred stocks and asset-backed securities collateralized primarily by auto loans, credit card receivables, student loans and floor plan loans that, while somewhat less liquid, provide us with higher yields. A relatively short effective portfolio duration helps mitigate interest rate risk arising from the currently low level of market interest rates and the longer duration of the loan portfolio acquired from the Failed Bank.

        Loans acquired in the Acquisition were recorded at their estimated fair values at Acquisition, which were substantially less than the UPB of the loans. Additionally, the allowance for loan losses, discounts, premiums, and deferred origination fees and costs related to the acquired loans were eliminated in the application of the acquisition method of accounting. Net loans decreased to $3.9 billion at December 31, 2010 from $4.6 billion at December 31, 2009 and $5.0 billion immediately following the Acquisition, primarily due to the resolution of ACI loans.

        Residential loan demand in our primary market areas remains depressed, limiting the volume of new residential originations, but there has been growth in the commercial loan portfolio commensurate with a shift in our lending strategy to an emphasis on commercial and commercial real estate lending.

  Asset Quality

        In discussing asset quality, a distinction must be made between Covered Loans and non-Covered Loans. Non-Covered Loans were underwritten under significantly different and generally more conservative standards than the Covered Loans. In particular, credit approval policies have been strengthened, wholesale mortgage origination channels have been eliminated, "no-doc" and ARM loan products have been eliminated, and real estate appraisal policies have been improved. Although the risk profile of Covered Loans is higher than that of the non-Covered Loans, our exposure to loss related to the Covered Loans is significantly mitigated by the Loss Sharing Agreements and by the fair value basis recorded in these loans resulting from the application of acquisition accounting.

        In monitoring asset quality, we consider the results of our internal credit risk rating process and certain key ratios including the ratio of non-performing loans to total loans, non-performing assets to total assets, portfolio delinquency and charge-off trends, among other factors. Comparison of these metrics to those reported by other financial institutions and to historical metrics of the Failed Bank is difficult because of the impact of the revaluation of the acquired loans and of ACI loan accounting. Our non-performing asset ratios as well as the ratio of the allowance for loan losses to total loans are lower and the ratio of the allowance for loan losses to non-performing loans is higher as a result of acquisition accounting and ACI loan accounting. ACI loans are not reflected as nonaccrual loans even though they may be contractually delinquent due to continuing discount accretion. Discount accretion continues to be recorded as there continues to be an expectation of future cash flows from these loans in excess of their carrying amounts.

        As of December 31, 2010, substantially all of our non-performing assets are Covered Assets.

  Funding Sources

        Deposits are our primary funding source, supplemented by FHLB advances. Since the Acquisition, we have worked towards optimizing our deposit mix and lowering our cost of deposits by reducing rate sensitive time deposits. In the future, we expect commercial core deposits will drive core deposit growth. At Acquisition, approximately 74.8% of total deposits were concentrated in time deposits, with consumer core deposits accounting for 21.7% of total deposits and commercial core deposits accounting for 3.5% of total deposits. At December 31, 2010, time deposits accounted for 44.5% of total deposits while consumer core deposits represented 43.0% of the total and commercial core deposits represented 12.5% of total deposits.

        The Bank's liquidity needs are primarily met by its cash position, growth in core deposits, cash flow from its amortizing investment and loan portfolios, and reimbursements under the Loss Sharing Agreements. If necessary, the Bank currently has the ability to raise additional liquidity through collateralized borrowings, FHLB advances or the sale of available for sale investment securities. We regularly monitor several measures of liquidity, including liquid assets, defined as cash and cash equivalents, and pledgeable securities, to total assets.

  Strengths, Opportunities and Challenges

        Management believes that our Company has several key strengths, including:

  •
  An experienced, re-built management team.

  •
  A strong balance sheet due to significant protection from credit losses on Covered Assets arising from the Loss Sharing Agreements with the FDIC.

  •
  A robust capital position. The Company was initially capitalized with common equity of $945.0 million, of which $875.0 million has been contributed to the Bank. The Bank currently exceeds "well-capitalized" guidelines under regulatory standards, with tier 1 leverage and tier 1 risk-based capital ratios of 10.3% and 41.3%, respectively, at December 31, 2010.

        Management has identified significant opportunities for our Company, including:

  •
  Our capital position, market presence and experienced lending team position us well to compete for high quality commercial credits in our primary market areas. As of December 31, 2010, the commercial real estate and commercial loan portfolios contained $430.2 million in gross loans originated since the Acquisition.

  •
  Organic growth through planned expansion of our branch footprint.

  •
  Potential growth through strategic acquisitions of healthy financial institutions and complementary businesses and participation in the resolution of failed and troubled institutions in the Southeast.

  •
  The potential to further shift our deposit mix from time deposits into lower cost money market and transaction accounts. Since the Acquisition to December 31, 2010, we have increased our core deposits from $2.1 billion to $4.0 billion.

        We have also identified significant challenges confronting the industry and our Company:

  •
  The economic impact of the financial crisis continued into 2010 and has continued into 2011.

  •
  Management expects that the Company and the banking industry as a whole may be required by market forces and/or regulation to operate with higher capital ratios than in the recent past.

  •
  Continued distressed economic conditions in our primary markets, including home price depreciation, may lead to further elevated levels of non-performing assets and continued deterioration in credit quality, particularly in the acquired loan portfolio.

  •
  Loan demand weakened throughout 2009 in the geographic markets that the Company serves as a result of sharply curtailed real estate activities and the economic recession. We believe that our capital and liquidity levels position us well to compete successfully for quality credits in our market. Since the Acquisition, our loan origination strategy has focused on conservative underwriting and traditional, high quality commercial and single family residential loan products. However, continued distressed economic and real estate market conditions could negatively impact the credit quality of loans originated since the Acquisition. Additionally, weak loan demand may put pressure on our net interest margin.

  •
  The current low interest rate environment limits the yields we are able to obtain on interest earning assets, including both new assets acquired as we grow and assets that replace existing, high yielding Covered Assets as they are paid down or mature. The yield on newly acquired assets will depend on prevailing interest rates at the date the assets are purchased or originated.

  Recent Regulatory Actions Impacting the Financial Services Industry

        Regulatory policy and actions have become increasingly subject to change and difficult to predict, both in general and as they may be applied specifically to the Company.

        On July 21, 2010, the Dodd-Frank Act was signed into law. The Dodd-Frank Act implements far-reaching changes across the financial regulatory landscape, including provisions that, among other things, will:

  •
  Abolish the OTS and transfer the supervision of federal thrifts, such as BankUnited, to the OCC, and the supervision of thrift holding companies, such as the Company, to the Federal Reserve.

  •
  Centralize responsibility for consumer financial protection by creating a new agency, the Consumer Financial Protection Bureau, or CFPB, with broad rulemaking, supervision and enforcement authority.

  •
  Require a variety of new capital rules.

  •
  Change the assessment base for federal deposit insurance.

  •
  Increase the minimum ratio of net worth to insured deposits of the DIF. This increase is generally expected to impose more deposit insurance cost on us and other institutions with assets of $10 billion or more.

  •
  Provide for new disclosure and other requirements relating to executive compensation and corporate governance.

  •
  Make permanent the $250,000 limit for federal deposit insurance and provide unlimited federal deposit insurance until January 1, 2013 for non-interest bearing demand transaction accounts at all insured depository institutions.

  •
  Repeal the federal prohibitions on the payment of interest on demand deposits.

  •
  Increase the examination and rule-making authority of the Federal Reserve.

  •
  Require companies, including thrift holding companies that directly or indirectly control an insured depository institution to serve as a source of financial strength to their depository institution subsidiaries.

  •
  Restrict proprietary trading by banks, bank holding companies and others, and their acquisition and retention of ownership interests in and sponsorship of hedge funds and private equity funds.

        Many aspects of the Dodd-Frank Act are subject to rulemaking and will take effect over several years, making it difficult to anticipate the overall financial impact on the Company and the financial services industry more generally. Provisions in the legislation that affect deposit insurance assessments and payment of interest on demand deposits could increase the costs associated with deposits. Provisions in the legislation that will impose new capital requirements on the Company could require the Company to seek additional sources of capital in the future.

        In addition, other proposals have been offered by the current administration, by members of Congress and international regulatory forums that, if enacted, may have significant and potentially adverse effects on the Company, the full impact of which is difficult to predict at this time. For additional discussion, see "Information About BankUnited, Inc.—Information About BankUnited, Inc.'s Business—Regulation and Supervision" on Page [    •    ].

  Results of Operations for the Post-Acquisition Periods

        The Company reported net income of $184.7 million for the year ended December 31, 2010 and $119.0 million for the period from April 28, 2009 (date of inception) through December 31, 2009.

  Net Interest Income

        The following table presents, for the periods indicated, information about (i) average balances, the total dollar amount of interest income from earning assets and the resultant average yields; (ii) average balances, the total dollar amount of interest expense on interest bearing liabilities and the resultant average rates; (iii) net interest income; (iv) the interest rate spread; and (v) the net interest margin. Nonaccrual and restructured loans are included in the average balances presented in this table; however, interest income foregone on nonaccrual loans is not included. Yields have been calculated on a pre-tax basis (dollars in thousands):

	Year Ended December 31, 2010			Period From May 22, 2009 to December 31, 2009
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate(1)
Assets:
Interest earning assets:
Investment securities available for sale	$472,033	$12,073	2.56%	$69,778	$1,999	4.71%
Mortgage-backed securities	2,419,460	112,189	4.64%	889,776	43,143	7.97%

Total investment securities available for sale	2,891,493	124,262	4.30%	959,554	45,142	7.73%
Other interest earning assets	640,506	1,958	0.31%	1,719,417	2,922	0.28%
Loans receivable	4,181,062	431,468	10.32%	4,754,739	287,460	9.92%

Total interest earning assets	7,713,061	557,688	7.23%	7,433,710	335,524	7.42%

Allowance for loan losses	(38,236)			(1,031)
Noninterest earning assets	3,513,839			4,026,356

Total assets	$11,188,664			$11,459,035
Liabilities and Equity:
Interest bearing liabilities:
Interest bearing deposits:
Interest bearing demand	$273,897	$1,981	0.72%	$183,416	$891	0.79%
Savings and money market	2,870,768	34,243	1.19%	2,153,446	25,578	1.94%
Time deposits	3,889,961	72,120	1.85%	5,506,320	31,360	0.93%

Total interest bearing deposits	7,034,626	108,344	1.54%	7,843,182	57,829	1.20%
Borrowings:
FHLB advances	2,244,601	59,784	2.66%	1,974,755	26,026	2.15%
Short term borrowings	7,812	72	0.92%	2,091	1	0.02%

Total interest bearing liabilities	9,287,039	168,200	1.81%	9,820,028	83,856	1.39%

Non interest bearing demand deposits	440,673			303,810
Other non-interest bearing liabilities	263,789			313,399

Total liabilities	9,991,501			10,437,237

Equity	1,197,163			1,021,798

Total liabilities and equity	$11,188,664			$11,459,035

Net interest income		$389,488			$251,668

Interest rate spread			5.42%			6.03%

Net interest margin			5.05%			5.58%

(1)
Annualized.

        Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest earning assets and liabilities, as well as changes in average interest rates, which are impacted by accretion of fair value adjustments recorded in conjunction with the Acquisition.

        The comparison of total interest income and total interest expense for the year ended December 31, 2010 to the period ended December 31, 2009 is also impacted by the different number of days in the comparative periods. The following table shows the effect that these factors had on the interest earned on our interest earning assets and the interest incurred on our interest bearing liabilities for the periods indicated. The effect of changes in volume is determined by multiplying the change in volume by the previous period's average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the previous period's volume. Changes applicable to both volume and rate have been allocated to volume (dollars in thousands):

	Year Ended December 31, 2010 Compared to Period Ended December 31, 2009
	Changes in Volume	Changes in Rate	Change due to Number of Days	Total Increase (Decrease)
Interest Income Attributable to
Investment securities available for sale	$6,846	$(1,501)	$4,729	$10,074
Mortgage-backed securities	54,767	(29,662)	43,941	69,046

Total investment securities available for sale	61,613	(31,163)	48,670	79,120
Other interest earning assets	(2,215)	495	756	(964)
Loans	(43,983)	18,999	168,992	144,008

Total interest income	15,415	(11,669)	218,418	222,164

Interest Expense Attributable to
Interest bearing demand deposits	$450	$(125)	$765	$1,090
Savings and money market deposit accounts	11,429	(15,992)	13,228	8,665
Time deposits	(38,087)	50,987	27,860	40,760

Total interest bearing deposits	(26,208)	34,870	41,853	50,515
FHLB advances	475	10,188	23,095	33,758
Short term borrowings	24	19	28	71

Total interest expense	(25,709)	45,077	64,976	84,344

Increase (decrease) in net interest income	$41,124	$(56,746)	$153,442	$137,820

Year ended December 31, 2010 compared to period from May 22, 2009 to December 31, 2009

        Net interest income was $389.5 million for the year ended December 31, 2010 and $251.7 million for the period ended December 31, 2009, for an increase of $137.8 million. The increase in net interest income was comprised of an increase in interest income of $222.1 million partially offset by an increase in interest expense of $84.3 million.

        On an annualized basis, net interest income was $389.5 million and $414.9 million for the year ended December 31, 2010 and period ended December 31, 2009, respectively. The decline of $25.4 million, or 6.1%, in annualized net interest income was comprised of an increase of $31.6 million in interest expense partly offset by an increase of $6.2 million in interest income.

        The increase in interest income on an annualized basis reflects increased interest income from investment securities partially offset by a decline in interest income from loans. The increase in interest income from investment securities resulted from an increase in average volume significantly mitigated by a decline in the average yield. The average yield on investment securities declined to 4.30% for the year ended December 31, 2010 from 7.73% for the period ended December 31, 2009. The decrease in average yield resulted primarily from new purchases reflecting lower general market rates of interest as well as the continued impact of a shift since the Acquisition in the type of securities purchased, including $1.2 billion of U.S. Government agency floating rate securities and $0.4 billion of non-mortgage asset-backed securities purchased as of December 31, 2010. The decline in interest income from loans is indicative of a decline in average volume resulting from pay-downs and resolutions, partially offset by an increase in the average yield to 10.32% for the year ended December 31, 2010 as compared to 9.92% for the period ended December 31, 2009. The increased yield reflects an increased yield on Covered Loans partially offset by the origination and purchase of new loans at lower prevailing market rates of interest. The average yield on loans originated and purchased since the Acquisition was 5.46% and 6.35% for the year ended December 31, 2010 and period ended December 31, 2009, respectively. The yield on Covered Loans increased to 10.66% for the year ended December 31, 2010 from 9.93% for the period ending December 31, 2009 due to an increase in projected cash flows from the covered ACI loans.

        Interest expense on deposits increased on an annualized basis by $14.1 million for the year ended December 31, 2010 due to lower accretion of fair market value adjustments on time deposits, partially mitigated by a shift in deposit mix toward lower rate products and a decline in market rates. Accretion of fair value adjustments on time deposits totaled $21.4 million for the year ended December 31, 2010 as compared to $79.9 million for the period ended December 31, 2009. The decline in accretion of fair value adjustments on time deposits is attributable to the maturity and continued run-off of acquired time deposits. The average rate paid on time deposits excluding the impact of accretion was 2.41% for the year ended December 31, 2010 and 3.32% for the period ended December 31, 2009. The decline in the adjusted average rate is attributable to lower prevailing rates. Interest expense on FHLB advances and other borrowings increased by $17.4 million on an annualized basis as a result of lower accretion of fair value adjustments, as well as increased volume of outstanding FHLB advances. Accretion of fair value adjustments on FHLB advances totaled $23.9 million for the year ended December 31, 2010 as compared to $25.1 million for the period ended December 31, 2009. Accretion decreased the average rate paid on FHLB advances by 115 and 228 basis points for the year ended December 31, 2010 and period ended December 31, 2009, respectively. The decline in accretion is due to the maturity and repayment of a portion of the advances outstanding at the Acquisition date, along with the difference in the number of days in the comparative periods.

        The net interest margin for the year ended December 31, 2010 was 5.05% as compared to 5.58% for the period ending December 31, 2009, a decline of 53 basis points. The average yield on interest earning assets declined by 19 basis points for the year ended December 31, 2010 as compared to the period ended December 31, 2009 while the average rate paid on interest bearing liabilities increased by 42 basis points, for a decline in the interest rate spread of 61 basis points. The decline in both net interest margin and interest rate spread resulted primarily from lower accretion of fair value adjustments, particularly on interest bearing liabilities, the origination and purchase of loans and investment securities at lower prevailing market rates of interest, and a shift in the composition of interest earning assets from loans to investment securities as discussed above.

                  Provision for Loan Losses

        Our determination of the amount of the allowance and corresponding provision for loan losses considers ongoing evaluations of the various segments of the Company's loan portfolio and of individually significant credits, levels of non-performing loans and charge-offs, statistical trends and economic and other relevant factors. See "Information About BankUnited, Inc.—Management's Discussion and Analysis of Financial Condition and Results of Operations—December 31, 2010—Analysis of the Allowance for Loan Losses" below on Page [    •    ] for more information about how we determine the appropriate level of the allowance.

                  Non-Interest Income

        The Company reported non-interest income of $297.8 million for the year ended December 31, 2010 and $253.6 million for the period from May 22, 2009 to December 31, 2009. The following table presents a comparison of the categories of non-interest income for the periods indicated (dollars in thousands):

	Year Ended December 31, 2010	Period From May 22, 2009 to December 31, 2009
Accretion of discount on FDIC indemnification asset	$134,703	$149,544
Income from resolution of Covered Assets, net	121,462	120,954
Net gain (loss) on indemnification asset resulting from net recoveries	17,736	(21,761)
FDIC reimbursement of costs of resolution of Covered Assets	29,762	8,095
Loss on sale of loans, net	(76,310)	(47,078)

Non-interest income from Covered Assets	227,353	209,754
Service charges on deposits and other fee income	8,606	4,923
Service charges on loans	1,961	1,840
Net loss on sale or exchange of investment securities available for sale	(998)	(337)
Mortgage insurance income	18,441	1,338
Settlement with the FDIC	24,055	—
Gain on extinguishment of debt	—	31,303
Other non-interest income	18,361	4,815

Total non-interest income	$297,779	$253,636

        The following table summarizes the pre-tax components of the gains and losses associated with the resolution of Covered Assets, plus the provision for loan losses on non-Covered Loans, for the year ended December 31, 2010 and period ended December 31, 2009 (dollars in thousands):

	Year Ended December 31, 2010			Period Ended December 31, 2009
	Transaction Income (Loss)	Net Gain (Loss) on Indemnification Asset Resulting From Net Recoveries	Net Impact on Earnings	Transaction Income (Loss)	Net Gain (Loss) on Indemnification Asset Resulting From Net Recoveries	Net Impact on Earnings
Provision for losses on Covered Loans	$(46,481)	$29,291	$(17,190)	$(21,287)	$14,433	$(6,854)
Provision for losses on non-Covered Loans	(4,926)	—	(4,926)	(1,334)	—	(1,334)

Total provision for loan losses	(51,407)	29,291	(22,116)	(22,621)	14,433	(8,188)

Income from resolution of Covered Assets, net	121,462	(84,138)	37,324	120,954	(88,801)	32,153
Net loss on sale of Covered Loans	(76,360)	57,747	(18,613)	(47,078)	37,600	(9,478)

	45,102	(26,391)	18,711	73,876	(51,201)	22,675

Loss on sale of OREO	(2,174)	1,932	(242)	(807)
Impairment of OREO	(16,131)	12,904	(3,227)	(21,055)

	(18,305)	14,836	(3,469)	(21,862)	15,007	(6,855)

Total	$(24,610)	$17,736	$(6,874)	$29,393	$(21,761)	$7,632

Year ended December 31, 2010 compared to period from May 22, 2009 to December 31, 2009

        For the year ended December 31, 2010 and the period from May 22, 2009 to December 31, 2009, non-interest income was significantly impacted by the effect of the Acquisition and the related Loss Sharing Agreements with the FDIC. Accretion of discount on the FDIC indemnification asset totaled $134.7 million for the year ended December 31, 2010 and $149.5 million for the period ended December 31, 2009. The decrease in accretion for the year ended December 31, 2010 as compared to the period ended December 31, 2009 was related to the decrease in the average balance of the indemnification asset as well as a decrease in the average discount rate during the period to 4.69% from 7.10%.

        When the Company recognizes gains or losses related to Covered Assets in its consolidated financial statements, changes in the estimated amount recoverable from the FDIC under the Loss Sharing Agreements with respect to those gains or losses are also reflected in the consolidated financial statements. The net impact on earnings before taxes of transactions related to Covered Assets, plus the provision for loan losses on non-Covered Loans, for the year ended December 31, 2010 and period ended December 31, 2009 was $(6.9) million and $7.6 million, respectively, as detailed in the table above.

        Additional impairment arising since the Acquisition related to Covered Loans is recorded in earnings through the provision for losses on Covered Loans. Under the terms of the Loss Sharing Agreements, the Company is entitled to recover from the FDIC a portion of losses on these loans; therefore, the discounted amount of additional expected cash flows from the FDIC related to these losses is recorded in non-interest income in the line item "Net gain (loss) on indemnification asset resulting from net recoveries" and reflected as a corresponding increase in the FDIC indemnification asset.

        Covered Loans may be resolved through repayment, foreclosure, short sale of the underlying collateral or, for the non-residential portfolio, charge-offs, or sale of the loans. The difference between consideration received in resolution of Covered Loans and the amount of projected losses from resolution of those loans as well as losses from permanent modifications of ACI loans accounted for in pools, is recorded in the income statement line item "Income from resolution of Covered Assets, net." Losses from the resolution or permanent modification of Covered Loans increase the amount recoverable from the FDIC under the Loss Sharing Agreements. Gains from the resolution of Covered Loans reduce the amount recoverable from the FDIC under the Loss Sharing Agreements. These additions to or reductions in amounts recoverable from the FDIC related to the resolution of Covered Loans are recorded in non-interest income in the line item "Net gain (loss) on indemnification asset resulting from net recoveries" and reflected as corresponding increases or decreases in the FDIC indemnification asset. For the year ended December 31, 2010 and the period ended December 31, 2009, ACI loans with a UPB of $1.9 billion and $1.4 billion were resolved, resulting in income of $121.5 million and $121.0 million, respectively.

        During the year ended December 31, 2010, Covered Loans with an UPB of $272.2 million and a carrying value of $143.5 million were sold on a non-recourse basis to third parties. During the period ended December 31, 2009, Covered Loans with an UPB of $275.0 million and a carrying value of $129.8 million were sold on a non-recourse basis to third parties. Losses on sale of $76.4 million and $47.1 million were recognized during the year ended December 31, 2010 and the period ending December 31, 2009, respectively. The amounts recoverable from the FDIC related to these losses were recorded as increases in the FDIC indemnification asset and corresponding increases in the non-interest income line item "Net gain (loss) on indemnification asset resulting from net recoveries" for the respective periods.

        The Company records impairment charges related to declines in the net realizable value of OREO properties subject to the Loss Sharing Agreements and recognizes additional gains or losses upon the eventual sale of such OREO properties. The estimated increase or reduction in amounts recoverable from the FDIC with respect to these gains and losses is reflected as an increase or decrease in the FDIC indemnification asset and in non-interest income in the line item "Net loss on indemnification asset resulting from net recoveries."

        Net gain (loss) on indemnification asset resulting from net recoveries of $17.7 million and $(21.8) million was recorded for the year ended December 31, 2010 and period ended December 31, 2009, respectively, representing the net change in the FDIC indemnification asset resulting from increases or decreases in cash flows estimated to be received from the FDIC related to the ultimate resolution of Covered Assets as discussed in the preceding paragraphs.

        For the year ended December 31, 2010 and the period ended December 31, 2009, non-interest income includes $29.8 million and $8.1 million, respectively, related to claims that were submitted to the FDIC for reimbursement of certain disbursements made by the Company with respect to resolution of Covered Assets.

        The Company prepaid FHLB advances with a principal balance of $2.7 billion during the period ended December 31, 2009. These advances had a carrying amount of $2.8 billion at the time of repayment. The Company recognized a gain of $31.3 million on this transaction.

        During the year ended December 31, 2010, the Company incurred net losses of $1.0 million on the sale or exchange of investment securities available for sale. The net loss included a loss related to an exchange of certain non-covered trust preferred securities for preferred stock of the same issuer to achieve higher returns and more favorable tax treatment. Based on the market value of the trust preferred securities at the time of the exchange, the Company recognized a gross realized loss of $2.8 million on the transaction.

        Mortgage insurance income represents mortgage insurance proceeds received with respect to Covered Loans in excess of the portion of losses on those loans that is recoverable from the FDIC. Mortgage insurance proceeds up to the amount of losses on Covered Loans reimbursable by the FDIC offsets amounts otherwise recoverable from the FDIC. The increase in mortgage insurance income for the year ended December 31, 2010 as compared to the period ended December 31, 2009 is a result of increased efforts by the Company to file and collect insurance claims.

        Non-interest income for the year ended December 31, 2010 includes approximately $24.1 million representing the settlement of a dispute with the FDIC associated with the valuation established on certain investment securities at Acquisition. The increase in other non-interest income for the year ended December 31, 2010 as compared to the period ended December 31, 2009 related primarily to an increase in fees earned by BankUnited Investment Services and an increase in loan modification incentives received under the U.S. Treasury HAMP program.

                  Non-Interest Expense

        The following table presents the components of non-interest expense for the periods indicated (dollars in thousands):

	Year Ended December 31, 2010	Period From May 22, 2009 to December 31, 2009
Employee compensation and benefits	$144,486	$62,648
Occupancy and equipment	28,692	20,121
Impairment of OREO	16,131	21,055
Foreclosure expense	30,669	18,042
Other real estate owned related expense	21,177	8,384
Change in value of FDIC warrant	21,832	1,704
Deposit insurance expense	13,899	11,850
Professional fees	14,677	14,854
Telecommunications and data processing	12,321	6,440
Other non-interest expense	19,436	8,920

	323,320	174,018
Loss on FDIC receivable	—	69,444
Acquisition related costs	—	39,800

Acquisition related expense	—	109,244

Total non-interest expense	$323,320	$283,262

Year ended December 31, 2010 compared to period from May 22, 2009 to December 31, 2009

        On an annualized basis, non-interest expense as a percentage of average assets was 2.9% for the year ended December 31, 2010 as compared to 4.0% for the period ended December 31, 2009. The decline was primarily attributable to non-recurring expenses related to the Acquisition that were incurred during the period ended December 31, 2009, reduced professional fees, lower occupancy costs, and lower deposit insurance assessments, partially offset by increased employee compensation and benefits cost, OREO and foreclosure expense and the change in value of the FDIC warrant.

        As is typical for financial institutions, employee compensation and benefits represents the single largest component of recurring non-interest expense. On an annualized basis, employee compensation and benefits increased by approximately $42.4 million, or 41.5%, for the year ended December 31, 2010 as compared to the period ended December 31, 2009. This increase resulted in part from continued enhancement of our management team and other personnel subsequent to the Acquisition. Employee compensation and benefits also included $36.2 million and $8.8 million for the year ended December 31, 2010 and period ended December 31, 2009, respectively, related to Time-based PIUs.

        On an annualized basis, occupancy and equipment expense decreased by approximately $4.1million, or 12.5%, for the year ended December 31, 2010 as compared to the period ended December 31, 2009. The decline in occupancy and equipment expense for the year ended December 31, 2010 resulted primarily from renegotiation of leases.

        Professional fees for the period ended December 31, 2009 included non-recurring legal and accounting fees related to certain litigation matters and formation of the Company.

        OREO expense, foreclosure expense and impairment of OREO remained at high levels during the year ended December 31, 2010 and the period ended December 31, 2009 due to continuing deterioration in home prices and the high volume of foreclosures. The rate of home price deterioration moderated to some extent during 2010, contributing to reduced impairment charges for the year ended

December 31, 2010 as compared to the period ended December 31, 2009. At December 31, 2010, approximately 4,700 units were in the foreclosure process, down from a peak of approximately 7,300 units in November of 2009.

        OREO losses and OREO related expenses for the post-Acquisition periods are substantially offset by non-interest income related to indemnification by the FDIC. During the year ended December 31, 2010 and the period ended December 31, 2009, non-interest expense includes approximately $49.7 million and $26.1 million, respectively, of disbursements subject to reimbursement under the loss sharing agreements. For those same periods, claims of $29.8 million and $8.1 million, respectively, were submitted to the FDIC for reimbursement. As of December 31, 2010, $28.5 million of disbursements remain to be submitted for reimbursement from the FDIC in future periods.

        The change in value of the FDIC warrant related to the adjustment of the warrant liability to the guaranteed value negotiated with the FDIC.

        The primary components of other non-interest expense are promotion and advertising, the cost of regulatory examinations, and general office expense.

                  Income Taxes

        The provision for income taxes for the year ended December 31, 2010 and period ended December 31, 2009 was $127.8 million and $80.4 million, respectively. The Company's effective tax rate was 40.9% and 40.3% for the year ended December 31, 2010 and period ended December 31, 2009. The Company's effective tax rate differed from the statutory federal tax rate of 35.0% primarily due to the effect of state income taxes and compensation expense related to PIUs. At December 31, 2010 and December 31, 2009, the Company had net deferred tax liabilities of $4.6 million and net deferred tax assets of $22.5 million, respectively. Based on an evaluation of the ultimate realization of deferred tax assets considering the availability of tax loss carry-backs, future taxable income that will result from reversal of existing taxable temporary differences, including negative goodwill recognized for tax purposes, and taxable income expected to be generated from future operations in light of the Company's current level of profitability, we have concluded it is more likely than not that the deferred tax assets will be realized.

  Balance Sheet Analysis for the Post-Acquisition Periods

        Average interest earning assets increased $279.4 million to $7.7 billion for the year ended December 31, 2010 from $7.4 billion for the period ended December 31, 2009. This increase was driven primarily by an increase in the average balance of investment securities resulting from continued deployment of cash acquired in the Acquisition as well as cash generated from loan resolutions and from reimbursements under the Loss Sharing Agreements. Average non-interest earning assets declined by $512.5 million, largely attributable to the decrease in the FDIC indemnification asset.

        Average interest bearing liabilities decreased by $533.0 million to $9.3 billion for the year ended December 31, 2010 from $9.8 billion for the period ended December 31, 2009, reflecting a decrease in average interest-bearing deposits partially offset by an increase in outstanding FHLB advances. The reduction in outstanding interest-bearing deposits resulted from a reduction in rates offered and a shift in emphasis away from rate sensitive time deposits. Average non-interest bearing liabilities increased by $87.3 million, primarily as a result of an increase in non-interest bearing demand deposits. Average equity increased by $175.4 million, primarily due to earnings.

                  Investment Securities Available for Sale

        The following table shows the amortized cost and fair value of our investment securities as of the dates indicated. All of our investment securities are classified available for sale (dollars in thousands):

	At December 31, 2010		At December 31, 2009
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. Treasury securities	$—	$—	$10,066	$10,072
U.S. Government agency and sponsored enterprise residential mortgage-backed securities	1,282,757	1,290,910	1,288,277	1,288,643
Resecuritized real estate mortgage investment conduits ("Re-Remics")	599,682	612,631	478,731	475,003
Private label residential mortgage backed securities and CMO's	320,096	382,920	319,765	366,508
Non mortgage asset-backed securities	407,158	408,994	30,000	30,000
Mutual funds and preferred stocks	136,489	138,535	43,344	43,523
State and municipal obligations	22,898	22,960	22,964	23,106
Small Business Administration securities	62,831	62,891	—	—
Other debt securities	3,695	6,761	3,581	6,288

Total investment securities available for sale	$2,835,606	$2,926,602	$2,196,728	$2,243,143

        Our available for sale securities portfolio consists of the securities acquired in the Acquisition (the "acquired securities") and those purchased by us subsequent to the Acquisition. Investment securities increased by $1.7 billion, from $0.5 billion at May 21, 2009, to $2.2 billion at December 31, 2009 and by an additional $0.7 billion, to $2.9 billion, at December 31, 2010. Purchases of investment securities totaled $1.5 billion and $1.8 billion for the year ended December 31, 2010 and period ended December 31, 2009, respectively, offset by pay-downs, maturities and sales of $0.9 billion and $0.2 billion, respectively.

        The following tables show, as of December 31, 2010 and December 31, 2009, the breakdown of Covered and non-Covered Securities in the Company's investment portfolio (dollars in thousands):

	December 31, 2010
	Covered Securities				Non-Covered Securities
		Gross Unrealized				Gross Unrealized
	Amortized Cost				Amortized Cost
		Gains	Losses	Fair Value		Gains	Losses	Fair Value
U.S. Government agency and sponsored enterprise residential mortgage-backed securities	$—	$—	$—	$—	$1,282,757	$11,411	$(3,258)	$1,290,910
Resecuritized real estate mortgage investment conduits ("Re-Remics")	—	—	—	—	599,682	14,054	(1,105)	612,631
Private label residential mortgage backed securities and CMO's	181,337	61,679	(1,726)	241,290	138,759	2,906	(35)	141,630
Non mortgage asset-backed securities	—	—	—	—	407,158	1,908	(72)	408,994
Mutual funds and preferred stocks	16,382	57	(922)	15,517	120,107	3,402	(491)	123,018
State and municipal obligations	—	—	—	—	22,898	101	(39)	22,960
Small Business Administration securities	—	—	—	—	62,831	191	(131)	62,891
Other debt securities	3,695	3,066	—	6,761	—	—	—	—

Total	$201,414	$64,802	$(2,648)	$263,568	$2,634,192	$33,973	$(5,131)	$2,663,034

	December 31, 2009
	Covered Securities				Non-Covered Securities
		Gross Unrealized				Gross Unrealized
	Amortized Cost				Amortized Cost
		Gains	Losses	Fair Value		Gains	Losses	Fair Value
U.S. Treasury securities	$—	$—	$—	$—	$10,066	$6	$—	$10,072
U.S. Government agency and sponsored enterprise residential mortgage-backed securities	—	—	—	—	1,288,277	3,581	(3,215)	1,288,643
Resecuritized real estate mortgage investment conduits ("Re-Remics")	—	—	—	—	478,731	1,007	(4,735)	475,003
Private label residential mortgage backed securities and CMO's	201,149	51,285	(480)	251,954	118,616	—	(4,062)	114,554
Non mortgage asset-backed securities	—	—	—	—	30,000	—	—	30,000
Mutual funds and preferred stocks	18,094	338	(698)	17,734	25,250	661	(122)	25,789
State and municipal obligations	—	—	—	—	22,964	143	(1)	23,106
Other debt securities	3,331	2,707	—	6,038	250	—	—	250

Total	$222,574	$54,330	$(1,178)	$275,726	$1,974,154	$5,398	$(12,135)	$1,967,417

        Covered Securities include private label mortgage-backed securities and mortgage-backed security mutual funds, trust preferred collateralized debt obligations, Agency preferred stocks, and corporate securities covered under the non-residential Loss Sharing Agreement. BankUnited will be reimbursed 80%, or 95% if cumulative losses exceed the $4.0 billion stated threshold, of realized losses, other than temporary impairments, and reimbursable expenses associated with the Covered Securities. BankUnited must pay the FDIC 80%, or 95% if cumulative losses are greater than the stated threshold, of realized gains and other-than-temporary impairment recoveries. To date, the Company has not submitted any claims for reimbursement related to the Covered Securities.

        The following table shows the composition, as of December 31, 2010, of securities added to the portfolio since the Acquisition (dollars in millions):

Fair Value
U.S. Government agency and sponsored enterprise residential mortgage-backed securities	$1,175,016
Resecuritized real estate mortgage investment conduits ("Re-Remics")	612,631
Private label residential mortgage backed securities and CMO's	141,630
Non mortgage asset-backed securities	408,994
Mutual funds and preferred stocks	123,018
State and municipal obligations	18,861
Small business administration securities	62,891

Total	$2,543,041

        The following table shows the scheduled maturities adjusted for anticipated prepayments of mortgage-backed and other pass through securities, carrying values and current yields for our investment portfolio as of December 31, 2010. Yields on tax-exempt securities have been calculated on a pre-tax basis (dollars in thousands):

	Within One Year		After One Year Through Five Years		After Five Years Through Ten Years		After Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
U.S. Government agency and sponsored enterprise residential mortgage-backed securities	$270,174	1.74%	$607,571	1.62%	$291,397	1.63%	$121,768	1.62%	$1,290,910	1.65%
Resecuritized real estate mortgage investment conduits ("Re-Remics")	206,020	4.96%	370,232	4.39%	36,379	4.51%	—	612,631	4.59%
Private label residential mortgage backed securities and CMO's	106,837	6.30%	174,534	7.63%	60,952	10.16%	40,597	10.68%	382,920	7.99%
Non mortgage asset-backed securities	195,042	2.04%	174,414	2.26%	18,176	2.80%	21,362	2.36%	408,994	2.18%
State and municipal obligations	6,858	0.20%	15,512	2.15%	274	6.96%	316	3.82%	22,960	1.65%
Small Business Administration securities	6,290	2.81%	19,465	2.91%	22,751	2.96%	14,385	3.10%	62,891	2.96%
Other debt securities	—		—		—		6,761	15.75%	6,761	15.75%

	$791,221	3.26%	$1,361,728	3.25%	$429,929	3.20%	$205,189	4.06%	$2,788,067	3.31%

Mutual funds and preferred stocks with no scheduled maturity									138,535	7.58%

Total investment securities available for sale									$2,926,602	3.39%

        The effective duration of the mortgage-backed securities portfolio as of December 31, 2010 is 1.0 years.

        We evaluate the credit quality of individual securities in the portfolio quarterly to determine whether any of the investments in unrealized loss positions are other-than-temporarily impaired. This evaluation considers the duration and severity of impairment; collateral values and levels of subordination or over-collateralization; collateral performance; the credit rating, earnings performance and business prospects of the issuer and other relevant factors. We may consider factors that raise significant concerns about an issuer's ability to continue as a going concern such as negative cash flows from operations, working capital deficiencies, or non-compliance with statutory capital requirements or debt covenants. We may also consider adverse changes in the regulatory or economic environment as well as significant adverse changes in general market conditions of the geographic area or the industry in which individual issuers operate. We consider both our intent to sell investment securities and whether it is more likely than not that we will be required to sell the securities prior to recovery of amortized cost basis, which might be until maturity for debt securities or for a reasonable forecasted period of recovery for equity securities.

        No securities were determined to be other-than-temporarily impaired during the year ended December 31, 2010 or the period ended December 31, 2009. Approximately 91.4% of the securities purchased since the Acquisition are agency-backed or currently rated AAA. At December 31, 2010, securities in unrealized loss positions included U.S. Government agency and sponsored enterprise mortgage-backed securities with total unrealized losses of $3.3 million, private label residential mortgage backed securities and collateralized mortgage obligations, or "CMO's," with total unrealized losses of $1.8 million, Re-Remics with total unrealized losses of $1.1 million, mutual funds and preferred stocks with total unrealized losses of $1.4 million and other securities in unrealized loss positions totaling $0.2 million. At December 31, 2009, securities in significant unrealized loss positions included U.S. Government agency mortgage-backed securities with total unrealized losses of $3.2 million, Re-Remics with total unrealized losses of $4.7 million, private label residential mortgage backed securities and CMO's with total unrealized losses of $4.5 million and mutual funds and preferred stocks with total unrealized losses of $0.8 million. All of these securities had been in unrealized loss positions for less than twelve months at December 31, 2010 and at December 31, 2009.

        The timely repayment of principal and interest on the U.S. Government agency and sponsored enterprise mortgage-backed securities is either explicitly or implicitly guaranteed by the full faith and credit of the U.S. Government. Management engaged a third party to perform projected cash flow analyses of the private-label mortgage-backed securities and Re-Remics, incorporating CUSIP level collateral default rate, voluntary prepayment rate, severity and delinquency assumptions. Based on the results of this analysis, no credit losses were projected. We do not intend to sell these securities and it is not more likely than not that we will be required to sell them before recovery of their amortized cost basis. Given the expectation of timely repayment of principal and the limited duration and severity of impairment, we concluded that none of the debt securities were other-than-temporarily impaired. Given the results of our analysis of the underlying issuers and the limited duration and severity of impairment, we considered the impairment of the equity securities to be temporary.

        As a member institution of the Federal Home Loan Bank of Atlanta, BankUnited is required to own capital stock in the FHLB. No market exists for this stock, and the Bank's investment can be liquidated only through repurchase by the FHLB. During the year ended December 31, 2010, $25.9 million of FHLB stock was redeemed at par. The Company monitors its investment in FHLB stock for impairment through review of recent financial results, dividend payment history and information from credit agencies. As of December 31, 2010, management had not identified any indicators of impairment of FHLB stock.

                  Loan Portfolio

        The loan portfolio comprises the Company's primary interest-earning asset. At December 31, 2010 and December 31, 2009, respectively, 92.3% and 98.4% of real estate loans and 86.3% and 97.3% of total loans were Covered Loans. The following table shows the composition of the Company's loan portfolio and the breakdown of the portfolio between covered ACI loans, covered non-ACI loans and non-Covered Loans at the dates indicated (dollars in thousands):

	December 31, 2010					December 31, 2009
	Covered Loans					Covered Loans
			Non- Covered Loans	Total Loans	% of Total			Non- Covered Loans	Total Loans	% of Total
	ACI	Non-ACI				ACI	Non-ACI
Real Estate Loans:
1-4 single family residential	$2,421,016	$151,945	$113,439	$2,686,400	67.5%	$3,306,306	$184,669	$43,110	$3,534,085	76.0%
Home equity loans and lines of credit	98,599	206,797	2,255	307,651	7.7%	113,578	215,591	1,615	330,784	7.1%
Multi-family	73,015	5,548	34,271	112,834	2.8%	71,321	4,971	700	76,992	1.7%
Commercial real estate	299,068	33,938	118,857	451,863	11.4%	363,965	39,733	24,460	428,158	9.2%
Construction	8,267	—	8,582	16,849	0.4%	44,812	377	—	45,189	1.0%
Land	48,251	170	1,873	50,294	1.3%	43,903	173	—	44,076	0.9%

Total	2,948,216	398,398	279,277	3,625,891	91.1%	3,943,885	445,514	69,885	4,459,284	95.9%

Other Loans:
Commercial and industrial	49,731	30,139	213,626	293,496	7.4%	81,765	48,635	51,565	181,965	3.9%
Lease financing	—	—	52,960	52,960	1.3%	—	—	—	—	0.0%
Consumer	4,403	—	3,056	7,459	0.2%	7,065	—	3,151	10,216	0.2%

Total	54,134	30,139	269,642	353,915	8.9%	88,830	48,635	54,716	192,181	4.1%

Total loans	3,002,350	428,537	548,919	3,979,806	100.0%	4,032,715	494,149	124,601	4,651,465	100.0%

Unearned discount and deferred fees and costs, net	—	(34,840)	(10,749)	(45,589)		—	(39,986)	40	(39,946)

Loans net of discount and deferred fees and costs	3,002,350	393,697	538,170	3,934,217		4,032,715	454,163	124,641	4,611,519
Allowance for loan losses	(39,925)	(12,284)	(6,151)	(58,360)		(20,021)	(1,266)	(1,334)	(22,621)

Loans, net	$2,962,425	$381,413	$532,019	$3,875,857		$4,012,694	$452,897	$123,307	$4,588,898

                  Residential Mortgages

        The portfolio contains option ARM, "no-doc" or "reduced-doc" and wholesale production loans originated by the Failed Bank prior to the Acquisition. All of these loans are Covered Loans; therefore, the Company's exposure to future losses on these mortgage loans is mitigated by the Loss Sharing Agreements as well as by the fair value basis recorded in these loans resulting from the application of acquisition accounting. Loans secured by residential real estate have consistently represented the majority of the total loan portfolio. The Covered Loan portfolio includes Covered Loans which have been modified by us under HAMP, or other loan modification programs.

        The non-covered residential loan portfolio includes loans originated and purchased post-Acquisition. Subsequent to the Acquisition, we shut down the broker origination channel of the Failed Bank and we launched our retail-focused origination platform at the end of 2009. We currently originate residential mortgage loans with terms ranging from 10 to 40 years, with either fixed or adjustable interest rates, primarily to customers in the state of Florida. Newly originated residential mortgage loans are primarily closed-end first lien loans for the purchase or re-finance of owner occupied property. At December 31, 2010, $28.9 million, or 25.6%, of our non-Covered one-to-four single family residential loan portfolio were originated loans. Significantly all of our newly originated residential mortgage loans are not refinancings of Covered Loans.

        We have decided to purchase loans to supplement our nascent mortgage origination platform and to geographically diversify our loan portfolio given the current credit environment of the non-agency mortgage market in Florida. At December 31, 2010, $84.5 million, or 74.4%, of our non-Covered residential loan portfolio were purchased loans.

        One-to-four single family residential mortgages totaled $2.7 billion, or 67.5%, of the portfolio and $3.5 billion, or 76.0%, of the portfolio at December 31, 2010 and December 31, 2009, respectively. The decline in this portfolio segment subsequent to the Acquisition, both in total and as a percentage of loans, is primarily a result of the resolution of Covered Loans and transfers to OREO.

        The following table presents a breakdown of the 1-4 single family residential mortgage portfolio categorized between fixed rate and adjustable rate mortgages at the dates indicated (dollars in thousands):

	December 31, 2010				December 31, 2009
	Covered Loans	Non- Covered Loans	Total	% of Total	Covered Loans	Non- Covered Loans	Total	% of Total
1-4 Fixed rate loans	$653,814	$72,067	$725,881	27.0%	$645,871	$42,577	$688,448	19.5%
ARM Loans	1,919,147	41,372	1,960,519	73.0%	2,845,104	533	2,845,637	80.5%

Total(1)	$2,572,961	$113,439	$2,686,400	100.0%	$3,490,975	$43,110	$3,534,085	100.0%

(1)
Before deferred fees and costs, unearned discounts, premiums and the allowance for loan losses.

        Included in ARM loans above are payment option ARMs representing 32.1% and 46.8% of total one-to-four single family residential loans outstanding as of December 31, 2010 and 2009, respectively. All of the option ARMs are Covered Loans.

        At December 31, 2010 and 2009, based on unpaid principal balance, the majority of the 1-4 single family residential loans outstanding were to customers domiciled in the following states (dollars in thousands):

	December 31, 2010		December 31, 2009
	Amount	%	Amount	%
Florida	$3,772,764	57.9%	$4,663,822	56.8%
California	451,578	6.9%	667,672	8.1%
New Jersey	381,198	5.8%	466,007	5.7%
Illinois	377,975	5.8%	459,755	5.6%
Arizona	256,979	3.9%	400,096	4.9%
Others	1,280,379	19.7%	1,547,180	18.9%

	$6,520,873	100.0%	$8,204,532	100.0%

        No other state represented borrowers with more than 4% of 1-4 single family residential loans outstanding at December 31, 2010.

                  Other Loans

        Other loans include commercial real estate, commercial and consumer loans.

        Commercial real estate loans include term loans secured by income producing properties including rental apartments, industrial properties, retail shopping centers, office buildings and hotels as well as real estate secured lines of credit and acquisition, development and construction loans. Commercial real estate loans typically have shorter repayment periods and reprice more frequently than 1-4 single family residential loans. The Company's underwriting standards generally provide for loan terms of five years, with amortization schedules of no more than twenty-five years. Loan to value, or LTV, ratios are typically limited to no more than 80%. In addition, the Company usually obtains personal guarantees of the principals as additional security for most commercial real estate loans.

        Commercial loans are typically made to growing companies and middle market businesses and include equipment loans, working capital lines of credit, asset-backed loans, acquisition finance credit facilities, lease financing and Small Business Administration product offerings. These loans may be structured as term loans, typically with maturities of five years or less, or revolving lines of credit which typically mature annually.

        Since the Acquisition, management's loan origination strategy has been more heavily focused on the commercial and commercial real estate portfolio segments, which collectively comprise 78.4% of loans originated or purchased since the Acquisition as of December 31, 2010. In addition, significantly all of our newly originated loans are not refinancings of Covered Loans.

        Consumer loans include loans secured by certificates of deposit, auto loans, demand deposit account overdrafts and unsecured personal lines of credit.

        The following table sets forth, as of December 31, 2010, the anticipated repayments of our loan portfolio by category, based on UPB. Anticipated repayments are based on contractual maturities adjusted for an estimated rate of prepayments and defaults based on historical trends, current interest rates, types of loans and refinance patterns (dollars in thousands):

	Due in
	One Year or Less	After One Through Five Years	After Five Years	Total
Real Estate Loans:
1-4 single family residential	$953,036	$3,520,737	$2,047,100	$6,520,873
Home equity loans and lines of credit	68,718	185,407	168,574	422,699
Multi-family	24,467	119,750	4,308	148,525
Commercial real estate	83,619	475,614	45,878	605,111
Construction	10,825	16,208	6,732	33,765
Land	35,785	45,095	241	81,121

Total real estate loans	1,176,450	4,362,811	2,272,833	7,812,094

Other Loans
Commercial	82,255	180,315	36,850	299,420
Consumer	3,655	4,007	1,076	8,738
Lease financing	15,528	35,386	2,046	52,960

Total other loans	101,438	219,708	39,972	361,118

Total loans	$1,277,888	$4,582,519	$2,312,805	$8,173,212

        The following table shows the distribution of UPB of those loans that mature in more than one year between fixed and adjustable interest rate loans as of December 31, 2010 (dollars in thousands):

	Interest Rate Type
	Fixed	Adjustable	Total
Real Estate Loans
1-4 single family residential	$1,254,886	$4,312,951	$5,567,837
Home equity loans and lines of credit	40,331	313,650	353,981
Multi-family	49,788	74,270	124,058
Commercial real estate	261,863	259,629	521,492
Construction	669	22,271	22,940
Land	6,466	38,870	45,336

Total real estate loans	1,614,003	5,021,641	6,635,644

Other Loans
Commercial	39,049	178,116	217,165
Lease financing	37,432	—	37,432
Consumer	3,579	1,504	5,083

Total other loans	80,060	179,620	259,680

Total loans	$1,694,063	$5,201,261	$6,895,324

  Asset Quality

        We recognize that developing and maintaining a strong credit culture is paramount to the success of the Company. We have established a credit risk management framework and put in place an experienced team to lead the workout and recovery process for the commercial and commercial real estate portfolios. We have also implemented a dedicated internal loan review function that reports directly to our Audit Committee. We have an experienced resolution team in place for covered residential mortgage loans, and have implemented outsourcing arrangements with industry leading firms in certain areas such as OREO resolution.

        Loan performance is monitored by our credit, workout and recovery and loan review departments. Commercial and commercial real estate loans are regularly reviewed by our internal loan review department. The Company utilizes an asset risk classification system as part of its efforts to monitor and improve commercial asset quality. Borrowers with credit weaknesses that may jeopardize collectability will likely demonstrate one or more of the following: payment defaults, frequent overdrafts, operating losses, increasing balance sheet leverage, inadequate cash flow, project cost over-runs, unreasonable construction delays, exhausted interest reserves, past due real estate taxes or declining collateral values. Generally, a loan with one or more of these identified weaknesses will be classified substandard. Loans that have credit weaknesses that render collection or liquidation in full highly questionable or improbable based on current circumstances are classified doubtful. Loans exhibiting potential credit weaknesses that deserve management's close attention and that if left uncorrected may result in deterioration of the repayment capacity of the borrower are categorized as special mention.

                  Non-Covered Loans

        At December 31, 2010, twenty non-Covered commercial loans aggregating $9.0 million were rated special mention and twelve non-Covered commercial loans aggregating $5.9 million were classified substandard. At December 31, 2009, no non-Covered commercial loans were rated special mention and none were adversely classified.

        There were no delinquencies in the non-covered residential mortgage or home equity loan portfolios as of December 31, 2010 or December 31, 2009.

        The majority of our non-covered residential mortgage portfolio consists of purchased loans. The credit parameters for purchasing loans are similar to the underwriting guidelines in place for our mortgage origination platform. For purchasing seasoned loans, good payment history is needed. In general, we purchase performing jumbo mortgage pools which have average FICO scores above 700, primarily are owner-occupied and full documentation, and have a current LTV less than 80%. We perform due diligence on the purchased loans for credit, compliance, counterparty, payment history and property valuation.

        At December 31, 2010, the purchased loan portfolio had the following characteristics: 56.9% were fixed rate loans, 90.7% were full documentation and had an average FICO score of 754 and average LTV of 71.8%. The majority of this portfolio was owner-occupied, with 88.5% primary residence and 11.5% second homes. In terms of vintage, 14.0% of the portfolio was originated pre 2007, 5.4% in 2007, 48.9% in 2008, 19.2% in 2009 and 12.6% in 2010.

        Similarly, the originated loan portfolio had the following characteristics at December 31, 2010: 83.9% were fixed rate loans, 100% were full documentation and had an average FICO score of 780 and average LTV of 62.1%. The majority of this portfolio was owner-occupied, with 94.2% primary residence and 5.8% second home. In terms of vintage, 18.4% of the portfolio was originated in 2009 and 81.6% in 2010.

        Delinquent consumer loans in the originated portfolio were insignificant as of December 31, 2010 and December 31, 2009.

                  Covered Loans

        Covered Loans consist of both ACI loans and non-ACI loans. At December 31, 2010, ACI loans totaled $3.0 billion and non-ACI loans totaled $0.4 billion. Covered 1-4 single family residential loans were placed into homogenous pools at Acquisition and the ongoing credit quality and performance of these loans is monitored on a pool basis. At Acquisition, the fair value of the pools was measured based on the expected cash flows to be derived from each pool. Initial cash flow expectations incorporated significant assumptions regarding prepayment rates, frequency of default and loss severity. For ACI pools, the difference between total contractual payments due and the cash flows expected to be received at Acquisition was recognized as non-accretable difference. The excess of expected cash flows over the recorded fair value of each ACI pool at Acquisition, known as the accretable yield, is being recognized as interest income over the life of each pool. We monitor the pools quarterly to determine whether any material changes have occurred in expected cash flows that would be indicative of impairment or necessitate reclassification between non-accretable difference and accretable yield. Generally, improvements in expected cash flows less than 1% of the expected cash flows from a pool are not recorded. This threshold may be revised as we gain greater experience. Generally, commercial and commercial real estate loans are monitored individually due to their size and other unique characteristics.

        Residential mortgage loans, including home equity loans, comprised 87.8% of the UPB of the acquired loan portfolio at the Acquisition date. We performed a detailed analysis of the portfolio to determine the key loan characteristics influencing performance. Key characteristics influencing the performance of the residential mortgage portfolio, including home equity loans, were determined to be delinquency status; product type, in particular, amortizing as opposed to option ARM products; current indexed LTV ratio; and original FICO score. The ACI loans in the residential mortgage portfolio were grouped into ten homogenous static pools based on these characteristics, and the non-ACI residential loans were grouped into two homogenous static pools. There were other variables which we initially expected to have a significant influence on performance and which were considered in our analysis;

however, the results of our analysis demonstrated that their impact was less significant after controlling for current indexed LTV, product type, and FICO score. Therefore, these additional factors were not used in grouping the covered residential loans into pools and are not used in monitoring ongoing asset quality of the pools. The factors we considered but determined not to be significant included the level and type of documentation required at origination, i.e., whether a loan was originated under full documentation, reduced documentation, or no documentation programs; occupancy, defined as owner occupied vs. non-owner occupied collateral properties; geography; and vintage, i.e., year of origination.

        1-4 single family residential non-ACI loans had an aggregate UPB of $212.8 million as of May 21, 2009. As of December 31, 2010, 28.6% of the UPB had been repaid, demonstrating the intent and ability of borrowers in this group to satisfy their mortgage obligations.

        At December 31, 2010, 27.2% of the total UPB of the covered 1-4 single family residential loans was contractually delinquent by 60 days or more. However, future losses to the Company related to these loans are significantly mitigated by the Loss Sharing Agreements with the FDIC.

        Covered home equity loans and lines of credit had a carrying amount of $305.4 million at December 31, 2010, including ACI loans of $98.6 million and non-ACI loans of $206.8 million. At December 31, 2010, 12.3% of covered home equity loans and lines of credit were 60 days or more contractually delinquent. Of the ACI home equity portfolio, 19.0% was 60 days or more contractually delinquent while 5.7% of the non-ACI portfolio was 60 days or more delinquent. Losses related to these loans are significantly mitigated by the Loss Sharing Agreements.

        Commercial and other Covered Loans were stratified at Acquisition based primarily on product/collateral type and delinquency status. Ongoing asset quality of significant commercial and commercial real estate loans is monitored on an individual basis through the Company's regular credit review and risk rating process. Homogenous groups of smaller balance commercial and consumer loans are monitored collectively.

        At December 31, 2010, non-ACI commercial and other loans had an aggregate UPB of $30.1 million and a carrying value, net of discounts of $28.5 million. Non-ACI commercial and other loans had an aggregate UPB of $48.6 million at December 31, 2009. The majority of these loans were rated "pass" or "good" at December 31, 2010 and December 31, 2009 and the portfolio segment has limited delinquency history. At December 31, 2010, 31 loans with a carrying value totaling $12.7 million were rated special mention and 47 loans with a carrying value totaling $8.7 million were rated substandard.

                  Impaired Loans and Non-Performing Assets

        Non-performing assets consist of (i) non-accrual loans, including loans that have been restructured and placed on nonaccrual status because of deterioration in the financial condition of the borrower, (ii) accruing loans that are more than 90 days contractually past due as to interest or principal, excluding ACI loans, and (iii) OREO. Impaired loans also include ACI loans for which expected cash flows have been revised downward since Acquisition. Because of discount accretion, these loans have not been classified as nonaccrual loans and we do not consider them to be non-performing assets. As of December 31, 2010 and December 31, 2009, substantially all of the nonaccrual loans and all of the OREO are Covered Assets. Five commercial loans originated since the Acquisition with a balance of approximately $3.2 million were on nonaccrual status at December 31, 2010. There are no other loans originated since the Acquisition that fall within these categories. The Company's exposure to loss related to Covered Assets is significantly mitigated by the Loss Sharing Agreements with the FDIC and by the fair value basis recorded in these loans resulting from the application of acquisition accounting.

        The following table summarizes the Company's impaired loans and other non-performing assets at the dates indicated (dollars in thousands):

	December 31, 2010	December 31, 2009
Nonaccrual loans
Real Estate Loans
1-4 single family residential	$9,585	$14,495
Home equity loans and lines of credit	10,817	2,726
Multi-family	200	—
Commercial real estate	75	—
Construction	—	—
Land	—	—

Total real estate loans	20,677	17,221
Other loans
Commercial	5,106	150
Consumer	—	—

Total commercial and consumer loans	5,106	150

Total nonaccrual loans	25,783	17,371
Non-Covered and non-ACI loans 90 days or more past due still accruing	—	—

Total non-performing loans	25,783	17,371
OREO	206,680	120,110

Total non-performing assets	232,463	137,481
Impaired ACI loans on accrual status	262,130	567,253

Total impaired loans and non-performing assets	$494,593	$704,734

Non-performing loans to total loans(1)	0.66%	0.38%
Nonperforming assets to total assets	2.14%	1.24%
Allowance for loan losses to total loans(1)	1.48%	0.49%
Allowance for loan losses to non-performing loans	226.35%	130.22%
Net charge-offs to average loans	0.37%	0.00%

(1)
Total loans for purposes of calculating these ratios is net of unearned discounts and deferred fees and costs.

        At December 31, 2010 and December 31, 2009, substantially all of the nonaccrual loans consist of non-ACI loans that have been placed on nonaccrual status. Contractually delinquent ACI loans are not reflected as nonaccrual loans because the discount continues to be accreted. Discount accretion continues to be recorded as there continues to be an expectation of future cash flows in excess of carrying amount from these loans. The carrying value of ACI loans contractually delinquent by more than 90 days but still accruing was $0.7 billion and $1.2 billion at December 31, 2010 and December 31, 2009, respectively.

        Non-performing assets reported for the post-Acquisition periods are substantially lower than non-performing assets for the pre-Acquisition periods primarily due to the recording of these assets at their fair value in conjunction with the application of acquisition accounting and the fact that ACI loans are no longer reflected as nonaccrual loans as discussed above. The lower ratio of the allowance for loan losses to total loans at dates subsequent to the Acquisition is a direct result of the fact that no allowance was initially recorded with respect to the acquired loans. Rather, the estimated fair value at which these loans were initially recorded incorporated significant assumptions related to credit quality and default probabilities. Due to the foregoing factors, the ratios presented in the table above may lack comparability to those of our peers.

        Except for ACI loans, loans are placed on nonaccrual status when (i) management has determined that full payment of all contractual principal and interest is in doubt, or (ii) the loan is past due 90 days or more as to principal and/or interest, unless the loan is well-secured and in the process of collection. Residential and consumer loans not accounted for in pools are returned to accrual status as of the date the loan is no longer delinquent in excess of 90 days and ultimate collectability is assured. Commercial real estate and commercial loans are returned to accruing status only after all past due principal and interest have been collected. Except for ACI loans accounted for in pools, loans that are the subject of troubled debt restructurings are placed on nonaccrual status at the time of the modification unless the borrower has no history of missed payments for six months prior to the restructuring. If borrowers perform pursuant to the modified loan terms for at least six months and the remaining loan balances are considered collectable, the loans are returned to accrual status. Interest income foregone on nonaccrual loans amounted to $0.6 million for the year ended December 31, 2010 and to $0.6 million for period ended December 31, 2009. Interest income reversed due to loans being placed on nonaccrual status amounted to $175.6 thousand and $77.0 thousand for the year ended December 31, 2010 and period ending December 31, 2009, respectively.

        A loan modification is considered a troubled debt restructuring if the Company, for economic or legal reasons related to the borrower's financial difficulties, grants a concession to the borrower that the Company would not otherwise grant. These concessions may take the form of temporarily or permanently reduced interest rates, payment abatement periods, extensions of maturity, or in some cases, partial forgiveness of principal. Under generally accepted accounting principles, modified ACI loans accounted for in pools are not considered troubled debt restructurings and are not separated from their respective pools when modified. As of December 31, 2010, there were three commercial ACI relationships with a total carrying value of $2.4 million that were the subject of troubled debt restructurings. There were no non-ACI loans or non-Covered Loans that were the subject of troubled debt restructurings.

        Commercial and commercial real estate loans are charged off when, in management's judgment, the carrying amount of the loan is not collectible. Residential real estate loans and secured consumer loans are typically charged off when they become 120 to 180 days past due, depending on the collateral type. Secured loans may be written down to the fair value of the collateral less estimated disposition costs. Unsecured consumer loans are generally charged off when they become 90 days past due. Home equity loans and lines of credit are fully reserved for when they become 120 days past due, and generally fully charged off at or before reaching 270 days delinquency.

                  Loss Mitigation Strategies

        Although our exposure to loss on Covered Assets is mitigated by the Loss Sharing Agreements, we have implemented strategies designed to minimize losses on these assets. We have increased the quality and experience level of our workout and recovery and mortgage servicing departments. We evaluate each ACI loan to determine the most effective loss mitigation strategy, which may be modification, short sale, or foreclosure. In 2009, we began loan modifications under HAMP for eligible borrowers in the residential ACI portfolio. HAMP is a uniform loan modification process that provides eligible borrowers with sustainable monthly mortgage payments equal to a target 31% of their gross monthly income. As of December 31, 2010, 8,373 borrowers had been counseled regarding their participation in HAMP; 5,987 of those borrowers were initially determined to be potentially eligible for loan modifications under the program. As of December 31, 2010, 1,608 borrowers who did not elect to participate in the program had been sent termination letters and 1,276 borrowers had been denied due to ineligibility. At December 31, 2010, there were 2,234 permanent loan modifications and 198 active trial modifications.

  Other Real Estate Owned

        All of the OREO properties owned by the Company are Covered Assets. The following table presents the changes in OREO for the year ended December 31, 2010 and period ending December 31, 2009 (dollars in thousands):

	December 31, 2010	December 31, 2009
Balance, beginning of period	$120,110	$177,679
Transfers from loan portfolio	401,763	115,192
(Decrease) increase from resolution of Covered Loans	(9,530)	25,702
Sales	(289,532)	(177,408)
Impairment	(16,131)	(21,055)

Balance, end of period	$206,680	$120,110

        The majority of our OREO properties are located in the state of Florida. At December 31, 2010, 50.9% of properties were located in Florida, 12.5% in California, 7.2% in Illinois, 6.8% in Arizona and 4.2% in New Jersey.

  Analysis of the Allowance for Loan Losses

        The allowance for loan losses at dates subsequent to the Acquisition relates to (i) loans originated or purchased since the Acquisition, (ii) estimated additional losses arising on non-ACI loans subsequent to the Acquisition, and (iii) additional impairment recognized as a result of decreases in expected cash flows on ACI loans due to further credit deterioration. The impact of any additional provision for losses on Covered Loans is significantly mitigated by an increase in the FDIC indemnification asset.

                  Non-Covered and non-ACI Loans

        Based on an analysis of historical performance of the non-ACI residential mortgage and home equity portfolio, OREO and short sale losses and recent trending data, we have concluded that changes in LTV ratios and FICO scores are the leading indicators of performance for this portfolio. The non-ACI residential mortgage portfolio has therefore been divided into homogenous pools based on LTV and FICO score for purposes of calculating the allowance for loan losses. Calculated frequency of roll to loss and severity percentages are applied to the dollar value of loans in each pool to calculate an overall loss allowance. FICO scores are refreshed quarterly and LTV ratios are updated using the Case-Shiller quarterly MSA Home Price Index to adjust the original appraised value of the underlying collateral. Frequency is calculated for each pool using a four month roll to loss percentage, based on the assumption that if an event has occurred with a borrower that will ultimately result in a loss, this will manifest itself as a loan in default and in process of foreclosure within four months. Loss severity given default is estimated based on internal data about OREO sales and short sales from the portfolio.

        Due to the lack of similarity between the risk characteristics of non-Covered Loans and Covered Loans in the residential and home equity loan portfolios, management does not believe it is appropriate to use the historical performance of the Failed Bank's residential mortgage portfolio as a basis for calculating the allowance for loan losses applicable to non-Covered Loans. The portfolio of loans originated and purchased since the Acquisition is not seasoned and has not yet developed an observable loss trend. Therefore, the allowance for loan losses for non-covered residential loans is based primarily on management's assessment of the risk of default and on the OTS Charge-Off Rates. We believe use of the twelve quarter average to be appropriate for this portfolio since it takes into account periods of both economic growth and serious economic contraction.

        The allowance for non-covered and non-ACI commercial loans is based primarily on the Bank's internal credit risk rating system, the OTS Charge-Off Rates, and management's assessment of portfolio risk characteristics. The allowance is comprised of specific reserves for significant and classified loans that are individually evaluated and determined to be impaired as well as general reserves for individually evaluated loans determined not to be impaired and smaller balance, non-classified loans. For all commercial and commercial real estate exposures graded substandard or doubtful with committed credit facilities greater than or equal to $1,000,000, a quarterly net realizable value analysis is prepared by the credit, workout and recovery and loan review departments. This analysis forms the basis for specific reserves. Since the originated portfolio is not yet seasoned enough to exhibit a loss trend and the non-ACI portfolio has limited delinquency statistics, we currently use the OTS Charge-Off Rates and management's assessment of risk characteristics by portfolio segment in determining the appropriate general reserve percentages. We believe that loans rated special mention or substandard that are not determined to be individually impaired exhibit characteristics indicative of a heightened level of credit risk. Management may therefore augment general reserve percentages for loans in these categories.

        Since the non-covered portfolio is not yet seasoned enough to exhibit a loss trend, the allowance for non-covered and non-ACI consumer loans is based primarily on the OTS Charge-Off Rates and management's assessment of portfolio risk characteristics.

        In addition to the quantitative calculations described above, a dollar value adjustment is made to the allowance for relevant qualitative factors when there is a material observable trend in those factors not already taken into account in the quantitative calculations. Qualitative factors that may result in an adjustment to the allowance include: levels of and trends in delinquencies and impaired loans; levels of and trends in recoveries of prior charge-offs; trends in volume, type and terms of loans; effects of changes in lending policies and procedures; experience, ability and depth of lending management, loan review and workout and recovery staff; credit concentrations; national, regional and local economic trends; housing and banking industry conditions and trends; emerging trends for particular loan types; and strategic initiatives of the Company that may impact loan performance.

        For non-ACI loans, the allowance is calculated based on UPB. The total of UPB, less the calculated allowance, is then compared to the carrying amount of the loans. If the calculated balance net of the allowance is less than the carrying amount, an additional allowance is established. Any such increase in the allowance for non-ACI loans will result in a corresponding increase in the FDIC indemnification asset. For the year ended December 31, 2010 and the period ended December 31, 2009, we recorded a provision for non-ACI loans of $12.6 million and $1.3 million, respectively.

                  ACI Loans

        For ACI loans, a valuation allowance is established when periodic evaluations of expected cash flows reflect a decrease from the level of cash flows that were estimated to be collected at Acquisition plus any additional expected cash flows arising from revisions in those estimates. We perform a quarterly analysis of expected cash flows for ACI loans.

        The analysis of expected cash flows for residential ACI pools incorporates updated pool level expected prepayment rates, default rates, and delinquency levels, and loan level loss severity given default assumptions. Prepayment, delinquency and default curves used for this purpose are derived from roll rates generated from the historical performance of the ACI residential loan portfolio observed over the immediately preceding four quarters. Given the static nature of the pools and unique characteristics of the loans, we believe that regularly updated historical information from the Company's own portfolio is the best available indicator of future performance. Estimates of default probability and severity of loss given default also incorporate updated LTV ratios. Historic and projected values for the Case-Shiller Home Price Index for the relevant MSA are utilized at the individual loan level to project current and future property values. Costs and fees represent an additional component of loss on default, and are projected using the "Making Home Affordable" cost factors provided by the Federal government.

        Our analysis at December 31, 2009 indicated a decrease in expected cash flows due to credit related assumptions related to two ACI residential mortgage pools; therefore, a provision for loan losses of $20.0 million was recorded, along with a corresponding increase in the FDIC indemnification asset of $14.4 million. As of December 31, 2010, our analysis evidenced a significant improvement in expected cash flows related to these two ACI residential pools and an offsetting decrease in expected cash flows due to credit related assumptions related to the ACI home equity loan pool. As a result, the $20.0 million allowance established at December 31, 2009 related to ACI residential pools, along with the increase in the FDIC indemnification asset of $14.4 million, was reversed, and a provision for loan losses of $18.5 million, along with a corresponding increase in the FDIC indemnification asset of $14.0 million, was recorded related to the pooled home equity ACI loans during the year ended December 31, 2010.

        The primary assumptions underlying estimates of expected cash flows for commercial and other loans are default probability and severity of loss given default. Updated assumptions for large balance and delinquent loans in the commercial and commercial real estate ACI portfolios are based on net realizable value analyses prepared at the individual loan level by the Company's workout and recovery department. Updated assumptions for smaller balance commercial loans are based on a combination of the Company's own historical delinquency data and industry level delinquency data. Delinquency data is used as a proxy for defaults as the Company's experience has been that few of these loans return to performing status after being delinquent greater than 60 days. An additional multiplier is also applied in developing assumptions for loans rated special mention, substandard, or doubtful based on the Company's historical loss experience with classified loans. Cash flow estimates for consumer loan pools are based primarily on regularly updated historical performance information.

        For the period ended December 31, 2009, there were no decreases in expected cash flows for commercial and other ACI loans; therefore, no allowance for loan losses was provided related to these loans. For the year ended December 31, 2010, our analysis indicated a decrease in expected cash flows from certain ACI commercial and commercial real estate loans evaluated individually for credit impairment, resulting in a provision for loan losses of $35.5 million related to these ACI loans. An increase in the FDIC indemnification asset of $19.9 million was recorded related to this provision.

        In the aggregate, the provision for losses related to ACI loans was $33.9 million for the year ended December 31, 2010, comprised of the $20.0 million reversal and the provisions of $18.5 million and $35.5 million discussed above.

        The following table provides an analysis of the allowance for loan losses, provision for loan losses, and net charge-offs for the periods indicated (dollars in thousands):

	Year Ended December 31, 2010	Period from May 22, 2009 to December 31, 2009
Allowance for loan losses, beginning of period	$22,621	$—
Provision for loan losses:
Provision for losses on covered ACI loans	33,928	20,021
Provision for losses on covered non-ACI loans	12,553	1,266
Provision for losses on non-Covered Loans	4,926	1,334

Total provision for loan losses	51,407	22,621
Charge-offs:
1-4 single family residential	—	—
Home equity loans and lines of credit	(1,125)	—
Multi-family	(1,580)	—
Commercial real estate	(3,274)	—
Construction	(4,957)	—
Land	(3,441)	—
Commercial	(1,076)	—
Lease financing	—
Consumer	(215)	—

Total charge-offs	(15,668)	—
Total recoveries	—	—

Net charge-offs	(15,668)	—

Allowance for loan losses, end of period	$58,360	$22,621

Increase in the indemnification asset related to the provision for loan losses on Covered Loans	$29,291	$14,433

Ratio of net charge-offs to average loans receivable outstanding during the period(1)	0.37%	0.00%

        The following table shows the distribution of the allowance for loan losses, broken out between Covered and non-Covered Loans, as of December 31, 2010 and December 31, 2009 (dollars in thousands):

	At December 31, 2010					At December 31, 2009
	Covered					Covered
	ACI	Non-ACI	Non- Covered	Total	%(1)	ACI	Non-ACI	Non- Covered	Total	%(1)
1-4 single family residential	$—	$761	$168	$929	67.5%	$20,021	$119	$65	$20,205	76.0%
Home equity loans and lines of credit	18,488	9,229	3	27,720	7.7%	—	11	4	15	7.1%
Multi-family	5,701	633	772	7,106	2.8%	—	60	11	71	1.7%
Commercial real estate	5,795	418	1,189	7,402	11.4%	—	465	303	768	9.2%
Construction	1,017	1	118	1,136	0.4%	—	5	—	5	1.0%
Land	3,874	26	102	4,002	1.3%	—	2	—	2	0.9%
Commercial	5,050	1,216	3,676	9,942	7.4%	—	604	905	1,509	3.9%
Lease financing	—	—	68	68	1.3%					0.0%
Consumer	—	—	55	55	0.2%	—	—	46	46	0.2%

Total allowance for loan losses	$39,925	$12,284	$6,151	$58,360	100.00%	$20,021	$1,266	$1,334	$22,621	100.00%

(1)
Represents percentage of loans receivable in each category to total loans receivable.

  Goodwill and Other Intangible Assets

        In conjunction with the Acquisition, the Company recognized approximately $59.4 million of goodwill and a $1.8 million core deposit intangible. Goodwill was assigned to BankUnited. The Company performs goodwill impairment testing in the third quarter of each fiscal year or more frequently if events or circumstances indicate that impairment may exist. As of the 2010 impairment testing date, the estimated fair value of the reporting unit exceeded its carrying amount; therefore, no impairment was indicated.

        In conjunction with the acquisition of two leasing companies in the fourth quarter of 2010, we recorded customer relationship intangible assets of $0.4 million and additional goodwill of $7.9 million.

                  Other Assets

        The increase in other assets at December 31, 2010 as compared to December 31, 2009 resulted primarily from an increase in our investment in bank owned life insurance as well as additions to premises and equipment of approximately $27.9 million related to improvements to new and existing branch facilities and increased investment in our technology platforms.

  Deposits

        The following table presents information about our deposits for the periods indicated (dollars in thousands):

	At December 31, 2010		At December 31, 2009
	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Demand deposits:
Non-interest bearing	$440,673	0.00%	$303,810	0.00%
Interest bearing	273,897	0.72%	183,416	0.79%
Money market	1,667,277	1.20%	1,205,446	1.93%
Savings	1,203,491	1.18%	948,000	1.94%
Time	3,889,961	1.85%	5,506,320	0.93%

Total	$7,475,299	1.45%	$8,146,992	1.16%

        Excluding the impact of accretion from fair value adjustments due to acquisition accounting, the average rate paid on interest bearing deposits for the year ended December 31, 2010 and period ended December 31, 2009 was 1.85% and 2.77%, respectively.

        The following table shows scheduled maturities of certificates of deposit with denominations greater than or equal to $100,000 as of December 31, 2010 and December 31, 2009 (dollars in thousands):

	December 31, 2010	December 31, 2009
Three months or less	$331,660	$415,049
Over three through six months	163,520	394,805
Over six through twelve months	472,199	684,966
Over twelve months	339,044	411,347

Total	$1,306,423	$1,906,167

  Borrowed Funds

        The following table sets forth information regarding our short-term borrowings, consisting of securities sold under agreements to repurchase, as of December 31, 2010 and 2009 and for the year ended December 31, 2010 and the period ended December 31, 2009 (dollars in thousands):

	December 31, 2010	December 31, 2009
Maximum outstanding at any month-end	$17,459	$2,972
Balance outstanding at end of year	492	2,972
Average outstanding during the year	7,812	2,091
Average interest rate during the year	0.92%	0.02%
Average interest rate at end of year	0.43%	0.01%

        The Company also utilizes FHLB advances to finance its operations. FHLB advances are secured by stock in the FHLB required to be purchased in proportion to outstanding advances and qualifying first mortgage, commercial real estate, and home equity loans and mortgage-backed securities. The contractual balance of FHLB advances at December 31, 2010 totaled $2.2 billion, with $1.1 billion, $565.0 million, $505.0 million and $0.4 million maturing in 2012, 2013, 2014 and 2015, respectively. The book value of outstanding FHLB advances decreased from $4.6 billion at Acquisition to $2.1 billion at December 31, 2009 and $2.3 billion at December 31, 2010 primarily due to repayment of outstanding advances with cash received in the Acquisition.

  Results of Operations for the Pre-Acquisition Periods

        The Failed Bank reported net losses of $(1.2) billion and $(858.4) million for the period from October 1, 2008 through May 21, 2009 and for the fiscal year ending September 30, 2008, or fiscal 2008, respectively. The net losses for the period ending May 21, 2009 and the fiscal year ending September 30, 2008 resulted primarily from severe deterioration in the Failed Bank's asset quality and the resultant reduction in net interest income, increase in the provision for loan losses, and impairment charges related to investment securities, OREO and mortgage servicing rights.

                  Net Interest Income

        The following table presents, for the periods indicated, information about: (i) average balances, the total dollar amount of interest income from earning assets and the resultant average yields; (ii) average balances, the total dollar amount of interest expense on interest bearing liabilities and the resultant average rates; (iii) net interest income; (iv) the interest rate spread; and (v) the net interest margin. Average balance information is based on daily average balances for the periods indicated. Nonaccrual and restructured loans are included in the average balances presented in this table; however, interest income foregone on nonaccrual loans is not included. Yields have been calculated on a pre-tax basis (dollars in thousands):

	Period from October 1, 2008 to May 21, 2009			Fiscal Year Ended September 30, 2008
	Average Balance	Interest	Yield/ Rate(1)	Average Balance	Interest	Yield/ Rate
Assets:
Interest earning assets:
Investment securities available for sale	$88,655	$1,685	2.97%	$141,935	$7,417	5.23%
Mortgage-backed securities	576,131	20,722	5.63%	780,279	43,017	5.51%

Total investment securities available for sale	664,786	22,407	5.28%	922,214	50,434	5.47%
Other interest earning assets	1,325,075	3,667	0.43%	630,204	21,856	3.47%
Loans receivable	11,596,788	312,994	4.22%	12,564,903	762,170	6.07%

Total interest earning assets	13,586,649	339,068	3.91%	14,117,321	834,460	5.91%

Allowance for loan losses	(905,440)			(184,884)
Noninterest earning assets	869,381			510,000

Total assets	$13,550,590			$14,442,437

Liabilities and Equity:
Interest bearing liabilities:
Interest bearing deposits:
Interest bearing demand	$164,669	$895	0.85%	$199,942	$2,145	1.07%
Savings and money market accounts	1,485,455	28,009	2.95%	1,873,728	67,600	3.61%
Time deposits	6,611,919	170,666	4.04%	4,929,198	223,110	4.53%

Total interest bearing deposits	8,262,043	199,570	3.78%	7,002,868	292,855	4.18%
Borrowings:
FHLB advances	4,965,251	133,764	4.22%	5,605,211	259,000	4.62%
Repurchase agreements	22,732	58	0.40%	124,564	3,739	3.00%

Total interest bearing liabilities	13,250,026	333,392	3.94%	12,732,643	555,594	4.36%

Non-interest bearing demand deposits	282,215			441,570
Other non-interest bearing liabilities	113,006			130,225

Total liabilities	13,645,247			13,304,438
Equity	(94,657)			1,137,999

Total liabilities and equity	$13,550,590			$14,442,437

Net interest income		$5,676			$278,866

Interest rate spread			(0.03)%			1.55%

Net interest margin			0.06%			1.98%

(1)
Annualized.

        Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest earning assets and liabilities, as well as changes in average interest rates. The comparison of total interest income and total interest expense for the period ending May 21, 2009 to the fiscal year ending September 30, 2008 is also impacted by the different number of days in the comparative periods. The following table shows the effect that these factors had on the interest earned on the interest earning assets and the interest incurred on the interest bearing liabilities for the periods indicated. The effect of changes in volume is determined by multiplying the change in volume by the previous period's average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the previous period's volume. Changes applicable to both volume and rate have been allocated to volume (dollars in thousands):

	Period from October 1, 2008 to May 21, 2009 Compared to the Fiscal Year Ended September 30, 2008 Increase (Decrease) Due To
	Changes in Volume	Changes in Rate	Change due to Number of Days	Total Increase (Decrease)
Interest Income Attributable to
Investment securities available for sale	$(1,002)	$(2,049)	$(2,681)	$(5,732)
Mortgage-backed securities	(7,368)	598	(15,525)	(22,295)

Total investment securities available for sale	(8,370)	(1,451)	(18,206)	(28,027)
Other interest earning assets	1,949	(12,230)	(7,908)	(18,189)
Loans receivable	(25,250)	(148,510)	(275,416)	(449,176)

Total interest earning assets	(31,671)	(162,191)	(301,530)	(495,392)

Interest Expense Attributable to
Interest bearing demand deposits	$(196)	$(281)	$(773)	$(1,250)
Savings and money market deposit accounts	(7,235)	(7,894)	(24,462)	(39,591)
Time deposits	43,727	(15,418)	(80,753)	(52,444)

Total interest bearing deposits	36,296	(23,593)	(105,988)	(93,285)
FHLB advances	(17,272)	(14,312)	(93,652)	(125,236)
Repurchase agreements	(262)	(2,067)	(1,352)	(3,681)

Total interest bearing liabilities	18,762	(39,972)	(200,992)	(222,202)

Decrease in net interest income	$(50,433)	$(122,219)	$(100,538)	$(273,190)

Period from October 1, 2008 through May 21, 2009 compared to the fiscal year ending September 30, 2008

        Net interest income was $5.7 million for the period ended May 21, 2009 as compared to $278.9 million for the fiscal year ended September 30, 2008, for a decline of $273.2 million. The decline in net interest income was comprised of a decline in interest income of $495.4 million and a decline in interest expense of $222.2 million. On an annualized basis, net interest income for the period from October 1, 2008 through May 21, 2009 decreased by $270.0 million or 96.8% as compared with the year ending September 30, 2008. The decrease in net interest income was comprised of a decline in annualized interest income of $303.3 million partially offset by a decline in annualized interest expense of $33.3 million.

        The decrease in interest income resulted primarily from an increase in non-performing assets, evidenced by a decrease in the average yield on loans of 185 basis points from 6.07% for the year ending September 30, 2008 to 4.22% for the period ending May 21, 2009. Nonaccrual loans grew from $1.2 billion at September 30, 2008 to $2.4 billion at May 21, 2009. Decreases in the average volume of both investment securities and loans outstanding and a decline in market rates on variable rate investment securities also contributed to the decline in interest income. The decline in average volume of loans and investment securities resulted from the reduction in the scope of the Failed Bank's residential mortgage business and the size of the balance sheet in response to capital requirements and growth restrictions imposed by the OTS.

        The decline in interest expense resulted from lower rates paid on both deposits and FHLB advances, reflective of continued repricing of liabilities at lower market rates, partly offset by an increase in the average volume of outstanding interest bearing liabilities.

        The net interest margin decreased by 192 basis points from 1.98% for the fiscal year ending September 30, 2008 to 0.06% for the period ending May 21, 2009 while the interest rate spread declined by 158 basis points from 1.55% to (0.03)%. The primary driver of the decline in net interest margin and interest rate spread was the increase in non-performing assets.

                  Provision for Loan Losses

        The provision for loan losses recorded by the Failed Bank was $919.1 million and $856.4 million for the period from October 1, 2008 through May 21, 2009 and the fiscal year ending September 30, 2008, respectively. The increases in the provision for the period ending May 21, 2009 and the fiscal year ending September 30, 2008 largely reflected severe deterioration in the residential housing market, particularly in Florida and California. Total non-performing loans were $2.7 billion, or 24.6%, of total loans at May 21, 2009. Net charge-offs totaled $407.9 million for the period from October 1, 2008 to May 21, 2009 and $199.1 million for the fiscal year ending September 30, 2008. The majority of charge-offs were concentrated in the 1-4 single family residential portfolio.

                  Non-Interest Income (Loss)

        The Failed Bank reported a non-interest loss of $81.4 million for the period from October 1, 2008 to May 21, 2009 and a non-interest loss of $128.9 million for the fiscal year ending September 30, 2008.

        The following table presents a comparison of the categories of non-interest income (loss) for the periods indicated (dollars in thousands):

	Period from October 1, 2008 to May 21, 2009	Fiscal Year Ended September 30, 2008
Service charges on deposits and other fee income	$5,357	$9,712
Service charges on loans	2,072	4,630
Loan servicing fees	2,543	5,601
Impairment and amortization of mortgage servicing rights	(26,595)	(8,434)
Net gain (loss) on sale of investment securities	39	(1,465)
Net gain (loss) on sale and writedown of loans held for sale	196	(9,784)
Other-than-temporary impairment of securities available for sale	(68,609)	(142,035)
Fees received from BankUnited Financial Corporation	1,824	5,193
Other non-interest income	1,742	7,723

Total non-interest income (loss)	$(81,431)	$(128,859)

Period from October 1, 2008 to May 21, 2009 compared to the fiscal year ending September 30, 2008

        The non-interest loss for the period from October 1, 2008 to May 21, 2009 was largely driven by additional impairment charges on securities available for sale and mortgage servicing rights. See the section entitled "Information About BankUnited, Inc.—Management's Discussion and Analysis of

Financial Condition and Results of Operations—December 31, 2010—Balance Sheet Analysis for the Pre-Acquisition Periods—Investment Securities Available for Sale" below on Page [    •    ] for further discussion of impairment charges related to investment securities. The impairment of mortgage servicing assets resulted primarily from termination of the Failed Bank's rights to service loans for the Federal National Mortgage Association, or "FNMA," and the Federal Home Loan Mortgage Corporation, or "FHLMC," during the period ending May 21, 2009. A continued decline in secondary market mortgage activity led to a reduced gain (loss) on sale of loans for the period ending May 21, 2009. The reduction in other non-interest income resulted primarily from an adjustment to outstanding mortgage insurance claims receivable.

                  Non-Interest Expense

        The following table presents the components of non-interest expense for the periods indicated (dollars in thousands):

	Period from October 1, 2008 to May 21, 2009	Fiscal Year Ended September 30, 2008
Employee compensation and benefits	$51,695	$88,893
Occupancy and equipment	25,247	46,743
OREO expense	34,697	17,901
Impairment of OREO	38,742	22,749
Professional fees	10,062	8,910
Foreclosure expense	4,907	6,007
Deposit insurance expense	38,299	6,147
Telecommunications and data processing	9,573	13,536
Other non-interest expense	25,181	35,594

Total non-interest expense	$238,403	$246,480

        Non-interest expense as a percentage of average assets increased to 2.8% (annualized) for the period ended May 21, 2009 from 1.7% for the fiscal year ending September 30, 2008. The primary drivers of increasing non-interest expense over this period were increased impairment of OREO, higher OREO expense, foreclosure expense and the deposit insurance expense.

Period from October 1, 2008 to May 21, 2009 compared to the fiscal year ending September 30, 2008

        On an annualized basis, employee compensation and benefits as a percentage of average assets remained consistent over the period ending May 21, 2009 and the fiscal year ending September 30, 2008. The total decline in employee compensation and benefits expense of $7.9 million or approximately 9% on an annualized basis was primarily a result of an approximate 70% reduction in the Failed Bank's wholesale residential lending staff and other reductions in the workforce.

        OREO expense, foreclosure expense and impairment of OREO continued to increase during the period ending May 21, 2009 due to further deterioration in home prices and the increasing volume of foreclosures. As of May 21, 2009, there were slightly over 6,000 units in the foreclosure process as compared to approximately 3,000 units at September 30, 2008.

        Deposit insurance expense was significantly impacted by additional assessments by the FDIC during the period ending May 21, 2009.

                  Income Taxes

        For the period ending May 21, 2009 and the fiscal year ending September 30, 2008, the Failed Bank recorded an income tax provision (benefit) of $0.0 and $(94.5) million, respectively. The Failed Bank's effective tax rate for the period ending May 21, 2009 and the fiscal year ending September 30, 2008 was 0.1% and 9.9%, respectively. The effective tax rate varied from the federal statutory tax rate of 35.0% primarily due to state income taxes and the valuation allowance established related to deferred tax assets. The Failed Bank had net deferred tax assets, prior to any valuation allowance, of $730.0 million at May 21, 2009.

  Balance Sheet Analysis for the Pre-Acquisition Periods

        Average total assets of the Failed Bank declined by $891.8 million to $13.6 billion for the period ending May 21, 2009 from $14.4 billion for the fiscal year ended September 30, 2008. This decline related primarily to the decline in average loans, which was fueled by increased impairments and foreclosures during the period combined with normal paydowns and a curtailment in lending activity. Average total liabilities increased by $340.8 million to $13.6 billion for the period ending May 21, 2009 from $13.3 billion for the fiscal year ending September 30, 2008. Average deposits increased by $1.1 billion, offset by a $741.8 million decline in average outstanding borrowings.

                  Investment Securities Available for Sale

        The following table shows the amortized cost and fair value of the investment securities as of the dates indicated. All of the investment securities were classified available for sale (dollars in thousands):

	At May 21, 2009
	Amortized Cost	Fair Value
U.S. Treasury securities	$35,167	$35,423
U.S. Government agency and sponsored enterprise residential mortgage-backed securities	224,587	227,879
Other residential collateralized mortgage obligations	3,371	1,785
Residential mortgage pass-through certificates	323,829	230,091
Mutual funds and preferred stocks	18,241	18,094
State and Municipal obligations	22,671	22,696
Other debt securities	4,317	2,976

Total investment securities available for sale	$632,183	$538,944

        Investment securities decreased by $216.3 million from September 30, 2008 to May 21, 2009 primarily due to impairment charges of $68.6 million coupled with paydowns and sales of $106.3 million, offset by purchases of $10.4 million.

        During the period from October 1, 2008 through May 21, 2009, the Failed Bank recognized other-than-temporary impairment charges of $68.6 million, consisting of $39.4 million related to subordinate tranches of the Failed Bank's 2005 mortgage securitization (the "2005 securities"), $16.1 million related to private-label CMO's, $6.4 million related to trust preferred securities, $1.5 million related to FNMA and FHLMC preferred stock and $5.2 million related to a mutual fund. The majority of the impairment charges recorded during the period ending May 21, 2009 represented further deterioration in value of securities for which other-than-temporary impairment charges were initially recorded in fiscal 2008 as discussed below. Additional impairment of the 2005 securities and private-label CMO's was reflective of further deterioration in projected cash flows from the underlying collateral resulting from increasing frequency and severity of defaults. Recognition of other-than-temporary impairment of pooled trust preferred securities was based on a third party discounted cash flow analysis incorporating proprietary collateral default rate assumptions that indicated less than full recovery of principal, as well as consideration of the severity and duration of impairment. Other-than-temporary impairment of FNMA and FHLMC preferred stock was based on further deterioration in the market price of these securities coupled with lack of evidence of improvement in the financial condition of the issuers. Cash flow analysis incorporating updated underlying collateral default assumptions led to further other-than-temporary impairment of the mutual fund investment.

        During the fiscal year ending September 30, 2008, the Failed Bank recorded other-than-temporary impairment charges totaling $142.0 million, including $89.3 million relating to the 2005 securities, $5.8 million relating to private-label CMO's, $37.8 million relating to FNMA and FHLMC preferred stocks, $8.1 million relating to a mutual fund, and $1.0 million relating to other debt securities. The determination that unrealized losses on the 2005 securities were other-than-temporary was based on an analysis of discounted expected future cash flows using third party developed models that incorporated proprietary behavioral assumptions about collateral default rates, loss severity levels and voluntary annual prepayment rates. Cash flow projections for the underlying mortgages, given current loss trends, indicated that projected losses could completely erode the value of certain subordinate classes and significantly erode the value of several other subordinate classes of the 2005 securitization, leading to the determination that these securities were other-than-temporarily impaired. Management's determination that certain other private-label CMO's were other-than-temporarily impaired was also based on the analysis of discounted expected future cash flows. The magnitude and duration of unrealized losses was considered in these determinations as well. As a result of significant declines in value of FNMA and FHLMC preferred stock after these entities were placed into conservatorship on September 7, 2008, the cost basis of these investments was well in excess of the market price of the stock at September 30, 2008. The determination that impairment of these securities was other-than-temporary was based on the severity of impairment and uncertainty about the potential for market recovery of the issuers. The mutual fund determined to be other-than-temporarily impaired was a fund that invested primarily in mortgage related investments, the majority of which were subordinate securities with increasing levels of underlying collateral delinquencies and defaults. The severity of impairment combined with the high probability of significant principal loss of the underlying collateral led to the conclusion that the security was other-than-temporarily impaired. The other debt securities consisted of pooled trust preferred securities, collateralized by subordinated debt issued by financial institutions. Management's determination that these securities were other-than-temporarily impaired was based on an analysis of projected collateral cash flows.

                  Loan Portfolio

        The following table presents the composition of the loan portfolio as of the dates indicated (dollars in thousands):

			At September 30,
	At May 21, 2009		2008		2007		2006
	Balance	%	Balance	%	Balance	%	Balance	%
Real estate loans:
1-4 single family residential	$8,993,077	83.1%	$9,916,696	84.4%	$10,693,832	86.3%	$9,661,913	85.9%
Home equity loans and lines of credit	505,642	4.7%	486,467	4.1%	420,386	3.4%	355,822	3.2%
Multi-family	129,481	1.2%	144,324	1.2%	120,058	1.0%	85,544	0.8%
Commercial real estate	594,877	5.5%	600,261	5.1%	496,556	4.0%	413,637	3.7%
Construction	187,333	1.7%	171,213	1.5%	146,557	1.2%	174,466	1.5%
Land	219,736	2.0%	224,723	1.9%	303,294	2.5%	337,023	3.0%

Total real estate loans	10,630,146	98.2%	11,543,684	98.2%	12,180,683	98.4%	11,028,405	98.1%

Other loans:
Commercial	181,484	1.7%	197,985	1.7%	187,951	1.5%	194,269	1.7%
Consumer	12,179	0.1%	12,740	0.1%	16,228	0.1%	17,809	0.2%

Total other loans	193,663	1.8%	210,725	1.8%	204,179	1.6%	212,078	1.9%

Total loans	10,823,809	100.0%	11,754,409	100.0%	12,384,862	100.0%	11,240,483	100.0%

Unearned discount, premiums and deferred costs, net	190,406		210,875		235,454		196,601

Loans held in portfolio, net of discount premiums and deferred costs	11,014,215		11,965,284		12,620,316		11,437,084
Allowance for loan losses	(1,227,173)		(715,917)		(58,623)		(36,378)

Total loans held in portfolio, net	$9,787,042		$11,249,367		$12,561,693		$11,400,706

Loans held for sale	$788		$10,050		$174,868		$9,542

        Net loans held in portfolio decreased to $9.8 billion at May 21, 2009 from $11.2 billion at September 30, 2008 and $12.6 billion at September 30, 2007. This decrease was driven by the decline in the Failed Bank's 1-4 single family residential portfolio as discussed below.

                  Residential Mortgages

        1-4 single family residential loans amounted to $9.0 billion or 83.1% of total loans at May 21, 2009. Beginning in fiscal 2008, the Failed Bank curtailed growth of the 1-4 single family residential portfolio. Total originations of residential loans were $22.8 million for the period ending May 21, 2009.

        The Failed Bank also terminated its option ARM and reduced documentation loan programs during fiscal 2008. Originations of option ARM loans totaled $187.0 million for fiscal 2008 and $3.1 billion for fiscal 2007, representing 11.9% and 77.5%, respectively, of total residential loan originations. Option ARM loans generally started with a below market incentive interest rate that adjusted to an applicable index rate plus a defined margin after a specified period of time. Each month, the borrower had the option to make one of several payments, including a minimum payment that may not have covered the interest accrued on the loan for the month, resulting in the deferred interest being added to the loan balance. The contractual terms of option ARM loans limited the amount of the increase in the loan balance to 115% of the original balance. At the earlier of 5 years from origination or reaching the 115% cap, the loan was contractually reset to be repaid on a fully amortizing basis over its remaining term. Some residential mortgage loans were also originated under "reduced-doc" and "no-doc" programs requiring reduced or no verification of the borrowers' income, employment and assets.

        The following table presents a breakdown of the 1-4 single family residential mortgage portfolio categorized between fixed rate, option adjustable rate mortgages and non-option adjustable rate mortgages at the dates indicated (dollars in thousands):

	At May 21, 2009
	Total Loans	% of Total
1-4 single family residential loans
Fixed rate loans	$1,774,598	19.7%
Adjustable rate loans
Option adjustable rate mortgages(1)	4,685,090	52.1%
Non-option adjustable rate mortgages	2,533,389	28.2%

Total	$8,993,077	100.0%

(1)
Payment option loans with balances of $3.8 billion representing 78.9% of the payment option portfolio were negatively amortizing at May 21, 2009. As of May 21, 2009, negative amortization included in the payment option portfolio totaled $265.3 million or 5.6% of the portfolio.

        A breakdown of 1-4 single family residential loans by state as of the dates indicated follows (dollars in millions):

	At May 21, 2009
	Amount	%
Florida	$5,076	56.4%
California	721	8.0%
Illinois	501	5.6%
Arizona	500	5.6%
New Jersey	480	5.3%
Virginia	348	3.9%
States with less than 4%	1,367	15.2%

Total	$8,993	100.0%

                  Asset Quality

                  Impaired Loans and Non-performing Assets

        The following table summarizes the Company's impaired loans, including troubled debt restructurings, and other non-performing assets as of the dates indicated (dollars in thousands):

		At September 30,
	At May 21, 2009
		2008	2007	2006
Nonaccrual loans
Real estate loans:
1-4 single family residential
Payment option	$1,674,325	$968,647	$149,749	$11,757
Non-payment option	453,743	153,125	22,894	5,826

Total 1-4 single family residential	2,128,068	1,121,772	172,643	17,583
Home equity loans and lines of credit	27,263	8,866	2,251	58
Multi-family	21,544	10,028	—	—
Commercial real estate	2,888	—	5,593	—
Construction	78,403	58,549	—	—
Land	94,493	38,465	—	—

Total real estate loans	2,352,659	1,237,680	180,487	17,641
Other loans:
Commercial	763	65	232	3,073
Consumer	23	30	91	26

Total other loans	786	95	323	3,099

Total nonaccrual loans	2,353,445	1,237,775	180,810	20,740
Accruing loans 90 days or more past due	—	71	493	—
Other impaired loans still accruing	353,903	195,073	19,771	—

Total non-performing loans	2,707,348	1,432,919	201,074	20,740
OREO	177,679	135,324	27,732	729

Total non-performing assets	2,885,027	1,568,243	228,806	21,469
Troubled debt restructurings in compliance with modified terms(1)	651,236	68,033	—	—

Total impaired loans and non-performing assets	$3,536,263	$1,636,276	$228,806	$21,469

Non-performing loans to total loans	24.58%	11.98%	1.59%	0.18%
Non-performing assets to total assets	23.53%	11.13%	1.51%	0.16%
Non-performing loans and troubled debt restructurings to total loans	30.49%	12.54%	1.59%	0.18%
Allowance for loan losses to total loans	11.14%	5.98%	0.46%	0.32%
Allowance for loan losses to non-performing loans	45.33%	49.96%	29.15%	175.40%

(1)
Consists of only 1-4 single family residential loans.

        The increase in total non-performing assets to $2.9 billion at May 21, 2009 resulted directly from the economic downturn, both nationally and in the Failed Bank's primary geographic markets, particularly the precipitous decline in housing prices. Non-performing loans were concentrated in the option ARM portfolio, and a significant percentage of the non-performing loans were those with higher LTV ratios, originated during periods of historically high housing prices.

        Interest income foregone on nonaccrual loans amounted to $88.9 million for the period ending May 21, 2009. Interest income reversed due to loans being placed on nonaccrual status amounted to $20.1 million for the period ending May 21, 2009.

        Nonaccrual loans include troubled debt restructured loans of $177.3 million at May 21, 2009. Additional interest income that would have been recognized on troubled debt restructured loans not on nonaccrual status if they had been current based on their original contractual terms was $3.3 million and $0.5 million for the period ended May 21, 2009 and the fiscal year ending September 30, 2008, respectively. Interest income recognized on these loans for the period ended May 21, 2009 and the fiscal year ended September 30, 2008 was $14.6 million and $2.9 million, respectively.

  Analysis of the Allowance for Loan Losses

        The following table provides an analysis of the allowance for loan losses and net charge-offs for the periods indicated (dollars in thousands):

	Period from October 1, 2008 to May 21, 2009
			Fiscal Years Ended September 30,
			2008	2007	2006
Allowance for loan losses, beginning of period	$715,917		$58,623	$36,378	$25,755
Provision for loan losses	919,139		856,374	31,500	10,400
Charge-offs:
1-4 single family residential	(434,391)		(211,323)	(5,347)	(130)
Home equity loans and lines of credit	(12,676)		(9,396)	(620)	(241)
Multi-family	—		—	—	—
Commercial real estate	—		—	—	—
Construction	—		(1,218)	—	—
Land	—		(6,647)	(2,651)	—
Commercial	(879)		(1,468)	(2,425)	(902)
Consumer	(1,064)		(257)	(7)	—

Total charge-offs	(449,010)		(230,309)	(11,050)	(1,273)

Recoveries:
1-4 single family residential	40,825		31,079	1,407	—
Home equity loans and lines of credit	111		34	73	—
Multi-family	—		—	—	—
Commercial real estate	—		—	—	—
Construction	—		—	—	—
Land	—		—	—	—
Commercial	189		115	306	1,482
Consumer	2		1	9	14

Total recoveries	41,127		31,229	1,795	1,496

Net charge-offs	(407,883)		(199,080)	(9,255)	223

Allowance for loan losses, end of period	$1,227,173		$715,917	$58,623	$36,378

Ratio of net charge-offs to average loans receivable outstanding during the period	5.51	%(1)	1.58%	0.08%	0.00%

(1)
Annualized.

        The following table allocates the allowance for loan losses by loan category as of the dates indicated (dollars in thousands):

			At September 30,
	At May 21, 2009		2008		2007		2006
	Amount	%(1)	Amount	%(1)	Amount	%(1)	Amount	%(1)
1-4 single family residential	$890,551	83.1%	$616,486	84.4%	$33,911	86.3%	$12,917	85.9%
Home equity loans and lines of credit	41,638	4.7%	16,055	4.1%	6,850	3.4%	3,971	3.2%
Multi-family	1,461	1.2%	836	1.2%	960	1.0%	684	0.8%
Commercial real estate	186,130	5.5%	891	5.1%	8,092	4.0%	6,316	3.7%
Construction	53,452	1.7%	47,495	1.5%	1,173	1.2%	1,396	1.5%
Land	47,986	2.0%	30,699	1.9%	2,426	2.5%	2,696	3.0%
Commercial	5,102	1.7%	2,860	1.7%	4,331	1.5%	7,613	1.7%
Consumer	853	0.1%	595	0.1%	880	0.1%	785	0.2%

Total allowance for loan losses	$1,227,173	100.0%	$715,917	100.0%	$58,623	100.0%	$36,378	100.0%

(1)
Represents percentage of loans receivable in each category to total loans receivable.

  Other Assets

                  Goodwill and Other Intangible Assets

        Goodwill of $28.4 million at May 21, 2009 arose from previous business combinations entered into by the Failed Bank. Goodwill impairment tests were performed as of May 21, 2009. As of May 21, 2009, the carrying value of the reporting unit to which goodwill was assigned was negative, therefore, the first phase of the goodwill impairment test was passed and no impairment of goodwill was recorded. Based on this comparison, the implied fair value of goodwill exceeded its carrying amount; therefore, no impairment was indicated.

                  Other Assets

        Other assets totaled $212.3 million at May 21, 2009. The most significant components of the decrease in other assets from September 30, 2008 to May 21, 2009 were a $25.9 million decline in mortgage servicing rights arising from impairment charges, and a $18.5 million decline in accrued interest receivable attributable primarily to the decline in total loans outstanding and the increase in non-performing loans.

  Deposits

        The following table presents information about deposits for the periods indicated (dollars in thousands):

	Period from October 1, 2008 to May 21, 2009		Fiscal Years Ended September 30, 2008
	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Demand deposits:
Non-interest bearing	$282,215	—%	$441,570	—%
Interest bearing	164,669	0.85%	199,942	1.07%
Savings and money market accounts	1,485,455	2.95%	1,873,728	3.61%
Time deposits	6,611,919	4.04%	4,929,198	4.53%

Total deposits	$8,544,258	3.66%	$7,444,438	3.93%

  Borrowed Funds

        The following table sets forth information regarding the short-term borrowings, consisting of securities sold under agreements to repurchase and federal funds purchased, as of the dates, and for the periods, indicated (dollars in thousands):

				Yearly Weighted Averages
	Ending Balance	Weighted- Average Rate	Maximum Amount At Month-End
				Balance	Rate
For the period from October 1, 2008 to May 21, 2009:	$1,310	0.00%	$48,114	$22,732	0.40%
For the fiscal year ended September 30, 2008:	$56,930	0.99%	$227,218	$124,564	3.00%

  Critical Accounting Policies and Estimates

        Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles and follow general practices within the industry in which we operate. Application of these principles requires management to make complex and subjective estimates and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under current circumstances. These assumptions form the basis for our judgments about the carrying values of assets and liabilities that are not readily available from independent, objective sources. We evaluate our estimates on an ongoing basis. Use of alternative assumptions may have resulted in significantly different estimates. Actual results may differ from these estimates.

        Accounting policies are an integral part of our financial statements. A thorough understanding of these accounting policies is essential when reviewing our reported results of operations and our financial position. We believe that the critical accounting policies and estimates discussed below involve additional management judgment due to the complexity and sensitivity of the methods and assumptions used.

                  Allowance for Loan Losses

        The allowance for loan losses represents management's estimate of probable loan losses inherent in the Company's loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses based on risk characteristics of loans, and consideration of other qualitative factors, all of which may be susceptible to significant change. "Note 1—Summary of Significant Accounting Policies" of the notes to our audited consolidated financial statements for the year ended December 31, 2010 on Page F-[    •    ] describes the methodology used to determine the allowance for loan losses.

                  Accounting for Covered Loans

        A significant portion of the Company's loans acquired on May 21, 2009 and covered by Loss Sharing Agreements demonstrated evidence of deterioration of credit quality since origination. The accounting for these loans and the related FDIC indemnification asset requires the Company to estimate the timing and amount of cash flow to be collected from these loans and to continually update estimates of the cash flows expected to be collected over the life of the loans. These estimates are considered to be critical accounting estimates because they involve significant judgment and assumptions as to the amount and timing of cash flows to be collected.

        Covered 1-4 single family residential loans were placed into homogenous pools at Acquisition and the ongoing credit quality and performance of these loans is monitored on a pool basis. We performed a detailed analysis of the acquired loan portfolio to determine the key loan characteristics influencing performance. We determined key characteristics to include delinquency status, product type, in particular, amortizing as opposed to option ARM products, current indexed LTV ratio and original FICO score. At Acquisition, the fair value of the pools was measured based on the expected cash flows to be derived from each pool. Initial cash flow expectations incorporated significant assumptions regarding prepayment rates, frequency of default and loss severity. For ACI pools, the difference between total contractual payments due and the cash flows expected to be received at Acquisition was recognized as non-accretable difference. The excess of expected cash flows over the recorded fair value of each ACI pool at Acquisition is referred to as the accretable yield and is being recognized as interest income over the life of each pool.

        We monitor the pools quarterly by updating our expected cash flows to determine whether any material changes have occurred in expected cash flows that would be indicative of impairment or necessitate reclassification between non-accretable difference and accretable yield. The analysis of expected cash flows for residential ACI pools incorporates updated pool level expected prepayment rates, default rates, and delinquency levels, and loan level loss severity given default assumptions. Prepayment, delinquency and default curves used for this purpose are derived from roll rates generated from the historical performance of the ACI residential loan portfolio observed over the immediately preceding four quarters. Generally, improvements in expected cash flows less than 1% of the expected cash flows from a pool are not recorded. This threshold may be revised as we gain greater experience. Generally, commercial and commercial real estate loans are monitored individually due to their size and other unique characteristics. The expected cash flows are estimated based on factors which include loan grades established in the Bank's ongoing credit review program, likelihood of default based on observations of specific loans during the credit review process as well as applicable industry data, loss severity based on updated evaluation of cash flow from available collateral, and the contractual terms of the underlying loan agreement.

                  Other Real Estate Owned

        Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the fair value of the collateral at the date of foreclosure based on estimates, including some obtained from third parties, less estimated costs to sell, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of cost or fair value, less estimated costs to sell. Significant property improvements that enhance the salability of the property are capitalized to the extent that the carrying value does not exceed estimated realizable value. Legal fees, maintenance and other direct costs of foreclosed properties are expensed as incurred. Given the large number of properties included in OREO, and the judgment involved in estimating fair value of the properties, accounting for OREO is regarded as a critical accounting policy.

                  Profits Interest Units

        The LLC has issued equity awards in the form of PIUs to certain members of management. Compensation expense related to PIU awards is based on the fair value of the underlying units on the date of the consolidated financial statements. Fair value of PIUs are estimated using a Black-Scholes option pricing model, which requires assumptions as to expected volatility, dividends, terms, and risk free rates. Determining the fair value of the PIUs is considered a critical accounting estimate because it requires significant judgments and the determination of fair value may be material to our consolidated financial statements. See "Note 1—Summary of Significant Accounting Policies" on Page F-[    •    ] and "Note 14—Equity Based Compensation and Other Benefit Plans" of the notes to our audited consolidated financial statements for the year ended December 31, 2010 on Page F-[    •    ] for a description of PIUs.

                  Deferred Tax Asset

        Deferred income tax assets and liabilities result from temporary differences between assets and liabilities measured for financial reporting purposes and for income tax return purposes. Realization of tax benefits for deductible temporary differences depends on having sufficient taxable income of an appropriate character within the carryforward periods. Management must evaluate the probability of realizing the deferred tax asset and determine the need for a valuation reserve as of the date of the consolidated financial statements. Given the judgment involved and the amount of the Company's deferred tax asset, this is considered a critical accounting estimate. See "Note 12—Income Taxes" in the notes to our audited consolidated financial statements for the year ended December 31, 2010 on Page F-[    •    ] for a discussion of the Company's deferred taxes.

  Recent Accounting Pronouncements

        In January 2010, the Financial Accounting Standards Board, or the "FASB," issued new guidance to improve disclosures about fair value measurements. Disclosure requirements were enhanced to require additional information regarding transfers to and from Levels 1 and 2 of the fair value hierarchy and the reasons for the transfers, and a gross presentation of activity within the rollforward of Level 3 fair value measurements. The guidance clarifies existing disclosure requirements as to the level of disaggregation of classes of assets and liabilities. In addition, enhanced disclosure is required concerning inputs and valuation techniques used to determine Level 2 and Level 3 fair value measurements. This guidance was generally effective for interim and annual reporting periods beginning after December 15, 2009; however, requirements to disclose separately purchases, sales, issuances, and settlements in the Level 3 rollforward are effective for interim and annual reporting periods beginning after December 15, 2010. The adoption of this guidance did not have a material impact on the Company's consolidated financial position, results of operations, or cash flows.

        In March 2010, the FASB issued new guidance clarifying that a modification of a loan that is part of a pool of loans acquired with deteriorated credit quality should not result in the removal of the loan from the pool. This guidance was effective for any modifications of loans accounted for within a pool in the first interim or annual reporting period ending after July 15, 2010. The adoption of this guidance did not have a material impact on the Company's consolidated financial position, results of operations, or cash flows.

        In July 2010, the FASB issued new guidance requiring expanded disclosures about the credit quality of financing receivables and the allowance for loan losses. Disclosures must be disaggregated by portfolio segment and class and include, among other things, a rollforward of the allowance for loan losses, credit quality indicators, expanded information about past due and impaired loans and the related allowance, an aging of past due loans, and information about troubled debt restructurings. The required disclosures of information as of the end of a reporting period were effective for the Company in its annual financial statements for the year ending December 31, 2010. Required disclosures about activity that occurs during a reporting period were effective for the Company for the quarter ending March 31, 2011. In January, 2011, the FASB deferred the effective date of the guidance related to disclosures about troubled debt restructurings.

        In December 2010, the FASB issued guidance requiring that Step 2 of the goodwill impairment test be performed for reporting units with zero or negative carrying amounts if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. This guidance is effective for interim and annual reporting periods beginning after December 15, 2010. The adoption of this guidance is not expected to have a significant impact on the Company's consolidated financial condition, results of operations or cash flows.

        In April 2011, the FASB issued Accounting Standards Update 2011-02, "A Creditor's Determination of Whether a Restructuring is a Troubled Debt Restructuring." This update clarifies existing guidance on a creditor's evaluation of whether a restructuring constitutes a troubled debt restructuring, including clarification of a creditor's evaluation of whether it has granted a concession and of whether a debtor is experiencing financial difficulties. The Company is required to adopt this update for the quarter ending September 30, 2011, retrospectively to the beginning of the annual period of adoption, or January 1, 2011. Management does not anticipate that adoption will have a material impact on the Company's financial position, results of operations, or cash flows.

        In April 2011, the FASB issued Accounting Standards Update 2011-03, "Reconsideration of Effective Control for Repurchase Agreements." This update removes from the assessment of effective control: (I) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee and (2) the collateral maintenance implementation guidance related to that criterion. The update is required to be adopted prospectively by the Company for the quarter ending March 31, 2012. Management does not anticipate that adoption will have a material impact on the Company's financial position, results of operations, or cash flows.

        In May 2011, the FASB issued Accounting Standards Update 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in u.s. GAAP and IFRSs." The amendments in this update result in common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards, or "IFRS." The amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Some of the amendments clarify the FASB's intent about the application offair value measurement requirements and others change principles or requirements for measuring fair value or disclosing information about fair value measurements. The Company is required to adopt this update prospectively for the quarter ending March 31, 2012. This update will result in expanded disclosures in the Company's financial statements; however, management does not anticipate that adoption will have a material impact on the Company's financial position, results of operations, or cash flows.

        In June 2011, the FASB issued Accounting Standards Update 2011-05, "Presentation of Comprehensive Income." This update provides entities with an option of presenting the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This update eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. The Company is required to adopt this update retrospectively for the quarter ending March 31, 2012. Adoption of this update will affect the manner of presentation of the components of comprehensive income in the Company's financial statements, but will not have an impact on the Company's financial position, results of operations, or cash flows.

        In 2010, the FASB published the following proposed accounting standards updates that, if adopted in their proposed form, could potentially have a significant impact on the Company's financial position, results of operations or cash flows:

  •
  Accounting for Financial Instruments and Revisions to the Accounting for Derivative Instruments and Hedging Activities:  Under this proposal, most financial instruments would be measured at fair value. Changes in fair value of financial instruments for which the entity's strategy is to hold for collection or payment of contractual cash flows would generally be recognized in other comprehensive income. Changes in fair value of financial instruments for which an entity's strategy is trading, equity securities, and financial instruments that can be contractually prepaid in such a way that the holder would not recover substantially all of its investment would be reflected in earnings. Many financial liabilities of financial institutions would also be measured at fair value. The guidance would require presentation of information about both fair value and amortized cost for many financial instruments. The proposed guidance would also remove the "probable" threshold for recognition of impairments on loans and provide a common approach to providing for credit losses on loans and debt instruments. Highly complex, quantitative hedging requirements would be replaced with more qualitative based assessments that would make it easier to qualify for hedge accounting. An effective date has not been stipulated for the proposed guidance, but the date is anticipated to be no earlier than January 1, 2013.

  •
  Leases:  Under this proposed guidance, lessors and lessees would apply a right-of-use model in accounting for most leases. A lessee would recognize an asset representing its right to use the underlying asset for the lease term and a liability to make lease payments. A lessor would recognize an asset representing its right to receive lease payments and, depending on its exposure to risks or benefits associated with the underlying asset, would either recognize a lease liability representing a performance obligation or derecognize its rights in the underlying asset and continue to recognize a residual asset representing its right to the leased asset at the end of the lease term. An effective date has not been stipulated for this proposed guidance.

        The Company has not completed its assessment of the impact of these proposed standards on its consolidated financial position, results of operations or cash flows.

  Liquidity and Capital Resources

        To date, stockholder's equity has been influenced primarily by earnings, and to a lesser extent, changes in the unrealized gains, net of taxes, on investment securities available for sale, changes in unrealized losses, net of taxes on cash flow hedges and the payment of dividends. Stockholder's equity increased $149.3 million, or 15.8%, from $945.0 million at inception, to $1.1 billion at December 31, 2009, due to the retention of earnings and increase in unrealized gains on available for sale investment securities. Stockholder's equity increased $159.2 million, or 14.6%, to $1.3 billion at December 31, 2010, primarily due to the retention of earnings.

        BankUnited must get approval by the OTS to pay dividends to its parent. Applications were filed with the OTS in August 2010 and November 2010 requesting approval to pay a quarterly dividend from BankUnited to BankUnited, Inc. Approval of the OTS was obtained via letters dated August 31, 2010 and December 3, 2010. A dividend was paid in October 2010 with another declared in December 2010.

        Pursuant to FDICIA, the OTS and FDIC have adopted regulations setting forth a five-tier system for measuring the capital adequacy of the financial institutions they supervise. At December 31, 2010 and December 31, 2009, BankUnited had capital levels that exceeded the well-capitalized guidelines. In addition, a condition of approval of BankUnited's application for Federal Deposit Insurance requires BankUnited to maintain a tier 1 leverage ratio at no less than eight percent throughout the first three years of operation. To date, BankUnited has exceeded that requirement.

        Liquidity involves the Company's ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other borrowing needs, to maintain reserve requirements and to otherwise operate the Company on an ongoing basis. The Company's liquidity needs are primarily met by growth in core deposits, its cash position and cash flow from its amortizing investment and loan portfolios and reimbursements under the Shared Loss Agreements. If necessary, the Bank has the ability to raise liquidity through collateralized borrowings, FHLB advances, or the sale of its available for sale investment portfolio. The Company's ALCO policy has established several measures of liquidity, including liquid assets (defined as cash and cash equivalents, and pledgeable securities) to total assets. The Company's liquidity is considered acceptable if liquid assets divided by total assets exceeds 2.5%. At December 31, 2010, the Company's liquid assets divided by total assets was 14.7%.

        As a holding company, BankUnited, Inc. is a corporation separate and apart from our subsidiary BankUnited, and therefore, provides for its own liquidity. BankUnited, Inc.'s main sources of funding include management fees and dividends paid by its subsidiaries, and access to capital markets. There are regulatory limitations that affect the ability of BankUnited to pay dividends to BankUnited, Inc. Management believes that such limitations will not impact our ability to meet our on-going short-term cash obligations.

        We expect that our cash and liquidity requirements will continue to be generated by operations, including reimbursements under the Loss Sharing Agreements, and we intend to satisfy our capital requirements over the next 12 months through these sources of liquidity.

  Interest Rate Sensitivity

        The principal component of the Company's risk of loss arising from adverse changes in the fair value of financial instruments, or market risk, is interest rate risk, including the risk that assets and liabilities with similar repricing characteristics may not reprice at the same time or to the same degree. The primary objective of the Company's asset/liability management activities is to maximize net interest income, while maintaining acceptable levels of interest rate risk. ALCO is responsible for establishing policies to limit exposure to interest rate risk, and to ensure procedures are established to monitor compliance with these policies. The guidelines established by ALCO are reviewed and approved by the Company's Board of Directors.

        Management believes that the simulation of net interest income in different interest rate environments provides the most meaningful measure of the Company's interest rate risk. Income simulation analysis is designed to capture not only the potential of all assets and liabilities to mature or reprice, but also the probability that they will do so. Income simulation also attends to the relative interest rate sensitivities of these items, and projects their behavior over an extended period of time. Finally, income simulation permits management to assess the probable effects on the balance sheet not only of changes in interest rates, but also of proposed strategies for responding to them.

        The Company's income simulation model analyzes interest rate sensitivity by projecting net interest income over the next twenty four months in a most likely rate scenario based on forward interest rate curves versus net interest income in alternative rate scenarios. Management continually reviews and refines its interest rate risk management process in response to the changing economic climate. Currently, the Company's model projects a plus 100, plus 200, and plus 300 basis point change (with rates increasing 25 basis points per month until the applicable limit is reached) as well as a modified flat scenario incorporating a flattened yield curve. We did not simulate a decrease in interest rates at December 31, 2010 due to the extremely low rate environment.

        The Company's ALCO policy has established that interest income sensitivity will be considered acceptable if net interest income in the plus 200 basis point scenario is within 10% of forecasted net interest income in the most likely rate scenario over the next twelve months and within 12% in the second year. At December 31, 2010, the impact on projected net interest income in a plus 200 basis point scenario is 1.8% in the first twelve months and 9.0% in the second year.

        These forecasts are within an acceptable level of interest rate risk per the policies established by ALCO. In the event the model indicates an unacceptable level of risk, the Company could undertake a number of actions that would reduce this risk, including the sale of a portion of its available for sale investment portfolio or the use of risk management strategies such as interest rate swaps and caps.

        Many assumptions were used by the Company to calculate the impact of changes in interest rates, including the change in rates. Actual results may not be similar to the Company's projections due to several factors including the timing and frequency of rate changes, market conditions and the shape of the yield curve. Actual results may also differ due to the Company's actions, if any, in response to the changing rates.

  Off-Balance Sheet Arrangements

                  Commitments

        We routinely enter into commitments to extend credit to our customers, including commitments to fund loans or lines of credit and commercial and standby letters of credit. The credit risk associated with these commitments is essentially the same as that involved in extending loans to customers and they are subject to our normal credit policies and approval processes. While these commitments represent contractual cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. The following table details our outstanding commitments to extend credit as of December 31, 2010 (dollars in thousands):

	Commitments
	Covered	Not Covered	Total
Commitments to fund loans	$—	$270,461	$270,461
Unfunded commitments under lines of credit	170,380	149,361	319,741
Commercial and standby letters of credit	1,153	11,060	12,213

Total	$171,533	$430,882	$602,415

                  Derivative Financial Instruments

        Interest rate swaps are one of the tools we use to manage interest rate risk. These derivative instruments are used to mitigate exposure to changes in interest rates on FHLB advances and time deposits. These interest rate swaps are designated as cash flow hedging instruments. The fair value of these instruments is included in other assets or other liabilities in our consolidated balance sheets and changes in fair value are reported in accumulated other comprehensive income. At December 31, 2010, outstanding interest rate swaps designated as cash flow hedges had an aggregate notional amount of $630.0 million. The aggregate fair value of interest rate swaps designated as cash flow hedges included in other liabilities at December 31, 2010 was $42.5 million.

  Contractual Obligations

        The following table contains supplemental information regarding our outstanding contractual obligations as of December 31, 2010 (dollars in thousands):

	Total	Less than 1 year	1–3 years	3–5 years	More than 5 years
Long-term debt obligations	$2,372,586	$67,470	$1,795,162	$509,954	$—
Operating lease obligations	65,247	10,916	19,791	12,103	22,437
Service contracts and purchase obligations	5,100	5,100	—	—	—
Certificates of deposits	3,267,916	2,471,423	461,609	334,884	—
Other long-term liabilities reflected on the balance sheet	—	—	—	—	—

Total	$5,710,849	$2,554,909	$2,276,562	$856,941	$22,437

Quantitative and Qualitative Disclosures About Market Risk

        See the section entitled "Interest Rate Sensitivity" included in "Information About BankUnited, Inc.—Management's Discussion and Analysis of Financial Condition and Results of Operations—December 31, 2010" on Page [    •    ].

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

Equity Compensation

        The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2010.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders
Equity compensation plans not approved by security holders	981,710	$17.04	0
Total	981,710	$17.04	0

Security Ownership and Certain Beneficial Ownership

        The following table sets forth certain information with respect to the beneficial ownership of the Company's equity securities as of November 4, 2011: (1) each person or entity who owns of record or beneficially 5% or more of any class of the Company's voting securities; (2) each of the Company's named executive officers and directors; and (3) all of the Company's directors and named executive officers as a group. Beneficial ownership is determined in accordance with the rules of SEC. To our knowledge, each shareholder will have sole voting and investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated in a footnote to the following table. Unless otherwise indicated in a footnote, the business address of each person is our corporate address.

        In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within sixty days of November 4, 2011. We, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares of Common Stock Beneficially Owned
Name of beneficial owner	Number	%
Executive Officers and Directors:
John A. Kanas	5,555,820	5.7%
John Bohlsen(1)	2,713,011	2.8%
Douglas J. Pauls(2)	395,096	*
Rajinder P. Singh	1,874,581	1.9%
Randy R. Melby	15,867	*
Chinh E. Chu(3)	—	—
Ambassador Sue M. Cobb(4)	113,559	*
Eugene F. DeMark	16,067	*
Richard S. LeFrak(5)	1,292,125	1.3%
Wilbur L. Ross, Jr.(6)	13,721,131	14.1%
Pierre Olivier Sarkozy(7)	—	—
Lance N. West(8)	—	—
All executive officers and directors as a group (12 persons)(9)	25,697,257	26.4%
Greater than 5% Stockholders (Other than Executive Officers and Directors):
Investment funds affiliated with WL Ross & Co. LLC(9)	13,721,131	14.1%
Investment funds affiliated with The Carlyle Group:
DBD Cayman Holdings, Ltd.(10)	7,568,158	7.8%
TCG Holdings, L.L.C.(11)	6,152,973	6.3%
Investment funds affiliated with Centerbridge Partners, L.P.(12)	10,767,704	11.1%
Investment funds affiliated with The Blackstone Group(13)	13,721,131	14.1%

(1)
Includes 1,000,000 shares of common stock held by the Bohlsen 2010 Annuity Trust, which is a grantor retained annuity trust. Mr. Bohlsen is the trustee of the Bohlsen 2010 Annuity Trust. Mr. Bohlsen disclaims any beneficial ownership of these shares except to the extent of his pecuniary interests therein, if any. The address of the Bohlsen 2010 Annuity Trust is 135 The Helm, East Islip, NY 11730.

(2)
Includes 15,000 shares held by the Pauls Family Foundation, for which Mr. Pauls serves as a co-trustee. Mr. Pauls disclaims beneficial ownership of these shares except to the extent of his pecuniary interests therein, if any.

(3)
Does not include shares of common stock held by investment funds affiliated with The Blackstone Group. Mr. Chu is a member of our Board and is a Senior Managing Director of The Blackstone Group. Mr. Chu disclaims beneficial ownership of the shares held by investment funds affiliated with The Blackstone Group.

(4)
Includes 39,745 shares of common stock held by the Cobb Family Twenty-Second Century Fund I and 17,034 shares of common stock held by the Cobb Family Foundation. Ambassador Cobb is a member of our Board and Ambassador Cobb is a voting director of the Cobb Family Foundation and a trustee of the Cobb Twenty-Second Century Fund. Ambassador Cobb disclaims beneficial ownership of such shares. The address of each of the entities and persons identified in this note is c/o Cobb Partners Limited, 355 Alhambra Circle, Suite 1500, Coral Gables, FL 33134.

(5)
Consists of 1,292,125 shares of common stock held by LF Moby LLC. LF Moby LLC is beneficially owned by Richard S. LeFrak and his sons Harrison T. LeFrak and James T. LeFrak via various LLCs and trusts. Richard LeFrak is a member of our Board. The address of each of the entities and persons identified in this note is c/o The LeFrak Organization, 40 West 57th Street, New York, NY 10019.

(6)
Consists of 12,440,575 shares of common stock held by WLR Recovery Fund IV, L.P., 49,962 shares of common stock held by WLR IV Parallel ESC, L.P., and 1,230,594 shares of common stock held by WLR/GS Master Co-Investment, L.P. (collectively, the "WL Ross Funds"). WLR Recovery Associates IV, LLC is the general partner of WLR Recovery Fund IV, L.P. Invesco WLR IV Recovery Associates, LLC is the general partner of WLR IV Parallel ESC, L.P. WLR Master Co-Investment GP, LLC, is the general partner of WLR/GS Master Co-Investment, L.P. Mr. Ross is a member of the investment committee of each WL Ross Fund's general partner, which has investment and voting control over the shares held or controlled by each of the WL Ross Funds. Mr. Ross disclaims beneficial ownership of such shares except for his pecuniary interest therein. Mr. Ross is a member of our Board and Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC. The address of each of the entities and persons identified in this note is c/o WL Ross & Co. LLC, 1166 Avenue of the Americas, New York, NY 10036.

(7)
Does not include shares of common stock held by investment funds affiliated with The Carlyle Group. Mr. Sarkozy is a member of our Board and is a Managing Director of The Carlyle Group. Mr. Sarkozy disclaims beneficial ownership of the shares held by investment funds affiliated with The Carlyle Group.

(8)
Does not include shares of common stock held by investment funds affiliated with Centerbridge Partners, L.P. Mr. West is a member of our Board and Mr. West is a Senior Managing Director of Centerbridge Partners, L.P. Mr. West disclaims beneficial ownership of the shares held by investment funds affiliated with Centerbridge Partners, L.P.

(9)
Includes shares beneficially owned by WL Ross & Co. LLC. See footnote 6 above.

(10)
Consists of 6,152,974 shares of common stock held by Carlyle Financial Services BU, L.P., 1,367,645 shares of common stock held by Carlyle Strategic Partners II, L.P., and 47,539 shares of common stock held by CSP II Co-Investment, L.P. (collectively, the "DBD Cayman Holdings Shares"). DBD Cayman Holdings, Ltd., or "DBD Cayman Holdings," is the sole shareholder of DBD Cayman, Ltd., or "DBD Cayman," which is the general partner of TCG Holdings Cayman II, L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., or "TCGIH." TCGIH is the sole shareholder of Carlyle Financial Services, Ltd., which is the general partner of TCG Financial Services, L.P., which is the general partner of Carlyle Financial Services BU, L.P. TCGIH is also the managing member of TC Group CSP II, LLC, which is the general partner of CSP II General Partner, LP, which is the general partner of Carlyle Strategic Partners II, L.P. and CSP II Co-Investment, L.P. DBD Cayman Holdings is controlled by its ordinary members, William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein and all action relating to the investment and disposition of the DBD Cayman Holdings Shares requires their approval. William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein each disclaim beneficial ownership of the DBD Cayman Holdings Shares. The address of each of the entities and persons identified in this note is c/o The Carlyle Group, 1001 Pennsylvania Avenue NW, Suite 220 South, Washington, D.C. 20004.

(11)
Consists of 6,152,973 shares of common stock held by Carlyle Partners V, L.P., 232,580 shares of common stock held by CP V Coinvestment A, L.P., 12,813 shares of common stock held by CP V Coinvestment B, L.P., and 116,513 shares of common stock held of record by Carlyle Partners V-A, L.P., referred to as the "TCG Holdings Shares." TCG Holdings, L.L.C. is the managing member of TC Group, L.L.C., which is the sole managing member of TC Group V Managing GP, L.L.C., which is the sole general partner of TC Group V, L.P., which is the sole general partner of Carlyle Partners V, L.P, Carlyle Partners V-A, L.P., CP V Coinvestment A, L.P and CP V Coinvestment B, L.P. TCG Holdings, L.L.C. is managed by a three person managing board, consisting of William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein, and all board action relating to the voting or disposition of the TCG Holdings Shares requires approval of a majority of the board. William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein each disclaim beneficial ownership of the TCG Holdings Shares. The address of each of the entities and persons identified in this note is c/o The Carlyle Group, 1001 Pennsylvania Avenue NW, Suite 220 South, Washington, D.C. 20004.

(12)
Consists of 9,182,791 shares of common stock held by Centerbridge Capital Partners, L.P., 339,205 shares of common stock held by Centerbridge Capital Partners Strategic, L.P., 15,114 shares of common stock Centerbridge Capital Partners SBS, L.P., 584,532 shares of common stock held by CB BU Investors, LLC., 338,413 shares of common stock held by CB BU Investors II, LLC and 307,649 shares of common stock held by CB BU Investors III, LLC (collectively, the "Centerbridge Funds"). Centerbridge Associates, L.P. is the general partner of each of such entities. Mr. West is a member of Centerbridge Associates, L.P., which has investment and voting control over the shares held or controlled by each of the Centerbridge Funds. Mr. West disclaims beneficial ownership of such shares. Mr. West is a member of our Board and Mr. West is a Senior Managing Director of Centerbridge Partners, L.P. The address of each of the entities and persons identified in this note is c/o Centerbridge Partners, L.P., 375 Park Avenue, 12th Floor, New York, NY 10152.

(13)
Consists of 10,430,666 shares of common stock held by Blackstone Capital Partners V L.P., 3,261,651 shares of common stock held by Blackstone Capital Partners V-AC, L.P., 18,224 shares of common stock held by Blackstone Family Investment Partnership V, L.P. and 10,590 shares of common stock held by Blackstone Participation Partnership V, L.P. Blackstone Management Associates V L.L.C. is the general partner of Blackstone Capital Partners V L.P. and Blackstone Capital Partners V-AC L.P. BCP V Side-by-Side GP L.L.C. is the general partner of Blackstone Family Investment Partnership V, L.P. and Blackstone Participation Partnership V, L.P. Mr. Chu is a member of Blackstone Management Associates V L.L.C., which has investment and voting control over the shares held or controlled by Blackstone Capital Partners V L.P. and Blackstone Capital Partners V-AC L.P., and Mr. Chu is a member of BCP V Side-by-Side GP L.L.C., which has investment and voting control over the shares held or controlled by Blackstone Family Investment Partnership V, L.P. and Blackstone Participation Partnership V, L.P. Mr. Chu disclaims beneficial ownership of such shares. Mr. Chu is a member of our Board and Mr. Chu is a Senior Managing Director of The Blackstone Group. The address of each of the entities and persons identified in this note is c/o The Blackstone Group, 345 Park Avenue, New York, NY 10154.

Executive Officers and Directors

        The following table provides certain information regarding our directors and executive officers. Each director and officer will hold office until a successor is elected or qualified or until his earlier death, resignation or removal. The term of office for all directors is one year. We have entered into a director nomination agreement with certain funds affiliated with Blackstone, Carlyle, Centerbridge and WL Ross, whom we refer to as the "Sponsors," and Mr. Kanas that provides for the rights of our Sponsors and Mr. Kanas to nominate individuals to our Board. The Sponsors and Mr. Kanas have the right to nominate individuals to our Board at each meeting of stockholders where directors are to be elected and, subject to limited exceptions, we will include in the slate of nominees recommended to our stockholders for election as directors individuals designated by the Sponsors and Mr. Kanas. See

"Information About BankUnited, Inc.—Related Transactions—Director Nomination Agreement" on Page [    •    ].

Name	Age	Position
John A. Kanas	64	Chairman, President and Chief Executive Officer
John Bohlsen	69	Vice Chairman, Chief Lending Officer and Director
Douglas J. Pauls	53	Chief Financial Officer
Rajinder P. Singh	40	Chief Operating Officer
Randy R. Melby	55	Senior Executive Vice President, Chief Risk Officer at BankUnited
Chinh E. Chu	45	Director
Ambassador Sue M. Cobb	74	Director
Eugene F. DeMark	64	Director
Richard S. LeFrak	66	Director
Wilbur L. Ross, Jr.	73	Director
Pierre Olivier Sarkozy	42	Director
Lance N. West	50	Director

        John A. Kanas has served on our Board since its inception in May 2009. He has also served as our Chairman, President and Chief Executive Officer since May 2009. Mr. Kanas serves as the Committee Chairman of our Executive Committee. Prior to joining BankUnited, Mr. Kanas was President and Chief Executive Officer of North Fork Bancorporation, Inc. from 1977 until its acquisition by Capital One in December 2006, at which time North Fork was one of the top 25 bank holding companies in the United States. He also served as Chairman of North Fork from 1986 to 2006. In December 2006, he became President of Capital One's banking segment, which included North Fork, the former Hibernia Bank in Louisiana and Texas and Capital One Direct Bank in Richmond, Virginia. Mr. Kanas retired from that position in August 2007. Between August 2007 and May 2009, Mr. Kanas was an independent consultant. Mr. Kanas holds a B.A. degree from Long Island University. He is a past president of the New York State Bankers Association. Mr. Kanas was also a member of the NYSE Listed Company Advisory Committee and is currently a member of the board of trustees of Long Island University and Weill Cornell Medical College. In 2005, Mr. Kanas was recognized by "Institutional Investor" as the best regional bank CEO in America. In May 2007, Mr. Kanas received the Woodrow Wilson Award for Corporate Citizenship and was also conferred an Honorary Doctorate of Humane Letters by Dowling College. Mr. Kanas' qualifications to serve on our Board include his 29-year career at North Fork, his extensive experience in the banking industry and his long-standing relationships within the business, political and charitable communities.

        John Bohlsen has served on our Board since its inception in May 2009. He is also our Vice Chairman and has served as Chief Lending Officer since May 2009. From December 2006 until August 2007, Mr. Bohlsen led the Commercial Banking division for Capital One's banking subsidiary, which included North Fork, the former Hibernia Bank in Louisiana and Texas and Capital One Direct Bank in Richmond, Virginia. Mr. Bohlsen was a part of North Fork's management team when they were acquired by Capital One in December 2006. During his tenure at North Fork from January 1986 to December 2006, he served on the Board of Directors, and became Vice Chairman in 1989. Mr. Bohlsen also served as Chairman of several bank management committees during that time. Between August 2007 and May 2009, Mr. Bohlsen was active in other business activities involving restaurants and other real estate endeavors. He is active in various outside businesses involving real estate and construction, and is president of a restaurant operating company doing business in the New York metropolitan area. Mr. Bohlsen has a B.S. and a M.B.A. from Michigan State University. In addition, he is a veteran of the U.S. Navy, having served as an officer during the Vietnam War. Mr. Bohlsen has served on many professional, academic and community boards and organizations, and he and his family are well known for their philanthropic endeavors. Mr. Bohlsen's qualifications to serve on our Board include his extensive experience in the banking industry and his previous experience serving as a director on the board of a public company.

        Douglas J. Pauls has been our Chief Financial Officer since September 2009. Between March 2009 and August 2009, Mr. Pauls was self-employed as a consultant. From April 2008 until February 2009, Mr. Pauls served as Executive Vice President of Finance for TD Bank, NA following TD Bank's acquisition of Commerce Bancorp, Inc. in March 2008. Mr. Pauls served as Chief Financial Officer of Commerce Bancorp from March 2002 up until the acquisition by TD Bank in April 2008. Mr. Pauls was a member of the three person Office of the Chairman, responsible for overall management, policy making and strategic direction of Commerce Bancorp. From October 1995 to March 2002, Mr. Pauls served as the Chief Accounting Officer of Commerce Bancorp, its Senior Vice President from January 1999 to April 2006 and its Executive Vice President from April 2006 to April 2008. Earlier in his career, Mr. Pauls was a Senior Manager in the Audit Department of Ernst & Young in Philadelphia and Pittsburgh, Pennsylvania. Mr. Pauls received a B.A. in Economics magna cum laude from Dickinson College. Mr. Pauls currently serves on the board of trustees of Dickinson College and as a Member of the Committees on Finance, Budget and Audit, and Student Life.

        Rajinder P. Singh is our Chief Operating Officer and has been with us since our inception in May 2009. Prior to joining us, Mr. Singh led the financial services practice of WL Ross & Co., a private equity firm and investor in BankUnited from April 2008 to May 2009. From December 2006 through April 2008, Mr. Singh served as Executive Vice President for Capital One's banking segment which includes retail, small business and commercial banking businesses in New York, New Jersey, Connecticut, Louisiana and Texas and a national direct deposit gathering franchise. Mr. Singh was a member of Capital One's Bank Leadership Team and chaired the Deposit Pricing Committee. He also served on Capital One's ALCO and brand board. Previously, Mr. Singh served as Head of Corporate Development and Strategy for North Fork from February 2005 to December 2006. During his tenure, North Fork was acquired by Capital One for $13.2 billion. Prior to joining North Fork in February 2005, Mr. Singh spent nine years at FleetBoston Financial Corporation and last served as Managing Director of Corporate Development and Strategy. Mr. Singh earned his M.B.A. from Carnegie Mellon University in Pittsburgh and his B.S. in chemical engineering from the Indian Institute of Technology in New Delhi.

        Randy R. Melby joined BankUnited in September 2009 as Executive Vice President, Chief Risk Officer at BankUnited and was promoted to Senior Executive Vice President, Chief Risk Officer in February 2011. Mr. Melby is responsible for enterprise risk oversight, which includes loan review; internal audit; compliance, including BSA and AML; and overall operations and credit risk management. Prior to joining us, Mr. Melby served as Senior Vice President and General Auditor for Washington Mutual/JP Morgan Chase in Seattle from December 2004 to January 2009. Before this, he spent 24 years with Norwest Corporation/Wells Fargo. He held a variety of leadership positions in the internal audit, and commercial loan operations areas. Mr. Melby received a B.S. in accounting and management from the University of North Dakota. Mr. Melby is a member of the Institute of Internal Auditors, graduated with honors from the Pacific Coast School of Banking and is also a graduate of the BAI Graduate School of Bank Operations & Technology.

        Chinh E. Chu has served on our Board since its inception in May 2009. He is a Senior Managing Director in the Blackstone Private Equity Group, or Blackstone, one of our principal investors. Since joining Blackstone in 1990, Mr. Chu has led Blackstone's investments in Stiefel Laboratories, ReAble Therapeutics' acquisition of DJ Orthopedics, Biomet, Catalent Pharma Solutions, Alliant, ReAble Therapeutics, Celanese, Nalco, SunGard Data Systems, Nycomed and LIFFE. He has also been involved in Blackstone's investments in FGIC, Sirius Satellite Radio, StorageApps, Haynes International, Prime Succession/Rose Hills, Interstate Hotels, HFS and Alco Holdings. Mr. Chu is currently a director of Alliant, Graham Packaging Company Inc., Healthmarkets, DJO Incorporated, Catalent Pharma Solutions, SunGard Data Systems, Allied Barton and Bayview, and previously served on the board of directors of Celanese Corporation. Before joining Blackstone, Mr. Chu worked at Salomon Brothers in the Mergers and Acquisitions Department. Mr. Chu received a B.S. in Finance from the University of Buffalo, where he graduated summa cum laude. Mr. Chu's qualifications to serve on our Board include his significant experience overseeing the business of Blackstone's numerous portfolio companies, including significant public company experience, and his significant financial, investment and strategic business planning experience.

        Sue M. Cobb, Ambassador of the United States of America, ret., has served on our Board since January 2010. Since February 2007, Ambassador Cobb has been engaged in private sector business activities with Cobb Partners, Inc., a privately held Florida-based investment firm. From September 2001 to February 2005, she served as the United States Ambassador to Jamaica. Ambassador Cobb was Secretary of State of Florida from December 2005 to January 2007. From 2002 to 2008, Ambassador Cobb was engaged at the U.S. Department of State's Leadership and Management School as co-chair of periodic mandatory seminars for newly designated U.S. ambassadors. Ambassador Cobb served seven years as chair of the board of the Federal Reserve Bank, Miami Branch. She was the founding partner of the Public Finance Department of the Greenberg Traurig law firm where she practiced as a public finance attorney. She currently sits on the board of directors of the Durango Mountain Resort and Kirkwood Associates Inc., both private resort development companies. Ambassador Cobb is President of the American Friends of Jamaica, a New York-based charitable institution, and President of Miami-based Cobb Family Foundation. She is an active member of the Center for Strategic and International Studies, The Council of American Ambassadors, and the Council on Foreign Relations. Ambassador Cobb has also been an officer and director of many civic and charitable organizations and has received numerous awards including national honors from the nations of Jamaica and Iceland. Previously, she has been the University of Miami Alumnus of the year, the Red Cross Humanitarian of the Year and the Silver Medallion Awardee from the National Conference of Christians and Jews for contributions to civic causes and humanity. Ambassador Cobb received a B.A. from Stanford University and a J.D. from the University of Miami School of Law. Ambassador Cobb's qualifications to serve on our Board include her broad and diverse background in leadership and management, including experience with public companies as the Audit Committee Chair of the LNR Property Corporation, a public real estate investment, finance and management company.

        Eugene F. DeMark has served on our Board since September 2010. From June 1969 until his retirement in October 2009, Mr. DeMark worked for KPMG LLP, a global professional services firm. Mr. DeMark served as the Advisory Northeast Area Managing Partner at KPMG LLP from October 2005 until his retirement. Since his retirement, Mr. DeMark has been an independent consultant. Starting in January 2010, Mr. DeMark has advised our Audit and Compensation Committees. Between 1988 and 2001, Mr. DeMark had been the Northeast Area Managing Partner of the Information, Communications and Entertainment Practice and the KPMG's Long Island Office Managing Partner. During his career at KPMG, Mr. DeMark has had responsibilities to lead a number of specialized practices in Banking, High Technology, Media and Entertainment and Aerospace and Defense. He joined the Firm in 1969 and was elected to its partnership in 1979. On special assignments, he worked on the research staff of the Commission on Auditor's Responsibilities, the predecessor to the Treadway Commission, formed to assess increases in fraudulent financial reporting. Mr. DeMark also developed the firm's first study guide on SEC reporting. Mr. DeMark holds a B.B.A. degree from Hofstra University and is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants (AICPA) and the New York State Society of Certified Public Accountants. Mr. DeMark has served as chairman of the Long Island chapter of multiple sclerosis, president of the Nassau County council of the Boy Scouts of America and Northeast Regional board member of the National organization, president of the Nassau Chapter of the National Association of Accountants, Treasurer of the New Long Island Partnership and chairman of the Economic Development Task Force—Project Long Island. Mr. DeMark also was active in the United Way on Long Island and New York and served on its board of directors and chaired the nominating committee. Mr. DeMark's qualifications to serve on our Board include his 40 years of financial experience at KPMG LLP, including 35 years in various positions in the firm's audit practice.

        Richard S. LeFrak has served on our Board since its inception in May 2009. He also serves as the Committee Chairman of our Compensation Committee. Mr. LeFrak is currently the Chairman and CEO of the LeFrak Organization, a privately held real estate and development company. He joined the LeFrak Organization in 1968, was appointed its President in 1975, and was elected Chairman of its board of directors and CEO in 2003. Mr. LeFrak serves on the board of a number of organizations, including the board of trustees of Amherst College, and the board of trustees of the Prostate Cancer Foundation. He also has served as a member of the board of trustees of the American Museum of Natural History, the board of trustees of the Trinity School, and as a Member of the New York State Banking board. Mr. LeFrak also presides over the LeFrak Foundation, a private philanthropy whose mission encompasses a broad, but focused agenda, including the support of charitable organizations, institutions of higher learning, hospitals, research facilities and cultural programs that sustain and encourage literary, performing and visual arts. Mr. LeFrak graduated cum laude from Amherst College in 1967, and went on to study law at Columbia University, from which he received his J.D. in 1970. In 1998, Mr. LeFrak received an Honorary Doctorate Degree from Amherst College. Mr. LeFrak's qualifications to serve on our Board include his 35 years of experience in the development, rehabilitation and marketing of real estate as well as his long-standing relationships within the business, political and charitable communities.

        Wilbur L. Ross, Jr. has served on our Board since its inception in May 2009. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, or WL Ross, a private equity firm and one of our principal investors, a position he has held since April 2000. Mr. Ross is also the managing member of the general partner of WL Ross Group, L.P., which in turn is the managing member of the general partner of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., WLR Recovery Fund III L.P., WLR Recovery Fund IV L.P., Asia Recovery Fund L.P., Asia Recovery Co-Investment Fund L.P., Absolute Recovery Hedge Fund L.P., India Asset Recovery Fund and Japan Real Estate Recovery Fund, the Chairman of the Investment Committee of the Taiyo Fund and the Chairman of Invesco Private Capital. Mr. Ross is also non-executive Chairman of: International Coal Group, Inc., a leading producer of coal in Northern and Central Appalachia and the Illinois basin; International Textile Group, Inc., a global, diversified textile provider that produces automotive safety, apparel, government uniform, technical and specialty textiles; Nano-Tex, Inc., a fabric innovations company located in the United States; IPE-Ross Management Ltd., an investment partnership investing in middle market European buyouts; and the International Automotive Components Group SL, a joint venture company with interests in automotive interior plastics. Mr. Ross is also an executive officer of Invesco Private Equity; American Home Mortgage Services, Inc. and Plascar Participacoes SA. Mr. Ross is a board member of: Arcelor Mittal N.V.; Compagnie Européenne de Wagons SARL in Luxembourg; Insuratex, Ltd., an insurance company in Bermuda; Plascar Participacoes SA; Phoenix International Insurance Company; The Greenbrier Companies, a supplier of transportation equipment and services to the railroad industry; IAC Acquisition Corporation Limited; IAC Group SARL; and Masters Capital Nanotechnology Fund. Mr. Ross is also a member of the Business Roundtable. Previously, Mr. Ross served as the Executive Managing Director at Rothschild Inc., an investment banking firm, from October 1974 to March 2000. Mr. Ross was previously a director of Mittal Steel Co. N.V. from April 2005 to June 2006, a director of International Steel Group from February 2002 to April 2005, a director of Montpelier Re Holdings Ltd. from 2006 to March 2010, and a director of Syms Corp. from 2000 through 2007. Mr. Ross was also formerly Chairman of the Smithsonian Institution National board and currently is a board member of Whitney Museum of American Art, the Japan Society, the Yale University School of Management and Chairman of the Palm Beach Fire Fighters Retirement Fund. He holds an A.B. from Yale University and an M.B.A., with distinction, from Harvard University. Mr. Ross' qualifications to serve on our Board include his significant experience in finance and his knowledge of the capital markets.

        Pierre Olivier Sarkozy has served on our Board since its inception in May 2009. Since March 2008, Mr. Sarkozy has served as Managing Director of the Carlyle Group, or Carlyle, one of our principal investors, and head of the Carlyle Global Financial Services Partners fund, one of the Carlyle affiliated funds that has invested in us. From January 2003 until March 2008, Mr. Sarkozy was Global Co-Head of the Financial Institutions Group at UBS Investment Bank. Prior to joining UBS, Mr. Sarkozy worked for 11 years at Credit Suisse First Boston, where he was the Managing Director in charge of the Depository Institutions Group. Mr. Sarkozy received his Masters in Medieval History (with Honors) from St. Andrews University in Scotland. Mr. Sarkozy's qualifications to serve on our Board include his extensive experience working with depository institutions and his expertise in structuring bank mergers and acquisitions.

        Lance N. West has served on our Board since its inception in May 2009. Since May 2006, Mr. West has been a Partner and Senior Managing Director of Centerbridge Partners LP, or Centerbridge, a $10 billion multi-strategy, private investment management company that focuses on distressed debt and private equity opportunities and one of our principal investors. From January 1999 until May 2006, Mr. West was a Partner and Managing Director at Goldman, Sachs & Co., where he was head of the firm's Principal Finance Group, a proprietary investment platform focusing on a variety of private and public equity and debt investments in the Americas, with a particular emphasis on real estate and financial institutions. Mr. West was a member of Goldman's Asian Special Situations Group and was a member of the Investment Committees for Goldman's American Special Situations and Specialty Lending Groups. From January 1992 until January 1999, Mr. West served as Chairman and CEO of Greenthal Realty Partners LP and GRP Financial in New York, which Mr. West founded as a Resolution Trust Company Standard Asset Management and Disposition Contracts Asset Manager providing real estate asset management, special servicing and distressed debt investment management. Prior to founding GRP, Mr. West was an executive vice president with The Charles H. Greenthal Group, Inc., a real estate asset management and investment company, and a member of the technical staff at AT&T Bell Laboratories from 1982 to 1984. Mr. West earned his M.S. in Electrical Engineering from the California Institute of Technology in 1983 and graduated magna cum laude with a B.S. in Electrical Engineering from Tufts University in 1982. Mr. West is currently chairman of Green Tree Investment Holdings LLC, a credit focused mortgage loan servicer. Mr. West is a member of the board of overseers of Tufts University, and a member of the Chair's Council for the Humanities and Social Sciences division at the California Institute of Technology. Mr. West's qualifications to serve on our Board include his extensive financial and investment experience as well as his real estate experience.

Executive Compensation

Compensation Discussion and Analysis

  Executive Compensation

        The following Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation philosophy, policies and practices with respect to the compensation of our executive officers who appear in the "Summary Compensation Table" below (referred to collectively throughout this section "Information About BankUnited, Inc.—Executive Compensation—Compensation Discussion and Analysis—Executive Compensation" as our "named executive officers" and with respect to our named executive officers other than Mr. Melby). Our named executive officers for the fiscal year ended December 31, 2010 were:

  •
  John A. Kanas, Chairman, President and Chief Executive Officer

  •
  Douglas J. Pauls, Chief Financial Officer

  •
  John Bohlsen, Vice Chairman and Chief Lending Officer

  •
  Rajinder P. Singh, Chief Operating Officer

  •
  Randy R. Melby, Senior Executive Vice President, Chief Risk Officer at BankUnited

  Objectives of Our Executive Compensation Program

        Our executive compensation philosophy is primarily based on pay-for-performance. Accordingly, our executive compensation programs are designed to achieve the following objectives:

  •
  Align the interests of our executives with those of our stockholders.  We link a meaningful portion of compensation to the achievement of our long-term goals by rewarding executive officers if and when stockholder value increases. To that end, a significant portion of the compensation awarded to our executives is in the form of equity-based compensation.

  •
  Retain management.  Compensation for executives is designed such that we retain them by having meaningful vesting long-term equity compensation.

  •
  Motivate through ownership.  We believe that the best way to inspire leadership and performance is by distributing ownership in the form of equity- based compensation throughout our ranks and requiring executive management to retain meaningful exposure to our Company's stock.

  Setting Executive Compensation

        Our current executive compensation program is largely based on arrangements that were negotiated at the time that our Company was founded. BankUnited, Inc. was organized by a management team led by Messrs. Kanas, Singh, Bohlsen and our former Chief Financial Officer on April 28, 2009. At that time, the founding members of the management team directly negotiated the terms of their compensation with the investors. Mr. Pauls replaced our former Chief Financial Officer, and as a result, Mr. Pauls' compensation components are similar to those provided to our former Chief Financial Officer prior to his departure. The level of Mr. Pauls' compensation was negotiated by him and the Company and was ultimately subject to approval by our Board. Mr. Melby, who is not a founding member of our management team, commenced employment with BankUnited on September 28, 2009 and the terms of his compensation were the product of negotiation between Mr. Melby and BankUnited and was subject to final approval by the Board of BankUnited.

  Role of Compensation Committee

        Since our inception, our compensation committee has been responsible for such matters as the determination of discretionary bonus amounts, if any, to be paid to our named executive officers, the implementation of the BankUnited, Inc. 2009 Stock Option Plan, including the determination of grant amounts, vesting terms and exercise prices and the approval of a new Omnibus Equity Incentive Plan. In addition, our compensation committee was responsible for vetting and approving our 401(k) plan and Nonqualified Deferred Compensation Plan.

  Role of Compensation Consultant

        We have not engaged any compensation consultants. However, we may revisit the use of a compensation consultant in the future.

  Risk Oversight

        The audit committee of our Board, which is comprised of non-employee directors, is currently responsible for risk oversight within our Company, including with respect to compensation practices. Mr. Melby, the Executive Vice President, Chief Risk Officer at BankUnited, is responsible for developing an Enterprise Risk Management framework to identify, manage and mitigate risks across our Company. This framework, which involves ongoing participation and oversight by our Board, captures compensation-related risk amongst various other dimensions of risk. In addition, our Company is subject to oversight by the OTS. To date, the OTS has played a role in our executive compensation practice, including reviewing and commenting on the employment agreements we have entered into with the Management Members, and going forward, we will comply with the rules and regulations developed by the OTS. We do not believe that our overall compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our Company.

  Compensation Committee Interlocks and Insider Participation

        None of Messrs. DeMark, LeFrak, Sarkozy, and West and Ambassador Cobb, the members of our compensation committee during our last completed fiscal year, is an executive officer of any entity for which any executive officer of BankUnited, Inc. serves as a director or a member of the compensation committee, nor has any of them ever been an officer or employee of BankUnited, Inc.

Executive Officer Compensation

  Principal Components of Compensation of Our Named Executive Officers

        The compensation package offered to our executive officers, including our named executive officers, consists of:

  •
  Base salary.  Base salaries for our executive officers are designed to compensate the executive for the experience, education, personal qualities and other qualifications of that individual that are essential for the specific role the executive serves within our Company, while remaining competitive with the market.

  •
  Discretionary cash bonuses.  Our executives, including our named executive officers, are eligible to receive discretionary cash bonuses as determined by our Board. To date, our Board has not awarded any discretionary cash bonuses to the Management Members and has not established any performance targets for such awards. To the extent that bonuses are awarded to the Management Members in the future, the determination of the amounts of such bonuses will be determined in accordance with the BankUnited, Inc. Policy on Incentive Compensation Arrangements, which provides that bonus amounts are to be based upon the following: overall individual performance, organizational performance, individual contribution to organizational performance, business segment performance, and level of individual responsibilities. Pursuant to his offer letter, Mr. Melby is eligible to receive an annual bonus with a target bonus opportunity equal to $300,000. Mr. Melby is the only one of our named executive officers with a target bonus due to his role as the Chief Risk Officer of BankUnited and our belief that a lesser portion of his overall compensation should be in the form of equity-based compensation and, accordingly, at-risk.

  •
  Long-term equity-based compensation.  In general, we provide a significant portion of the compensation due to our named executive officers in the form of long-term equity-based compensation. We believe that providing compensation that is contingent on our long-term performance and that is at-risk serves to align the long-term interests of our named executive officers with the long-term interests of our stockholders. To date, long-term equity-based compensation has generally been granted to our executives upon commencement of employment. In addition, Mr. Melby was granted 11,000 restricted shares on March 11, 2011.

  •
  Limited perquisites and other benefits.  Our executive officers, including our named executive officers, are eligible to participate in our 401(k) retirement plan and the Management Members are also eligible to participate in our Nonqualified Deferred Compensation Plan. Messrs. Kanas, Pauls, Bohlsen, Singh and Melby receive a car allowance and, in addition, Messrs. Kanas and Bohlsen are provided with a company-paid driver. Mr. Melby also receives a housing allowance pursuant to the terms of his offer letter with BankUnited.

  Compensation Mix

        Our current compensation package is designed to provide a strong link between the compensation of our executives and the success of our Company and our stockholders generally. The cash components—base salary and discretionary cash bonus compensation—collectively represent what we believe is appropriate pay for expected performance during the year. The equity-based compensation component is designed to encourage high performance by closely aligning an executive's pay with the interests of our stockholders. The allocation between different elements of compensation with respect to our named executive officers has been a product of individual negotiations to date.

  Employment Agreements

        We have entered into employment agreements with each of the Management Members. Mr. Melby is not party to an employment agreement and instead his employment is subject to the terms of an offer letter with BankUnited. The employment agreements and offer letter set forth the compensatory terms of each of our named executive officers' employment. For additional information regarding each named executive officer's employment agreement or offer letter, see "Information About BankUnited, Inc.—Executive Compensation—Executive Officer Compensation—Employment Agreements with Named Executive Officers" on Page [    •    ].

  Base Salary

        We provide our executive officers and other employees with base salary to compensate them for services rendered during the year. We believe that, with respect to our named executive officers, base salary should compensate the executives for their service and performance but that superior contributions and performance should be rewarded by other forms of compensation, including long-term equity-based compensation. The base salary for each of our named executive officers was set in his employment agreement or offer letter when the named executive officer commenced employment with us or BankUnited, as applicable. To date, we have not granted any increase in base salary for any of our named executive officers.

  Discretionary Cash Bonuses

        Pursuant to their employment agreements, the Management Members are eligible to receive discretionary cash bonuses, as determined in the sole discretion of our Board. To date, our Board has not awarded bonuses to the Management Members and has not established any performance targets for such awards. To the extent that bonuses are awarded to the Management Members in the future, the determination of the amounts of such bonuses will be determined in accordance with the BankUnited, Inc. Policy on Incentive Compensation Arrangements, which provides that bonus amounts are to be based upon the past, present, and expected future contributions of an employee or group of employees to the overall success, safety, and soundness of the organization. Factors considered in evaluating those contributions will include, among other things: overall individual performance, organizational performance, individual contribution to organizational performance, business segment performance, and level of individual responsibilities. The BankUnited, Inc. Policy on Incentive Compensation Arrangements is designed to balance risk and financial results in a manner that does not encourage employees to expose the Company to imprudent risks.

        Pursuant to his offer letter, Mr. Melby is eligible to receive an annual bonus under a bonus plan that is yet to be implemented by BankUnited with a target bonus opportunity equal to $300,000. Mr. Melby is the only one of our named executive officers with a target bonus opportunity due to his role as the Enterprise Risk Officer of BankUnited and our belief that a lesser portion of his compensation should be in the form of equity-based compensation and, accordingly, at-risk due to the responsibilities inherent in his role as Enterprise Risk Officer. Given the limited duration of Mr. Melby's tenure with BankUnited in 2009, BankUnited decided to pay Mr. Melby a pro-rata bonus equal to $75,000 based on the target bonus set forth in his offer letter with BankUnited and the number of months Mr. Melby was employed by BankUnited during 2009 (i.e., September—December 2009). For 2010, Mr. Melby received a bonus of $300,000, equal to his target bonus. The Compensation Committee determined the amount of the bonus after a review of subjective criteria related to

Mr. Melby's performance in 2010. No other named executive officer received a discretionary cash bonus for 2010.

  Equity-Based Compensation

                  Profits Interest Units

        Pursuant to the LLC Agreement and related award agreements, the Management Members each received equity-based compensation in the form of profits interest units, or PIUs, in the LLC upon commencement of employment with us. The PIUs represent the right of the holder to share in distributions from the LLC after our investors have received certain returns on their investment. At the time of the inception of our Company, PIUs representing the right to receive an amount equal to ten percent of the increase in the value of our Company after returns to our investors have been made were allocated to a pool for grants to the founding members of our management team. Mr. Pauls, who was not employed by us at the time of our inception, received his PIUs when he commenced employment with us in September 2009.

        The PIUs were divided into two equal types of profits interests units. Half of the PIUs were Time-based PIUs and the remaining half of the PIUs were IRR-based PIUs. All of the PIUs available for grant under the LLC Agreement were granted to the Management Members.

        The Time-based PIUs generally vested in equal annual installments on each of the first three anniversaries of the date of grant. One-third of the Time-based PIUs granted to each of the Management Members were vested as of the IPO. With respect to Messrs. Kanas, Bohlsen and Singh, one-third of their Time-based PIUs were due to vest in accordance with their terms on each of May 21, 2011 and May 21, 2012, if such individuals remain employed by us as of such date. With respect to Mr. Pauls, one-third of his Time-based PIUs were due to vest in accordance with their terms on each of September 1, 2011 and September 1, 2012, if he remains employed by us as of such date. The unvested Time-based PIUs were due to vest on an accelerated basis upon the occurrence of certain events, such as change in control.

        The IRR-based PIUs generally were due to vest after our investors have received certain returns on their investment. In addition, pursuant to the terms of the LLC Agreement, following an initial public offering, the IRR-based PIUs would have become eligible to vest commencing on the date that is four months after the IPO based on the trading price of our common stock four months after the effective date of the IPO. Based on the offering price and the implied equity value of the Company resulting from such offering price, the Board of Directors of the LLC determined that the IRR-based PIUs would vest in accordance with their terms on the date that is four months after the consummation of the IPO and as a result no longer provided a significant retention benefit. As a result, the Board of Directors of the LLC approved the vesting in full of IRR-based PIUs that were issued pursuant to the LLC Agreement and related award agreements such that, immediately prior to the consummation of the Reorganization, all IRR-based PIUs were vested.

                  Stock Options

        At the time that Mr. Melby commenced employment with BankUnited, the pool of available PIUs had been exhausted. In addition, we intended that PIUs would be issued only to the Management Members in recognition of their contributions to the formation of our Company. Accordingly, Mr. Melby did not receive a grant of PIUs and instead received stock options to purchase shares of our common stock under the BankUnited, Inc. 2009 Stock Option Plan. Mr. Melby was granted 14,600 stock options on March 29, 2010 with an exercise price of $17.86 per share based on the fair market value per share of common stock. The stock options granted to Mr. Melby in 2010 were in respect of his commencement of employment and service during 2009 and vest in three substantially equal installments on each of the first three anniversaries of the grant date, subject to Mr. Melby's continued service through the applicable vesting dates.

        The PIUs and stock options are described further below following "Information About BankUnited, Inc.—Executive Compensation—Grants of Plan-Based Awards—2010 Grants of Plan-Based Awards" on Page [    •    ].

        As part of the Reorganization, the Management Members received a combination of common stock (both shares not subject to vesting schedules and restricted shares that are subject to vesting schedules) and options to purchase common stock (both vested and unvested) as well as certain dividend equivalent rights, in each case, in respect of the PIUs held by the Management Members. Such shares of common stock received by the Management Members did not include newly issued shares that are dilutive to stockholders, but were allocated from the pool of shares then held by the LLC that would otherwise have been distributed pro rata to the Sponsors, as well as the other unit holders of the LLC in respect of their units as part of the liquidation of the LLC. Shares later forfeited by the Management Members will be distributed pro rata back to the then-unit holders and not to us. Such shares have not been registered under the Securities Act and may only be sold pursuant to registration under the Securities Act or an exemption therefrom. The shares issuable upon exercise of options will be newly issued shares that will be issued under the BankUnited, Inc. 2010 Omnibus Equity Incentive Plan described below, which is covered by a registration statement on Form S-8.

        In addition, the BankUnited, Inc. 2010 Omnibus Equity Incentive Plan was adopted in connection with the IPO and we will no longer issue new options under the BankUnited, Inc. 2009 Stock Option Plan.

        The Board of Directors of the LLC approved the vesting in full of the IRR-based PIUs that were held by the Management Members such that, immediately prior to the consummation of the Reorganization, all IRR-based PIUs were vested. In addition, each of the Management Members were permitted to sell the same fractional amount of common stock (including shares to be received upon the liquidation of the LLC and the corresponding conversion of PIUs to stock and options) as the Sponsors were permitted to sell in connection with the IPO.

                  Holdback Agreements

        Each of (1) Mr. Kanas and certain funds affiliated with Blackstone, Carlyle, Centerbridge and WL Ross have separately agreed during the 18 months commencing on January 27, 2011 and (2) the other Management Members have separately agreed during the 12 months commencing on January 27, 2011 not to effect any sales pursuant to Rule 144 under the Securities Act of any of our equity securities.

                  Liquidation of the LLC and Treatment of Interests in the LLC

        In connection with the IPO the LLC was liquidated in accordance with the terms of the LLC Agreement, which contemplated the Reorganization. In accordance with the terms of the LLC Agreement, the following transactions occurred immediately prior to the consummation of the IPO in connection with the liquidation of the LLC (based on the initial offering price of $27.00 per share after deducting underwriting discounts and commissions):

  •
  5,795,236 shares of our common stock held by the LLC were distributed to the Management Members in respect of their common equity investment in the LLC at the time of its formation (or, in the case of Mr. Pauls, at the time his employment with us commenced);

  •
  in respect of the vested IRR-based PIUs (after giving effect to the acceleration of vesting described above) and vested Time-based PIUs held by the Management Members, the Management Members received:

  o
  3,863,491 shares of our common stock held by the LLC;

  o
  fully vested and exercisable options under the Omnibus Equity Incentive Plan to acquire 3,023,314 shares of our common stock, which options have an exercise price per share equal to the initial public offering price per share in the IPO and will expire on the tenth anniversary of the date of grant; and

    o
    a dividend equivalent right that will entitle the holder thereof to receive the economic benefit, for a period of ten years following the date of grant, of any dividends paid with respect to our common stock after the IPO as though such holder owned the number of shares of our common stock that would be issuable upon exercise of the options received by such holder described above; and

  •
  in respect of the unvested Time-based PIUs held by the Management Members, the Management Members received:

  o
  1,931,745 shares of our common stock held by the LLC that are restricted shares of common stock, which vesting restrictions will lapse and cease to exist in accordance with the same time-based vesting schedule as existed for the corresponding Time-based PIUs as described above;

  o
  a payment from us at the time the vesting restrictions applicable to the restricted shares received by the Management Members described above lapse in an amount equal to the amount of all dividends that would have been paid to such restricted shares between the date of the IPO and the date that the vesting restrictions lapse had such restricted shares not been subject to such vesting restrictions and were instead entitled to participate in dividends on the same basis as our common stock;

  o
  unvested and unexercisable options under the Omnibus Equity Incentive Plan to acquire 1,511,656 shares of our common stock, which options (i) have an exercise price per share equal to the initial public offering price per share in the IPO, (ii) expire on the tenth anniversary of the date of grant and (iii) vest in accordance with the same time-based vesting schedule as existed for the corresponding Time-based PIUs as described above; and

  o
  a dividend equivalent right that only entitles the holder thereof to an aggregate payment from us at the time the unvested options vest in accordance with their terms in an amount equal to the amount of all dividends that would have been paid in respect of such unvested options after the date of the IPO and prior to such vesting date as though such holder owned the number of shares of our common stock that would be issuable upon the vesting and exercise of the options.

                  Restricted Shares

        Pursuant to his offer letter, Mr. Melby is eligible to receive grants of equity-based compensation. After a review of subjective criteria relative to Mr. Melby's performance and to provide Mr. Melby with continued long-term incentive opportunities, the Compensation Committee granted 11,000 restricted shares to Mr. Melby on March 11, 2011. The restricted shares vest in substantially equal installments on each of the first three anniversaries of the grant date, subject to Mr. Melby's continued service through the applicable vesting dates. The closing price of the Company's common stock on March 11, 2011 was $28.05.

  Equity Ownership Requirements

        In connection with the formation of our Company, certain of the Management Members were required to invest a portion of their personal assets in our Company. Mr. Kanas invested $23,500,000, Mr. Bohlsen invested $10,000,000 and Mr. Singh invested $1,000,000. Mr. Pauls invested $1,000,000 in our Company in connection with the commencement of his employment. The amounts that the Management Members were initially required to invest vary and each executive's investment amount is in relation to his net worth. Mr. Melby joined BankUnited subsequent to our formation and was not required to invest any of his personal assets in our Company.

        In connection with the IPO and in exchange for the PIUs vesting described above, we adopted a policy to which the Management Members agreed relating to the minimum amount of equity securities that such Management Members must retain for so long as they are employed by us. This policy, which may be waived from time to time by the Compensation Committee, provides that so long as Mr. Kanas is CEO, he will not sell equity if, after giving effect to such sale, his retained equity (including vested and unvested equity, including options) has a value that is less than twelve times his base salary. Additionally, for Messrs. Pauls, Bohlsen and Singh, so long as they are employed and are named executive officers of the Company, they will not sell equity if, after giving effect to such sale, their respective retained equity (including vested and unvested equity, including options) has a value that is less than five times their respective base salary. We believe that requiring members of our senior management to invest and maintain ownership in our Company serves to align their interests with the interests of our stockholders generally.

  Tax and Accounting Implications

        Transition provisions under Section 162(m) may apply for a period of three years following the consummation of the IPO to certain compensation arrangements that were entered into by a corporation before it was publicly held.

  Summary Compensation Table

        The following summary compensation table sets forth the total compensation paid or accrued for the year ended December 31, 2010 to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(6)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
John A. Kanas,	2010	2,250,000	—	131,276	7,139	107,283	2,495,698
Chairman, President and	2009	1,377,620	—	35,763,663	238	83,980	37,225,501
Chief Executive Officer(1)
Douglas J. Pauls,	2010	650,000	—	10,592	2,044	44,250	706,886
Chief Financial Officer(2)	2009	267,941	—	2,914,076	62	59,521	3,241,600
John Bohlsen,	2010	1,250,000	—	67,338	3,071	62,283	1,382,692
Vice Chairman and	2009	765,345	—	18,279,207	102	50,886	19,095,540
Chief Lending Officer(3)
Rajinder P. Singh,	2010	1,000,000	—	58,448	3,071	55,218	1,116,737
Chief Operating Officer(4)	2009	612,276	—	15,894,969	102	23,302	16,530,649
Randy R. Melby	2010	325,000	300,000	—	—	37,172	662,172
Senior Executive Vice	2009	85,281	75,000	73,248	—	10,444	243,973
President, Chief Risk
Officer of BankUnited(5)

(1)
Mr. Kanas receives an annual base salary of $1,125,000 pursuant to the terms of his amended and restated employment agreement with BankUnited and an annual base salary of $1,125,000 pursuant to the terms of his employment agreement with the LLC and BankUnited, Inc.

(2)
Mr. Pauls receives an annual base salary of $552,500 pursuant to the terms of his amended and restated employment agreement with BankUnited and an annual base salary of $97,500 pursuant to the terms of his employment agreement with the LLC and BankUnited, Inc.

(3)
Mr. Bohlsen receives an annual base salary of $1,062,500 pursuant to the terms of his amended and restated employment agreement with BankUnited and an annual base salary of $187,500 pursuant to the terms of his employment agreement with the LLC and BankUnited, Inc.

(4)
Mr. Singh receives an annual base salary of $750,000 pursuant to the terms of his amended and restated employment agreement with BankUnited and an annual base salary of $250,000 pursuant to the terms of his employment agreement with the LLC and BankUnited, Inc.

(5)
Mr. Melby receives an annual base salary of $325,000 pursuant to the terms of his offer letter with BankUnited.

(6)
Represents the value of the PIUs granted to the Management Members and the value of the stock options granted to Mr. Melby in accordance with FASB ASC Topic 718.

(7)
Represents the value of above-market earnings on nonqualified deferred compensation amounts credited with respect to each applicable named executive officer. Pursuant to our Nonqualified Deferred Compensation Plan, amounts deferred thereunder are credited with interest at a rate of 6% per annum. According to IRS guidelines, as of December 2010, interest above 2.45% is considered above market.

(8)
$11,025 and $78,975 represent contributions made by us on Mr. Kanas' behalf to our 401(k) plan and Nonqualified Deferred Compensation Plan, respectively, $4,283 for an automobile allowance and $13,000 for a driver allowance. $11,025 and $18,225 represent contributions made by us on Mr. Pauls' behalf to our 401(k) plan and Nonqualified Deferred Compensation Plan, respectively, and $15,000 for an automobile allowance. $11,025 and $33,975 represent contributions made by us on Mr. Bohlsen's behalf to our 401(k) plan and Nonqualified Deferred Compensation Plan, respectively, $4,283 for an automobile allowance and $13,000 for a driver allowance. $11,025 and $33,975 represent contributions made by us on Mr. Singh's behalf to our 401(k) plan and Nonqualified Deferred Compensation Plan, respectively, and $10,218 for an automobile allowance. $7,172 represents contributions made by us on Mr. Melby's behalf to our 401(k) plan, $12,000 for an automobile allowance and $18,000 for a housing allowance.

  Grants of Plan-Based Awards

        The following table sets forth certain information with respect to the plan-based awards granted to each of our named executive officers during 2010:

2010 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Closing Price on Date of Grant ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Mr. Kanas	3/11/2010	134	—	850.30	113,940
	9/30/2010	14	—	1,238.25	17,336
Mr. Pauls	3/11/2010	11	—	850.30	9,353
	9/30/2010	1	—	1,238.25	1,238
Mr. Bohlsen	3/11/2010	69	—	850.30	58,671
	9/30/2010	7	—	1,238.25	8,668
Mr. Singh	3/11/2010	60	—	850.30	51,018
	9/30/2010	6	—	1,238.25	7,430
Mr. Melby	3/29/2010	—	14,600	17.86	73,248

(1)
Represents grants of PIUs to the Management Members pursuant to the anti-dilution protection described below. Each of these anti-dilution grants vest in accordance with the same vesting schedule as the original PIU grants described below.

(2)
Represents grant of stock options to Mr. Melby under the BankUnited, Inc. 2009 Stock Option Plan in respect of his commencement of employment and service during 2009. The stock options vest in three substantially equal installments on each of the first three anniversaries of the grant date, subject to Mr. Melby's continued service through the applicable vesting dates.

(3)
$850 represents the price per PIU as of December 31, 2009, which was the most recent date the PIUs were valued prior to the March 11, 2010 grants, and $1,238 represents the price per PIU as of September 30, 2010. $17.86 represents the exercise price per share of our common stock covered by the stock options granted to Mr. Melby, which is the fair market value per share as of March 31, 2010.

(4)
Represents the value of the PIUs granted to the applicable Management Member on March 11, 2010 based on a PIU valuation as of December 31, 2009, which was the most recent date the PIUs were valued prior to the March 11, 2010 grants, and as of September 30, 2010 with respect to the grants on such date in accordance with FASB ASC Topic 718. In addition, $73,248 represents the value of the stock options granted to Mr. Melby on March 29, 2010 based on the fair market value of our common stock as of March 31, 2010 in accordance with FASB ASC Topic 718.

                  Management Profits Interest Units

        On May 21, 2009, we granted management PIUs to certain of our Management Members. Each PIU represents the right of the holder to share in distributions from the LLC after certain preferred allocations have been made. Mr. Pauls received his PIUs on September 1, 2009, after commencing employment with us on August 4, 2009. Half of the PIUs vest with the passage of time and half vest upon attainment of certain investment returns.

        With regard to the Time-based PIUs, in general: one-third vested on May 21, 2010, and one-third will become vested on each of May 21, 2011 and May 21, 2012. With respect to Mr. Pauls' PIUs, one-third vested on September 1, 2010, and one-third will become vested on each of September 1, 2011 and September 1, 2012.

        IRR-based PIUs will become vested pursuant to the terms of LLC Agreement.

        In the event of a change of control, all of the unvested Time-based PIUs will vest. "Change of control" means either: the sale or disposition of substantially all of our assets to persons other than our investor members and outside members and their respective affiliates; or the date upon which persons other than our investor members or outside members gain 50% or more of the voting power of our Company. In the event that a Management Member's (other than Mr. Pauls) employment is terminated without cause or he resigns for good reason, 100% of his Time-based PIUs will vest as of the termination date.

        If a Management Member's employment with us terminates due to his death or disability and, in the case of Mr. Pauls, due to his termination without cause or resignation for good reason, he shall become entitled to the number of Time-based PIUs that would have vested over the twelve-month period following the termination date.

        Each Management Member who holds PIUs is subject to certain anti-dilution protection whereby he will receive additional grants of PIUs upon the issuance of additional units in the LLC. The anti-dilution protection ensures that the economic value of the PIUs granted to the executive remains unaffected by subsequent events.

                  Stock Options

        On March 29, 2010, we granted 14,600 stock options to Mr. Melby with an exercise price per share equal to $17.86, based on the fair market value per share of common stock. The stock options vest in three substantially equal installments on each of the first three anniversaries of the grant date, subject to Mr. Melby's continued service through the applicable vesting dates. The stock options were granted under the BankUnited, Inc. 2009 Stock Option Plan, described below.

                  BankUnited, Inc. 2009 Stock Option Plan

        We maintain the BankUnited, Inc. 2009 Stock Option Plan, pursuant to which awards of stock options have been granted to select employees, including Mr. Melby. In connection with the IPO and the adoption of the BankUnited, Inc. 2010 Omnibus Equity Incentive Plan, all future grants of stock options will be made under the BankUnited, Inc. 2010 Omnibus Equity Incentive Plan.

        A maximum of 2,312,500 shares of our common stock may be delivered in satisfaction of stock options granted under the BankUnited, Inc. 2009 Stock Option Plan, subject to adjustment for certain corporate events. We adopted the BankUnited, Inc. 2010 Omnibus Equity Incentive Plan in connection with the IPO and we will no longer issue options under the BankUnited Inc, 2009 Stock Option Plan beyond the 981,710 options outstanding as of the date of the IPO. The exercise price of a stock option will generally not be less than the fair market value of the common stock subject to the stock option, determined as of the date of grant. The terms and conditions applicable to stock options granted under the BankUnited, Inc. 2009 Stock Option Plan will be determined by our Board or a committee of our Board, which will administer the plan. All stock options granted under the BankUnited, Inc. 2009 Stock Option Plan are intended to be non-qualified stock options, and are not intended to be treated as "incentive stock options" that comply with Section 422 of the Code.

        Upon termination of a participant's employment, unless otherwise provided in his or her award agreement, all stock options (whether or not vested) will be forfeited, except that: (a) all stock options held by the participant immediately prior to his or her termination for any reason other than cause, death or disability, to the extent then exercisable, will remain exercisable until the earlier of (i) ninety (90) days following the termination and (ii) the expiration of the term of the stock options, and will thereupon terminate; (b) all stock options held by a participant immediately prior to the termination of his or her employment as a result of his or her death or disability, to the extent then exercisable, shall remain exercisable until the earlier of (i) twelve (12) months following the termination and (ii) the expiration of the term of the stock options, and shall thereupon terminate; and (c) all stock options (whether vested or unvested) held by a participant immediately prior to his or her termination for cause will immediately terminate.

        Payment of the exercise price may be made in such forms as the Administrator (as defined below) may determine, including (a) by cash or check, (b) by means of withholding of shares of common stock with an aggregate fair market value equal to (i) the aggregate exercise price and (ii) the minimum statutory withholding taxes.

        Except as otherwise provided in an award agreement, in the event of a change of control in which there is an acquiring or surviving entity, the Administrator may provide for the continuation or assumption of some or all of the outstanding stock options, or for the grant of new stock options in substitution therefor, by the acquiror or survivor, in each case on such terms and subject to such conditions as preserve the intrinsic value of the stock option in the Administrator's good faith determination. In the event of a Change of Control (as defined below) in which there is no assumption or substitution as to some or all of the outstanding stock options, the Administrator will preserve the intrinsic value of the stock options, provide for treating as satisfied any time-based vesting condition on any such stock option or for the accelerated delivery of shares of common stock issuable under each such stock option, or cancel any stock option and, in connection therewith, pay an amount (in cash or, in the discretion of the Administrator, in the form of consideration paid to shareholders of the Company in connection with such Change of Control) equal the excess, if any, of the fair market value of the shares of common stock subject to the stock options over the aggregate exercise price of the stock options.

        "Change of Control" means (a) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of our company, other than to any person or group holding an interest in BU Financial Holdings LLC as of May 21, 2009 and/or their respective affiliates (together, the "Investors") or (B) the date upon which any person or group, other than the Investors, is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the voting interests in BU Financial Holdings LLC or the voting stock of our company, including by way of merger, consolidation or otherwise.

        Our Board, in it sole and absolute discretion, may at any time or times amend or alter the BankUnited, Inc. 2009 Stock Option Plan or any outstanding stock option and may at any time terminate or discontinue the BankUnited, Inc. 2009 Stock Option Plan. Our Board may not, without a participant's consent, amend or terminate the terms of a stock option or the plan if doing so would adversely affect a participant's rights. Any amendments to the plan will be conditioned upon stockholder approval only to the extent, if any, approval is required by applicable law (including the Code).

  Employment Agreements with Named Executive Officers

        On July 10, 2009, Messrs. Kanas, Bohlsen, and Singh entered into employment agreements with the LLC, BankUnited, Inc. and BankUnited, which set forth the terms of their employment. On September 1, 2009, Mr. Pauls entered into employment agreements with the LLC, BankUnited, Inc. and BankUnited, which set forth the terms of his employment. On August 18, 2010, we amended and restated the original employment agreements with each of the Management Members to remove the LLC and BankUnited, Inc. as parties to the agreement, leaving BankUnited as the sole employer. In addition, on August 18, 2010, each of the Management Members entered into new employment agreements with the LLC and BankUnited, Inc. The Management Members did not become entitled to new or additional compensation as a result of the amendments and entry into the new employment agreements; rather the compensation and benefits provided to the Management Members under the original employment agreements was allocated between the amended and restated employment agreements with BankUnited and the new employment agreements with the LLC and BankUnited, Inc.

        In general, the initial term of employment provided under each Management Member's amended and restated employment agreement with BankUnited and employment agreement with the LLC and BankUnited, Inc. expires on July 10, 2012 (in the case of Mr. Pauls, who commenced his employment later than our other Management Members, the initial term of employment expires on September 1, 2012). The Board of BankUnited or the LLC and BankUnited, Inc., as applicable, may elect to extend the term of employment for additional one-year periods unless either BankUnited, the LLC and BankUnited, Inc., as applicable, or the Management Member gives the other party at least ninety days' notice of intent not to renew.

        In addition, each Management Member's amended and restated employment agreement with BankUnited contains certain regulatory language required by the OTS, which provides for the suspension or termination of BankUnited's obligations under the agreement in the event of certain events affecting the executive's ability to work for BankUnited or if BankUnited is in default of certain of its regulatory obligations.

        Each Management Member's employment agreement with BankUnited, as amended and restated, and new employment agreement with the LLC and BankUnited, Inc. are summarized below. In addition, Mr. Melby's offer letter with BankUnited is summarized below.

          John Kanas

                  Amended and Restated Agreement with BankUnited

        The agreement provides Mr. Kanas an annual base salary of $1,125,000, which may be increased (but not decreased) at the sole discretion of the Board of Directors of BankUnited. During each full fiscal year, Mr. Kanas will be eligible to earn a discretionary bonus as determined by the Board of Directors of BankUnited.

        Mr. Kanas is entitled to participate in BankUnited's employee benefit plans (other than annual bonus and incentive plans) on the same basis as those benefits are available to BankUnited's other senior executives. Those benefits include: participation in group life, hospitalization, medical, dental, health, accident and short and long term disability plans, four weeks annual paid vacation, and reimbursement for reasonable business expenses. In addition, Mr. Kanas is eligible for payment of professional dues and professional membership fees, participation in an excess 401(k) plan, an automobile allowance, and a driver (at market cost).

                  Agreement with the LLC and BankUnited, Inc.

        The agreement provides Mr. Kanas an annual base salary of $1,125,000, which may be increased (but not decreased) at the sole discretion of the Board of Directors of the LLC and BankUnited, Inc. During each full fiscal year, Mr. Kanas will be eligible to earn a discretionary bonus as determined by the Board of Directors of the LLC and BankUnited, Inc.

          Douglas Pauls

                  Amended and Restated Agreement with BankUnited

        The agreement provides Mr. Pauls an annual base salary of $552,500, which may be increased (but not decreased) at the sole discretion of the Board of Directors of BankUnited. During each full fiscal year, Mr. Pauls will be eligible to earn a discretionary bonus as determined by the Board of Directors of BankUnited.

        Mr. Pauls is entitled to participate in BankUnited's employee benefit plans (other than annual bonus and incentive plans) on the same basis as those benefits are available to BankUnited's other senior executives. In addition, Mr. Pauls is eligible to participate in our excess 401(k) plan and to receive an automobile allowance.

                  Agreement with the LLC and BankUnited, Inc.

        The agreement provides Mr. Pauls an annual base salary of $97,500, which may be increased (but not decreased) at the sole discretion of the Board of Directors of the LLC and BankUnited, Inc. During each full fiscal year, Mr. Pauls will be eligible to earn a discretionary bonus as determined by the Board of Directors of the LLC and BankUnited, Inc.

          John Bohlsen

                  Amended and Restated Agreement with BankUnited

        The agreement provides Mr. Bohlsen an annual base salary of $1,062,500, which may be increased (but not decreased) at the sole discretion of the Board of Directors of BankUnited. During each full fiscal year, Mr. Bohlsen will be eligible to earn a discretionary bonus as determined by the Board of Directors of BankUnited.

        Mr. Bohlsen will be entitled to participate in BankUnited's employee benefit plans (other than annual bonus and incentive plans) on the same basis as those benefits are available to BankUnited's other senior executives. In addition, Mr. Bohlsen is eligible for payment of professional dues and professional membership fees, participation in an excess 401(k) plan, an automobile allowance, and a driver (at market cost).

                  Agreement with the LLC and BankUnited, Inc.

        The agreement provides Mr. Bohlsen an annual base salary of $187,500, which may be increased (but not decreased) at the sole discretion of the Board of Directors of the LLC and BankUnited, Inc.

        During each full fiscal year, Mr. Bohlsen will be eligible to earn a discretionary bonus as determined by the Board of Directors of the LLC and BankUnited, Inc.

          Rajinder Singh

                  Amended and Restated Agreement with BankUnited

        The agreement provides Mr. Singh an annual base salary of $750,000, which may be increased (but not decreased) at the sole discretion of the Board of Directors of BankUnited. During each full fiscal year, Mr. Singh will be eligible to earn a discretionary bonus as determined by the Board of Directors of BankUnited.

        Mr. Singh will be entitled to participate in BankUnited's employee benefit plans (other than annual bonus and incentive plans) on the same basis as those benefits are available to BankUnited's other senior executives. In addition, Mr. Singh is eligible for payment of professional dues and professional membership fees, participation in an excess 401(k) plan, and an automobile allowance.

                  Agreement with the LLC and BankUnited, Inc.

        The agreement provides Mr. Singh an annual base salary of $250,000, which may be increased (but not decreased) at the sole discretion of the Board of Directors of the LLC and BankUnited, Inc. During each full fiscal year, Mr. Singh will be eligible to earn a discretionary bonus as determined by the Board of Directors of the LLC and BankUnited, Inc.

        For a description of severance payments and benefits made available under the employment agreements, see the section below entitled "Information About BankUnited, Inc.—Executive Compensation—Potential Payments Upon Termination or Change-in-Control" on Page [    •    ].

          Randy R. Melby

                  Offer Letter with BankUnited

        BankUnited entered into an offer letter with Mr. Melby, effective as of September 28, 2009, pursuant to which he serves as Senior Executive Vice President, Chief Risk Officer of BankUnited. The offer letter provides Mr. Melby an annual base salary of $325,000, a target bonus opportunity equal to $300,000 and eligibility to receive annual grants of stock options valued at $350,000. The offer letter also entitles Mr. Melby to a rent subsidy of $2,000 per month for a period of twelve months and a monthly car allowance equal to $1,000. Mr. Melby is an at-will employee and his offer letter does not provide for severance payments or benefits upon termination of employment.

                  BankUnited, Inc. 2010 Omnibus Equity Incentive Plan

        In connection with the IPO, we adopted the BankUnited, Inc. 2010 Omnibus Equity Incentive Plan, or the "Plan," which became effective upon our common stock being listed and approved for listing upon notice of issuance on the New York Stock Exchange, and will continue in effect until the tenth anniversary of that date.

        The Plan provides for the grant of share options (all share options granted under the Plan are intended to be non-qualified share options and are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code), share appreciation rights, referred to as "SARs," restricted shares, deferred shares, performance shares, unrestricted shares and other share-based awards.

        The Plan may be administered by our Board or by a committee of directors designated by our Board (the "Administrator"). The Administrator has broad administrative authority to interpret the Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Plan. Pursuant to its administrative authority, the Administrator may, among other things: select the persons who will receive awards and determine the types of awards to be granted; determine the terms and conditions of those awards, and amend the terms and conditions of outstanding awards.

        The number of shares of our common stock available for issuance under the Plan is 7,500,000. Once the Plan becomes subject to Section 162(m) of the Code, the aggregate awards granted during any single year to a person who is likely to be a "covered employee" (within the meaning of Section 162(m) of the Code) may not exceed 1,000,000 shares of our common stock.

        The Plan provides that, in the event of a merger, consolidation, recapitalization, share dividend or other change in corporate structure affecting our common stock, the Administrator will make, in its sole discretion, an equitable substitution or proportional adjustment in (i) the aggregate number of shares of common stock reserved for issuance under the Plan, (ii) the maximum number of shares of common stock that may be subject to awards granted to a participant in any calendar year, (iii) the kind, number and exercise price subject to outstanding share options and SARs granted under the Plan, and (iv) the kind, number and purchase price of shares of common stock subject to outstanding awards of restricted shares, deferred shares, performance shares or other share-based awards granted under the Plan. In addition, in the event of a merger, amalgamation, consolidation, reclassification, spin-off, spin-out, repurchase, reorganization, recapitalization, share dividend or other change in corporate structure affecting the common stock, the Administrator may, in its discretion, terminate all awards in exchange for the payment of cash or in-kind consideration.

        The Plan provides that, unless otherwise determined by the Administrator and evidenced in an award agreement, if a change in control occurs, then (i) any unvested or unexercisable portion of an award carrying a right to exercise shall become fully vested and exercisable and (ii) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any other award granted under the Plan will lapse and such unvested awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved.

        For purposes of the Plan a "change in control" means, in general: (i) a person or entity acquires securities representing 50% or more of our voting power; (ii) certain mergers or amalgamations involving us or any of our subsidiaries and another corporation; (iii) an unapproved change in the majority membership of our Board; (iv) the approval by stockholders of a plan of complete liquidation or dissolution of our company; or (v) the consummation of an agreement for certain sales or dispositions of all or substantially all of our assets.

        The fair market value of a share of common stock will be determined by the Administrator in its sole discretion, subject to certain limitations, including if our common stock is admitted to trading on a national securities exchange, the fair market value of a share of common stock will be the closing sales price per share on the applicable date, or if no sale was reported on that date, for the last preceding date on which there was a sale of shares of common stock on the exchange.

  Option Exercises and Stock Vested

        The following table contains information regarding PIUs held by our Management Members, which vested during fiscal year 2010. Mr. Melby does not hold PIUs and none of his stock options vested during fiscal year 2010.

2010 Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Mr. Kanas	8,444	7,123,821
Mr. Pauls	688	708,514
Mr. Bohlsen	4,316	3,640,999
Mr. Singh	3,753	3,166,190

(1)
For Messrs. Kanas, Bohlsen, and Singh, one-third of the Time-based PIUs, including the 2010 grants of PIUs, pursuant to the anti-dilution protection described above, vested on

  May 21, 2010. For Mr. Pauls, one-third of the Time-based PIUs, including the 2010 grants, vested on September 1, 2010.

(2)
For Messrs. Kanas, Bohlsen, and Singh, based on the March 31, 2010 value of $844, the most recent valuation date prior to vesting. For Mr. Pauls, based on the June 30, 2010 value of $1,030, the most recent valuation date prior to vesting.

  Outstanding Equity Awards at Fiscal Year-End

        The following table shows grants of equity awards outstanding on December 31, 2010 for each of our named executive officers:

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Mr. Kanas	—	—	—	—	42,268	68,770,459
Mr. Pauls	—	—	—	—	3,444	5,603,422
Mr. Bohlsen	—	—	—	—	21,603	35,148,297
Mr. Singh	—	—	—	—	18,786	30,565,010
Mr. Melby	—	14,600	17.86	3/29/2020	—	—

(1)
Represents stock options granted to Mr. Melby on March 29, 2010, which vest in three substantially equal installments on each of the first three anniversaries of the grant date, subject to Mr. Melby's continued service through the applicable vesting dates.

(2)
The stock options granted to Mr. Melby have an exercise price of $17.86 per share based on the fair market value per share of common stock as of March 31, 2010.

(3)
One-half of the PIUs granted to each Management Member is comprised of Time-based PIUs and the other half is comprised of IRR-based PIUs. With regard to the Time-based PIUs, in general: one-third vested on May 21, 2010, and one-third will become vested on each of May 21, 2011 and May 21, 2012. With respect to Mr. Pauls' PIUs, one-third vested on September 1, 2010, and one-third will become vested on each of September 1, 2011 and September 1, 2012. IRR-based PIUs will become vested pursuant to the terms of LLC Agreement.

(4)
Based on the value of the PIUs at December 31, 2010, the most recent available valuation date.

  Nonqualified Deferred Compensation

        The Management Members are eligible to participate in our Nonqualified Deferred Compensation Plan, which allows each executive the ability to defer compensation in excess of annual IRS limits (for 2009 and 2010, the limit is $16,500) that are applicable to our qualified 401(k) plan. Mr. Melby does not participate in our Nonqualified Deferred Compensation Plan. Each Management Member is also eligible to receive company matching contributions under the plan. For the 2010 plan year, we contributed an amount equal to four and one-half percent of each executive's eligible compensation to the plan on his behalf. For subsequent plan years, we will contribute one hundred percent of the first one percent plus seventy percent of the next five percent of eligible compensation that the executive elects to defer under the plan. Amounts deferred by the executive are vested at all times and amounts that we contribute on his behalf will become vested upon the earlier to occur of a change in control (as defined in the plan), the executive's death, disability, attainment of "Normal Retirement Age" under our 401(k) plan or completion of two years of service. Amounts deferred under our Nonqualified Deferred Compensation Plan are distributed upon a date specified by the executive, which may be no earlier than January 1 of the third plan year following the plan year in which the compensation would have otherwise been paid to the executive, or upon the earliest to occur of the executive's separation from service, disability or a change in control.

        The table below shows contributions to our Nonqualified Deferred Compensation Plan by the Management Members and by us on behalf of the Management Members during 2010.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mr. Kanas	105,300	78,975	12,087	—	309,619
Mr. Pauls	40,500	18,225	3,446	—	91,498
Mr. Bohlsen	45,300	33,975	5,200	—	133,198
Mr. Singh	45,300	33,975	5,200	—	133,198

Potential Payments Upon Termination or Change-in-Control

        Each Management Member's amended and restated employment agreement with BankUnited and new employment agreement with the LLC and BankUnited, Inc. provide for severance payments and benefits, to the extent applicable, in the event of a termination of employment. The following description of the severance payments and benefits apply generally with respect to each Management Member's amended and restated employment agreement with BankUnited and employment agreement with the LLC and BankUnited, Inc. except as specifically noted. Mr. Melby's offer letter with BankUnited does not entitle him to severance payments or benefits in the event of a termination of his employment. Pursuant to the terms of the BankUnited, Inc. 2009 Stock Option Plan, the vesting of the stock options granted to Mr. Melby would have accelerated assuming the occurrence of a change in control as of December 31, 2010.

        A Management Member's employment may be terminated at any time and for any reason upon at least thirty days' notice. A Management Member's employment may also be terminated for "cause" (as defined below).

        If a Management Member's employment is terminated for cause, or if he resigns at a time when grounds for cause exist, or if he resigns without "good reason" (as defined below) he is entitled to receive:

        (A)  the base salary accrued through the date of termination, which must be paid within fifteen days following the date of such termination;

        (B)  any annual bonus awarded but unpaid at the time of the termination for the preceding fiscal year (unless payment is otherwise deferred, in which case it will be paid at the earliest possible time); and

        (C)  any fully vested employee benefits to which he is entitled.

        Together, (A)-(C) will be referred to as the "accrued rights."

        In the event that a Management Member dies, his employment will automatically terminate. If he becomes disabled, BankUnited or the LLC and BankUnited, Inc., as applicable, may terminate his employment. For purposes of the employment agreement, "disability" means the failure of a

Management Member to perform his duties for six consecutive months, or for an aggregate of nine months in any consecutive twelve-month period.

        In the event that a Management Member's employment is terminated due to death or disability, his estate is entitled to receive the accrued rights. In addition, the Management Member (to the extent applicable) and his dependents are generally entitled to receive continued coverage under the group health plans of BankUnited or the LLC and BankUnited, Inc., as applicable, at the sole expense of BankUnited or the LLC and BankUnited, Inc., as applicable, for twenty-four months following his disability or death. If the continued coverage cannot be provided for longer than eighteen months, BankUnited or the LLC and BankUnited, Inc., as applicable, shall pay the Management Member or his estate, on the first business day of every month, an amount equal to the premium we would otherwise have paid. In the case of Mr. Pauls, he (to the extent applicable) and his dependents are entitled to receive continued coverage under the group health plans of BankUnited or the LLC and BankUnited, Inc., as applicable, at the sole expense of BankUnited or the LLC and BankUnited, Inc., as applicable, for six months following the disability or death.

        A Management Member's employment may be terminated by BankUnited or the LLC and BankUnited, Inc., as applicable, without cause or voluntarily by him for good reason.

        If Messrs. Kanas' or Bohlsen's employment is terminated without cause or for good reason, he is entitled to receive:

        (A)  the accrued rights;

        (B)  two times the sum of his base salary and any bonus paid to him for the preceding fiscal year (minus $250,000 under the amended and restated employment agreement with BankUnited), minus the present value of any other cash severance benefits, payable within sixty days following his termination; and

        (C)  continued coverage under the group health plans of BankUnited or the LLC and BankUnited, Inc., as applicable, for the Management Member and his dependents until the earlier of twenty-four months from his date of termination, and the date upon which the Management Member becomes eligible for comparable coverage from another employer. If coverage cannot be provided for longer than eighteen months, the Management Member will receive the premium amounts in cash on the first business day of every month.

        If Mr. Pauls' employmented is terminated without cause or if he resigns for good reason, he is entitled to receive:

        (A)  two times the sum of his base salary and any bonus paid to him for the preceding fiscal year, minus the present value of any other cash severance benefits, payable within sixty days following his termination; and

        (B)  continued coverage under the group health plans of the BankUnited, Inc. or BankUnited, as applicable, for Mr. Pauls and his dependents until the earlier of twenty-four months from his date of termination, and the date upon which Mr. Pauls becomes eligible for comparable coverage from another employer, provided that if coverage cannot be provided for longer than eighteen months, Mr. Pauls will receive the premiums amounts in cash on the first business day of each month.

        If Mr. Singh's employment is terminated without cause or if he resigns for good reason, he is entitled to receive:

        (A)  the accrued rights;

        (B)  two times the sum of Mr. Singh's base salary and any bonus paid to him for the preceding fiscal year, minus the present value of any other cash severance benefits, payable within sixty days following his termination; and

        (C)  continued coverage under the group health plans of BankUnited or the LLC and BankUnited, Inc., as applicable, for Mr. Singh and his dependents until the earlier of twenty-four months from his date of termination, and the date upon which Mr. Singh becomes eligible for comparable coverage from another employer. If coverage cannot be provided for longer than eighteen months, Mr. Singh will receive the premium amounts in cash on the first business day of every month.

        Payment of the amounts other than the accrued rights are contingent upon the Management Member executing a general release of claims in favor of BankUnited or the LLC and BankUnited, Inc., as applicable.

        If any compensation paid to a Management Member becomes subject to the excise tax under Section 4999 of the Code, BankUnited will pay the Management Member an amount equal to half of the amount that would be necessary to put him in the same position as he would have been in had he not been subject to the excise tax.

        Each Management Member is subject to non-competition and non-solicitation covenants for eighteen months post-termination. In addition, he is subject to perpetual non-disparagement and confidentiality covenants.

        For purposes of the employment agreements, "cause" generally means a Management Member's: (A) personal dishonesty, (B) incompetence or willful misconduct, (C) willful or intentional failure to perform certain duties, (D) willful violation of any law, rule, or regulation or (E) willful and material breach of any material provision of the employment agreement.

        "Good reason" generally means a material reduction in the Management Member's salary or benefits, a material diminution in his reporting relationship or responsibilities (in the case of Messrs. Bohlsen or Singh, such a diminution will not constitute good reason so long as Mr. Kanas is the Chief Executive Officer of the Company or Chairman of our Board if the diminution was approved by Mr. Kanas), the failure of BankUnited or the LLC and BankUnited, Inc., as applicable, to pay compensation, or notice by BankUnited or the LLC and BankUnited, Inc., as applicable, that it or they will not be extending his term. In the case of Mr. Kanas, "good reason" also includes his removal as Chief Executive Officer or Chairman of our Board (except, in the case of the latter, for regulatory reasons). In order for any of the above events to constitute "good reason," the Management Member must provide notice of his intention to resign within sixty days of the occurrence of the event.

        The following tables show the severance payments and benefits that would have become payable to each Management Member assuming the termination of his employment or a change in control occurred as of December 31, 2010.

  Mr. Kanas

	Cash Severance ($)(1)	Continued Benefits ($)(2)	Value of Accelerated Equity ($)(3)	Excise Tax Gross-Up ($)(4)	Total ($)
Death/Disability	—	30,121	10,467,782	—	10,497,903
For Cause/Without Good Reason	—	—	—	—	—
Without Cause/For Good Reason	4,000,000	30,121	20,935,564	—	24,965,685
Change in Control	—	—	68,770,459	—	68,770,489

  Mr. Pauls

	Cash Severance ($)(1)	Continued Benefits ($)(2)	Value of Accelerated Equity ($)(3)	Excise Tax Gross-Up ($)(4)	Total ($)
Death/Disability	—	7,530	852,912	—	860,442
For Cause/Without Good Reason	—	—	—	—	—
Without Cause/For Good Reason	650,000	7,530	852,912	—	1,510,442
Change in Control	—	—	5,603,422	—	5,603,422

  Mr. Bohlsen

	Cash Severance ($)(1)	Continued Benefits ($)(2)	Value of Accelerated Equity ($)(3)	Excise Tax Gross-Up ($)(4)	Total ($)
Death/Disability	—	30,121	5,350,103	—	5,380,224
For Cause/Without Good Reason	—	—	—	—	—
Without Cause/For Good Reason	2,000,000	30,121	10,700,207	—	12,730,328
Change in Control	—	—	35,148,297	—	35,148,297

  Mr. Singh

	Cash Severance ($)(1)	Continued Benefits ($)(2)	Value of Accelerated Equity ($)(3)	Excise Tax Gross-Up ($)(4)	Total ($)
Death/Disability	—	30,121	4,652,416	—	4,682,537
For Cause/Without Good Reason	—	—	—	—	—
Without Cause/For Good Reason	2,000,000	30,121	9,304,833	—	11,334,954
Change in Control	—	—	30,565,010	—	30,565,010

(1)
The cash severance provided to each Management Member is described in each of the Management Member's employment agreements.

(2)
Each Management Member's employment agreements for continued coverage under the group health plans of BankUnited or the LLC and BankUnited, Inc., as applicable, at its or their sole expense, as described above.

(3)
For a description of equity acceleration upon certain terminations and a change in control, see the above section entitled "Information About BankUnited, Inc.—Executive Compensation—Grants of Plan-Based Awards" on Page [    •    ]. We have assumed that performance conditions applicable to the vesting of IRR-based PIUs would have been met assuming a change in control occurred as of December 31, 2010 and that as of such date, the value of each PIU was $1,627.01.

(4)
Assuming a termination of employment or a change in control occurred as of December 31, 2010, we would have sought the requisite stockholder approval such that none of our Management Members would have become liable for payment of any excise tax. Accordingly, we did not include any amount for excise tax gross-up.

  Mr. Melby

        The following table shows the value of the accelerated vesting of Mr. Melby's stock options assuming a change in control occurred as of December 31, 2010.

Value of Accelerated Equity ($)(1)
Change in Control	$133,444

(1)
Mr. Melby's stock options were granted under the BankUnited, Inc. 2009 Stock Option Plan. Pursuant to the terms of the plan, the vesting of all of Mr. Melby's stock options would have accelerated assuming a change in control occurred as of December 31, 2010. The amount included in the chart assumes a price per share of our common stock equal to $27, the initial public offering price per share.

  Director Compensation

        The following table shows compensation paid, earned or awarded to each of the non-employee members of our Board for 2010.

Director Compensation Tables

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Chinh E. Chu	—	—	—	—	—	—	—
Richard S. LeFrak	—	—	—	—	—	—	—
Wilbur L. Ross, Jr.	—	—	—	—	—	—	—
P. Olivier Sarkozy	—	—	—	—	—	—	—
Lance N. West	—	—	—	—	—	—	—
Eugene F. DeMark	32,917	—	—	—	—	—	32,917
Ambassador Sue M. Cobb	50,000	—	—	—	—	—	50,000
Steven J. Saiontz(1)	45,695	—	—	—	—	—	45,695

(1)
Mr. Saiontz served on our Board from May 21, 2009 until July 20, 2010 when he resigned from our Board for personal reasons. The amount reported represents a pro rata portion of the $75,000 annual retainer fee to which Mr. Saiontz was entitled to receive, based on his time served during 2010.

        In general, the members of our Board are either investors or agents of investors in our Company and, other than Mr. DeMark and Ambassador Cobb, they do not receive any compensation from us for service on our Board. Mr. DeMark is entitled to receive an annual retainer fee equal to $100,000 and Ambassador Cobb is entitled to receive an annual retainer fee equal to $50,000. Mr. Kanas and Mr. Bohlsen are also members of our Board but do not receive any additional compensation for their services on our Board.

        The following table sets forth the compensation for future services expected to be paid to our non-employee directors.

Name	Retainer Fees
Chinh E. Chu	—
Ambassador Sue M. Cobb	50,000
Eugene F. DeMark	100,000
Richard S. LeFrak	—
Wilbur L. Ross, Jr.	—
Pierre Olivier Sarkozy	—
Lance N. West	—

        Directors who are also our employees have not received and will not receive any compensation from us for service on our Board or Board committees.

Related Transactions

        In addition to the director and executive officer compensation arrangements discussed above under "Information About BankUnited, Inc.—Executive Compensation—Compensation Discussion and Analysis—Executive Officer Compensation" on Page [    •    ], the following is a summary of material provisions of various transactions we have entered into with our executive officers, directors (including nominees), 5% or greater stockholders and any of their immediate family members since April 28, 2009, the date BankUnited, Inc. was incorporated. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

  Registration Rights Agreement

        The LLC Agreement contained registration rights provisions with respect to sales of shares of the applicable holding company of BankUnited that is used as the public vehicle in connection with any initial public offering. In accordance with the LLC Agreement and in connection with the IPO, BankUnited, Inc., the Sponsors, LF Moby LLC (which is beneficially owned by Mr. LeFrak and his sons), Mr. DeMark, Ambassador Cobb, the Management Members, and all other members of the LLC, entered into a registration rights agreement, dated February 2, 2011, that, among other things, amended and restated these registration rights provisions.

        Pursuant to the registration rights agreement, Blackstone, Carlyle, Centerbridge and WL Ross will be provided with demand registration rights, which will be exercisable after expiration of certain lockup provisions applicable to them. The demand registration rights require us to register the shares of common stock beneficially owned by the demanding Sponsor with the SEC for sale by it to the public, provided that the value of the registrable securities proposed to be sold by such demanding Sponsor is at least the lesser of $50.0 million or the value of all registrable securities held by such Sponsor. The registration rights provisions also provide that we may be required under certain circumstances to file a shelf registration statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act. We may postpone the filing of such a registration statement or suspend the effectiveness of any registration statement for a reasonable "blackout period" not in excess of 90 days if our Board determines that such registration or offering could materially interfere with a bona fide business or financing transaction of the Company or is reasonably likely to require premature disclosure of material, non-public information, the premature disclosure of which the Board reasonably determines in the exercise of its good faith judgment would not be in the best interests of the Company; provided that we shall not postpone the filing of a registration statement or suspend the effectiveness of any registration statement for more than 90 days in the aggregate in any 360-day period.

        In addition, pursuant to the registration rights provisions, in the event that we are registering additional shares of common stock for sale to the public, whether on our own behalf (except in connection with a registration on Form S-4 or Form S-8 or any successor or similar form or in a registration of securities solely relating to an offering and sale to employees pursuant to any employee stock plan or other employee benefit plan arrangement) or through a demand registration on behalf of a Sponsor (as described above), we are required to give notice of such registration to all parties to the registration rights agreement that hold registrable securities (which includes members of our management that hold shares of our common stock) of the intention to effect such a registration. Such notified persons have piggyback registration rights providing them the right to have us include the shares of common stock owned by them in any such registration if we have received written requests for inclusion therein within prescribed time limits, subject to other provisions under the registration rights agreement.

        Pursuant to the registration rights agreement, each of (1) Mr. Kanas and certain funds affiliated with Blackstone, Carlyle, Centerbridge and WL Ross have separately agreed during the 18 months from the date of the Final Prospectus and (2) our other executive officers have separately agreed during the 12 months from the date of the Final Prospectus not to effect any sales pursuant to Rule 144 under the Securities Act of any of our equity securities.

  Transaction Fee Agreement

        In connection with the Acquisition, we entered into a Transaction Fee Agreement with each of our Sponsors. In consideration for the Sponsors conducting financial and structural analysis, due diligence investigations and negotiations related to the Acquisition, the following transaction fees were paid to each of the Sponsors at the closing of the Acquisition on May 21, 2009:

  •
  to Blackstone a fee of $5.3 million;

  •
  to Carlyle a fee of $5.3 million;

  •
  to Centerbridge a fee of $4.1 million; and

  •
  to WL Ross a fee of $5.3 million.

        We also reimbursed our Sponsors for certain expenses related to the Acquisition in an aggregate amount of $2.5 million.

  Director Nomination Agreement

        In January 2011, we entered into a director nomination agreement with each of our Sponsors and Mr. Kanas that provides for the rights of our Sponsors and Mr. Kanas to nominate individuals to our Board. The Sponsors and Mr. Kanas have the right to nominate individuals to our Board at each meeting of stockholders where directors are to be elected and, subject to limited exceptions, we will include in the slate of nominees recommended to our stockholders for election as directors the number of individuals designated by the Sponsors and Mr. Kanas as follows:

  •
  so long as Blackstone owns more than 40% of the common stock owned by Blackstone immediately prior to the consummation of the IPO, one individual nominated by Blackstone;

  •
  so long as Carlyle owns more than 40% of the common stock owned by Carlyle immediately prior to the consummation of the IPO, one individual nominated by Carlyle;

  •
  so long as WL Ross owns more than 40% of the common stock owned by WL Ross immediately prior to the consummation of the IPO, one individual nominated by WL Ross;

  •
  so long as Centerbridge owns more than 40% of the common stock owned by Centerbridge immediately prior to the consummation of the IPO, one individual nominated by Centerbridge; and

  •
  so long as Mr. Kanas is our Chief Executive Officer, two individuals (one of which will be Mr. Kanas) nominated by Mr. Kanas.

        In addition, each of Blackstone, Carlyle, WL Ross and Centerbridge has the right to appoint one non-voting observer to attend all meetings of our Board until such time as such Sponsor ceases to own 5% of our outstanding common stock.

  Statement of Policy Regarding Transactions with Related Persons

        Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by BankUnited with its affiliates) and the Federal Reserve's Regulation O (which governs certain loans by BankUnited to its executive officers, directors, and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions. In addition, certain of our investors entered into Rebuttal of Control Agreements with the OTS in connection with their initial investments in us. The Rebuttal of Control Agreements limit the ability of these investors to conduct transactions with us or our affiliates. We have adopted a policy to assist these investors in complying with this aspect of their respective Rebuttal of Control Agreements.

        Our Board has also adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the NYSE concerning related party transactions. Related party transactions are transactions in which our Company is a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of our Company include directors (including nominees for election as directors), executive officers, 5% stockholders of our Company and the immediate family members of these persons. The General Counsel of BankUnited, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to our Related Party Transactions Policy. If so, the transaction will be referred for approval or ratification to the Nominating and Corporate Governance Committee. In determining whether to approve a related party transaction, the Corporate Governance Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the director's, executive officer's or related party's interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer of the Company taking into account the size of the transaction and the financial position of the director, executive officer or related party, whether the transaction would impair an outside director's independence, the acceptability of the transaction to the Company's regulators and the potential violations of other Company policies. Our Related Party Transactions Policy is available on our Website at www.bankunited.com, as Annex B to our Corporate Governance Guidelines.

  Director Independence

        The provisions of the Company's Corporate Governance Guidelines regarding Director independence meet the listing standards of the NYSE. These provisions are included in the Company's Corporate Governance Guidelines, which are available on the Company's Website at www.bankunited.com, as Annex A to our Corporate Governance Guidelines. Additionally, the Company has regularly scheduled executive sessions of the nonmanagement/independent directors. The procedure by which a presiding director is chosen for each session can also be found in the Corporate Governance Guidelines found on our Website. All interested parties (not just shareholders) can communicate directly with the presiding director or with the nonmanagement/independent directors as a group by writing to the Corporate Secretary, BankUnited, Inc., 14817 Oak Lane, Miami Lakes, FL 33016.

        The Board undertook its annual review of Director independence in January 2011. As a result of this review, the Board affirmatively determined that all of the Directors are independent of the Company and its management under the corporate governance standards of the NYSE, with the exception of John A. Kanas and John Bohlsen. Each are considered inside Directors because of their employment as a senior executive of the Company.

        In connection with the Acquisition we have paid a fee for conducting financial and structural analysis, due diligence investigations and negotiations to the Sponsors as further described under "Information About BankUnited, Inc.—Related Transactions—Transaction Fee Agreement" above on Page [    •    ]. The Board of Directors has determined that these facts do not impair the independence of those Directors who are also employees of the Sponsors under the foregoing standards.

INFORMATION ABOUT MERGER SUB

        Merger Sub will be a national banking association that BankUnited, Inc. will organize solely for the purpose of consummating the merger.

INFORMATION ABOUT HERALD

        In this section entitled "Information About Herald," and only in this section, the terms "we," "us," "our," and the "Bank" are used to refer to Herald National Bank.

 Information About Herald's Business

  General

        We were formed in 2008 as a national banking association. We are a full-service independent commercial bank headquartered in the economically active and diverse New York City metropolitan area. We serve our clients through a full-service private client team model operating with a network of strategically placed private-client offices. The Bank prioritizes the expertise of seasoned banking professionals and technology-driven delivery systems ahead of footprint growth. Our primary service area is comprised of New York, Kings, Nassau and western Suffolk counties. We believe that the primary service area represents a unique market with a diversified and growing potential client base, one that has notably demonstrated the capability to weather economic downturns and that we believe can capitalize on growth opportunities during a recovery stage. The Bank is insured by the FDIC up to the maximum limits authorized under the FDIA. We offer a broad range of commercial and personal banking as well as wealth management services to small and mid-sized businesses, professional service firms, non-profit organizations, governmental entities and their owners, principals, senior managers and employees, who are presently underserved by the major money center banks that operate in the New York metropolitan market.

        Our strategy is to recruit and support teams of experienced, well-respected commercial bankers who have successfully served the New York metropolitan banking market, equip them with the most current technological products and services, and allow them to control, almost exclusively, their clients' relationships by serving as a single point of contact for the Bank's full range of services. This differentiated level of client care—along with referrals from existing clients, directors and shareholders fuels a level of organic growth that we believe will ultimately maximize profits for the institution and its shareholders. At the forefront of our obligations to clients, the Bank is committed to operating in a safe and sound manner, while maintaining regulatory capital at "well capitalized" levels. We are, and intend to continue to be, an active supporter of the communities in which we operate.

        Our main office and headquarters is located at 623 Fifth Avenue, New York, New York 10022, in a highly accessible area in midtown Manhattan. Our headquarters houses both a private-client office and executive and administrative staff. We also operate full-service private client offices at 1333 60th Street in Brooklyn, New York and 58 South Service Road in Melville, New York. Our operational center is housed at our Melville office. Our telephone number is 800-498-3173.

        As of June 30, 2011 we had total assets of $486.6 million, deposits of $431.0 million and shareholders' equity of $52.3 million.

  Available Information

        We maintain an Internet website at www.heraldnb.com. We post our regulatory filings with the OCC on the Investor Relations component of our website, which are available free of charge, including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, our proxy and information statements and any amendments to those reports or statements as soon as reasonably practicable after such reports are filed or furnished under the Exchange Act and under regulations promulgated by the OCC. In addition to our OCC filings, our Code of Conduct can be found within the Investor Relations section of our website. In addition, we post separately on our website all filings made by persons pursuant to Section 16 of the Exchange Act. Information contained on our website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on our website as part of this proxy statement/prospectus. Copies of the materials we file with the OCC may be inspected without charge at the public reference facilities maintained by the OCC at Room 250 E Street S.W., Washington, D.C. 20219. You may obtain information on the operation of the Public Reference Room by calling the OCC at (202) 874-4900. In addition, our quarterly Reports of Condition and Income are available on the FDIC's website at www.fdic.gov.

  Market Opportunities

                  Primary service area

        Our primary service area consists of New York, Kings, Nassau and western Suffolk Counties and the respective communities that lie within these counties. Our banking teams serve this market from our main office in Manhattan and from private-client offices in Brooklyn and Melville, New York.

                  Local economy

        We believe that our primary service area presents an environment that will support our growth. Currently an independent bank, we have been designed to serve the needs of the small to mid-sized businesses, professionals and individual residents within our primary service area's growing economy.

        New York City is the financial capital of the world and a premier headquarters location for leading global companies. The financial services and insurance industries employ over 333,000 people in New York City, totaling almost 11% of the City's private sector employment and 5.5% of financial services employment nationwide. More Fortune 500 financial services companies are headquartered in New York City than in any other city in the United States. New York City is home to six major stock, commodities and futures exchanges, including the New York Stock ExchangeEuronext, the world's largest exchange marketplace for equities. New York City is the center of international financial services: 119 financial services firms from 31 countries worldwide—representing six continents—have their offices in New York City. In addition, there is a well-spring of opportunities for us to provide commercial and private banking services to the over 155,000 business establishments in our primary service area employing over 1.7 million people. The financial services industry is vital to the New York City economy.

                  Competition

        The market for financial services is rapidly changing and intensely competitive and is likely to become more competitive as the number and types of market entrants increase. We compete for lending and depository services with other commercial banks, savings and loan associations, credit unions, consumer finance companies, pension trusts, mutual funds, insurance companies, mortgage bankers and brokers, brokerage and investment banking firms, asset-based non-bank lenders, government agencies and certain other non-financial institutions, including retail stores, that may offer more favorable financing alternatives than us.

        According to the FDIC's website, as of June 30, 2010, there were 93 financial institutions operating in New York County, where our main office is located. These institutions held approximately $493 billion in total deposits in New York County. A large percentage of the deposits held in financial institutions in our primary banking market are attributable to money center banks and large regional banks. Through the single-point-of-contact positioning of our private banking teams, we believe that we are uniquely situated to efficiently provide clients with loan, deposit and other financial products tailored to fit their specific needs. We believe that we can compete effectively with larger and more established banks through an active business development plan and by offering local access, competitive products and services, and more responsive client service.

                  Deposit growth

        Deposits at financial institutions in our market have also grown over the past five years. Between 2004 and 2009 deposits at financial institutions grew at an average annual rate of approximately 7.2% in New York County, where our main office is located, and approximately 6.4% throughout our primary service area.

  Business Strategy

                  Management philosophy

        The Bank is positioned as a full-service commercial bank dedicated to providing superior client service to the individuals and businesses in our community. We offer a sophisticated array of financial products while emphasizing prompt, personalized client service provided by dedicated private client teams. We believe that personalized attention to client needs and the ability to be flexible in handling client requests in a timely manner will distinguish us in this market area.

        To this end, we strive to hire and retain the most qualified and experienced people in the market who share our commitment to client service.

        We stress as our major point of differentiation from the competition our desire to provide commercial banking services to the small and mid-sized businesses and professionals in our market area to whom quality service is a critical but lacking element in their current banking relationships. Our strategy is to utilize a team of experienced, well-respected commercial bankers who have successfully served the New York metropolitan banking market and equip them with the most current technological products and services and a clearly differentiated level of client care. The result of our teams' service efforts is organic growth through referrals from our existing clients. This growth is further supplemented by the networking of directors and shareholders and by the positioning of the Bank to capitalize on future banking team recruitment opportunities. We emphasize personal attention and responsiveness to the needs of our clients.

                  Operating strategy

        The following operating strategies help us achieve the level of prompt, responsive service that we believe is necessary to attract clients and to develop our image as a local bank with a community focus.

  •
  Experienced senior management and Board of Directors. Our senior management team possesses extensive experience in the banking industry, as well as substantial business and banking contacts in our primary service area.

  o
  Raymond A. Nielsen, our chairman and chief executive officer, has more than 35 years of banking industry experience, including senior management experience as president and chief executive officer of a $2+ billion asset publicly traded New York-based financial institution.

  o
  Michael S. Carleton, our president and chief operating officer, has more than 20 years of management experience within the financial services, information technology and specialty retail industries.

  o
  Gerard A. Perri, our chief financial officer and treasurer, has more than 30 years banking experience and more than 15 years of experience as chief financial officer of public and private banks and thrifts in the New York City metropolitan area.

  •
  Quality employees.  We strive to hire highly trained and seasoned staff. We train our staff to answer questions about all of our products and services so that the first employee that any client encounters can resolve any questions the client may have.

  •
  Strategic locations.  Our main office is centrally located in midtown Manhattan at 623 Fifth Avenue, effectively the center of the Bank's geographic service region, the New York metropolitan area. Similarly, our private-client banking locations in Brooklyn and Melville, New York are designed to give us a strategic presence in a market that is dominated by money centers and large regional banks. We believe that these locations enhance our image as a strong competitor.

  •
  Individual client focus.  We focus on providing individual service and attention to our target clients, which include small and mid-size business owners, real estate owners, professionals from a variety of disciplines, locally owned businesses, and individual clients. As the Bank's employees, officers and directors become familiar with our clients on an individual basis, we are able to respond to credit requests more quickly and are more flexible in approving complex loans based on collateral quality and personal knowledge of each client.

                  Growth strategies

        Because we believe that the growth and expansion of our operations will be significant factors in our success, we are implementing the following growth strategies:

  •
  Attract experienced relationship bankers. We seek to hire experienced, well-trained relationship bankers capable of soliciting business immediately. By hiring experienced relationship bankers, we believe that we will be able to grow much more rapidly than we would if we hired inexperienced relationship bankers.

  •
  Offer fee-generating products and services. Our range of services, pricing strategies, interest rates paid and charged, and hours of operation are structured to attract our target clients and increase our market share. We strive to offer the small and mid-size business person, professional and entrepreneur the best banking services available while charging competitively for these services and utilizing technology and strategic outsourcing to increase fee revenues.

  Lending Services

                  Lending policy

        We offer a full range of lending products, including commercial loans to small businesses, professionals, and real estate owners and personal loans to individuals. Although we are competing for these loans with competitors who are well established and have greater resources and lending limits, we have been able to succeed due to the close relationships built by our bankers (during both their time with the Bank and their prior institutions) and our knowledge of the local market. Our lending policies are conservative as most of our loans are secured by the borrower's assets and/or mortgages on real property and supported by personal guarantees of commercial business owners.

        All of our loans are approved by an Executive Credit Committee, comprised of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Chief Credit Officer. Board approval is required on any unsecured lines or loans to individuals and any loan amount greater than $6.0 million in aggregate. Loans to our directors or executive officers are also approved by the Executive Credit Committee with terms and pricing no more favorable than available to any comparable borrower. The Board of Directors approves each of these loans.

                  Lending limits

        Our lending activities are subject to a variety of lending limits. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower's relationship to us. In general, however, we are able to loan any one borrower a maximum equal to either 15% of our capital and surplus or 25% of our capital and surplus and allowance for loan losses if the amount that exceeds 15% is secured by readily marketable collateral, as determined by reliable and continuously available price quotations. These legal limits increase or decrease as our capital increases or decreases as a result of the Bank's earnings or losses, among other reasons.

                  Credit risks

        The principal economic risk associated with each category of loans that we make is the credit worthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower's ability to repay include the level of interest rates, inflation and unemployment rates, as well as other factors affecting a borrower's customers, suppliers and employees. The well-established financial institutions in our primary service area are likely to make proportionately more loans to medium and large sized businesses than we make. Many of our commercial loans are made to small and medium sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

                  Real estate loans

        We make commercial real estate loans based mostly on stabilized cash flow. Construction and development loans are not actively marketed but are done occasionally. Commercial real estate loan terms generally are limited to ten years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically are not fixed for a period exceeding five years. We usually require personal guarantees for loans on commercial office, retail establishments and owner occupied business locations. Personal guarantees are generally not required for loans secured by mortgages on multifamily apartment buildings due to the higher reliability of cash flow on such properties and the excellent payment track record of these loans in the New York metropolitan area. Risk associated with commercial real estate loans include fluctuations in value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower's management.

                  Commercial loans

        Loans for commercial purposes in various lines of businesses are one of the components of our loan portfolio. Our target loan market includes small to medium sized businesses and professional service firms. The terms of these loans vary by purpose and by type of underlying collateral, if any. The commercial loans primarily are underwritten on the basis of the borrower's ability to service the loan from cash flow. We typically make equipment loans with conservative margins for a term of five years or less at fixed or variable rates, with the loan fully amortizing over the term. Loans to support working capital typically have terms not exceeding one year and are usually secured by all assets of the borrower (principally accounts receivable and inventory). Personal guarantees of the owners of the business are usually obtained. For loans secured by accounts receivable or inventory, principal typically is repaid as the assets securing the loans are converted into cash, and for loans secured with other types of collateral, principal is typically due at maturity. The quality of the commercial borrower's management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its market for products and services and to effectively respond to such changes are significant factors in a commercial borrower's creditworthiness.

                  Personal loans

        Based on our overall commercial wholesale business model, loans to individuals for personal, family and household purposes, including residential mortgages, installment loans, home equity loans and credit cards are available to our clients but are usually transferred to and serviced by third party banks and financial institutions. Our personal loans that we choose to retain are generally to high net worth individuals for the purchase/refinancing of real estate or for their wealth management needs. These loans are generally secured by marketable securities and/or real estate. Loans secured by marketable securities are usually payable on demand. Mortgage loans are generally written for a term not exceeding ten years but with longer amortization periods for principal. Interest rates may be fixed of adjustable although rates typically are not fixed for a period exceeding five years. Repayment of personal loans depends upon the borrower's financial stability and is more likely to be adversely affected by divorce, job loss, illness and personal hardships than repayment of other loans. The loan officer and Executive Credit Committee review the borrower's past credit history, past income level, debt history and, when applicable, cash flow and determines the impact of all these factors on the ability of the borrower to make future payments as agreed. Our principal competitors for personal loans are established banks and finance companies within our market area.

                  Composition of portfolio

        The following table sets forth the percentage composition of our loan portfolio at the end of the first three years of business:

	2010 Percentage	2009 Percentage	2008 Percentage
Commercial real estate	60.9%	52.2%	90.5%
Commercial	37.5%	46.0%	9.5%
Residential and personal	1.6%	1.8%	0.0%

Total	100.0%	100.0%	100.0%

  Investments

        In addition to loans, we make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments exceeds any applicable limitation imposed by law or regulation. The Asset/Liability Management Committee reviews the investment portfolio on an ongoing basis in order to provide that the investments conform to our policy as set by our Board of Directors.

  Asset and Liability Management

        Our Asset/Liability Management Committee oversees our assets and liabilities and strives to provide (i) a stable, optimized net interest margin, (ii) adequate liquidity, and (iii) a profitable after-tax return on assets and return on equity. The committee conducts these management functions within the framework of written loan and investment policies that we have adopted. The committee attempts to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it charts assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempts to manage any gaps in maturity ranges.

  Sources of Funds

        We use deposits as the primary external source of funding to finance our lending and investment activities. In addition, we access funds from the amortization of loans, maturities of investment securities and certificates of deposit held at other banks, and the exercise of warrants. The scheduled loan principal and interest payments and investment maturities are a relatively stable source of funds, while deposit flows and loan prepayments are significantly influenced by market interest rates, economic conditions, and competition.

        The Bank was approved in February 2009 for a $6.0 million overnight line of credit with Atlantic Central Bankers Bank for the purchase of federal funds in the event that temporary liquidity needs arise. Additionally, we were approved as a member of the Federal Home Loan Bank of New York in February 2009. As of June 30, 2011, the Bank had the ability to borrow $89.0 million on a secured basis and an additional $6.0 million on an unsecured basis. The Bank had no borrowings as of June 30, 2011 or December 31, 2009. We also have the ability to borrow at the Federal Reserve Bank discount window on a collateralized basis. We believe that our current sources of funds provide adequate liquidity for our current cash flow needs.

  Deposit Services

        We seek to maintain a broad base of core deposits, including checking accounts, money market accounts, NOW accounts, savings accounts, and a variety of certificates of deposit. Our primary source of deposits is the clients of relationship managers who join us from competing banks. These clients are primarily the privately owned businesses in our primary service area as well as the personal relationships associated with those businesses: the owners, executives, senior managers and employees. Further, the Bank leverages our shareholder base, which is comprised largely of residents and business principals from our primary service area, into a source of core deposits. To attract these deposits we feature a broad product line and competitive rates and services. We obtain these deposits through personal solicitation by our officers and directors with support from event marketing, trade and business organization memberships and participation as well as occasional direct mail solicitations and strategically placed local advertisements.

  Wealth Management Services

        As discussed previously, our target market includes small and medium-sized businesses, professional service firms and non-profit organizations. In addition, we target the owners, principals, senior managers and employees of those businesses and entities with the goal of providing those individuals with the same high level of service and personal care that we provide to their businesses. As a part of the services provided to these individuals and their firms, we offer personal financial services, including personal wealth management, business retirement planning, and defined benefit planning (401k management).

        Our wealth management services are offered through Herald Wealth Management, a division of Herald National Bank, with brokerage products offered through Raymond James Financial Services, Inc. Services include but are not limited to personal financial planning, investments, insurance, trust and estate services, family offices services, asset protection planning, "concierge" services, and bill payment services. Although we may elect to offer some of these services directly to our clients in the future, we currently do so only through Raymond James Financial Services, Inc. and through other strategic partners with whom senior management has experience.

  Internet Banking

        We offer Internet banking, which allows our clients to access their deposit and loan accounts through the Internet. Clients are able to obtain transaction history and account information, transfer funds between accounts and make on-line bill payments. We intend to continually improve and develop our Internet banking products and other delivery channels as the need arises and our resources permit.

  Other Banking Services

        Other banking services include cashier's checks, direct deposit of payroll and Social Security checks, night depository, telephone banking, automated teller machine cards, debit cards, cash management services, electronic account statements and remote deposit capture. We are associated with nationwide networks of automated teller machines that our clients are able to use throughout New York and other regions. We also offer merchant card services through a correspondent acting as an agent for us.

  Marketing

        Our marketing efforts rely principally upon the personal contacts of our directors, officers and shareholders to attract business and to acquaint potential clients with our personalized services. The close-selling efforts of our teams are supported by a concerted effort to build positive brand awareness through public and media relations and supplemented by event marketing and targeted local advertising. We emphasize a high degree of personalized client service in order to be able to satisfy each client's banking needs. Our management continually evaluates all of our banking services with regard to their profitability and makes conclusions based on these evaluations, whether to continue or modify our business plan, where appropriate.

  Employees

        Our success depends, in part, on our ability to attract, retain and motivate highly qualified management, senior relationship managers and other personnel, for whom competition is intense. As of June 30, 2011 we had 59 full-time equivalent employees. Our employees are not represented by a collective bargaining agreement, and we have never experienced a strike or similar work stoppage. We consider our relationship with our employees to be good.

  Supervision and Regulation

                  General

        As a national banking association, we are subject to various requirements and restrictions under the laws of the United States, and to regulation, supervision and regular examination by the OCC and the FDIC, as the insurer of certain deposits. We are required to file reports with the OCC and the FDIC concerning our activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. The regulators have the power to enforce compliance with applicable banking statutes and regulations. Those regulations include requirements to maintain reserves against deposits, restrictions on the nature and amount of loans that may be made and the interest that may be charged on loans, and restrictions relating to our investments and other activities.

        Banking is a complex, highly regulated industry. Consequently, our growth and earnings performance can be affected, not only by management decisions and general and local economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. These authorities include, but are not limited to, the Federal Reserve, the FDIC, the OCC, the IRS and state taxing authorities. The effect of these statutes, regulations and policies and any changes to any of them can be significant and cannot be predicted.

        The primary goals of the bank regulatory scheme are to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy. In furtherance of those goals, the U.S. Congress and the individual states have created numerous regulatory agencies and enacted numerous laws that govern banks and the banking industry. The system of supervision and regulation applicable to us establishes a comprehensive framework for our operations and is intended primarily for the protection of the FDIC's deposit insurance funds, our depositors and the public, rather than the shareholders and creditors. The following is an attempt to summarize some of the relevant laws, rules and regulations governing banks, but does not purport to be a complete summary of all applicable laws, rules and regulations governing banks. The descriptions are qualified in their entirety by reference to the specific statutes and regulations discussed.

                  Branching and interstate banking

        National banks are required by the National Bank Act to adhere to branching laws applicable to state banks in the states in which they are located. Under current New York law, banks are permitted to establish branch offices throughout New York with prior regulatory approval. In addition, with prior regulatory approval, banks are permitted to acquire branches of existing banks located in New York. Finally, New York law authorizes commercial banks and savings banks to open de novo branches outside of the state of New York, if the intended host state permits banks located in the host state to branch on a de novo basis within that state. In the absence of reciprocity, banks located in New York generally may branch across state lines by merging with banks or by purchasing a branch of another bank in other states if allowed by the applicable states' laws.

                  Deposit Insurance Assessments

        The Bank is a member of the Deposit Insurance Fund, which is administered by the FDIC. Deposit accounts in the Bank are insured by the FDIC, previously up to a maximum of $100,000 for each separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. However, in view of the recent economic crisis, the FDIC temporarily increased the deposit insurance available on all deposit accounts to $250,000. The Dodd-Frank Act made that level of coverage permanent. In addition, the Dodd-Frank Act requires that certain non-interest-bearing transaction accounts maintained with depository institutions be fully insured, regardless of the dollar amount, until December 31, 2012.

        The FDIC imposes an assessment for deposit insurance against all depository institutions. That assessment is based on the risk category of each institution, which is derived from examination and supervisory information. The FDIC first establishes an institution's initial base assessment rate based upon the risk category, with less risky institution paying lower rates. That initial base assessment rate ranges, from 12 to 45 basis points, depending upon the risk category of the institution. The initial base assessment is then adjusted (higher or lower) to obtain the total base assessment rate. The adjustments to the initial base assessment rate are generally based upon an institution's levels of unsecured debt, secured liabilities and brokered deposits. The total base assessment rate, as adjusted, ranges from 7 to 77.5 basis points of the institution's assessable deposits. The FDIC may adjust the scale uniformly, except when no adjustment may deviate more than three basis points from the base scale without notice and comment.

        On May 22, 2009, the FDIC issued a final rule that imposed a special five basis point assessment on each FDIC-insured depository institution's assets minus its Tier 1 capital, on June 30, 2009, which was collected on September 30, 2009. The special assessment was capped at 10 basis points of an institution's domestic deposits.

        Subsequently the FDIC adopted a rule pursuant to which all insured depository institutions were required to prepay their estimated assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012. That pre-payment, which was due on December 30, 2009, amounted to $1.6 million for the Bank. The amount of prepayment was determined based on certain assumptions, including an annual 5% growth rate in the assessment base through the end of 2012. The pre-payment was recorded as a prepaid expense asset at December 31. 2009 and is being amortized to expense over three years.

        Most recently, the Dodd-Frank Act required the FDIC to revise its risk-based assessment procedures to base it on average total assets less tangible capital, rather than deposits. The FDIC has issued a final rule that will implement that directive.

        The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The FDIC must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the FDIC and the FDIC has recently exercised that discretion by establishing a long range fund ratio of 2.00%.

        The FDIC has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of the Bank. Management cannot predict what insurance assessment rates will be in the future.

        Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

        In addition to the FDIC assessments, the Financing Corporation, referred to as "FICO," is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the then-existing Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. The annualized FICO assessment is equal to 1.0 basis points of assessable deposits.

                  Dividends

        Our ability to pay dividends on our common stock is restricted by federal law, the FDIA and OCC regulations. In general terms, federal law provides that our board may, from time to time and as it deems expedient, declare a dividend out of our net profits. The total of all dividends declared in a year shall not, unless approved by the OCC, exceed the net profits of that year combined with its net profits of the past two years. We commenced operations with an accumulated deficit as a result of organizational expenses attributable to us and generated losses during 2008, 2009 and 2010. Accordingly, we will be unable to pay dividends until our accumulated deficit from pre-opening activities and our initial losses is eliminated.

        In addition, under the FDIA, we may not pay any dividend if the payment of the dividend would cause us to become "undercapitalized" or in the event the bank is "undercapitalized." The OCC may further restrict the payment of dividends by requiring that we maintain a higher level of capital than would otherwise be required to be "adequately capitalized" for regulatory purposes. Moreover, if, in the opinion of the OCC, we are engaged in an unsound practice (which could include the payment of dividends), the OCC may require, generally after notice and hearing, that we cease such practice. The OCC has indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe banking practice. Moreover, the OCC has also issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings. Finally, under OCC policy, during our first three years of operations, we will be unable to pay dividends until we have established an appropriate allowance for loan losses and achieved an adequate overall level of capital unless we receive the prior approval of the OCC.

                  Real estate lending standards

        The OCC and the other federal banking agencies have adopted regulations that prescribe standards for extensions of credit that (i) are secured by real estate, or (ii) are made for the purpose of financing construction or improvements on real estate. The OCC regulations require each institution to establish and maintain written internal real estate lending standards that are consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its real estate lending activities. The standards also must be consistent with accompanying OCC guidelines, which include loan-to-value limitations for the different types of real estate loans. National banks are also permitted to make a limited amount of loans that do not conform to the proposed loan-to-value limitations so long as such exceptions are reviewed and justified appropriately. The guidelines also list a number of lending situations in which exceptions to the loan-to-value standard are justified.

        In 2006, the OCC, the FDIC, and the Board of Governors of the Federal Reserve System issued joint guidance entitled "Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices." The joint guidance, which addresses land development, construction, and certain multi-family loans, as well as commercial real estate loans, does not establish specific lending limits but, rather, reinforces and enhances the agencies' existing regulations and guidelines for such lending and portfolio management.

        On October 30, 2009, the OCC, the FDIC, and the Board of Governors of the Federal Reserve System adopted a policy statement titled "Policy Statement on Prudent Commercial Real Estate Loan Workouts," supporting prudent commercial real estate loan workouts. This policy statement, directed at insured financial institutions and their examiners, stresses that performing loans, including those that have been renewed or restructured on reasonable modified terms, made to creditworthy borrowers will not be subject to adverse classification solely because the value of the underlying collateral declined. In addition, this policy statement provides guidance to insured financial institutions confronted with commercial real estate borrowers who are experiencing diminished operating cash flows, depreciated collateral values, or prolonged delays in selling or renting commercial properties.

                  Expanded financial activities

        The GLB Act expanded the types of activities in which a bank may engage. Generally, a bank may engage in activities that are financial in nature through a "financial subsidiary" if the bank and each of its depository institution affiliates are "well capitalized," "well managed" and have at least a "satisfactory" rating under the CRA. However, applicable law and regulation provide that the amount of investment in these activities generally is limited to 45% of our total assets, and these investments are deducted when determining compliance with capital adequacy guidelines. Further, any transactions in which we may engage with this type of subsidiary would be subject to a number of limitations.

        Expanded financial activities of national banks generally will be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators and insurance activities by insurance regulators.

                  Community Reinvestment Act

        The CRA requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the OCC, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate-income neighborhoods. These facts are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on us. Additionally, we must publicly disclose the terms of various CRA-related agreements.

                  Other regulations

        Interest and other charges that we collect or contract for will be subject to state usury laws and federal laws concerning interest rates. Our loan operations also are subject to federal laws applicable to credit transactions, such as:

  •
  the federal "Truth-In-Lending Act," governing disclosures of credit terms to consumer borrowers;

  •
  the "Home Mortgage Disclosure Act," requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

  •
  the "Equal Credit Opportunity Act," prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

  •
  the "Fair Credit Reporting Act," governing the use and provision of information to credit reporting agencies;

  •
  the "Fair Debt Collection Act," governing the manner in which consumer debts may be collected by collection agencies; and

  •
  the rules and regulations of the various governmental agencies charged with the responsibility of implementing these federal laws.

        Our deposit operations are subject to:

  •
  the "Right to Financial Privacy Act," which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

  •
  the "Electronic Funds Transfer Act" and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

                  Capital adequacy

        The FDIC and the OCC use a combination of risk-based guidelines and a leverage ratio to evaluate our capital adequacy and consider these capital levels when taking action on various types of applications and when conducting supervisory activities related to our safety and soundness.

        The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among financial institutions and their holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

        OCC regulations require us to maintain or to meet three minimum capital standards: (i) a Tier 1 capital to adjusted total assets ratio, or "leverage capital ratio," of at least 4% (3% for banks receiving the highest CAMELS rating), (ii) a Tier 1 capital to risk-weighted assets ratio, or "Tier 1 risk-based capital ratio," of at least 4% and (iii) a total risk-based capital to risk-weighted assets ratio, or "total risk-based capital ratio," of at least 8%. These capital requirements are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. For example, FDIC regulations provide that higher capital may be required to take adequate account of, among other things, interest rate risk and the risks posed by concentrations of credit, nontraditional activities or securities trading activities. In addition, the prompt corrective action standards discussed below, in effect, increase the minimum regulatory capital ratios for banking organizations.

        Failure to meet capital guidelines could subject us to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and other restrictions on our business. As a condition to the grant of federal deposit insurance by the FDIC, we are required to maintain a leverage capital ratio of not less that 8% throughout our first three years of operations.

                  Prompt corrective action regulations

        Under the prompt corrective action regulations, the FDIC is required and authorized to take supervisory actions against undercapitalized banks. For this purpose, a bank is placed in one of the following five categories based on the bank's capital:

  •
  well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

  •
  adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

  •
  undercapitalized (less than 4% leverage capital, 8% total risk-based capital, or 4% Tier 1 risk-based capital);

  •
  significantly undercapitalized (less than 3% leverage capital, 6% total risk-based capital, or 3% Tier 1 risk-based capital); and

  •
  critically undercapitalized (less than 2% tangible capital).

        Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, banking regulators must appoint a receiver or conservator for an institution that is "critically undercapitalized." The federal banking agencies have specified by regulation the relevant capital level for each category. An institution that is categorized as "undercapitalized," "significantly undercapitalized," or "critically undercapitalized" is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. An "undercapitalized" institution also is generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.

                  Restrictions on transactions with affiliates and loans to insiders

        We are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

  •
  our loans or extensions of credit to affiliates;

  •
  our investment in affiliates;

  •
  assets that we may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

  •
  the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

  •
  our guarantee, acceptance or letter of credit issued on behalf of an affiliate.

        The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of our capital and surplus and, as to all affiliates combined, to 20% of our capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. We must also comply with other provisions designed to avoid the taking of low-quality assets from an affiliate.

        We also are subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit us from engaging in any transaction with an affiliate unless the transaction is on terms substantially the same, or at least as favorable to us or our subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

        We also are subject to restrictions on extensions of credit to our executive officers, directors, principal shareholders and their related interests. These extensions of credit: (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

                  Privacy

        Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions' own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

      The USA PATRIOT Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act and the Bank Secrecy Act

        A major focus of governmental policy on financial institutions in recent years has been aimed at combating money laundering and terrorist financing. The USA PATRIOT Act of 2001 and the International Money Laundering and Financial Anti-Terrorism Act of 2001 substantially broadened the scope of United States anti-money laundering laws and penalties, specifically related to the Bank Secrecy Act, and expanded the extra-territorial jurisdiction of the United States. The United States Treasury Department has issued a number of implementing regulations which apply various requirements of the USA PATRIOT Act to financial institutions such as our bank. These regulations impose obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing and to verify the identity of their customers. Failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with relevant laws and regulations, could have serious legal, reputational and financial consequences for the institution. Because of the significance of regulatory emphasis on these requirements, we will continue to expend significant staffing, technology and financial resources to maintain programs designed to ensure compliance with applicable laws and regulations and an effective audit function for testing of our compliance with the Bank Secrecy Act on an ongoing basis.

                  Sarbanes-Oxley Act of 2002

        The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with certain accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.

        The Sarbanes-Oxley Act includes specific additional disclosure requirements, requires the SEC and national securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules, and mandates further studies of certain issues by the SEC. The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a Board of Directors and management and between a Board of Directors and its committees.

                  Emergency Economic Stabilization Act of 2008

        On October 3, 2008, the President signed into law the Emergency Economic Stabilization Act of 2008. The primary purpose of the act is to provide relief to the United States economy by giving the United States government the authority to make equity investments in financial institutions and to acquire troubled assets held by financial institutions, thereby increasing the supply of credit to the United States economy. The vast majority of the provisions contained in the act apply to institutions holding troubled assets originated on or before March 14, 2008, and therefore many provisions of the act will not apply to the Bank. However, the provisions of the act impact the Bank by temporarily increasing the amount of deposit insurance provided by the FDIC to $250,000 per depositor from $100,000 per depositor (subject to the rules regarding insurance of deposits).

                  The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010

        The Dodd-Frank Act made extensive changes in the regulation of depository institutions. For example, the Dodd-Frank Act creates a new Consumer Financial Protection Bureau as an independent bureau of the Federal Reserve Board. The Consumer Financial Protection Bureau will assume responsibility for the implementation of the federal financial consumer protection and fair lending laws and regulations, a function currently assigned to prudential regulators, and will have authority to impose new requirements. However, institutions of less than $10 billion in assets, such as the Bank, as currently organized, will continue to be examined for compliance with consumer protection and fair lending laws and regulations by, and be subject to the primary enforcement authority of, their prudential regulator rather than the Consumer Financial Protection Bureau.

        In addition to creating the Consumer Financial Protection Bureau, the Dodd-Frank Act, among other things, directs changes in the way that institutions are assessed for deposit insurance, requires more stringent consolidated capital requirements for bank holding companies, requires originators of securitized loans to retain a percentage of the risk for the transferred loans, establishes regulatory rate-setting for certain debit card interchange fees, repeals restrictions on the payment of interest on commercial demand deposits and contains a number of reforms related to mortgage originations. Many of the provisions of the Dodd-Frank Act are subject to delayed effective dates and/or require the issuance of implementing regulations. Their impact on operations can not yet be fully assessed. However, there is significant possibility that the Dodd-Frank Act will, at a minimum, result in increased regulatory burden, compliance costs and interest expense for the Bank.

                  Proposed legislation and regulatory action

        New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions operating in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute. Future legislation and policies and the effects thereof might have a significant influence on overall growth and distribution of loans, investments and deposits and affect interest rates charged on loans or paid from time and savings deposits. Such legislation and policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue.

        Effect of governmental monetary policies. The commercial banking business is affected not only by general economic conditions but also by both U.S. fiscal policy and the monetary policies of the Federal Reserve. Some of the instruments of fiscal and monetary policy available to the Federal Reserve include changes in the discount rate on member bank borrowings, the fluctuating availability of borrowings at the "discount window," open market operations, the imposition of and changes in reserve requirements against member banks' deposits and assets of foreign branches, the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates, and the placing of limits on interest rates that member banks may pay on time and savings deposits. Such policies influence to a significant extent the overall growth of bank loans, investments, and deposits and the interest rates charged on loans or paid on time and savings deposits. We cannot predict the nature of future fiscal and monetary policies and the effect of such policies on the future business and our earnings.

Description of Herald's Properties

        Our main office and headquarters is located at 623 Fifth Avenue, New York, New York 10022, in a highly accessible area in midtown Manhattan between Fifth and Madison Avenues in Manhattan, with the entrance on 50th Street. Our headquarters houses a main private-client office and executive and administrative staff. We also operate out of full service private-client offices at 1333 60th Street in Brooklyn, New York and 58 South Service Road in Melville, New York. Our operating center is housed at our Melville office.

        Information about the properties associated with each of our banking facilities is set forth in the table below:

Property	Ownership Status	Lease Expiration
Manhattan Office 623 Fifth Avenue New York, NY 10022	Leased	June 30, 2019
Brooklyn Office 1333 60th Street Brooklyn, NY 11219	Leased	August 31, 2018 with one 5-year renewal
Melville Office 58 South Service Road Melville, NY 11747	Leased	October 31, 2018 with one 5-year renewal

        For additional information regarding our lease obligations, please see "Note 9—Leases" of the notes to our audited consolidated financial statements for the year ended December 31, 2010, beginning on Page F-[    •    ].

        Management believes that our premises are adequate for our present and immediately foreseeable needs. We may consider additional branch locations or business offices depending on the economic environment in our primary service area and our anticipated growth, subject to any required regulatory approvals.

Herald's Legal Proceedings

        From time to time, we are a party to claims and legal proceedings arising in the ordinary course of business. Our management evaluates our exposure to these claims and proceedings individually and in the aggregate and provides for potential losses on such litigation if the amount of the loss is estimatable and the loss is probable. Certain litigation relating to the merger is described on Page [    •    ] of this proxy statement/prospectus.

        As previously disclosed, on April 22, 2010, the Bank entered into a formal written agreement, referred to as the "Agreement," with the OCC.

        The Agreement was based on the findings of the OCC during a 2009 on-site examination of the Bank. Since the completion of the examination, the Board of Directors and management of the Bank have been aggressively working to address the OCC's findings and will continue to work to comply with all the requirements of the Agreement. Entry into the Agreement does not change the Bank's "well-capitalized" status as of the date of this proxy statement/prospectus. In addition, the Agreement has no impact on the Bank's continued participation in the Transaction Account Guarantee Program, referred to as "TAGP," which guarantees non-interest bearing transaction accounts.

        Among other things, under the Agreement, the Bank has agreed to take the following actions: (i) appoint a compliance committee to oversee and monitor compliance with the Agreement, (ii) conduct a written assessment of Board and management supervision, (iii) adopt and implement a three year strategic plan and capital program, (iv) implement control systems to mitigate risks associated with planned new products, growth, and the operating environment and conduct a written analysis prior to implementation of any new products and services, (v) implement a risk-based audit program, (vi) review the Banks' credit risk management practices and develop and implement a written program to enhance credit risk management practices and manage its credit risk, (vii) review and revise the Bank's allowance for loan losses policy, and (viii) provide quarterly progress reports to the OCC detailing steps taken to comply with the Agreement.

        The Bank has implemented a comprehensive program to address compliance with the Agreement, including the formation of a Compliance Committee of the Board to plan, monitor and oversee the actions taken by Bank to comply with the terms of the Agreement. The Compliance Committee has and continues to work closely with management of the Bank to address all areas of the Agreement and report the status of its compliance efforts to the OCC on a routine basis. In addition, the Bank has secured the assistance of outside legal and regulatory experts to provide guidance related to addressing the remedial measures required by the Agreement. In addition to the establishment of the Compliance Committee, the Bank completed a written assessment of the management of the Bank, developed and implemented a revised business plan and new capital plan, implemented a process for identifying new products and services and the associated risks, implemented a process to identify material deviations to its capital and business plans, established a program for credit risk analysis, modified its loan loss allowance methodology and adopted additional loan underwriting procedures and policies. The Bank believes that it has taken the required remedial actions and is in substantial compliance with the terms of the Agreement.

        The Bank is party to litigation instituted by certain former employees of the Bank claiming breaches of contract relating to the termination of the services of such employees and alleged failure to pay cash bonuses and alleged failure to grant stock awards and stock options. Additionally, the Bank is party to litigation instituted by a former consultant of the Bank for breach of contract related to the termination of the consulting agreement and the alleged failure to pay fees under such agreement. The Bank has secured litigation counsel and is defending itself vigorously against such claims. Certain legal costs associated with the litigation are expected to be covered by liability insurance held by the Bank. In addition, the Bank and litigation counsel have developed an estimated financial risk associated with the litigation and the Bank has created a reserve to cover potential costs associated with settling the claims.

Market Price of and Dividends on Herald's Common Equity and Related Shareholder Matters

  Trading History

        We opened for business on November 24, 2008. On December 9, 2008, our common stock became listed for trading on the NYSE Amex exchange under the symbol "HNB." Prior to that time, there was no established market in our common stock.

        The information in the following table sets forth, for the quarters indicated, the high and low closing sale price for the common stock as reported on the NYSE Amex exchange:

	Closing Sales Prices
Quarter Ended	High	Low
December 31, 2009	$6.25	$3.42
March 31, 2010	$3.95	$2.54
June 30, 2010	$3.85	$2.90
September 30, 2010	$3.59	$2.18
December 31, 2010	$2.99	$1.47
March 31, 2011	$2.68	$2.04
June 30, 2011	$4.25	$2.06

  Holders

        As of October 27, 2011, there were 324 shareholders of record of our common stock (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). After the effective date of the merger all of these shareholders will receive cash, BankUnited, Inc. common stock, or a combination of cash and BankUnited, Inc. common stock for their shares of Herald common stock and will no longer own shares of Herald common stock.

  Dividends

        As of the date of this proxy statement/prospectus, we have not paid any cash dividends to the holders of our common stock.

        Our ability to pay dividends on our common stock is restricted by federal law, the FDIA and OCC regulations. In general terms, federal law provides that our board may, from time to time and as it deems expedient, declare a dividend out of our net profits. The total of all dividends declared in a year shall not, unless approved by the OCC, exceed the net profits of that year combined with its net profits of the past two years. We recently commenced operations with an accumulated deficit as a result of organizational expenses attributable to us and we expect to generate losses during the early periods of our operations. Accordingly, we will be unable to pay dividends until our accumulated deficit from pre-operating activities and our initial losses is eliminated.

        In addition, under the FDIA, we may not pay any dividend if the payment of the dividend would cause us to become "undercapitalized" or in the event the bank is "undercapitalized." The OCC may further restrict the payment of dividends by requiring that we maintain a higher level of capital than would otherwise be required to be "adequately capitalized" for regulatory purposes. Moreover, if, in the opinion of the OCC, we are engaged in an unsound practice (which could include the payment of dividends), the OCC may require, generally after notice and hearing, that we cease such practice. The OCC has indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe banking practice. Moreover, the OCC has also issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings. Finally, under OCC policy, during our first three years of operations, we will be unable to pay dividends until we have established an appropriate allowance for loan losses and achieved an adequate overall level of capital unless we receive the prior approval of the OCC.

        We expect to retain all of our earnings to support our operations and to expand our business during the foreseeable future. The payment of future dividends and our dividend policy will depend on our earnings, capital requirements and financial condition, as well as other factors that our Board of Directors consider relevant.

  Securities Authorized for Issuance under Equity Compensation Plans

        On November 24, 2008, we established the 2008 Stock Incentive Plan. The plan, which was adopted by our shareholders at our initial shareholders' meeting, has a term of 10 years and provides for the issuance of up to 1,632,000 stock options. These options will vest ratably over a period of not less than five years from issuance. The plan authorizes the issuance of options that will qualify as incentive stock options under Section 422A of the Code, as well as non-qualified stock options. However, the plan permits us to issue all of the stock options as incentive stock options. We have granted 1,632,000 stock options to our directors, executive officers and key personnel. The remainder of the options under the stock incentive plan is available for grant at the discretion of our Board of Directors.

        We have also issued restricted stock awards to certain of our directors, executive officers and key personnel. Each restricted stock award vests ratably over a period of three years from the grant date. Subject to certain exceptions, restricted stock awards are subject to forfeiture by the holder if the holder is not employed by us on the vesting date. We have issued, in the aggregate, 32,737 shares of restricted stock.

        The following table summarizes information as of December 31, 2010 relating to the number of securities to be issued upon the exercise of the outstanding options and their weighted-average exercise price.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	517,328	$10.00	1,114,672
Equity Compensation Plans Not Approved by Security Holders	30,990	$10.00	—

Total Equity Compensation Plans	548,318	$10.00	1,114,672

  Purchases of Equity Securities By the Issuer and Affiliated Purchasers

        Neither the Bank nor any "affiliated purchasers" made any repurchases of the Bank's equity securities during 2010.

Management's Discussion and Analysis of Financial Condition and Results of Operations—June 30, 2011

  Executive Summary

        We are a national banking association and a full-service independent commercial bank headquartered in the economically active and diverse New York City metropolitan area. We serve our clients through strategically placed private-client offices utilizing the expertise of knowledgeable banking professionals and technology-driven delivery systems. Our primary service area is comprised of New York, Kings, Nassau and western Suffolk counties. We believe that the primary service area represents a unique market with a diversified and growing potential client base.

        Our results of operations depend primarily on net interest income, which is directly impacted by the market interest rate environment. Net interest income is the difference between the interest income we earn on our interest-earning assets, primarily mortgage loans and investment securities, and the interest we pay on our interest-bearing liabilities, primarily money market, savings and certificates of deposit accounts. Net interest income is affected by the shape of the market yield curve, the timing of the placement and re-pricing of interest-earning assets and interest-bearing liabilities on our balance sheet, and the prepayment rate on our mortgage-related assets. Our results of operations are also significantly affected by general economic conditions. The financial services industry continues to face highly volatile and adverse economic conditions. The significant contributors to the disruptions include subprime mortgage lending, illiquidity in the capital and credit markets and the decline of real estate values. While the government indicates it will continue to support the financial services industry, it is difficult to determine how the various government programs and regulatory initiatives will impact the banking industry.

        We began active banking operations on November 24, 2008. At December 31, 2010, our total assets had grown to $504.7 million and were primarily comprised of cash and cash equivalents of $21.1 million, securities of $148.7 million and net loans of $326.5 million. In addition, at December 31, 2010, we had $430.6 million in deposits and $50.7 million in stockholders' equity.

        During the six months ended June 30, 2011, total assets decreased by $18.1 million to $486.6 million. Our net income for the six months ended June 30, 2011 was $282 thousand, or $.02 per share. During the comparable period in 2010, we generated a net loss of $5.8 million or $.62 per share. Stockholders' equity increased by $1.6 million to $52.3 million at June 30, 2011.

        During the six months ended June 30, 2011, our allowance for loan losses decreased by $0.3 million, to $6.1 million, or approximately 1.91% of our loans outstanding. As our loan portfolio continues to grow, we may have to increase our loan loss provision, especially in light of the current economic environment. Because we cannot predict with precision the future trajectory of the economy in 2011 and beyond, as uncertainty remains with respect to unemployment levels and recessionary economic conditions, we intend to continue to monitor our loan portfolio carefully and administer conservative loan underwriting.

        In connection with your review of this management's discussion and analysis, you should also consider the financial statements, as well as the supplemental financial information and tables that are included as a part of the notes to our consolidated financial statements for the three and six month periods ended June 30, 2011, beginning on Page F-[    •    ] of this proxy statement/prospectus.

  Comparison of Financial Condition at June 30, 2011 and December 31, 2010

                  Total Assets

        Total assets decreased by $18.1 million, to $486.6 million at June 30, 2011, from $504.7 million at December 31, 2010. The decrease in assets was due primarily to a reduction in the Bank's investment securities and loan portfolio during the first six months of 2011, which was partially offset by an increase in cash and cash equivalents.

                  Net Loans

        Net loans decreased by $13.3 million to $313.2 million at June 30, 2011, from $326.5 million at December 31, 2010. The decrease was attributable to lower demand for credit and higher payoffs during the first six months of 2011. Commercial loans decreased to $115.7 million and real estate loans decreased to $198.3 million at June 30, 2011, from $125.2 million and $202.7 million, respectively at December 31, 2010. We originate commercial, real estate and consumer loans to businesses and individuals in the metropolitan area of New York. We expect moderate loan growth to return during the remainder of 2011, as we are cautious about the economy in the New York City metropolitan area.

        The allowance for loan losses decreased by $0.3 million to $6.1 million as of June 30, 2011 from $6.4 million at December 31, 2010. The decrease in the allowance for loan losses was attributable to charge-offs of $0.4 million and a decrease in the loan portfolio over the first six months of 2011, partially offset by a 2011 provision of $0.1 million. The allowance for loan losses as a percent of total loans was approximately 1.91% at June 30, 2011 and approximately 1.92% at December 31, 2010.

        Future increases in the allowance for loan losses may be necessary based on our projected loan growth, change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, the impact of the deterioration of the real estate and economic environments in our lending area and the growth of the loan portfolio. Although we use the best information available, the level of allowance for loan losses remains an estimate that is subject to significant judgment and short-term change.

        We had two impaired loans in the aggregate amount of $1.4 million with no related allowances for loan losses at June 30, 2011. We had one impaired loan in the amount of $0.4 million with no related allowances for loan losses at December 31, 2010. Nonaccrual loans, which consisted of two impaired loans, totaled $1.4 million as of June 30, 2011. Nonaccrual loans, which consisted of one impaired loan, totaled $0.4 million at December 31, 2010. In addition, one of these loans was impaired at June 30, 2011 and December 31, 2010 and represented a loan that was restructured in 2009 as a troubled debt, which would have been non-performing had the terms not been renegotiated.

        Potential problem loans are those loans which are not categorized as impaired, restructured, non-accrual or 90-days past due, but where current information indicates that the borrower may not be able to comply with present loan repayment terms. Other than the two non-performing assets referenced above, as of June 30, 2011, management was not aware of any credits which cause management to have serious doubts as to the ability of such borrower(s) to comply with the loan repayment terms. To the extent that we identify potential problems loans in the future, management will assess the potential for loss on such loans as it would with other problem loans and will consider the effect of any potential loss in determining its provision for probable loan losses. Management will also assess alternatives to maximize collection of any potential problem loans, including, without limitation, restructure, guarantee, additional collateral or other planned action.

                  Securities

        Securities available for sale decreased by $24.7 million to $107.4 million at June 30, 2011, from $132.1 million at December 31, 2010. The decrease in the securities available for sale portfolio resulted from the sale of securities during the period, with the proceeds of such sales being used primarily to meet cashflow activity during the period. Securities held to maturity decreased to $16.2 million at June 30, 2011 from $16.7 million at December 31, 2010. The decrease in the securities held to maturity was primarily the result of principal repayments during the quarter. The portfolio consists primarily of agency mortgage backed securities and agency callable securities. We also own stock in the Federal Reserve Bank, Federal Home Loan Bank of New York and Atlantic Central Bankers Bank as a result of membership requirements.

        Management conducts regular reviews to assess whether the values of our investments are impaired and if any impairment is other than temporary. If we determine that the value of any investment is other than temporarily impaired, we will record a charge against earnings in the amount of the credit related impairment. The determination of whether other than temporary impairment has occurred involves significant assumptions, estimates and judgments by management. Changing economic conditions—global, regional or related to industries of specific issuers—could adversely affect these values. At June 30, 2011 and at December 31, 2010, we did not deem any reduction to market value to be other than temporary and therefore recorded no impairment loss on our investment securities.

                  Cash and Cash Equivalents

        Cash and cash equivalents increased by $21.8 million, or approximately 103.3%, to $42.9 million at June 30, 2011, from $21.1 million at December 31, 2010. The increase during the six month period was a result of loan payoffs and additional cash inflows received near the end of the period.

                  Deposits

        Deposits increased by $0.4 million to $431.0 million at June 30, 2011, from $430.6 million at December 31, 2010. Core deposits decreased by $3.6 million to $389.5 million at June 30, 2011 and represent 90.4% of total deposits. Substantially all of the $41.5 million of certificates of deposit at June 30, 2011 have been generated through the CDARS program, a reciprocal certificate of deposit program that allows depositors to access up to $50 million in FDIC insurance through participating financial institutions. Certificates of deposit totaled $37.5 million at December 31, 2010.

                  Borrowed Funds

        We had no overnight borrowings with the Federal Home Loan Bank of New York at June 30, 2011 and had $20.0 million borrowings at December 31, 2010.

                  Stockholders' Equity

        Stockholders' equity increased by $1.6 million, primarily from net income and increase in other comprehensive income for the six months ended June 30, 2011. Accumulated deficit decreased by $0.3 million as a result of our net income for the six months ended June 30, 2011.

  Average Balance Sheet for the Three and Six Months Ended June 30, 2011 and June 30, 2010

        The following tables set forth certain information relating to our average assets and liabilities for the three and six month periods ended June 30, 2011 and reflect the average yield on assets and average cost of liabilities for the period indicated. Such yields are derived by dividing annualized income or annualized expense by the average balance of assets or liabilities, respectively for the periods shown. Securities available for sale are reflected in the following table at amortized cost.

	For the Three Months Ended June 30, 2011
	Average Balance	Interest	Average Yield/Cost
	(dollars in thousands)
Assets:
Interest-earning assets:
Securities available for sale	$108,444	$729	2.69%
Securities held to maturity	16,274	162	3.99%
Federal funds sold	103	—	0.25%
Loans, net of deferred fees	323,487	4,593	5.70%
Interest-earning cash accounts	4,488	6	0.52%

Total interest-earning assets	452,796	5,490	4.86%

Noninterest earning assets	49,015
Allowance for loan losses	(6,412)

Total assets	$495,399

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Money market & savings deposits	$271,175	$818	1.21%
Time deposits	40,398	126	1.25%
Borrowed funds	1	—	0.60%

Total interest-bearing liabilities	311,574	944	1.22%
Noninterest bearing liabilities:
Demand deposits	128,599
Other liabilities	3,025

Total noninterest bearing liabilities	131,624
Stockholders' equity	52,201

Total liabilities and stockholders' equity	$495,399

Net interest income		$4,546
Net interest spread			3.64%
Net interest margin			4.02%
Ratio of interest-earning assets to interest-bearing liabilities	1.45

	For the Three Months Ended June 30, 2010
	Average Balance	Interest	Average Yield/Cost
	(dollars in thousands)
Assets:
Interest-earning assets:
Securities available for sale	$56,012	$412	2.94%
Securities held to maturity	32,609	395	4.85%
Federal funds sold	2,581	2	0.26%
Loans, net of deferred fees	346,026	4,890	5.67%
Interest-earning cash accounts	7,156	9	0.52%

Total interest-earning assets	444,384	5,708	5.15%

Noninterest earning assets	38,402
Allowance for loan losses	(4,901)

Total assets	$477,885

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Money market & savings deposits	$277,901	$1,066	1.54%
Time deposits	36,633	100	1.09%
Borrowed funds	—	—	0.00%

Total interest-bearing liabilities	314,534	1,166	1.49%
Noninterest bearing liabilities:
Demand deposits	105,495
Other liabilities	3,122

Total noninterest bearing liabilities	108,617
Stockholders' equity	54,734

Total liabilities and stockholders' equity	$477,885

Net interest income		$4,542
Net interest spread			3.66%
Net interest margin			4.10%
Ratio of interest-earning assets to interest-bearing liabilities	1.41

	For the Six Months Ended June 30, 2011
	Average Balance	Interest	Average Yield/Cost
	(dollars in thousands)
Assets:
Interest-earning assets:
Securities available for sale	$114,902	$1,477	2.57%
Securities held to maturity	16,369	328	4.01%
Federal funds sold	200	—	0.22%
Loans, net of deferred fees	325,410	9,183	5.69%
Interest-earning cash accounts	5,465	12	0.46%

Total interest-earning assets	462,346	11,000	4.79%

Noninterest earning assets	37,510
Allowance for loan losses	(6,451)

Total assets	$493,405

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Money market & savings deposits	$271,871	$1,664	1.23%
Time deposits	40,039	260	1.31%
Borrowed funds	3,633	8	0.44%

Total interest-bearing liabilities	315,543	1,932	1.23%
Noninterest bearing liabilities:
Demand deposits	122,597
Other liabilities	3,185

Total noninterest bearing liabilities	125,782
Stockholders' equity	52,080

Total liabilities and stockholders' equity	$493,405

Net interest income		$9,068
Net interest spread			3.56%
Net interest margin			3.95%
Ratio of interest-earning assets to interest-bearing liabilities	1.47

	For the Six Months Ended June 30, 2010
	Average Balance	Interest	Average Yield/Cost
	(dollars in thousands)
Assets:
Interest-earning assets:
Securities available for sale	$60,324	$851	2.82%
Securities held to maturity	35,136	926	5.27%
Federal funds sold	2,679	3	0.26%
Loans, net of deferred fees	337,130	9,373	5.61%
Interest-earning cash accounts	6,631	19	0.59%

Total interest-earning assets	441,900	11,172	5.09%

Noninterest earning assets	32,298
Allowance for loan losses	(4,614)

Total assets	$469,584

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Money market & savings deposits	$276,626	$2,255	1.64%
Time deposits	32,685	179	1.10%
Borrowed funds	9,036	21	0.46%

Total interest-bearing liabilities	318,347	2,455	1.55%
Noninterest bearing liabilities:
Demand deposits	103,557
Other liabilities	2,998

Total noninterest bearing liabilities	106,555
Stockholders' equity	44,682

Total liabilities and stockholders' equity	$469,584

Net interest income		$8,717
Net interest spread			3.54%
Net interest margin			3.97%
Ratio of interest-earning assets to interest-bearing liabilities	1.39
        The increases in our net interest spread and net interest margin during the first six months of 2011, in part, reflect the impact of our growth since inception and the continued deployment of our balance sheet funding into our loan portfolio and the continued strength of our core deposit base. In November 2010, the Federal Reserve announced a second round of quantitative easing, targeted at treasury maturities of 2 1/2 to 10 years. The purchases under this program, which was completed on June 30, 2011, are expected to lower yields, which may have an effect on the net interest margin of the Bank in 2011.

  Comparison of Operating Results for the Three Months Ended June 30, 2011 and 2010

                  Net income/ loss

        We recorded net income of $0.1 million for the three months ended June 30, 2011 as compared to a net loss of $3.9 million for the three months ended June 30, 2010. Basic income per share was $0.01 for the three months ended June 30, 2011 as compared to basic loss per share of $0.32 for the three months ended June 30, 2010.

                  Net Interest Income

        Net interest income was $4.5 million for the three months ended June 30, 2011, compared to net interest income of $4.5 million for the comparative period in 2010. The average yield on interest earnings assets was 4.86% and the average cost of interest bearing liabilities was 1.22%. The net spread was 3.64% and the net interest margin was 4.02%. During our three months of operations ended June 30, 2010, our average yield on interest earning assets was 5.15% and the average cost of interest bearing liabilities was 1.49%. The net spread was 3.66% and the net interest margin was 4.10%. The difference between the period over period is a result of the addition of earning assets funded by a strong core deposit base.

                  Provision for loan losses

        The provision for loan losses during the three months ended June 30, 2011 was zero compared to $3.0 million in the period ended June 30, 2010. The decrease in the provision was primarily due to the lower growth in the loan portfolio. There were charge-offs of $0.2 million and $12 thousand in recoveries during the three months ended June 30, 2011. There was a $.08 million charge-off and no recoveries during the comparative period in 2010.

                  Gain on sale of securities

        The was no gains during the three months ended June 30, 2011 and the comparative period in 2010.

                  Fees, service charges and other income

        Total noninterest income for the three months ended June 30, 2011 was $392 thousand as compared to $116 thousand during the comparative period in 2010. This income was predominantly the result of loan, deposit and miscellaneous fees collected during the three months ended June 30, 2011.

                  Noninterest expenses

        Total noninterest expense for the three months ended June 30, 2011 was $4.8 million as compared to $5.5 million during the comparable period in 2010. The largest component in each of the periods was compensation and benefits, which decreased to $2.5 million for the three months ended June 30, 2011 as compared to $3.0 million for the three months ended June 30, 2010. We have continued to focus on initiatives designed to decrease our overhead expenses while we build our balance sheet. The primary component of the decrease in noninterest expense was a reduction in full time equivalent employees from a high of 113 in 2009, to 59, as of June 30, 2011. We reduced our workforce in June 2009, February 2010 and August 2010 in an effort to more effectively manage overhead expenses. FDIC assessment expense increased to $263 thousand for the three months ended June 30, 2011 as our assets and deposits have increased over the past year. The Bank for the three months ended June 30, 2011 has incurred $280 thousand dollars in merger & acquisition expenses associated with the merger.

                  Income Tax Expense

        Income tax expense was $28 thousand for the three months ended June 30, 2011 as compared to $27 thousand for the comparable period in 2010. This expense is for New York State and New York City franchise taxes, as we have not incurred federal, state or city income tax liabilities due our net losses. We have incurred federal income tax but have utilized the current net operating loss carry forward to reduce the expense to zero.

  Comparison of Operating Results for the Six Months Ended June 30, 2011 and 2010

                  Net income/loss

        We recorded net income of $0.3 million for the six months ended June 30, 2011 as compared to a net loss of $5.8 million for the six months ended June 30, 2010. Basic income per share was $0.02 for the six months ended June 30, 2011 as compared to basic loss per share of $0.62 for the six months ended June 30, 2010.

                  Net Interest Income

        Net interest income was $9.0 million for the six months ended June 30, 2011, compared to net interest income of $8.7 million for the comparative period in 2010. The average yield on interest earnings assets was 4.79% and the average cost of interest bearing liabilities was 1.23%. The net spread was 3.56% and the net interest margin was 3.95%. During our six months of operations ended June 30, 2010, our average yield on interest earning assets was 5.09% and the average cost of interest bearing liabilities was 1.55%. The net spread was 3.54% and the net interest margin was 3.97%. The increase in net interest income period over period is a result of the addition of earning assets funded by a strong core deposit base.

                  Provision for loan losses

        The provision for loan losses during the six months ended June 30, 2011 was $100 thousand compared to $3.7 million in the period ended June 30, 2010. The decrease in the provision was primarily due to the lower growth in the loan portfolio. There were charge-offs of $0.4 million and $12 thousand in recoveries during the six months ended June 30, 2011. There was a $1.0 million charge-off and no recoveries during the comparative period in 2010.

                  Gain on sale of securities

        Securities gains for the six months ended June 30, 2011 was $116 thousand as compared to no gains during the comparative period in 2010. The income was predominantly the result of sales of $26.8 million of U.S. Treasury securities for a $116 thousand gain for the period ended June 30, 2011 as compared to no sales during the period ended June 30, 2010.

                  Fees, service charges and other income

        Total noninterest income for the six months ended June 30, 2011 was $618 thousand as compared to $224 thousand during the comparative period in 2010. This income was predominantly the result of loan, deposit and miscellaneous fees collected during the first six months of the year.

                  Noninterest expenses

        Total noninterest expense for the six months ended June 30, 2011 was $9.4 million as compared to $11.0 million during the comparable period in 2010. The largest component in each of the periods was compensation and benefits, which decreased to $4.9 million for the six months ended June 30, 2011 as compared to $6.5 million for the six months ended June 30, 2010. We have continued to focus on initiatives designed to decrease our overhead expenses while we build our balance sheet. The primary component of the decrease in noninterest expense was a reduction in full time equivalent employees from a high of 113 in 2009, to 59, as of June 30, 2011. We reduced our workforce in June 2009, February 2010 and August 2010 in an effort to more effectively manage overhead expenses. FDIC assessment expense increased to $537 thousand for the six months ended June 30, 2011 as our assets and deposits have increased over the past year. The Bank for the six months ended June 30, 2011 has incurred $280 thousand dollars in merger & acquisition expenses associated with the merger.

                  Income Tax Expense

        Income tax expense was $60 thousand for the six months ended June 30, 2011 as compared to $51 thousand for the comparable period in 2010. This expense is for New York State and New York City franchise taxes, as we have not incurred federal, state or city income tax liabilities due to its net losses. We have incurred federal income tax but have utilized the current net operating loss carry forward to reduce the expense to zero.

  Liquidity and Capital Resources

        Our primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, and investment maturities. While scheduled amortization of loans is a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. We have other sources of liquidity if a need for additional funds arises, including borrowing capacity from the FHLB, the Federal Reserve Bank discount window and other correspondent banks. At June 30, 2011, we had zero borrowings.

        In the ordinary course of business, we routinely enter into various commitments, primarily relating to the origination of loans. At June 30, 2011, the Bank had the ability to borrow $89.0 on a secured basis and an additional $6.0 million on an unsecured basis. We expect to have sufficient funds available to meet current commitments in the normal course of business.

        Certificates of deposit scheduled to mature in one year or less totaled $34.2 million at June 30, 2011. Management estimates that a significant portion of those deposits will remain with us.

			FDIC Requirements
	Actual		Minimum Capital Adequacy		For Classification As "Well capitalized"
	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2011:
Leverage (Tier 1) capital	$52,390	10.58%	$19,816	4.00%	$24,770	5.00%
Risk-based capital:
Tier 1	$52,390	15.86%	$13,213	4.00%	$19,820	6.00%
Total	$56,516	17.11%	$26,426	8.00%	$33,033	10.00%

        As of June 30, 2011, we were classified as "well capitalized," for purposes of the OCC's prompt corrective action regulations. "Well capitalized" is the highest capital classification for FDIC-insured financial institutions in the United States. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. In addition, the Bank has not objected to maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios of 13%, 12% and 10%, respectively, as proposed by the OCC. Management believes, as of June 30, 2011, that the Bank met all capital adequacy requirements with which it must comply.

  Critical Accounting Policies

        Our financial statements are prepared based on the application of certain accounting policies. Certain of these policies require numerous estimates and strategic or economic assumptions that may prove inaccurate or subject to variation and may significantly affect our reported results and financial position for the period or in future periods. The use of estimates, assumptions, and judgments are necessary when financial assets and liabilities are required to be recorded at, or adjusted to reflect, fair value. Assets carried at fair value inherently result in more financial statement volatility. Fair values and information used to record valuation adjustments for certain assets and liabilities are based on either quoted market prices or are provided by other independent third-party sources, when available.

When such information is not available, management estimates valuation adjustments. Changes in underlying factors, assumptions, or estimates in any of these areas could have a material impact on our future financial condition and results of operations.

                  Allowance for Loan Losses

        The allowance for loan losses, which we sometimes refer to in this proxy statement/prospectus as the "ALLL," is established through periodic charges to income. Loan losses are charged against the ALLL when management believes that the future collection of principal is unlikely. Subsequent recoveries, if any, are credited to the ALLL. If the ALLL is considered inadequate to absorb future loan losses on existing loans, based on, but not limited to, increases in the size of the loan portfolio, increases in charge-offs or changes in the risk characteristics of the loan portfolio, then the provision for loan losses is increased.

        At June 30, 2011, we consider the ALLL of $6.1 million adequate to cover losses inherent in the loan portfolio that may become uncollectible. Our evaluation considers such factors as changes in the composition and volume of the loan portfolio, the impact of changing economic conditions on the credit worthiness of our borrowers, changing collateral values and the overall quality of the loan portfolio.

                  Deferred Tax Assets and Valuation Allowance

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the period in which the deferred tax asset or liability is expected to be settled or realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period in which the change occurs. Deferred tax assets are reduced, through a valuation allowance, if necessary, by the amount of such benefits that are not expected to be realized based on current available evidence.

                  Impairment of Loans

        Loans are considered impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to contractual terms of the loan agreement. The collection of all amounts due according to contractual terms means both the contractual interest and principal payments of a loan will be collected as scheduled in the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price, or the fair value of the underlying collateral. The fair value of collateral, reduced by costs to sell on a discounted basis, is used if a loan is collateral dependent. Conforming one-to-four family residential mortgage loans, home equity and second mortgages, and consumer loans are pooled together as homogeneous loans and, accordingly, are not covered by ASC 310-10 "Accounting by Creditors for Impairment of a Loan." The Bank had two impaired loans in the aggregate amount of $1.4 million with no related allowances for loan losses at June 30, 2011.

                  Investments Securities Impairment

        We consider our policies related to the evaluation of investments for other-than-temporary impairment to be critical to our financial statement presentation. FASB ASC 320 Investments-Debt Securities, provides guidance on determining when an investment is other-than-temporarily impaired. Investments are reviewed quarterly for indicators of other-than-temporary impairment—a determination which requires significant judgment. In making this judgment, we employ a methodology that considers available quantitative and qualitative evidence in evaluating potential impairment of our investments. If the cost of an investment exceeds its fair value, we evaluate, among other factors, general market conditions, the duration and extent to which the fair value is less than cost, the probability of a near-term recovery in value and our intent to sell the security and whether it is more likely than not that we will be required to sell the security before full recovery of our investment or maturity. We also consider specific adverse conditions related to the financial health and business outlook for the investee, including industry and sector performance, operational and financing cash flow factors and rating agency actions. Once a decline in fair value is determined to be other-than- temporary, for equity securities, an impairment charge is recorded through current earnings based upon the estimated fair value of the security at time of impairment and a new cost basis in the investment is established. For debt investment securities deemed to be other-than-temporarily impaired, the investment is written down through current earnings by the impairment related to the estimated credit loss and the non credit related impairment is recognized in other comprehensive income.

                  Stock-Based Compensation

        We recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards in accordance with FASB ASC 718 Compensation-Stock Compensation. We estimate the per share fair value of option grants on the date of grant using the Black-Scholes option pricing model using assumptions for the expected dividend yield, expected stock price volatility, risk-free interest rate and expected option term. These assumptions are subjective in nature, involve uncertainties and, therefore, cannot be determined with precision. The Black-Scholes option pricing model also contains certain inherent limitations when applied to options that are not traded on public markets. The per share fair value of options is highly sensitive to changes in assumptions. In general, the per share fair value of options will move in the same direction as changes in the expected stock price volatility, risk-free interest rate and expected option term, and in the opposite direction as changes in the expected dividend yield. For example, the per share fair value of options will generally increase as expected stock price volatility increases, risk-free interest rate increases, expected option term increases and expected dividend yield decreases. The use of different assumptions or different option pricing models could result in materially different per share fair values of options.

  Recent Legislative and Regulatory Developments

        The Dodd-Frank Act was signed into law on July 21, 2010. This new law is expected to change the current bank regulatory structure and affect the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and, as a result, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years. The Dodd-Frank Act, however, could have a material adverse impact either on the financial services industry as a whole, or on our business, results of operations, financial condition and liquidity.

        The Dodd-Frank Act broadens the base for FDIC insurance assessments, which will now be based on the average consolidated total assets less tangible equity capital of a financial institution. The Dodd-Frank Act also permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2009, and non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2013.

        The legislation also requires that publicly traded companies give stockholders a non-binding vote on executive compensation and "golden parachute" payments, and authorizes the SEC to promulgate rules that would allow stockholders to nominate their own candidates using a company's proxy materials. The Dodd-Frank Act also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not.

        The Dodd-Frank Act establishes a new Bureau of Consumer Financial Protection with broad powers to supervise and enforce consumer protection laws. The Bureau of Consumer Financial Protection has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit "unfair, deceptive or abusive" acts and practices. However, because the Bank, as currently organized, has fewer than $10 billion in assets, the Bureau of Consumer Financial Protection will not have examination and enforcement authority over us, as we are currently organized. Rather, the OCC will continue to examine us for compliance with consumer protection laws. The Dodd-Frank Act also weakens the federal preemption rules that have been applicable for national banks and gives state attorneys general the ability to enforce federal consumer protection laws.

        The environment in which banking organizations will operate after the financial crisis, including legislative and regulatory changes affecting capital, liquidity, supervision, permissible activities, corporate governance and compensation, changes in fiscal policy and steps to eliminate government support for banking organizations, may have long-term effects on the business model and profitability of banking organizations that cannot now be foreseen. Many aspects of the Dodd-Frank Act are subject to rulemaking and will take effect over several years, making it difficult to anticipate the overall financial impact on us, our customers or the financial industry more generally. Provisions in the legislation that affect deposit insurance assessments, payment of interest on demand deposits and interchange fees could increase the costs associated with deposits as well as place limitations on certain revenues those deposits may generate.

        Moreover, we cannot predict the substance or effect of pending or future legislation, other the Dodd-Frank Act, or regulation or the application of laws and regulation to us. Compliance with current and potential regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital and limit our ability to pursue business opportunities in an efficient manner by requiring us to expend significant time, effort and resources to ensure compliance.

Management's Discussion and Analysis of Financial Condition and Results of Operations—December 31, 2010

        This discussion presents management's analysis of our results of operations and financial condition as of and for each of the years in the two-year period ended December 31, 2010. The discussion should be read in conjunction with our financial statements and the notes related thereto which appear elsewhere in this proxy statement/prospectus.

  Plan of Operations

        We are a national banking association and a full-service independent commercial bank headquartered in the economically active and diverse New York City metropolitan area. We opened for business on November 24, 2008. We serve our clients through strategically placed private-client locations utilizing the expertise of knowledgeable banking professionals and technology-driven delivery systems. Our primary service area is comprised of New York, Kings, Nassau and western Suffolk counties. We believe that the primary service area represents a unique market with a diversified and growing potential client base.

        We offer a broad range of commercial, personal and wealth management banking services to small and mid-sized businesses, professional service firms, non-profit organizations and the owners, principals, senior managers and employees of our clients who we believe will be particularly responsive to our delivery of personalized service. Our strategy is to utilize our team of experienced, well-respected commercial bankers who have successfully served the New York metropolitan banking market and equip them with the most current technological products and services—a clearly differentiated level of client care—along with a network of referrals from our directors and shareholders, to achieve the objective of maximizing profits for the institution and its shareholders, while operating in a safe and sound banking environment and maintaining regulatory capital at "well capitalized" levels. We are, and intend to continue to be, an active supporter of the communities in which we operate.

        Our main office and headquarters is located at 623 Fifth Avenue, New York, New York 10022, in a highly accessible area in midtown Manhattan between Fifth and Madison Avenues in Manhattan, with the entrance on 50th Street. Our headquarters houses both our main private-client office and our executive and administrative staff. We also operate out of full service private-client offices at 1333 60th Street in Brooklyn, New York and 58 South Service Road in Melville, New York. Management believes that these facilities will be adequate to meet our initial needs. We expect to continue our growth via thorough planning and market analysis, and as our needs and resources permit. As of March 25, 2011, we had 63 full-time equivalent employees.

        We focus on community involvement and personal service while providing individualized client attention with consistent, local decision-making authority. We emphasize personalized banking services to locally owned businesses, business owners, professionals and individuals from a variety of disciplines. Lending services include commercial loans to small to mid-sized businesses and professionals and personal loans. We offer a broad array of deposit services including demand deposits, regular savings accounts, money market accounts, certificates of deposit and individual retirement accounts. For the convenience of our clients, we also offer credit and debit cards, automatic transfers, travelers' checks, cashier's checks and personalized checks. We provide these services through a variety of delivery systems including full-service private-client offices, night depositories, automated teller machines, private banking, telephone banking and Internet banking. We are continuing to develop the products and services that we expect to offer our clients.

  Critical Accounting Policies and Judgments

        Our financial statements are prepared based on the application of certain accounting policies, the most significant of which are described in "Note 1—Summary of Significant Accounting Policies" of the notes to our audited consolidated financial statements for the year ended December 31, 2010, located on Page F-[    •    ]. Certain of these policies require numerous estimates and strategic or economic assumptions that may prove inaccurate or subject to variation and may significantly affect our reported results and financial position for the period or in future periods. The use of estimates, assumptions, and judgments are necessary when financial assets and liabilities are required to be recorded at, or adjusted to reflect, fair value. Assets carried at fair value inherently result in more financial statement volatility. Fair values and information used to record valuation adjustments for certain assets and liabilities are based on either quoted market prices or are provided by other independent third-party sources, when available. When such information is not available, management estimates valuation adjustments. Changes in underlying factors, assumptions, or estimates in any of these areas could have a material impact on our future financial condition and results of operations.

                  Allowance for Loan Losses

        The ALLL is established through periodic charges to income. Loan losses are charged against the ALLL when management believes that the future collection of principal is unlikely. Subsequent recoveries, if any, are credited to the ALLL. If the ALLL is considered inadequate to absorb future loan losses on existing loans, based on, but not limited to, increases in the size of the loan portfolio, increases in charge-offs or changes in the risk characteristics of the loan portfolio, then the provision for loan losses is increased.

        At December 31, 2010, we consider the ALLL of $6,404,000 adequate to cover losses inherent in the loan portfolio that may become uncollectible. Our evaluation considers such factors as changes in the composition and volume of the loan portfolio, the impact of changing economic conditions on the credit worthiness of our borrowers, changing collateral values and the overall quality of the loan portfolio. For further discussion, see "Provision for Loan Losses," "Loan Portfolio," "Loan Quality," and "Allowance for Loan Losses" sections below in this section "Information About Herald—Management Discussion and Analysis of Financial Condition and Results of Operations—December 31, 2010," as well as "Note 1—Summary of Significant Accounting Policies" and Note "4—Loans and Allowance for Loan Losses" of the notes to our audited consolidated financial statements for the year ended December 31, 2010, beginning on Pages F-[    •    ] and F-[    •    ] of this proxy statement/prospectus, respectively.

                  Deferred Tax Assets and Valuation Allowance

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the period in which the deferred tax asset or liability is expected to be settled or realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period in which the change occurs. Deferred tax assets are reduced, through a valuation allowance, if necessary, by the amount of such benefits that are not expected to be realized based on current available evidence.

                  Impairment of Loans

        Loans are considered impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to contractual terms of the loan agreement. The collection of all amounts due according to contractual terms means both the contractual interest and principal payments of a loan will be collected as scheduled in the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price, or the fair value of the underlying collateral. The fair value of collateral, reduced by costs to sell on a discounted basis, is used if a loan is collateral dependent. Conforming one-to-four family residential mortgage loans, home equity and second mortgages, and consumer loans are pooled together as homogeneous loans and, accordingly, are not covered by FASB ASC 310-10 "Accounting by Creditors for Impairment of a Loan." The Bank had one impaired loan in the amount of $0.4 million with no related allowances for loan losses at December 31, 2010. The Bank had one impaired loan in the amount of $1.3 million with related allowances for loan losses of $638 thousand at December 31, 2009.

                  Investments Securities Impairment

        Investments are reviewed quarterly for indicators of other-than-temporary impairment—a determination which requires significant judgment. In making this judgment, we employ a methodology that considers available quantitative and qualitative evidence in evaluating potential impairment of our investments. If the cost of an investment exceeds its fair value, we evaluate, among other factors, general market conditions, the duration and extent to which the fair value is less than cost, the probability of a near-term recovery in value and our intent to sell the security and whether it is more likely than not that we will be required to sell the security before full recovery of our investment or maturity. We also consider specific adverse conditions related to the financial health of, projected cash flow and business outlook for the investee, including industry and sector performance, operational and financing cash flow factors and rating agency actions. Once a decline in fair value is determined to be other-than-temporary, (i) for equity securities, an impairment charge is recorded through current earnings based upon the estimated fair value of the security at time of impairment and a new cost basis in the investment is established, and (ii) for debt investment securities, the investment is written down through current earnings by the impairment related to the estimated credit loss and the noncredit related impairment is recognized in other comprehensive income. A significant amount of judgment is required to determine the estimated credit loss, which could have a substantial effect on earnings. There were no other than temporarily impaired securities as of December 31, 2010 and 2009.

  Results of Operations—2010 and 2009

        Our results of operations depend primarily on our net interest income, which is the difference between interest earned on our interest-earning assets and the interest paid on funds borrowed to support those assets, primarily deposits. Net interest margin is the difference between the weighted average rate received on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, as well as the average level of interest-earning assets as compared with that of interest-bearing liabilities. Net income is also affected by the amount of non-interest income and other operating expenses. Each of these items is discussed below.

                  2010–2009 Overview

        For the year ended December 31, 2010, our net loss was approximately $5.4 million. On a per share basis, basic loss per share for the twelve months ended December 31, 2010 was $0.444.

        For the year ended December 31, 2009, our net loss was approximately $23.9 million. On a per share basis, basic loss per share for the twelve months ended December 31, 2009 was $3.86.

                  Analysis of Net Interest Income

        Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them. Net interest income was approximately $18.0 million for the year ended December 31, 2010 and $5.9 million for the year ended December 31, 2009.

        The following table sets forth certain information relating to our average assets and liabilities for the year ended December 31, 2010 and 2009, reflect the average yield on assets and average cost of liabilities for the period indicated. Such yields are derived by dividing annualized income or annualized expense by the average balance of assets or liabilities, respectively for the periods shown. Securities available for sale are reflected in the following table at amortized cost.

	For the Year Ended December 31, 2010
	Average Balance	Interest	Average Yield/Cost
	(dollars in thousands)
Assets:
Interest-earning assets:
Securities available for sale	$71,388	$1,957	2.74%
Securities held to maturity	25,109	1,241	4.94%
Federal funds sold	2,520	7	0.28%
Loans, net of deferred fees	338,819	19,149	5.65%
Interest-earning cash accounts	7,144	36	0.51%

Total interest-earning assets	444,980	22,390	5.03%

Noninterest earning assets	30,816
Allowance for loan losses	(5,611)

Total assets	$470,185

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Money market & savings deposits	$282,085	$4,013	1.42%
Time deposits	31,578	370	1.17%
Borrowed funds	8,315	37	0.45%

Total interest-bearing liabilities	321,978	4,420	1.37%
Noninterest bearing liabilities:
Demand deposits	96,782
Other liabilities	3,225

Total noninterest bearing liabilities	100,007
Stockholders' equity	48,200

Total liabilities and stockholders' equity	$470,185

Net interest income		$17,970
Net interest spread			3.66%
Net interest margin			4.04%
Ratio of interest-earning assets to interest-bearing liabilities	1.38

        Our net interest spread and net interest margin increased during 2010 primarily from the increase in our interest earning assets. We expect our net interest income, net interest spread and net interest margin to come under pressure during 2011 assuming interest rates begin to rise during the second half of the year.

                  Provision for loan losses

        For the year ended December 31, 2010, our provision for loan losses was $6.4 million as compared to $4.1 million for the year ended December 31, 2009. The increase in the provision was a direct result of the origination of over $31.8 million in new loans during 2010 and $2.1 million of charged-off loans.

                  Other income

        Other income, which was primarily attributable to fees and service charges on loans, deposits, wealth management and gain on sale of securities, increased to $861,000 during the year ended December 31, 2010 as compared to $319,000 for the year ended December 31, 2009.

                  Other expenses

        Other expenses for the year ended December 31, 2010 amounted to approximately $19.7 million as compared to approximately $26.1 million for the year ended December 31, 2009. The decrease in other expenses during 2010 is primarily a result of reduction of staff and streamlining operations. The Bank began the year with 102 employees but downsized twice during the year in February and August of 2010 to 63 full-time equivalent employees, the Bank will end the year with 61 full-time equivalent employees. The FDIC assessment includes the regular deposit insurance assessment, the Bank's participation in the transaction account guarantee program and the 2009 special assessment of $115 thousand which was paid on September 30, 2009.

                  Income tax expense

        During 2010, the Bank recorded approximately $102,000 of income tax expense as compared to $57,000 for the year ended December 31, 2009. Because of the Bank's net loss, there were no federal income taxes paid during 2010 but taxes were paid to New York State and New York City primarily based upon the Bank's average asset size during 2010.

                  2009–2008 Overview

        For the year ended December 31, 2009, our net loss was approximately $23.9 million. On a per share basis, basic loss per share for the twelve months ended December 31, 2009 was $3.86.

        For the year ended December 31, 2008, our net loss was approximately $10.4 million, which included approximately $7.6 million of pre-opening expenses, approximately $0.2 million of non-cash warrant expense and a net operating loss of approximately $2.6 million from bank operations for the period November 24, 2008 through December 31, 2008.

        On a per share basis, basic loss per share from November 24, 2008, the date operations commenced, through December 31, 2008 was $0.46. Included in the basic loss per share is the non-cash warrant expense of approximately $0.2 million, which accounted for $0.03 of the basic loss per share.

                  Analysis of Net Interest Income

        Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them. Net interest income was approximately $5.9 million for the year ended December 31, 2009. From November 24, 2008, the date that we commenced operations through December 31, 2008, net interest income was approximately $70,000.

        The following table sets forth certain information relating to our average assets and liabilities for the year ended December 31, 2009 and reflect the average yield on assets and average cost of liabilities for the period indicated. Such yields are derived by dividing annualized income or annualized expense by the average balance of assets or liabilities, respectively for the periods shown. Securities available for sale are reflected in the following table at amortized cost.

	For the Year Ended December 31, 2009
	Average Balance	Interest	Average Yield/Cost
	(dollars in thousands)
Assets:
Interest-earning assets:
Securities available for sale	$65,779	$1,761	2.68%
Securities held to maturity	20,069	810	4.04%
Federal funds sold	9,856	28	0.28%
Loans, net of deferred fees	123,280	6,538	5.30%
Interest-earning cash accounts	14,551	126	0.87%

Total interest-earning assets	233,535	9,263	3.97%

Noninterest earning assets	27,805
Allowance for loan losses	(1,272)

Total assets	$260,068

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Money market & savings deposits	$155,094	$3,078	1.98%
Time deposits	20,663	275	1.33%
Borrowed funds	255	2	0.60%

Total interest-bearing liabilities	176,012	3,355	1.91%
Noninterest bearing liabilities:
Demand deposits	43,455
Other liabilities	3,029

Total noninterest bearing liabilities	46,484
Stockholders' equity	37,572

Total liabilities and stockholders' equity	$260,068

Net interest income		$5,908
Net interest spread			2.06%
Net interest margin			2.53%
Ratio of interest-earning assets to interest-bearing liabilities	1.33

        Our net interest spread and net interest margin during 2009 reflected the deployment of our initial capital and growth in investment securities, loans and deposits in our first full year of operations.

                  Provision for loan losses

        For the year ended December 31, 2009, our provision for loan losses was $4.0 million as compared to $105,000 for the year ended December 31, 2008. The increase in the provision was a direct result of the origination of over $290.9 million in new loans during our first full year of operations.

                  Other income

        Other income, which was primarily attributable to fees and service charges on loans, deposits, wealth management and gain on sale of securities, increased to $319,000 during the year ended December 31, 2009 as compared to $1,000 for the year ended December 31, 2008. The year over year increase is primarily attributable to 2009 being the Bank's first full year of operations.

                  Other expenses

        Other expenses for the year ended December 31, 2009 amounted to approximately $26.1 million as compared to approximately $10.4 million for the year ended December 31, 2008. The increase in other expenses during 2009 is primarily a result of 2009 being the Bank's first full year of operations. The Bank began the year with 102 employees but downsized mid-way through the year and downsized again in February 2010 to 72 full-time equivalent employees. The FDIC assessment includes the regular deposit insurance assessment, the Bank's participation in the transaction account guarantee program and the 2009 special assessment paid on September 30, 2009. Other expenses in 2008 were related primarily to the opening and organizing of the Bank, compensation and occupancy costs. Included in the other expenses for the year ended December 31, 2008 was approximately $7.6 million related to the start-up and organizational costs of the Bank and approximately $0.2 million of non-cash warrant expense.

                  Income tax expense

        During 2009, the Bank recorded approximately $57,000 of income tax expense as compared to $79,000 for the year ended December 31, 2008. Because of the Bank's net loss, there were no federal income taxes paid during 2009 but taxes were paid to New York State and New York City primarily based upon the Bank's average asset size during 2009.

  Financial Condition

        At December 31, 2010, the Bank had total assets of approximately $504.7 million as compared to $443.2 million at December 31, 2009. Totals assets included approximately $21.0 million of cash and cash equivalents, approximately $132.1 million of securities available for sale, approximately $16.7 million of securities held to maturity and loans, net of fees and the allowance for loan losses of approximately $326.5 million. Deposits totaled approximately $430.6 million, approximately $84.8 million of which were non-interest bearing deposits and approximately $345.8 million of which were interest bearing. Total stockholders' equity was approximately $50.7 million.

                  Loans

        At December 31, 2010, our loan portfolio was approximately $332.9 million, excluding net deferred fees and amortized costs and consisted of commercial loans, real estate loans and other loans. Commercial loans are made for the purpose of providing working capital, financing the purchase of equipment and inventory as well as for other business purposes. Real estate loans consist of loans secured by commercial or residential real property. Our loans are primarily made to businesses and individuals in the New York metropolitan area. We have not made loans to borrowers outside of the United States. Commercial lending activities are focused primarily on lending to small business owners. Our real estate lending is primarily focused on multifamily residential and owner occupied commercial properties in the New York metropolitan area. Other loans are typically personal loans made to business owners and individuals.

        The following table sets forth the classification of our loans by major category (dollars in thousands):

December 31	2010	2009
Real estate	$202,794	$157,179
Commercial	124,935	138,643
Other	5,180	5,355

Balance at year end	$332,909	$301,177

        The following table sets forth the maturity of fixed and adjustable rate loans as of December 31, 2010 (dollars in thousands):

	Within One Year	1 to 5 Years	5 to 15 Years	After 15 Years	Total
Loans with fixed rates
Real estate	$—	$3,855	$37,681	$—	$41,536
Commercial	1,059	15,950	2,206	—	19,215
Other	12	47	—	—	59

Total fixed rate	$1,071	$19,852	$39,887	$—	$60,810

Loans with adjustable rates
Real estate	$6,180	$5,450	$149,561	$—	$161,191
Commercial	91,268	14,554	—	—	105,822
Other	5,020	66	—	—	5,086

Total adjustable rate	$102,468	$20,070	$149,561	$—	$272,099

Total loans	$103,539	$39,922	$189,448	$—	$332,909

                  Loan Quality

        Inherent in the lending function is the risk of the borrower's inability to repay a loan under its existing terms. Risk elements include non-accrual loans, past due and restructured loans, potential problem loans, loan concentrations and other real estate owned.

        Non-performing assets include loans that are not accruing interest (non-accrual loans) as a result of principal or interest being in default for a period of 90 days or more and accruing loans that are 90 days past due. When a loan is classified as non-accrual, interest accruals discontinue and all past due interest, including interest applicable to prior years, is reversed and charged against current income. Until the loan becomes current, any payments received from the borrower are applied to outstanding principal until such time as management determines that the financial condition of the borrower and other factors merit recognition of such payments of interest.

        We attempt to minimize overall credit risk through loan diversification and our loan approval procedures. Due diligence begins at the time we begin to discuss the origination of the loan with a borrower. In addition, we analyze among other things, a borrower's credit history, materials establishing the value and liquidity of potential collateral, the purpose of the loan, the source and timing of repayment of the loan and other factors before a loan is submitted for approval. Loans made are also subject to periodic review.

        At December 31, 2010 we had $0.4 million of non-performing assets. At December 31, 2009, we had $1.3 million of non-performing assets with related allowances for loan losses of $638 thousand. In addition we had one impaired loan of $0.4 million at December 31, 2010 and $1.3 million at 2009 which represented a loan that was restructured in 2009 as a troubled debt restructuring, and the account is current and making all payments.

        We have engaged an external independent loan reviewer who reviewed our loans during 2010 and also reviewed our portfolio in 2009. The loan reviewer will continue to perform an examination of a sample of commercial loans after we have extended credit. The loan reviewer will also monitor the integrity of our credit risk rating system. This review process is intended to identify adverse developments in individual credits, regardless of payment history. The loan reviewer will report directly to the credit committee of our Board of Directors and provide the committee with reports on asset quality. The loan review reports will also be presented to our full Board of Directors by the credit committee for review.

                  Allowance for loan losses

        The allowance for loan losses represents a critical accounting policy. The allowance is a reserve established through charges to earnings in the form of a provision for loan losses. We maintain an allowance for loan losses that we believe is adequate to provide for probable losses inherent in the loan portfolio. While we apply the methodology discussed below in connection with the establishment of our allowance for loan losses, it is subject to critical judgments on the part of management. Loan losses are charged directly to the allowance when they occur and any recovery is credited to the allowance. Risks within the loan portfolio are analyzed on a continuous basis by our officers, by external independent loan review function and by our credit committee. A risk system, consisting of multiple grading categories, is utilized as an analytical tool to assess risk and appropriate reserves. In addition to the risk system, management further evaluates risk characteristics of the loan portfolio under current and anticipated economic conditions and considers such factors as the financial condition of the borrower, past and expected loss experience and other factors which management feels deserve recognition in establishing an appropriate reserve. These estimates are reviewed at least quarterly and, as adjustments become necessary, they are realized in the periods in which they become known. Additions to the allowance are made by provisions charged to the expense and the allowance is reduced by net charge-offs, which are loans judged to be uncollectible, less any recoveries on loans previously charged off. Although management attempts to maintain the allowance at an adequate level, future additions to the allowance may be required due to the growth of our loan portfolio, changes in asset quality, changes in market conditions and other factors. Additionally, the OCC periodically reviews our allowance for loan losses and may require additional provisions based upon its judgment about information available to it at the time of its examination. Although management uses what it believes to be the best information available, the level of the allowance for loan losses remains an estimate that is subject to significant judgment and short term change.

        Our allowance for loan losses totaled $6.4 million at December 31, 2010. This increase in the allowance is due to our overall loan growth and composition of the loan portfolio. The following is an analysis summary of the allowance for loan losses for the periods indicated (dollars in thousands):

	2010	2009	2008
Balance as of January 1,	$4,127	$105	$—
Provision charged to expense	4,357	4,022	105
Charge-offs	(2,607)	—	—
Recoveries	527	—	—

Balance at December 31,	$6,404	$4,127	105

        The following table sets forth, for each major lending area, the amount and percentage of our allowance for loan losses attributable to such category, and the percentage of total loans represented by such category, as of the period indicated:

Allocation of the Allowance for Loan Losses by Category
For the period ended December 31, 2010
(dollars in thousands)

	Amount	% of ALLL	% of Total Loans
Balance applicable to:
Real estate	$3,644	56.90%	1.80%
Commercial	2,712	42.35%	2.17%
Other	48	0.75%	0.93%

Total	$6,404	100.00%	1.92%

Allocation of the Allowance for Loan Losses by Category
For the period ended December 31, 2009
(dollars in thousands)

	Amount	% of ALLL	% of Total Loans
Balance applicable to:
Real estate	$1,780	43.12%	1.13%
Commercial	2,330	56.45%	1.68%
Other	17	0.43%	0.32%

Total	$4,127	100.00%	1.37%

Allocation of the Allowance for Loan Losses by Category
For the period ended December 31, 2008
(dollars in thousands)

	Amount	% of ALLL	% of Total Loans
Balance applicable to:
Real estate	$92	87.60%	0.90%
Commercial	13	12.40%	0.12%

Total	$105	100.00%	1.02%

        The allowance for loan losses represents our determination of the amount necessary to bring the ALLL to a level that we consider adequate to reflect the risk of estimated losses inherent in our loan portfolio as of the balance sheet date. We evaluate the adequacy of the ALLL by performing periodic, systematic reviews of the loan portfolio. While allocations are made to specific loans and pools of loans, the total allowance is available for loan losses. Although the ALLL is our best estimate of the inherent loan losses as of the balance sheet date, the process of determining the adequacy of the ALLL is judgmental and subject to changes in external conditions. Accordingly, we cannot assure you that existing levels of the ALLL will ultimately prove adequate to cover actual loan losses. However, we have determined that the ALLL is at a level sufficient to cover the inherent loan losses in our portfolio as of the balance sheet date.

                  Investment Securities

        In addition to our loan portfolio, we maintain an investment portfolio which is available to fund increased loan demand or deposit withdrawals and other liquidity needs, and which provides an additional source of interest income. The portfolio is composed of obligations of US Government Agencies, money market funds and equity securities.

        Securities are classified as available for sale, referred to as "AFS," held-to-maturity, or "HTM," or trading assets at the time of purchase. We had no trading securities during 2010 and do not expect to hold any securities as trading securities in the foreseeable future. Securities are classified as HTM if management intends and has the ability to hold them to maturity. Such securities are stated at cost, adjusted for unamortized purchase premiums and discounts. Securities which are bought and held principally for the purpose of selling them in the near term are classified as trading securities, which are carried at market value. Realized gains and losses, as well as gains and losses from marking trading securities to market value, are included in trading revenue. Securities not classified as HTM or trading are classified as AFS and are stated at fair value. Unrealized gains and losses on AFS securities are excluded from results of operations and are reported as a component of accumulated other comprehensive income (loss), which is included in stockholders' equity. Securities classified as AFS include securities that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase regulatory capital or other similar requirements. Once a decline in fair value is determined to be other-than-temporary, for equity securities, an impairment charge is recorded through current earnings based upon the estimated fair value of the security at time of impairment and a new cost basis in the investment is established. For debt investment securities deemed to be other-than temporarily impaired on or after April 1, 2009, the investment is written down through current earnings by the impairment related to the estimated credit loss and the noncredit-related impairment is recognized in other comprehensive income. Prior to April 1, 2009, the full amount of other-than-temporary impairment on debt securities was charged to current earnings. We changed our accounting policy in 2009 in order to adopt new accounting requirements issued by the FASB with no material impact to our financial statements.

        At December 31, 2010, total securities aggregated approximately $148.8 million, with $132.1 million classified as AFS and $16.7 million classified as HTM. The following table sets forth the carrying value of our securities portfolio at the December 31, 2010 and 2009 (dollars in thousands):

	2010		2009
Available for Sale:	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Agency Callable Obligations	$30,843	$30,900	$38,494	$38,422
Agency Mortgage-backed Securities	100,213	98,168	27,624	28,016
Money Market Fund Investments	100	100	100	100
Equity Securities (primarily Federal Reserve Bank stock)	2,908	2,908	1,164	1,164

Total Securities Available for Sale	$134,064	$132,076	$67,382	$67,702

	2010		2009
Held to Maturity:	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Agency Callable Obligations	$2,987	$3,007	$36,795	$36,699
Corporate Bonds	9,981	9,955	4,720	4,814
Agency Mortgage-backed Securities	3,690	3,830	—	—

Total Securities Held to Maturity	$16,658	$16,792	$41,515	$41,513

        The following table sets forth the maturity distribution of the Bank's debt securities portfolio at December 31, 2010 and 2009 (dollars in thousands):

	2010		2009
Securities Available for Sale:	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Within 1 year	$—	$—	$—	$—
1 to 5 years	16,853	16,903	26,516	26,634
5 to 10 years	13,990	13,997	11,978	11,788
Over 10 years	100,213	98,168	27,624	28,016

Total Securities Available for Sale	$131,056	$129,068	$66,118	$66,438

	2010		2009
Securities Held to Maturity:	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Within 1 year	$—	$—	$—	$—
1 to 5 years	5,991	5,970	—	—
5 to 10 years	6,977	6,992	36,795	36,699
Over 10 years	3,690	3,830	4,720	4,814

Total Securities Held to Maturity	$16,658	$16,792	$41,515	$41,513

                  Deposits

        Deposits are our primary source of funds. Our deposits increased to approximately $430.6 million at December 31, 2010 due to the efforts of our relationship management teams. The following table sets forth the balances by deposit type at December 31, 2010, 2009 and 2008 (dollars in thousands):

	2010		2009		2008
	Amount	Average Yield/Rate	Amount	Average Yield/Rate	Amount	Average Yield/Rate
Non-interest bearing demand	$84,801	0.00%	$105,495	0.00%	$4,030	0.00%
Money market and savings accounts	308,299	1.98%	270,397	1.98%	15,505	1.67%
Time deposits	37,469	1.33%	28,735	1.33%	2,534	1.00%

Total Contractual Obligations	$430,569	1.91%	$404,627	1.91%	$22,069	1.29%

        The following table summarizes the maturity of time deposits at December 31, 2010, 2009 and 2008 (dollars in thousands):

	2010	2009	2008
Three months or less	$1,540	$9,715	$2,534
Over three months through twelve months	31,548	18,631	—
Over one year through three years	4,381	389	—

Total time deposits	$37,469	$28,735	$2,534

                  Contractual Obligations

        As of December 31, 2010, the Bank had the following contractual obligations as provided in the table below (dollars in thousands):

	Payment due by Period
	Less Than 1 Year	1 to 3 Years	4 to 5 years	After 5 Years	Total Amounts Committed
Minimum annual rent under Non-cancelable operating leases	$1,908	$3,877	$3,963	$6,560	$16,308
Remaining contractual maturities of time deposits	33,088	4,381	—	—	37,469

Total Contractual Obligations	$34,996	$8,258	$3,963	$6,560	$53,777

        Additionally, the Bank had certain commitments to extend credit to clients, although not all commitments become loans. A summary of the commitments to extend credit at December 31, 2010 and 2009 is provided as follows (dollars in thousands):

	December 31,
	2010	2009
Commercial loans	$50,998	$89,479
Letters of credit	1,664	9,691
Real estate loans	2,627	3,776
Other	747	175

Total Commitments	$56,036	$103,121

                  Liquidity

        Our liquidity is a measure of our ability to fund loans, withdrawals or maturities of deposits and other cash outflows in a cost-effective manner. Our objective in managing our liquidity is to maintain our ability to meet loan commitments, purchase securities or repay deposits and other liabilities in accordance with their terms, without an adverse impact on our current and future earnings. Our liquidity strategy is guided by policies, which are formulated and monitored by our senior management and our Asset-Liability Management Committee, and which take into account the marketability of assets, the sources and stability of funding and the level of unfunded commitments. Our principal source of funds are deposits, scheduled amortization and prepayments of loan principal, maturities of investment securities and funds provided by operations. While scheduled loan payments and maturing securities are relatively predictable sources of funds, deposit flow and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, as discussed below, we have the ability to access short-term and long-term borrowings to supplement our primary sources of liquidity. We regularly evaluate all of our various funding sources with an emphasis on accessibility, stability, reliability and cost-effectiveness.

        Since we commenced operations in 2008, our liquidity needs have primarily been fulfilled through the increase in deposits. Total deposits increased by $25.9 million during 2010 and $382.5 million in 2009. In addition during 2010, the Bank utilized and increased overnight borrowings at the FHLB in the amount of $20 million and raised an additional $21.8 million in cash as the net proceeds from private equity offerings.

        Through the investment portfolio, we have generally sought to obtain a safe, yet slightly higher yield than would have been available to us as a net seller of overnight federal funds, while still maintaining liquidity. We also attempt to manage our maturity gap by investing in short term, callable agency securities. By designating our investment securities as available for sale, we have the flexibility to sell investment securities to provide liquidity as necessary.

        We were not a seller of federal funds during 2010, but in 2009 we were a net seller of approximately $11.8 million of federal funds.

        Additionally, we have borrowing sources available to supplement deposits and meet our funding needs. During the first quarter of 2009, we obtained a $6.0 million line of credit with Atlantic Central Bankers Bank. That agreement permits revolving borrowings of up to $6.0 million on an unsecured basis through June 30, 2010 at a rate determined by Atlantic Central Bankers Bank. The agreement contains customary financial covenants and conditions. In addition, we became a member of the Federal Home Loan Bank of New York, enabling us to borrow on a collateralized basis. Finally, as a member of the Federal Reserve Bank, we are able to borrow on a collateralized basis at the discount window.

        We believe that our current sources of funds provide adequate liquidity for our current cash flow needs.

                  Interest Rate Sensitivity Analysis

        We manage our assets and liabilities with the objectives of evaluating the interest rate risk included in certain balance sheet accounts. We also determine the level of risk appropriate given our business focus, operating environment, capital and liquidity requirements while establishing prudent asset concentration guidelines. We seek to reduce the vulnerability of our operations to changes in interest rates and to manage the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturities or repricing dates. Our actions in this regard are taken under the guidance of the asset/liability committee (the "Herald ALCO") of our Board of Directors. The Herald ALCO will review our liquidity, cash flow needs, maturities of investments, deposits and borrowings as well as current market conditions and interest rates on a quarterly basis. In addition, management meets weekly to discuss and set interest rates and will meet monthly to review the Herald ALCO issues.

        One of the monitoring tools we will use in the Herald ALCO is an analysis of the extent to which assets and liabilities are interest rate sensitive through the measurement on the interest rate sensitive gap. An asset or liability is said to be interest rate sensitive within a specified time period if it will mature or reprice within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising rates, a negative gap may result in the yield on assets increasing at a slower rate than the increase in the cost of interest-bearing liabilities, resulting in a decrease in net interest income. Conversely, during a period of falling interest rates, an institution with a negative gap would experience a repricing of its assets at a slower rate than its interest-bearing liabilities which may result in an increase to net interest income.

        The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at the periods indicated which we anticipate based upon certain assumptions, will reprice or mature in each of the future time periods presented. Except as noted, the amount of assets and liabilities which reprice or mature during a particular period were determined in accordance with the earlier of the term to repricing or the contractual terms of the assets or liability. Because we have no interest-bearing liabilities greater than five years, we believe that a static gap for the over five year time period reflects an accurate assessment of interest rate risk. Our loan maturity assumptions are based upon actual maturities within the loan portfolio.

	0–3 months	0–6 months	0–1 Year	0–5 Years	5+ Years	All Others	Total
Securities	$19,282	$26,050	$46,355	$109,234	$39,500	$—	$148,734
Loans	72,831	89,311	138,749	226,270	106,638	(6,404)	326,504
Federal Funds Sold	—	—	—	—	—	—	—
Bank certificates & Money market accounts	—	—	—	—	—	21,073	21,073
Other assets	—	—	—	—	—	8,379	8,379

Total assets	$92,113	$115,361	$185,104	$335,504	$146,138	$23,048	$504,690

Demand accounts	$—	$—	$—	$—	$—	$84,801	$84,801
Money market, Now & savings accounts	18,551	32,464	74,201	295,871	12,428	—	308,299
Time deposits	1,540	9,427	33,088	37,469	—	—	37,469
Borrowings	20,000	20,000	20,000	20,000	—	—	20,000
Other liabilities	—	—	—	—	—	3,441	3,441
Equity	—	—	—	—	—	50,680	50,680

Total Liabilities & Equity	$40,091	$61,891	$127,289	$353,340	$12,428	$138,922	$504,690

Dollar gap	$52,022	$53,470	$57,815	$(17,836)
Gap / Total Assets	10.31%	10.59%	11.46%	(3.53)%
Rate sensitive assets to Rate sensitive liabilities	229.76%	186.39%	145.42%	94.95%

                  Market Risk

        Market risk is the risk of loss from adverse changes in market prices and rates. Our market risk arises primarily from interest rate risk inherent in our lending and deposit taking activities. In order to mitigate this risk, we actively monitor and manage our interest rate risk exposure.

        Our profitability is affected by fluctuations in interest rates. A sudden and substantial increase in rates may adversely impact our earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. We monitor the changing interest rates on our net interest income using several tools. One measure of our exposure to differential changes in interest rates between assets and liabilities is shown in our "Cumulative Rate Sensitive Balance Sheet" under "Information About Herald—Management Discussion and Analysis of Financial Condition and Results of Operations—December 31, 2010—Interest Rate Sensitivity Analysis" on Page [    •    ]. As we mature, we will also perform a periodic "shock analysis" to evaluate the effect of interest rates upon our operations and our financial condition.

        Our primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on our net interest income and capital, while structuring our asset-liability mix to obtain the maximum yield-cost spread on that mix. We rely primarily on our asset-liability structure to control our interest rate risk and we continually evaluate interest rate risk management opportunities.

                  Capital

        As of December 31, 2010, our stockholders' equity totaled approximately $50.7 million, an increase of approximately $15.5 million from our stockholders' equity amount of $35.2 million as of December 31, 2009. The increase in stockholders' equity in 2010 was primarily due to the additional common and preferred stock issued of approximately $21.7 million in a private placement transaction that closed in March 2010, offset in part by the net loss of $5.4 million.

        A significant measure of the strength of a financial institution is its regulatory capital base. Our federal regulators have classified and defined our regulatory capital into the following components: (1) Tier 1 Capital, which includes tangible shareholders' equity for common stock and qualifying preferred stock, and (2) Tier 2 Capital, which includes a portion of the allowance for possible loan losses, certain qualifying long-term debt, and preferred stock which does not qualify for Tier 1 Capital. Minimum capital levels are regulated by risk-based capital adequacy guidelines, which require certain capital as a percent of our assets and certain off-balance sheet items, adjusted for predefined credit risk factors, referred to as "risk-adjusted assets."

        We are required to maintain, at a minimum, Tier 1 Capital as a percentage of risk-adjusted assets of 4.0% and combined Tier 1 and Tier 2 Capital, or "Total Capital," as a percentage of risk-adjusted assets of 8.0%. In addition to the risk-based guidelines, our regulators require that an institution which meets the regulator's highest performance and operation standards maintain a minimum leverage ratio (Tier 1 Capital as a percentage of tangible assets) of 3.0%. For those institutions with higher levels of risk or that are experiencing or anticipating significant growth, the minimum leverage ratio will be evaluated through the ongoing regulatory examination process. As a condition to the grant of federal deposit insurance by the FDIC, we are required to maintain a leverage capital ratio of not less than 8.0% throughout our first three years of operations.

        The following table summarizes our risk-based capital and leverage ratios at December 31, 2010, as well as the applicable minimum ratios:

	As of December 31, 2010	Well- Capitalized Regulatory Requirement	Minimum Regulatory Requirement
Risk-based capital:
Tier 1 Capital Ratio	15.10%	6.00%	4.00%
Total Capital Ratio	16.36%	10.00%	8.00%
Leverage Ratio	10.97%	5.00%	4.00%

                  Impact of Inflation and Changing Prices

        Our financial statements and notes thereto, included in in the section of this proxy statement/prospectus titled "Financial Statements of BankUnited, Inc. and Herald," beginning on Page F-[    •    ] of this proxy statement/prospectus, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike most industrial companies, nearly all of our assets and liabilities are monetary. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                  Recently Issued Accounting Standards

        In December 2010, the FASB issued ASC 2010-29, which specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this Update also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this Update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this pronouncement did not have a material impact on the Bank's financial condition or results of operations.

        In December 2010, the FASB issued ASU 2010-28, which modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The adoption of this pronouncement did not have a material impact on the Bank's financial condition or results of operations.

        In July 2010, the FASB issued ASU 2010-20 to provide financial statement users with greater transparency about an entity's allowance for credit losses and the credit quality of its financing receivables. The objective of the ASU is to provide disclosures that assist financial statement users in their evaluation of (1) the nature of an entity's credit risk associated with its financing receivables, (2) how the entity analyzes and assesses that risk in arriving at the allowance for credit losses and (3) the changes in the allowance for credit losses and the reasons for those changes. Disclosures provided to meet the objective above should be provided on a disaggregated basis. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. In January 2011, the FASB issued ASU No. 2011-01 "Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20" which defers the effective date of the loan modification disclosures. The adoption of this pronouncement did not have a material impact on the Bank's financial condition or results of operations. The disclosures required by this pronouncement can be found in "Note 4—Loans and Allowance for Loan Losses" of the Notes to our Financial Statements for the year ended December 31, 2010 on Page F-[    •    ].

        In April 2010, the FASB issued ASU 2010-18, which states that modifications of loans that are accounted for within a pool under ASC 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. The amendments do not affect the accounting for loans under the scope of ASC 310-30 that are not accounted for within pools. Loans accounted for individually under ASC 310-30 continue to be subject to the troubled debt restructuring accounting provisions within ASC 310-40, "Receivables—Troubled Debt Restructurings by Creditors." The amendments are effective for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. The adoption of this pronouncement did not have a material impact on the Bank's financial condition, results of operations or financial statement disclosures.

        In February 2010, the FASB issued ASU 2010-09, which amended the subsequent events pronouncement issued in May 2009. The amendment removed the requirement to disclose the date through which subsequent events have been evaluated. This pronouncement became effective immediately upon issuance and is to be applied prospectively. The adoption of this pronouncement did not have a material impact on the Bank's financial condition, results of operations or financial statement disclosures.

        In January 2010, the FASB issued ASU 2010-06 to improve disclosures about fair value measurements. This guidance requires new disclosures on transfers into and out of Level 1 and 2 measurements of the fair value hierarchy and requires separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. It also clarifies existing fair value disclosures relating to the level of disaggregation and inputs and valuation techniques used to measure fair value. It was effective for the first reporting period (including interim periods) beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010. The adoption of this pronouncement did not have a material impact on the Bank's financial condition, results of operations or financial statement disclosures.

        In June 2009, the FASB Codification, or the "Codification," was issued. The Codification is the source of authoritative GAAP recognized by the FASB to be applied by non-governmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification supersedes all existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative. This Statement was effective for financial statements issued for interim and annual periods ending after September 15, 2009. The implementation of this standard did not have an impact on the Bank's consolidated financial condition and results of operations.

        In June 2009, the FASB issued ASC 860, an amendment to the accounting and disclosure requirements for transfers of financial assets. The guidance defines the term "participating interest" to establish specific conditions for reporting a transfer of a portion of a financial asset as a sale. If the transfer does not meet those conditions, a transferor should account for the transfer as a sale only if it transfers an entire financial asset or a group of entire financial assets and surrenders control over the entire transferred asset(s). The guidance requires that a transferor recognize and initially measure at fair value all assets obtained (including a transferor's beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounted for as a sale. This Statement is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The adoption of ASC 860 did not have any impact on the financial condition, results of operations or financial statement disclosures.

        In June 2008, the FASB ratified ASC 840-10, "Accounting by Lessees for Nonrefundable Maintenance Deposits." ASC 840-10 requires that all nonrefundable maintenance deposits be accounted for as a deposit with the deposit expensed or capitalized in accordance with the lessee's maintenance accounting policy when the underlying maintenance is performed. Once it is determined that an amount on deposit is not probable of being used to fund future maintenance expense, it is to be recognized as additional expense at the time such determination is made. ASC 840-10 is effective for fiscal years beginning after July 1, 2009. The adoption of ASC 840-10 did not have a material impact on the Bank's financial condition, results of operations or financial statement disclosures.

        In June 2008, ASC 260-10 was issued which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share. The Statement is effective for financial statements issued for fiscal years beginning after December 15, 2009. The adoption of ASC 260-10 on January 1, 2010 did not have a material impact on the Bank's consolidated financial statements.

        In February 2008, ASC 820-10, "Effective Date of ASC 820," was issued. ASC 820-10 delayed the application of ASC 820 Fair Value Measurements and Disclosures for non-financial assets and non-financial liabilities until July 1, 2009. The adoption of ASC 820-10 did not have a material impact on the Bank's consolidated financial statements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        Not applicable.

 Equity Compensation

  Equity Compensation Plan Information

        The following tables show the compensation for any person serving as Chief Executive Officer during 2010 and our two other most highly compensated executive officers for the 2010 fiscal year. For each of the executive officers named below, the tables lists the following: (i) the dollar value of base salary and bonus earned during each of the two most recently completed calendar years; (ii) the dollar amount recognized for stock and option awards, in accordance with FASB ASC Topic 718 for financial statement reporting purposes with respect to the fiscal year; (iii) all other compensation for the year; and (iv) the dollar value of total compensation for the year. The named executive officers received no compensation during any of the periods shown for services pursuant to awards granted during the year under non-equity incentive plans or deferred compensation.

Summary Compensation Table

Name	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	All Other Compensation	Total
Randy Nielsen(2)	2010	$230,192	$—	$—	$—	$24,000	$254,192
Chairman and Chief Executive Officer	2009	203,365	—	—	—	32,500	235,865
Michael S. Carleton(3)	2010	230,192	—	—	—	12,000	242,192
President and Chief Operating Officer	2009	254,327	—	—	—	13,500	267,827
Gerard A. Perri(4)	2010	215,985	—	—	—	12,000	227,985
Executive Vice President,	2009	203,461	—	—	—	12,400	215,861
Chief Financial Officer, Treasurer and Corporate Secretary

Notes to Summary Compensation Table:

(1)
No stock options or restricted stock awards were granted in 2010 or in 2009. Since no awards were granted in 2009, the information reported in the Stock Award and Option Award columns for 2009 has been modified to reflect the requirements of Item 402(n)(2)(v) and (vi) to report only the grant date fair value in the year the award is granted. The amount reflected in the Total Compensation column has also been adjusted accordingly. All stock awards and option awards to the named executive officers were made in 2008.

(2)
Mr. Nielsen's compensation for 2009 reflects compensation from January 1, 2009 to May 18, 2009 as Vice Chairman and Lead Independent Director and from May 19, 2009 through December 31, 2009 as Executive Chairman. Mr. Nielsen assumed the additional role of Chief Executive Officer, effective March 31, 2010. As other compensation in 2010, Mr. Nielsen received an automobile allowance of $24,000.

(3)
As other compensation, Mr. Carleton received an automobile allowance of $12,000 in 2010.

(4)
As other compensation, Mr. Perri received an automobile allowance of $12,000 in 2010.

 Security Ownership and Certain Beneficial Ownership

        The following table shows the beneficial ownership of our common stock by our directors and certain executive officers at November 4, 2011.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Scott Arnold	—		*
Charles Aswad, M.D.	46,000	(1)(2)	*
Michael S. Carleton	114,606	(3)(4)(5)	*
Justin Green	—		*
Barry Leistner	71,722	(1)(2)	*
Mitchel Maidman, Esq.	95,310	(1)(2)	*
Raymond A. Nielsen	443,073	(6)(7)(8)	3.58%
Gerard A. Perri	109,703	(9)	*
Norman Schulman	19,333	(10)	*
Matthew Seiden	121,070	(1)(2)	*

All directors and executive officers, as a group (9 persons)	1,020,817		8.11%

Notes to beneficial ownership table

*
Represents less than 1.0% of the total beneficially owned shares of common stock.

(1)
Includes warrants to purchase 15,000 shares of common stock.

(2)
Includes 6,000 vested stock options.

(3)
Includes warrants to purchase 10,000 shares of common stock.

(4)
Includes 3,000 shares of restricted stock and 74,406 vested stock options.

(5)
Includes 200 shares of common stock held of record by Mr. Carleton's minor children, for which he exercises voting power.

(6)
Includes warrants to purchase 30,000 shares of common stock, 4,500 shares of restricted stock and 81,906 vested stock options.

(7)
Includes 50,000 shares and warrants to purchase 30,000 shares of common stock held of record by Mr. Nielsen's spouse.

(8)
Includes 30,000 shares of common stock held in a trust for Mr. Nielsen's adult children.

(9)
Includes 1,500 shares of restricted stock and 37,203 vested stock options.

(10)
Includes warrants to purchase 5,000 shares of common stock and 6,000 vested stock options.

        The following table sets forth information regarding persons or groups known to us who have beneficial ownership of more than five percent of our common stock.

Name and Address of Principal Stockholder	Number of shares beneficially owned		Percentage beneficial ownership
Palladium Equity Partners III, L.P. Rockefeller Center 1270 Avenue of the Americas, Suite 2200 New York, NY, 10020	1,383,150	(1)(2)	11.17%
SBAV LP(3) 9 West 57th Street, 26th Floor New York, NY 10019	1,219,731	(4)	9.98%

Name and Address of Principal Stockholder	Number of shares beneficially owned		Percentage beneficial ownership
Alda Capital, LLC 9330 Sears Tower 233 South Wacker Drive Chicago, Illinois 60606	1,206,328	(5)	9.87%
Blue Atlantic-Herald, LLC 79 Fifth Avenue, 16th Floor New York, NY 10003	1,000,000		8.18%
Erasmus NYC Growth Fund 2651 N. Harwood, Suite 210 Dallas, TX 75201	970,393		7.94%

Notes to beneficial ownership table

(1)
Includes warrants to purchase 176,822 shares of common stock.

(2)
Does not include 1,229,589 shares of Series A preferred stock, which are convertible into shares of common stock only if the holder owns less than 10% of the issued and outstanding shares of common stock.

(3)
By virtue of its direct control of SBAV LP, SBAV GP LLC has the power to vote or direct the voting, and to dispose or direct the disposition of all of the 1,219,731 shares of common stock beneficially owned by SBAV LP. By virtue of his direct control of SBAV GP LLC, George Hall is deemed to have shared voting power and shared dispositive power with respect to all shares as to which SBAV GP LLC has voting or dispositive power. Accordingly, SBAV LP, SBAV GP LLC and George Hall are deemed to have shared voting and shared dispositive power with respect to an aggregate of all of the 1,219,731 shares of common stock beneficially owned by SBAV LP.

(4)
Includes 1,206,328 shares of common stock and 13,403 shares of Series A preferred stock, which are currently convertible into shares of common stock. Does not include 2,981,597 shares of common stock issuable upon conversion of 2,981,597 shares of Series A preferred stock, which are convertible into shares of common stock only if the holder owns less than 10% of the issued and outstanding shares of common stock.

(5)
Does not include 460,339 shares of Series A preferred stock, which are convertible into shares of common stock only if the holder owns less than 10% of the issued and outstanding shares of common stock.

        The number of shares indicated as beneficially owned in the tables above is based on "beneficial ownership" concepts as defined by the federal securities laws. In general, beneficial ownership includes shares owned by spouses, minor children and other relatives residing in the same household, trusts, partnerships, corporations or deferred compensation plans that are affiliated with the principal. In addition, the table reflects stock warrants issuable to persons who served as organizers or founders of the Bank, the portion of any stock options issued to our directors or executive officers that will have vested by January 4, 2012.

        The tables above calculate the applicable percentage ownership based on 12,217,868 shares of common stock outstanding as of October 27, 2011, plus the stock warrants, stock options or other securities convertible into common stock beneficially held by the person or group, as applicable. Unless otherwise noted, the address for each stockholder listed above is the physical address of our principal office: c/o Herald National Bank, 623 Fifth Avenue, 11th Floor, New York, New York 10022.

WHERE YOU CAN FIND MORE INFORMATION

        BankUnited, Inc. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file with the Securities and Exchange Commission at the SEC's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the public reference room. Securities and Exchange Commission filings are also available to the public at the SEC's website at http://www.sec.gov. You can also inspect reports, proxy statements and other information about BankUnited, Inc. at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        Herald files annual, quarterly and current reports, proxy statements and other information with the Office of the Comptroller of the Currency. Copies of documents filed by Herald are available, free of charge through its website, http://www.heraldnb.com, as soon as reasonably practicable after such reports are filed with or furnished to the OCC.

        BankUnited, Inc. has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the shares of BankUnited, Inc. common stock that Herald shareholders will receive in the merger. This proxy statement/prospectus is part of the registration statement of BankUnited, Inc. on Form S-4 and is a prospectus of BankUnited, Inc. and a proxy statement of Herald for the Herald special meeting.

        Set forth below are additional documents which contain important information about BankUnited, Inc. and Herald and their financial conditions.

BankUnited, Inc. Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2010
Quarterly Reports on Form 10-Q	Quarters ended June 30, 2011; March 31, 2011
Current Reports on Form 8-K	October 31, 2011; July 27, 2011; June 27, 2011; June 8, 2011; June 2, 2011; May 20, 2011; March 18, 2011; February 16, 2011; February 8, 2011 (in each case, except to the extent furnished but not filed)
The description of BankUnited, Inc.'s common stock set forth in BankUnited, Inc.'s registration statements	January 27, 2011; January 24, 2011; January 18, 2011; January 10, 2011; December 16, 2010; October 29, 2010
Registration of Certain Classes of Securities on Form 8-A	January 18, 2011

Herald Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2010
Proxy Statement	April 22, 2011
Quarterly Reports on Form 10-Q	Quarters ended June 30, 2011; March 31, 2011
Current Reports on Form 8-K	June 6, 2011; May 19, 2011; May 3, 2011; February 17, 2011 (in each case, except to the extent furnished but not filed)
The description of Herald's common and preferred stock set forth in Herald's Articles of Association, By-laws and Certificate of Designation of Powers, Preferences and Rights, and any amendment or report filed for the purpose of updating any such description	Form S-3 filed April 27, 2010; Form 8-K filed December 31, 2009

        Information about BankUnited, Inc. and Herald can also be found in additional documents that they may file with the SEC or OCC, as applicable, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of Herald's special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

        BankUnited, Inc. has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to BankUnited, Inc., and Herald has supplied all such information relating to Herald.

        You can obtain any of the documents referred to above through BankUnited, Inc. or Herald, as the case may be, or, for the documents pertaining to BankUnited, Inc., from the SEC through the SEC's Internet site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following address:

BankUnited, Inc.	Herald National Bank
Attention: Douglas J. Pauls	Attention: Gerard Perri
14817 Oak Lane	623 Fifth Avenue, 11th Floor
Miami Lakes, FL 33016	New York, New York 10022
(305) 569-2000	(212) 421-0030

        If you would like to request documents, please do so by December 13, 2011 to receive them before the Herald special meeting. If you request any incorporated documents from our companies, we will mail them to you by first-class mail, or another equally prompt means, within one business day after we receive your request.

        We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that BankUnited, Inc. or Herald have incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

FINANCIAL STATEMENTS OF BANKUNITED, INC. AND HERALD

INDEX TO FINANCIAL STATEMENTS

Page
BANKUNITED, INC.
BankUnited, Inc. Consolidated Financial Statements for the Three and Six Month Periods Ended June 30, 2011 and June 30, 2010—Unaudited
Consolidated Balance Sheets as of June 30, 2011 (Unaudited) and December 31, 2010	F-2
Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2011 and June 30, 2010 (Unaudited)	F-3
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2011 and June 30, 2010 (Unaudited)	F-4
Consolidated Statements of Stockholders' Equity and Comprehensive Income for the Six Months Ended June 30, 2011 and June 30, 2010 (Unaudited)	F-6
Notes to Consolidated Financial Statements	F-7
BankUnited, Inc. Consolidated Financial Statements for the Year Ended December 31, 2010 and the Period from April 28, 2009 (Date of Inception) Through December 31, 2009
Report of Independent Registered Public Accounting Firm	F-44
Consolidated Balance Sheets as of December 31, 2010 and December 31, 2009	F-45
Consolidated Statements of Income for the Year Ended December 31, 2010 and the Period from April 28, 2009 (Date of Inception) Through December 31, 2009	F-46
Consolidated Statements of Cash Flows for the Year Ended December 31, 2010 and the Period from April 28, 2009 (Date of Inception) Through December 31, 2009	F-47
Consolidated Statements of Stockholder's Equity and Comprehensive Income for the Year Ended December 31, 2010 and the Period from April 28, 2009 (Date of Inception) Through December 31, 2009	F-49
Notes to Consolidated Financial Statements	F-50

BankUnited, FSB and Subsidiaries (a Wholly-Owned Subsidiary of BankUnited Financial Corporation)—Consolidated Financial Statements for the Period from October 1, 2008 Through May 21, 2009, and the Fiscal Year Ended September 30, 2008

Report of Independent Registered Certified Public Accounting Firm	F-117
Consolidated Balance Sheet as of May 21, 2009	F-118
Consolidated Statements of Operations for the Period from October 1, 2008 Through May 21, 2009, and the Fiscal Year Ended September 30, 2008	F-119
Consolidated Statements of Cash Flows for the Period from October 1, 2008 Through May 21, 2009, and the Fiscal Year Ended September 30, 2008	F-120
Consolidated Statements of Stockholder's Equity (Deficit) for the Period from October 1, 2008 Through May 21, 2009, and the Fiscal Year Ended September 30, 2008	F-122
Consolidated Statements of Other Comprehensive Income (Loss) for the Period from October 1, 2008 Through May 21, 2009, and the Fiscal Year Ended September 30, 2008	F-123
Notes to Consolidated Financial Statements	F-124
HERALD NATIONAL BANK
Herald National Bank Financial Statements for the Three and Six Month Periods Ended June 30, 2011 and June 30, 2010—Unaudited
Statements of Financial Condition as of June 30, 2011 (Unaudited) and December 31, 2010	F-163
Statements of Operations for the Three and Six Months Ended June 30, 2011 and 2010 (Unaudited)	F-164
Statements of Stockholders' Equity for the Six Months Ended June 30, 2011 and 2010 (Unaudited)	F-166
Statements of Cash Flows for the Six Months Ended June 30, 2011 and 2010 (Unaudited)	F-167
Notes to Financial Statements	F-168
Herald National Bank Financial Statements for the Years Ended December 31, 2010, 2009, and 2008
Report of Independent Registered Public Accounting Firm	F-185
Statements of Financial Condition as of December 31, 2010 and 2009	F-186
Statements of Operations for the Years Ended December 31, 2010, 2009, and 2008	F-187
Statements of Stockholders' Equity for the Years Ended December 31, 2010, 2009, and 2008	F-188
Statements of Cash Flows for the Years Ended December 31, 2010, 2009, and 2008	F-189
Notes to Financial Statements	F-190

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS—UNAUDITED

(Dollars in thousands, except per share data)

	June 30, 2011	December 31, 2010
ASSETS
Cash and due from banks:
Non-interest bearing	$34,899	$44,860
Interest bearing	12,159	12,523
Due from Federal Reserve Bank	291,582	502,828
Federal funds sold	5,119	4,563

Cash and cash equivalents	343,759	564,774
Investment securities available for sale, at fair value (including covered securities of $255,709 and $263,568)	3,769,368	2,926,602
Federal Home Loan Bank stock	182,639	217,408
Loans held for sale	1,152	2,659
Loans (including covered loans of $2,923,637 and $3,396,047)	3,818,265	3,934,217
Allowance for loan losses	(56,639)	(58,360)

Loans, net	3,761,626	3,875,857
FDIC indemnification asset	2,252,920	2,667,401
Bank owned life insurance	164,794	207,061
Other real estate owned, covered by loss sharing agreements	141,723	206,680
Income tax receivable	12,584	10,862
Goodwill and other intangible assets	68,835	69,011
Other assets	147,259	121,245

Total assets	$10,846,659	$10,869,560

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$606,676	$494,499
Interest bearing	410,794	349,985
Savings and money market	3,340,919	3,134,884
Time	2,466,260	3,184,360

Total deposits	6,824,649	7,163,728
Securities sold under agreements to repurchase	2,165	492
Federal Home Loan Bank advances	2,245,744	2,255,200
Deferred tax liability, net	44,235	4,618
Advance payments by borrowers for taxes and insurance	38,636	22,563
Other liabilities	214,557	169,451

Total liabilities	9,369,986	9,616,052
Commitments and contingencies
Stockholders' equity:
Common Stock, par value $0.01 per share 400,000,000 and 110,000,000 shares authorized; 97,249,874 and 92,971,850 shares issued and outstanding	972	930
Paid-in capital	1,220,782	950,831
Retained earnings	217,720	269,781
Accumulated other comprehensive income	37,199	31,966

Total stockholders' equity	1,476,673	1,253,508

Total liabilities and stockholders' equity	$10,846,659	$10,869,560

The accompanying notes are an integral part of these consolidated financial statements.

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS—UNAUDITED

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Interest income:
Interest and fees on loans	$122,243	$107,584	$236,894	$211,670
Interest and dividends on investment securities available for sale	29,237	31,757	61,786	61,127
Other	617	307	1,623	788

Total interest income	152,097	139,648	300,303	273,585

Interest expense:
Interest on deposits	19,024	28,635	39,330	56,914
Interest on borrowings	15,751	14,830	31,324	27,995

Total interest expense	34,775	43,465	70,654	84,909

Net interest income before provision for loan losses	117,322	96,183	229,649	188,676
(Recovery of) provision for loan losses	(2,892)	17,908	8,564	26,091

Net interest income after provision for loan losses	120,214	78,275	221,085	162,585

Non-interest income:
Accretion of discount on FDIC indemnification asset	14,873	36,776	34,443	91,160
Income from resolution of covered assets, net	3,076	58,593	2,366	94,990
Net gain (loss) on indemnification asset	11,312	(26,950)	37,634	(49,985)
FDIC reimbursement of costs of resolution of covered assets	8,241	7,880	18,741	14,315
Service charges	2,648	2,589	5,332	5,220
Gain (loss) on sale or exchange of investment securities available for sale	100	(2,836)	103	(2,810)
Mortgage insurance income	6,784	2,255	8,085	5,057
Other non-interest income	5,824	5,442	10,416	8,258

Total non-interest income	52,858	83,749	117,120	166,205

Non-interest expense:
Employee compensation and benefits	41,364	34,081	190,670	63,504
Occupancy and equipment	8,791	7,418	16,396	13,642
Impairment of other real estate owned	8,187	5,063	17,786	5,901
Foreclosure expense	6,057	7,932	10,527	19,375
(Gain) loss on sale of OREO	12,264	(1,693)	24,474	(3,167)
OREO related expense	2,589	5,086	6,932	8,886
Change in value of FDIC warrant	—	2,353	—	3,205
Deposit insurance expense	2,329	3,706	6,518	6,951
Professional fees	3,507	2,469	6,736	4,662
Telecommunications and data processing	3,418	2,746	6,866	5,736
Other non-interest expense	7,383	5,272	13,323	11,440

Total non-interest expense	95,889	74,433	300,228	140,135

Income before income taxes	77,183	87,591	37,977	188,655
Provision for income taxes	33,188	36,427	61,642	76,772

Net income (loss)	$43,995	$51,164	$(23,665)	$111,883

Earnings (loss) per common share, basic and diluted (See Note 13)	$0.44	$0.55	$(0.25)	$1.20

Cash dividends declared per common share	$0.14	$—	$0.28	$—

The accompanying notes are an integral part of these consolidated financial statements.

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—UNAUDITED

(Dollars in thousands)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(23,665)	$111,883
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Accretion of fair values of assets acquired and liabilities assumed	(226,294)	(221,821)
Amortization of fees, discounts and premiums, net	(4,203)	(18,423)
Provision for loan losses	8,564	26,091
Accretion of discount on FDIC indemnification asset	(34,443)	(91,160)
Income from resolution of covered assets	(2,366)	(94,990)
Net (gain) loss on indemnification asset	(37,634)	49,985
Net gain on sale of loans	(252)	—
Increase in cash surrender value of bank owned life insurance	(2,036)	(2,366)
Gain (loss) on sale or exchange of investment securities available for sale	(103)	2,810
(Gain) loss on sale of other real estate owned	24,474	(3,167)
Loss on disposal of premises and equipment	11	316
Stock-based compensation	126,195	532
Change in fair value of equity instruments classified as liabilities	—	13,843
Depreciation and amortization	3,108	1,131
Impairment of other real estate owned	17,786	5,901
Deferred income taxes	35,801	20,729
Proceeds from sale of loans held for sale	14,536	—
Loans originated for sale, net of repayments	(12,777)	—
Realized tax benefits from equity based compensation	(200)	—
Other:
Increase in other assets	(7,112)	(24,858)
Decrease in other liabilities	(2,385)	(84,349)

Net cash used in operating activities	(122,995)	(307,913)

Cash flows from investing activities:
Increase in due to FDIC	—	196
Purchase of investment securities available for sale	(1,057,582)	(1,328,419)
Proceeds from repayments of investment securities available for sale	274,668	352,754
Proceeds from sale of investment securities available for sale	69,347	13,797
Maturities and calls of investment securities available for sale	—	10,000
Purchases of loans	(157,550)	(23,718)
Loan repayments and resolutions, net of originations	292,729	477,062
Proceeds from redemption of FHLB stock	34,769	—
Decrease in FDIC indemnification asset for claims filed	486,558	466,165
Purchase of bank owned life insurance	(12,500)	—
Bank owned life insurance proceeds	51,406	—
Purchase of office properties and equipment, net	(17,803)	(9,297)
Proceeds from sale of other real estate owned	210,624	127,887

Net cash provided by investing activities	174,666	86,427

(Continued)

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—UNAUDITED (Continued)

(Dollars in thousands)

	Six Months Ended June 30,
	2011	2010
Net decrease in deposits	(334,405)	(183,658)
Additions to Federal Home Loan Bank advances	—	605,000
Repayments of Federal Home Loan Bank advances	—	(405,000)
Increase (decrease) in securities sold under agreements to repurchase	1,673	(1,366)
Settlement of FDIC warrant liability	(25,000)	—
Increase in advances from borrowers for taxes and insurance	14,210	15,203
Issuance of common stock	98,620	2,000
Dividends paid	(27,998)	—
Realized tax benefits from equity based compensation	200	—
Exercise of stock options	14	—

Net cash (used in) provided by financing activities	(272,686)	32,179

Net decrease in cash and cash equivalents	(221,015)	(189,307)
Cash and cash equivalents, beginning of period	564,774	356,215

Cash and cash equivalents, end of period	$343,759	$166,908

Supplemental disclosure of cash flow information:
Interest paid on deposits and borrowings	$84,754	$116,832

Income taxes paid	$26,831	$161,638

Supplemental schedule of non-cash investing and financing activities:
Transfers from loans to other real estate owned	$205,544	$164,463

Dividends declared and payable	$14,399	$—

Unsettled securities trades	$112,560	$—

Receivable for proceeds of surrender of bank owned life insurance	$26,243	$—

Rescission of surrender of bank owned life insurance	$20,846	$—

The accompanying notes are an integral part of these consolidated financial statements.

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME—UNAUDITED

(Dollars in thousands)

	Common stock	Paid-in capital	Retained earnings	Accumulated other comprehensive income	Total stockholder's equity
Balance at December 31, 2010	$930	$950,831	$269,781	$31,966	$1,253,508
Comprehensive income:
Net loss	—	—	(23,665)	—	(23,665)
Other comprehensive income (loss):
Unrealized gains on investment securities available for sale arising during the period, net of taxes of $5,059	—	—	—	8,057	8,057
Reclassification adjustment for realized gains on investment securities available for sale, net of taxes of $40	—	—	—	(63)	(63)
Unrealized losses on cash flow hedges, net of taxes of $1,735				(2,761)	(2,761)

Total comprehensive income (loss)			(23,665)	5,233	(18,432)
Proceeds from issuance of common stock net of direct costs of $3,979	42	98,578	—	—	98,620
Dividends	—	—	(28,396)	—	(28,396)
Reclassification of PIU liability to equity	—	44,964	—	—	44,964
Stock based compensation	—	126,195	—	—	126,195
Proceeds from exercise of stock options	—	14	—	—	14
Tax benefits from dividend equivalents and stock options	—	200	—	—	200

Balance at June 30, 2011	$972	$1,220,782	$217,720	$37,199	$1,476,673

Balance at December 31, 2009	$928	$947,032	$119,046	$27,254	$1,094,260
Comprehensive income:
Net income	—	—	111,883	—	111,883
Other comprehensive income:
Unrealized gains on investment securities available for sale arising during the period, net of taxes of $12,298	—	—	—	19,582	19,582
Reclassification adjustment for realized losses on investment securities available for sale, net of taxes of $1,084	—	—	—	1,726	1,726
Unrealized losses on cash flow hedges, net of taxes of $15,782	—	—	—	(25,127)	(25,127)

Total comprehensive income			111,883	(3,819)	108,064
Capital contribution	2	1,998	—	—	2,000
Stock based compensation	—	532	—	—	532

Balance at June 30, 2010	$930	$949,562	$230,929	$23,435	$1,204,856

The accompanying notes are an integral part of these consolidated financial statements.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

June 30, 2011

Note 1 Basis of Presentation

        BankUnited, Inc. ("BKU") is the holding company for BankUnited ("BankUnited" or the "Bank"), a federally chartered, federally insured savings association headquartered in Miami Lakes, Florida. On May 21, 2009, BankUnited was granted a savings association charter and the newly formed bank acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all of the other liabilities of BankUnited, FSB from the Federal Deposit Insurance Corporation ("FDIC") in a transaction referred to as the "Acquisition". In connection with the Acquisition, the Bank entered into loss sharing agreements with the FDIC ("Loss Sharing Agreements") that cover single family residential mortgage loans, commercial real estate, commercial and industrial and consumer loans, certain investment securities and other real estate owned ("OREO"), collectively referred to as the "covered assets". Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse the Bank for 80% of losses of up to $4.0 billion, and 95% of losses in excess of this amount, beginning with the first dollar of loss incurred.

        BankUnited, Inc.'s wholly owned subsidiaries include BankUnited and BankUnited Investment Services, Inc. (collectively the "Company"). BankUnited provides a full range of banking and related services to individual and corporate customers through 81 branch offices located in 13 Florida counties.

        The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission (the "SEC"). Accordingly, they do not include all of the information and footnotes required for a fair presentation of financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles ("GAAP") and should be read in conjunction with the Company's consolidated financial statements and the notes thereto appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2011 are not necessarily indicative of the results that may be expected in future periods.

        In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and disclosures of contingent assets and liabilities. Management has made significant estimates in certain areas, such as the allowance for loan losses, the amount and timing of expected cash flows from covered assets and the FDIC indemnification asset, the valuation of OREO, the valuation of deferred tax assets, the evaluation of investment securities for other than-temporary impairment and the fair values of financial instruments. Actual results could differ from these estimates.

        Certain amounts for the prior period have been reclassified to conform to the current period presentation.

Note 2 Recent Accounting Pronouncements

        In April 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update 2011-02, "A Creditor's Determination of Whether a Restructuring is a Troubled Debt Restructuring." This update clarifies existing guidance on a creditor's evaluation of whether a restructuring constitutes a troubled debt restructuring, including clarification of a creditor's evaluation of whether it has granted a concession and of whether a debtor is experiencing financial difficulties.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 2 Recent Accounting Pronouncements (Continued)

The Company is required to adopt this update for the quarter ending September 30, 2011, retrospectively to the beginning of the annual period of adoption, or January 1, 2011. Management does not anticipate that adoption will have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        In April 2011, the FASB issued Accounting Standards Update 2011-03, "Reconsideration of Effective Control for Repurchase Agreements." This update removes from the assessment of effective control: (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion. The update is required to be adopted prospectively by the Company for the quarter ending March 31, 2012. Management does not anticipate that adoption will have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        In May 2011, the FASB issued Accounting Standards Update 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs." The amendments in this Update result in common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards ("IFRS"). The amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Some of the amendments clarify the FASB's intent about the application of fair value measurement requirements and others change principles or requirements for measuring fair value or disclosing information about fair value measurements. The Company is required to adopt this update prospectively for the quarter ending March 31, 2012. This update will result in expanded disclosures in the Company's financial statements; however, management does not anticipate that adoption will have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        In June 2011, the FASB issued Accounting Standards Update 2011-05, "Presentation of Comprehensive Income." This update provides entities with an option of presenting the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This update eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. The Company is required to adopt this update retrospectively for the quarter ending March 31, 2012. Adoption of this update will affect the manner of presentation of the components of comprehensive income in the Company's financial statements, but will not have an impact on the Company's consolidated financial position, results of operations or cash flows.

Note 3 Acquisition Activity

        On June 2, 2011, BKU entered into a Merger Agreement with Herald National Bank ("Herald"), a national banking association based in the New York metropolitan area ("Merger Agreement"). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, a to-be-formed direct, wholly-owned national bank subsidiary of BKU will merge with and into Herald, with Herald continuing as the surviving entity and a wholly-owned subsidiary of BKU. Upon completion of the merger, holders of Herald common and preferred stock will receive cash or shares of BKU common stock having a value equal to $1.35 plus the value of 0.099 shares of BKU common

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 3 Acquisition Activity (Continued)

stock as of the effective time of the Merger. The Merger Agreement provides that the surviving bank will be merged with and into BankUnited, with BankUnited surviving, in August 2012. Completion of the Merger is subject to various customary conditions, including, among others, (a) ratification and confirmation of the Merger Agreement by Herald shareholders, (b) effectiveness of the registration statement for the BKU common stock to be issued in the Merger and approval of the listing on the New York Stock Exchange of the BKU common stock to be issued in the Merger, (c) the absence of any law or order prohibiting the closing of the Merger and (d) receipt of required regulatory approvals.

Note 4 Investment Securities Available for Sale

        Investment securities available for sale at June 30, 2011 and December 31, 2010 consisted of the following (in thousands):

	June 30, 2011
	Covered Securities				Non-Covered Securities
		Gross Unrealized				Gross Unrealized
	Amortized Cost			Fair Value	Amortized Cost			Fair Value
		Gains	Losses			Gains	Losses
U.S. Government agency and sponsored enterprise residential mortgage-backed securities	$—	$—	$—	$—	$1,706,861	$23,783	$(295)	$1,730,349
Resecuritized real estate mortgage investment conduits ("Re-Remics")	—	—	—	—	519,406	8,658	(470)	527,594
Private label residential mortgage backed securities and CMO's	177,242	52,971	(85)	230,128	120,941	2,266	(100)	123,107
Private label commercial mortgage backed securities	—	—	—	—	64,580	295	(97)	64,778
Non mortgage asset-backed securities	—	—	—	—	522,243	7,063	(808)	528,498
Mutual funds and preferred stocks	16,382	2,058	(629)	17,811	227,913	5,544	(700)	232,757
State and municipal obligations	—	—	—	—	24,036	202	(11)	24,227
Small Business Administration securities	—	—	—	—	281,912	730	(293)	282,349
Other debt securities	3,844	3,926	—	7,770	—	—	—	—

Total	$197,468	$58,955	$(714)	$255,709	$3,467,892	$48,541	$(2,774)	$3,513,659

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 4 Investment Securities Available for Sale (Continued)

	December 31, 2010
	Covered Securities				Non-Covered Securities
		Gross Unrealized				Gross Unrealized
	Amortized Cost			Fair Value	Amortized Cost			Fair Value
		Gains	Losses			Gains	Losses
U.S. Government agency and sponsored enterprise residential mortgage-backed securities	$—	$—	$—	$—	$1,282,757	$11,411	$(3,258)	$1,290,910
Resecuritized real estate mortgage investment conduits ("Re-Remics")	—	—	—	—	599,682	14,054	(1,105)	612,631
Private label residential mortgage backed securities and CMO's	181,337	61,679	(1,726)	241,290	138,759	2,906	(35)	141,630
Non mortgage asset-backed securities	—	—	—	—	407,158	1,908	(72)	408,994
Mutual funds and preferred stocks	16,382	57	(922)	15,517	120,107	3,402	(491)	123,018
State and municipal obligations	—	—	—	—	22,898	101	(39)	22,960
Small Business Administration securities	—	—	—	—	62,831	191	(131)	62,891
Other debt securities	3,695	3,066	—	6,761	—	—	—	—

Total	$201,414	$64,802	$(2,648)	$263,568	$2,634,192	$33,973	$(5,131)	$2,663,034

        At June 30, 2011, maturities of investment securities available for sale, adjusted for anticipated prepayments of mortgage-backed and other pass-through securities, are shown below (in thousands):

	Amortized Cost	Fair Value
Due in one year or less	$724,038	$745,109
Due after one year through five years	1,334,347	1,371,705
Due after five years through ten years	857,704	876,844
Due after ten years	504,976	525,142
Mutual funds and preferred stocks with no stated maturity	244,295	250,568

Total	$3,665,360	$3,769,368

        The following table provides information about gains and losses on the sale and exchange of investment securities available for sale for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Proceeds from sale of investment securities available for sale	$66,401	$7,717	$69,347	$13,797

Gross realized gains	$102	$16	$106	$46
Gross realized losses	(2)	(41)	(3)	(45)
Loss on exchange of securities	—	(2,811)	—	(2,811)

Net realized gain (loss)	$100	$(2,836)	$103	$(2,810)

        During the quarter ended June 30, 2010, the Company exchanged certain non-covered trust preferred securities for preferred stock of the same issuer to achieve higher returns and more favorable tax treatment. Based on the market value of the trust preferred securities at the time of the exchange, the Company recognized a gross realized loss of $2.8 million.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 4 Investment Securities Available for Sale (Continued)

        The carrying value of securities pledged as collateral for Federal Home Loan Bank ("FHLB") advances, public deposits, interest rate swaps, securities sold under agreements to repurchase and to secure borrowing capacity at the Federal Reserve Bank, totaled $869.8 million and $496.5 million at June 30, 2011 and December 31, 2010, respectively.

        The following table presents the aggregate fair value and the aggregate amount by which amortized cost exceeds fair value for investment securities that are in unrealized loss positions at June 30, 2011 and December 31, 2010, aggregated by investment category and length of time that individual securities had been in a continuous unrealized loss position. At December 31, 2010, all of the securities in unrealized loss positions had been in continuous unrealized loss positions for less than twelve months (in thousands):

	June 30, 2011
	Less than 12 Months		Greater than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agency and sponsored enterprise residential mortgage backed securities	$123,379	$(295)	$—	$—	$123,379	$(295)
Resecuritized real estate mortgage investment conduits ("Re-Remics")	43,176	(99)	42,988	(371)	86,164	(470)
Private label residential mortgage backed securities and CMO's	17,125	(185)	1	—	17,126	(185)
Private label commercial mortgage backed securities	13,460	(97)	—	—	13,460	(97)
Non mortgage asset-backed securities	99,611	(808)	—	—	99,611	(808)
Mutual funds and preferred stocks	84,314	(1,329)	—	—	84,314	(1,329)
State and municipal obligations	3,824	(11)	—	—	3,824	(11)
Small Business Administration securities	140,893	(293)	—	—	140,893	(293)

Total	$525,782	$(3,117)	$42,989	$(371)	$568,771	$(3,488)

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 4 Investment Securities Available for Sale (Continued)

	December 31, 2010
	Less Than 12 Months
	Fair Value	Unrealized Losses
U.S. Government agency and sponsored enterprise residential mortgage backed securities	$486,216	$(3,258)
Resecuritized real estate mortgage investment conduits ("Re-Remics")	59,408	(1,105)
Private label residential mortgage backed securities and CMO's	16,626	(1,761)
Non mortgage asset-backed securities	63,802	(72)
Mutual funds and preferred stocks	61,336	(1,413)
State and municipal obligations	6,144	(39)
Small Business Administration securities	24,108	(131)

Total	$717,640	$(7,779)

        The Company monitors its investment securities available for sale for other than temporary impairment, or OTTI, on an individual security basis considering numerous factors including the Company's intent to sell securities in an unrealized loss position; the likelihood that the Company will be required to sell these securities before an anticipated recovery in value; the duration and severity of impairment; the earnings performance, credit rating, asset quality, and business prospects of the issuer; changes in the rating of the security; adverse changes in the regulatory, economic or technological environment; adverse changes in general market conditions in the geographic area or industry in which the issuer operates; and factors that raise concerns about the issuer's ability to continue as a going concern such as negative cash flows from operations, working capital deficiencies or non-compliance with statutory capital requirements or debt covenants. The relative significance of each of these factors varies depending on the circumstances related to each security.

        None of the securities in unrealized loss positions at June 30, 2011 and December 31, 2010 were determined to be other-than-temporarily impaired. The Company does not intend to sell securities that are in unrealized loss positions and it is not more likely than not that the Company will be required to sell these securities before recovery of the amortized cost basis, which may be maturity. At June 30, 2011, forty-seven securities were in unrealized loss positions. The amount of impairment related to twelve of these securities was considered insignificant, totaling approximately $24,000 and no further analysis with respect to these securities was considered necessary. The basis for concluding that impairment of the remaining securities is not other-than-temporary is further described below:

  U.S. Government agency and sponsored enterprise mortgage backed securities and Small Business Administration securities:

        At June 30, 2011, six U.S. Government agency and sponsored enterprise mortgage backed securities and five U.S. Small Business Administration securities were in unrealized loss positions. All of these securities had been in unrealized loss positions for less than twelve months. The amount of impairment of each of the individual securities is less than 1% of amortized cost. The timely payment of principal and interest on these securities is explicitly or implicitly guaranteed by the U.S.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 4 Investment Securities Available for Sale (Continued)

Government. Given the limited severity and duration of impairment and the expectation of timely payment of principal and interest, the impairments are considered to be temporary.

  Private label mortgage backed securities and CMO's and Re-Remics:

        At June 30, 2011, nine private label mortgage-backed securities and Resecuritized real estate mortgage investment conduits ("Re-Remics") were in unrealized loss positions. These securities were assessed for OTTI using third-party developed credit and prepayment behavioral models and CUSIP level constant default rates, voluntary prepayment rates and loss severity and delinquency assumptions. The results of this evaluation were not indicative of credit losses related to any of these securities as of June 30, 2011. Two of these securities have been in unrealized loss positions for thirteen months; the amount of impairment of each of these securities is less than 2% of amortized cost. The remaining securities have been in unrealized loss positions for less than twelve months; the amount of impairment of each of these securities is less than 5% of amortized cost. Given the limited severity and duration of impairment and the expectation of timely recovery of outstanding principal, the impairments are considered to be temporary.

  Private label commercial mortgage backed securities

        At June 30, 2011, one private label commercial mortgage backed security was in an unrealized loss position. This security had been in an unrealized loss position for one month and the amount of impairment was less than 1% of amortized cost. The security was further assessed for OTTI using a discounted cash flow model. The results of this analysis were not indicative of expected credit losses. Given the limited severity and duration of impairment and the expectation of timely repayment of outstanding principal and interest, the impairment is considered to be temporary.

  Non-mortgage asset backed securities:

        At June 30, 2011, six non-mortgage asset backed securities were in unrealized loss positions. These securities had been in continuous unrealized loss positions for less than twelve months at June 30, 2011 and the amount of impairment was 3% or less of amortized cost basis for each of the securities. These securities were assessed for OTTI using a third-party developed credit and prepayment behavioral model and CUSIP level constant default rates, voluntary prepayment rates and loss severity and delinquency assumptions. The results of this evaluation were not indicative of credit losses related to these securities as of June 30, 2011. Given the limited severity and duration of impairment and the expectation of timely recovery of outstanding principal, the impairments are considered to be temporary.

  Mutual funds and preferred stock:

        At June 30, 2011, eight mutual fund and preferred stock investments were in unrealized loss positions, including two positions in mutual funds and six positions in financial institution preferred stocks. Impairment of the mutual fund positions has been driven primarily by increases in intermediate term interest rates. These investments have been in continuous unrealized loss positions for less than twelve months at June 30, 2011 and the severity of impairment is 4% or less of cost basis. The severity of impairment of both of these positions declined during the three months ended June 30, 2011. The majority of the underlying holdings of the mutual funds are either explicitly or implicitly guaranteed by the U.S. Government.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 4 Investment Securities Available for Sale (Continued)

        The financial institution preferred stocks have been in continuous unrealized loss positions for less than three months and the severity of impairment of individual securities is less than 3% of amortized cost basis. All of the preferred stock holdings are investment grade; the issuing institutions are well capitalized and reporting positive earnings. Given the limited duration and severity of impairment, management's evaluation of the financial condition of the preferred stock issuers, the rating of these investments and the nature of the assets underlying the mutual fund investments, these impairments are considered to be temporary.

Note 5 Loans and Allowance for Loan Losses

        A significant portion of the Company's loan portfolio consists of loans acquired in the Acquisition. These loans are covered under BankUnited's Loss Sharing Agreements (the "covered loans"). Non-covered loans are those originated or purchased since the Acquisition. Covered loans are further segregated between those acquired with evidence of deterioration in credit quality since origination ("Acquired Credit Impaired" or "ACI" loans) and those acquired without evidence of deterioration in credit quality since origination ("non-ACI" loans).

        At June 30, 2011 and December 31, 2010, loans consisted of the following (dollars in thousands):

	June 30, 2011
	Covered Loans
					Percent of Total
	ACI	Non-ACI	Non-Covered	Total
Residential:
1-4 single family residential	$2,050,099	$135,970	$264,365	$2,450,434	63.4%
Home equity loans and lines of credit	86,885	194,683	2,318	283,886	7.3%

Total	2,136,984	330,653	266,683	2,734,320	70.7%

Commercial:
Multi-family	64,964	4,627	51,949	121,540	3.1%
Commercial real estate	277,295	33,622	159,736	470,653	12.2%
Construction	5,159	—	12,076	17,235	0.4%
Land	37,435	167	4,174	41,776	1.1%
Commercial and industrial	32,331	29,286	354,728	416,345	10.8%
Lease financing	—	—	56,136	56,136	1.5%

Total	417,184	67,702	638,799	1,123,685	29.1%

Consumer:	3,663	—	3,863	7,526	0.2%

Total loans	2,557,831	398,355	909,345	3,865,531	100.0%

Unearned discount and deferred fees and costs, net	—	(32,549)	(14,717)	(47,266)

Loans net of discount and deferred fees and costs	2,557,831	365,806	894,628	3,818,265
Allowance for loan losses	(29,976)	(16,123)	(10,540)	(56,639)

Loans, net	$2,527,855	$349,683	$884,088	$3,761,626

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 5 Loans and Allowance for Loan Losses (Continued)

	December 31, 2010
	Covered Loans
					Percent of Total
	ACI	Non-ACI	Non-Covered	Total
Residential:
1-4 single family residential	$2,421,016	$151,945	$113,439	$2,686,400	67.5%
Home equity loans and lines of credit	98,599	206,797	2,255	307,651	7.7%

Total	2,519,615	358,742	115,694	2,994,051	75.2%

Commercial:
Multi-family	73,015	5,548	34,271	112,834	2.8%
Commercial real estate	299,068	33,938	118,857	451,863	11.4%
Construction	8,267	—	8,582	16,849	0.4%
Land	48,251	170	1,873	50,294	1.3%
Commercial and industrial	49,731	30,139	256,420	336,290	8.4%
Lease financing	—	—	10,166	10,166	0.3%

Total	478,332	69,795	430,169	978,296	24.6%

Consumer:	4,403	—	3,056	7,459	0.2%

Total loans	3,002,350	428,537	548,919	3,979,806	100.0%

Unearned discount and deferred fees and costs, net	—	(34,840)	(10,749)	(45,589)

Loans net of discount and deferred fees and costs	3,002,350	393,697	538,170	3,934,217
Allowance for loan losses	(39,925)	(12,284)	(6,151)	(58,360)

Loans, net	$2,962,425	$381,413	$532,019	$3,875,857

        At June 30, 2011 and December 31, 2010, the unpaid principal balance ("UPB") of ACI loans was $6.3 billion and $7.2 billion, respectively.

        During the six months ended June 30, 2011 and 2010, the Company purchased one-to-four single family residential loans with UPB totaling $157.6 million and $23.7 million, respectively.

        At June 30, 2011, the Company had pledged real estate loans with UPB of approximately $4.9 billion and carrying amounts of approximately $2.3 billion as security for Federal Home Loan Bank advances.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 5 Loans and Allowance for Loan Losses (Continued)

        The following tables present information about the ending balance of the allowance for loan losses and related loans as of June 30, 2011 and summarize the activity in the allowance for loan losses for the three and six months ended June 30, 2011 (in thousands):

	As of and For the Three Months Ended June 30, 2011
	1-4 single family residential	Home equity loans and lines of credit	Multi-family	Commercial real estate	Construction	Land	Commercial loans and leases	Consumer	Total
Allowance for loan losses:
Beginning balance	$734	$19,769	$5,813	$11,305	$2,676	$4,593	$16,538	$129	$61,557
Provision for loan losses:
ACI loans	—	(6,961)	(1,366)	5,650	(1,359)	(1,525)	(1,002)	—	(6,563)
Non-ACI loans	85	(113)	(74)	495	—	—	(273)	—	120
Non-covered loans	128	—	54	790	92	155	2,421	(89)	3,551

Total provision	213	(7,074)	(1,386)	6,935	(1,267)	(1,370)	1,146	(89)	(2,892)
Charge-offs:
ACI loans	—	—	(111)	(1,101)	—	(123)	(47)	—	(1,382)
Non-ACI loans	—	(479)	—	(475)	—	—	(359)	—	(1,313)
Non-covered loans	—	—	—	—	—	—	(565)	—	(565)

Total charge-offs	—	(479)	(111)	(1,576)	—	(123)	(971)	—	(3,260)
Recoveries:
ACI loans	—	—	565	16	319	306	6	—	1,212
Non-ACI loans	—	14	—	—	—	—	—	—	14
Non-covered loans	—	—	—	—	—	—	8	—	8

Total recoveries	—	14	565	16	319	306	14	—	1,234

Ending balance	$947	$12,230	$4,881	$16,680	$1,728	$3,406	$16,727	$40	$56,639

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 5 Loans and Allowance for Loan Losses (Continued)

	As of and For the Six Months Ended June 30, 2011
	1-4 single family residential	Home equity loans and lines of credit	Multi-family	Commercial real estate	Construction	Land	Commercial loans and leases	Consumer	Total
Allowance for loan losses:
Beginning balance	$929	$27,720	$7,106	$7,402	$1,136	$4,002	$10,010	$55	$58,360
Provision for loan losses:
ACI loans	—	(14,799)	(2,898)	10,142	503	4,653	(320)	—	(2,719)
Non-ACI loans	314	470	(49)	512	(1)	—	5,047	—	6,293
Non-covered loans	163	—	268	832	124	162	3,456	(15)	4,990

Total provision	477	(14,329)	(2,679)	11,486	626	4,815	8,183	(15)	8,564
Charge-offs:
ACI loans	—	—	(111)	(1,749)	(353)	(5,717)	(512)	—	(8,442)
Non-ACI loans	(459)	(1,175)	—	(475)	—	—	(359)	—	(2,468)
Non-covered loans	—	—	—	—	—	—	(615)	—	(615)

Total charge-offs	(459)	(1,175)	(111)	(2,224)	(353)	(5,717)	(1,486)	—	(11,525)
Recoveries:
ACI loans	—	—	565	16	319	306	6	—	1,212
Non-ACI loans	—	14	—	—	—	—	—	—	14
Non-covered loans	—	—	—	—	—	—	14	—	14

Total recoveries	—	14	565	16	319	306	20	—	1,240

Ending balance	$947	$12,230	$4,881	$16,680	$1,728	$3,406	$16,727	$40	$56,639

Ending balance: non-ACI and non-covered loans individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$5,154	$—	$5,154

Ending balance: non-ACI and non-covered loans collectively evaluated for impairment	$947	$8,541	$1,624	$2,476	$242	$290	$7,349	$40	$21,509

Ending balance: ACI	$—	$3,689	$3,257	$14,204	$1,486	$3,116	$4,224	$—	$29,976

Ending balance: Non-ACI	$616	$8,538	$584	$455	$—	$26	$5,904	$—	$16,123

Ending balance: Non-covered	$331	$3	$1,040	$2,021	$242	$264	$6,599	$40	$10,540

Loans:
Ending balance	$2,450,434	$283,886	$121,540	$470,653	$17,235	$41,776	$472,481	$7,526	$3,865,531

Ending balance: non-ACI and non-covered loans individually evaluated for impairment (1)	$—	$—	$—	$—	$—	$332	$11,470	$—	$11,802

Ending balance: non-ACI and non-covered loans collectively evaluated for impairment (1)	$400,335	$197,001	$56,576	$193,358	$12,076	$4,009	$428,680	$3,863	$1,295,898

Ending balance: ACI loans	$2,050,099	$86,885	$64,964	$277,295	$5,159	$37,435	$32,331	$3,663	$2,557,831

(1)
Ending balance of loans is before unearned discount and deferred fees and costs.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 5 Loans and Allowance for Loan Losses (Continued)

        The following table presents information about the balance of the allowance for loan losses and related loans as of December 31, 2010 (in thousands):

	As of December 31, 2010
	1-4 single family residential	Home equity loans and lines of credit	Multi-family	Commercial real estate	Construction	Land	Commercial loans and leases	Consumer	Total
Allowance for loan losses:
Ending balance	$929	$27,720	$7,106	$7,402	$1,136	$4,002	$10,010	$55	$58,360

Ending balance: non-ACI and non-covered loans individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—	$—

Ending balance: non-ACI and non-covered loans collectively evaluated for impairment	$929	$9,232	$1,405	$1,607	$119	$128	$4,960	$55	$18,435

Ending balance: ACI	$—	$18,488	$5,701	$5,795	$1,017	$3,874	$5,050	$—	$39,925

Ending balance: Non-ACI	$761	$9,229	$633	$418	$1	$26	$1,216	$—	$12,284

Ending balance: Non-covered	$168	$3	$772	$1,189	$118	$102	$3,744	$55	$6,151

Loans:
Ending balance	$2,686,400	$307,651	$112,834	$451,863	$16,849	$50,294	$346,456	$7,459	$3,979,806

Ending balance: non-ACI and non-covered loans individually evaluated for impairment (1)	$—	$—	$—	$—	$—	$—	$2,989	$—	$2,989

Ending balance: non-ACI and non-covered loans collectively evaluated for impairment (1)	$265,384	$209,052	$39,819	$152,795	$8,582	$2,043	$293,736	$3,056	$974,467

Ending balance: ACI loans	$2,421,016	$98,599	$73,015	$299,068	$8,267	$48,251	$49,731	$4,403	$3,002,350

(1)
Ending balance of loans is before unearned discount and deferred fees and costs.

        The following tables summarize the activity in the allowance for loan losses for the three and six months ended June 30, 2010 (in thousands):

	As of and For the Three Months Ended June 30, 2010
	1-4 single family residential	Home equity loans and lines of credit	Multi-family	Commercial real estate	Construction	Land	Commercial loans and leases	Consumer	Total
Allowance for loan losses:
Beginning balance	$21,231	$1,106	$132	$774	$75	$—	$2,752	$51	$26,121
Provision for loan losses:
ACI loans	(20,021)	9,421	741	8,357	—	6,454	3,053	—	8,005
Non-ACI loans	(708)	9,273	223	(133)	(74)	35	117	—	8,733
Non-covered loans	1	1	47	323	—	36	722	40	1,170

Total provision	(20,728)	18,695	1,011	8,547	(74)	6,525	3,892	40	17,908
Charge-offs:
ACI loans	—	—	(27)	(255)	—	(2,055)	(143)	—	(2,480)
Non-ACI loans	—	—	—	—	—	—	(29)	—	(29)
Non-covered loans	—	—	—	—	—	—	—	—	—

Total charge-offs	—	—	(27)	(255)	—	(2,055)	(172)	—	(2,509)
Recoveries	—	—	—	—	—	—	—	—	—

Ending balance	$503	$19,801	$1,116	$9,066	$1	$4,470	$6,472	$91	$41,520

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 5 Loans and Allowance for Loan Losses (Continued)

	As of and For the Six Months Ended June 30, 2010
	1-4 single family residential	Home equity loans and lines of credit	Multi-family	Commercial real estate	Construction	Land	Commercial loans and leases	Consumer	Total
Allowance for loan losses:
Beginning balance	$20,205	$15	$71	$768	$5	$2	$1,509	$46	$22,621
Provision for loan losses:
ACI loans	(20,021)	9,421	741	8,548	3,241	6,985	3,773	—	12,688
Non-ACI loans	281	10,365	226	(41)	(4)	33	874	—	11,734
Non-covered loans	38	—	105	237	—	36	1,208	45	1,669

Total provision	(19,702)	19,786	1,072	8,744	3,237	7,054	5,855	45	26,091
Charge-offs:
ACI loans	—	—	(27)	(446)	(3,241)	(2,586)	(863)	—	(7,163)
Non-ACI loans	—	—	—	—	—	—	(29)	—	(29)
Non-covered loans	—	—	—	—	—	—	—	—	—

Total charge-offs	—	—	(27)	(446)	(3,241)	(2,586)	(892)	—	(7,192)
Recoveries	—	—	—	—	—	—	—	—	—

Ending balance	$503	$19,801	$1,116	$9,066	$1	$4,470	$6,472	$91	$41,520

        Increases (decreases) in the FDIC indemnification asset of $(5.8) million and $0.8 million were reflected in non-interest income for the three and six months ended June 30, 2011, and $12.4 million and $19.0 million for the three and six months ended June 30, 2010, respectively, related to the provision for loan losses on covered loans, including both ACI and non-ACI loans.

Non-ACI and non-covered loans:

        The tables below present information about non-ACI and non-covered impaired loans as of June 30, 2011 and December 31, 2010. Commercial and commercial real estate relationships on non-accrual status or with internal risk ratings of substandard or doubtful and with committed balances greater than or equal to $500,000 are individually evaluated for impairment and if determined to be impaired are reflected as impaired loans in the tables below. Also included in total impaired loans are loans that have been placed on non-accrual status, generally because they are 90 days or more delinquent, and loans that are 90 days or more delinquent and still accruing, for which impairment is

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 5 Loans and Allowance for Loan Losses (Continued)

measured collectively. These include 1-4 single family residential, home equity, smaller balance commercial and commercial real estate, and consumer loans (in thousands):

Non-ACI

	June 30, 2011
	Recorded Investment in Impaired Loans or Pools	Unpaid Principal Balance	Related Specific Allowance	Non-Accrual Loans
With no specific allowance recorded:
1-4 single family residential	$9,547	$11,914	$—	$9,405
Home equity loans and lines of credit	9,587	9,791	—	9,587
Commercial real estate	516	516	—	516
Multi-family	32	32	—	32
Commercial loans and leases	1,310	1,323	—	1,310
With a specific allowance recorded:
Commercial loans and leases	9,263	9,263	5,154	9,263
Total:
Residential	$19,134	$21,705	$—	$18,992
Commercial	11,121	11,134	5,154	11,121

	$30,255	$32,839	$5,154	$30,113

	December 31, 2010
	Recorded Investment in Impaired Loans or Pools	Unpaid Principal Balance	Related Specific Allowance	Non-Accrual Loans
With no specific allowance recorded:
1-4 single family residential	$9,585	$11,812	$—	$9,585
Home equity loans and lines of credit	10,817	11,056	—	10,817
Commercial real estate	75	75	—	75
Multi-family	200	200	—	200
Commercial loans and leases	1,886	2,061	—	1,886
With a specific allowance recorded:
Total:
Residential	$20,402	$22,868	$—	$20,402
Commercial	2,161	2,336	—	2,161

	$22,563	$25,204	$—	$22,563

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 5 Loans and Allowance for Loan Losses (Continued)

Non-Covered

	June 30, 2011
	Recorded Investment in Impaired Loans	Unpaid Principal Balance	Related Specific Allowance	Non-Accrual Loans
With no specific allowance recorded:
Construction	$3	$3	$—	$3
Land	332	332	—	332
Commercial loans and leases	3,255	3,255	—	3,255
With a specific allowance recorded	—	—	—	—

	$3,590	$3,590	$—	$3,590

	December 31, 2010
	Recorded Investment in Impaired Loans	Unpaid Principal Balance	Related Specific Allowance	Non-Accrual Loans
With no specific allowance recorded:
Commercial loans and leases	$3,211	$3,220	$—	$3,211
With a specific allowance recorded	—	—	—	—

	$3,211	$3,220	$—	$3,211

        At June 30, 2011, non-ACI loans contractually delinquent by 90 days or more and still accruing totaled $142,000. There were no non-covered loans contractually delinquent by 90 days or more and still accruing at June 30, 2011. There were no non-ACI or non-covered loans contractually delinquent by 90 days or more and still accruing at December 31, 2010.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 5 Loans and Allowance for Loan Losses (Continued)

        The following table presents the average recorded investment in non-ACI and non-covered impaired loans for the three and six months ended June 30, 2011 (in thousands):

	For the Three Months Ended June 30, 2011		For the Six Months Ended June 30, 2011
	Non-ACI	Non-Covered	Non-ACI	Non-Covered
	Average Recorded Investment (1)	Average Recorded Investment (1)	Average Recorded Investment (1)	Average Recorded Investment (1)
Residential:
1-4 single family residential	$9,133	$—	$9,566	$—
Home equity loans and lines of credit	10,325	—	10,202	—

Total	19,458	—	19,768	—
Commercial:
Multi-family	271	—	116	—
Commercial real estate	519	—	296	—
Construction	—	2	—	2
Land	—	332	—	166
Commercial loans and leases	10,644	3,275	6,230	3,233

Total	11,434	3,609	6,642	3,401
Consumer	—	—	—	—

	$30,892	$3,609	$26,410	$3,401

(1)
Interest income recognized on impaired loans after impairment was insignificant for the three and six months ended June 30, 2011.

        The following tables summarize the Company's non-ACI and non-covered loan portfolios by key indicators of credit quality as of June 30, 2011 and December 31, 2010. Amounts are net of unearned discounts and deferred fees and costs (in thousands):

Residential credit exposure, based on delinquency status:

	June 30, 2011		December 31, 2010
	1-4 single family residential	Home equity loans and lines of credit	1-4 single family residential	Home equity loans and lines of credit
Non-covered loans:
Current	$262,193	$2,318	$113,439	$2,255
Past due less than 90 days	2,172	—	—	—
Non-ACI loans:
Current	98,208	177,041	108,224	188,059
Past due less than 90 days	1,602	4,000	4,894	4,756
Past due 90 days or more	9,150	9,587	10,174	9,496

	$373,325	$192,946	$236,731	$204,566

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 5 Loans and Allowance for Loan Losses (Continued)

Consumer credit exposure, based on delinquency status:

	June 30, 2011	December 31, 2010
Non-covered loans:
Current	$3,836	$3,053
Past due less than 90 days	27	3

	$3,863	$3,056

Commercial credit exposure, based on internal risk rating:

	June 30, 2011
	Multi-family	Commercial real estate	Construction	Land	Commercial loans and leases
Non-covered loans:
Pass	$50,400	$154,880	$12,073	$3,842	$398,992
Special mention	625	3,736	—	—	1,512
Substandard	924	1,120	3	332	10,360
Doubtful	—	—	—	—	—
Non-ACI loans:
Pass	616	32,751	—	—	12,221
Special mention	21	286	—	—	3,674
Substandard	3,963	516	—	167	2,766
Doubtful	—	—	—	—	9,263

	$56,549	$193,289	$12,076	$4,341	$438,788

	December 31, 2010
	Multi-family	Commercial real estate	Construction	Land	Commercial loans and leases
Non-covered loans:
Pass	$32,730	$118,449	$8,582	$1,537	$244,478
Special mention	—	408	—	336	8,288
Substandard	1,541	—	—	—	4,336
Doubtful	—	—	—	—	6
Non-ACI loans:
Pass	789	33,306	—	—	12,590
Special mention	559	—	—	—	12,139
Substandard	4,166	563	—	170	3,812
Doubtful	—	—	—	—	—

	$39,785	$152,726	$8,582	$2,043	$285,649

        Management considers delinquency status to be the most meaningful indicator of the credit quality of one-to-four single family residential, home equity and consumer loans. Delinquency statistics are updated at least monthly. Internal risk ratings are considered the most meaningful indicator of credit quality for commercial and commercial real estate loans. Internal risk ratings are a key factor in

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 5 Loans and Allowance for Loan Losses (Continued)

identifying loans that are individually evaluated for impairment and impact management's estimates of loss factors used in determining the amount of the allowance for loan losses. Internal risk ratings are updated on a continuous basis. Relationships with balances in excess of $250 thousand are re-evaluated at least annually and more frequently if circumstances indicate that a change in risk rating may be warranted. Loans exhibiting potential credit weaknesses that deserve management's close attention and that if left uncorrected may result in deterioration of the repayment capacity of the borrower are categorized as special mention. Loans with well defined credit weaknesses including payment defaults, declining collateral values, frequent overdrafts, operating losses, increasing balance sheet leverage, inadequate cash flow, project cost overruns, unreasonable construction delays, past due real estate taxes or exhausted interest reserves are assigned an internal risk rating of substandard. A loan with a weakness so severe that collection in full is highly questionable or improbable will be assigned an internal risk rating of doubtful.

        The following table presents an aging of past due loans in the non-ACI and non-covered portfolios as of June 30, 2011 and December 31, 2010 (in thousands):

	June 30, 2011				December 31, 2010
	30-59 days past due	60-89 days past due	More than 90 days past due or in foreclosure	Total past due loans	30-59 days past due	60-89 days past due	More than 90 days past due or in foreclosure	Total past due loans
Non-covered loans:
1-4 single family residential	$2,172	$—	$—	$2,172	$—	$—	$—	$—
Commercial real estate	632	—	—	632	—	—	—	—
Construction	—	—	3	3	—	—	—	—
Land	—	332	—	332	—	—	—	—
Commercial loans and leases	329	91	1,003	1,423	605	—	95	700
Consumer	16	11	—	27	—	3	—	3

	3,149	434	1,006	4,589	605	3	95	703

Non-ACI loans:
1-4 single family residential	1,205	397	9,150	10,752	4,587	307	10,174	15,068
Home equity loans and lines of credit	3,116	884	9,587	13,587	2,677	2,079	9,496	14,252
Multi-family	—	—	198	198	—	—	200	200
Commercial real estate	—	—	446	446	—	—	75	75
Commercial loans and leases	9,181	199	653	10,033	538	1,004	578	2,120

	13,502	1,480	20,034	35,016	7,802	3,390	20,523	31,715

	$16,651	$1,914	$21,040	$39,605	$8,407	$3,393	$20,618	$32,418

ACI Loans:

        The accretable yield on ACI loans represents the amount by which undiscounted expected future cash flows exceeds carrying value. Changes in the accretable yield on ACI loans for the six months ended June 30, 2011 and the year ended December 31, 2010 were as follows (in thousands):

Balance, December 31, 2009	$1,734,233
Reclassifications from non-accretable difference	487,718
Accretion	(387,977)

Balance, December 31, 2010	1,833,974
Reclassifications from non-accretable difference	64,058
Accretion	(209,981)

Balance, June 30, 2011	$1,688,051

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 5 Loans and Allowance for Loan Losses (Continued)

        ACI loans or loan pools are considered to be impaired when there has been further deterioration in the cash flows expected at acquisition plus any additional cash flows expected to be collected arising from changes in estimates after acquisition, other than due to decreases in interest rate indices and changes in prepayment assumptions. Discount continues to be accreted on ACI loans or pools as long as there are expected future cash flows in excess of the current carrying amount; therefore, these loans are not classified as non-accrual even though they may be contractually delinquent. ACI 1-4 single family residential and home equity loans accounted for in pools are evaluated for impairment on a pool basis and the amount of any impairment is measured based on the expected aggregate cash flows of the pools. ACI commercial and commercial real estate loans are evaluated individually for impairment.

        The tables below set forth at June 30, 2011 and December 31, 2010, the carrying amount of ACI loans or pools for which the Company has determined it is probable that it will be unable to collect all the cash flows expected at acquisition plus additional cash flows expected to be collected arising from changes in estimates after acquisition, if any, as well as ACI loans not accounted for in pools that have been modified in a troubled debt restructuring, and the related allowance amounts (in thousands):

ACI

	June 30, 2011
	Recorded Investment in Impaired Loans or Pools	Unpaid Principal Balance	Related Allowance
With no specific allowance recorded:
Commercial real estate	$809	$1,200	$—
Commercial loans and leases	—	—	—
With a specific allowance recorded:
1-4 single family residential	—	—	—
Home equity loans and lines of credit	72,986	154,138	3,689
Multi-family	24,880	36,489	3,257
Commercial real estate	62,330	83,901	14,204
Construction	4,035	13,022	1,486
Land	18,107	23,256	3,116
Commercial loans and leases	20,791	23,361	4,224
Total:
Residential	$72,986	$154,138	$3,689
Commercial	130,952	181,229	26,287

	$203,938	$335,367	$29,976

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 5 Loans and Allowance for Loan Losses (Continued)

	December 31, 2010
	Recorded Investment in Impaired Loans or Pools	Unpaid Principal Balance	Related Allowance
With no specific allowance recorded:
Construction	$35	$230	$—
Land	346	400	—
Commercial loans and leases	846	1,582	—
With a specific allowance recorded:
1-4 single family residential	—	—	—
Home equity loans and lines of credit	80,091	165,563	18,488
Multi-family	51,932	77,536	5,701
Commercial real estate	57,116	77,798	5,795
Construction	4,204	3,833	1,017
Land	35,554	46,536	3,874
Commercial loans and leases	32,006	33,460	5,050
Total:
Residential	$80,091	$165,563	$18,488
Commercial	182,039	241,375	21,437

	$262,130	$406,938	$39,925

        Included in the tables above are ACI commercial and commercial real estate credit relationships that were the subject of troubled debt restructurings. Troubled debt restructurings included five relationships with an aggregate carrying amount of $4.1 million at June 30, 2011 and three relationships with an aggregate carrying amount of $2.4 million at December 31, 2010.

        The following tables summarize the Company's ACI loan portfolio by key indicators of credit quality as of June 30, 2011 and December 31, 2010 (in thousands):

	June 30, 2011		December 31, 2010
	1-4 single family residential	Home equity loans and lines of credit	1-4 single family residential	Home equity loans and lines of credit
ACI loans:
Current	$1,473,709	$67,924	$1,647,238	$76,842
Past due less than 90 days	103,266	2,903	127,155	4,919
Past due 90 days or more	473,124	16,058	646,623	16,838

	$2,050,099	$86,885	$2,421,016	$98,599

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 5 Loans and Allowance for Loan Losses (Continued)

Consumer credit exposure, based on delinquency status:

	June 30, 2011	December 31, 2010
ACI loans:
Current	$3,423	$4,320
Past due less than 90 days	9	44
Past due 90 days or more	231	39

	$3,663	$4,403

Commercial credit exposure, based on internal risk rating:

	June 30, 2011
	Multi-family	Commercial real estate	Construction	Land	Commercial loans and leases
ACI loans:
Pass	$21,233	$140,625	$1,199	$15,194	$13,245
Special mention	14,201	28,932	—	4,664	2,715
Substandard	29,530	107,738	3,960	17,577	15,831
Doubtful	—	—	—	—	540

	$64,964	$277,295	$5,159	$37,435	$32,331

	December 31, 2010
	Multi-family	Commercial real estate	Construction	Land	Commercial loans and leases
ACI loans:
Pass	$42,749	$190,875	$586	$14,862	$27,573
Special mention	1,207	22,566	183	6,092	5,423
Substandard	29,059	85,623	7,498	27,250	16,719
Doubtful	—	4	—	47	16

	$73,015	$299,068	$8,267	$48,251	$49,731

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 5 Loans and Allowance for Loan Losses (Continued)

        The following table presents an aging of past due loans in the ACI portfolio as of June 30, 2011 and December 31, 2010 (in thousands):

	30-59 days past due	60-89 days past due	More than 90 days past due or in foreclosure	Total past due loans	30-59 days past due	60-89 days past due	More than 90 days past due or in foreclosure	Total past due loans
ACI loans:
1-4 single family residential	$75,988	$27,278	$473,124	$576,390	$91,470	$35,685	$646,623	$773,778
Home equity loans and lines of credit	2,451	452	16,058	18,961	3,060	1,859	16,838	21,757
Multi-family	49	45	13,852	13,946	2,218	2,197	11,008	15,423
Commercial real estate	487	2,841	20,238	23,566	5,981	2,705	13,724	22,410
Construction	—	—	2,431	2,431	—	—	6,429	6,429
Land	2,434	—	7,833	10,267	366	—	16,378	16,744
Commercial loans and leases	219	831	7,912	8,962	181	—	6,625	6,806
Consumer	9	—	231	240	29	15	39	83

	$81,637	$31,447	$541,679	$654,763	$103,305	$42,461	$717,664	$863,430

        1-4 single family residential and home equity ACI loans that are contractually delinquent by more than 90 days and accounted for in pools that are on accrual status because discount continues to be accreted totaled $0.5 billion and $0.7 billion at June 30, 2011 and December 31, 2010, respectively. The carrying amount of commercial and commercial real estate ACI loans that are contractually delinquent in excess of ninety days but still classified as accruing loans due to discount accretion totaled $52.5 million and $54.2 million at June 30, 2011 and December 31, 2010, respectively.

Note 6 FDIC Indemnification Asset

        The FDIC indemnification asset represents the present value of estimated future payments to be received from the FDIC under the terms of BankUnited's loss sharing agreements with the FDIC.

        When the Company recognizes gains or losses related to covered assets in its consolidated financial statements, changes in the estimated amount recoverable from the FDIC under the loss sharing agreements with respect to those gains or losses are also reflected in the consolidated financial statements. Covered loans may be resolved through repayment, short sale of the underlying collateral, foreclosure or, for the non-residential portfolio, charge-off, or by sale of the loans. For loans resolved through repayment, short sale or foreclosure, the difference between consideration received in satisfaction of the loans and the carrying value of the loans is recognized in the statement of operations line item "Income (loss) from resolution of covered assets, net." Losses from the resolution or permanent modification of covered loans increase the amount recoverable from the FDIC under the loss sharing agreements. Gains from the resolution of covered loans reduce the amount recoverable from the FDIC under the loss sharing agreements. Similarly, differences in proceeds received on disposition of OREO and the carrying amount of the OREO result in gains or losses and reduce or increase the amount recoverable from the FDIC under the loss sharing agreements. Increases in valuation allowances related to covered assets also increase the amount estimated to be recoverable from the FDIC. These additions to or reductions in amounts recoverable from the FDIC related to the resolution of covered assets are recorded in the income statement line item "Net gain (loss) on

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 6 FDIC Indemnification Asset (Continued)

indemnification asset" and reflected as corresponding increases or decreases in the FDIC indemnification asset.

        The following table summarizes the components of the gains and losses associated with covered assets, plus the provision for loan losses on non-covered loans, along with the related additions to or reductions in the amounts recoverable from the FDIC under the loss sharing agreements, as reflected in the consolidated statements of operations for the three and six months ended June 30, 2011 and 2010 (in thousands):

	Three Months Ended June 30, 2011			Three Months Ended June 30, 2010
	Transaction Income (Loss)	Net Gain (Loss) on Indemnification Asset	Net Impact on Pre-tax Earnings	Transaction Income (Loss)	Net Gain (Loss) on Indemnification Asset	Net Impact on Pre-tax Earnings
Provision for losses on covered loans	$6,443	$(5,807)	$636	$(16,738)	$12,381	$(4,357)
Provision for losses on non-covered loans	(3,551)	—	(3,551)	(1,170)	—	(1,170)

Total provision for loan losses	2,892	(5,807)	(2,915)	(17,908)	12,381	(5,527)

Income (loss) from resolution of covered assets, net	3,076	1,051	4,127	58,593	(42,176)	16,417

Gain (loss) on sale of OREO	(12,264)	9,445	(2,819)	1,693	(1,284)	409
Impairment of OREO	(8,187)	6,623	(1,564)	(5,063)	4,129	(934)

Net OREO gain (loss)	(20,451)	16,068	(4,383)	(3,370)	2,845	(525)

Total	$(14,483)	$11,312	$(3,171)	$37,315	$(26,950)	$10,365

	Six Months Ended June 30, 2011			Six Months Ended June 30, 2010
	Transaction Income (Loss)	Net Gain (Loss) on Indemnification Asset	Net Impact on Pre-tax Earnings	Transaction Income (Loss)	Net Gain (Loss) on Indemnification Asset	Net Impact on Pre-tax Earnings
Provision for losses on covered loans	$(3,574)	$832	$(2,742)	$(24,422)	$18,991	$(5,431)
Provision for losses on non-covered loans	(4,990)	—	(4,990)	(1,669)	—	(1,669)

Total provision for loan losses	(8,564)	832	(7,732)	(26,091)	18,991	(7,100)

Income (loss) from resolution of covered assets, net	2,366	4,154	6,520	94,990	(71,579)	23,411

Gain (loss) on sale of OREO	(24,474)	18,388	(6,086)	3,167	(2,196)	971
Impairment of OREO	(17,786)	14,260	(3,526)	(5,901)	4,799	(1,102)

Net OREO gain (loss)	(42,260)	32,648	(9,612)	(2,734)	2,603	(131)

Total	$(48,458)	$37,634	$(10,824)	$66,165	$(49,985)	$16,180

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 6 FDIC Indemnification Asset (Continued)

        Changes in the FDIC indemnification asset for the six months ended June 30, 2011 and the year ended December 31, 2010 were as follows (in thousands):

	Six Months Ended June 30, 2011	Year Ended December 31, 2010
Balance, beginning of period	$2,667,401	$3,279,165
Accretion	34,443	134,703
Reduction for claims filed	(486,558)	(764,203)
Net gain (loss) on indemnification asset	37,634	17,736

Balance, end of period	$2,252,920	$2,667,401

        Under the terms of the loss sharing agreements, the Company is also entitled to reimbursement from the FDIC for certain expenses related to covered assets upon final resolution of those assets. For the six months ended June 30, 2011 and 2010, non-interest expense includes approximately $17.5 million and $28.3 million, respectively, of disbursements subject to reimbursement at the 80% level under the loss sharing agreements. For the six months ended June 30, 2011 and 2010, claims of $18.7 million and $14.3 million, respectively, were submitted to the FDIC for reimbursement. As of June 30, 2011, $22.6 million of disbursements remain to be submitted for reimbursement from the FDIC in future periods as the related covered assets are resolved.

Note 7 Income Taxes

        The Company's effective income tax rate for the six months ended June 30, 2011 differs from the statutory federal income tax rate primarily due to the impact of $110.4 million in compensation expense related to Profits Interest Units as further described in Note 10. This expense is not deductible for income tax purposes. Additionally, during the six months ended June 30, 2011, the Company recorded a provision related to uncertain state income tax positions of approximately $7.6 million, including estimated interest and penalties. For the three months ended June 30, 2011 and the three and six months ended June 30, 2010, the Company's effective income tax rate differs from the statutory federal income tax rate primarily due to state income taxes and compensation expense related to equity-based compensation.

Note 8 Derivatives and Hedging Activities

        The Company uses interest rate swaps to manage interest rate risk related to FHLB advances and certificates of deposit with maturities of one year, which expose the Company to variability in cash flows due to changes in interest rates. The Company enters into LIBOR-based interest rate swaps that are designated as cash flow hedges with the objective of limiting the variability of interest payment cash flows resulting from changes in the benchmark interest rate LIBOR. The effective portion of changes in the fair value of interest rate swaps designated as cash flow hedging instruments is reported in accumulated other comprehensive income ("AOCI") and subsequently reclassified into interest expense in the same period in which the related interest on the floating-rate debt obligations affects earnings. The Company may be exposed to credit risk in the event of nonperformance by the counterparties to its interest rate swap agreements. The Company manages this risk by entering into interest rate swaps

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 8 Derivatives and Hedging Activities (Continued)

only with primary dealers, the use of ISDA master agreements, credit approvals, counterparty limits and monitoring procedures and does not currently anticipate any losses from failure of counterparties to honor their obligations.

        The Company also enters into interest rate swaps with certain of its borrowers to enable those borrowers to manage their exposure to interest rate fluctuations. To mitigate interest rate risk associated with these derivative contracts, the Company enters into offsetting derivative contract positions with financial institution counterparties. The Company manages credit risk, or the risk of default by its borrowers, though its normal loan underwriting and credit monitoring policies and procedures. These interest rate swap contracts are not designated as hedging instruments; therefore, changes in the fair value of these derivatives are recognized immediately in earnings.

        The following tables set forth certain information concerning the Company's interest rate contract derivative financial instruments and related hedged items at June 30, 2011 and December 31, 2010 (dollars in thousands):

	June 30, 2011
							Fair value
				Remaining Life in Years	Notional Amount	Balance Sheet Location
	Hedged Item	Pay Rate	Receive Rate				Asset	Liability
Derivatives designated as cash flow hedges
Pay-fixed interest rate swaps	Variability of interest cash flows on certificates of deposit	3.11%	12-Month Libor	4.4	$225,000	Other liabilities	$—	$(13,822)
Purchased interest rate forward-starting swaps	Variability of interest cash flows on FHLB advances	3.42%-3.76%	3-Month Libor	3.9 - 5.8	405,000	Other liabilities	—	(35,366)
Derivatives not designated as hedges
Pay-fixed interest rate swaps		3.68%-5.49%	1-Month Libor less .69% to + 2.25%	4.2 - 4.5	17,227	Other assets	306	—
Pay-variable interest rate swaps		1-Month Libor less .69% to + 2.25%	3.68%-5.49%	4.2 - 4.5	17,227	Other liabilities	—	(306)

Total					$664,454		$306	$(49,494)

	December 31, 2010
							Fair value
				Remaining Life in Years	Notional Amount	Balance Sheet Location
	Hedged Item	Pay Rate	Receive Rate				Asset	Liability
Derivatives designated as cash flow hedges
Pay-fixed interest rate swaps	Variability of interest cash flows on certificates of deposit	3.11%	12-Month Libor	4.9	$225,000	Other liabilities	$—	$(10,872)
Purchased interest rate forward-starting swaps	Variability of interest cash flows on FHLB advances	3.42%-3.76%	3-Month Libor	4.4 - 6.3	405,000	Other liabilities	—	(31,625)
Derivatives not designated as hedges
Pay-fixed interest rate swaps		3.68%-5.49%	1-Month Libor less .69% to + 2.25%	4.7 - 5.0	17,304	Other assets	132	—
Pay-variable interest rate swaps		1-Month Libor less .69% to + 2.25%	3.68%-5.49%	4.7 - 5.0	17,304	Other liabilities	—	(132)

Total					$664,608		$132	$(42,629)

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 8 Derivatives and Hedging Activities (Continued)

        The following table provides information about gains and losses recognized, included in interest expense in the accompanying consolidated statements of operations, related to interest rate contract derivative instruments designated as cash flow hedges for the three and six months ended June 30, 2011 and 2010 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Amount of gain (loss) in AOCI, net of tax (effective portion)	$(26,692)	$(26,419)	$(26,692)	$(26,419)

Amount of gain (loss) reclassified from AOCI into income (effective portion)	$(4,767)	$(3,390)	$(9,469)	$(4,433)

Amount of gain (loss) recognized in income (ineffective portion)	$—	$—	$427	$(279)

        Following is a summary of the changes in the component of accumulated other comprehensive income related to these derivatives (in thousands):

	Six Months Ended June 30,
	2011	2010
Balance, beginning of period	$(23,931)	$(1,292)
Unrealized (gain) loss on cash flow hedges	(4,496)	(40,909)
Tax effect	1,735	15,782

Net of tax	(2,761)	(25,127)

Balance, end of period	$(26,692)	$(26,419)

        During the six months ended June 30, 2011 and 2010, no derivative positions designated as cash flow hedges were discontinued, and none of the gains and losses reported in AOCI were reclassified into earnings as a result of the discontinuance of cash flow hedges or because of the early extinguishment of debt.

        The Company enters into commitments to fund residential mortgage loans with the intention that these loans will subsequently be sold into the secondary market. A mortgage loan commitment binds the Company to lend funds to a potential borrower at a specified interest rate within a specified period of time, generally 30 to 90 days. These commitments are considered derivative instruments. The notional amount of outstanding mortgage loan commitment derivatives was $5.8 million and $6.4 million at June 30, 2011 and December 31, 2010, respectively. Outstanding derivative loan commitments expose the Company to the risk that the price of the loans arising from exercise of the commitments might decline from inception of the commitment to funding of the loan. To protect against the price risk inherent in derivative loan commitments, the Company utilizes "best efforts" forward loan sale commitments. Under a "best efforts" contract, the Company commits to deliver an individual mortgage loan to an investor if the loan to the underlying borrower closes. Generally, the price the investor will pay the Company for a loan is specified prior to the loan being funded. These commitments are considered derivative instruments once the underlying loans are funded. All of the Company's loans held for sale at June 30, 2011 and December 31, 2010 were subject to forward sale commitments. The notional amount of forward loan sale commitment derivatives was $1.2 million and

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 8 Derivatives and Hedging Activities (Continued)

$2.7 million at June 30, 2011 and December 31, 2010, respectively. The fair value of derivative loan commitments and forward sale commitments was insignificant at June 30, 2011 and December 31, 2010.

Note 9 Stockholders' Equity

        On February 2, 2011, the Company closed an initial public offering ("IPO") of 33,350,000 shares of common stock at $27.00 per share. In the offering, the Company sold 4,000,000 shares and selling stockholders sold 29,350,000 shares. Proceeds received by the Company on the sale of the 4,000,000 shares amounted to $102.6 million, net of underwriting discounts. The Company incurred direct costs of the stock issuance of $4.0 million, which were charged to paid-in capital. Prior to the IPO, BankUnited, Inc. was a wholly owned subsidiary of BU Financial Holdings LLC ("BUFH"), a Delaware limited liability company. Immediately prior to the completion of the offering, a reorganization was effected in accordance with BUFH's LLC agreement, pursuant to which all equity interests in the Company were distributed to the members of BUFH and BUFH was liquidated.

        Effective January 10, 2011, the Board of Directors authorized a 10-for-1 split of the Company's outstanding common shares. Stockholders' equity has been retroactively adjusted to give effect to this stock split for all periods presented by reclassifying from paid-in capital to common stock the par value of the additional shares issued. All share and per share data have been retroactively restated for all periods presented to reflect this stock split.

Note 10 Equity Based Compensation

  Profits Interest Units of BUFH

        Prior to the consummation of the IPO, BUFH had a class of authorized membership interests identified as Profits Interest Units ("PIUs"). PIUs were awarded to management members of the Company who owned common units of BUFH and entitled the holders to share in distributions from BUFH after investors in BUFH received certain returns on their investment. The PIUs were divided equally into time-based and IRR-based PIUs. Time-based PIUs generally vested in equal annual installments over a period of three years from the grant date. Based on their settlement provisions, the PIUs were classified as liabilities. Compensation expense related to the time-based PIUs was measured based on their estimated fair values and recognized in earnings over the vesting period. The related liability was reflected in the consolidated balance sheet of the Company as a liability to BUFH.

        In accordance with a resolution approved by the BUFH Board of Directors, immediately prior to consummation of the IPO of the Company's common stock, the IRR-based PIUs became fully vested. In conjunction with the IPO, the time-based and IRR-based PIUs outstanding were exchanged for 1,931,745 unvested shares and 3,863,491 unvested shares of the Company's common stock, 3,023,314 vested stock options and 1,511,656 unvested stock options. The vested and unvested shares and vested stock options participate in dividends declared on the Company's common stock on a one-for-one basis. The unvested stock options issued in exchange for PIUs participate on a one-for-one basis in dividends declared on common stock until they vest. In conjunction with the IPO, the Company recorded approximately $110.4 million in compensation expense related to the exchange and the vesting of the IRR-based PIUs. This expense, which is not deductible for tax purposes, resulted in an offsetting increase in paid-in capital. Compensation expense of $7.0 million and $10.6 million was recognized for the three and six months ended June 30, 2010, respectively, related to time-based PIUs.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 10 Equity Based Compensation (Continued)

  Equity Based Compensation

        On March 11, 2011 the Board of Directors granted 265,840 shares of unvested stock under the BankUnited 2010 Omnibus Equity Incentive Plan (the "2010 Plan"). The shares granted were valued at $28.05 per share, representing the closing price of the Company's common stock on the date of grant, for a total of $7.5 million. On May 18, 2011, the Board of Directors granted an additional 17,250 shares of unvested stock under the 2010 Plan. These shares were valued at $27.00 per share, representing the closing price of the Company's common stock on the date of grant, for a total of $465.8 thousand. The shares vest in equal annual installments over a period of three years. Unvested shares participate in dividends declared on the Company's common stock on a one-for-one basis.

        In addition to compensation expense recorded in conjunction with the IPO and PIUs discussed above, the Company recorded a total of $9.4 million and $15.8 million of stock based compensation expense during the three and six months ended June 30, 2011 and $317.9 thousand and $532.9 thousand during the three and six months ended June 30, 2010, respectively.

Note 11 Fair Value Measurements

  Assets and liabilities measured at fair value on a recurring basis

        Following is a description of the methodologies used to estimate the fair values of assets and liabilities measured at fair value on a recurring basis, and the level within the fair value hierarchy in which those measurements are typically classified.

        Investment securities available for sale—Fair value measurements are based on quoted prices in active markets when available; these measurements are classified within Level 1 of the fair value hierarchy. These securities typically include U.S. treasury securities, preferred stock of U.S. government agencies and certain mutual funds. If quoted market prices in active markets are not available, fair values are estimated using quoted prices of securities with similar characteristics, quoted prices of identical securities in inactive markets, discounted cash flow techniques, or matrix pricing models. Investment securities available for sale that are generally classified within Level 2 of the fair value hierarchy include U.S. government agency mortgage-backed securities, preferred stock of issuers other than U.S. government agencies, certain nonmortgage asset backed securities, state and municipal obligations and U.S. Small Business Administration securities. Observable inputs that may impact the valuation of these securities include benchmark yield curves, reported trades, dealer quotes, issuer spreads, current rating, constant default rates and constant prepayment rates. Investment securities available for sale generally classified within Level 3 of the fair value hierarchy include private label mortgage backed securities, Re-Remics, certain nonmortgage asset backed securities and other debt securities. The Company typically values these securities using internally developed or third party proprietary pricing models, primarily discounted cash flow valuation techniques, which incorporate both observable and unobservable inputs. Unobservable inputs that may impact the valuation of these securities include risk adjusted discount rates, projected prepayment rates, projected default rates and projected loss severity.

        Derivative financial instruments—Interest rate swaps are predominantly traded in over-the-counter markets and, as such, values are determined using widely accepted discounted cash flow modeling techniques. These discounted cash flow models use projections of future cash payments and receipts that are discounted at mid-market rates. Observable inputs that may impact the valuation of these instruments include LIBOR swap rates, LIBOR forward yield curves and counterparty credit risk

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 11 Fair Value Measurements (Continued)

spreads. These fair value measurements are generally classified within level 2 in the fair value hierarchy. Loan commitment derivatives are priced based on a bid pricing convention adjusted based on the Company's historical fallout rates. Fallout rates are a significant unobservable input; therefore, these fair value measurements are classified within level 3 of the fair value hierarchy. The value of these derivatives is generally not significant.

        Profits interest units—The fair value of profits interest units outstanding prior to the IPO was historically estimated using the Black-Scholes option pricing model. Since the Company's common stock historically was not traded on an exchange, significant inputs to the model including estimated volatility, equity value per share, estimated dividend yield and expected life were unobservable; therefore this fair value measurement was classified within level 3 of the fair value hierarchy. None of these instruments remain outstanding at June 30, 2011.

        FDIC warrant—The fair value of the FDIC warrant was historically estimated using binomial and Monte Carlo simulation models that incorporated significant unobservable inputs as to equity value per share, estimated volatility, expected life, and dividend yield. This fair value estimate was classified within level 3 of the fair value hierarchy. The warrant was redeemed in February, 2011.

        The following table presents assets and liabilities measured at fair value on a recurring basis as of June 30, 2011 and December 31, 2010 (in thousands):

	June 30, 2011
	Level 1	Level 2	Level 3	Total
Investment Securities Available for Sale:
U.S. Government agency and sponsored enterprise residential mortgage-backed securities	$—	$1,730,349	$—	$1,730,349
Resecuritized real estate mortgage investment conduits ("Re-Remics")	—	—	527,594	527,594
Private label residential mortgage backed securities and CMO's	—	—	353,235	353,235
Private label commercial mortgage backed securities			64,778	64,778
Non mortgage asset-backed securities	—	307,146	221,352	528,498
Mutual funds and preferred stocks	43,230	207,338	—	250,568
State and municipal obligations	—	24,227	—	24,227
Small business administration securities	—	282,349	—	282,349
Other debt securities	—	3,259	4,511	7,770
Derivative assets	—	306	—	306

Total assets at fair value	$43,230	$2,554,974	$1,171,470	$3,769,674

Derivative liabilities	—	49,494	29	49,523

Total liabilities at fair value	$—	$49,494	$29	$49,523

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 11 Fair Value Measurements (Continued)

	December 31, 2010
	Level 1	Level 2	Level 3	Total
Investment Securities Available for Sale:
U.S. Government agency and sponsored enterprise residential mortgage-backed securities	$—	$1,290,910	$—	$1,290,910
Resecuritized real estate mortgage investment conduits ("Re-Remics")	—	—	612,631	612,631
Private label residential mortgage backed securities and CMO's	—	—	382,920	382,920
Non mortgage asset-backed securities	—	278,384	130,610	408,994
Mutual funds and preferred stocks	40,269	98,266	—	138,535
State and municipal obligations	—	22,960	—	22,960
Small business administration securities	—	62,891	—	62,891
Other debt securities	—	2,818	3,943	6,761
Derivative assets	—	132	—	132

Total assets at fair value	$40,269	$1,756,361	$1,130,104	$2,926,734

FDIC warrant	$—	$—	$25,000	$25,000
Liability for PIUs	—	—	44,964	44,964
Derivative liabilities	—	42,629	78	42,707

Total liabilities at fair value	$—	$42,629	$70,042	$112,671

        The following tables reconciles changes in the fair value of assets and liabilities measured at fair value on a recurring basis and classified in Level 3 of the fair value hierarchy for the three months and six months ended June 30, 2011 and 2010 (in thousands):

	Three Months Ended June 30, 2011
	Re-Remics	Private Label Mortgage Backed Securities	Private Label Commercial Nonmortgage- Backed Securities	Non Mortgage Asset-Backed Securities	Other Debt Securities	Derivative Liabilities
Balance, beginning of period	$565,641	$361,848	$—	$175,232	$4,528	$(34)
Gains (losses) for the period included in:
Net income	—	—	—	—	—	5
Other comprehensive income	(2,900)	(1,305)	—	2,584	(8)	—
Purchases or issuances	—	9,390	64,778	48,450	—	—
Sales	—	—	—	—	—	—
Settlements	(35,147)	(16,698)	—	(4,914)	(9)	—
Transfers into (out of) Level 3	—	—	—	—	—	—

Balance, end of period	$527,594	$353,235	$64,778	$221,352	$4,511	$(29)

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 11 Fair Value Measurements (Continued)

	Three Months Ended June 30, 2010
	Re-Remics	Private Label Mortgage Backed Securities	Non Mortgage Asset-Backed Securities	Other Debt Securities	Liability for PIUs
Balance, beginning of period	$593,156	$406,194	$50,000	$4,338	$(12,392)
Gains (losses) for the period included in:
Net income	—	—	—	—	(7,039)
Other comprehensive income	3,987	6,074	(294)	(7)	—
Purchases or issuances	176,416	30,566	86,946	—	—
Sales	—	—	—	—	—
Settlements	(29,448)	(13,801)	(4,315)	7	—
Transfers into (out of) Level 3	—	—	—	—	—

Balance, end of period	$744,111	$429,033	$132,337	$4,338	$(19,431)

	Six Months Ended June 30, 2011
	Re-Remics	Private Label Mortgage Backed Securities	Private Label Commercial Nonmortgage- Backed Securities	Non Mortgage Asset-Backed Securities	Other Debt Securities	FDIC Warrant	Liability for PIUs	Derivative Liabilities
Balance, beginning of period	$612,631	$382,920	$—	$130,610	$3,943	$(25,000)	$(44,964)	$(78)
Gains (losses) for the period included in:
Net income	—	—	—	—	—	—	—	49
Other comprehensive income	(4,761)	(7,772)	—	3,678	568	—	—	—
Purchases or issuances	—	9,390	64,778	95,108	—	—	—	—
Sales	—	—	—	—	—	—	—	—
Settlements	(80,276)	(31,303)	—	(8,044)	—	25,000	44,964	—
Transfers into (out of) Level 3	—	—	—	—	—	—	—	—

Balance, end of period	$527,594	$353,235	$64,778	$221,352	$4,511	$—	$—	$(29)

	Six Months Ended June 30, 2010
	Re-Remics	Private Label Mortgage Backed Securities	Non Mortgage Asset-Backed Securities	Other Debt Securities	FDIC Warrant	Liability for PIUs
Balance, beginning of period	$475,003	$366,508	$30,000	$3,528	$(3,168)	$(8,793)
Gains (losses) for the period included in:
Net income	—	—	—	—	(3,205)	(10,638)
Other comprehensive income	7,575	13,439	(294)	793	—	—
Purchases or issuances	325,543	80,566	106,946	—	—	—
Sales	—	—	—	—	—	—
Settlements	(64,010)	(31,480)	(4,315)	17	—	—
Transfers into (out of) Level 3	—	—	—	—	—	—

Balance, end of period	$744,111	$429,033	$132,337	$4,338	$(6,373)	$(19,431)

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 11 Fair Value Measurements (Continued)

        Changes in the fair value of the FDIC warrant and derivative liabilities are included in the statement of operations line item "Other non-interest expense". Changes in the fair value of the liability for PIUs are included in the consolidated statement of operations line item "Employee compensation and benefits".

  Assets and liabilities measured at fair value on a non-recurring basis

        Following is a description of the methodologies used to estimate the fair values of assets and liabilities measured at fair value on a non-recurring basis, and the level within the fair value hierarchy in which those measurements are typically classified.

        Collateral dependent impaired loans and OREO—The carrying amount of real estate collateral dependent impaired loans is based on the fair value of the underlying real estate less estimated costs to sell. The carrying value of OREO is initially measured based on the fair value of the real estate acquired in foreclosure and subsequently adjusted to the lower of cost or estimated fair value, less estimated cost to sell. Fair values are typically based on real estate appraisals which utilize market and income approaches to valuation incorporating both observable and unobservable inputs. When current appraisals are not available, the Company may use brokers' price opinions, home price indices, or other available information about changes in real estate market conditions to adjust the latest appraised value available. These adjustments to appraised values may be subjective and involve significant management judgment. Fair value measurements related to collateral dependent impaired loans and OREO are classified within level 3 of the fair value hierarchy.

        The following table presents assets for which nonrecurring changes in fair value have been recorded for the six months ended June 30, 2011 and 2010 (in thousands):

					Gains (Losses) from Fair Value Changes
	June 30, 2011				Three Months Ended	Six Months Ended
	Level 1	Level 2	Level 3	Total	June 30, 2011
Other real estate owned	$—	$—	$141,723	$141,723	$(8,187)	$(17,786)

					Gains (Losses) from Fair Value Changes
	June 30, 2010				Three Months Ended	Six Months Ended
	Level 1	Level 2	Level 3	Total	June 30, 2010
Other real estate owned	$—	$—	$163,222	$163,222	$(5,063)	$(5,901)

        The Company did not have any impaired loans whose carrying amounts were measured based on the fair value of underlying collateral at June 30, 2011 or 2010.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 11 Fair Value Measurements (Continued)

        The following table presents the carrying value and fair value of financial instruments as of June 30, 2011 and December 31, 2010 (in thousands):

	June 30, 2011		December 31, 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Cash and cash equivalents	$343,759	$343,759	$564,774	$564,774
Investment securities available for sale	3,769,368	3,769,368	2,926,602	2,926,602
Federal Home Loan Bank stock	182,639	182,639	217,408	217,408
Loans held for sale	1,152	1,142	2,659	2,674
Loans, net:
Covered	2,877,538	3,201,941	3,343,838	3,521,204
Non-covered	884,088	898,804	532,019	537,840
FDIC Indemnification asset	2,252,920	2,155,334	2,667,401	2,632,992
Income tax receivable	12,584	12,584	10,862	10,862
Accrued interest receivable	15,681	15,681	12,013	12,013
Derivative assets	306	306	132	132
Liabilities:
Deposits	$6,824,649	$6,853,343	$7,163,728	$7,202,975
Securities sold under agreements to repurchase	2,165	2,165	492	492
Federal Home Loan Bank advances	2,245,744	2,343,832	2,255,200	2,344,263
Accrued interest payable	8,516	8,516	8,425	8,425
Advance payments by borrowers for taxes and insurance	38,636	38,636	22,563	22,563
FDIC warrant	—	—	25,000	25,000
Liability for PIUs	—	—	44,964	44,964
Derivative liabilities	49,523	49,523	42,707	42,707

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments, other than those described above:

        The carrying amounts of certain financial instruments approximate fair value due to their short-term nature and generally negligible credit risk. These financial instruments include cash and cash equivalents, income tax receivable, accrued interest receivable, securities sold under agreements to repurchase, accrued interest payable, income taxes payable and advance payments by borrowers for taxes and insurance.

  Federal Home Loan Bank stock:

        There is no market for this stock, which can be liquidated only by redemption by the FHLB. The stock is carried at par, which has historically represented the redemption price and is therefore considered to approximate fair value. FHLB stock is evaluated quarterly for potential impairment.

  Loans held for sale:

        The fair value of loans held for sale is based on pricing available in the secondary market.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 11 Fair Value Measurements (Continued)

  Covered loans:

        Fair values are estimated based on a discounted cash flow analysis. Estimates of future cash flows incorporate various factors that may include the type of loan and related collateral, collateral values, estimated default probability and loss severity given default, internal risk rating, whether the interest rate is fixed or variable, term of loan, whether or not the loan is amortizing and loan specific net realizable value analyses for certain commercial and commercial real estate loans. The fair values of loans accounted for in pools are estimated on a pool basis. Other loans may be grouped based on risk characteristics and fair value estimated in the aggregate when applying discounted cash flow valuation techniques. Discount rates are based on current market rates for new originations of comparable loans adjusted for liquidity and credit risk premiums that the Company believes would be required by market participants.

  Non-covered loans:

        Fair values are estimated using a discounted cash flow analysis with a discount rate based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The allowance for loan losses is considered a reasonable estimate of the required adjustment to fair value to reflect the impact of credit risk. This estimate may not represent an exit value as defined in ASC 820.

  FDIC indemnification asset:

        The fair value of the FDIC indemnification asset has been estimated using a discounted cash flow technique incorporating assumptions about the timing and amount of future projected cash payments from the FDIC related to the resolution of covered assets. The factors that impact estimates of future cash flows are similar to those impacting estimated cash flows from covered loans described above. The discount rate is determined by adjusting the risk free rate to incorporate credit risk, uncertainty in the estimate of the timing and amount of future cash flows and illiquidity.

  Deposits:

        The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated using a discounted cash flow analysis based on rates currently offered for deposits of similar remaining maturities.

  FHLB advances:

        Fair value is estimated by discounting contractual future cash flows using the current rate at which borrowings with similar terms and remaining maturities could be obtained by the Company.

Note 12 Commitments and Contingencies

        The Company issues off-balance sheet financial instruments to meet the financing needs of its customers. These financial instruments include commitments to fund loans, unfunded commitments under existing lines of credit, and commercial and standby letters of credit. These commitments expose

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 12 Commitments and Contingencies (Continued)

the Company to varying degrees of credit and market risk which are essentially the same as those involved in extending loans to customers, and are subject to the same credit policies used in underwriting loans. Collateral may be obtained based on the Company's credit evaluation of the counterparty. The Company's maximum exposure to credit loss is represented by the contractual amount of these commitments. Amounts funded under non-cancelable commitments in effect at the date of the Acquisition are covered under the loss sharing agreements if certain conditions are met.

  Commitments to fund loans:

        These are agreements to lend funds to customers as long as there is no violation of any condition established in the contract. Commitments to fund loans generally have fixed expiration dates or other termination clauses and may require payment of a fee. Many of these commitments are expected to expire without being funded and, therefore, the total commitment amounts do not necessarily represent future liquidity requirements.

  Unfunded commitments under lines of credit:

        Unfunded commitments under lines of credit include consumer, commercial and commercial real estate lines of credit to existing customers. Many of these commitments have fixed expiration dates or other termination clauses and may require payment of a fee. Some of these commitments may mature without being fully funded.

  Commercial and standby letters of credit:

        Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support trade transactions or guarantee arrangements. Fees collected on standby letters of credit represent the fair value of those commitments and are deferred and amortized over their term, which is typically one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

        Total lending related commitments outstanding at June 30, 2011 were as follows (in thousands):

	Covered	Non-Covered	Total
Commitments to fund loans	$—	$163,499	$163,499
Unfunded commitments under existing lines of credit	156,844	309,476	466,320
Commercial and standby letters of credit	—	10,063	10,063

Total	$156,844	$483,038	$639,882

  Legal Proceedings

        The Company is involved as plaintiff or defendant in various legal actions arising in the normal course of business. While the ultimate outcome of any such proceedings cannot be predicted with certainty, it is the opinion of management, based upon advice of legal counsel, that no proceedings exist, either individually or in the aggregate, which, if resolved adversely to the Company, would have a material effect on the Company's consolidated financial position, results of operations or cash flows.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 13 Earnings per Share

        Basic earnings per common share is calculated by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period, reduced by average unvested stock awards. Unvested stock awards and stock option awards with nonforfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are considered participating securities and are included in the computation of basic earnings per share using the two class method. Diluted earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding for the period, increased for the dilutive effect of unexercised stock options and unvested share awards using the treasury stock method.

        The computation of basic and diluted earnings per common share is presented below (in thousands except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Basic earnings (loss) per common share:
Numerator:
Net income (loss)	$43,995	$51,164	$(23,665)	$111,883
Distributed and undistributed earnings allocated to participating securities	(2,216)	—	—	—

Income (loss) available to common shareholders	$41,779	$51,164	$(23,665)	$111,883
Denominator:
Weighted average common shares outstanding	97,243,931	92,946,814	96,432,334	92,941,830
Less average unvested stock awards	(1,785,151)	—	(1,547,363)	—

Weighted average shares for basic earnings (loss) per share	95,458,780	92,946,814	94,884,971	92,941,830
Basic earnings (loss) per common share	$0.44	$0.55	$(0.25)	$1.20

Diluted earnings (loss) per common share:
Numerator:
Income (loss) available to common shareholders	$41,779	$51,164	$(23,665)	$111,883
Adjustment for earnings reallocated from participating securities	2	—	—	—

Income (loss) used in calculating diluted earnings per share	$41,781	$51,164	$(23,665)	$111,883
Denominator:
Average shares for basic earnings per share	95,458,780	92,946,814	94,884,971	92,941,830
Dilutive effect of stock options	166,601	—	—	—

Weighted average shares for diluted earnings (loss) per share	95,625,381	92,946,814	94,884,971	92,941,830
Diluted earnings (loss) per common share	$0.44	$0.55	$(0.25)	$1.20

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED (Continued)

June 30, 2011

Note 13 Earnings per Share (Continued)

        No participating securities were outstanding during the six months and three months ended June 30, 2010.

        For the three and six months ended June 30, 2011 and 2010, the following potentially dilutive securities were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Unvested shares	1,281,297	—	1,281,297	—
Options	4,534,970	607,800	5,471,627	607,800

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder
BankUnited, Inc.:

        We have audited the accompanying consolidated balance sheets of BankUnited, Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholder's equity and comprehensive income, and cash flows for the year ended December 31, 2010 and for the period from April 28, 2009 (date of inception) through December 31, 2009. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BankUnited, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the year ended December 31, 2010 and for the period from April 28, 2009 (date of inception) through December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Miami, Florida
March 31, 2011
Certified Public Accountants

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31, 2010	December 31, 2009
ASSETS
Cash and due from banks:
Non-interest bearing	$44,860	$57,788
Interest bearing	12,523	2,805
Due from Federal Reserve Bank	502,828	290,192
Federal funds sold	4,563	5,430

Cash and cash equivalents	564,774	356,215
Investment securities available for sale, at fair value (including covered securities of $263,568 and $275,726)	2,926,602	2,243,143
Federal Home Loan Bank stock	217,408	243,334
Loans held for sale	2,659	—
Loans (including covered loans of $3,396,047 and $4,486,878)	3,934,217	4,611,519
Allowance for loan losses	(58,360)	(22,621)

Loans, net	3,875,857	4,588,898
FDIC indemnification asset	2,667,401	3,279,165
Bank owned life insurance	207,061	132,330
Other real estate owned, covered by loss sharing agreements	206,680	120,110
Deferred tax asset, net	—	22,533
Income tax receivable	10,862	—
Goodwill and other intangible assets	69,011	60,981
Other assets	121,245	83,252

Total assets	$10,869,560	$11,129,961

LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$494,499	$332,941
Interest bearing	349,985	222,052
Savings and money market	3,134,884	2,592,642
Time	3,184,360	4,519,140

Total deposits	7,163,728	7,666,775
Securities sold under agreements to repurchase	492	2,972
Federal Home Loan Bank advances	2,255,200	2,079,051
Due to FDIC	—	114,006
Income taxes payable	—	82,701
Deferred tax liability, net	4,618	—
Advance payments by borrowers for taxes and insurance	22,563	31,237
Other liabilities	169,451	58,959

Total liabilities	9,616,052	10,035,701
Commitments and contingencies
Stockholder's equity:
Common Stock, par value $0.01 per share 110,000,000 shares authorized; 92,971,850 and 92,767,310 shares issued and outstanding	930	928
Paid-in capital	950,831	947,032
Retained earnings	269,781	119,046
Accumulated other comprehensive income	31,966	27,254

Total stockholder's equity	1,253,508	1,094,260

Total liabilities and stockholder's equity	$10,869,560	$11,129,961

The accompanying notes are an integral part of these consolidated financial statements

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In thousands, except per share data)

(In thousands, except per share data)

	Year Ended December 31, 2010	Period from April 28, 2009 Through December 31, 2009
Interest income:
Interest and fees on loans	$431,468	$287,460
Interest and dividends on investment securities available for sale	124,262	45,142
Other	1,958	2,922

Total interest income	557,688	335,524

Interest expense:
Interest on deposits	108,344	57,829
Interest on borrowings	59,856	26,027

Total interest expense	168,200	83,856

Net interest income before provision for loan losses	389,488	251,668
Provision for loan losses	51,407	22,621

Net interest income after provision for loan losses	338,081	229,047

Non-interest income:
Accretion of discount on FDIC indemnification asset	134,703	149,544
Income from resolution of covered assets, net	121,462	120,954
Net gain (loss) on indemnification asset resulting from net recoveries	17,736	(21,761)
FDIC reimbursement of costs of resolution of covered assets	29,762	8,095
Service charges	10,567	6,763
Loss on sale of loans, net	(76,310)	(47,078)
Net loss on sale or exchange of investment securities available for sale	(998)	(337)
Mortgage insurance income	18,441	1,338
Settlement with the FDIC	24,055	—
Gain on extinguishment of debt	—	31,303
Other non-interest income	18,361	4,815

Total non-interest income	297,779	253,636

Non-interest expense:
Employee compensation and benefits	144,486	62,648
Occupancy and equipment	28,692	20,121
Impairment of other real estate owned	16,131	21,055
Foreclosure expense	30,669	18,042
Other real estate owned related expense	21,177	8,384
Change in value of FDIC warrant	21,832	1,704
Deposit insurance expense	13,899	11,850
Professional fees	14,677	14,854
Telecommunications and data processing	12,321	6,440
Other non-interest expense	19,436	8,920
Loss on FDIC receivable	—	69,444
Acquisition related costs	—	39,800

Total non-interest expense	323,320	283,262

Income before income taxes	312,540	199,421
Provision for income taxes	127,805	80,375

Net income	$184,735	$119,046

Earnings per common share, basic and diluted	$1.99	$1.29

Weighted average number of common shares outstanding	92,950,735	92,664,910

The accompanying notes are an integral part of these consolidated financial statements

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31, 2010	Period from April 28, 2009 Through December 31, 2009
Cash flows from operating activities:
Net income	$184,735	$119,046
Adjustments to reconcile net income to net cash used in operating activities:
Accretion of fair values of assets acquired and liabilities assumed	(443,012)	(378,533)
Amortization of fees, discounts and premiums, net	(31,611)	(19,107)
Provision for loan losses	51,407	22,621
Accretion of discount on FDIC indemnification asset	(134,703)	(149,544)
Income from resolution of covered assets	(121,462)	(120,954)
Net (gain) loss on indemnification asset resulting from net recoveries	(17,736)	21,761
Net loss on sale of loans	76,310	47,078
Settlement with the FDIC	(24,055)	—
Increase in cash surrender value of bank owned life insurance	(5,259)	(3,219)
Loss on sale or exchange of investment securities available for sale	998	337
Income from life insurance proceeds	(544)	—
Loss on sale of other real estate owned	2,174	807
Loss on disposal of premises and equipment	316	—
Stock-based compensation	1,301	210
Change in fair value of equity instruments classified as liabilities	58,002	10,497
Depreciation and amortization	3,399	1,201
Impairment of other real estate owned	16,131	21,055
Deferred income taxes	24,088	(2,325)
Gain on extinguishment of debt	—	(31,303)
Loss on FDIC receivable	—	69,444
Proceeds from sale of loans held for sale	3,849	—
Loans originated for sale, net of repayments	(6,459)	—
Other:
Increase in other assets	(3,523)	(20,675)
(Decrease) increase in other liabilities	(82,087)	67,111

Net cash used in operating activities	(447,741)	(344,492)

Cash flows from investing activities:
Net cash (paid) acquired in business combinations	(50,489)	1,160,321
Cash received from FDIC related to business combination	—	2,274,206
Decrease in due to FDIC	(89,951)	(9,447)
Purchase of investment securities available for sale	(1,496,002)	(1,824,870)
Proceeds from repayments of investment securities available for sale	655,517	177,074
Proceeds from sale of investment securities available for sale	222,014	9,271
Maturities and calls of investment securities available for sale	10,250	—
Purchases of loans	(74,970)	(37,082)
Loan repayments and resolutions, net of originations	762,085	563,016
Proceeds from sale of loans, net	67,166	79,635
Proceeds from redemption of FHLB stock	25,926	—
Decrease in FDIC indemnification asset for claims filed	764,203	291,508
Purchase of bank owned life insurance	(150,000)	—
Bank owned life insurance proceeds	60,226	—
Purchase of office properties and equipment, net	(27,856)	(4,890)
Proceeds from sale of other real estate owned	287,358	176,601

Net cash provided by investing activities	965,477	2,855,343

(continued)

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Dollars in thousands)

	Year Ended December 31, 2010	Period from April 28, 2009 Through December 31, 2009
Cash flows from financing activities:
Net decrease in deposits	(481,696)	(587,811)
Additions to Federal Home Loan Bank advances	605,000	300,000
Repayments of Federal Home Loan Bank advances	(405,000)	(2,795,112)
(Decrease) increase in securities sold under agreements to repurchase	(2,480)	1,662
Decrease in advances from borrowers for taxes and insurance	(7,501)	(21,125)
Capital contributions	2,500	947,750
Dividends paid	(20,000)	—

Net cash used in financing activities	(309,177)	(2,154,636)

Net increase in cash and cash equivalents	208,559	356,215
Cash and cash equivalents, beginning of period	356,215	—

Cash and cash equivalents, end of period	$564,774	$356,215

Supplemental disclosure of cash flow information:
Interest paid on deposits and borrowings	$217,947	$227,421

Income taxes paid	$197,224	$—

Supplemental schedule of non-cash investing and financing activities:
Transfers from loans to other real estate owned	$401,763	$115,192

Dividends declared	$14,000	$—

Restructuring of Federal Home Loan Bank Advances	$—	$505,000

The accompanying notes are an integral part of these consolidated financial statements.

BANKUNITED, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY AND COMPREHENSIVE INCOME

(Dollars In thousands)

	Common stock	Paid-in capital	Retained earnings	Accumulated other comprehensive income	Total stockholder's equity
Balance at April 28, 2009 (date of inception)	$—	$—	$—	$—	$—
Initial capital contribution	925	924,075	—	—	925,000
Additional capital contribution	3	22,747	—	—	22,750
Comprehensive income:
Net income	—	—	119,046	—	119,046
Other comprehensive income:
Unrealized gains on investment securities available for sale arising during the period, net of taxes of $17,870	—	—	—	28,546	28,546
Unrealized losses on cash flow hedges, net of tax benefit of $809	—	—	—	(1,292)	(1,292)

Total comprehensive income					146,300
Stock based compensation	—	210	—	—	210

Balance at December 31, 2009	928	947,032	119,046	27,254	1,094,260
Comprehensive income:
Net income	—	—	184,735	—	184,735
Other comprehensive income:
Unrealized gains on investment securities available for sale arising during the period, net of taxes of $16,791	—	—	—	26,738	26,738
Reclassification adjustment for:
Realized losses on investment securities available for sale, net of tax benefit of $385	—	—	—	613	613
Unrealized losses on cash flow
hedges, net of tax benefit of $14,218	—	—	—	(22,639)	(22,639)

Total comprehensive income					189,447
Capital contribution	2	2,498	—	—	2,500
Dividends ($0.37 per share)	—	—	(34,000)	—	(34,000)
Stock based compensation	—	1,301	—	—	1,301

Balance at December 31, 2010	$930	$950,831	$269,781	$31,966	$1,253,508

The accompanying notes are an integral part of these consolidated financial statements

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010

Note 1 Summary of Significant Accounting Policies

        BankUnited, Inc. was organized on April 28, 2009 as the holding company for BankUnited ("BankUnited" or the "Bank") a federally-chartered, federally-insured savings association headquartered in Miami Lakes, Florida. On May 21, 2009, BankUnited was granted a savings association charter and the newly formed bank acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all of the other liabilities of BankUnited, FSB from the Federal Deposit Insurance Corporation ("FDIC"), a transaction referred to as the "Acquisition". Business operations commenced on May 22, 2009. BankUnited, Inc.'s wholly-owned subsidiaries include BankUnited and BankUnited Investment Services, Inc., collectively the "Company". BankUnited provides a full range of banking and related services to individual and corporate customers through 81 branch offices located in 13 Florida counties. At December 31, 2010, BankUnited, Inc. was a wholly-owned subsidiary of BU Financial Holdings LLC ("BUFH"), formed on April 27, 2009 as a limited liability company under the laws of the State of Delaware. As further described in Note 21, "Subsequent Events", BUFH was liquidated in January, 2011 in conjunction with an initial public offering ("IPO") of outstanding common stock of BankUnited, Inc.

        The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and prevailing practices in the banking industry.

        The Company has a single reportable segment, community banking.

  Accounting Estimates

        In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and disclosures of contingent assets and liabilities. Management has made significant estimates in certain areas including the allowance for loan losses, the amount and timing of expected cash flows from covered assets and the FDIC indemnification asset, the valuation of other real estate owned, the valuation of Profits Interest Units and the warrant issued to the FDIC, the valuation of deferred tax assets, the evaluation of investment securities for other-than-temporary impairment, the evaluation of goodwill for impairment and the fair values of financial instruments. Management has used information provided by third parties to assist in the determination of estimates of the fair values of investment securities, other real estate owned, stock options, Profits Interest Units and the warrant issued to the FDIC.

        Significant estimates were also made in the determination of the fair values of assets acquired and liabilities assumed in the BankUnited FSB acquisition, including loans acquired with evidence of deterioration in credit quality since origination, the FDIC indemnification asset, goodwill and other intangible assets. Actual results could differ from these estimates. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions.

  Principles of Consolidation

        The consolidated financial statements include the accounts of BankUnited, Inc., and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 1 Summary of Significant Accounting Policies (Continued)

  Fair Value Measurements

        Certain of the Company's assets and liabilities are reflected in the financial statements at fair value on either a recurring or non-recurring basis. Securities available for sale, derivative instruments and certain equity awards are measured at fair value on a recurring basis. Assets measured at fair value on a non-recurring basis may include collateral dependent impaired loans, other real estate owned, loans held for sale, goodwill and other intangible assets. These nonrecurring fair value measurements typically involve acquisition accounting, the application of lower-of-cost-or-market accounting or the measurement of impairment of certain assets.

        Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. GAAP establishes a hierarchy that prioritizes inputs used to determine fair value measurements into three levels based on the observability and transparency of the inputs:

        Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities; estimated fair values of U.S. Treasury securities and certain preferred stock and mutual fund investments are generally based on level 1 inputs.

        Level 2—Observable inputs other than Level 1 inputs, including quoted prices for similar assets and liabilities, quoted prices for identical assets and liabilities in less active markets and other inputs that can be corroborated by observable market data; estimated fair values of U. S. Government agency securities, certain non-mortgage asset backed securities, certain preferred stocks, state and municipal obligations and most derivatives are generally based on level 2 inputs.

        Level 3—Unobservable inputs supported by little or no market activity or data and inputs requiring significant management judgment or estimation; estimated fair values of private label mortgage-backed securities and certain non-mortgage asset backed securities are generally based on level 3 inputs. Valuation techniques utilizing level 3 inputs include option pricing models, discounted cash flow models and similar techniques.

        The fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs in estimating fair value. Unobservable inputs are utilized in determining fair value measurements only to the extent that observable inputs are unavailable. The need to use unobservable inputs generally results from a lack of market liquidity and diminished observability of actual trades or assumptions that would otherwise be available to value a particular asset or liability.

  Cash and Cash Equivalents

        Cash and cash equivalents include cash and due from banks, both interest bearing and non-interest bearing, amounts on deposit at the Federal Reserve Bank and federal funds sold. Cash equivalents have original maturities of three months or less.

        The Bank must comply with Federal Reserve Board regulations requiring the maintenance of reserves against its net transaction accounts. As of December 31, 2010, cash reserves maintained by the

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 1 Summary of Significant Accounting Policies (Continued)

Bank at the Federal Reserve Bank for this purpose exceeded this requirement. At December 31, 2010, $10.3 million in interest bearing deposits were pledged as collateral for interest rate swaps.

  Investment Securities Available for Sale

        Debt securities that the Company may not have the intent or ability to hold to maturity and marketable equity securities are classified as available for sale at the time of acquisition and carried at fair value with unrealized gains and losses, net of tax, excluded from earnings and reported in accumulated other comprehensive income, a separate component of stockholder's equity. Securities classified as available for sale may be used as part of the Company's asset/liability management strategy and may be sold in response to changes in interest rates, prepayment risk or other market factors. Purchase premiums and discounts on debt securities are amortized as adjustments to yield over the expected lives of the securities using the level yield method. Realized gains and losses from sales of securities are recorded on the trade date and are determined using the specific identification method.

        The Company reviews securities available for sale for impairment on a quarterly basis or more frequently if events and circumstances indicate that a potential impairment may have occurred. An investment security is impaired if its fair value is lower than its amortized cost basis. The Company considers many factors in determining whether a decline in fair value below amortized cost represents other-than-temporary impairment ("OTTI"), including, but not limited to, the Company's intent to hold the security until maturity or for a period of time sufficient for a recovery in value, whether it is more likely than not that the Company will be required to sell the security prior to recovery of its amortized cost basis, the length of time and extent to which fair value has been less than amortized cost, adverse changes in expected cash flows, collateral values and levels of subordination or over-collateralization, collateral performance, changes in the economic or regulatory environment, the general market condition of the geographic area or industry of the issuer and other issuer specific factors such as the issuer's financial condition and performance, compliance with statutory capital requirements or debt covenants, business prospects and credit rating. The Company recognizes OTTI of a debt security for which there has been a decline in fair value below amortized cost if (i) management intends to sell the security, (ii) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, or (iii) the Company does not expect to recover the entire amortized cost basis of the security. The amount by which amortized cost exceeds the fair value of a debt security that is considered to be other-than-temporarily impaired is separated into a component representing the credit loss, which is recognized in earnings, and a component related to all other factors, which is recognized in other comprehensive income. The measurement of the credit loss component is equal to the difference between the debt security's amortized cost basis and the present value of its expected future cash flows discounted at the security's effective yield. If the Company intends to sell the security, or if it is more likely than not it will be required to sell the security before recovery, an OTTI write-down is recognized in earnings equal to the entire difference between the amortized cost basis and fair value of the security. The evaluation of OTTI of marketable equity securities focuses on whether evidence supports recovery of the unrealized loss within a timeframe consistent with temporary impairment.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 1 Summary of Significant Accounting Policies (Continued)

  Federal Home Loan Bank Stock

        The Bank, as a member of the Federal Home Loan Bank of Atlanta ("FHLB") system, is required to maintain an investment in the stock of the FHLB. No market exists for this stock, and the Bank's investment can be liquidated only through redemption by the FHLB, at the discretion of and subject to conditions imposed by the FHLB. The stock has no readily determinable market value and is carried at cost. Historically, FHLB stock redemptions have been at par value, which equals the Company's carrying value. The Company monitors its investment in FHLB stock for impairment through review of recent financial results of the FHLB including capital adequacy and liquidity position, dividend payment history, redemption history and information from credit agencies. During the year ended December 31, 2010 and the period ended December 31, 2009, the Company did not identify any indicators of impairment of FHLB stock.

  Loans Held for Sale

        Loans originated with the intent to sell in the secondary market are carried at the lower of cost or fair value, determined in the aggregate. These loans are generally sold on a non-recourse basis with servicing released. Gains and losses on the sale of loans recognized in earnings are measured based on the difference between proceeds received and the carrying amount of the loans, inclusive of deferred origination fees and costs, if any.

        As a result of changes in events and circumstances or developments regarding management's view of the foreseeable future, loans not originated or acquired with the intent to sell may subsequently be designated as held for sale. These loans are transferred to the held for sale portfolio at the lower of amortized cost or fair value.

  Loans

        The Company's loan portfolio consists of one-to-four single family residential first mortgages, home equity loans and lines of credit, multi-family, commercial real estate, construction, land, commercial and consumer loans. A significant portion of the Company's loan portfolio consists of loans acquired on May 21, 2009 from the FDIC. These loans are covered under BankUnited's loss sharing agreements with the FDIC (the "covered loans"). The Company segregates its loan portfolio between covered and non-covered loans. Non-covered loans are those originated or purchased since the Acquisition. Covered loans are further segregated between those acquired with evidence of deterioration in credit quality since origination (Acquired Credit Impaired or "ACI" loans) and those acquired without evidence of deterioration in credit quality since origination ("non-ACI" loans).

  Covered ACI Loans

        ACI loans are those for which, at acquisition, management determined it probable that the Company would be unable to collect all contractual payments due. These loans were recorded at estimated fair value at the time of acquisition, measured as the present value of all cash flows expected to be received, including estimated prepayments, discounted at an appropriately risk-weighted discount rate.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 1 Summary of Significant Accounting Policies (Continued)

        The difference between total contractually required payments on ACI loans and the cash flows expected to be received is recorded as non-accretable difference. The excess of all cash flows expected to be received over the Company's recorded investment in the loans is recorded as accretable yield and is recognized as interest income on a level-yield basis over the expected life of the loans.

        The Company aggregated ACI one-to-four single family residential mortgage loans and home equity loans and lines of credit with similar risk characteristics into homogenous pools at acquisition, and uses a composite interest rate and composite expectations of future cash flows in accounting for each pool. Loans were aggregated into pools based on delinquency status; product type, in particular, amortizing as opposed to option ARM products; loan-to-value ratio; and borrower FICO score. Loans that do not have similar risk characteristics, primarily commercial and commercial real estate loans, are accounted for on an individual loan basis based on interest rates and expectations of cash flows for each loan.

        The Company is required to develop reasonable expectations about the timing and amount of cash flows to be collected related to ACI loans and to continue to update estimates of cash flows expected to be collected over the lives of the loans. ACI loans are reviewed quarterly to determine whether any significant changes have occurred in expected cash flows. If it is probable that the Company will be unable to collect all the cash flows expected from a loan or pool at acquisition plus additional cash flows expected to be collected arising from changes in estimates after acquisition, the loan or pool is considered impaired and a valuation allowance is established by a charge to the provision for loan losses. If, based on current information, there is a significant increase in cash flows expected to be collected with respect to a loan or pool or if actual cash flows significantly exceed cash flows previously expected, the Company first reduces any valuation allowance previously established by the increase in the present value of cash flows expected to be collected, then recalculates the amount of accretable yield for the loan. The adjustment of accretable yield due to an increase in expected cash flows is accounted for as a change in estimate. The additional cash flows expected to be collected are transferred from non-accretable discount to accretable yield and the amount of periodic accretion is adjusted accordingly over the remaining life of the loan or pool.

        The Company may resolve an ACI loan either through a sale of the loan, by working with the customer and obtaining partial or full pre-payment, by short sale of the collateral, or by foreclosure. In the event of a sale of the loan, the Company recognizes a gain or loss on sale based on the difference between the sales proceeds and the carrying value of the loan. For loans resolved through agreed pre-payments or short sale of the collateral, the Company recognizes the difference between the amount of the payment received and the carrying amount of the loan in the income statement line item "Income from resolution of covered assets, net". For loans resolved through foreclosure, the difference between the fair value of the underlying collateral less cost to sell and the carrying amount of the loan is recognized in the income statement line item "Income from resolution of covered assets, net". The accretable discount related to loans resolved that are not accounted for in pools is recognized in earnings immediately as interest income.

  Covered non-ACI Loans

        Loans acquired without evidence of deterioration in credit quality since origination were initially recorded at estimated fair value on the acquisition date and are subsequently carried at the principal

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 1 Summary of Significant Accounting Policies (Continued)

amount outstanding, adjusted for unamortized acquisition date fair value adjustments and the allowance for loan losses. Interest income is accrued based on the unpaid principal balance and acquisition date fair value adjustments are amortized using the level-yield method over the expected lives of the related loans. Non-ACI one-to-four single family residential mortgage loans and home equity loans and lines of credit with similar risk characteristics were aggregated into pools for accounting purposes at acquisition. Loans that do not have similar risk characteristics, primarily commercial and commercial real estate loans, are accounted for on an individual loan basis.

  Non-covered loans

        Loans originated or purchased by the Company subsequent to the Acquisition, or "non-covered loans", are carried at the principal amount outstanding, net of premiums, discounts, unearned income, deferred loan origination fees and costs, and the allowance for loan losses.

        Interest income on non-covered loans is accrued based on the principal amount outstanding. Non-refundable loan origination fees, net of direct costs of originating or acquiring loans, as well as premiums and discounts, are deferred and recognized as an adjustment to yield over the expected lives of the related loans using the level yield method.

  Nonaccrual Loans

        Non-ACI loans and non-covered loans are placed on non-accrual status when (i) management has determined that full repayment of all contractual principal and interest is in doubt, or (ii) the loan is past due 90 days or more as to principal or interest unless the loan is well secured and in the process of collection. When a loan is placed on non-accrual status, uncollected interest accrued is reversed and charged to interest income. Subsequent payments of interest are recognized as income on a cash basis, or if collection of principal is doubtful, they are applied to principal on a cost recovery basis. Residential mortgage loans, home equity loans and lines of credit and consumer loans are returned to accrual status and interest accrued at the date the loan was placed on non-accrual status along with interest foregone during the non-accrual period are recorded as interest income when the loan is no longer delinquent in excess of 90 days. Commercial and commercial real estate loans are returned to accrual status only after all past due principal and interest have been collected. Past due status of loans is determined based on the contractual next payment due date.

        Contractually delinquent ACI loans are not classified as non-accrual as long as discount continues to be accreted on these loans.

  Impaired Loans

        An ACI pool or loan is considered to be impaired when it is probable that the Company will be unable to collect all the cash flows expected at acquisition, plus additional cash flows expected to be collected arising from changes in estimates after acquisition. One-to-four single family residential and home equity ACI loans accounted for in pools are evaluated collectively for impairment on a pool by pool basis based on expected pool cash flows. Commercial and commercial real estate ACI loans are individually evaluated for impairment based on expected cash flows from the individual loans. Discount continues to be accreted on ACI loans or pools as long as there are expected future cash flows in excess of the current carrying amount of the loan or pool.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 1 Summary of Significant Accounting Policies (Continued)

        Non-ACI and non-covered loans are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreements. Commercial and commercial real estate relationships with internal risk ratings of substandard or doubtful or on non-accrual status and with committed balances greater than or equal to $1,000,000 are individually evaluated for impairment. Loans with well defined credit weaknesses including payment defaults, declining collateral values, frequent overdrafts, operating losses, increasing balance sheet leverage, inadequate cash flow, project cost overruns, unreasonable construction delays, past due real estate taxes or exhausted interest reserves are assigned an internal risk rating of substandard. A loan with a weakness so severe that collection in full is highly questionable or improbable will be assigned an internal risk rating of doubtful. The likelihood of loss related to loans assigned internal risk ratings of substandard or doubtful is considered elevated due to their identified credit weaknesses. Factors considered by management in evaluating impairment include payment status, financial condition of the borrower, collateral value, and the probability of collecting expected or scheduled principal and interest payments when due. Generally, non-ACI and non-covered loans identified as impaired have been placed on non-accrual status.

        In certain situations due to economic or legal reasons related to a borrower's financial difficulties, the Company may grant a concession to the borrower for other than an insignificant period of time that it would not otherwise consider. At that time, except for ACI loans accounted for in pools, the related loan is classified as a troubled-debt restructuring ("TDR") and considered impaired. The concessions granted may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize economic loss and to avoid foreclosure or repossession of the collateral. Troubled-debt restructured loans are placed on non-accrual status at the time of the modifications unless the borrower has no history of missed payments for six months prior to the restructuring. If borrowers perform pursuant to the modified loan terms for at least six months and the remaining loan balances are considered collectible, the loans are returned to accrual status. Modified ACI loans accounted for in pools are not considered TDRs, are not separated from the pools and are not classified as impaired loans. All of the Company's TDRs are covered loans.

  Allowance for Loan Losses

        The allowance for loan losses ("ALL") represents the amount considered adequate by management to absorb probable losses inherent in the loan portfolio at the balance sheet date. The ALL relates to (i) loans originated or purchased since the Acquisition, or non-covered loans, (ii) estimated additional losses arising on non-ACI loans subsequent to the Acquisition and (iii) additional impairment recognized as a result of decreases in expected cash flows on ACI loans due to further credit deterioration since the Acquisition. The ALL consists of both specific and general components. The ALL is established as losses are estimated to have occurred through a provision charged to earnings. Individual loans are charged off against the ALL when management determines them to be uncollectible. Residential real estate loans and secured consumer loans are typically charged off when they become 120 to 180 days past due. Unsecured consumer loans are generally charged off when they become 90 days past due. Home equity loans and lines of credit are fully reserved for when they are 120 days past due and are generally charged off at or before reaching 270 days delinquency. Subsequent recoveries are credited to the ALL.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 1 Summary of Significant Accounting Policies (Continued)

  ACI Loans

        For ACI loans, a specific valuation allowance related to a loan or pool is established when quarterly evaluations of expected cash flows indicate it is probable that the Company will be unable to collect all of the cash flows expected at acquisition plus any additional cash flows expected to be collected arising from changes in estimate after acquisition. Alternatively, an improvement in the expected cash flows related to ACI loans results in a reduction of any previously established specific allowance with a corresponding credit to the provision.

        Expected cash flows are estimated on a pool basis for ACI one-to-four single family residential and home equity loans accounted for in pools. The analysis of expected pool cash flows incorporates updated pool level expected prepayment rates, default rates, delinquency levels and loss severity given default assumptions. Prepayment, delinquency and default curves are derived primarily from roll rates generated from historical performance of the portfolio over the immediately preceding four quarters. Estimates of default probability and loss severity given default also incorporate updated loan-to-value ("LTV") ratios, at the loan level, based on Case-Shiller Home Price Indices for the relevant Metropolitan Statistical Area ("MSA"). Costs and fees represent an additional component of loss on default, and are projected using the "Making Home Affordable" cost factors provided by the Federal government.

        The primary assumptions underlying estimates of expected cash flows for commercial, commercial real estate and other ACI loans are default probability and severity of loss given default. For commercial and commercial real estate relationships with committed balances greater than or equal to $1,000,000, updated cash flow assumptions are based primarily on net realizable value analyses prepared at the individual loan level. These analyses incorporate information about loan performance, collateral values, the financial condition of the borrower and other available information that may impact sources of repayment. Updated assumptions for smaller balance commercial and commercial real estate loans are based on a combination of internal risk ratings, the Company's own historical delinquency data and industry level delinquency data. Cash flow estimates for consumer loans are based primarily on regularly updated historical performance information.

  Non-ACI and Non-covered Loans

        Non-ACI one-to-four single family residential mortgages and home equity loans and lines of credit are grouped into homogenous pools based on loan type for purposes of determining the amount of the ALL. Calculated loss frequency and severity percentages are applied to the dollar value of loans in each pool to calculate the ALL. Based on an analysis of historical portfolio performance, OREO and short sale data and other internal and external factors, management has determined that the change in LTV is the leading predictive indicator of loan performance. LTV ratios are updated quarterly at the loan level using Case-Shiller Home Price Indices for the relevant MSA. Home price index data used in updating LTV's is that for the preceding calendar quarter, the most recent data available. The loans in each pool are further disaggregated based on LTV ratios for purposes of calculating loss frequency and severity. Frequency is calculated using a four month roll to loss percentage. Loss severity given default is estimated based on internal data about short sales and OREO sales for the most recent quarter.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 1 Summary of Significant Accounting Policies (Continued)

        The non-covered residential and home equity portfolio segments have not developed an observable loss trend and delinquencies in these portfolio segments have been nominal to date. Home equity loans in the non-covered portfolio are first liens with maximum LTV ratios of 70%; therefore, the risk characteristics of these loans are considered similar to those of the one-to-four family single family residential loans. Due to several factors, there is a lack of similarity between the risk characteristics of non-covered loans and covered loans in the residential and home equity portfolios. Those factors include elimination of wholesale origination channels, elimination of Alt-A and no document loans, enhancements to real estate appraisal policies, elimination of Option ARM loans and tightening of underwriting policies. Therefore, management does not believe it is appropriate to use the historical performance of the covered loans as a basis for calculating the ALL applicable to the non-covered loans. The ALL for non-covered residential and home equity loans is based on management's internal assessment of the risk of default. That judgment is influenced by a variety of factors with the most significant being loan performance and LTV ratios.

        The ALL calculation provides a 100% reserve for home equity loans and lines of credit and consumer loans that are more than 120 days delinquent.

        The non-covered and non-ACI commercial and commercial real estate loan portfolios have limited delinquency history and have not yet exhibited an observable loss trend. For loans evaluated individually for impairment and determined to be impaired, a specific allowance is established based on the present value of expected cash flows discounted at the loan's effective interest rate, the estimated fair value of the loan, or for collateral dependent loans, the estimated fair value of collateral less costs to sell. Loans not individually determined to be impaired are grouped based on common risk characteristics. The ALL for these portfolio segments is based primarily on the Bank's internal credit risk rating system and the OTS "Thrift Industry Charge-Off Rates by Asset Type, annualized Net Charge-Off Rates—Twelve Quarter Average" for the southeast region (the "OTS Charge-Off Rates").

        The ALL for lease receivables is based on historical loss experience.

        Qualitative adjustments may be made to the ALL when, based on management's judgment and experience, there are internal or external factors impacting loss frequency and severity not taken into account by the quantitative calculations. Those factors may include levels of and trends in delinquencies and impaired loans; levels of and trends in recoveries and charge-offs; trends in volume, type and term of loans; changes in lending policies and procedures; experience, ability and depth of lending management and staff; credit concentrations; national, regional and local economic trends and conditions; housing and banking industry conditions and trends; emerging trends for particular loan types and pools; and strategic initiatives of the Company that may impact loan performance.

  FDIC Indemnification Asset

        The FDIC indemnification asset was initially recognized at the time of the Acquisition and represents the present value of estimated future payments to be received from the FDIC under the terms of BankUnited's loss sharing agreements with the FDIC.

        The FDIC indemnification asset was initially recorded at fair value, measured as the present value of the estimated cash payments expected from the FDIC for probable losses on covered assets, past

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 1 Summary of Significant Accounting Policies (Continued)

due interest and reimbursement of certain expenses related to the covered assets. Covered assets consist of loans, other real estate owned and certain investment securities acquired from the FDIC. The FDIC indemnification asset is measured separately from the related covered assets. It is not contractually embedded in the covered assets and it is not transferrable with the covered assets should the Company choose to dispose of them. The discount rate used to estimate the initial fair value of the FDIC indemnification asset was determined using a risk-free yield curve adjusted for a premium reflecting the uncertainty related to the collection, amount and timing of the cash flows as well as illiquidity of the asset.

        The discount resulting from recording the FDIC indemnification asset at present value is accreted to non-interest income using the effective interest method over the period during which cash flows from the FDIC are expected to be collected. Increases in expected cash flows from covered assets result in decreases in cash flows expected to be collected from the FDIC. These decreases in expected cash flows from the FDIC are generally recognized prospectively through an adjustment of the rate of accretion on the FDIC indemnification asset, consistent with the approach taken to recognize increases in expected cash flows on the covered assets. Impairment of expected cash flows from covered assets results in an increase in cash flows expected to be collected from the FDIC. These increased expected cash flows from the FDIC are recognized as increases in the FDIC indemnification asset and as non-interest income in the same period that the impairment of the covered assets is recognized in earnings.

        Gains and losses from resolution of ACI loans are included in the income statement line item "Income from resolution of covered assets, net", representing the difference between the projected losses from ACI loans and payment actually received in satisfaction of such loans that were resolved, either by payment in full, foreclosure, short sale or, for the non-residential portfolio, charge-offs as well as losses from permanent modifications of ACI loans accounted for in pools during the period. When the Company recognizes gains or losses related to the resolution of covered assets in earnings, corresponding changes in the estimated amount recoverable from the FDIC under the loss sharing agreements are reflected in the consolidated financial statements as increases or decreases in the FDIC indemnification asset and in the income statement line item "Net gain (loss) on indemnification asset resulting from net recoveries".

        The ultimate realization of the FDIC indemnification asset is dependent upon the performance of the underlying covered assets and payment of claims by the FDIC.

  Bank Owned Life Insurance

        Bank owned life insurance is carried at the amount that could be realized under the contract at the balance sheet date, which is typically cash surrender value. Changes in cash surrender value are recorded in non-interest income.

  Other Real Estate Owned

        Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the estimated fair value of the collateral less costs to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, periodic valuations are performed and the assets are carried

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 1 Summary of Significant Accounting Policies (Continued)

at the lower of the carrying amount at the date of foreclosure or estimated fair value less cost to sell. Significant property improvements that enhance the salability of the property are capitalized to the extent that the resulting carrying value does not exceed fair value less cost to sell. Legal fees, maintenance, taxes, insurance and other direct costs of holding and maintaining foreclosed properties are expensed as incurred.

  Goodwill and Other Intangible Assets

        Goodwill represents the excess of consideration transferred in business combinations over the fair value of net tangible and identifiable intangible assets acquired. Goodwill is not amortized, but is tested for impairment annually or more frequently if events or circumstances indicate that impairment may have occurred. The Company performs its annual goodwill impairment test in the third fiscal quarter. The Company has a single reporting unit. The impairment test compares the fair value of the reporting unit to its carrying amount. If the fair value of the reporting unit exceeds its carrying amount, no impairment is indicated. If the fair value of the reporting unit is less than its carrying amount, impairment of goodwill is measured as the excess of the carrying amount of goodwill over its implied fair value. Management has used third party valuation specialists to estimate the fair value of the reporting unit using a discounted cash flow valuation technique. For 2010 and 2009, the estimated fair value of the reporting unit at the impairment testing date substantially exceeded its carrying amount; therefore, no impairment of goodwill was indicated.

        Intangible assets with determinable lives include core deposit intangible assets, other customer relationship intangible assets and covenants not to compete and are amortized on a straight-line basis over their estimated useful lives. Intangible assets with determinable lives are evaluated for impairment when events or changes in circumstances indicate the carrying amount of the assets may not be recoverable.

  Premises and Equipment

        Premises and equipment are carried at cost less accumulated depreciation and amortization and are included in other assets in the accompanying consolidated balance sheets. Depreciation is calculated using the straight line method over the estimated useful lives of the assets. The lives of improvements to existing buildings are based on the lesser of the estimated remaining lives of the buildings or the estimated useful lives of the improvements. Leasehold improvements are amortized over the shorter of the expected terms of the leases at inception, considering options to extend that are reasonably assured, or their useful lives. The estimated useful life for branch buildings is 30 years, for furniture, fixtures and equipment is 5-7 years, and for computer equipment is 3 years. Repair and maintenance costs are charged to operations as incurred, and improvements are capitalized. External direct costs of materials and services associated with developing or obtaining and implementing internal use computer software are capitalized and amortized over the estimated useful lives of the software, which range from 3 to 5 years.

  Income Taxes

        The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 1 Summary of Significant Accounting Policies (Continued)

assets and liabilities using enacted tax rates in effect for periods in which the differences are expected to reverse. The effect of changes in tax rates on deferred tax assets and liabilities are recognized in income in the period that includes the enactment date. A valuation allowance is established for deferred tax assets when management determines that it is more likely than not that some portion or all of a deferred tax asset will not be realized. In making such determinations, the Company considers all available positive and negative evidence, including future reversals of existing temporary differences, prior and projected future taxable income and tax planning strategies.

        The Company recognizes tax benefits from uncertain tax positions when it is more likely than not that the related tax positions will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits of the tax positions. An uncertain tax position is a position taken in a previously filed tax return or a position expected to be taken in a future tax return that is not based on clear and unambiguous tax law. The Company measures tax benefits related to uncertain tax positions based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. If the initial assessment fails to result in recognition of a tax benefit, the Company subsequently recognizes a tax benefit if (i) there are changes in tax law or case law that raise the likelihood of prevailing on the technical merits of the position to more-likely-than-not, (ii) the statute of limitations expires, or (iii) there is a completion of an examination resulting in a settlement of that tax year or position with the appropriate agency. The Company recognizes interest and penalties related to unrecognized tax positions in the provision for income taxes. Accrued interest and penalties are included in other liabilities.

        The Company, inclusive of its subsidiaries other than BU REIT, Inc., an indirect wholly-owned subsidiary of BankUnited, files a consolidated federal corporate income tax return, as well as combined state corporate income tax returns where applicable. BU REIT, Inc. files a separate federal income tax return.

  Stock-Based Compensation

        The Company may periodically grant nonqualified stock options or unvested shares of common stock to key employees. Nonqualified stock options are granted at an exercise price at or above the estimated fair market value of the underlying stock on the date of the grant.

        Compensation cost is measured based on the estimated fair value of the awards at the grant date and is recognized in earnings on a straight-line basis over the requisite service period. The fair value of unvested shares is based on the market price of the Company's common stock at the date of grant. The fair value of stock options is estimated at the date of grant using a Black-Scholes option pricing model. This model requires assumptions as to expected volatility, expected term, dividend yield, and risk free interest rates. Since the Company's common stock has not historically traded on an exchange, expected volatility is measured based on the volatility of the common stock of peer companies. The expected term represents the period of time that options are expected to be outstanding from the grant date and is based on the contractual term of the options and employees' anticipated exercise behavior. The risk free interest rate is based on the U.S. Treasury constant maturity rate corresponding to the expected term of the options at the date of grant. The expected dividend yield is determined based on historical dividend rates and dividends expected to be declared in the foreseeable future.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 1 Summary of Significant Accounting Policies (Continued)

  Profits Interest Units of BUFH

        BUFH has a class of authorized non-voting membership interests identified as Profits Interest Units ("PIUs"). PIUs were issued by BUFH to management members of the Company who own common units of BUFH and entitle the holders to share in distributions from BUFH after investors in BUFH receive certain returns on their investment. PIUs consist of both time-based awards, which vest based on fulfillment of a service condition and IRR-based awards, which vest upon the earlier of (i) common unit holders of BUFH having received a specified return on their original investment or (ii) the completion of an initial public offering of the Company's stock ("IPO") or a change in control liquidity event, as defined. Compensation expense related to PIUs is based on the fair value of the underlying units and is reflected in earnings of the Company. Based on their settlement provisions, the PIUs have been classified as liabilities, and are adjusted to estimated fair value at each financial statement date. Fair value is estimated using a Black-Scholes option pricing model. Compensation expense related to time-based PIUs is recognized over the requisite service period on a straight-line basis. Compensation expense related to IRR-based PIUs is recognized upon vesting, which is contingent on the satisfaction of performance conditions.

        As further described in Note 21, Subsequent Events, and Note 14, Equity Based Compensation and Other Benefit Plans, the Company completed an IPO in January, 2011, resulting in vesting of the IRR-based PIUs, the liquidation of BUFH, and the exchange of outstanding PIUs for a combination of non-qualified stock options and common shares in the Company.

  Warrant to the FDIC

        In conjunction with the Acquisition, the Company issued a warrant to the FDIC. Based on its settlement provisions, the warrant was classified as a liability and is recorded at the greater of fair value or guaranteed minimum value, with changes in value reflected in earnings. As further described in Note 21, Subsequent Events, the warrant was settled for cash in February, 2011.

  Derivative Financial Instruments and Hedging Activities

        A derivative is a financial instrument that derives its cash flows and therefore, its value, by reference to an underlying instrument, index or referenced interest rate. Derivatives are recognized as assets and liabilities in the consolidated balance sheets and measured at fair value.

  Interest rate swap agreements

        Interest rate swaps are contracts in which a series of interest cash flows are exchanged over a prescribed period. Interest rate swaps are used as a risk management tool to hedge the Company's exposure to changes in interest rates. The effective portion of the gain or loss on an interest rate swap designated and qualifying as a cash flow hedging instrument is initially reported as a component of other comprehensive income and subsequently reclassified into earnings in the same period in which the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative instrument, if any, is recognized currently in earnings. The gain or loss on an interest rate swap designated and qualifying as a fair value hedging instrument, as well as the offsetting gain or loss on the hedged item attributable to the risk being hedged, is recognized currently in earnings.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 1 Summary of Significant Accounting Policies (Continued)

        Hedge effectiveness may be assessed using (i) statistical regression analysis, and (ii) comparison of the critical terms of the hedged item and the hedging derivative or (iii) the hypothetical derivative method. Assessments of hedge effectiveness and measurements of hedge ineffectiveness are performed at least quarterly.

        The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative expires or is sold, terminated, or exercised, or management determines that the designation of the derivative as a hedging instrument is no longer appropriate. When hedge accounting is discontinued because a derivative no longer qualifies as an effective hedge, any subsequent changes in fair value are recognized in earnings.

        Changes in the fair value of interest rate swaps not designated as, or not qualifying as, hedging instruments are recognized currently in earnings.

        Cash flows resulting from derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows from the hedged items.

  Derivative loan commitments

        Loan commitments that relate to the origination of mortgage loans to be held for sale upon funding are recognized in the consolidated balance sheet at fair value with changes in fair value reflected in earnings. The measurement of fair value incorporates assumptions about the probability that a commitment will ultimately be funded, based on the Company's historical experience.

  Forward loan sale commitments

        Mandatory delivery forward loan sale commitments are derivative instruments that are accounted for at fair value with changes in fair value reflected in earnings.

  Transfers of Financial Assets

        Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. A gain or loss is recognized in earnings upon completion of the sale based on the difference between the sales proceeds and the carrying value of the assets. Control over the transferred assets is deemed to have been surrendered when: (i) the assets have been legally isolated from the Company, (ii) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (iii) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

  Advertising Costs

        Advertising costs are expensed as incurred.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 1 Summary of Significant Accounting Policies (Continued)

  Earnings per Share

        Basic earnings per common share is calculated by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflects the effect of potentially dilutive securities or other contracts to issue common shares ("common stock equivalents"), as well as any adjustment to income that would result from the assumed issuance. Common stock equivalents are excluded from the computation of earnings per common share in periods in which the effect is anti-dilutive. Contingently issuable shares, such as shares that the Company may be obligated to issue pursuant to BUFH's PIUs and the FDIC warrant, are included in the calculation of earnings per share when the conditions necessary to issuance of the shares have been satisfied. Those conditions had not been satisfied as of December 31, 2010. There were 981,710 and 384,690 outstanding stock options at December 31, 2010 and 2009, respectively that were not included in the calculation of diluted earnings per common share because to do so would have been anti-dilutive.

  Reclassifications

        Certain amounts presented for the prior period have been reclassified to conform to the current period presentation.

  Recent Accounting Pronouncements

        In June 2009, the Financial Accounting Standards Board ("FASB") issued guidance modifying the accounting for transfers and servicing of financial assets and removing the concept of a Qualifying Special Purpose Entity. This guidance was effective for transfers of financial assets occurring after December 31, 2009 and was adopted by the Company as of January 1, 2010. The adoption of this guidance did not have a material impact on the Company's consolidated financial position, results of operations, or cash flows.

        In June 2009, the FASB issued guidance impacting the determination of whether an entity is a variable interest entity ("VIE") and identification of the primary beneficiary of a VIE. The objective of this guidance was to improve financial reporting by enterprises involved with VIE's. This guidance was adopted by the Company as of January 1, 2010. The adoption of this guidance did not have a material impact on the Company's consolidated financial position, results of operations, or cash flows.

        In January 2010, the FASB issued new guidance to improve disclosures about fair value measurements. Disclosure requirements were enhanced to require additional information regarding transfers to and from Levels 1 and 2 of the fair value hierarchy and the reasons for the transfers, and a gross presentation of activity within the rollforward of Level 3 fair value measurements. The guidance clarifies existing disclosure requirements as to the level of disaggregation of classes of assets and liabilities. In addition, enhanced disclosure is required concerning inputs and valuation techniques used to determine Level 2 and Level 3 fair value measurements. This guidance is generally effective for interim and annual reporting periods beginning after December 15, 2009; however, requirements to disclose separately purchases, sales, issuances, and settlements in the Level 3 rollforward are effective for interim and annual reporting periods beginning after December 15, 2010. The adoption of this

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 1 Summary of Significant Accounting Policies (Continued)

guidance did not have a material impact on the Company's consolidated financial position, results of operations, or cash flows.

        In March 2010, the FASB issued new guidance clarifying that a modification of a loan that is part of a pool of loans acquired with deteriorated credit quality should not result in the removal of the loan from the pool. This guidance was effective for any modifications of loans accounted for within a pool in the first interim or annual reporting period ending after July 15, 2010. The adoption of this guidance did not have a material impact on the Company's consolidated financial position, results of operations, or cash flows.

        In July 2010, the FASB issued new guidance requiring expanded disclosures about the credit quality of financing receivables and the allowance for loan losses. Disclosures must be disaggregated by portfolio segment and class and include, among other things, a rollforward of the allowance for loan losses, credit quality indicators, expanded information about past due and impaired loans and the related allowance, an aging of past due loans, and information about troubled debt restructurings. The required disclosures of information as of the end of a reporting period were effective for the Company in its annual financial statements for the year ending December 31, 2010. Required disclosures about activity that occurs during a reporting period will be effective for the Company in the quarter ending March 31, 2011. In January, 2011, the FASB deferred the effective date of the guidance related to disclosures about troubled debt restructurings. This guidance is anticipated to be effective for interim and annual periods ending after June 15, 2011. The new guidance impacts financial statement disclosures but will not have an effect on the Company's consolidated financial condition, results of operations or cash flows.

        In December 2010, the FASB issued guidance requiring that Step 2 of the goodwill impairment test be performed for reporting units with zero or negative carrying amounts if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. This guidance is effective for interim and annual reporting periods beginning after December 15, 2010. The adoption of this guidance is not expected to have a significant impact on the Company's consolidated financial condition, results of operations or cash flows.

        In 2010, the FASB published the following proposed accounting standards updates that, if adopted in their proposed form, could potentially have a significant impact on the Company's financial position, results of operations or cash flows:

  •
  Accounting for Financial Instruments and Revisions to the Accounting for Derivative Instruments and Hedging Activities: Under this proposal, most financial instruments would be measured at fair value. Changes in fair value of financial instruments for which the entity's strategy is to hold for collection or payment of contractual cash flows would generally be recognized in other comprehensive income. Changes in fair value of financial instruments for which an entity's strategy is trading, equity securities, and financial instruments that can be contractually prepaid in such a way that the holder would not recover substantially all of its investment would be reflected in earnings. Many financial liabilities of financial institutions would also be measured at fair value. The guidance would require presentation of information about both fair value and amortized cost for many financial instruments. The proposed guidance would also remove the

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 1 Summary of Significant Accounting Policies (Continued)

    "probable" threshold for recognition of impairments on loans and provide a common approach to providing for credit losses on loans and debt instruments. Highly complex, quantitative hedging requirements would be replaced with more qualitative based assessments that would make it easier to qualify for hedge accounting. An effective date has not been stipulated for the proposed guidance, but the date is anticipated to be no earlier than January 1, 2013.

  •
  Leases:  Under this proposed guidance, lessors and lessees would apply a right-of-use model in accounting for most leases. A lessee would recognize an asset representing its right to use the underlying asset for the lease term and a liability to make lease payments. A lessor would recognize an asset representing its right to receive lease payments and, depending on its exposure to risks or benefits associated with the underlying asset, would either recognize a lease liability representing a performance obligation or derecognize its rights in the underlying asset and continue to recognize a residual asset representing its right to the leased asset at the end of the lease term. An effective date has not been stipulated for this proposed guidance.

  •
  Clarifications to Accounting for Troubled Debt Restructurings by Creditors:  This proposal provides additional guidance to assist creditors in determining whether a restructuring of a receivable meets the criteria to be considered a troubled debt restructuring, both for purposes of recording impairment and for disclosure of troubled debt restructurings. The proposed guidance is expected to be applicable for interim or annual periods ending after June 15, 2011.

  •
  Reconsideration of Effective Control for Repurchase Agreements:  The amendments in this proposed update would remove from the assessment of effective control of transferred assets the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms even in the event of default by the transferee. The amendments would eliminate the requirement to demonstrate that the transferor possesses adequate collateral to fund substantially all the cost of purchasing replacement financial assets. Other criteria applicable to the assessment of effective control would not be changed. The update will be effective as of the beginning of the first interim or annual period after issuance. The final update is expected to be issued in the first quarter of 2011.

        The Company has not completed its assessment of the impact of these proposed standards on its consolidated financial position, results of operations or cash flows.

Note 2 Acquisitions

        On May 21, 2009, BankUnited entered into a purchase and assumption agreement (the "FSB Agreement") with the FDIC, as receiver, pursuant to which BankUnited acquired substantially all of the assets and assumed substantially all of the non-brokered deposits and other liabilities of BankUnited, FSB.

        Prior to the Acquisition, BankUnited, FSB was a community bank headquartered in Coral Gables, Florida that operated 85 banking branches in 13 counties in Florida. Excluding the effects of acquisition accounting adjustments, the Bank acquired $13.6 billion in assets and assumed $12.8 billion of the deposits and liabilities of BankUnited, FSB. The Bank received net consideration in the amount of $2.2 billion, partially offset by liabilities due to the FDIC in the amount of $156.8 million.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 2 Acquisitions (Continued)

        In connection with the Acquisition, the Bank entered into loss sharing agreements with the FDIC that cover single family residential mortgage loans, commercial real estate, commercial and industrial and consumer loans, certain investment securities and other real estate owned ("OREO"), collectively referred to as the "covered assets". The Bank acquired other BankUnited, FSB assets that are not covered by the loss sharing agreements with the FDIC including cash balances of $1.2 billion, certain investment securities purchased at fair value and other tangible assets. Pursuant to the terms of the loss sharing agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse the Bank for 80% of losses of up to $4.0 billion, and 95% of losses in excess of this amount. The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Bank a reimbursement under the loss sharing agreements. The FDIC's obligation to reimburse the Company for losses with respect to covered assets begins with the first dollar of loss incurred. The expected reimbursements under the loss sharing agreements were recorded as an indemnification asset at its estimated fair value of $3.4 billion on the acquisition date. The indemnification asset reflects the present value of the expected net cash reimbursements under the loss sharing agreements.

        The amounts covered by the loss sharing agreements are the pre-acquisition book values of the underlying covered assets, the contractual balance of unfunded commitments that were acquired, plus certain interest and expenses. The loss sharing agreements are subject to servicing procedures specified in the agreement with the FDIC. The loss sharing agreement applicable to single family residential mortgage loans provides for FDIC loss sharing and the Bank's reimbursement of recoveries to the FDIC for ten years. The loss sharing agreements applicable to all other covered assets provide for FDIC loss sharing for five years and the Bank's reimbursement of recoveries to the FDIC for 8 years. Under the loss sharing agreements, the Bank may sell up to 2.5% of the acquired residential and commercial loan portfolio, with certain restrictions, based on the unpaid principal balance ("UPB") of the loans on an annual basis without prior consent from the FDIC. If the Bank seeks to sell residential or non-residential loans in excess of the agreed 2.5% threshold, nine months prior to the tenth anniversary or fifth anniversary, respectively, and does not receive approval from the FDIC, the loss sharing agreements are extended for a period of two years after the respective anniversaries. The loss sharing term is extended only with respect to the loans to be included in such sales. The Bank will have the right to sell all or any portion of such loans without FDIC consent, at any time within nine months prior to the respective extended termination dates.

        The Acquisition was determined to be a business combination; accordingly, the assets acquired and liabilities assumed were recorded at their estimated fair values at the acquisition date. The determination of the initial fair value of loans purchased in the acquisition and the initial fair value of the related FDIC indemnification asset involved a high degree of judgment and complexity and required management to make subjective assumptions about discount rates, future expected cash flows, market conditions and other future events that are subject to change. The amount the Company ultimately realizes from these assets could differ materially from the initial estimates.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 2 Acquisitions (Continued)

        The following table summarizes the carrying amount and estimated fair values of assets acquired and liabilities assumed as of the acquisition date (in thousands):

	As Recorded by BankUnited FSB	Fair Value Adjustments	Net Cash Received From the FDIC	As Recorded by the Company
Assets
Cash and cash equivalents	$1,160,321	$—	$2,156,393	$3,316,714
Investment securities, at fair value	608,388	(69,444)	—	538,944
FHLB stock	243,334	—	—	243,334
Loans	11,174,232	(6,163,904)	—	5,010,328
FDIC receivable	—	69,444	—	69,444
FDIC indemnification asset	—	3,442,890	—	3,442,890
Bank owned life insurance	129,111	—	—	129,111
Other real estate owned	199,819	(22,140)	—	177,679
Deferred tax asset, net	—	37,269	—	37,269
Goodwill and other intangible assets	—	61,150	—	61,150
Other assets	95,171	(44,696)	—	50,475

Total assets	13,610,376	(2,689,431)	2,156,393	13,077,338

Liabilities
Deposits	8,225,916	108,566	—	8,334,482
Securities sold under agreements to repurchase	1,310	—	—	1,310
Federal Home Loan Bank advances	4,429,350	201,264	—	4,630,614
Advance payments by borrowers for taxes and insurance	52,362	—	—	52,362
Other liabilities	59,137	(567)	—	58,570

Total liabilities	12,768,075	309,263	—	13,077,338

Net Assets	$842,301	$(2,998,694)	$2,156,393	$—

        Goodwill and other intangible assets recognized in conjunction with the Acquisition include approximately $59.4 million of goodwill and a $1.8 million core deposit intangible asset.

        The following is a description of the methods used to determine the fair values of significant assets acquired and liabilities assumed.

        Cash and cash equivalents, securities sold under agreements to repurchase and advance payments by borrowers for taxes and insurance: The carrying amount of these assets and liabilities was considered a reasonable estimate of fair value based on the short-term, liquid nature of these assets.

  Investment securities:

        Fair values of investment securities were based on quoted market prices, where available. If quoted market prices were not available, fair value estimates were based on observable inputs including quoted market prices for similar instruments, quoted market prices in inactive markets or other inputs observable in the market. In the absence of observable inputs, fair value was estimated based on pricing models and/or discounted cash flow methodologies.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 2 Acquisitions (Continued)

  FHLB stock:

        Par value was considered a reasonable estimate of fair value based on the redemption provisions of the securities, as these instruments are restricted securities with no evidence of impairment at the time of acquisition.

  Loans:

        Fair values for loans were based on a discounted cash flow methodology that considered factors including the type of loan and related collateral, delinquency and credit classification status, fixed or variable interest rate, term of loan, whether or not the loan was amortizing, and current discount rates. Additional assumptions used included default rates, loss severity, payment curves, loss curves and prepayment speeds. Certain residential loans were grouped together according to similar characteristics and were treated in the aggregate when applying various valuation techniques. The discount rates used for loans were based on market rates for new originations of comparable loans at the time of acquisition, and included adjustments for liquidity concerns.

  FDIC receivable:

        The $69.4 million FDIC receivable represented a receivable recognized by the Company for an amount due from the FDIC related to the disputed purchase price of certain investment securities. The FDIC assigned a purchase price to these securities that the Company believed to be higher than the price required by the FSB Agreement. The FSB Agreement incorporates dispute resolution procedures that describe the process by which disputes regarding interpretation, application, calculation of loss or calculation of payments regarding the loss share must be resolved. In 2009, the Company recognized an impairment charge on the full amount of the FDIC receivable due to concerns over collectability. See Note 19, Commitments and Contingencies, for additional discussion of resolution of this dispute.

  FDIC indemnification asset:

        Fair value was estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements of losses and the applicable loss sharing percentages. These cash flows were discounted using a risk-free yield curve plus a premium reflecting the uncertainty related to the collection, amounts and timing of the cash flows and other liquidity concerns.

  Bank owned life insurance:

        The fair value of bank owned life insurance was based on the amount that could be realized at the acquisition date from the underlying insurance contract.

  OREO:

        OREO was recorded at estimated fair value, generally based on real estate appraisals or other market based indications of value, net of estimated costs of disposal.

  Deferred tax asset, net:

        The deferred tax asset, net represented the tax effects of differences between the book bases and tax bases of certain assets acquired and liabilities assumed, including investment securities, loans, loss share receivable, time deposits and FHLB advances.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 2 Acquisitions (Continued)

  Goodwill:

        Goodwill represented the residual difference in the fair value of tangible and identifiable intangible assets acquired and liabilities assumed by Company along with the payment from the FDIC for assuming the net liabilities and reflects the market share and related benefits expected to result from the acquisition. Goodwill was assigned to the Company's single operating segment and reporting unit at the date of the Acquisition, community banking.

  Core deposit intangible:

        The core deposit intangible asset represented the value of relationships with deposit customers. Fair value was estimated based on the present value of the expected cost savings attributable to core deposit funding relative to an alternative source of funding. In determining fair value, consideration was given to expected customer attrition rates, cost of the deposit base, reserve requirements and the net maintenance cost attributable to customer deposits.

  Other assets:

        The fair value of other assets was determined based on management's assessment of the collectability and realizability of such assets at acquisition date.

  Deposits:

        Fair values of transaction accounts acquired, including demand, savings and money market deposits, equaled the amount payable on demand at the acquisition date. The fair values of time deposits were estimated using a discounted cash flow calculation that applied interest rates being offered at the acquisition date to the contractual cash flows on such deposits.

  Federal Home Loan Bank advances:

        The fair values of Federal Home Loan Bank advances were estimated using a discounted cash flow calculation that applied interest rates being offered at the acquisition date for advances with similar terms and remaining maturities to the contractual cash flows on such advances.

  Other liabilities:

        The fair value of other liabilities was based primarily on their carrying amounts, which was considered a reasonable estimate based on the short-term nature of these liabilities. Included in other liabilities was the estimated fair value of the warrant issued to the FDIC in connection with the acquisition, amounting to $1.5 million.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 2 Acquisitions (Continued)

        A summary of the covered loans acquired as of May 21, 2009 and the related discount is as follows (in thousands):

	Acquired Credit Impaired
	Unpaid Principal Balance	Additional Contractual Cash Flows	Total Estimated Contractual Cash Flows on Acquired Credit Impaired Loans	Non-ACI	Total
Real Estate Loans:
One-to-four family residential	$9,114,641	$4,047,208	$13,161,849	$212,847	$13,374,696
Home equity loans and lines of credit	284,222	82,164	366,386	220,434	586,820
Multi-family	124,785	48,072	172,857	6,032	178,889
Commercial real estate	566,990	245,204	812,194	40,582	852,776
Construction	187,025	99,338	286,363	377	286,740
Land	220,100	54,636	274,736	173	274,909

Total real estate loans	10,497,763	4,576,622	15,074,385	480,445	15,554,830

Other Loans
Commercial	131,590	21,746	153,336	51,434	204,770
Consumer	13,000	348	13,348	—	13,348

Total commercial and consumer loans	144,590	22,094	166,684	51,434	218,118

	$10,642,353	$4,598,716	15,241,069	531,879	15,772,948

Less: Non-accretable difference			8,714,344	—	8,714,344

Cash flows expected to be collected			6,526,725
Accretable discount			2,004,337	43,939	2,048,276

Total			$4,522,388	$487,940	$5,010,328

        The estimated contractual cash flows for the acquired non-credit-impaired loans at the acquisition date was $713.0 million.

        The following table presents the components of the FDIC indemnification asset at May 21, 2009 (in thousands):

	Loans	OREO	Total
Estimated portion of gross losses subject to FDIC indemnification:
Residential	$4,119,357	$18,860	$4,138,217
Commercial	411,095	—	411,095

Total	4,530,452	18,860	4,549,312
Fair value discount	1,103,681	2,741	1,106,422

FDIC indemnification asset at May 21, 2009	$3,426,771	$16,119	$3,442,890

        At the closing of the Acquisition on May 21, 2009, the Company paid transaction fees to related parties totaling $20.0 million and reimbursed those parties for $2.5 million in certain expenses related to the Acquisition. These fees and costs are included in non-interest expense for the period ended December 31, 2009.

        In October 2010, in two separate transactions, the Company acquired certain assets and assumed certain liabilities of a small business commercial leasing company and a municipal leasing company for total cash consideration of approximately $50.5 million. These transactions were determined to be

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 2 Acquisitions (Continued)

business combinations and were accounted for using the acquisition method of accounting. The acquired businesses are complementary to the Company's commercial lending business strategy. The assets acquired and liabilities assumed were accounted for at their estimated fair values at the date of acquisition and included primarily lease receivables valued at $42.7 million, customer relationship intangible assets of $442 thousand, goodwill of $7.9 million, premises and equipment of $570 thousand, and customer deposits and other liabilities of $1.1 million. Goodwill resulted primarily from the value of an assembled workforce and related industry expertise. The results of operations of the acquired businesses have been included in the Company's financial statements from the date of acquisition. Pro-forma financial information is not presented due to immateriality of these acquisitions to the Company's overall financial position and results of operations.

Note 3 Investment Securities Available for Sale

        Investment securities available for sale at December 31, 2010 and 2009 consisted of the following (in thousands):

	December 31, 2010
	Covered Securities				Non-Covered Securities
		Gross Unrealized				Gross Unrealized
	Amortized Cost			Fair Value	Amortized Cost			Fair Value
		Gains	Losses			Gains	Losses
U.S. Government agency and sponsored enterprise residential mortgage-backed securities	$—	$—	$—	$—	$1,282,757	$11,411	$(3,258)	$1,290,910
Resecuritized real estate mortgage investment conduits ("Re-Remics")	—	—	—	—	599,682	14,054	(1,105)	612,631
Private label residential mortgage backed securities and CMO's	181,337	61,679	(1,726)	241,290	138,759	2,906	(35)	141,630
Non mortgage asset-backed securities	—	—	—	—	407,158	1,908	(72)	408,994
Mutual funds and preferred stocks	16,382	57	(922)	15,517	120,107	3,402	(491)	123,018
State and municipal obligations	—	—	—	—	22,898	101	(39)	22,960
Small Business Administration securities	—	—	—	—	62,831	191	(131)	62,891
Other debt securities	3,695	3,066	—	6,761	—	—	—	—

Total	$201,414	$64,802	$(2,648)	$263,568	$2,634,192	$33,973	$(5,131)	$2,663,034

	December 31, 2009
	Covered Securities				Non-Covered Securities
		Gross Unrealized				Gross Unrealized
	Amortized Cost			Fair Value	Amortized Cost			Fair Value
		Gains	Losses			Gains	Losses
U.S. Treasury securities	$—	$—	$—	$—	$10,066	$6	$—	$10,072
U.S. Government agency and sponsored enterprise residential mortgage-backed securities	—	—	—	—	1,288,277	3,581	(3,215)	1,288,643
Resecuritized real estate mortgage investment conduits ("Re-Remics")	—	—	—	—	478,731	1,007	(4,735)	475,003
Private label residential mortgage backed securities and CMO's	201,149	51,285	(480)	251,954	118,616	—	(4,062)	114,554
Non mortgage asset-backed securities	—	—	—	—	30,000	—	—	30,000
Mutual funds and preferred stocks	18,094	338	(698)	17,734	25,250	661	(122)	25,789
State and municipal obligations	—	—	—	—	22,964	143	(1)	23,106
Other debt securities	3,331	2,707	—	6,038	250	—	—	250

Total	$222,574	$54,330	$(1,178)	$275,726	$1,974,154	$5,398	$(12,135)	$1,967,417

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 3 Investment Securities Available for Sale (Continued)

        At December 31, 2010, investment securities available for sale by contractual maturity, adjusted for anticipated prepayments of mortgage-backed and other pass-through securities, are shown below (in thousands):

	Amortized Cost	Fair Value
Due in one year or less	$766,730	$791,221
Due after one year through five years	1,320,588	1,361,728
Due after five years through ten years	417,215	429,929
Due after ten years	194,584	205,189
Mutual funds and preferred stocks	136,489	138,535

Total	$2,835,606	$2,926,602

        Based on the Company's proprietary model and prepayment assumptions, the weighted average life of the mortgage-backed securities portfolio as of December 31, 2010 was 4.02 years. The model results are based on assumptions that may differ from the eventual outcome.

        During the year ended December 31, 2010, the Company exchanged certain non-covered trust preferred securities for preferred stock of the same issuer to achieve higher returns and more favorable tax treatment. Based on the market value of the trust preferred securities at the time of the exchange, the Company recognized a gross realized loss of $2.8 million. Proceeds from sale of investment securities available for sale during the year ended December 31, 2010 amounted to $222.0 million, resulting in gross realized losses of $48.3 thousand and gross realized gains of $1.9 million. Proceeds from sale of investment securities available for sale during the period ended December 31, 2009 amounted to $9.3 million, resulting in gross realized losses of $381 thousand and gross realized gains of $44 thousand.

        The carrying value of securities pledged as collateral for Federal Home Loan Bank advances, public deposits, interest rate swaps, securities sold under agreements to repurchase and to secure borrowing capacity at the Federal Reserve Bank, totaled $496.5 million and $618.0 million at December 31, 2010 and December 31, 2009, respectively.

        At December 31, 2010, the portfolio of Re-Remics includes securities issued by a single issuer with a carrying value of $333.6 million.

        The following table presents the aggregate fair value and the aggregate amount by which amortized cost exceeds fair value for investment securities that are in unrealized loss positions at

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 3 Investment Securities Available for Sale (Continued)

December 31, 2010 and 2009. All of the securities in unrealized loss positions had been in continuous unrealized loss positions for less than twelve months at December 31, 2010 and 2009 (in thousands):

	December 31, 2010		December 31, 2009
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agency and sponsored enterprise residential mortgage-backed securities	$486,216	$(3,258)	$812,669	$(3,215)
Resecuritized real estate mortgage investment conduits ("Re-Remics")	59,408	(1,105)	340,846	(4,735)
Private label residential mortgage backed securities and CMO's	16,626	(1,761)	115,872	(4,542)
Non mortgage asset-backed securities	63,802	(72)	—	—
Mutual funds and preferred stocks	61,336	(1,413)	27,257	(820)
State and municipal obligations	6,144	(39)	1,109	(1)
Small Business Administration securities	24,108	(131)	—	—

Total	$717,640	$(7,779)	$1,297,753	$(13,313)

        The Company monitors its investment securities available for sale for other than temporary impairment, or OTTI, on an individual security basis considering numerous factors including the Company's intent to sell securities in an unrealized loss position; the likelihood that the Company will be required to sell these securities before an anticipated recovery in value; the duration and severity of impairment; the earnings performance, credit rating, asset quality, and business prospects of the issuer; adverse changes in the regulatory, economic or technological environment; adverse changes in general market conditions in the geographic area or industry in which the issuer operates; and factors that raise concerns about the issuer's ability to continue as a going concern such as negative cash flows from operations, working capital deficiencies or non-compliance with statutory capital requirements or debt covenants. The relative significance of each of these factors varies depending on the circumstances related to each security.

        None of the securities in unrealized loss positions at December 31, 2010 or 2009 were determined to be other-than-temporarily impaired. The Company does not intend to sell securities that are in unrealized loss positions and it is not more likely than not that the Company will be required to sell these securities before recovery of the amortized cost basis, which may be maturity. At December 31, 2010, sixty-one securities were in unrealized loss positions. The amount of impairment related to twenty-two of these securities was considered insignificant, totaling approximately $35,000 and no further analysis with respect to these securities was considered necessary. The basis for concluding that impairment of the remaining securities is not other-than-temporary is further described below:

  U.S. Government agency and sponsored enterprise mortgage-backed securities and Small Business Administration securities:

        At December 31, 2010, twenty-one U.S. Government agency and sponsored enterprise mortgage-backed securities and U.S. Small Business Administration securities were in unrealized loss positions. None of these securities have been in unrealized loss positions for more than twelve months and the amount of impairment of individual securities is less than 3% of amortized cost. The timely payment of principal and interest on these securities is explicitly or implicitly guaranteed by the U.S. Government.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 3 Investment Securities Available for Sale (Continued)

Given the limited severity and duration of impairment and the expectation of timely payment of principal and interest, the impairments are considered to be temporary.

  Private label mortgage-backed securities and CMO's and Re-Remic's:

        At December 31, 2010, eight private label mortgage-backed securities and Re-Remic's were in unrealized loss positions. These securities were assessed for OTTI using third-party developed credit and prepayment behavioral models and CUSIP level constant default rates, voluntary prepayment rates and loss severity and delinquency assumptions. The results of this evaluation were not indicative of credit losses related to any of these securities as of December 31, 2010. None of these securities have been in continuous unrealized loss positions for more than 12 months. Given the limited duration of impairment and the expectation of timely recovery of outstanding principal, the impairments are considered to be temporary.

  Non-mortgage asset backed securities:

        At December 31, 2010, one non-mortgage asset backed security was in an unrealized loss position. This security had been in a continuous unrealized loss position for one month at December 31, 2010 and the amount of impairment was less than 1% of its amortized cost basis. This security was assessed for OTTI using a third-party developed credit and prepayment behavioral model and CUSIP level constant default rates, voluntary prepayment rates and loss severity and delinquency assumptions. The results of this evaluation were not indicative of credit losses related to this security as of December 31, 2010. Given the limited severity and duration of impairment and the results of the third party assessment, the impairment is considered to be temporary.

  Mutual funds and preferred stock:

        At December 31, 2010, eight mutual fund and preferred stock investments were in unrealized loss positions, including three positions in mutual funds, four positions in FNMA and FHLMC preferred stock, and one position in preferred stock of a financial institution. All of the underlying holdings of the mutual funds in which the Company has positions are either explicitly or implicitly guaranteed by the U.S. Government. These investments have been in continuous unrealized loss positions for four months or less at December 31, 2010 and the severity of impairment is less than 4% of cost basis. All of the FNMA and FHLMC preferred stock positions have been in continuous unrealized loss positions for less than twelve months and the severity of impairment is less than 2% of cost basis. The financial institution preferred stock had been in an unrealized loss position for three months at December 31, 2010 and the amount of impairment was less than 1% of the Company's cost basis. The security is investment grade and the issuer is well capitalized and reported positive earnings as of September 30, 2010. Given the limited duration and severity of impairment, the nature of the assets underlying the mutual fund investments and the rating and assessment of the financial position of the financial institution issuer, these impairments are considered to be temporary.

  State and municipal obligations:

        At December 31, 2010, one state and municipal obligation was in an unrealized loss position. The security was rated Aa1 by Moody's and AA+ by Standard & Poors and had been in an unrealized loss position for 3 months. Impairment totaled less than 3% of the Company's amortized cost basis. Given the limited duration and severity of impairment and the rating of the bond, the impairment is considered temporary.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 3 Investment Securities Available for Sale (Continued)

        The fair values of the Company's investment securities could decline in the future if the underlying performance of the collateral for the residential mortgage-backed securities or other securities deteriorates and the Company's credit enhancement levels do not provide sufficient protection for the Company's contractual principal and interest payments.

Note 4 Loans and Allowance for Loan Losses

        At December 31, 2010 and 2009, loans consisted of the following (dollars in thousands):

	December 31, 2010
	Covered Loans
	Acquired Credit Impaired	Non-ACI	Non-Covered Loans	Total	Percent of Total
Real Estate Loans:
1-4 single family residential	$2,421,016	$151,945	$113,439	$2,686,400	67.5%
Home equity loans and lines of credit	98,599	206,797	2,255	307,651	7.7%
Multi-family	73,015	5,548	34,271	112,834	2.8%
Commercial real estate	299,068	33,938	118,857	451,863	11.4%
Construction	8,267	—	8,582	16,849	0.4%
Land	48,251	170	1,873	50,294	1.3%

Total	2,948,216	398,398	279,277	3,625,891	91.1%

Other Loans:
Commercial and industrial	49,731	30,139	213,626	293,496	7.4%
Lease financing	—	—	52,960	52,960	1.3%
Consumer	4,403	—	3,056	7,459	0.2%

Total	54,134	30,139	269,642	353,915	8.9%

Total loans	3,002,350	428,537	548,919	3,979,806	100.0%

Unearned discount and deferred fees and costs, net	—	(34,840)	(10,749)	(45,589)

Loans net of discount and deferred fees and costs	3,002,350	393,697	538,170	3,934,217
Allowance for loan losses	(39,925)	(12,284)	(6,151)	(58,360)

Loans, net	$2,962,425	$381,413	$532,019	$3,875,857

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 4 Loans and Allowance for Loan Losses (Continued)

	December 31, 2009
	Covered Loans
	Acquired Credit Impaired	Non-ACI	Non-Covered Loans	Total	Percent of Total
Real Estate Loans:
1-4 single family residential	$3,306,306	$184,669	$43,110	$3,534,085	76.0%
Home equity loans and lines of credit	113,578	215,591	1,615	330,784	7.1%
Multi-family	71,321	4,971	700	76,992	1.7%
Commercial real estate	363,965	39,733	24,460	428,158	9.2%
Construction	44,812	377	—	45,189	1.0%
Land	43,903	173	—	44,076	0.9%

Total	3,943,885	445,514	69,885	4,459,284	95.9%

Other Loans:
Commercial and industrial	81,765	48,635	51,565	181,965	3.9%
Consumer	7,065	—	3,151	10,216	0.2%

Total	88,830	48,635	54,716	192,181	4.1%

Total loans	4,032,715	494,149	124,601	4,651,465	100.0%

Unearned discount and deferred fees and costs, net	—	(39,986)	40	(39,946)

Loans net of discount and deferred fees and costs	4,032,715	454,163	124,641	4,611,519
Allowance for loan losses	(20,021)	(1,266)	(1,334)	(22,621)

Loans, net	$4,012,694	$452,897	$123,307	$4,588,898

        As of December 31, 2010 and 2009, the unpaid principal balance of ACI loans was $7.2 billion and $9.3 billion, respectively.

        The accretable yield on ACI loans represents the amount by which undiscounted expected future cash flows exceeds carrying value. Changes in the accretable yield on ACI loans for the year ended December 31, 2010 and the period from May 22, 2009 through December 31, 2009 were as follows (in thousands):

	December 31, 2010	December 31, 2009
Balance, beginning of period	$1,734,233	$2,004,337
Reclassifications from non-accretable difference	487,718	—
Accretion	(387,977)	(270,104)

Balance, end of period	$1,833,974	$1,734,233

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 4 Loans and Allowance for Loan Losses (Continued)

        The following tables present total 1-4 single family residential loans categorized between fixed rate mortgages and adjustable rate mortgages ("ARMs") as of December 31 2010 and 2009 (in thousands):

	December 31, 2010
	Covered Loans
	Acquired Credit Impaired	Non-ACI	Non-Covered Loans	Total	Percent of Total
1-4 single family residential loans:
Fixed rate loans	$592,352	$61,462	$72,067	$725,881	27.0%
ARM Loans	1,828,664	90,483	41,372	1,960,519	73.0%

Total(1)	$2,421,016	$151,945	$113,439	$2,686,400	100.0%

	December 31, 2009
	Covered Loans
	Acquired Credit Impaired	Non-ACI	Non-Covered Loans	Total	Percent of Total
1-4 single family residential loans:
Fixed rate loans	$569,529	$76,342	$42,577	$688,448	19.5%
ARM Loans	2,736,777	108,327	533	2,845,637	80.5%

Total(1)	$3,306,306	$184,669	$43,110	$3,534,085	100.0%

(1)
Before deferred fees and costs, unearned discounts, premiums and the allowance for loan losses.

        Included in ARM loans above are payment option ARMs representing 32.1% and 46.8% of total one-to-four single family residential loans outstanding as of December 31, 2010 and 2009, respectively. All of the option ARMs are covered loans.

        At December 31, 2010 and 2009, based on unpaid principal balance, the majority of the outstanding loans were to customers domiciled in the following states (dollars in thousands):

	December 31, 2010		December 31, 2009
	Amount	%	Amount	%
Florida	$5,342,748	65.4%	$6,253,990	63.8%
California	462,249	5.7%	667,672	6.8%
New Jersey	382,277	4.7%	459,755	4.7%
Illinois	378,906	4.6%	466,007	4.8%
Arizona	258,629	3.2%	400,096	4.1%
Others	1,348,403	16.4%	1,562,629	15.8%

	$8,173,212	100.0%	$9,810,149	100.0%

        No other state represented borrowers with more than 4% of loans outstanding at December 31, 2010 or December 31, 2009.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 4 Loans and Allowance for Loan Losses (Continued)

        During the year ended December 31, 2010, the Company sold ACI one-to-four single family residential loans to third parties on a non-recourse basis with a carrying value of $143.5 million for gross cash proceeds of $68.1 million. The Company incurred transaction costs of $1.0 million and recognized a loss on the sale of loans of $76.4 million. During the period ended December 31, 2009, the Company sold ACI loans on a non-recourse basis with a carrying value of $129.8 million for gross cash proceeds of $84.6 million, incurred transaction costs of $1.9 million and recognized a loss on sale of $47.1 million. These losses were partly mitigated by increases in the FDIC indemnification asset of $57.5 million and $37.6 million for the year ended December 31, 2010 and the period ended December 31, 2009, respectively, included in the income statement line item "Net loss on indemnification asset resulting from net recoveries".

        During the year ended December 31, 2010 and the period ended December 31, 2009, the Company purchased one-to-four single family residential loans with unpaid principal balances totaling $75.0 million and $37.1 million, respectively.

        As of December 31, 2010 and December 31, 2009, the Company had pledged real estate loans with unpaid principal balances of approximately $5.2 billion and $6.1 billion and carrying amounts of approximately $2.9 billion and $2.8 billion, respectively as security for Federal Home Loan Bank advances.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 4 Loans and Allowance for Loan Losses (Continued)

        The following table presents information about the allowance for loan losses and related loans as of and for the year ended December 31, 2010 (in thousands):

	1-4 single family residential	Home equity loans and lines of credit	Multi- family	Commercial real estate	Construction	Land	Commercial	Lease financing	Consumer	Total
Allowance for loan losses:
Beginning balance	$20,205	$15	$71	$768	$5	$2	$1,509	$—	$46	$22,621
Provision for loan losses:
ACI loans	(20,021)	18,488	7,115	9,069	5,974	7,315	5,988	—	—	33,928
Non-ACI loans	642	10,343	739	(47)	(4)	24	641	—	215	12,553
Non-covered loans	103	(1)	761	886	118	102	2,880	68	9	4,926

Total Provision	(19,276)	28,830	8,615	9,908	6,088	7,441	9,509	68	224	51,407
Charge-offs:
ACI loans	—	—	(1,414)	(3,274)	(4,957)	(3,441)	(938)	—	—	(14,024)
Non-ACI loans	—	(1,125)	(166)	—	—	—	(29)	—	(215)	(1,535)
Non-covered loans	—	—	—	—	—	—	(109)	—		(109)

Total charge-offs	—	(1,125)	(1,580)	(3,274)	(4,957)	(3,441)	(1,076)	—	(215)	(15,668)
Recoveries
Ending Balance	$929	$27,720	$7,106	$7,402	$1,136	$4,002	$9,942	$68	$55	$58,360

Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

Ending balance: collectively evaluated for impairment	$929	$9,232	$1,405	$1,607	$119	$128	$4,892	$68	$55	$18,435

Ending balance: ACI	$—	$18,488	$5,701	$5,795	$1,017	$3,874	$5,050	$—	$—	$39,925

Ending balance: Non-ACI	$761	$9,229	$633	$418	$1	$26	$1,216	$—	$—	$12,284

Ending balance: Non-covered	$168	$3	$772	$1,189	$118	$102	$3,676	$68	$55	$6,151

Loans:
Ending balance	$2,686,400	$307,651	$112,834	$451,863	$16,849	$50,294	$293,496	$52,960	$7,459	$3,979,806

Ending balance: individually evaluated for impairment(1)	$—	$—	$—	$—	$—	$—	$2,989	$—	$—	$2,989

Ending balance: collectively evaluated for impairment(1)	$265,384	$209,052	$39,819	$152,795	$8,582	$2,043	$240,776	$52,960	$3,056	$974,467

Ending balance: ACI loans	$2,421,016	$98,599	$73,015	$299,068	$8,267	$48,251	$49,731	$—	$4,403	$3,002,350

(1)
Ending balance of loans is before unearned discount and deferred fees and costs

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 4 Loans and Allowance for Loan Losses (Continued)

        The following table summarizes the activity in the allowance for loan losses for the period ended December 31, 2009 (in thousands):

December 31, 2009
Balance, beginning of period	$—
Provision for loan losses:
ACI loans	20,021
Non-ACI loans	1,266
Non-covered loans	1,334

Total	22,621
Charge-offs	—
Recoveries	—

Balance, end of period	$22,621

        Increases in the FDIC indemnification asset of $29.3 million and $14.4 million were reflected in non-interest income for the year ended December 31, 2010 and the period ended December 31, 2009 respectively, related to the provision for loan losses on covered loans, including both ACI and non-ACI loans.

        The following tables present information about the Company's investment in impaired loans at and for the year ended December 31, 2010. The table below sets forth the carrying amount of those ACI loans or pools for which the Company has determined it is probable that it will be unable to collect all the cash flows expected at acquisition plus additional cash flows expected to be collected to be collected arising from changes in estimates after acquisition, if any, as well as ACI loans not accounted

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 4 Loans and Allowance for Loan Losses (Continued)

for in pools that have been modified in a troubled debt restructuring, and the related allowance amounts (in thousands):

	Acquired Credit Impaired
	Recorded investment	Unpaid Principal Balance	Related Allowance	Average recorded investment
With no specific allowance recorded:
Construction	$35	$230	$—	$18
Land	346	400	—	173
Commercial and industrial	846	1,582	—	423
With a specific allowance recorded:
1-4 single family residential	—	—	—	139,871
Home equity loans and lines of credit	80,091	165,563	18,488	47,888
Commercial real estate	57,116	77,798	5,795	55,459
Multi-family	51,932	77,536	5,701	24,997
Construction	4,204	3,833	1,017	1,496
Land	35,554	46,536	3,874	14,861
Commercial and industrial	32,006	33,460	5,050	14,007
Total:
Residential	$80,091	$165,563	$18,488	$187,759
Commercial	182,039	241,375	21,437	111,434

	$262,130	$406,938	$39,925	$299,193

        The tables below include non-covered and non-ACI commercial and commercial real estate relationships with internal risk ratings of substandard or doubtful or on non-accrual status and with committed balances greater than or equal to $1,000,000 that have been individually evaluated for impairment and determined to be impaired. Also included in total impaired loans are loans that have been placed on non-accrual status, generally because they are 90 days or more delinquent, for which impairment is measured collectively. These include homogenous groups of 1 - 4 single family

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 4 Loans and Allowance for Loan Losses (Continued)

residential, home equity and smaller balance commercial and commercial real estate loans (in thousands):

	Non-ACI
	Recorded investment	Unpaid Principal Balance	Related Allowance	Average recorded investment	Non-ACI loans on non-accrual status
With no specific allowance recorded:
1-4 single family residential	$9,585	11,812	$—	$13,450	$9,585
Home equity loans and lines of credit	10,817	11,056	—	7,150	10,817
Commercial real estate	75	75	—	561	75
Multi-family	200	200	—	614	200
Commercial and industrial	1,886	2,061	—	1,022	1,886
With a specific allowance recorded:	—	—	—	—	—
Total:
Residential	$20,402	$22,868	$—	$20,600	$20,402
Commercial	2,161	2,336	—	2,197	2,161

	$22,563	$25,204	$—	$22,797	$22,563

	Non-covered
	Recorded investment	Unpaid Principal Balance	Related Allowance	Average recorded investment	Non-covered loans on non- accrual status
With no specific allowance recorded:
Commercial and industrial	$3,211	$3,220	$—	$830	$3,220
With a specific allowance recorded:	—	—	—	—	—

	$3,211	$3,220	$—	$830	$3,220

        Included in the tables above are three ACI commercial and commercial real estate credit relationships that were the subject of troubled debt restructurings during the year ended December 31, 2010. These loans had an aggregate carrying amount of $2.4 million at December 31, 2010.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 4 Loans and Allowance for Loan Losses (Continued)

        The following table presents information about the Company's investment in impaired loans as of and for the period ended December 31, 2009 (in thousands):

	December 31, 2009
	Impaired loans in accrual status(1)	Loans in non-accrual status	Specific allowance allocated to impaired loans	Average recorded investment in impaired loans
Covered loans
1 - 4 single family residential	$567,253	$14,495	$20,021	$13,295
Home equity loans and lines of credit	—	2,726	—	1,418
Commercial	—	150	30	37

Total	$567,253	$17,371	$20,051	$14,750

(1)
Impaired loans in accrual status are ACI loans that are being accounted for as pools for which impairment is evaluated on a pool basis

        ACI loans or loan pools are considered to be impaired when there has been further deterioration in the cash flows expected at acquisition, plus any additional cash flows expected to be collected arising from changes in estimates after acquisition. Discount continues to be accreted on ACI loans or pools as long as there are expected future cash flows in excess of the current carrying amount; therefore, these loans are not classified as non-accrual even though they may be contractually delinquent. ACI 1-4 single family residential and home equity loans accounted for in pools are evaluated for impairment on a pool basis and the amount of any impairment is measured based on the expected aggregate cash flows of the pools. ACI commercial and commercial real estate loans are evaluated individually for impairment.

        1-4 single family residential and home equity ACI loans that are contractually delinquent by more than 90 days and accounted for in pools that are on accrual status because discount continues to be accreted totaled $0.7 billion and $1.2 billion at December 31, 2010 and 2009, respectively. The carrying amount of commercial and commercial real estate ACI loans that are contractually delinquent in excess of ninety days but still classified as accruing loans due to discount accretion totaled $54.2 million and $0 at December 31, 2010 and 2009, respectively. There were no non-ACI or non-covered loans contractually delinquent by more than 90 days and still accruing at December 31, 2010 or 2009.

        Interest income foregone on non-accrual loans, including interest income reversed when loans were placed on non-accrual status, totaled $774.7 thousand and $636 thousand for the year ended December 31, 2010 and the period ended December 31, 2009, respectively.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 4 Loans and Allowance for Loan Losses (Continued)

        The following tables summarize the Company's loan portfolio by key indicators of credit quality as of December 31, 2010. Amounts are net of unearned discounts (in thousands):

  Residential credit exposure, based on delinquency status:

	1-4 single family residential	Home equity loans and lines of credit
Non-covered loans:
Current	$113,439	$2,255
Past due less than 90 days	—	—
Past due 90 days or more	—	—
Non-ACI loans:
Current	108,224	188,059
Past due less than 90 days	4,894	4,756
Past due 90 days or more	10,174	9,496
ACI loans:
Current	1,647,238	76,842
Past due less than 90 days	127,155	4,919
Past due 90 days or more	646,623	16,838

	$2,657,747	$303,165

  Consumer credit exposure, based on delinquency status:

Current	$7,373
Past due less than 90 days	47
Past due 90 days or more	39

$7,459

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 4 Loans and Allowance for Loan Losses (Continued)

  Commercial credit exposure, based on internal risk rating:

	Commercial real estate	Multi-family	Construction	Land	Commercial and industrial	Lease Financing
Non-covered loans:
Pass	$118,449	$32,730	$8,582	$1,537	$201,534	$42,944
Special mention	408	—	—	336	8,140	148
Substandard	—	1,541	—	—	3,952	384
Doubtful	—	—	—	—	—	6
Non-ACI loans:
Pass	33,306	789	—	—	12,590	—
Special mention	—	559	—	—	12,139	—
Substandard	563	4,166	—	170	3,812	—
Doubtful	—	—	—	—	—	—
ACI loans:
Pass	190,875	42,749	586	14,862	27,573	—
Special mention	22,566	1,207	183	6,092	5,423	—
Substandard	85,623	29,059	7,498	27,250	16,719	—
Doubtful	4	—	—	47	16	—

	$451,794	$112,800	$16,849	$50,294	$291,898	$43,482

        Management considers delinquency status to be the most meaningful indicator of the credit quality of one-to-four single family residential, home equity and consumer loans. Delinquency statistics are updated at least monthly. Internal risk ratings are considered the most meaningful indicator of credit quality for commercial and commercial real estate loans. Internal risk ratings are updated on a continuous basis. Relationships with balances in excess of $250 thousand are re-evaluated at least annually and more frequently if circumstances indicate that a change in risk rating may be warranted. Loans exhibiting potential credit weaknesses that deserve management's close attention and, that if left uncorrected, may result in deterioration of the repayment capacity of the borrower are categorized as special mention. Loans with well defined credit weaknesses including payment defaults, declining collateral values, frequent overdrafts, operating losses, increasing balance sheet leverage, inadequate cash flow, project cost overruns, unreasonable construction delays, past due real estate taxes or exhausted interest reserves are assigned an internal risk rating of substandard. A loan with a weakness so severe that collection in full is highly questionable or improbable will be assigned an internal risk rating of doubtful.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 4 Loans and Allowance for Loan Losses (Continued)

        The following table presents an aging of the Company's past due loans as of December 31, 2010 (in thousands):

	30 - 59 days past due	60 - 89 days past due	More than 90 days past due or in foreclosure	Total past due loans
Non-covered loans:
Commercial and industrial	$136	$—	$95	$231
Lease financing	469	—	—	469
Consumer	—	3	—	3

	605	3	95	703

Non-ACI loans:
1-4 single family residential	4,587	307	10,174	15,068
Home equity loans and lines of credit	2,677	2,079	9,496	14,252
Commercial real estate	—	—	75	75
Multi-family	—	—	200	200
Commercial and industrial	538	1,004	578	2,120

	7,802	3,390	20,523	31,715

ACI loans:
1-4 single family residential	91,470	35,685	646,623	773,778
Home equity loans and lines of credit	3,060	1,859	16,838	21,757
Commercial real estate	5,981	2,705	13,724	22,410
Multi-family	2,218	2,197	11,008	15,423
Construction	—	—	6,429	6,429
Land	366	—	16,378	16,744
Commercial and industrial	181	—	6,625	6,806
Consumer	29	15	39	83

	103,305	42,461	717,664	863,430

	$111,712	$45,854	$738,282	$895,848

Note 5 FDIC Indemnification Asset

        When the Company recognizes gains or losses related to covered assets in its consolidated financial statements, changes in the estimated amount recoverable from the FDIC under the loss sharing agreements with respect to those gains or losses are also reflected in the consolidated financial statements. Covered loans may be resolved through repayment, short sale of the underlying collateral, foreclosure or, for the non-residential portfolio, charge-offs, or by sale of the loans. For loans resolved through repayment, short sale or foreclosure, the difference between consideration received in satisfaction of the loans and the carrying value of the loans is recognized in the income statement line item "Income from resolution of covered assets, net." Losses from the resolution or permanent modification of covered loans increase the amount recoverable from the FDIC under the loss sharing agreements. Gains from the resolution of covered loans reduce the amount recoverable from the FDIC under the loss sharing agreements. Similarly, differences in proceeds received on disposition of OREO

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 5 FDIC Indemnification Asset (Continued)

and the carrying amount of the OREO result in gains or losses and reduce or increase the amount recoverable from the FDIC under the loss sharing agreements. Increases in valuation allowances related to covered assets also increase the amount estimated to be recoverable from the FDIC. These additions to or reductions in amounts recoverable from the FDIC related to the resolution of covered assets are recorded in the income statement line item "Net gain (loss) on indemnification asset resulting from net recoveries" and reflected as corresponding increases or decreases in the FDIC indemnification asset.

        The following table summarizes the components of the gains and losses associated with covered assets, plus the provision for loan losses on non-covered loans, along with the related additions to or reductions in the amounts recoverable from the FDIC under the loss sharing agreements, as reflected in the consolidated statements of income for the year ended December 31, 2010 and the period ended December 31, 2009 (in thousands):

	December 31, 2010
	Transaction Income (Loss)	Net Gain (Loss) on Indemnification Asset From Net Recoveries	Net Impact on Pre-tax Earnings
Provision for losses on covered loans	$(46,481)	$29,291	$(17,190)
Provision for losses on non-covered loans	(4,926)	—	(4,926)

Total provision for loan losses	(51,407)	29,291	(22,116)

Income from resolution of covered assets, net	121,462	(84,138)	37,324
Loss on sale of covered loans, net	(76,360)	57,747	(18,613)

	45,102	(26,391)	18,711

Loss on sale of OREO	(2,174)	1,932	(242)
Impairment of OREO	(16,131)	12,904	(3,227)

	(18,305)	14,836	(3,469)

Total	$(24,610)	$17,736	$(6,874)

        In addition to the loss on covered loans reflected in the table above, the income statement line item "Loss on sale of loans, net" for the year ended December 31, 2010 includes approximately

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 5 FDIC Indemnification Asset (Continued)

$50 thousand of gains on the sale of loans held for sale. These transactions are not subject to the loss sharing agreements.

	December 31, 2009
	Transaction Income (Loss)	Net Gain (Loss) on Indemnification Asset From Net Recoveries	Net Impact on Pre-tax Earnings
Provision for losses on covered loans	$(21,287)	$14,433	$(6,854)
Provision for losses on non-covered loans	(1,334)	—	(1,334)

Total provision for loan losses	(22,621)	14,433	(8,188)

Income from resolution of covered assets, net	120,954	(88,801)	32,153
Loss on sale of covered loans, net	(47,078)	37,600	(9,478)

	73,876	(51,201)	22,675

Loss on sale of OREO	(807)
Impairment of OREO	(21,055)

	(21,862)	15,007	(6,855)

Total	$29,393	$(21,761)	$7,632

        Changes in the FDIC indemnification asset for year ended December 31, 2010 and the period ended December 31, 2009 were as follows (in thousands):

	December 31, 2010	December 31, 2009
Balance, beginning of period	$3,279,165	$3,442,890
Accretion	134,703	149,544
Reduction for claims filed	(764,203)	(291,508)
Gain (loss) on indemnification asset resulting from net recoveries	17,736	(21,761)

Balance, end of period	$2,667,401	$3,279,165

        Under the terms of the loss sharing agreements, the Company is also entitled to reimbursement from the FDIC for certain expenses related to covered assets upon final resolution of those assets. For the year ended December 31, 2010 and the period ended December 31, 2009 non-interest expense includes approximately $49.7 million and $26.1 million, respectively, of disbursements subject to reimbursement under the loss sharing agreements. For those same periods, claims of $29.8 million and $8.1 million, respectively, were submitted to the FDIC for reimbursement. As of December 31, 2010, $28.5 million of disbursements remain to be submitted for reimbursement from the FDIC in future periods as the related covered assets are resolved.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 6 Other Real Estate Owned

        An analysis of OREO for the year ended December 31, 2010 and the period ended December 31, 2009 follows (in thousands):

	December 31, 2010	December 31, 2009
Balance, beginning of period	$120,110	$177,679
Transfers from loan portfolio	401,763	115,192
(Decrease) increase from resolution of covered loans	(9,530)	25,702
Sales	(289,532)	(177,408)
Impairment	(16,131)	(21,055)

Balance, end of period	$206,680	$120,110

        Increases or decreases in OREO from resolution of covered loans result when the fair value of OREO less estimated cost to sell at the date of foreclosure exceeds or is less than the carrying amount of the related ACI loans that are resolved via foreclosure. These amounts are reflected in the line item "Income from resolution of covered assets, net" in the accompanying consolidated statements of income. As of December 31, 2010 and December 31, 2009, all of the Company's other real estate owned was covered under BankUnited's loss sharing agreements with the FDIC.

        Losses on sales of OREO totaled $2.2 million and $0.8 million for the year ended December 31, 2010 and the period ended December 31, 2009, respectively and are included in the line item "Other real estate owned expense" in the accompanying consolidated statements of income.

Note 7 Premises and Equipment and Lease Commitments

        Office properties and equipment are included in other assets in the accompanying consolidated balance sheets. At December 31, 2010 and 2009 office properties and equipment are summarized as follows (in thousands):

	December 31, 2010	December 31, 2009
Branch buildings and improvements	$3,540	$2,130
Leasehold improvements	10,762	7
Furniture, fixtures and equipment	6,607	6,034
Computer equipment	5,302	3,597
Software and software licensing rights	13,554	79

Total	39,765	11,847
Less: accumulated depreciation	(4,117)	(1,201)

Premises and equipment, net	$35,648	$10,646

        Depreciation and amortization expense related to office properties and equipment was $3.1 million and $1.2 million for the year ended December 31, 2010 and the period ended December 31, 2009, respectively.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 7 Premises and Equipment and Lease Commitments (Continued)

        The Company leases branch and office facilities under operating leases, most of which contain renewal options under various terms. Total rent expense under operating leases for the year ended December 31, 2010 and the period ended December 31, 2009, was $12.8 million and $9.3 million, respectively.

        As of December 31, 2010, future minimum rentals under non-cancelable operating leases with initial or remaining terms in excess of one year were as follows (in thousands):

Years Ending December 31,
2011	$10,916
2012	10,640
2013	9,151
2014	7,166
2015	4,937
Thereafter through 2026	22,437

Total	$65,247

Note 8 Goodwill and Other Intangible Assets

        Goodwill and other intangible assets consisted of the following at December 31, 2010 and 2009 (in thousands):

	December 31, 2010	December 31, 2009
Indefinite lived intangible assets:
Goodwill	$67,231	$59,351
Intangible assets with determinable useful lives:
Core deposit intangible	1,799	1,799
Customer relationship intangibles	442	—

	2,241	1,799
Accumulated amortization	(461)	(169)

	1,780	1,630

Goodwill and other intangible assets	$69,011	$60,981

        The core deposit intangible is being amortized over a period of approximately 6 years and the customer relationship intangible is being amortized over a period of approximately 10 years. Future expected amortization of intangible assets with determinable useful lives is approximately $336.1 thousand for each of the years ending December 31, 2011 through December 31, 2014, $214.5 thousand for the year ending December 31, 2015 and $221.0 thousand for the years thereafter.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 9 Deposits

        The following table sets forth the average balances and weighted average rates paid on each of BankUnited's deposit categories for the year ended December 31, 2010 and the period ended December 31, 2009 (dollars in thousands):

	December 31, 2010		December 31, 2009
	Average balance	Rate	Average balance	Rate
Demand deposits:
Non-interest bearing	$440,673	0.00%	$303,810	0.00%
Interest bearing	273,897	0.72%	183,416	0.79%
Money market	1,667,277	1.20%	1,205,446	1.93%
Savings	1,203,491	1.18%	948,000	1.94%
Time	3,889,961	1.85%	5,506,320	0.93%

Total	$7,475,299	1.45%	$8,146,992	1.16%

        Time deposits accounts with balances of $100,000 or more totaled approximately $1.3 billion and $1.9 billion at December 31, 2010 and December 31, 2009, respectively. Time deposits accounts with balances of $250,000 or more totaled $297.3 million and $463.1 million at December 31, 2010 and December 31, 2009, respectively. The following table sets forth maturities of time deposits equal to or greater than $100,000 as of December 31, 2010 (in thousands):

Three months or less	$331,660
Over 3 months through 6 months	163,520
Over 6 months through 12 months	472,199
Over 12 months through 24 months	109,632
Over 24 months through 36 months	81,429
Over 36 months through 48 months	35,709
Over 48 months through 60 months	112,274

Total	$1,306,423

        Included in deposits at December 31, 2010 are $54.0 million of time deposits issued to the State of Florida and other public funds deposits totaling $27.1 million. Investment securities available for sale with a carrying value of $124.3 million were pledged as security for these deposits at December 31, 2010.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 9 Deposits (Continued)

        Interest expense on deposits for the year ended December 31, 2010 and the period ended December 31, 2009, is as follows (in thousands):

	December 31, 2010	December 31, 2009
Interest bearing demand	$1,981	$890
Money market	19,999	14,283
Savings	14,243	11,295
Time	72,121	31,361

Total	$108,344	$57,829

        Interest expense on time deposits has been reduced by amortization of fair value adjustments recorded in connection with the Acquisition of $21.4 million and $79.9 million for the year ended December 31, 2010 and the period ended December 31, 2009, respectively.

Note 10 Short-Term Borrowings

        The following table sets forth information about short-term borrowings, consisting of overnight securities sold under agreements to repurchase, for the year ended December 31, 2010 and the period ended December 31, 2009 (dollars in thousands):

	December 31, 2010	December 31, 2009
Maximum outstanding at any month-end	$17,459	$2,972
Balance outstanding at end of year	$492	$2,972
Average outstanding during the year	$7,812	$2,091
Average interest rate during the year	0.92%	0.02%
Average interest rate at end of year	0.43%	0.01%

        As of December 31, 2010 and 2009, the Company had pledged mortgage-backed securities with a carrying value of approximately $25.3 million and $5.1 million, respectively, as collateral for securities sold under agreements to repurchase.

        As of December 31, 2010, the Bank had unused borrowing capacity at the Federal Reserve Bank of approximately $74.4 million and unused Federal Funds lines of credit with other financial institutions totaling $85 million.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 11 Federal Home Loan Bank Advances

        Information about outstanding Federal Home Loan Bank ("FHLB") advances as of December 31, 2010 follows (dollars in thousands):

	Amount	Range of Interest Rates
Maturing in:
2012	$1,145,000	0.29%	4.83%
2013	565,000	2.38%	4.77%
2014	505,000	3.91%	4.48%
2015	350	0.00%	0.00%

Total contractual balance outstanding	2,215,350
Acquisition accounting fair value adjustment	39,850

Total carrying value	$2,255,200

        The fair value adjustment recorded in conjunction with the Acquisition is being amortized as a reduction to interest expense over the remaining term of the related advances using the effective yield method. Amortization of the fair value adjustment totaled $23.9 million and $25.1 million during the year ended December 31, 2010 and the period ended December 31, 2009, respectively.

        The terms of the Company's security agreement with the FHLB require a specific assignment of collateral consisting of qualifying first mortgage loans, commercial real estate loans, home equity lines of credit and mortgage-backed securities with unpaid principal amounts discounted at various stipulated percentages at least equal to 100% of outstanding FHLB advances. As of December 31, 2010 the Company had pledged investment securities and mortgage loans with an aggregate carrying amount of approximately $3.4 billion as collateral for advances from the FHLB.

        During the period ended December 31, 2009, the Company elected to prepay $2.71 billion of FHLB advances with a carrying value of $2.83 billion for an aggregate cash payment of $2.80 billion. The Company recognized a gain of $31.3 million on this extinguishment of debt. Also during the period ended December 31, 2009, the Company restructured $505.0 million in principal amount of FHLB advances. The original advances had a weighted average interest rate and maturity of 3.69% and 1.8 years at the date of restructuring, respectively, and the new advances have a weighted average interest rate and maturity of 4.22% and 4.8 years, respectively. No gain or loss was recognized on the restructuring transactions.

        At December 31, 2010 the Bank's available borrowing capacity at the Federal Home Loan Bank of Atlanta was approximately $276.8 million.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 12 Income Taxes

        The components of the provision (benefit) for income taxes for the year ended December 31, 2010 and the period ended December 31, 2009 are as follows (in thousands):

	December 31, 2010	December 31, 2009
Current
Federal	$96,722	$70,910
State	6,995	11,790

Total	103,717	82,700

Deferred
Federal	20,987	(1,994)
State	3,101	(331)

Total	24,088	(2,325)

	$127,805	$80,375

        A reconciliation of the expected income tax expense at the statutory federal income tax rate of 35% to the Company's actual income tax expense and effective tax rate for the year ended December 31, 2010 and the period ended December 31, 2009 is as follows (amounts in thousands):

	December 31, 2010		December 31, 2009
	Amount	%	Amount	%
Tax expense calculated at the statutory federal income tax rate	$109,389	35.00%	$69,797	35.00%
Increases (decreases) resulting from:
State income taxes, net of federal tax benefit	9,065	2.90%	7,448	3.73%
Compensation expense related to PIUs	12,660	4.05%	3,078	1.54%
Other, net	(3,309)	(1.06)%	52	0.03%

Total	$127,805	40.89%	$80,375	40.30%

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 12 Income Taxes (Continued)

        The components of deferred tax assets and liabilities at December 31, 2010 and 2009 were as follows (in thousands):

	December 31, 2010	December 31, 2009
Deferred tax assets:
Excess of tax basis over carrying value of acquired loans	$444,553	$524,140
Fair value adjustments on FHLB advances and time deposits assumed	18,196	35,632
Acquisition costs	12,460	14,756
Allowance for loan losses	14,151	3,159
Impairment of OREO	2,869	1,624
Unrealized losses on derivatives used as cash flow hedges	15,028	1,546
Other	16,021	1,234

Gross deferred tax assets	523,278	582,091

Deferred tax liabilities:
Deferred tax gain	359,090	448,863
Excess carrying value of investment securities acquired over tax basis	100,764	91,458
Net unrealized gains on securities available for sale	35,099	18,607
Other	32,943	630

Gross deferred tax liabilities	527,896	559,558

Net deferred tax asset (liability)	$(4,618)	$22,533

        Realization of tax benefits for deductible temporary differences depends on having sufficient taxable income of an appropriate character within the carryforward periods. Sources of taxable income that may allow for the realization of these tax benefits include: (1) taxable income for the year ended December 31, 2010 and the period ended December 31, 2009 that would be available through carryback in future years, (2) future taxable income that will result from reversal of existing taxable temporary differences, including the negative tax on goodwill, and (3) taxable income generated from future operations. Management has evaluated the probability of realization of the deferred tax asset and believes that it is more likely than not that the deferred tax assets will be realized.

        A reconciliation of the change in the Company's total gross unrecognized tax benefits for the year ended December 31, 2010 follows (in thousands):

Balance, beginning of period	$—
Additions for tax positions related to the current year	2,176
Additions for tax positions related to prior periods	343
Reductions due to settlements with taxing authorities	—
Reductions due to lapse of the statute of limitations	—

2,519
Interest and penalties	326

Balance, end of period	$2,845

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 12 Income Taxes (Continued)

        The Company did not have any unrecognized tax benefits for the period ended December 31, 2009.

        At December 31, 2010, the Company had $1.6 million of unrecognized federal and state tax benefits that would have impacted the effective tax rate if recognized. The Company does not expect the above unrecognized tax benefits to change significantly over the next year, although the Company is evaluating amending its 2009 Federal income tax return. Until its evaluation is complete, the Company is unable to determine its ultimate position and the related potential adjustments. Total interest, net of the federal benefit, related to unrecognized tax benefits recognized in the consolidated statements of income was $0.3 million for the year ended December 31, 2010.

        The Company, inclusive of its subsidiaries other than BU REIT, Inc., files a consolidated U.S. federal corporate income tax return as well as combined corporate state income tax returns in jurisdictions where combined filings are required. The year ended December 31, 2010 and the period ended December 31, 2009 remain subject to examination in the U.S. federal and various state tax jurisdictions.

Note 13 Derivatives and Hedging Activities

        The Company uses interest rate swaps to manage interest rate risk related to certain instruments used to finance its operations, including FHLB advances and certificates of deposit with maturities of one year, which expose the Company to variability in cash flows due to changes in interest rates. The Company enters into LIBOR-based interest rate swaps that are designated as cash flow hedges with the objective of limiting the variability of interest payment cash flows resulting from changes in the benchmark interest rate LIBOR. The effective portion of changes in the fair value of interest rate swaps designated as cash flow hedging instruments are reported in accumulated other comprehensive income ("AOCI") and subsequently reclassified into interest expense in the same period in which the related interest on the floating-rate debt obligations affects earnings. The Company is exposed to credit risk in the event of nonperformance by the counterparties to its interest rate swap agreements. The Company manages this risk by entering into interest rate swaps only with primary dealers, the use of ISDA master agreements, credit approvals, counterparty limits and monitoring procedures and does not expect any counterparties to fail their obligations.

        The Company also enters into interest rate swaps with certain of its borrowers to enable those borrowers to manage their exposure to interest rate fluctuations. To mitigate interest rate risk associated with these derivative contracts, the Company enters into offsetting derivative contract positions with financial institution counterparties. The Company manages credit risk, or the risk of default by its borrowers, though its normal loan underwriting and credit monitoring policies and procedures. These interest rate swap contracts are not designated as hedging instruments; therefore, changes in the fair value of these derivatives are recognized immediately in earnings.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 13 Derivatives and Hedging Activities (Continued)

        The following tables set forth certain information concerning the Company's interest rate contract derivative financial instruments and related hedged items at December 31, 2010 and 2009 (dollars in thousands):

	December 31, 2010
							Fair value
	Hedged Item	Pay Rate	Receive Rate	Remaining Life in Years	Notional Amount	Balance Sheet Location	Asset	Liability
Derivatives designated as cash flow hedges
Pay-fixed interest rate swaps	Variability of interest cash flows on certificates of deposit	3.11%	12-Month Libor	4.9	$225,000	Other liabilities	$—	$(10,872)
Purchased interest rate forward-starting swaps	Variability of interest cash flows on FHLB advances	3.42%-3.76%	3-Month Libor	4.4 - 6.3	405,000	Other liabilities	—	(31,625)
Derivatives not designated as hedges
Pay-fixed interest rate swaps		3.68%-5.49%	1-Month Libor less 69% to + 2.25%	4.7 - 5.0	17,304	Other assets	132	—
Pay-variable interest rate swaps		1-Month Libor less 69% to + 2.25%	3.68%-5.49%	4.7 - 5.0	17,304	Other liabilities	—	(132)

Total					$664,608		$132	$(42,629)

	December 31, 2009
							Fair value
	Hedged Item	Pay Rate	Receive Rate	Remaining Life in Years	Notional Amount	Balance Sheet Location	Asset	Liability
Derivatives designated as cash flow hedges
Pay-fixed interest rate swaps	Variability of interest cash flows on certificates of deposit	3.11%	12-Month Libor	5.9	$225,000	Other assets	$1,517	$—
Purchased interest rate forward-starting swaps	Variability of interest cash flows on FHLB advances	3.42%-3.76%	3-Month Libor	5.0 - 7.0	405,000	Other liabilities	—	(4,016)

Total					$630,000		$1,517	$(4,016)

        The following table provides information about gains and losses, included in interest expense in the accompanying statements of income, related to interest rate contract derivative instruments designated as cash flow hedges for the year ended December 31, 2010 and the period ended December 31, 2009 (dollars in thousands):

	Amount of Gain (Loss) Recognized in OCI, Net of Tax (Effective Portion)	Amount of Gain (Loss) Reclassified From AOCI Into Income (Effective Portion)	Amount of Gain (Loss) Recognized in Income (Ineffective Portion)
2010	$(23,931)	$(13,519)	$(706)

2009	$(1,292)	$(678)	$280

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 13 Derivatives and Hedging Activities (Continued)

        Following is a summary of the changes in the component of other comprehensive income related to these derivatives:

	December 31, 2010	December 31, 2009
Balance, beginning of period	$(1,292)	$—
Unrealized loss on cash flow hedges	(36,857)	(2,101)
Tax effect	14,218	809

Net of tax	(22,639)	(1,292)

Balance, end of period	$(23,931)	$(1,292)

        During the year ended December 31, 2010 and the period ended December 31, 2009, no derivative positions designated as cash flow hedges were discontinued, and none of the gains and losses reported in AOCI were reclassified into earnings as a result of the discontinuance of cash flow hedges or because of the early extinguishment of debt.

        The Company enters into commitments to fund residential mortgage loans with the intention that these loans will subsequently be sold into the secondary market. A mortgage loan commitment binds the Company to lend funds to a potential borrower at a specified interest rate within a specified period of time, generally 30 to 90 days. These commitments are considered derivative instruments. The notional amount of outstanding mortgage loan commitment derivatives was $6.4 million at December 31, 2010 and the fair value of such commitments was $55.0 thousand. Outstanding derivative loan commitments expose the Company to the risk that the price of the loans arising from exercise of the commitments might decline from inception of the commitment to funding of the loan. To protect against the price risk inherent in derivative loan commitments, the Company utilizes "best efforts" forward loan sale commitments. Under a "best efforts" contract, the Company commits to deliver an individual mortgage loan to an investor if the loan to the underlying borrower closes. Generally, the price the investor will pay the Company for a loan is specified prior to the loan being funded. These commitments are considered derivative instruments once the underlying loans are funded. The notional amount of forward loan sale commitment derivatives was $2.7 million at December 31, 2010 and their fair value was $23.1 thousand. All of the Company's loans held for sale at December 31, 2010 were subject to forward sale commitments. The Company did not have any mortgage loan commitment derivatives or forward loan sale commitments at December 31, 2009.

Note 14 Equity Based Compensation and Other Benefit Plans

  Stock-Based Compensation

        On July 9, 2009, the Company adopted the BankUnited, Inc. 2009 Stock Option Plan (the "2009 Plan") pursuant to which the Company's Board of Directors may grant up to 2,312,500 non-qualified stock options to key employees of the Company and its affiliates. Stock options may be granted with an exercise price equal to or greater than the stock's fair value at the date of grant. The terms and conditions applicable to options granted under the 2009 Plan are determined by the Company's Board of Directors or a committee thereof, provided however, that each stock option shall expire on the tenth anniversary of the date of the grant, unless it is earlier exercised or forfeited. Options granted to date under the 2009 Plan vest over a period of three years. Shares of common stock delivered under the 2009 Plan may be authorized but unsold common stock, or previously issued common stock reacquired

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 14 Equity Based Compensation and Other Benefit Plans (Continued)

by the Company. Vesting of stock options may be accelerated in the event of a change in control, as defined.

        In connection with the IPO of the Company's stock in January, 2011, the Company adopted the BankUnited 2010 Omnibus Equity Incentive Plan (the "2010 Plan"). The 2010 Plan will be administered by the Board of Directors or a committee thereof and provides for the grant of non-qualified stock options, share appreciation rights ("SARs"), restricted shares, deferred shares, performance shares, unrestricted shares and other share-based awards to selected employees, directors or independent contractors of the Company and its affiliates. The number of shares of common stock available for issuance under the Plan is 7,500,000. Shares of common stock delivered under the plan may consist of authorized but unissued shares or previously issued shares reacquired by the Company. The term of a share option issued under the plan may not exceed ten years from the date of grant and the exercise price may not be less than the fair market value of the Company's common stock at the date of grant. The exercise price of a SAR granted under the 2010 Plan may not be less than the fair market value of a share of common stock on the date of grant and the exercise period of a SAR may not exceed ten years from the grant date. Unvested awards generally become fully vested in the event of a change in control, as defined.

        The Company will no longer issue new options under the 2009 Plan.

        The grant-date fair value of each option award is determined using a Black-Scholes option pricing model incorporating the following weighted average assumptions:

	December 31, 2010	December 31, 2009
Expected volatility	35.92%	27.30%
Expected dividend yield	3.06%	3.50%
Expected term (years)	8.39	10
Risk-free interest rate	2.78%	3.85%

        The Company's common stock has not historically been traded on any exchange; therefore the expected volatility is based on the volatility of comparable peer banks. The Company has no exercise history related to stock option awards. For options granted in February, March and August, 2010 and during the period ended December 31, 2009 the expected life was equal to the contractual term of the options. For options granted in November, 2010, the simplified method provided for in Staff Accounting Bulletin 14 was used to estimate the expected term. The change in the expected life assumption was based primarily on the increased probability of completion of an initial public offering of the Company's common stock.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 14 Equity Based Compensation and Other Benefit Plans (Continued)

        A summary of activity related to stock options for the year ended December 31, 2010 and the period ended December 31, 2009 follows:

	Number of Options	Weighted Average Exercise Price
Options outstanding, April 28, 2009	—	$—
Granted	384,680	11.32

Options outstanding, December 31, 2009	384,680	11.32
Granted	647,020	20.01
Exercised	—
Canceled or forfeited	(49,990)	11.58

Options outstanding, December 31, 2010	981,710	$17.04

Exercisable at December 31, 2010	113,451	$11.34

        No options were exercised, canceled or forfeited during the period ended December 31, 2009.

        Additional information about options outstanding and exercisable at December 31, 2010 is presented in the following table:

	Outstanding Options			Exercisable Options
Exercise Price	Number of Options	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (in thousands)	Number of Options	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (in thousands)
$10 - $15	302,270	8.72	$4,905	101,806	8.72	$1,652
$16 - $20	418,330	9.31	$3,634	11,645	8.92	$125
$21 - $25	261,110	9.88	$1,243	—	—	$—
Total	981,710	9.28	$9,782	113,451	8.74	$1,777

        The weighted average grant date fair value of options granted was $6.49 and $6.47 for the year ended December 31, 2010 and the period ended December 31, 2009, respectively.

        The Company recorded $1.3 million and $209.6 thousand of compensation expense related to stock options and corresponding income tax benefits of $501.8 thousand and $80.8 thousand during the year ended December 31, 2010 and the period ended December 31, 2009, respectively. At December 31, 2010, there was $4.9 million of total unrecognized compensation cost related to unvested stock options granted under the Plan. That cost is expected to be recognized over a weighted average period of 2.3 years.

  Profits Interest Units of BUFH

        During the year ended December 31, 2010 and the period ended December 31, 2009 and prior to the consummation of the IPO of the Company's common stock in January, 2011 as further discussed in Note 21, Subsequent Events, BUFH had a class of authorized membership interests identified as Profits Interest Units ("PIUs"). PIUs were awarded to management members of the Company who owned common units of BUFH and entitled the holders to share in distributions from BUFH after investors in BUFH received certain returns on their investment. Based on their settlement provisions, these

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 14 Equity Based Compensation and Other Benefit Plans (Continued)

awards were classified as liabilities. Compensation expense related to the PIUs is reflected in the consolidated statement of income of the Company and the related liability is reflected in the consolidated balance sheet of the Company as a liability to BUFH.

        The PIUs were divided equally into time-based and IRR-based PIUs. Time-based PIUs vest in equal annual installments over a period of three years from the grant date, with earlier vesting permitted under certain circumstances. Based on their original terms, IRR-based PIUs vest when the common unit holders of BUFH have received aggregate distributions equal to their original investment of $925.0 million plus an aggregate internal rate of return equal to 15% per annum on their original investment in BUFH (the "IRR hurdle"); following an IPO, the IRR-based PIUs became eligible to vest commencing four months after the IPO, based on the trading price of the Company's common stock after the effective date of the IPO. In accordance with a resolution approved by the BUFH Board of Directors, immediately prior to consummation of the IPO of the Company's common stock in January, 2011, the IRR-based PIUs became fully vested. Additionally, in conjunction with the IPO, both the time-based and IRR-based PIUs were exchanged for a combination of vested and unvested stock options and restricted and unrestricted shares of common stock in the Company, as further described in Note 21.

        The holders of PIUs were not required to make any capital contribution to BUFH or the Company in exchange for their PIUs and were entitled to receive priority distribution catch-up payments in respect of time-based PIUs that vested but did not participate in earlier interim distributions of profits. Under certain circumstances, a holder of PIUs had the right to sell to BUFH and BUFH had the obligation to purchase from the holder of the PIUs, or BUFH had the right to purchase from the holder and the holder had the obligation to sell to BUFH, the PIUs awarded to the holder at fair value or, under certain circumstances, at the lesser of cost or fair value. In connection with anti-dilution provisions of BUFH, each time additional common units were issued in respect of additional capital contributions up to $1.2 billion in aggregate capital contributions, BUFH was obligated to issue an additional number of IRR-based and time-based PIUs in respect of such capital contribution, such that the PIUs retained the same relative economic interest that existed prior to the additional contribution. Additional PIUs were not required to be issued for capital contributions in excess of $1.2 billion.

        Compensation expense related to PIUs is recognized based on their estimated fair values. With respect to time-based PIUs, compensation expense is recognized over the vesting period, which represents the requisite service period. Under the original terms of the IRR-based PIUs, related compensation expense would have been recognized when it became probable that the IRR hurdle would be met or upon consummation of an IPO or change in control liquidity event as defined. The fair value of PIUs is estimated using a Black-Scholes option pricing model. Based on the terms of the PIUs, the value of an option on the Company's common stock with an exercise price of $10 was determined to be a reasonable estimate of the value of a PIU. The Company uses the same assumptions to estimate the fair value of stock options, described above, and PIUs.

        At December 31, 2010, the pool of IRR-based PIUs and time-based PIUs each consisted of 51,651 PIUs, for a total of 103,302 PIUs, all of which had been allocated to management members. Included in employee compensation and benefits expense is approximately $36.2 million and $8.8 million associated with time-based PIUs for the year ended December 31, 2010 and the period ended December 31, 2009, respectively. No related income tax benefit was recognized. At December 31, 2010,

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 14 Equity Based Compensation and Other Benefit Plans (Continued)

there is $123.1 million, including $39.1 million related to time-based PIUs and $84.0 million related to IRR-based PIUs, of total unrecognized compensation cost related to unvested PIUs. In January, 2011, upon consummation of the IPO, compensation expense in the amount of approximately $110.4 million was recognized related to PIUs.

        The following table summarizes information about time-based and IRR-based PIUs at December 31, 2010 and 2009:

	December 31, 2010	December 31, 2009
Time-based PIUs outstanding	51,651	51,500
IRR-based PIUs outstanding	51,651	51,500

Total awards	103,302	103,000

Number of vested awards, end of period	17,217	—

Number of non-vested awards, end of period	86,085	103,000

Fair value per unit, end of period	$1,627.01	$850.30

Total fair value (in thousands)	$168,073	$87,581

  Deferred Compensation Plan

        Effective October 1, 2009, the Company established a non-qualified deferred compensation plan (the "Deferred Compensation Plan") for a select group of highly compensated employees whereby a participant, upon election, may defer a portion of eligible compensation. The Deferred Compensation Plan provided for Company contributions equal to 4.5% of eligible compensation for the period ended December 31, 2009. For subsequent years, Company contributions are equal to 100% of the first 1%, plus 70% of the next 5% of eligible compensation deferred. The Company accrued interest on the deferred obligation at an annual rate of 6% for the year ended December 31, 2010 and the period ended December 31, 2009. Thereafter, the Company will credit each participant's account at an annual interest rate determined by the Company's Compensation Committee. A participant's elective deferrals and interest thereon are at all times 100% vested. Company contributions and interest thereon will become 100% vested upon the earlier of a change in control, as defined, or the participant's death, disability, attainment of normal retirement age or the completion of two years of service. Participant deferrals and any associated earnings shall be paid upon separation from service or the specified distribution year elected. The specified distribution year can be no earlier than the third calendar year after the calendar year in which the participant deferrals and or Company contributions are made. A participant may elect to be paid in a lump sum or in five, ten or fifteen annual installments. Deferred compensation expense for this plan was $191.6 thousand and $102.9 thousand for the year ended December 31, 2010 and the period ended December 31, 2009, respectively.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 14 Equity Based Compensation and Other Benefit Plans (Continued)

  BankUnited 401(k) Plan

        The Company sponsors the BankUnited 401(k) Plan, a tax-qualified, deferred compensation plan, (the "401(k) Plan"). Under the terms of the 401(k) Plan, eligible employees may contribute a portion of compensation not exceeding the limits set by law. Employees are eligible to participate in the plan after one month of service. The 401(k) Plan allows a matching employer contribution equal to 100% of elective deferrals that do not exceed 1% of compensation, plus 70% of elective deferrals that exceed 1% but are less that 6% of compensation. Matching contributions are fully vested after two years of service. For the year ended December 31, 2010 and the period ended December 31, 2009, BankUnited made matching contributions to the 401(k) Plan of approximately $2.1 million and $788 thousand, respectively.

Note 15 Warrant Issued to the FDIC

        In connection with the Acquisition, BUFH issued a warrant to the FDIC. The warrant had an initial contractual term of ten years and becomes exercisable for a sixty day period beginning on the tenth day after the consummation of a qualifying IPO or exit event from which total tangible equity value arises exceeding the value that would be implied if the Company was valued at the average price-to-tangible book value multiple for the top quartile of publicly-traded U.S. banks and thrifts with total assets in excess of $10 billion.

        In the event that the warrant becomes exercisable as a result of a qualifying IPO, the FDIC will be entitled to acquire a number of common shares of the registrant at an exercise price of $0.01 per share equal to the amount obtained by dividing (i) the warrant value, as defined, by (ii) the applicable IPO price minus the exercise price per share. If the exercisability event is an exit event, the FDIC will be entitled to acquire a number of common shares of the entity acquiring BUFH or the Company, equal to the amount obtained by dividing (i) the warrant value as defined by (ii) the applicable exit event price minus the exercise price per share, unless the common shares do not meet certain criteria, in which case the FDIC shall receive substitute securities having an aggregate value of the sum of the warrant value and the exercise price. The warrant is redeemable by BUFH or the Company for cash after it becomes exercisable at a redemption price equal to the warrant value, as defined.

        The Company has classified this warrant as a liability to BUFH in the accompanying consolidated balance sheets. In October 2010, the Company and the FDIC agreed to amend the warrant to guarantee a minimum value to the FDIC of $25.0 million. Included in other liabilities is $25.0 million and $3.2 million at December 31, 2010 and 2009, respectively, representing the greater of fair value or the minimum guaranteed value of this instrument. The Company recognized expense of $21.8 million and $1.7 million related to the increase in value of this instrument for the year ended December 31, 2010 and the period ended December 31, 2009, respectively. As discussed in Note 21, Subsequent Events, the Company settled the warrant for $25.0 million in cash in February, 2011.

Note 16 Stockholder's Equity

        On November 5, 2009, the Board of Directors authorized a 10-for-1 stock split of the Company's outstanding common shares. Effective January 10, 2011, the Board of Directors authorized an additional 10-for-1 split of the Company's outstanding common shares. Stockholder's equity has been

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 16 Stockholder's Equity (Continued)

retroactively adjusted to give effect to these stock splits for all periods presented by reclassifying from paid-in capital to common stock the par value of the additional shares issued. All share and per share data have been retroactively restated for all periods presented to reflect these stock splits.

Note 17 Regulatory Capital

        BankUnited's regulatory capital levels as of December 31, 2010 and 2009 were as follows (dollars in thousands):

	December 31, 2010
	Actual		Required to be Considered Well Capitalized		Required to be Considered Adequately Capitalized
	Ratio	Amount	Ratio	Amount	Ratio	Amount
Tier 1 leverage ratio(1)	10.34%	$1,107,820	8.00%	$857,107	8.00%	$857,107
Tier 1 risk-based capital ratio	41.30%	$1,107,820	6.00%	$160,942	4.00%	$107,295
Total risk based capital ratio	42.04%	$1,127,661	10.00%	$268,235	8.00%	$214,588

	December 31, 2009
	Actual		Required to be Considered Well Capitalized		Required to be Considered Adequately Capitalized
	Ratio	Amount	Ratio	Amount	Ratio	Amount
Tier 1 leverage ratio(1)	8.78%	$966,749	8.00%	$880,865	8.00%	$880,865
Tier 1 risk-based capital ratio	40.42%	$966,749	6.00%	$143,506	4.00%	$95,670
Total risk based capital ratio	40.55%	$969,716	10.00%	$239,141	8.00%	$191,313

(1)
A condition for approval of the application for Federal Deposit Insurance requires the Bank to maintain a Tier 1 leverage ratio of no less than eight percent throughout the first three years of operation.

        For purposes of risk based capital computations, the FDIC Indemnification asset and the covered assets are risk-weighted at 20% due to the conditional guarantee represented by the loss sharing agreements.

        Regulations from the Office of Thrift Supervision ("OTS") require that savings institutions submit notice to the OTS prior to making a capital distribution if (a) they would not be well capitalized after the distribution, (b) the distribution would result in the retirement of any of the institution's common or preferred stock or debt counted as its regulatory capital, or (c) like the Bank, the institution is a subsidiary of a holding company. A savings institution must apply to the OTS to pay a capital distribution if (a) the institution would not be adequately capitalized following the distribution, (b) the institution's total distributions for the calendar year exceeds the institution's net income for the calendar year to date plus its net income (less distributions) for the preceding two years, or (c) the distribution would otherwise violate applicable law or regulation or an agreement with or condition imposed by the OTS. If neither the savings institution nor the proposed capital distribution meet any of

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 17 Regulatory Capital (Continued)

the foregoing criteria, then no notice or application is required to be filed with the OTS before making a capital distribution. The OTS may disapprove or deny a capital distribution if in the view of the OTS, the capital distribution would constitute an unsafe or unsound practice. Declaration and payment of dividends may be further limited by regulation or by guidelines prescribed in the business plan submitted to the OTS in connection with the approval order for BankUnited.

Note 18 Fair Value Measurements

  Assets and liabilities measured at fair value on a recurring basis

        Following is a description of the methodologies used to estimate the fair values of assets and liabilities measured at fair value on a recurring basis, and the level within the fair value hierarchy in which those measurements are typically classified.

        Investment securities available for sale—Fair value measurements are based on quoted prices in active markets when available and as such, are classified within Level 1 of the fair value hierarchy. These securities typically include U.S. treasury or certain U.S. government agency securities, preferred stock of U.S. government agencies and certain mutual funds. If quoted market prices in active markets are not available, fair values are estimated using quoted prices of securities with similar characteristics, quoted prices of identical securities in inactive markets, discounted cash flow techniques or matrix pricing models. Investment securities available for sale that are generally classified within Level 2 of the fair value hierarchy include U.S. government agency mortgage-backed securities, preferred stock of issuers other than U.S. government agencies, certain nonmortgage asset backed securities, state and municipal obligations and small business administration securities. Observable inputs that may impact the valuation of these securities include benchmark yield curves, reported trades, dealer quotes, issuer spreads, current rating, constant default rates and constant prepayment rates. Investment securities available for sale generally classified within Level 3 of the fair value hierarchy include private label mortgage backed securities, Re-Remics, certain nonmortgage asset backed securities and other debt securities. The Company typically values these securities using third party proprietary pricing models, primarily discounted cash flow valuation techniques, which incorporate both observable and unobservable inputs. Unobservable inputs that may impact the valuation of these securities include risk adjusted discount rates, projected prepayment rates, projected default rates and projected loss severity.

        Derivative financial instruments—Interest rate swaps are predominantly traded in over-the-counter markets and, as such, values are determined using widely accepted discounted cash flow modeling techniques. These discounted cash flow models use projections of future cash payments and receipts that are discounted at mid-market rates. Observable inputs that may impact the valuation of these instruments include LIBOR swap rates, LIBOR forward yield curves and counterparty credit risk spreads. These fair value measurements are generally classified within level 2 in the fair value hierarchy. Loan commitment derivatives are priced based on a bid pricing convention adjusted based on the Company's historical fallout rates. Fallout rates are a significant unobservable input; therefore, these fair value measurements are classified within level 3 of the fair value hierarchy. The value of these derivatives is generally not significant.

        Profits interest units—The fair value of profits interest units is estimated using the Black-Scholes option pricing model. Since the Company's common stock has not historically been traded on an

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 18 Fair Value Measurements (Continued)

exchange, significant inputs to the model including estimated volatility, equity value per share, estimated dividend yield and expected life are unobservable; therefore this fair value measurement is classified within level 3 of the fair value hierarchy.

        FDIC warrant—The fair value of the FDIC warrant has historically been estimated using binomial and Monte Carlo simulation models that incorporated significant unobservable inputs as to equity value per share, estimated volatility, expected life, and dividend yield. This fair value estimate is classified within level 3 of the fair value hierarchy. At December 31, 2010, the value assigned to the FDIC warrant is the value negotiated by the Company and the FDIC at which the instrument was settled in February, 2011.

        The following table presents assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009, (in thousands):

	December 31, 2010
	Level 1	Level 2	Level 3	Total
Investment Securities Available for Sale:
U.S. Government agency and sponsored enterprise residential mortgage-backed securities	$—	$1,290,910	$—	$1,290,910
Resecuritized real estate mortgage investment conduits ("Re-Remics")	—	—	612,631	612,631
Private label residential mortgage backed securities and CMO's	—	—	382,920	382,920
Non mortgage asset-backed securities	—	278,384	130,610	408,994
Mutual funds and preferred stocks	40,269	98,266	—	138,535
State and municipal obligations	—	22,960	—	22,960
Small business administration securities	—	62,891	—	62,891
Other debt securities	—	2,818	3,943	6,761
Derivative assets	—	132	—	132

Total assets at fair value	$40,269	$1,756,361	$1,130,104	$2,926,734

FDIC warrant	$—	$—	$25,000	$25,000
Liability for PIUs	—	—	44,964	44,964
Derivative liabilities	—	42,629	78	42,707

Total liabilities at fair value	$—	$42,629	$70,042	$112,671

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 18 Fair Value Measurements (Continued)

	December 31, 2009
	Level 1	Level 2	Level 3	Total
Investment Securities Available for Sale:
U.S. Treasury securities	$10,072	$—	$—	$10,072
U.S. Government agency and sponsored enterprise residential mortgage-backed securities	—	1,288,643	—	1,288,643
Resecuritized real estate mortgage investment conduits ("Re-Remics")	—	—	475,003	475,003
Private label residential mortgage backed securities and CMO's	—	—	366,508	366,508
Non mortgage asset-backed securities	—	—	30,000	30,000
Mutual funds and preferred stocks	17,646	25,877	—	43,523
State and municipal obligations	—	23,106	—	23,106
Other debt securities	—	2,760	3,528	6,288
Derivative assets	—	1,517	—	1,517

Total assets at fair value	$27,718	$1,341,903	$875,039	$2,244,660

FDIC warrant	$—	$—	$3,168	$3,168
Liability for PIUs	—	—	8,793	8,793
Derivative liabilities	—	4,016	—	4,016

Total liabilities at fair value	$—	$4,016	$11,961	$15,977

        The following table reconciles changes in the fair value of assets and liabilities measured at fair value on a recurring basis and classified in level 3 of the fair value hierarchy for the year ended December 31, 2010 and the period ended December 31, 2009 (in thousands):

	December 31, 2010
	Re-Remics	Private Label Mortgage Backed Securities	Non Mortgage Asset-Backed Securities	Other Debt Securities	FDIC Warrant	Liability for PIUs	Derivative Liabilities
Balance at December 31, 2009	$475,003	$366,508	$30,000	$3,528	$(3,168)	$(8,793)	$—
Gains (losses) for the period included in:
Net income	—	—	—	—	(21,832)	(36,171)	(78)
Other comprehensive income	16,677	16,081	375	634	—	—	—
Purchases	266,512	61,480	101,812	—	—	—	—
Sales	(29,969)	—	—	—	—	—	—
Settlements	(115,592)	(61,149)	(1,577)	(219)	—	—	—
Transfers into (out of) Level 3	—	—	—	—	—	—	—

Balance at December 31, 2010	$612,631	$382,920	$130,610	$3,943	$(25,000)	$(44,964)	$(78)

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 18 Fair Value Measurements (Continued)

	December 31, 2009
	Re-Remics	Private Label Mortgage Backed Securities	Non Mortgage Asset-Backed Securities	Other Debt Securities	FDIC Warrant	Liability for PIUs
Balance at May 22, 2009	$—	$231,877	$—	$1,926	$(1,464)	$—
Gains (losses) for the period included in:
Net income	—	—	—	—	(1,704)	(8,793)
Other comprehensive income	(3,728)	46,743	—	1,400	—	—
Purchases	503,112	126,767	30,000	275	—	—
Sales	—	—	—	—	—	—
Settlements	(24,381)	(38,879)	—	(73)	—	—
Transfers into (out of) Level 3	—	—	—	—	—	—

Balance at December 31, 2009	$475,003	$366,508	$30,000	$3,528	$(3,168)	$(8,793)

        Changes in the fair value of the FDIC warrant are included in the income statement line item "Change in value of FDIC warrant", changes in the fair value of the liability for PIUs are included in the income statement line item "Employee compensation and benefits" and changes in the fair value of derivative liabilities are included in "Other non-interest expense".

  Assets and liabilities measured at fair value on a non-recurring basis

        Following is a description of the methodologies used to estimate the fair values of assets and liabilities measured at fair value on a non-recurring basis, and the level within the fair value hierarchy in which those measurements are typically classified.

        Collateral dependent impaired loans and OREO—The carrying amount of collateral dependent impaired loans is based on the fair value of the underlying collateral less estimated costs to sell. The carrying value of OREO is initially measured based on the fair value of the real estate acquired in foreclosure and subsequently adjusted to the lower of cost or estimated fair value, less estimated cost to sell. Fair values are typically based on real estate appraisals which utilize market and income approaches to valuation incorporating both observable and unobservable inputs. When current appraisals are not available, the Company may use brokers' price opinions, home price indices, or other available information about changes in real estate market conditions to adjust the latest appraised value available. These adjustments to appraised values may be subjective and involve significant management judgment. Fair value measurements related to collateral dependent impaired loans and OREO are classified within level 3 of the fair value hierarchy. The following table presents assets for which nonrecurring changes in fair value have been recorded for the year ended December 31, 2010 and the period ended December 31, 2009 (in thousands):

	December 31, 2010
	Level 1	Level 2	Level 3	Total	Gain (loss)
Other real estate owned	$—	$—	$206,680	$206,680	$16,131

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 18 Fair Value Measurements (Continued)

	December 31, 2009
	Level 1	Level 2	Level 3	Total	Gain (loss)
Other real estate owned	$—	$—	$120,110	$120,110	$21,055

        The Company did not have any impaired loans whose carrying amounts were measured based on the fair value of underlying collateral during the year ended December 31, 2010 or the period ended December 31, 2009..

        The following table presents the carrying value and fair value of financial instruments as of December 31, 2010 and 2009 (in thousands):

	December 31, 2010		December 31, 2009
	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Cash and cash equivalents	$564,774	$564,774	$356,215	$356,215
Investment securities available for sale	2,926,602	2,926,602	2,243,143	2,243,143
Federal Home Loan Bank stock	217,408	217,408	243,334	243,334
Loans held for sale	2,659	2,674	—	—
Loans, net:
Covered	3,343,838	3,521,204	4,465,591	5,138,549
Non-covered	532,019	537,840	123,307	128,778
FDIC Indemnification asset	2,667,401	2,632,992	3,279,165	3,279,165
Income tax receivable	10,862	10,862	—	—
Accrued interest receivable	12,013	12,013	9,591	9,591
Derivative assets	132	132	1,517	1,517
Liabilities:
Deposits	$7,163,728	$7,202,975	$7,666,775	$7,690,422
Securities sold under agreements to repurchase	492	492	2,972	2,972
Federal Home Loan Bank advances	2,255,200	2,344,263	2,079,051	2,114,431
Due to FDIC	—	—	114,006	114,006
Accrued interest payable	8,425	8,425	12,561	12,561
Income taxes payable	—	—	82,701	82,701
Advance payments by borrowers for taxes and insurance	22,563	22,563	31,237	31,237
FDIC warrant	25,000	25,000	3,168	3,168
Liability for PIUs	44,964	44,964	8,793	8,793
Derivative liabilities	42,707	42,707	4,016	4,016

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments, other than those described above:

        The carrying amounts of certain financial instruments approximate fair value due to their short-term nature and generally negligible credit risk. These financial instruments include cash and cash

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 18 Fair Value Measurements (Continued)

equivalents, income tax receivable, accrued interest receivable, securities sold under agreements to repurchase, due to FDIC, accrued interest payable and income taxes payable.

  Federal Home Loan Bank stock:

        There is no market for this stock, which can be liquidated only by redemption by the FHLB. The stock is carried at par, which has historically represented the redemption price and is therefore considered to approximate fair value. FHLB stock is evaluated quarterly for potential impairment.

  Loans held for sale:

        The fair value of loans held for sale is based on pricing available in the secondary market for similar loans.

  Covered loans:

        Fair values are estimated based on a discounted cash flow analysis. Estimates of future cash flows incorporate various factors that may include the type of loan and related collateral, collateral values, estimated default probability and loss severity given default, internal risk rating, whether the interest rate is fixed or variable, term of loan, whether or not the loan is amortizing and loan specific net realizable value analyses for certain commercial and commercial real estate loans. The fair values of loans accounted for in pools are estimated on a pool basis. Other loans may be grouped based on risk characteristics and fair value estimated in the aggregate when applying discounted cash flow valuation techniques. Discount rates are based on current market rates for new originations of comparable loans and include adjustments for liquidity and credit risk premiums that the Company believes would be required by market participants.

  Non-covered loans:

        Fair values are estimated using a discounted cash flow analysis with a discount rate based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The allowance for loan losses is considered a reasonable estimate of the required adjustment to fair value to reflect the impact of credit risk. This estimate may not represent an exit value as defined in ASC 820.

  FDIC indemnification asset:

        The fair value of the FDIC indemnification asset has been estimated using a discounted cash flow technique incorporating assumptions about the timing and amount of future projected cash payments from the FDIC related to the resolution of covered assets. The factors that impact estimates of future cash flows are similar to those impacting estimated cash flows from covered loans described above. The discount rate is determined by adjusting the risk free rate to incorporate credit risk, uncertainty in the estimate of future cash flows and illiquidity.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 18 Fair Value Measurements (Continued)

  Deposits:

        The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated using a discounted cash flow analysis based on rates currently offered for deposits of similar remaining maturities.

  FHLB advances:

        The fair value of the borrowings is estimated by discounting the future cash flows using the current rate at which borrowings with similar terms and remaining maturities could be obtained.

Note 19 Commitments and Contingencies

        The Company issues off-balance sheet financial instruments in connection with BankUnited's lending activities and to meet the financing needs of its customers. These financial instruments include commitments to fund loans, unfunded commitments under existing lines of credit, and commercial and standby letters of credit. These commitments expose the Company to varying degrees of credit and market risk which are essentially the same as those involved in extending loans to customers, and are subject to the same credit policies used in underwriting loans. Collateral may be obtained based on the Company's credit evaluation of the counterparty. The Company's maximum exposure to credit loss is represented by the contractual amount of these commitments. Amounts funded under non-cancelable commitments in effect at the date of the Acquisition are covered under the loss sharing agreements if certain conditions are met.

  Commitments to fund loans:

        These are agreements to lend funds to customers as long as there is no violation of any condition established in the contract. Commitments to fund loans generally have fixed expiration dates or other termination clauses and may require payment of a fee. Many of these commitments are expected to expire without being funded and, therefore, the total commitment amounts do not necessarily represent future liquidity requirements.

  Unfunded commitments under lines of credit:

        Unfunded commitments under lines of credit include consumer, commercial and commercial real estate lines of credit to existing customers. Many of these commitments have fixed expiration dates or other termination clauses and may require payment of a fee. Some of these commitments may mature without being fully funded.

  Commercial and standby letters of credit:

        Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support trade transactions or guarantee arrangements. Fees collected on standby letters of credit represent the fair value of those commitments and are deferred and amortized over their term, which is typically one year

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 19 Commitments and Contingencies (Continued)

or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

        Total lending related commitments outstanding at December 31, 2010 were as follows (in thousands):

	Commitments
	Covered	Non-Covered	Total
Commitments to fund loans	$—	$270,461	$270,461
Unfunded commitments under lines of credit	170,380	149,361	319,741
Commercial and standby letters of credit	1,153	11,060	12,213

Total	$171,533	$430,882	$602,415

  Other Commitments

  Employment Agreements:

        The Company has employment agreements with certain members of senior management. The employment agreements, which establish the duties and compensation of the executives, have terms ranging from one year to three years, with provisions for extensions, and include specific provisions for salary, bonus, other benefits and termination payments in certain circumstances.

  Legal Proceedings

        The Company is involved as plaintiff or defendant in various legal actions arising in the normal course of business. While the ultimate outcome of any such proceedings cannot be predicted with certainty, it is the opinion of management, based upon advice of legal counsel, that no proceedings exist, either individually or in the aggregate, which, if resolved adversely to the Company, would have a material effect on the Company's consolidated financial position, results of operations or cash flows.

        In October 2010, the Company reached a settlement with the FDIC regarding a dispute related to the purchase price assigned to certain investment securities acquired in the Acquisition. Under the terms of the settlement, the Company received $24.1 million from the FDIC. The amount received in this settlement is included in total non-interest income for the year ended December 31, 2010.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 20 Condensed Financial Statements of the Parent Company

        Condensed financial statements of BankUnited, Inc. are presented below (in thousands):

  Condensed Balance Sheets

	December 31, 2010	December 31, 2009
Assets:
Cash and cash equivalents	$83,236	$27,717
Investment in subsidiaries	1,209,661	1,055,196
Due from subsidiaries	32,574	7,323
Deferred tax asset, net	12,574	13,623
Other assets	3,329	3,167

Total assets	$1,341,374	$1,107,026

Liabilities and Stockholder's Equity:
Liability for profits interest units of BUFH	$44,964	$8,793
FDIC warrant liability	25,000	3,168
Other liabilities	17,902	805

Total liabilities	87,866	12,766

Stockholder's equity	1,253,508	1,094,260

Total liabilities and stockholder's equity	$1,341,374	$1,107,026

  Condensed Statements of Income

	Year Ended December 31, 2010	Period from April 28, 2009 Through December 31, 2009
Income:
Service fees from subsidiaries	$25,797	$3,183
Equity in earnings of subsidiaries	209,753	152,943

Total	235,550	156,126

Expense:
Employee compensation and benefits	41,817	12,124
Acquisition related costs	—	39,800
Other	3,425	1,111

Total	45,242	53,035

Income before income taxes	190,308	103,091
Provision (benefit) for income taxes	5,573	(15,955)

Net income	$184,735	$119,046

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 20 Condensed Financial Statements of the Parent Company (Continued)

  Condensed Statements of Cash Flows

	Year Ended December 31, 2010	Period from April 28, 2009 Through December 31, 2009
Cash flows from operating activities:
Net income	$184,735	$119,046
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in earnings of subsidiaries, net of dividends	(149,753)	(152,943)
Stock-based compensation	1,301	210
Change in fair value of equity instruments classified as liabilities	35,062	10,497
Depreciation and amortization	100	—
Deferred income taxes	1,049	(13,057)
Increase in due from subsidiaries	(25,251)	(6,424)
Decrease (increase) in other assets	461	(3,167)
Increase in other liabilities	26,038	805

Net cash provided by (used in) operating activities	73,742	(45,033)

Cash flows from investing activities:
Capital contributions to subsidiary	—	(875,000)
Purchase of office properties and equipment	(723)	—

Net cash used in investing activities	(723)	(875,000)

Cash flows from financing activities:
Capital contribution	2,500	947,750
Dividends paid	(20,000)	—

Net cash (used in) provided by financing activities	(17,500)	947,750

Net increase in cash and cash equivalents	55,519	27,717
Cash and cash equivalents, beginning of period	27,717	—

Cash and cash equivalents, end of period	$83,236	$27,717

Supplemental schedule of non-cash investing and financing activities:

Dividends declared	$14,000	$—

        BankUnited, Inc.'s investment in the Bank totaled $1,208,706 (in thousands) at December 31, 2010. Dividends received by BankUnited, Inc. from the Bank totaled $60 million for the year ended December 31, 2010. No dividends were paid by the Bank to BankUnited, Inc. during the period ended December 31, 2009.

BANKUNITED, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2010

Note 21 Subsequent Events

        Subsequent events have been evaluated for potential recognition and disclosure through the date that the consolidated financial statements were filed with the Securities and Exchange Commission.

  Stock split

        As discussed in Note 16, the Board of Directors authorized a 10-for-1 split of the Company's outstanding common shares effective January 10, 2011.

  Initial public offering

        On February 2, 2011, the Company closed its IPO of 33,350,000 shares of common stock at $27.00 per share. In the offering, the Company sold 4,000,000 shares and selling stockholders sold 29,350,000 shares. Proceeds received by the Company on the sale of the 4,000,000 shares amounted to $102,600,000, net of underwriting discounts. Immediately prior to the completion of the offering, a reorganization was effected in accordance with BUFH's LLC agreement, pursuant to which all equity interests in the Company were distributed to the members of BUFH and BUFH was liquidated.

        Immediately prior to the IPO, all issued and outstanding IRR-based PIUs were vested. The time-based and IRR-based PIUs outstanding were exchanged for 1,931,745 restricted shares and 3,863,491 unrestricted shares of the Company's common stock, 3,023,314 vested stock options and 1,511,656 unvested stock options. In January, 2011, the Company recorded approximately $110.4 million in compensation expense related to the exchange and the vesting of the IRR-based PIUs. This expense, which is not deductible for tax purposes, resulted in an offsetting increase in paid-in capital.

  FDIC warrant

        In February, 2011, the Company redeemed the FDIC warrant for its agreed upon value of $25.0 million in cash.

  Dividends

        In March, 2011, the Company's Board of Directors approved the payment of a quarterly dividend on its common stock of $0.14 per share payable on April 15, 2011 to holders of record as of April 1, 2011.

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and
Stockholders of BankUnited, Inc.:

        We have audited the accompanying consolidated statements of financial condition of BankUnited FSB and its subsidiaries (the "Bank") as of May 21, 2009, and the related consolidated statements of operations, of comprehensive (loss) income, of stockholder's equity (deficit), and of cash flows for the period from October 1, 2008 through May 21, 2009 and the fiscal year ended September 30, 2008. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Bank and its subsidiaries at May 21, 2009, and the results of their operations and their cash flows for the period from October 1, 2008 through May 21, 2009 and the fiscal year ended September 30, 2008 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 to the consolidated financial statements, the Office of Thrift Supervision seized the Bank on May 21, 2009, and named the Federal Deposit Insurance Corporation ("FDIC") as receiver. Immediately thereafter, substantially all assets and liabilities were acquired by BankUnited, a wholly-owned subsidiary of BankUnited, Inc.

/s/ PricewaterhouseCoopers LLP

Fort Lauderdale, Florida
October 27, 2010

BANKUNITED, FSB AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

As of May 21, 2009

(In thousands)

May 21, 2009
ASSETS
Cash and due from banks	$215,941
Due from Federal Reserve Bank	919,755
Federal funds sold	7,584

Cash and cash equivalents	1,143,280
Investment securities available for sale, at fair value	538,944
Federal Home Loan Bank stock	243,334
Loans held for sale	788
Loans held in portfolio, net of discounts, premiums and deferred costs	11,014,215
Allowance for loan losses	(1,227,173)

Loans held in portfolio, net	9,787,042
Bank owned life insurance	129,111
Other real estate owned	177,679
Deferred tax asset, net	—
Goodwill and other intangible assets	28,353
Other assets	212,331

Total assets	$12,260,862

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Liabilities:
Demand deposits:
Non-interest bearing	$247,646
Interest bearing	155,906
Savings and money market	1,682,937
Certificates of deposits	6,469,418

Total deposits	8,555,907
Securities sold under agreements to repurchase	1,310
Advances from Federal Home Loan Bank	4,429,350
Deferred tax liability	—
Income taxes payable	—
Advance payments by borrowers for taxes and insurance	52,362
Other liabilities	110,906

Total liabilities	13,149,835

Commitments and contingencies
Stockholder's Equity (Deficit)
Common Stock, $0.01 par value, 100 shares authorized, issued and outstanding	—
Paid-in capital	793,928
Retained earnings (deficit)	(1,589,662)
Accumulated other comprehensive loss, net of tax	(93,239)

Total stockholder's equity (deficit)	(888,973)

Total liabilities and stockholder's equity (deficit)	$12,260,862

The accompanying notes are an integral part of these consolidated financial statements.

BANKUNITED, FSB AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Period from October 1, 2008 through May 21, 2009, and the Year Ended
September 30, 2008

(In thousands, except per share amounts)

	Period from October 1, 2008 through May 21, 2009	Year Ended September 30, 2008
Interest income:
Interest and fees on loans	$312,994	$762,170
Interest and dividends on investment securities available for sale	22,407	50,434
Interest and dividends on other interest-earning assets	3,667	21,856

Total interest income	339,068	834,460

Interest expense:
Interest on deposits	199,570	292,855
Interest on borrowings	133,822	262,739

Total interest expense	333,392	555,594

Net interest income before provision for loan losses	5,676	278,866
Provision for loan losses	919,139	856,374

Net interest income (loss) after provision for loan losses	(913,463)	(577,508)

Non-interest income (loss):
Other than temporary impairment on investment securities available for sale	(68,609)	(142,035)
Amortization and impairment of mortgage servicing rights	(26,595)	(8,434)
Gain (loss) on sale of loans, net	196	(9,784)
Service charges	11,796	25,136
Gain (loss) on sale of investments, net	39	(1,465)
Other non-interest income	1,742	7,723

Total non-interest income (loss)	(81,431)	(128,859)

Non-interest expense:
Employee compensation and benefits	51,695	88,893
Occupancy and equipment	25,247	46,743
Impairment and other real estate owned related expense	73,439	40,650
Professional fees	10,062	8,910
Foreclosure expense	4,907	6,007
Deposit insurance expense	38,299	6,147
Telecommunications and data processing	9,573	13,536
Other non-interest expense	25,181	35,594

Total non-interest expense	238,403	246,480

Income (loss) before income taxes	(1,233,297)	(952,847)
Income tax expense (benefit)	—	(94,462)

Net income (loss)	$(1,233,297)	$(858,385)

Earnings (Loss) Per Share:
Basic	$(12,332,970)	$(8,583,850)

Weighted average number of common shares outstanding:
Basic	100	100

The accompanying notes are an integral part of these consolidated financial statements.

BANKUNITED, FSB AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Period from October 1, 2008 through May 21, 2009, and the Year Ended
September 30, 2008

(In thousands)

	Period from October 1, 2008 through May 21, 2009	Year Ended September 30, 2008
Cash flows from operating activities:
Net (loss) income	$(1,233,297)	$(858,385)
Adjustments to reconcile net (loss) income to net cash used for operating activities:
Provision for loan losses	919,139	856,374
Provision for recourse liability on loans sold	—	12,400
Negative amortization of option adjustable rate mortgage payment loans	(28,198)	(161,664)
Other-than-temporary impairment on investment securities	68,609	142,035
Impairment of other real estate owned	38,742	22,749
Depreciation and amortization	7,791	15,330
Amortization of fees, discounts and premiums, net	10,886	53,930
Amortization of mortgage servicing rights	1,596	5,391
Impairment of mortgage servicing rights	24,999	3,043
Increase in bank owned life insurance cash surrender value	(2,155)	(4,856)
Net loss on sale of other real estate owned and other assets	22,211	8,784
Net (gain) loss on sale of loans	(113)	3,857
Net gain on sale of loans held for sale	(83)	(6,473)
Net (gain) loss on sale of investment securities available for sale	(39)	414
Deferred tax expense (benefit)	50,306	(78,486)
Other:
Proceeds from sale of loans held for sale, including those sold as mortgage-backed securities	45,140	1,160,121
Loans originated for sale, net of repayments	(35,795)	(999,505)
Increase (decrease) in other assets	510	(117,503)
Increase in other liabilities	25,405	19,505

Net cash (used in) provided by operating activities	(84,346)	77,061

Cash flows from investing activities:
Purchase of investment securities available for sale	(10,427)	(213,414)
Proceeds from repayments of investment securities available for sale	96,428	270,345
Proceeds from sale of investment securities available for sale	9,847	124,357
Proceeds from sale of loans held in portfolio	7,563	—
Net decrease (increase) in loans held in portfolio	340,767	369,153
Purchase of Federal Home Loan Bank stock	(113)	(43,045)
Proceed from repayments of Federal Home Loan Bank stock	19,350	85,859
Purchase of office properties and equipment	(828)	(7,221)
Proceeds from sale of other real estate owned and other assets	107,089	63,723

Net cash provided by (used in) investing activities	569,676	649,757

(continued)

The accompanying notes are an integral part of these consolidated financial statements.

BANKUNITED, FSB AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

For the Period from October 1, 2008 through May 21, 2009, and the Year Ended
September 30, 2008

(In thousands)

	Period from October 1, 2008 through May 21, 2009	Year Ended September 30, 2008
Cash flows from financing activities:
Net increase in deposits	379,090	871,029
Additions to Federal Home Loan Bank advances	50,000	3,045,000
Repayments of Federal Home Loan Bank advances	(900,000)	(4,000,010)
Capital contribution from parent	—	160,000
Net decrease in securities sold under repurchase agreements	(55,620)	(86,142)
(Decrease) increase in advances from borrowers for taxes and insurance	(38,861)	(6,232)
Dividends paid on stock	(5)	(2)

Net cash (used in) provided by financing activities	(565,396)	(16,357)

(Decrease) increase in cash and cash equivalents	(80,066)	710,461
Cash and cash equivalents at beginning of period	1,223,346	512,885

Cash and cash equivalents at end of period	$1,143,280	$1,223,346

Supplemental disclosure of cash flow activity:
Interest paid on deposits and borrowings	$317,614	$556,783

Income taxes (received) paid	$(45,712)	$—

Supplemental schedule of non-cash investing and financing activities:
Transfers from loans to real estate owned	$209,694	$202,520

Transfers of loans held for sale to portfolio	$—	$19,919

Transfer of loans from portfolio to loans held for sale	$7,459	$242

Capital contribution receivable from parent	$—	$—

Exchange loans for mortgages backed securities	$—	$776,796

The accompanying notes are an integral part of these consolidated financial statements.

BANKUNITED, FSB AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)

For the Period from October 1, 2008 through May 21, 2009, and the Year Ended
September 30, 2008

(In thousands)

	Common Stock	Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity (Deficit)
Balance at September 30, 2007	$—	$713,928	$502,027	$(13,153)	$1,202,802
Capital contribution		80,000			80,000
Comprehensive loss:
Net loss			(858,385)		(858,385)
Other comprehensive income				(25,645)	(25,645)

Total comprehensive loss					(884,030)
Payment of cash dividends			(2)		(2)

Balance at September 30, 2008	—	793,928	(356,360)	(38,798)	398,770

Comprehensive loss:
Net loss			(1,233,297)		(1,233,297)
Other comprehensive income				(54,441)	(54,441)

Total comprehensive loss					(1,287,738)
Payment of cash dividends			(5)		(5)

Balance at May 21, 2009	$—	$793,928	$(1,589,662)	$(93,239)	$(888,973)

The accompanying notes are an integral part of these consolidated financial statements.

BANKUNITED, FSB AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE INCOME (LOSS)

For the Period from October 1, 2008 through May 21, 2009, and the Year Ended
September 30, 2008

(In thousands)

	Period from October 1, 2008 through May 21, 2009	Year Ended September 30, 2008
Net income (loss)	$(1,233,297)	$(858,385)
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) arising during the period on securities, net of tax expense (benefit)(1)	(65,914)	(37,303)
Unrealized losses on cash flow hedges, net of tax benefit(1)	—	—
Less reclassification adjustment for:
Realized losses on securities sold included in net income, net of tax benefit(1)	(22)	(414)
Other-than-temporary impairment on investment securities included in net income (loss), net of tax benefit(1)	(11,451)	(11,258)
Realized gains on cash flow hedges, net of tax expense(1)	—	14

Total other comprehensive income (loss), net of tax	(54,441)	(25,645)

Total comprehensive income (loss)	$(1,287,738)	$(884,030)

(1)
Tax benefit related to 2009 and 2008 unrealized net losses on securities was completely reserved for by a valuation allowance and therefore these years do not show any tax benefit related to investment securities. The following table summarizes the related tax expense (benefit) for the period ended May 21, 2009, and September 30, 2008 (in thousands):

	Period from October 1, 2008 through May 21, 2009		Year Ended September 30, 2008
	Deferred Tax Expense (Benefit)	Deferred Tax Asset Valuation Allowance	Deferred Tax Expense (Benefit)	Deferred Tax Asset Valuation Allowance
Unrealized gains (losses) arising during the period on securities	$(35,492)	$35,492	$(20,086)	$20,086
Unrealized losses on cash flow hedges	—	—	—	—
Realized losses on securities sold included in net income	(12)	12	(223)	223
Other-than-temporary impairment on investment securities included in net income (loss)	(6,166)	6,166	(6,062)	6,062
Realized gains on cash flow hedges	—	—		(7)

The accompanying notes are an integral part of these consolidated financial statements.

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 Summary of Significant Accounting Policies

        BankUnited, FSB ("BankUnited" or the "Bank") was founded in 1984 and offers a full range of consumer and commercial banking products and services to individual and corporate customers through its branch network in Florida. The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiaries Bay Holdings, Inc., CRE Properties Inc., T&D Properties of South Florida, Inc. and BU Delaware, Inc. and its wholly- owned subsidiary BU REIT, Inc. BankUnited Financial Corporation ("BKUNA"), the parent company, is a Florida corporation organized in 1993 as the holding company for the Bank.

        At the close of business on May 21, 2009, the Bank was seized by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation ("FDIC") was appointed as Receiver. Immediately thereafter, a de novo institution ("New BankUnited") acquired certain assets and assumed certain liabilities of the former BankUnited. The change in control of the Bank may affect the accounting policies followed by the Bank under its new ownership.

  Regulatory Matters

        On September 19, 2008, the Bank reached an agreement with the Office of Thrift Supervision (the "OTS") on regulatory consent orders (the "Orders"). The Orders, among other things, required that BankUnited continue its capital augmentation plan to raise additional capital and to provide an alternative capital strategy to be implemented in the event the capital raising efforts in the capital augmentation plan are unsuccessful (together, the "Capital Plan"). The Capital Plan was approved by the OTS, and on November 1, 2008, the Bank's Board of Directors ("Board") approved and adopted the Capital Plan and began its implementation. Additionally, the Orders required that the Bank's Board prepare and submit to the OTS a comprehensive business plan covering the last three months of calendar year 2008, all of calendar years 2009 and 2010, and the first three quarters of calendar 2011 ("Business Plan"). The Business Plan includes a detailed description of the Bank's plans to improve earnings, preserve and enhance capital and franchise value, and strengthen liquidity.

        The Orders required the Bank to meet and maintain a minimum Tier One Core Capital Ratio of 7% and a minimum total Risk-Based Capital Ratio of 14% on and after December 31, 2008. As of December 31, 2008, due primarily to establishing reserves for loan losses and its inability to raise additional equity, the Bank was not in compliance with the capital ratios as required by the Orders. As a result, the Bank was subject to enforcement action by federal regulators, including placing the Bank into receivership.

        The Orders prohibit the Bank from paying dividends or capital distributions without receiving the prior written approval of the OTS. The Orders also require, among other things, that BankUnited notify the OTS prior to adding directors or senior executive officers; limit certain kinds of severance and indemnification payments; and obtain OTS approval before entering into, renewing, extending, or revising any compensatory or benefits arrangements with any director or officer.

        Additionally, the Orders required the Bank to restrict or prohibit the origination of payment option adjustable rate mortgages ("option ARM loans"), prepare a plan to ensure the Bank maintains and adheres to its allowance for loan losses policies, procedures, time frames and calculation inputs; restricts assets growth; and appoint a regulatory compliance committee.

        Effective April 14, 2009, the Board entered into a Stipulation and Consent to Prompt Corrective Action Directive ("PCA Directive") with the OTS. The PCA Directive addresses the Bank's failure to

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1 Summary of Significant Accounting Policies (Continued)

operate under an accepted capital restoration plan and imposes various corrective measures and operational limitations mandated by statute. As of January 30, 2009, the Bank was critically undercapitalized for purposes of the Prompt Corrective Action provisions of the Federal Deposit Insurance Act. The PCA Directive was issued when the OTS notified the Bank that its previously filed capital restoration plan was unacceptable and directs the Bank to be recapitalized by a merger with or an acquisition by another financial institution or another entity, or through the sale of all or substantially all of the Bank's assets and liabilities to another financial institution or another entity within twenty days pursuant to a written definitive agreement, which the Bank is required to execute within fifteen days of the effective date of the PCA Directive, unless such timeframes are extended in writing by the OTS.

  Accounting Estimates and Assumptions

        The accounting and reporting policies of the Bank and the methods of applying those policies that materially affect the accompanying consolidated financial statements conform with accounting principles generally accepted in the United States ("GAAP") and where applicable to general practices in the banking industry or guidelines prescribed by regulatory agencies. The consolidated financial statements of the Bank include the accounts of BankUnited, FSB and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

        In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and valuation and disclosures of contingent assets and liabilities. Management has made significant estimates in certain areas, including the determination of the allowance for loan losses, reserve for recourse liability for loans sold, valuing certain financial instruments and other assets, the valuation of mortgage servicing rights, the determination of other-than-temporary impairment losses on available-for-sale investment securities, determination of the valuation allowance for deferred tax assets and goodwill impairment. Actual results could differ from those estimates. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

  Financial Statement Reclassifications

        Certain prior period amounts have been reclassified to conform to the May 21, 2009 consolidated financial statements presentation.

  Fair Value Measurements

        In September 2006, the Financial Accounting Standards Board ("FASB") issued a new accounting standard on fair value measurements. The standard defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. The standard changed key concepts in fair value measures including the establishment of a fair value hierarchy and the concept of the most advantageous or principal market. This standard did not require any new fair value measurement. The Bank adopted this statement for its financial assets and liabilities effective October 1, 2008. The adoption of this statement did not have a material effect on the Bank's consolidated financial statements.

        The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Fair value is defined as the price that would be

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1 Summary of Significant Accounting Policies (Continued)

received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Securities available for sale and derivative instruments are recorded at fair value on a recurring basis. Additionally, from time to time, the Bank may be required to record other financial assets at fair value on a nonrecurring basis, such as impaired loans. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or impairment write-downs of individual assets.

        In February 2007, the FASB issued a new accounting standard on the fair value option for financial assets and financial liabilities. This standard allows the Bank an irrevocable option for measurement of eligible financial assets or financial liabilities at fair value on an instrument by instrument basis (the fair value option). Subsequent to the initial adoption of the standard, which the Bank adopted effective October 1, 2008, the Bank may elect to account for eligible financial assets and financial liabilities at fair value. Such an election may be made at the time an eligible financial asset, financial liability or firm commitment is recognized or when certain specified reconsideration events occur. The Bank has not elected the fair value option for any eligible financial instrument during the period ended May 21, 2009.

        A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The fair value hierarchy distinguishes between assumptions developed based on market data obtained from independent sources (observable inputs) and assumptions made by the Bank about market participant assumptions (unobservable inputs). It is the Bank's policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements. Because no active market exists for a portion of the Bank's financial assets, fair value estimates are subjective in nature. Additionally, the fair value estimates do not necessarily reflect the price that the Bank might receive if it were to sell at one time its entire holding of a particular financial instrument.

        Fair value is based on quoted prices in an active market when available. In certain cases where a quoted price for an asset or liability is not available, the Bank uses quoted market prices for comparable or similar securities, and when not available, uses internal valuation models to estimate its fair value. These models incorporate inputs such as forward yield curves, loan prepayment assumptions, expected loss assumptions, market volatilities and pricing spreads utilizing market-based inputs where readily available. The Bank's estimates of fair value reflect inputs and assumptions which management believes are comparable to those that would be used by other market participants. As an estimate, the fair value cannot be determined with precision and may not be realized in an actual sale or transfer of the asset or liability in a current market exchange.

  Cash and Cash Equivalents

        Cash and cash equivalents include cash, Federal Home Loan Bank ("FHLB") overnight deposits, federal funds sold and securities purchased under agreements to resell with original maturities of three months or less. The collateral held by the Bank for securities purchased under agreements to resell consists of the securities underlying those agreements.

        The Bank must comply with Federal Reserve Board regulations requiring the maintenance of reserves against its net transaction accounts. As of May 21, 2009, cash reserves maintained by the Bank at the Federal Reserve Bank for this purpose exceeded this requirement.

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1 Summary of Significant Accounting Policies (Continued)

  Investment Securities Available for Sale

        Investment securities available for sale are carried at fair value, net of unrealized gains and losses, and net of discount accretion and premium amortization computed using the level yield method. Net unrealized gains and losses are included in other comprehensive income (loss) net of applicable income taxes (benefit). Gains or losses on sales of investment and mortgage-backed securities available for sale are recognized on the specific identification basis.

        The Bank reviews available for sale securities for impairment on a quarterly basis or more frequently if events and circumstances indicate that a potential loss may have occurred. An investment security is impaired if its fair value is lower than its amortized cost basis. The Bank considers many factors in determining whether the decline in fair value below amortized cost is an other-than-temporary impairment ("OTTI"), including, but not limited to, adverse changes in expected cash flows, the length of time and extent to which the fair value has been less than amortized cost, the Bank's intent and ability to hold the security for a period of time sufficient for a recovery in value and issuer-specific factors such as the issuer's financial condition, external credit ratings and general market conditions.

        The Bank uses third party sources to assist in the determination of the fair value of its investment securities, which are subject to validation procedures performed by management. The third-party pricing sources use proprietary models to determine the fair value of the Bank's collateralized mortgage obligations and mortgage pass-through certificates. Management reviews and documents all assumptions used by both internal and third party sources to ensure they are market based and reflective of the structural and collateral characteristics of the respective securities.

  Loans Receivable

  Loans held in portfolio

        The Bank's loans held in portfolio consists primarily of real estate loans collateralized by first mortgages and also includes commercial real estate, commercial land, consumer and home equity loans and lines of credit. Loans held in portfolio are loans which management has the intent and ability to hold for the foreseeable future, are considered held for investment, and, accordingly, are carried at amortized cost. The length of the foreseeable future is a management judgment which is determined based on the type of loan, asset/liability strategies, including available investment opportunities and funding sources, expected liquidity demands, long-term business strategies and current economic and market conditions. Evaluation of these factors requires a significant degree of judgment. Management's view of the foreseeable future may change based on changes in these conditions.

  Mortgage loans held for sale

        BankUnited originates loans that are held for sale in the secondary market to government-sponsored entities and other investors. Loans held for sale are recorded at the lower of cost or fair value, determined in the aggregate, or at fair value when they are designated as the hedged item in a hedging relationship. Origination fees and costs for loans held for sale are capitalized as part of the cost of the loan. Fair value is derived from observable current market prices, when available, and includes loan servicing value. When market data is not available, the Bank estimates fair value based on third party indications of fair value, which may also include adjustments made for specific loan

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Note 1 Summary of Significant Accounting Policies (Continued)

characteristics. Management reviews and documents all assumptions used by both internal and third party sources to ensure they are market based and reflective of the structural and collateral characteristics of the respective assets. Adjustments to reflect unrealized gains and losses resulting from changes in fair value and realized gains and losses upon ultimate sale of the loans are classified as noninterest income in the consolidated statements of operations.

        BankUnited transfers certain residential mortgage loans to the held for sale classification at the lower of cost or fair value. At the time of transfer, any losses are recorded as a component of noninterest income, with subsequent losses also recorded as a component of noninterest income in the consolidated statements of operations. BankUnited may also transfer loans from held for sale to held in portfolio. At the time of transfer, any difference between the carrying amount of the loan and its outstanding principal balance is recorded as a component of noninterest income. Subsequently the discount on the loan is recognized as an adjustment to yield using the interest method. Triggers for transfer of loans to the held for sale category would include loans for which the Bank no longer had the intent or ability to hold the loans for the foreseeable future, or to maturity. Triggers for transfers to held in portfolio would include those loans that are no longer saleable due to credit, performance, or market conditions.

  Non-Accrual Loans

        The Bank typically classifies loans as nonaccrual when one of the following events occurs: (i) interest or principal has been in default, unless the loan is well-secured and in the process of collection; (ii) collection of recorded interest or principal is not anticipated; or (iii) income for the loan is recognized on a cash basis due to the deterioration in the financial condition of the debtor. Consumer and residential mortgage loans are typically placed on nonaccrual when payments have been in default more than 150 days. All other loans are typically placed on nonaccrual when the loans become 90 days past due, or the collection of principal or interest is deemed doubtful.

        When a loan is placed on nonaccrual, unpaid interest is reversed against interest income. Interest income on nonaccrual loans, if recognized, is either recorded using the cash basis method of accounting or recognized at the end of the loan term after the principal has been reduced to zero, depending on the type of loan. If and when borrowers demonstrate the ability to repay a loan in accordance with the contractual terms of a loan classified as nonaccrual, the loan may be returned to accrual status. If a nonaccrual loan is returned to accruing status, the accrued interest at the date the loan is placed on nonaccrual status, and foregone interest during the nonaccrual period, are recorded as interest income only after all principal has been collected for commercial real estate and commercial loans. For residential mortgage loans and consumer loans, the accrued interest at the date the loan is placed on nonaccrual status, and forgone interest during the nonaccrual period, are recorded as interest income as of the date the loan no longer meets the applicable criteria.

        Loans whose terms have been modified in troubled debt restructurings are placed on nonaccrual status, until the Bank determines that future collection of principal and interest is reasonably assured. Generally, a nonaccrual loan that is restructured remains on nonaccrual for a period of six months to demonstrate the borrower can meet the restructured terms. Payment performance immediately prior to the restructuring may be considered when making this determination. Where the borrower of a restructured residential mortgage loan has no history of missed payments for at least six months prior to the restructuring, the loans remain on accrual status at the time of the modification.

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Note 1 Summary of Significant Accounting Policies (Continued)

  Impaired Loans

        Loans are considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. When a loan is deemed impaired, the amount of specific allowance required is measured by a complete analysis of the most probable source of repayment, including the present value of the loan's expected future cash flows, the fair value of the underlying collateral less costs of disposition, or the loan's estimated fair value. In these measurements, the Bank uses assumptions and methodologies that are relevant to estimating the level of impairment and unrealized losses in the loan portfolio. To the extent that the data supporting such assumptions has limitations, management's judgment and experience play a key role in recording the specific allowance estimates. BankUnited generally applies cash receipts on impaired loans not performing according to contractual terms to reduce the carrying value of the loan, unless the Bank believes it will recover the remaining principal balance of the loan, in which case the Bank may recognize interest income. The Bank includes impairment losses in the allowance for loan losses through a charge to provision for loan losses.

        The Bank accounts for loans as troubled debt restructurings, when due to a deterioration in a borrower's financial position, the Bank grants concessions that would not otherwise be considered. Troubled debt restructured loans are tested for impairment and where the borrower has no history of missed payments for six months prior to the restructuring, the loan remains on accrual status at the time of the modification. Other troubled debt restructured loans are placed in nonaccrual status at the time of the modifications. If borrowers perform pursuant to the modified loan terms for at least six months and the remaining loan balances are considered collectible, the loans are returned to accrual status.

  Allowance for Loan Losses

        The Bank's allowance for loan losses is established for both performing loans and non-performing loans. BankUnited's allowance for loan losses is established and maintained at a level management deems prudent and adequate to cover probable losses on loans based upon a periodic evaluation of current information relating to the risks inherent in BankUnited's loan portfolio. In evaluating the allowance for loan losses, management evaluates both quantitative and qualitative elements which may require the exercise of judgment. When evaluating loan loss allowances, management reviews performing and non-performing loans separately.

        Additions to the allowance are made by provisions charged to current operations. The allowance is decreased by charge-offs due to losses and increased by recoveries.

        For commercial loans and commercial loans secured by real estate, losses are recognized at the time they are identified. For the period ended May 21, 2009 and for the fiscal year ended September 30, 2008, losses on one-to-four family residential loans were charged-off at the time they become 270 days past due. The amount of the loss equals the excess of the recorded investment in the loan over estimated the fair value of the collateral, less costs to sell. Previously, the Bank's policy was to recognize charge-offs as the losses on one-to-four family residential loans were identified at the

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Note 1 Summary of Significant Accounting Policies (Continued)

completion of the foreclosure process and repossession of the collateral, which could be an undetermined length of time, generally in excess of 270 days.

        The Bank's policy is to fully reserve the entire balance of home equity lines when they reached 91 days delinquent, and recognize charge-offs as the losses were identified. Subsequent to September 30, 2007, the policy was revised to continue to fully reserve for loans at 91 days past due and require that loans that reach 270 days delinquent be charged-off.

        Recoveries are reported at the time received, except for balances recoverable under mortgage insurance policies. Recoveries under mortgage insurance policies are recorded at the time collection of the claim from the mortgage insurance company is deemed probable. Claims are deemed probable of collection at approximately the time of repossession of the property and the filing of the claim. Recoveries under mortgage insurance policies are reported at the lesser of the amount of the loss for the related loan or the amount recoverable under the mortgage insurance policy, net of a valuation allowance for potential rejections of mortgage insurance claims.

  Reserve for Recourse Liability for Loans Sold

        The Bank has established a reserve for recourse liability for loans sold. The reserve is established and maintained at a level management deems prudent and adequate to cover probable losses under representations and warranties on loans securitized or sold. The reserve is based upon periodic evaluation of current information relating to the inherent risks, and takes into account historical experiences and trends, and current and projected market, industry, and economic conditions.

  Unearned Discounts, Premiums, and Deferred Costs

        Loan origination fees and certain direct loan origination costs are included in the carrying value of loans, and amortized over the contractual maturities of the loans as an adjustment to interest income. Prepayments of loans result in acceleration of the amortization of these items. Commitment fees and costs relating to commitments are recognized over the commitment period. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

  FHLB Stock and Other Earning Assets

        The Bank's investment in the stock of the FHLB Atlanta is carried at cost since these are restricted securities. Periodically and as conditions warrant, the Bank reviews its investment in FHLB stock for impairment and adjusts the carrying value of the investment if it is determined to be impaired.

  Office Properties and Equipment, net

        Office properties and equipment are carried at cost less accumulated depreciation. Building and leasehold improvements are carried at amortized cost. The estimated useful life of newly constructed branch office buildings is 30 years. The lives of improvements to existing buildings are based on the lesser of the remaining life of the original building or the useful life of the improvement. Leasehold improvements are amortized over the shorter of the expected term of the lease at inception, considering options to extend that are reasonably assured, or their useful lives, whichever is shorter.

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Note 1 Summary of Significant Accounting Policies (Continued)

The estimated useful life for furniture, fixtures and equipment is 7 - 10 years, and for computer equipment and software is 3 - 5 years. Depreciation is calculated based on the straight line method using the estimated service lives of the assets. Repair and maintenance costs are charged to operations as incurred, and improvements are capitalized.

  Other Real Estate Owned

        Property acquired through foreclosure or deed in lieu of foreclosure is initially recorded at estimated fair value, based on independent appraisal by third parties, less estimated costs to sell the property. Any excess of the loan balance over the fair value less estimated costs to sell the property is charged to the allowance for loan losses at the time of foreclosure. The carrying value is reviewed periodically and, when necessary, any decline in the value of the real estate less estimated cost to sell is charged to operations. Significant property improvements, which enhance the salability of the property, are capitalized to the extent that the carrying values do not exceed their estimated realizable values. Legal fees, maintenance and other direct costs of foreclosed properties are expensed as incurred. The amount the Bank ultimately recovers from foreclosed properties may differ substantially from the net carrying value of these assets because of future market factors that are beyond its control or because of changes in the Bank's strategy for sale of the properties.

  Mortgage Servicing Rights and Transfers

  Mortgage Servicing Rights

        BankUnited recognizes mortgage servicing rights ("MSR") as an asset when it sells loans and retains the right to service those loans. The value of servicing assets is derived from estimated future revenues from contractually specified servicing fees, late charges, prepayment fees and other ancillary revenues that are expected to be more than adequate compensation to cover the costs associated with performing the service, and is generally expressed as a percent of the unpaid principal balance of the loans being serviced. Estimated future revenues are determined using the estimated future balance of the underlying mortgage loan portfolio, which, absent new purchases, declines over time from prepayments and cash flows. MSR assets are carried at the lower of aggregate cost or market and amortized in proportion to and over the period of estimated net servicing income. BankUnited charges impairment as a direct write-down of its MSR assets. BankUnited does not currently utilize a valuation allowance for recognizing impairment of its MSR assets. BankUnited assesses the MSR assets for impairment on a disaggregated basis by strata based on the fair value of those assets.

        The estimated fair value of mortgage servicing rights is estimated using various assumptions including future cash flows, market discount rates, as well as expected prepayment rates, servicing costs and other factors. Changes in these factors could result in impairment of the servicing asset and a charge against earnings. For purposes of evaluating impairment, the Bank stratifies its mortgage servicing portfolio on the basis of certain risk characteristics, including loan type. Impairment related to mortgage servicing rights is recorded in other non-interest income. Contractually specified servicing fees, late fees and other ancillary income related to the servicing of mortgage loans are recorded in other non-interest income.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1 Summary of Significant Accounting Policies (Continued)

  Transfers

        When BankUnited sells (transfers) mortgage loans for securitization it may acquire beneficial interests in the securities created as well as the rights to service the loans underlying the securities. Gains or losses on these transactions are recognized only for the portion of securities that are not acquired by BankUnited. Expenses related to the transaction are not deferred but are included in the gain or loss calculation. The book values of securities retained by BankUnited are based on their relative fair values at the date of transfer. BankUnited classifies retained securities as available for sale in its consolidated balance sheets, which are carried at fair value. BankUnited obtains fair values of its retained securities, at both the date of securitization and at each reporting date, from independent third parties.

  Goodwill

        Goodwill represents the excess of purchase price over the fair value of net assets acquired. The excess purchase price, which is related to banking acquisitions, is tested for impairment on an annual basis, or more often if events or circumstances indicate that there may be impairment. Adverse changes in the economic environment, declining operations, or other factors could result in a decline in the implied fair value.

        The goodwill impairment test is performed in two phases during the fourth quarter of each fiscal year (performed as of May 21, 2009 for the period then ended). The first phase is used to identify potential impairment by comparing the fair value of the reporting unit with its carrying amount, including goodwill. The fair value of the reporting unit is determined based upon the present value of estimated future cash flows, using a discount rate that approximates the cost of capital in the industry in which the Bank operates. If the fair value is less than the carrying value, then the second phase is required to identify the amount of impairment by comparing the carrying amount of goodwill to its implied fair value. If the implied fair value is less than the carrying amount, a loss would be recognized in other non-interest expense to reduce the carrying amount to the implied fair value.

        Performing an impairment test involves estimating the fair value of a reporting unit, which requires the Bank to make assumptions about future market conditions and its ability to perform as planned. When available, the Bank uses external data in its assumptions.

  Bank Owned Life Insurance

        Bank owned life insurance is carried at an amount that could be realized under the insurance contract as of the date of the consolidated balance sheets. The change in contract value is recorded as an adjustment to the premiums paid in determining the expense or income to be recognized under the contract.

  Income Taxes

        BankUnited and its subsidiaries, other than BU REIT, Inc., are part of the consolidated federal income tax return of BKUNA. BKUNA, BankUnited and its subsidiaries filed separate income tax returns in various state jurisdictions through fiscal year 2006. Beginning with the taxable year ended September 30, 2007, BKUNA, BankUnited and its subsidiaries filed combined state income tax returns where combined filings are required for companies that are considered to be unitary with related

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Note 1 Summary of Significant Accounting Policies (Continued)

entities. The Bank and its subsidiaries have a Tax Sharing Agreement with BKUNA, whereby the Bank pays to or receives cash from BKUNA as if the Bank filed separate tax returns. Any amount of current tax due to or receivable from BKUNA is included in their intercompany balance. Income taxes are accounted for on a separate return basis.

        The Bank accounts for income taxes using the asset and liability method, recording deferred tax assets and liabilities by applying federal and state statutory tax rates currently in effect to its cumulative temporary differences. Temporary differences are differences between financial statement carrying amounts and the corresponding tax bases of assets and liabilities. Under the asset and liability method, income tax expense or benefit is comprised of the current and deferred tax provisions (benefit) for the year. The current tax provision (benefit) represents amounts that are payable to or receivable from taxing authorities based on current year taxable income or loss. The deferred tax provision (benefit) reflects changes in deferred tax assets and liabilities during the year as a result of current year operations.

        Generally accepted accounting principles require that when determining the need for a valuation allowance against a deferred tax asset, management must assess both positive and negative evidence with regard to the realization of the deferred tax asset. To the extent available sources of taxable income are insufficient to absorb tax losses, a valuation allowance is necessary. Sources of taxable income for this analysis include prior years' carry-backs, the expected reversals of taxable temporary differences between book and tax income, prudent and feasible tax-planning strategies, and future taxable income. A valuation allowance is recognized for a deferred tax asset if, based on the available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. Subsequent changes in the tax laws require adjustment to these assets and liabilities with the cumulative effect included in income from continuing operations for the period in which the change was enacted. In computing the income tax provision, the Bank evaluates the technical merits of its income tax positions based on current legislative, judicial, and regulatory guidance.

        The Bank recognizes a liability for uncertain tax positions. An uncertain tax position is defined as a position in a previously filed tax return or a position expected to be taken in a future tax return that is not based on clear and unambiguous tax law and which is reflected in measuring current or deferred income tax assets and liabilities for interim or annual periods. The Bank must recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Bank measures the tax benefits recognized based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Bank recognizes interest and penalties related to uncertain tax benefits in its provision for income taxes. At May 21, 2009 and September 30, 2008 there were no significant uncertain tax positions.

  Earnings (Loss) per Share

        Basic earnings (loss) per share are computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share are based on the weighted-average number of common shares outstanding during the period, plus the dilutive effect of securities or other contracts to issue common stock ("common share equivalents"). Common share equivalents are excluded from the computation of earnings (loss) per share in periods in which they have an anti-dilutive effect. The Bank does not have securities which

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1 Summary of Significant Accounting Policies (Continued)

qualify as common share equivalents that could potentially dilute earnings per share; therefore the weighted average number of shares used to compute basic and diluted income (loss) per share is the same.

  Segment Reporting

        Public companies are required to report certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision maker. Specific information to be reported for individual operating segments includes a measure of profit and loss, certain revenue and expense items, and total assets. As a community-oriented financial institution, substantially all of BankUnited's operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these banking operations, which constitute BankUnited's only operating segment.

  Derivative Instruments Held for Purposes Other than Trading

        BankUnited enters into derivative contracts as a means of reducing its interest rate exposures. No derivatives are held for trading purposes. At inception these contracts are evaluated in order to determine if they qualify for hedge accounting. The hedging instrument must be highly effective in achieving offsetting changes in the hedge instrument and hedged item attributable to the risk being hedged. Any ineffectiveness, which arises during the hedging relationship is recognized in non-interest expense in the period in which it arises. All derivatives are valued at fair value and included in other assets or other liabilities. For cash flow hedges, the unrealized changes in fair value to the extent effective are recognized in other comprehensive income. The fair value of cash flow hedges related to forecasted transactions is recognized in non-interest expense in the period when the forecasted transaction occurs. Any ineffectiveness related to cash flow-hedges is recorded in interest expense.

        Residential mortgage loan commitments related to loans to be sold and forward sales contracts for loans to be sold are accounted for as derivatives at fair value. The commitments and forward sales contracts are recorded as either assets or liabilities in the consolidated balance sheets with the changes in fair value recorded in non-interest expense.

  Accounting Policies Recently Adopted and Pending Adoption

        As discussed in Note 1 to the consolidated financial statements, BankUnited was closed by the OTS on May 21, 2009. The impact of accounting policies pending adoption is dependent upon the method of application of those policies by New BankUnited management.

        In April 2009, the FASB issued new guidance regarding the recognition and presentation of other-than-temporary impairments. This guidance amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of OTTI on debt and equity securities in the financial statements. This guidance does not amend existing recognition and measurement guidance related to OTTI of equity securities.

        In May 2009, the FASB issued new guidance regarding subsequent events. The new guidance establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.

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Note 1 Summary of Significant Accounting Policies (Continued)

        In June 2009, the FASB issued new guidance impacting transfers and servicing of financial assets. The objective of this guidance is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor's continuing involvement in transferred financial assets. This guidance is effective for financial asset transfers occurring after December 31, 2009.

        In June 2009, the FASB issued new guidance impacting consolidation of variable interest entities. The objective of this guidance is to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. This guidance was effective as of January 1, 2010.

        Effective July 1, 2009, the Financial Accounting Standards Board ("FASB") established the Accounting Standards Codification ("ASC" or "Codification") as the source of authoritative GAAP for companies to use in the preparation of financial statements. The guidance contained in the Codification supersedes all existing accounting and reporting standards for public and non-public companies.

        In August 2009, the FASB amended the measurement of liabilities at fair value and related disclosures. The amendment provides additional guidance on how to measure the fair value of a liability. The amendment clarifies that when estimating the fair value of a liability the entity is not required to include a separate adjustment to other inputs relating to the existence of a restriction that prevents the transfer of a liability. The amendment also clarifies that the quoted price in an active market at the measurement date of a liability when traded as an asset represents a Level 1 fair value measurements.

        In September 2009, the FASB issued new guidance that creates a practical expedient to measure the fair value of an alternative investment that does not have a readily determinable fair value. This guidance also requires certain additional disclosures. This guidance was effective for interim and annual periods ending after December 15, 2009.

        In February 2010, the FASB issued new guidance impacting fair value measurements and disclosures. The new guidance requires a gross presentation of purchases and sales of Level 3 activities and adds a new requirement to disclose transfers in and out of Level 1 and Level 2 measurements. The guidance related to the transfers between Level 1 and Level 2 measurements is effective for the Bank on January 1, 2010. The guidance that requires increased disaggregation of the Level 3 activities is effective for the Bank on January 1, 2011.

        In March 2010, the FASB issued new guidance impacting purchased receivables. The new guidance clarifies that a modification to a loan that is part of a pool of loans that was acquired with deteriorated credit quality should not result in the removal of the loan from the pool. This guidance is effective for any modifications of loans accounted for within a pool in the first interim or annual reporting period ending after July 15, 2010.

        In July 2010, the FASB issued new guidance impacting the disclosure of financing receivables and the allowance for credit losses. The new guidance requires additional disclosures that will allow users to understand the nature of credit risk inherent in a company's loan portfolios, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and changes and reasons for those changes in the allowance for credit losses. The new disclosures that relate to information as of the end of the

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Note 1 Summary of Significant Accounting Policies (Continued)

reporting period is effective as of December 31, 2010, whereas the disclosures related to activity that occurred during the reporting periods is effective January 1, 2011.

Note 2 Investment Securities Available for Sale

        Investment securities available for sale at May 21, 2009 are summarized as follows (in thousands):

	May 21, 2009
		Gross Unrealized
	Amortized Cost	Gains	Losses	Fair Value
U.S. Treasury securities	$35,167	$261	$(5)	$35,423
U.S. Government agencies and sponsored enterprises mortgage-backed securities	224,587	4,294	(1,002)	227,879
Other collateralized mortgage obligations	3,371	—	(1,586)	1,785
Mortgage pass-through certificates	323,829	—	(93,738)	230,091
Mutual funds and preferred stocks	18,241	230	(377)	18,094
State and Municipal obligations	22,671	33	(8)	22,696
Other debt securities	4,317	—	(1,341)	2,976

Total	$632,183	$4,818	$(98,057)	$538,944

        Investment securities available for sale at May 21, 2009 by contractual maturity, and adjusted for anticipated prepayments, are shown below (in thousands):

	May 21, 2009
	Amortized Cost	Fair Value
Due in one year or less	$159,964	$139,782
Due after one year through five years	272,567	229,362
Due after five years through ten years	92,254	77,346
Due after ten years	89,157	74,360
Mutual funds and preferred stock	18,241	18,094

Total	$632,183	$538,944

        Based on BankUnited's proprietary model and assumptions, the weighted average life of the mortgage-backed securities portfolio as of May 21, 2009 was 4.87 years. The model results are based on assumptions that may differ from the eventual outcome.

        The Bank monitors its investment securities available for sale for OTTI. Impairment is evaluated on an individual security basis considering numerous factors, and their relative significance varies depending on the situation. The following table shows aggregate fair value and the aggregate amount

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Note 2 Investment Securities Available for Sale (Continued)

by which cost exceeds fair value of investments that are in a loss position at May 21, 2009 (in thousands):

	May 21, 2009
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for sale securities:
U.S. Treasury securities	$5,005	$(5)	$—	$—	$5,005	$(5)
U.S. Government agencies and sponsored enterprises mortgage-backed securities	26,417	(946)	3,199	(56)	29,616	(1,002)
Other collateralized mortgage obligations	1,340	(1,464)	445	(122)	1,785	(1,586)
Mortgage pass-through certificates	10,123	(8,481)	176,440	(85,257)	186,563	(93,738)
Mutual funds and preferred stocks	17,307	(377)	—	—	17,307	(377)
State and municipal obligations	3,841	(8)	—	—	3,841	(8)
Other debt securities	1,676	(1,341)	—	—	1,676	(1,341)

Total	$65,709	$(12,622)	$180,084	$(85,435)	$245,793	$(98,057)

        Management has completed an assessment of each security with unrealized losses for impairment. The following describes the basis under which the Bank has evaluated OTTI.

  U.S. Government Agencies and Sponsored Enterprises Mortgage-backed Securities ("MBS"):

        The unrealized losses associated with U.S. Government agencies and Sponsored Enterprises MBS are primarily driven by changes in interest rates and not due to credit losses. These securities do not have any OTTI given the explicit or implicit government guarantee. There was no OTTI as of May 21, 2009, and September 30, 2008, respectively.

  Other Collateralized Mortgage Obligations ("CMO") and Mortgage Pass-Through Certificates:

        These securities are assessed for impairment using a third party developed model, and proprietary behavioral assumptions using default and loss severity levels, and Voluntary Annual Prepayment Rates ("VPRs"). Based upon its assessment of the unrealized losses associated with these securities, management concluded that OTTI of $55.6 million and $95.1 million existed during the period ended May 21, 2009 and the year ended September 30, 2008, respectively. The Bank considers the remaining unrealized losses in this portfolio as of May 21, 2009 to be temporary.

  Mutual Funds and Preferred Stock:

        The Bank evaluates its investment in mutual funds for OTTI based on the quoted market value per share. The preferred stock in the investment portfolio was issued by U.S. Government sponsored enterprises. Based upon its assessment of the securities, management concluded that OTTI of $6.6 million and $45.9 million existed during the period ended May 21, 2009, and the year ended

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2 Investment Securities Available for Sale (Continued)

September 30, 2008, respectively. The Bank considers the remaining decline in the value of investment securities classified as available for sale as of May 21, 2009, and September 30, 2008 to be temporary.

  State and Municipal Obligations:

        The unrealized losses associated with securities of State and municipal obligations are primarily driven by changes in interest rates and are not due to the credit quality of the securities. These investments are primarily investment grade. The securities were generally underwritten in accordance with the Bank's own investment standards prior to the decision to purchase, without relying on a bond issuer's guarantee in making the investment decision. These investments will continue to be monitored as part of the Bank's ongoing impairment analysis, but are expected to perform in accordance with terms, even if the rating agencies reduce the credit rating of the bond issuers. As a result, the Bank expects to recover the entire amortized cost basis of these securities.

  Other Debt Securities:

        These securities are assessed for impairment using a third party developed model, and proprietary behavioral assumptions using default and loss severity levels, and Voluntary Annual Prepayment Rates ("VPRs"). Based upon its assessment of the securities, management concluded that OTTI of $6.4 million and $1.0 million existed during the period ended May 21, 2009 and the year ended September 30, 2008, respectively.

        For the remaining unrealized losses, the Bank believes that these securities will recover their losses in the foreseeable future and management has the intent and ability to hold the securities until the price recovers.

        The fair values of the Bank's investment securities could decline in the future if the underlying performance of the collateral for the residential MBS or other securities deteriorate and the Bank's credit enhancement levels do not provide sufficient protection to the Bank's contractual principal and interest. As a result, there is a risk that OTTI may occur in the future.

        Proceeds from sales of investment securities were $9.8 million and $124.4 million for the period from October 1, 2008 through May 21, 2009, and for the fiscal year ended September 30, 2008, respectively. Realized gains from these sales were $371.9 thousand for the fiscal year ended September 30, 2008. There were no gains recognized during the period from October 1, 2008 through May 21, 2009. Realized losses from these sales were $38.9 thousand and $1.8 million for the period from October 1, 2008 through May 21, 2009, and for the fiscal year ended September 30, 2008, respectively.

        As part of the Bank's liquidity management strategy, the Bank pledges securities to secure borrowings from the FHLB. The Bank also pledges securities to collateralize public deposits and securities sold under agreements to repurchase and due to the Federal Reserve. The carrying value of pledged securities totaled $474.8 million at May 21, 2009.

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3 FHLB Stock

        BankUnited, as a member institution of the Federal Home Loan Bank of Atlanta, is required to own capital stock in the FHLB. The required stock ownership is based generally on (i) membership requirement and (ii) activity based requirement related to the levels that BankUnited borrows from the FHLB. In connection therewith, the Bank held stock with the aggregate carrying value of $243.3 million as of May 21, 2009. The stock is restricted and can only be repurchased by the FHLB. No market exists for this stock and there is no quoted market price. Redemption of FHLB stock has historically been at par value, which is BankUnited's carrying value. The redemption of any excess stock BankUnited holds is at the discretion of the FHLB.

        In evaluating OTTI of the FHLB stock, the Bank considered the most recent financial results, the resumption of dividends on common stock in the second quarter of 2009 and information from credit rating agencies. Management believes that there is no OTTI in its investment in FHLB stock as of May 21, 2009.

Note 4 Loans Receivable

        At May 21, 2009 loans receivable consisted of the following (amounts in thousands):

	May 21, 2009
	Total	Percent of Total
Real Estate Loans:
1 - 4 single family residential	$8,993,077	91.9%
Home equity loans and lines of credit	505,642	5.2%
Multi-family	129,481	1.3%
Commercial real estate	594,877	6.1%
Construction	187,333	1.9%
Land	219,736	2.2%

Total real estate loans	10,630,146	108.6%

Other Loans:
Commercial	181,484	1.9%
Consumer	12,179	0.1%

Total commercial and consumer loans	193,663	2.0%

Total loans held in portfolio	10,823,809	110.6%

Unearned discounts, premiums and deferred costs, net	190,406	1.9%
Allowance for loan losses	(1,227,173)	(12.5)%

Total loans held in portfolio, net	$9,787,042	100.0%

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4 Loans Receivable (Continued)

        The following table provides a detail of loans to customers for states with balances of 4.4% of the portfolio and higher (dollars in millions):

	May 21, 2009
	Amount	Percent of Total
Florida	$6,928	63.7%
California	723	6.6%
Arizona	515	4.7%
Illinois	505	4.6%
New Jersey	480	4.4%

        As part of the Bank's liquidity management strategy, the Bank pledges loans to secure FHLB borrowings. Pledged loans must meet specific requirements of eligibility and the unpaid principal balance is discounted based on criteria established by the FHLB. As of May 21, 2009, the Bank had pledged real estate loans with an unpaid principal balance of approximately $7.6 billion ($4.6 billion in lendable collateral value) for advances from the FHLB.

        The following table presents total 1-4 single family residential loans categorized between fixed rate mortgages and adjustable rate mortgages ("ARMs") as of May 21, 2009 (dollars in thousands):

	May 21, 2009
	Amount	Percent of Total
1 - 4 single family residential loans:
Fixed rate loans	$1,774,598	19.7%
Adjustable rate loans (ARM):
Monthly payment option(1)	3,876,584	43.1%
Select-My-Payment(1)	808,506	9.0%
Non option ARM	2,533,389	28.2%

Total(2)	$8,993,077	100.0%

(1)
As of May 21, 2009, payment option loans with a balance of $3.8 billion, representing 78.9% of the payment option portfolio, were negatively amortizing and approximately $265.3 million, or 5.6%, of the total payment option portfolio resulted from negative amortization. These loans are subject to interest rate caps.

(2)
Excluding deferred costs, unearned discounts and premiums and allowance for loan losses.

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4 Loans Receivable (Continued)

        The following table summarizes changes in the allowance for loan losses for the period from October 1, 2007 through May 21, 2009 (in thousands):

Balance as of September 30, 2007	$58,623
Provision	856,374
Charge-offs	(230,309)
Recoveries	31,229

Balance as of September 30, 2008	715,917
Provision	919,139
Charge-offs	(449,010)
Recoveries	41,127

Balance as of May 21, 2009	$1,227,173

        The total allowance reflects management's estimate of credit losses inherent in the loan portfolio at the balance sheet date. The computation of the allowance for loan losses includes elements of judgment and high level of subjectivity. The Bank considers the allowance for loan losses to be adequate to cover credit losses inherent in the loan portfolio at May 21, 2009.

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4 Loans Receivable (Continued)

        Certain loans have been classified as impaired based on the Bank's inability to collect all amounts due under the contractual terms of the loan. The following table shows the Bank's investment in impaired and non-accrual loans as of and for the period ended May 21, 2009 (in thousands):

May 21, 2009
Impaired loans on non-accrual:
Real Estate Loans:
1 - 4 single family residential:
Payment option	$1,674,325
Non-payment option	453,743

Total one-to-four family(1)	2,128,068
Home equity loans and lines of credit	27,263
Multi-family	21,544
Commercial real estate	2,888
Construction	78,403
Land	94,493

Total real estate loans	2,352,659

Other Loans:
Commercial	763
Consumer	23

Total commercial and consumer loans	786

Total non-accrual loans	2,353,445

Impaired Loans and still accruing:
Real Estate Loans:
1 - 4 single family residential(2)	804,218
Commercial real estate	162,937
Construction	1,379
Land	22,780

Total real estate loans	991,314

Other Loans:
Commercial	13,271
Consumer	554

Total commercial and consumer loans	13,825

Other loans past due 90 days and still accruing	—

Total non-accrual and impaired loans	$3,358,584

(1)
Included in non-accrual loans at May 21, 2009 were $154.9 million, of troubled debt restructured loans.

(2)
The amount of impaired 1-4 single family residential loans at May 21, 2009 represents troubled debt restructured loans.

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4 Loans Receivable (Continued)

        Had loans in non-accrual status been in accrual, the Bank would have recognized additional interest income of approximately $88.9 million and $85.9 million for the period ended May 21, 2009 and September 30, 2008, respectively.

        Interest income recognized on non-accrual loans amounted to $6.0 million and $32.0 million for the period ended May 21, 2009, September 30, 2008, respectively.

        The following table presents information related to the Bank's impaired loans and allocated reserves as of May 21, 2009 (in thousands):

	May 21, 2009
	Outstanding Principal	Specific Reserves
Impaired loans with specific reserves:
1 - 4 single family residential	$1,464,788	$381,014
Home equity loans and lines of credit	12,944	12,944
Commercial real estate	188,373	133,683
Commercial	1,755	1,272

Total	1,667,860	528,913

Impaired loans without specific reserves:
1 - 4 single family residential	1,467,498	—
Home equity loans and lines of credit	14,319	—
Commercial real estate	196,051	—
Commercial	12,279
Consumer	577	—
Loans past due 90 days and still accruing	—

Total	1,690,724	—

Total impaired loans	$3,358,584	$528,913

        Specific reserves related to troubled debt restructured loans amounted to $56.5 million at May 21, 2009.

  Loans Held For Sale

        Loans held for sale are accounted for under the lower of cost or fair value method. Lower of cost or fair value adjustments are recorded in earnings under non-interest income. During the period from October 1, 2008 through May 21, 2009, the Bank transferred $7.5 million of loans from loans held in portfolio to loans held for sale and recorded a loss of $6 thousand, which is included in other non-interest income. During the year ended September 30, 2008 the Bank transferred $20.0 million of loans from loans held for sale to loans held in portfolio and recorded a loss of $2.3 million which is included in other non-interest income.

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5 Servicing and Transfers of Mortgage Loans

  Servicing

        As of May 21, 2009 the Bank had mortgage servicing rights ("MSR") with a carrying amount of $1.1 million. MSRs are included with Other Assets on the consolidated balance sheet. The Bank accounted for MSRs using the amortization method (i.e., lower of cost or fair value) with impairment recognized as a reduction to non-operating income.

        On November 17, 2008, Freddie Mac notified the Bank that they were terminating the Seller/Servicer Eligibility Contract with the Bank effective as of November 17, 2008. The Bank had the right to market the servicing rights until April 2009. Since the Bank was unable to sell the servicing rights, the termination of this agreement required the Bank to write-off the recorded Freddie Mac servicing asset, which totaled $2.3 million, at February 28, 2009. On March 17, 2009, the Bank provided to Fannie Mae a notification whereby it voluntary terminated the Mortgage Selling and Servicing Contract between the Bank and Fannie Mae, effective as of April 1, 2009. The voluntarily termination required the Bank to write-off the recorded Fannie Mae servicing asset, which totaled $15.8 million, at February 28, 2009. The termination of these contracts is consistent with the Bank's strategy of no longer being active in the wholesale residential lending business. At May 21, 2009, the remaining carrying value of the MSR of $1.1 million, which approximates fair value, relates primarily to the servicing of remaining private label mortgage loans.

        The following table provides activity related to the Bank's MSR assets from October 1, 2007 through May 21, 2009:

	MSR From Loan Sales	MSR Securitization	Total MSR
	(in thousands)
Balance October 1, 2007	$17,700	$2,931	$20,631
New MSR assets from loan sales	14,885	—	14,885
MSR servicing sales	(14)	—	(14)
Amortization of MSR assets	(4,026)	(1,365)	(5,391)
Impairment of MSR assets	(3,043)	—	(3,043)

Balance September 30, 2008	$25,502	$1,566	$27,068

Fair Value at September 30, 2008	$26,646	$1,973	$28,619

Balance October 1, 2008	$25,502	$1,566	$27,068
New MSR assets from loan sales	668	—	668
MSR servicing sales	—	—	—
Amortization of MSR assets	(1,435)	(161)	(1,596)
Impairment of MSR assets	(24,449)	(550)	(24,999)

Balance May 21, 2009	$286	$855	$1,141

  Transfers

        On September 26, 2005, the Bank sold mortgage loans for securitization to a trust ("BUMT 2005-1") in a sale transaction. The BUMT 2005-1 securities are held in a trust established by a third party for the purpose of issuing securities arising from the securitization of one-to-four family residential mortgage loans originated by the Bank. The Bank's Trust 2005-1 is not controlled by, or

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5 Servicing and Transfers of Mortgage Loans (Continued)

affiliated with the Bank or any of its subsidiaries. The investors and the securitization trust have no recourse to the Bank's assets for failure of debtors to pay when due.

        While the Bank does not retain credit risk on the loans it has securitized, it has potential liability, under representations and warranties it made to the trust purchasing the loans. Upon securitization of the mortgage loans, the Bank acquired subordinated securities, including an interest only strip (collectively retained securities), and recognized the value of the rights to servicing the underlying loans (MSRs). The Bank has classified the retained securities as available for sale.

        Considerable judgment is required to determine the fair values of the Bank's retained securities. Unlike government securities and other highly liquid investments, the precise market value of retained securities cannot be readily determined because these assets are not actively traded in stand-alone markets. Accordingly, the Bank utilizes independent third parties specializing in secondary market transactions to assist in the determination of the fair values of its retained securities through the use of discounted cash flow models. BankUnited values these securities using third party proprietary pricing models that incorporate observable and unobservable inputs. Unobservable inputs include BankUnited's expectation of projected prepayment speeds, discount rates and projected loss severity and default rates. The estimated fair value of the Bank's retained securities amounted to $27.2 million as of May 21, 2009.

        At May 21, 2009, BankUnited was servicing loans for others of approximately $43.7 million.

Note 6 Office Properties and Equipment, net

        Included in other assets are office properties and equipment, net. At May 21, 2009 office properties and equipment, net are summarized as follows (in thousands):

May 21, 2009
(Dollars in thousands)
Branch buildings	$3,738
Leasehold Improvements	47,481
Furniture, fixtures and equipment	31,679
Computer equipment and software	38,037

Total	120,935
Less: accumulated depreciation	(70,344)

Office properties and equipment, net	$50,591

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6 Office Properties and Equipment, net (Continued)

        Depreciation expense was $7.8 million and $15.3 million, for the period from October 1, 2008 through May 21, 2009, and the fiscal year ended September 30, 2008, respectively.

        Total rental expense on operating leases for the period from October 1, 2008 through May 21, 2009, and for the fiscal year ended September 30, 2008, was $10.9 million and $16.2 million, respectively.

        The Bank and its subsidiaries lease premises and equipment under cancelable and non-cancelable leases, some of which contain renewal options under various terms. The leased properties are used primarily for banking purposes.

        As of May 21, 2009, the Bank had entered into non-cancelable operating leases with approximate minimum future rentals as follows (in thousands):

Periods Ending May 21,
2010	$12,442
2011	11,262
2012	10,039
2013	8,457
2014	6,159
Thereafter through 2026	9,052

Total	$57,411

Note 7 Other Real Estate Owned

        An analysis of other real estate owned for the period from October 1, 2007 through May 21, 2009, as follows (in thousands):

Balance as of September 30, 2007	$27,732
Transfers from loan portfolio, net	202,520
Transfers to other assets	(50)
Sales	(72,129)
Impairment	(22,749)

Balance as of September 30, 2008	135,324
Transfers from loan portfolio, net	209,694
Sales	(128,597)
Impairment	(38,742)

Balance as of May 21, 2009	$177,679

Note 8 Deposits

        At May 21, 2009, the Bank had outstanding non-interest bearing deposits of $247.6 million and interest bearing deposits of $8.3 billion. Deposits as of May 21, 2009 include brokered time deposits amounting to $348.4 million.

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8 Deposits (Continued)

        The following table sets forth average amounts and weighted average rates paid on each of the Bank's deposit categories for the period ended May 21, 2009 (amounts in thousands):

	May 21, 2009
	Amount	Rate
Transaction accounts, demand:
Non-interest bearing	$282,215	0.00%
Interest bearing	164,669	0.85%
Money market accounts	784,043	3.11%
Savings accounts	701,412	2.78%
Certificates of deposit	6,611,919	4.04%

Total average deposits	$8,544,258	3.66%

        Time deposit accounts with balances of $100,000 or more totaled approximately $2.8 billion at May 21, 2009, including $865.1 million with balances of $250,000 or more.

        The following table sets forth maturities of time deposits equal to or greater than $100,000 as of May 21, 2009 (in thousands):

May 21, 2009
Three months or less	$826,504
Over 3 through 6 months	593,413
Over 6 through 12 months	1,070,345
Over 12 through 24 months	195,730
Over 24 through 36 months	109,398
Over 36 through 48 months	3,427
Over 48 through 60 months	526
Over 60 months	—

Total	$2,799,343

        Included in the table above are $211.9 million of time deposits issued to the State of Florida which are collateralized by a letter of credit of $325 million at May 21, 2009.

        Interest expense on deposits for the period from October 1, 2008 through May 21, 2009, and the fiscal year ended September 30, 2008, is as follows (in thousands):

	May 21, 2009	September 30, 2008
Transaction accounts	$895	$2,146
Money market	15,576	20,017
Savings accounts	12,433	47,583
Certificates of deposit	170,666	223,109

Total	$199,570	$292,855

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8 Deposits (Continued)

        On October 3, 2008, the Emergency Economic Stabilization Act ("EESA") of 2008 became effective. This legislation was passed in response to the financial crisis affecting the banking system and financial markets and threats to investment banks and other financial institutions. The EESA temporarily raises the basic limit on federal deposit insurance coverage from $100,000 to $250,000 per depositor until December 31, 2009. The legislation did not increase coverage for retirement accounts and it continues to be $250,000.

        On October 14, 2008, the FDIC announced the Temporary Liquidity Guarantee Program ("TLGP") to strengthen confidence and encourage liquidity in the banking system. The new program provides full deposit insurance coverage for non-interest bearing deposit transaction accounts in FDIC-insured institutions, regardless of the dollar amount. These are mainly payment-processing accounts, such as payroll accounts used by businesses, which frequently exceed the maximum limit of $250,000.

Note 9 Securities Sold under Agreements to Repurchase

        The following sets forth information concerning repurchase agreements for the period from October 1, 2008 through May 21, 2009, and the fiscal year ended September 30, 2008 (amounts in thousands):

	May 21, 2009	September 30, 2008
Maximum amount outstanding at any month end during the period	$48,114	$177,218
Average amount outstanding during the period	$22,732	$114,368
Weighted average interest rate for the period	0.40%	3.00%

        Interest expense on securities sold under agreements to repurchase aggregated $58 thousand, $3.4 million for the period from October 1, 2008 through May 21, 2009, and the fiscal year ended September 30, 2008, respectively.

        As of May 21, 2009, the Bank had pledged mortgage-backed securities with a fair value of approximately $30.4 million for securities sold under agreements to repurchase. The agreements are overnight agreements with an average interest rate of 0.00% at May 21, 2009.

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10 FHLB Advances

        Advances from the FHLB outstanding as of May 21, 2009 incur interest and have contractual repayments as follows (amounts in thousands):

	Amount	Range of Interest Rates
Repayable During Period Ending May 21,
2010	$2,300,000	2.52%	5.24%
2011	605,000	2.47%	4.97%
2012	235,000	2.81%	4.36%
2013	750,000	3.09%	4.83%
2014	—	—	—
2015	100	0.00%	0.00%
2016	364,250	0.00%	4.79%
2017	—	—	—
2018	175,000	2.76%	2.95%

Total Carrying Value	$4,429,350

        The terms of a security agreement with the FHLB include a specific assignment of collateral that requires the maintenance of qualifying first mortgage, commercial real estate loans, home equity lines of credit and mortgage-backed securities as pledged collateral with unpaid principal amounts at least equal to 100% of the FHLB advances, when discounted at various percentages of their unpaid principal balance. As of May 21, 2009 the Bank had pledged investment securities and mortgage loans with an aggregate carrying amount of approximately $7.9 billion for advances from the FHLB.

        Interest expense for FHLB Advances was $133.8 million and $259.0 million, for the period from October 1, 2008 through May 21, 2009, and the fiscal year ended September 30, 2008, respectively.

Note 11 Derivatives and Hedging Activities

        The Bank uses derivative instruments as part of its interest rate risk management activities to reduce risks associated with its loan origination and borrowing activities. Derivatives used for interest rate risk management include loan commitments and forward contracts that relate to the pricing of specific on-balance sheet instruments and forecasted transactions. The Bank recognizes all derivatives as either assets or liabilities on the consolidated balance sheets and reports them at fair value with realized and unrealized gains and losses included in either earnings or in other comprehensive income, depending on the purpose for which the derivative is held and whether the derivative qualifies for hedge accounting.

  Loan Commitments

        The Bank commits to originate one-to-four family residential mortgage loans with potential borrowers at specified interest rates for short periods of time, usually thirty days. If potential borrowers meet underwriting standards, these loan commitments obligate the Bank to fund the loans, but do not obligate the potential borrowers to accept the loans. If the borrowers do not allow the commitments to expire, the loans are funded, and either placed into the Bank's loan portfolio or held for sale. Based on historical experience, the interest rate environment, and the underlying loan characteristics, the Bank

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11 Derivatives and Hedging Activities (Continued)

estimates the amount of commitments that will ultimately become loans held for sale and accounts for those as derivatives during the commitment period. As derivatives, the changes in the fair value of the commitments are recorded in current earnings under other non-interest expense with an offset to the consolidated balance sheets in other liabilities. Fair values are based solely on the relationship of observable market interest rates and are calculated with the assistance of third parties.

  Forward Sales Contracts

        The Bank enters into forward sales contracts in order to economically hedge fair value exposure of loan commitments and fair value exposure to a change in interest rates of loans held for sale. Fair value changes of forward sales contracts, not eligible for hedge accounting, are recorded in earnings under non-interest expense with an offset in other liabilities. Hedge accounting was not applied to these contracts in the period from October 1, 2007 through May 21, 2009. Loans held for sale do not include any payment option loans.

  Interest Rate Swaps

        As of May 21, 2009 the Bank had no interest rate swap agreements outstanding.

        The following table summarizes certain information with respect to the use of derivatives and their impact on the Bank's consolidated statements of operations during the period ended May 21, 2009 and the year ended September 30, 2008:

	May 21, 2009	September 30, 2008
	(in thousands)
Interest Rate Swaps
Net gain (loss) recorded in non-interest income related to swaps	$—	$14
Other Derivatives(1)
Gain (loss) recorded in non-interest expense related to loan commitments	$183	$97
Loss recorded in non-interest expense related to forward sales contracts	$(435)	$(627)

Total net loss recorded in earnings due to derivatives	$(252)	$(516)

(1)
BankUnited uses other derivatives to economically hedge interest rate risk, but they do not qualify for hedge accounting treatment. As of September 30, 2008, $16 thousand were reclassified out of other comprehensive income as a charge to expense from cash flow hedges. There were no such reclassifications for the period ended May 21, 2009.

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12 Regulatory Capital

        See Note 1 for a discussion of regulatory matters affecting regulatory capital.

        On September 5, 2008, BankUnited received notification that the OTS reclassified the Bank's regulatory capital status from well-capitalized to adequately capitalized due to the deterioration in the Bank's non-traditional mortgage loan portfolio, the concentration of risk associated with that portfolio, and a resultant need for significant additional capital. As of May 21, 2009, the Bank had negative regulatory capital which created significant capital deficiencies in Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios.

        No capital distributions were made by the Bank during the period ended May 21, 2009, and for the fiscal year ended September 30, 2008.

        In the fiscal year ended September 30, 2008, BKUNA, the Bank's sole shareholder at that time, contributed $80 million, in additional capital to the Bank.

Note 13 Benefit Plans

  BankUnited 401(k) Plan

        The Bank sponsors a 401(k) profit sharing plan (the "401(k) Plan") for eligible employees. Under the terms of the 401(k) Plan, eligible employees may contribute up to the limits set by law. Employees are eligible to participate in the plan after one month of service and the Bank's matching contributions begin vesting after two years of service at the rate of 25% per year up to 100% by the fifth year of service. The Bank makes matching contributions to the 401(k) Plan equal to 75% of the eligible employee pre-tax contribution up to 6% of salary. The matching contributions are made in the form of cash and allocated to the 401(k) Plan participants' investments. For the period from October 1, 2008 through May 21, 2009 and for the fiscal year ended September 30, 2008, the Bank made matching contributions of approximately $1.4 million and $2.4 million, respectively.

Note 14 Income Taxes

        The components of the provision (benefit) for income taxes for the period from October 1, 2008 through May 21, 2009 and for the fiscal year ended September 30, 2008, is as follows (in thousands):

	May 21, 2009	September 30, 2008
Current income tax expense (benefit):
Federal	$(50,306)	$(15,976)
State	—	—

Total current income tax expense (benefit):	(50,306)	(15,976)

Deferred income tax expense (benefit):
Federal	(382,587)	(320,645)
State	(19,787)	(30,890)
Valuation allowance	452,680	273,049

Total deferred income tax expense (benefit)	50,306	(78,486)

Total income tax expense (benefit)	$—	$(94,462)

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14 Income Taxes (Continued)

        A reconciliation of the expected income tax expense (benefit) at the statutory federal income tax rate of 35% to the Bank's actual income tax expense and effective tax rate for the period from October 1, 2008 through May 21, 2009 and for the fiscal year ended September 30, 2008, is as follows (amounts in thousands):

	May 21, 2009		September 30, 2008
	Amount	%	Amount	%
Tax expense (benefit) at federal income tax rate	$(431,808)	35.0%	$(334,260)	35.0%
Increases (decreases) resulting from:
State tax, net of federal benefit	(19,787)	1.6%	(30,890)	3.2%
Tax exempt income	(1,184)	0.2%	(2,017)	0.2%
Other	99	0.0%	(344)	0.1%
Valuation allowance	452,680	(36.7)%	273,049	(28.6)%

Total	$—	0.1%	$(94,462)	9.9%

        Deferred income tax assets and liabilities result from temporary differences between assets and liabilities measured for financial reporting purposes and for income tax return purposes. These assets and liabilities are measured using the enacted tax rates and laws that are currently in effect and are

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14 Income Taxes (Continued)

reported net in the accompanying Consolidated Balance Sheets. The significant components of the net deferred tax assets and liabilities at May 21, 2009 were as follows (in thousands):

May 21, 2009
Deferred tax assets:
Allowance for loan losses and other reserves	$521,487
Impairment losses on available for sale securities	84,822
Unrealized losses in other comprehensive income	4,043
Non-accrual interest	15,518
AMT credit carryover	3,250
Impairment on other real estate owned and other expenses	—
Reserve for recourse liability	4,748
NOL carryforward	151,220
Other	2,182

Gross deferred tax assets	787,270
Valuation allowance	(730,041)

Net deferred tax asset	$57,229

Deferred tax liabilities:
Deferrals and amortization	186
Sale of mortgage servicing rights	—
Other real estate owned expenses	5,945
Deferred REIT income	50,783
Other	315

Gross deferred liabilities	$57,229

Net deferred tax asset (liability)	$—

        Realization of tax benefits for deductible temporary differences depends on having sufficient taxable income of an appropriate character within the carryforward periods. Sources of taxable income that may allow for the realization of these tax benefits include: (1) taxable income that would be available through carryback in future years, (2) future taxable income that will result from reversal of existing taxable temporary differences, (3) taxable income generated from future operations, and (4) prudent and feasible tax planning strategies.

        At May 21, 2009, the Bank had deferred tax assets net of deferred tax liabilities, before valuation allowances, of $730.0 million. The Bank's net deferred tax asset before valuation allowances resulted primarily from an increase in its allowance for loan losses and the recognition of other-than-temporary impairment losses on certain securities available for sale. At May 21, 2009, after considering all available evidence the Bank determined that it was more likely than not that only a portion of its deferred tax asset in the fiscal period will not be realized. The determination that a valuation allowance was needed was primarily based on the current level of losses the Bank is experiencing, in addition to the uncertainty with respect to its future forecasted results. As a result of this determination, the Bank recorded a valuation allowance of $730.0 million against its net deferred tax asset at May 21, 2009.

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14 Income Taxes (Continued)

        The Bank determined that it is more likely than not that it will realize $50.3 million of its net deferred tax assets as a result of the future carryback of losses generated by the deferred tax assets that will reverse during fiscal year 2009 and will be carried back to fiscal year 2007. This carryback is expected to result in a refund of $50.3 million of income taxes paid by the Bank in 2007.

        As of May 21, 2009, the Bank had a net operating loss carryforward for Federal tax purposes of $432.1 million which will expire in 2029. The Bank's state income tax net operating loss carryforward is approximately $951 million which will begin to expire in 2027. The Federal and State net operating loss deferred tax asset is completely offset by a valuation allowance.

        The Bank adopted the provisions of FIN 48 effective October 1, 2007. The adoption of FIN 48 did not have a material effect on the Bank's financial condition, as the Bank recognized no increase in its liability for unrecognized income tax benefits. In addition, the Bank had no liabilities recorded for unrecognized income tax benefits for fiscal year 2008. For the period ended May 21, 2009, the Bank did not have any material unrecognized income tax benefits and, accordingly, the company continued to have a zero liability balance relating to FIN 48. The Company has elected to account for any applicable interest and penalties on uncertain tax positions as a component of income tax expense.

        BKUNA federal returns through 2005 have been examined by the Internal Revenue Service ("IRS"), and therefore, it remains subject to examination for its fiscal years ended September 30, 2006, 2007 and 2008. Generally, the state jurisdictions in which the Bank files income tax returns are subject to examination for a period of up to four years after the returns are filed.

Note 15 Commitments and Contingencies

  Reserve for Recourse Liability for Loans Sold

        BankUnited has sold and securitized loans (hereinafter referred to as loan sales or loans sold) without recourse to government sponsored entities and private investors. When a loan sold to an investor without recourse contains fraudulent representations, errors, omissions or negligence on the part of the seller or any party involved in the origination, including the borrower or appraiser, or a breach of other representations and warranties, the Bank may be required to repurchase the loan or indemnify the investor for losses sustained.

        The estimated losses related to forecasted loan repurchase activity and make whole indemnity claims meet the criteria for accrual of a loss contingency as of September 30, 2008. Management estimated the amount of potential losses related to the Bank's recourse obligations as of September 30, 2008 based on various sensitivity analyses taking into account historical experience and trends and current and projected market, industry and economic conditions. These factors are used to develop forecasted repurchase activity and estimated severity of losses. This analysis resulted in the Bank recording a provision for recourse liability amounting to $12.4 million during the year ended September 30, 2008, which is included in gain (loss) on sale of loans in the consolidated statement of operations. The reserve for recourse liability on loans sold is included in other liabilities in the consolidated balance sheets as of May 21, 2009. The Bank accounts for loans repurchased under recourse provisions at fair value on the date of repurchase, and recognizes an adjustment to the reserve for recourse liability for any difference between the fair value of the loan and the amount due to the investor.

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15 Commitments and Contingencies (Continued)

        A summary of the activity in the reserve for the period ended May 21, 2009 and the year ended September 30, 2008 is as follows:

	For The Period Ended May 21, 2009	For The Year Ended September 30, 2008
Balance at beginning of period	$8,663	$—
Provision for recourse liability	—	12,400
Mark-to-market adjustment for loans repurchased	(1,635)	(3,689)
Make whole indemnifications	(2,786)	(48)

Balance at end of period	$4,242	$8,663

  Financial Instruments Commitments

        The Bank issues off-balance sheet financial instruments in connection with BankUnited's lending activities and to meet the financing needs of its customers. These financial instruments include commitments to fund loans, lines of credit, and commercial and standby letters of credit. These commitments expose the Bank to varying degrees of credit and market risk which are essentially the same as those involved in extending loans to customers, and are subject to the Bank's credit policies. The Bank follows the same credit policies in making commitments as it does for instruments recorded on the Bank's consolidated balance sheet. Collateral is obtained based on management's assessment of the customer's credit risk. The Bank's exposure to credit loss is represented by the contractual amount of these commitments.

        Total commitments at May 21, 2009 were as follows (in thousands):

Commitments to fund loans
Commercial and commercial real estate	$18,438
Construction	25,148
Unfunded commitments under line of credit	294,748
Commercial and standby letters of credit	27,149

Total	$365,483

  Commitments to fund loans:

        These are agreements to lend funds to customers as long as there is no violation of any condition established in the contract. Commitments to fund loans generally have fixed expiration dates or other termination clauses and may require payment of a fee. Many of these commitments are expected to expire without being funded, and therefore the total commitment amounts do not necessarily represent future liquidity requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral required in connection with an extension of credit is based on management's credit evaluation of the counterparty.

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15 Commitments and Contingencies (Continued)

  Unfunded commitments under lines of credit:

        To accommodate the financial needs of customers, the Bank makes commitments under various terms to lend funds to consumers and businesses. Unfunded commitments under lines of credit include consumer, commercial and commercial real estate lines of credit to existing customers. Many of these commitments have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of these commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements. The amount of collateral obtained, if it is deemed necessary, is based on management's credit evaluation of the customer.

  Commercial and standby letters of credit:

        Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support trade transactions or guarantee arrangements. Fees collected on standby letters of credit represent the fair value of those commitments and are deferred and amortized over their term, which is typically one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. BankUnited generally holds collateral supporting those commitments if deemed necessary.

  Other Commitments

        Employment Agreements.    The Bank has employment and change in control agreements with certain members of senior management. The employment agreements, which establish the duties and compensation of the executives, have terms ranging from one year to five years, and include specific provisions for salary, bonus, other benefits and termination payments in certain circumstances. In addition to other provisions, the change in control agreements provide for severance payments in the event of a change in control.

        Operating leases.    BankUnited leases premises and equipment under cancelable and non-cancelable operating leases, some of which contain renewal options under various terms.

  Legal Proceedings.

        BankUnited and its subsidiaries, from time to time, are involved as plaintiff or defendant in other various legal actions arising in the normal course of their businesses. While the ultimate outcome of any such proceedings cannot be predicted with certainty, it is the opinion of management, based on advice of legal counsel, that no proceedings exist, either individually or in the aggregate, which, if determined adversely to BankUnited and its subsidiaries, would have a material effect on BankUnited's consolidated financial condition, results of operations or cash flows.

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15 Commitments and Contingencies (Continued)

        As discussed in note 1 to the consolidated financial statements, the OTS seized the Bank on May 21, 2009 and appointed the FDIC as receiver. Pursuant to the terms of the Purchase and Assumption Agreement under which the New BankUnited purchased certain assets and assumed certain deposits and other liabilities of the Bank, all defensive litigation liabilities of the Bank were retained by the FDIC, as receiver, except those defensive litigation liabilities that relate to an asset purchased by New BankUnited and that are subject to a loss sharing agreement, which such liabilities were assumed by New BankUnited.

Note 16 Related Party Transactions

        The Bank has a Management Agreement with BKUNA dated October 1, 2006. The Management Agreement requires that BKUNA reimburse the Bank for management and other services provided to BKUNA on a monthly basis. BKUNA paid management fees to the Bank in conjunction with the Management Agreement amounting to $0.6 million and $1.1 million for the period ended May 21, 2009 and for the year ended September 30, 2008, respectively. The management fees paid by BKUNA are included in non-interest income—service charges in the consolidated statements of operations.

        The Bank and BU Financial Services (BUFS), a wholly-owned subsidiary of BKUNA, entered into a Fee Agreement dated October 1, 2007. The Fee Agreement requires that BUFS reimburse the Bank for management and other services provided to BUFS on a monthly basis. BUFS paid management fees to the Bank in conjunction with the Fee Agreement amounting to $1.2 million and $4.1 million for the period ended May 21, 2009 and for the year ended September 30, 2008, respectively. The fees received are included in non-interest income—service charges in the consolidated statements of operations.

        The Bank has entered into a Tax Sharing Agreement with BKUNA, whereby the Bank pays to or receives cash from BKUNA as if the Bank filed separate tax returns. Any amount of current tax due to or receivable from BKUNA is included in the intercompany balance.

        The consolidated balance sheet includes $10.6 million in other assets as of May 21, 2009, related to amounts receivable from BKUNA and BUFS related to the intercompany agreements discussed above and other intercompany transaction in the ordinary course of business, including amounts related to intercompany settlement of current taxes due or payable. In addition, included in interest bearing demand deposits in the accompanying consolidated balance sheet as of May 21, 2009 is $18.1 million of deposits from BKUNA and BUFS.

        From time to time, the Bank makes loans in the ordinary course of business as a financial institution to directors, officers and employees of the Bank, as well as to members of their immediate families and affiliates, to the extent consistent with applicable laws and regulations. As of May 21, 2009 these loans totaled $1.7 million.

        For the period ended May 21, 2009 and the year ended September 30, 2008, the Bank retained the law firm of Camner, Lipsitz and Poller, P.A ("CLP"), as general counsel. The Bank's and BKUNA's former Chief Executive Officer and Chairman of the Board of Directors, until October 20, 2008 is the senior managing director of CLP and one of two of the shareholders of the law firm. For the period ended May 21, 2009 and the year ended September 30, 2008, the Bank paid CLP approximately $3.2 million and $7.1 million, respectively, in legal fees and reimbursable expenses, related to loan closings, foreclosures, litigation, corporate and other matters.

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16 Related Party Transactions (Continued)

        CLP subleases approximately 2,223 square feet of office space in Coral Gables, Florida from the Bank. The sublease extends through January 31, 2014 and may be renewed for up to four additional five-year terms, subject to the Bank exercising its right to renew under the master lease. Under the terms of the sublease the minimum annual rental payments for the property is $65.7 thousand. Payments from CLP to the Bank during the period from October 1, 2008 to May 21, 2009 and the fiscal year ended September 30, 2008, totaled $55 thousand and $81 thousand, respectively, which included payments for tenant improvements of $8 thousand and $13 thousand, respectively. The Bank believes that the terms of the sublease reflect market rates comparable to those prevailing in the area for similar rental properties involving non-affiliated parties at the time the sublease was made.

        For the period ended May 21, 2009 and the fiscal year ended September 30, 2008, BankUnited obtained policies for directors' and officers' liability insurance, banker's blanket bond insurance, commercial multi-peril insurance, workers' compensation insurance and BankUnited's health and dental insurance through HBA Insurance Group, of which a director of the Bank, is a member of the Board of Directors and shareholder. For the period ended May 21, 2009 and the year ended September 30, 2008, the Bank paid HBA Insurance Group $490 thousand and $350 thousand, respectively, in commissions on premiums paid for these policies.

        The Bank paid the firm of Rachlin, LLP $10 thousand and $75 thousand for consulting services for the period ended May 21, 2009 and the year ended September 30, 2008, respectively. The managing partner of Rachlin, LLP is a member of the Bank's Board of Directors.

Note 17 Fair Value

        The Bank groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are as follows:

          Level 1—Assets or liabilities for which the identical item is traded on an active exchange, such as publicly-traded instruments or futures contracts.

          Level 2—Assets and liabilities valued based on observable market data for similar instruments.

          Level 3—Assets or liabilities for which significant valuation assumptions are not readily observable in the market; instruments valued based on the best available data, some of which is internally-developed, and considers risk premiums that a market participant would require. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

        In instances where there is limited or no observable market data, fair value measurements for assets and liabilities are based primarily upon the Bank's own estimates or combination of such estimates and independent vendor or broker pricing. When determining the fair value measurements for assets and liabilities and the related fair value hierarchy, the Bank considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability (observable inputs). When possible, the Bank looks to active and observable markets to price identical assets or liabilities and when identical assets and liabilities are not traded in active markets, the Bank looks to market observable data for similar assets and liabilities. It is the Bank's policy to maximize the use of observable inputs and minimize the use of unobservable inputs. Unobservable inputs are only used to measure fair value to the extent that

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17 Fair Value (Continued)

observable inputs are not available. The need to use unobservable inputs generally results from the lack of market liquidity, resulting in diminished observability of both actual trades and assumptions that would otherwise be available to value these instruments, or the value of the underlying collateral is not market observable. Although third party price indications may be available for a security, limited trading activity would make it difficult to support the observability of these quotations.

        The following is a description of the valuation methodologies used for financial assets and liabilities measured at fair value on a recurring basis, as well as the general classification of each instrument under the valuation hierarchy.

  Assets and Liabilities Carried at Fair Value on a Recurring Basis

        Investment securities available for sale—Investment securities available-for-sale are carried at fair value on a recurring basis. When available, fair value is based on quoted prices in an active market and as such would be classified as Level 1 (e.g., U.S. Government agencies and sponsored enterprises securities, preferred stock of U.S. Government agencies and mutual funds). If quoted market prices are not available, fair values are estimated using quoted prices of securities with similar characteristics, discounted cash flows or other pricing models. Investment securities available for sale that the Bank classifies as Level 2 include U.S. Government agencies mortgage-backed securities and collateralized mortgage obligations, preferred stock of other issuers and State and municipal obligations. All other investment securities available for sale are classified as Level 3 and include private label mortgage pass-through certificates, collateralized debt obligations and other debt securities, for which fair value estimation requires the use of unobservable inputs. The Bank values these securities using third party proprietary pricing models that incorporate observable and unobservable inputs.

        The following table presents the financial instruments measured at fair value on a recurring basis as of May 21, 2009 on the consolidated balance sheet utilizing the hierarchy discussed above (in thousands):

	May 21, 2009
	Level 1	Level 2	Level 3	Total
Investment Securities Available for Sale:
U.S. Treasury securities	$35,423	$—	$—	$35,423
U.S. Government agencies and sponsored enterprises mortgage-backed securities	—	227,879	—	227,879
Other collateralized mortgage obligations	—	—	1,785	1,785
Mortgage pass-through certificates	—	—	230,091	230,091
Mutual funds and preferred stocks	17,981	113	—	18,094
State and municipal obligations	—	22,446	250	22,696
Other debt securities	—	1,300	1,676	2,976

Total assets at fair value	$53,404	$251,738	$233,802	$538,944

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17 Fair Value (Continued)

        The following table identifies changes in Level 3 financial instruments that are measured at fair value on a recurring basis as of May 21, 2009. Level 3 financial instruments typically include unobservable components, but may also include some observable components that may be validated to external sources. The gains or losses in the following table may include changes to fair value due in part to unobservable factors that may be part of the valuation methodology (in thousands):

	Other Collateralized Mortgages Obligations	Mortgages Pass-through Certificates	State and Municipal obligations	Other Debt Securities
Balance September 30, 2008	$3,463	$394,321	$250	$6,490
Total net gains (losses) for the year included in:
Other comprehensive income	(1,554)	(57,543)	(0)	(80)
Purchases, sales or settlements, net	(124)	(106,687)	(0)	(4,734)

Balance May 21, 2009	$1,785	$230,091	$250	$1,676

  Financial Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

        Loans are measured for impairment using the fair value of the collateral. Fair value of the loan collateral is primarily determined using estimates which generally use the market and income approach valuation technique and use observable market data to formulate an opinion of the estimated fair value. When current appraisals are not available, the Bank uses its judgment regarding changes in market conditions, based on observable market inputs, to adjust the latest appraised value available. As a result, the estimated fair value is considered Level 3.

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17 Fair Value (Continued)

  Fair Value of Financial Instruments

        The following table presents the carrying value and fair value of financial instruments as of May 21, 2009:

	May 21, 2009
	Carrying Value	Fair Value
Financial Instruments:
Assets:
Cash and cash equivalents	$1,143,280	$1,143,280
Investment securities available for sale, at fair value	538,944	538,944
Federal Home Loan Bank stock	243,334	243,334
Loans held for sale	788	788
Loans held in portfolio, net	9,787,042	5,010,328
Bank owned life insurance	129,111	129,111
Accrued interest receivable	43,310	43,310
Liabilities:
Demand deposits, savings, money market and certificates of deposit	8,555,907	8,664,473
Securities sold under agreements to repurchase	1,310	1,310
Advances from Federal Home Loan Bank	4,429,350	4,630,614
Accrued interest payable	52,283	52,283
Income taxes payable	—	—
Advance payments by borrowers for taxes and insurance	52,362	52,362
Other liabilities	58,623	58,623
Derivative instruments	—	—

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments not carried at fair value on recurring basis:

        Certain financial instruments are carried at amounts that approximate fair value, due to their short-term nature or their generally negligible credit risk. The Bank's financial instruments for which fair value approximates the carrying amount at May 21, 2009 include cash and cash equivalents, FHLB stock, accrued interest receivable, Bank owned life insurance, demand deposits, savings and money market accounts, securities sold under agreements to repurchase, income taxes payable, advance payments by borrowers for taxes and insurance and other liabilities.

  Loans receivable

        Fair values for all performing loans are estimated using a discounted cash flow analysis, utilizing interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

        Bank Owned Life Insurance—The estimated fair value of Bank Owned Life Insurance is based on the cash surrender value.

BANKUNITED, FSB AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17 Fair Value (Continued)

  Deposits:

        The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit are estimated using discounted cash flow analysis using the rates currently offered for deposits of similar remaining maturities.

  FHLB advances:

        The fair value of the borrowings is estimated by discounting the future cash flows using the current rate at which similar borrowings with similar remaining maturities could be made.

Herald National Bank
Statements of Financial Condition
June 30, 2011 (Unaudited) and December 31, 2010
(Dollars in Thousands)

Assets	2011	2010

Cash and cash equivalents:
Cash and due from banks	$38,385	$13,522
Bank certificates and money market accounts	4,477	7,551
Federal funds sold	-	-

Total cash and cash equivalents	42,862	21,073
Securities available for sale, at estimated fair value	107,397	132,076
Securities held to maturity, net (estimated fair value of $16,342 at June 30, 2011 and $16,792 at December 31, 2010)	16,203	16,658
Loans	319,570	333,126
Deferred loan fees and unamortized costs, net	(294)	(218)
Allowance for loan losses	(6,112)	(6,404)

Net loans	313,164	326,504
Premises and equipment, net	3,487	3,764
Accrued interest receivable	1,550	1,658
Other assets	1,888	2,957

Total assets	$486,551	$504,690

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing demand deposits	$132,652	$84,801
Interest-bearing deposits	298,322	345,768

Total deposits	430,974	430,569
Borrowed Funds	-	20,000
Accounts payable and accrued liabilities	2,168	2,235
Deferred rent	811	821
Other liabilities	285	385

Total liabilities	434,238	454,010

Commitments and contingencies
Stockholders' equity:
Capital stock, $1 par value, authorized 100,000,000 shares, Issued and outstanding 12,217,868 at June 30, 2011; Issued and outstanding 12,217,568 at December 31, 2010	12,218	12,218
Additional paid in capital	67,880	67,543
Preferred stock, no par value, authorized 50,000,000 shares Issued and outstanding 4,684,928 at June 30, 2011; Issued and outstanding 4,684,928 at December 31, 2010	12,862	12,862
Accumulated deficit	(40,570)	(40,852)
Accumulated other comprehensive income (loss), net of tax effect	(77)	(1,091)

Total stockholders' equity	52,313	50,680

Total liabilities and stockholders' equity	$486,551	$504,690

See accompanying notes to financial statements

Herald National Bank
Statements of Operations
For the three months ended June 30, 2011 and 2010
(Unaudited)
(Dollars in Thousands, except per share data)

	2011	2010
Interest income:
Loans	$4,594	$4,890
Securities	890	807
Bank certificates and money market accounts	6	9
Federal Funds Sold	-	2

Total interest income	5,490	5,708

Interest expense:
Deposit interest expense	944	1,166

Total interest expense	944	1,166
Net interest income	4,546	4,542
Provision for loan losses	-	3,053

Net interest income after provision for loan losses	4,546	1,489
Other income:
Fees, service charges and other income	392	116

	392	116
Other expenses:
Compensation and benefits	2,466	2,990
Bank premises and equipment	745	767
Professional fees	280	365
Data processing	305	286
Marketing and advertising	174	147
FDIC assessment	263	160
Insurance	53	65
Merger related expenses	280	-
Other expenses	268	724

Total non-interest expense	4,834	5,504

Net income (loss) before income tax expense	104	(3,899)
Income tax expense	28	27

Net income (loss)	$76	$(3,926)

Net income (loss) per share:
Basic	$0.01	$(0.32)

See accompanying notes to financial statements.

Herald National Bank
Statements of Operations
For the six months ended June 30, 2011 and 2010
(Unaudited)
(Dollars in Thousands, except per share data)

	2011	2010
Interest income:
Loans	$9,183	$9,373
Securities	1,805	1,776
Bank certificates and money market accounts	12	19
Federal Funds Sold	-	3

Total interest income	11,000	11,171

Interest expense:
Deposit interest expense	1,924	2,433
Borrowed funds expense	8	21

Total interest expense	1,932	2,454

Net interest income	9,068	8,717
Provision for loan losses	100	3,740

Net interest income after provision for loan losses	8,968	4,977
Other income:
Gain on sale of securities	116	-
Fees, service charges and other income	618	224

	734	224
Other expenses:
Compensation and benefits	4,849	6,528
Bank premises and equipment	1,500	1,536
Professional fees	632	722
Data processing	586	566
Marketing and advertising	355	315
FDIC assessment	537	268
Insurance	111	132
Merger related expenses	280	-
Other expenses	510	907

Total non-interest expense	9,360	10,974

Net income (loss) before income tax expense	342	(5,773)
Income tax expense	60	51

Net income (loss)	$282	$(5,824)

Net income (loss) per share:
Basic	$0.02	$(0.62)

See accompanying notes to financial statements.

Herald National Bank
Statements of Stockholders' Equity
Six months ended June 30, 2011 and 2010
(Unaudited)
(Dollars in Thousands)

	Common Stock	Additional Paid in Capital	Preferred Stock	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2009	6,545	$57,327	$6,510	$(35,475)	$319	$35,226
Issuance of common stock, net	5,640	9,757	-	-	-	15,397
Issuance of preferred stock, net	-	-	6,352	-	-	6,352
Stock option expense	-	429	-	-	-	429
Comprehensive Loss: Net loss	-	-	-	(5,824)	-	(5,824)
Unrealized gains on securities available for sale	-	-	-	-	709	709

Total Comprehensive Income (Loss):	-	-	-	(5,824)	709	(5,115)

Balance at June 30, 2010	$12,185	$67,513	$12,862	$(41,299)	$1,028	$52,289

Balance at December 31, 2010	$12,218	$67,543	$12,862	$(40,852)	$(1,091)	$50,680
Issuance of common stock, net	-	-	-	-	-	-
Issuance of preferred stock, net	-	-	-	-	-	-
Stock option expense	-	337	-	-	-	337
Comprehensive Income: Net Income	-	-	-	282	-	282
Unrealized gains on securities available for sale	-	-	-	-	1,014	1,014

Total Comprehensive Income:	-	-	-	282	1,014	1,296

Balance at June 30, 2011	$12,218	$67,880	$12,862	$(40,570)	$(77)	$52,313

See accompanying notes to financial statements.

Herald National Bank
Statements of Cash Flows
Six months ended June 30, 2011 and 2010
(Dollars in Thousands)

	2011	2010
Cash flows from operating activities:
Net income (loss)	$282	$(5,824)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	100	3,740
Depreciation and amortization of leasehold improvements and equipment	277	277
Accretion of discounts and amortization of premiums on securities, net	214	(121)
Amortization of fees and costs on loans, net	(150)	60
Gain on sale of securities	(116)	-
Stock option expense	337	429
Changes in operating assets and liabilities:
Decrease (increase) in accrued interest receivable	108	(208)
Decrease in other assets	234	397
(Decrease) increase in accounts payable and accrued liabilities	(67)	810
Decrease in deferred rent liability	(10)	(1)
Decrease in other liabilities	(100)	(284)

Net cash provided by (used in) operating activities	1,109	(725)
Cash flows from investing activities:
Purchase of securities available for sale	(21,856)	(33,696)
Proceeds from sale of securities available for sale	26,915	-
Proceeds from calls, maturities, redemptions and pay downs of securities available for sale	21,362	33,048
Proceeds from calls, maturities, redemptions and pay downs of securities held to maturity	464	18,066
Net decrease (increase) in loans	13,390	(43,075)
Purchase of premises and equipment	-	(4)

Net cash provided by (used in) investing activities	40,275	(25,661)
Cash flows from financing activities:
Net increase in deposits	405	3,323
Net decrease in federal funds purchased	(20,000)	-
Proceeds from the issuance of common stock	-	15,397
Proceeds from the issuance of preferred stock	-	6,352

Net cash (used in) provided by financing activities	(19,595)	25,072

Increase (decrease) in cash and cash equivalents	21,789	(1,314)
Cash and cash equivalents at the beginning of the period	21,073	27,717

Cash and cash equivalents at the end of the period	$42,862	$26,403

Supplemental information:
Cash paid during the year for:
Interest	$1,915	$2,428
Taxes	$60	$61

See accompanying notes to financial statements.

Herald National Bank
Notes to Financial Statements

1.     Business of Herald National Bank

        Herald National Bank (hereafter, the "Bank") is a national banking association and a full-service independent commercial bank headquartered in New York City, New York. The Bank serves its clients through strategically placed private-client offices utilizing the expertise of knowledgeable banking professionals and technology-driven delivery systems.

        The main office and headquarters of the Bank is located at 623 Fifth Avenue, New York, New York 10022, between Fifth and Madison Avenues in Manhattan. The headquarters houses a main private-client office and executive and administrative staff. The Bank also operates out of full service private-client offices at 1333 60th Street in Brooklyn, New York and 58 South Service Road in Melville, New York.

2.     Basis of Presentation

        The accompanying unaudited financial statements are comprised of the accounts of the Bank and have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011. The unaudited financial statements and related management's discussion and analysis should be read together with the financial information in the Bank's Annual Report on Form 10-K for the year ended December 31, 2010 previously filed with the Office of the Comptroller of the Currency. There have been no significant changes in the factors or methodology used in determining the Bank's accounting estimates or applied in its critical accounting policies since December 31, 2010 that are material in relation to our financial condition or results of operations.

        On June 2, 2011, Herald National Bank ("Herald National") and BankUnited, Inc. ("BankUnited"), entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Herald National will become a wholly owned subsidiary of BankUnited. Herald National will initially operate as a separate subsidiary of BankUnited. Randy Nielsen, Herald National's Chairman and Chief Executive Officer, will remain Chief Executive Officer of Herald National at the close of the transaction. The merger, which is subject to approval by regulatory authorities and Herald National shareholders, is expected to close in the fourth quarter of 2011. As of the end of June 30, 2011, the Bank has incurred $280 thousand of merger and acquisition costs.

3.     Fair Value Measurement

        FASB ASC 820 Fair Value Measurements and Disclosures establish a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of fair value hierarchy under FASB ASC 820 are as follows:

Level 1:	Unadjusted quoted market prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2:	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability; and
Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

        A financial instrument's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Gains or losses on the sale of securities are based upon the specific identification method. All securities are adjusted for amortization of premiums and accretion of discounts using the level-yield method over the estimated lives of the securities.

        Except for securities available for sale, the Bank does not account for any other assets or liabilities using fair value. Marketable securities are considered either level 1 or level 2 as they meet the criteria as outlined above.

        The following table summarizes financial assets and financial liabilities measured at fair value on a recurring basis as of June 30, 2011 and December 31, 2010, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (dollars in thousands):

		Fair Value Measurement Using
	June 30, 2011	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Measured on a recurring basis:
Available for Sale Securities
Agency Obligations	$11,006	$-	$11,006	$-
Agency Mortgage-Backed Securities	94,086	-	94,086	-
Money Market Mutual Fund Investments	100	100	-	-

Total	$105,192	$100	$105,092	$-

Measured on a non-recurring basis:
Impaired Loans:
Commercial loans	$298	$-	$-	$298
Multi-Family	1,144	-	-	1,144

Total	$1,442	$-	$-	$1,442

		Fair Value Measurement Using
	December 31, 2010	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Measured on a recurring basis:
Available for Sale Securities
Agency Obligations	$30,900	$-	$30,900	$-
Agency Mortgage-backed Securities	98,168	-	98,168	-
Money Market Mutual Fund Investments	100	100	-	-

Total	$129,168	$100	$129,068	$-

Measured on a non-recurring basis:
Impaired Loans:
Commercial loans	$433	$-	$-	$433

Total	$433	$-	$-	$433

4.     Net Income (Loss) Per Share

        The Bank's calculation of net income (loss) per share is as follows:

Basic net income/(loss) per share:	June 30, 2011	June 30, 2010
Net income/(loss) for the three months	$76,139	$(3,926,000)
Average number of shares outstanding	12,217,868	12,185,131
Basic net income/(loss) per share	$0.01	$(0.32)
Net income/(loss) for the six months	$281,722	$(5,824,000)
Average number of shares outstanding	12,217,868	9,411,695
Basic net income/(loss) per share	$0.02	$(0.62)

        At June 30, 2011 there were 1,897,500 outstanding warrants to purchase shares of the Bank's common stock. Each outstanding warrant is fully vested and enables the holder thereof to purchase one share of the Bank's common stock at $10.00 per share. There were also 1,632,000 outstanding stock options to purchase shares of the Bank's common stock, 201,931 of which were vested. Diluted earnings per share have not been calculated for the warrants or stock options as they would have been anti-dilutive. In addition, 30,990 restricted stock awards were outstanding as of June 30, 2011.

5.     Securities

        A summary of securities available for sale are as follows (dollars in thousands):

June 30, 2011	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Agency Callable Obligations	$11,001	$11	$(6)	11,006
Agency Mortgage-backed Securities	94,231	523	(668)	94,086
Money Market Mutual Fund Investments	100	-	-	100
Equity Securities	2,205	-	-	2,205

Total Securities Available for Sale	$107,537	$534	$(674)	$107,397

December 31, 2010	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Agency Callable Obligations	$30,843	$76	$(19)	$30,900
Agency Mortgage-backed Securities	100,213	469	(2,514)	98,168
Money Market Mutual Fund Investments	100	-	-	100
Equity Securities	2,908	-	-	2,908

Total Securities Available for Sale	$134,064	$545	$(2,533)	$132,076

        Debt securities available for sale mature as follows (dollars in thousands):

June 30, 2011	Amortized Cost	Fair Value
Within one year	$-	$-
One to five years	4,000	4,004
Five to ten years	7,001	7,002
Over ten years	94,231	94,086

	$105,232	$105,092

December 31, 2010	Amortized Cost	Fair Value
Within one year	$-	$-
One to five years	16,853	16,903
Five to ten years	13,990	13,997
Over ten years	100,213	98,168

	$131,056	$129,068

        Actual cash flows may differ from the above maturity schedule due to prepayment factors.

        There are $674 thousand in unrealized losses in the securities available for sale category as of June 30, 2011 and $2.5 million in unrealized losses for the year ended December 31, 2010.

		Less Than 12 Months		12 months or more	Total

June 30, 2011	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Agency Callable Obligations	$11,006	$(6)	$-	$-	$11,006	$(6)
Agency Collateralized Mortgage Obligations	41,404	(210)	-	-	41,404	(210)
Agency Mortgage-backed securities	52,682	(458)	-	-	52,682	(458)

	$105,092	$(674)	$-	$-	$105,092	$(674)

		Less Than 12 Months		12 months or more	Total

December 31, 2010	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Agency Callable Obligations	$30,900	$(19)	$-	$-	$30,900	$(19)
Agency Collateralized Mortgage Obligations	42,279	(1,478)	-	-	42,279	(1,478)
Agency Mortgage-backed securities	55,889	(1,036)	-	-	55,889	(1,036)

	$129,068	$(2,533)	$-	$-	$129,068	$(2,533)

        Management does not believe that any individual unrealized loss as of June 30, 2011 included in the table above represents other-than-temporary impairment as management mainly attributes the declines in value to changes in interest rates, widening credit spreads, and lack of liquidity in the market place, not credit quality or other factors. Based on a comparison of the present value of expected cash flows to the amortized cost, management believes there are no credit losses on these securities. Herald does not have the intent to sell, nor is it more likely than not that Herald will be required to sell, the securities contained in the table above before the recovery of their amortized cost basis or maturity.

        A summary of securities held to maturity are as follows (dollars in thousands):

June 30, 2011	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Agency Callable Obligations	$2,987	$21	$-	$3,008
Corporate Bonds	9,982	-	(52)	9,930
Agency Mortgage-backed Securities	3,234	170	-	3,404

Total Securities Held to Maturity	$16,203	$191	$(52)	$16,342

December 31, 2010	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Agency Callable Obligations	$2,987	$20	$-	$3,007
Corporate Bonds	9,981	-	(26)	9,955
Agency Mortgage-backed Securities	3,690	140	-	3,830

Total Securities Held to Maturity	$16,658	$160	$(26)	$16,792

        Securities held to maturity mature as follows (dollars in thousands):

June 30, 2011	Amortized Cost	Fair Value
Within one year	$-	$-
One to five years	5,991	5,950
Five to ten years	6,978	6,988
Over ten years	3,234	3,404

	$16,203	$16,342

December 31, 2010	Amortized Cost	Fair Value
Within one year	$-	$-
One to five years	5,991	5,970
Five to ten years	6,977	6,992
Over ten years	3,690	3,830

	$16,658	$16,792

        Actual cash flows may differ from the above maturity schedule due to prepayment factors.

		Less Than 12 Months		12 months or more	Total

June 30, 2011	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Corporate Bonds	9,930	(52)	-	-	9,930	(52)

	$9,930	$(52)	$-	$-	$9,930	$(52)

		Less Than 12 Months		12 months or more	Total

December 31, 2010	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Corporate Bonds	9,955	(26)	-	-	9,955	(26)

	$9,955	$(26)	$-	$-	$9,955	$(26)

        Management does not believe that any individual unrealized loss as of June 30, 2011 included in the table above represents other-than-temporary impairment as management mainly attributes the declines in value to changes in interest rates, widening credit spreads, and lack of liquidity in the market place, not credit quality or other factors. Based on a comparison of the present value of expected cash flows to the amortized cost, management believes there are no credit losses on these securities. Herald does not have the intent to sell, nor is it more likely than not that Herald will be required to sell, the securities contained in the table above before the recovery of their amortized cost basis or maturity.

6.     Loans, Net

        Loans, net of deferred fees and costs are summarized as follows (dollars in thousands):

	June 30, 2011	December 31, 2010
Real estate
- Commercial	$111,212	$111,055
- Mulitfamily	76,962	83,711
- Other	10,105	7,961

	198,279	202,727
Commercial	115,694	125,221
Other	5,597	5,178

Total Loans	319,570	333,126
Unearned income	(294)	(218)

Loans, Net	$319,276	$332,908

        The Bank originates commercial, real estate and consumer loans to businesses and individuals in the metropolitan area of New York. The borrowers' abilities to repay their obligations are dependent upon various factors, including the borrowers' income and net worth, cash flows generated by the underlying collateral, value of the underlying collateral and priority of the Bank's lien on the property. Such factors are dependent upon various economic conditions and individual circumstances beyond the Bank's control and, as such, the Bank may be subject to the risk of loss. The Bank believes its lending policies and procedures adequately minimize the potential exposure to such risks and that adequate provisions for loan losses are provided for all known and inherent risks.

        The activity in the allowance for loan losses is as follows (dollars in thousands):

For the six months ended June 30,	2011	2010
Balance at the beginning of the year	$6,404	$4,127
Provision charged to expense	100	3,740
Loans charged off	404	1,030
Recoveries	12	-

Balance at the end of the period	$6,112	$6,837

        The Bank had two impaired loans in the amount of $1.4 million with no related allowances for loan losses at June 30, 2011. The Bank had one impaired loan in the amount of $0.4 million with no related allowances for loan losses at December 31, 2010.

        Nonaccrual loans, which consisted of two impaired loans, totaled $1.4 million at June 30, 2011. Nonaccrual loans, which consisted of one impaired loan, totaled $0.4 million at December 31, 2010. In addition, one of these loans was impaired at June 30, 2011 and December 31, 2010 and represents a loan that was restructured in 2009 as a troubled debt, which would have been non-performing had the terms not been renegotiated.

        The allowance for loan losses is the estimated amount considered necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses that is charged against income. In determining the allowance for loan losses, we make significant estimates and therefore, have identified the allowance as a critical accounting policy. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management because of the high degree of judgment involved, the subjectivity of the assumptions used, and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

        The allowance for loan losses has been determined in accordance with U.S. generally accepted accounting principles, under which we are required to maintain an allowance for probable losses at the balance sheet date. We are responsible for the timely and periodic determination of the amount of the allowance required. We believe that our allowance for loan losses is adequate to cover specifically identifiable losses, as well as estimated losses inherent in our portfolio for which certain losses are probable but not specifically identifiable.

        Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. The analysis of the allowance for loan losses has two components: specific and general allocations. Specific allocations are made for loans determined to be impaired. A loan is deemed to be impaired if it is a non-accrual loan with an outstanding balance greater than $500,000 and all loans subject to a troubled debt restructuring. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses.

        The general allocation is determined by segregating the remaining loans, including those loans not meeting the Company's definition of an impaired loan, by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions, geographic concentrations, and industry and peer comparisons. This analysis establishes factors that are applied to the loan groups to determine the amount of the general allocations. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and real estate market conditions. Actual loan losses may be significantly more than the allowance for loan losses we have established which could have a material negative effect on our financial results.

        On a quarterly basis, management reviews the current status of various loans in order to evaluate the adequacy of the allowance for loan losses. In this evaluation process, specific loans are analyzed to determine their potential risk of loss. This process includes all loans, concentrating on non-accrual and classified loans. Each non-accrual or classified loan is evaluated for potential loss exposure. Any shortfall results in a recommendation of a specific allowance if the likelihood of loss is evaluated as probable. To determine the adequacy of collateral on a particular loan, an estimate of the fair market value of the collateral is based on the most current appraised value available. This appraised value is then reduced to reflect estimated liquidation expenses.

        The results of this quarterly process are summarized along with recommendations and presented to Executive and Senior Management for their review. Based on these recommendations, loan loss allowances are approved by Executive and Senior Management. All supporting documentation with regard to the evaluation process, loan loss experience, allowance levels and the schedules of classified loans are maintained. A summary of loan loss allowances is presented to the Board of Directors on a quarterly basis.

        We consider it important to maintain the ratio of our allowance for loan losses to total loans at an adequate level given current economic conditions, interest rates, and the composition of the portfolio. As a substantial amount of our loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans are critical in determining the amount of the allowance required for specific loans. Assumptions for appraisal valuations are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly impact the valuation of a property securing a loan and the related allowance determined. The assumptions supporting such appraisals are carefully reviewed by management to determine that the resulting values reasonably reflect amounts realizable on the related loans.

        Based on the composition of our loan portfolio, we believe the primary risks are a decline in the general economy, a decline in real estate market values in New York and surrounding states and increases in interest rates. Any one or combination of these events may adversely affect our loan portfolio resulting in increased delinquencies, loan losses and future levels of loan loss provisions. We consider it important to maintain the ratio of our allowance for loan losses to total loans at an adequate level given current economic conditions, interest rates, and the composition of the portfolio.

        Our allowance for loan losses reflects probable losses considering, among other things, the actual growth and change in composition of our loan portfolio, the level of our non-performing loans and our charge-off experience. We believe the allowance for loan losses reflects the inherent credit risk in our portfolio.

        Although we believe we have established and maintained the allowance for loan losses at adequate levels, additions may be necessary if the current operating environment continues or deteriorates. Management uses the best information available; however, the level of the allowance for loan losses remains an estimate that is subject to significant judgment and short-term change. In addition, the Office of the Comptroller of the Currency, as an integral part of their examination process, will periodically review our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination.

        The following tables present the balance in the allowance for loan losses and the recorded investments in loans by portfolio segment and based on impairment method as of June 30, 2011 and for the year ended December 31, 2010.

As of June 30, 2011	Residential Mortgage	Multi-Family	Commercial Real Estate	Other Real Estate	Commercial	Consumer and Other Loans	Unallocated	Total

Allowance for loan losses:
Beginning balance	$166	1,395	1,245	379	2,806	48	365	$6,404
Charge-offs	-	(399)	-	-	-	(5)	-	(404)
Recoveries	-	-	-	-	12	-	-	12
Provision	(5)	(30)	425	(182)	(1,028)	13	907	100

Ending balance	$161	966	1,670	197	1,790	56	1,272	$6,112

Ending balance
Individually evaluated for impairment	$-	-	-	-	-	-	-	$-
Collectively evaluated for impairment	161	966	1,670	197	1,790	56	1,272	6,112

	$161	966	1,670	197	1,790	56	1,272	$6,112

Loans:
Ending balance
Individually evaluated for impairment	$-	1,144	-	-	298	-	-	$1,442
Collectively evaluated for impairment	18,899	74,997	84,734	18,505	115,396	5,597	-	318,128

	$18,899	76,141	84,734	18,505	115,694	5,597	-	$319,570

As of December 31, 2010	Residential Mortgage	Multi-Family	Commercial Real Estate	Other Real Estate	Commercial	Consumer and Other Loans	Unallocated	Total

Allowance for loan losses:
Beginning balance	$201	857	995	148	1,909	17	-	$4,127
Charge-offs	-	-	-	-	(2,607)	-	-	(2,607)
Recoveries	-	-	-	-	527	-	-	527
Provision	(35)	538	250	231	2,977	31	365	4,357

Ending balance	$166	1,395	1,245	379	2,806	48	365	$6,404

Ending balance
Individually evaluated for impairment	$-	-	-	-	-	-	-	$-
Collectively evaluated for impairment	166	1,395	1,245	379	2,806	48	365	6,404

	$166	1,395	1,245	379	2,806	48	365	$6,404

Loans:
Ending balance
Individually evaluated for impairment	$-	-	-	-	433	-	-	$433
Collectively evaluated for impairment	16,260	82,757	83,918	19,792	124,788	5,178	-	332,693

	$16,260	82,757	83,918	19,792	125,221	5,178	-	$333,126

        The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. For non-homogeneous loans, such as commercial and commercial real estate loans the Company analyzes the loans individually by classifying the loans as to credit risk and assesses the probability of collection for each type of class. This analysis is performed on a quarterly basis. The Company uses the following definitions for risk ratings:

Pass — Pass assets are well protected by the current net worth and paying capacity of the obligor (or guarantors, if any) or by the fair value, less cost to acquire and sell, of any underlying collateral in a timely manner.

Special Mention — A Special Mention asset has potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution's credit position at some future date. Special Mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

Substandard — A "substandard" asset is inadequately protected by the current sound worth and paying capacity of the obligor or by the collateral pledged, if any. Assets so classified must have a well-defined weakness, or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful — An asset classified "doubtful" has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable on the basis of currently known facts, conditions, and values.

Loss — An asset or portion thereof, classified Loss is considered uncollectible and of such little value that its continuance on the institution's books as an asset, without establishment of a specific valuation allowance or charge-off, is not warranted. This classification does not necessarily mean that an asset has no recovery or salvage value; but rather, there is much doubt about whether, how much, or when the recovery will occur. As such, it is not practical or desirable to defer the write-off.

        As of June 30, 2011, and based on the most recent analysis performed, the risk category of loans by portfolio segment by class of loans is as follows and for the year ended December 31, 2010:

As of June 30, 2011	Pass	Special Mention	Substandard	Doubtful	Loss	Total

Multi-Family	$74,997	-	1,144	-	-	$76,141
Commercial Real Estate	76,333	8,401	-	-	-	84,734
Other Real Estate	18,505	-	-	-	-	18,505
Commercial	111,472	2,200	2,022	-	-	115,694

Total	$281,307	10,601	3,166	-	-	$295,074

	Performing	Non-accrual	Total

Residential	$18,899	$-	$18,899
Consumer and Other Loans	5,597	-	5,597

Total	$24,496	$-	$24,496

As of December 31, 2010	Pass	Special Mention	Substandard	Doubtful	Loss	Total

Multi-Family	$81,213	-	1,544	-	-	$82,757
Commercial Real Estate	80,605	3,313	-	-	-	83,918
Other Real Estate	18,492	1,300	-	-	-	19,792
Commercial	118,270	1,455	5,496	-	-	125,221

Total	$298,580	6,068	7,040	-	-	$311,688

	Performing	Non-accrual	Total

Residential	$16,260	$-	$16,260
Consumer and Other Loans	5,178	-	5,178

Total	$21,438	$-	$21,438

        The following tables present the aging of the recorded investments in loans as of June 30, 2011 by class of loans and for the year ended December 31, 2010:

As of June 30, 2011	30-59 Days	60-89 Days	Greater than 90 days	Total Past Due	Current	Total Loans Receivable

Residential Mortgage	-	-	-	-	$18,899	$18,899
Multi-family	-	-	1,144	1,144	74,997	$76,141
Commercial Real Estate	-	-	-	-	84,734	$84,734
Other Real Estate	-	-	-	-	18,505	$18,505
Commercial	-	-	-	-	115,694	$115,694
Consumer and Other Loans	-	-	-	-	5,597	$5,597

Total	$-	$-	$1,144	$1,144	$318,426	$319,570

As of December 31, 2010	30-59 Days	60-89 Days	Greater than 90 days	Total Past Due	Current	Total Loans Receivable

Residential Mortgage	-	-	-	-	$16,260	$16,260
Multi-family	-	-	-	-	82,757	$82,757
Commercial Real Estate	-	-	-	-	83,918	$83,918
Other Real Estate	-	-	-	-	19,792	$19,792
Commercial	-	-	-	-	125,221	$125,221
Consumer and Other Loans	-	-	-	-	5,178	$5,178

Total	$-	$-	$-	$-	$333,126	$333,126

7.     Deposits

Deposits (in thousands) are summarized as follows:

	June 30, 2011	December 31, 2010
Noninterest bearing demand accounts	$132,652	$84,801
Money market and savings accounts	256,819	308,299

Total core deposits	389,471	393,100
Certificates of deposit	41,503	37,469

Total deposits	$430,974	$430,569

8.     Stock-based Compensation

        During November 2008, in connection with opening the Bank, the Bank's stockholders approved the 2008 Stock Incentive Plan (the "Plan"). The Plan authorizes the issuance of 1,632,000 stock options for directors and employees. In addition, the Bank has granted a total of 104,335 restricted stock awards to certain of its employees which vest over a period of five years. The Bank accounts for its stock-based compensation plan in accordance with the requirements of FASB ASC 718, Compensation. Accordingly, compensation expense is recorded in the Bank's statement of operations for all stock-based compensation awards over the requisite service period with a credit to additional paid in capital. Compensation expense is measured based on grant date fair value and is included in compensation and benefits.

        During the three months ended June 30, 2011, the Bank recorded approximately $201 thousand of share-based expense, comprised of stock option expense of approximately $177 thousand and restricted stock expense of approximately $24 thousand. During the six months ended June 30, 2011, the Bank recorded approximately $337 thousand of share-based expense, comprised of stock option expense of approximately $286 thousand and restricted stock expense of approximately $51 thousand. There were 1,632,000 stock options and 30,990 restricted stock shares granted and outstanding as of June 30, 2011, with a remaining future expense of approximately $2.4 million related to these outstanding options and restricted stock grants. As of December 31, 2010, there were 517,328 stock options outstanding and approximately 30,990 restricted stock shares outstanding. The expense recognized for both the options and restricted stock awards are non-cash expenses, with the offset to the recognition of the expense recognized as an increase to the additional paid in capital of stockholders' equity.

9.     Income Taxes

        Income tax expense from operations is as follows (dollars in thousands):

	June 30, 2011	June 30, 2010
Federal:
Current	$6	$-
Deferred	-	-
State & City:
Current	54	51
Deferred	-	-

	$60	$51

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (dollars in thousands):

	June 30, 2011	December 31, 2010
Deferred tax assets:
Start up expenses	$3,308	$3,456
Allowance for loan losses	3,751	2,866
Warrant expense	84	84
Compensation expense	833	681
Net operating losses	8,583	9,418
Unrealized loss on AFS Securities	63	897
Other	174	164

Total gross deferred tax assets	$16,796	$17,566

Less:
Valuation allowance	(16,733)	(16,669)

Net deferred tax asset	$63	$897

        At June 30, 2011, management believes that realization of the deferred tax asset is not more likely than not. A valuation allowance was recorded against both the state deferred tax asset and the Federal deferred tax asset due to uncertainty of whether or not the Bank will be able to generate sufficient taxable income to utilize the net deferred tax asset.

        Income tax expense differed from the amounts computed by applying the US federal income tax rate of 34% to income taxes as a result of the following:

	June 30, 2011	June 30, 2010
Computed "expected" tax expense (benefit) from operations	$116	$(1,980)
Increase (decrease) in taxes resulting from:
State taxes, net of federal income tax expense	36	34
Change in valuation	(102)	1,989
Other	10	8

	$60	$51

10.   Fair Value of Financial Instruments

        FASB ASC 825, Financial Instruments require that the Bank disclose the estimated fair value of its financial instruments whether or not recognized in the balance sheet. Fair value estimates and assumptions for the Bank's financial instruments as of June 30, 2011 and December 31, 2010 are as follows (dollars in thousands):

June 30, 2011	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$42,862	$42,862
Securities available for sale	107,397	107,397
Securities held to maturity	16,203	16,342
Net loans	313,164	326,500
Financial liabilities:
Deposits	430,974	422,868

December 31, 2010	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$21,073	$21,073
Securities available for sale	132,076	132,076
Securities held to maturity	16,658	16,792
Net loans	326,504	334,975
Financial liabilities:
Deposits	430,569	415,633
Borrowings	20,000	20,000

        The following assumptions were used to estimate the fair value of each class of financial instrument:

  Cash and cash equivalents – Cash and cash equivalents are short-term in nature with original maturities of three months or less; the carrying amount approximates fair value. Certificates of deposit having original terms of six months or less; carrying value generally approximates fair value. Certificates of deposit with an original maturity of six months or greater the fair value is derived from discounted cash flows. Federal funds sold are an overnight investment whose carrying amount approximates fair value.

  Securities – The fair values for substantially all of our securities are obtained from an independent nationally recognized third-party pricing service. The independent pricing service utilizes market prices of same or similar securities whenever such prices are available. Prices involving distressed sellers are not utilized in determining fair value. Where necessary, the independent third-party pricing service estimates fair value using models employing techniques such as discounted cash flow analyses. The assumptions used in these models typically include assumptions for interest rates, credit losses, and prepayments, utilizing market observable data where available.

  Net loans – Net loans represent loans net of unamortized costs and deferred fees. Fair values are estimated for portfolios of loans with similar characteristics. Loans are segregated by type, such as commercial real estate, commercial and other. The fair value of loans is estimated by discounting contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loans. This method of estimating fair value does not incorporate the exit-price concept of fair value prescribed by ASC 820-10.

  Deposits – The fair value of deposits with no stated maturity, such as non-interest bearing deposits, is equal to the amount payable on demand as of year-end. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

  Borrowings – The fair value of borrowings is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for borrowings of similar remaining maturities.

    Limitations

        The preceding fair value estimates were made at June 30, 2011 based on pertinent market data and relevant information on the financial instruments. These estimates do not include any premium or discount that could result from an offer to sell at one time the Bank's entire holdings of a particular financial instrument or category. Since no market exists for a substantial portion of the Bank's financial instruments, fair value estimates were necessarily based upon judgments regarding future expected loss experience, current economic conditions, risk assessment of various financial instruments and other factors. Given the innately subjective nature of these estimates, the uncertainties surrounding them and the significant judgment that must be applied, these fair value estimates cannot be calculated with absolute precision. Modifications in such assumptions could meaningfully alter these estimates.

        Since these fair value approximations were made solely for on- and off-balance sheet financial instruments at June 30, 2011 no attempt was made to estimate the value of anticipated future business. Furthermore, certain tax implications related to the realization of the unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into the estimates.

11.   Recent Accounting Pronouncements

        In June 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update (ASU) No. 2011-05 "Comprehensive Income (Topic 220) —Presentation of Comprehensive Income." ASU 2011-05 requires that all non-owner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 is effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company is assessing the impact of ASU 2011-05 on our comprehensive income presentation.

        In May 2011, the FASB issued ASU No. 2011-04 "Fair Value Measurement (Topic 820)—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs." ASU 2011-04 changes the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements. Consequently, the amendments in this update result in common fair value measurement and disclosure requirements in GAAP and IFRSs (International Financial Reporting Standards). ASU 2011-04 is effective prospectively during interim and annual periods beginning on or after December 15, 2011. Early adoption by public entities is not permitted. The Company is currently assessing the impact of ASU 2011-04 on the Company's consolidated financial statements.

        In April 2011, the FASB issued ASU No. 2011-03 "Transfers and Servicing (Topic 860)—Reconsideration of Effective Control for Repurchase Agreement." ASU 2011-03 removes from the assessment of effective control the criterion relating to the transferor's ability to repurchase or redeem financial assets on substantially the agreed terms, even in the event of default by the transferee. ASU 2011-03 is effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. The Company is currently assessing the impact of ASU 2011-03 on the Company's consolidated financial statements.

        In April 2011, the FASB issued ASU 2011-02 "A Creditor's Determination of Whether a Restructuring is a Troubled Debt Restructuring", which clarifies when creditors should classify loan modifications as troubled debt restructurings. The guidance is effective for interim and annual periods beginning on or after June 15, 2011, and applies retrospectively to restructurings occurring on or after the beginning of the year. The guidance on measuring the impairment of a receivable restructured in a troubled debt restructuring, as clarified, is effective on a prospective basis. The Company believes that the adoption of the standard will not have a significant impact on the Company's consolidated financial statements.

        In January 2011, the FASB issued ASU No. 2011-01 "Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20." The provisions of ASU No. 2010-20, "Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses" required the disclosure of more granular information on the nature and extent of troubled debt restructurings and their effect on the allowance for loan and lease losses effective for the Company's reporting period ended March 31, 2011. The amendments in ASU No. 2011-01 deferred the effective date related to these disclosures, enabling creditors to provide such disclosures after the FASB completed their project clarifying the guidance for determining what constitutes a troubled debt restructuring. As the provisions of ASU No. 2011-01 only defer the effective date of disclosure requirements related to troubled debt restructurings, the adoption had no impact on the Company's statements of income and condition.

        In December 2010, the FASB issued ASU 2010-28, which modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The adoption of this pronouncement did not have a material impact on the Bank's financial condition or results of operations.

        In July 2010, the FASB issued ASU 2010-20 to provide financial statement users with greater transparency about an entity's allowance for credit losses and the credit quality of its financing receivables. The objective of the ASU is to provide disclosures that assist financial statement users in their evaluation of (1) the nature of an entity's credit risk associated with its financing receivables, (2) how the entity analyzes and assesses that risk in arriving at the allowance for credit losses and (3) the changes in the allowance for credit losses and the reasons for those changes. Disclosures provided to meet the objective above should be provided on a disaggregated basis. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. These disclosures can be found in Note 6.

12.   Formal Written Agreement with the Office of the Comptroller of the Currency

        As previously disclosed, on April 22, 2010, the Bank entered into a formal written agreement ("Agreement") with the Comptroller of the Currency ("OCC").

        The Agreement was based on the findings of the OCC during a 2009 on-site examination of the Bank. Since the completion of the examination, the Board of Directors and management of the Bank have been aggressively working to address the OCC's findings and will continue to work to comply with all the requirements of the Agreement. Entry into the Agreement does not change the Bank's "well-capitalized" status as of the date of this Report. In addition, the Agreement has no impact on the Bank's continued participation in the Transaction Account Guarantee Program (TAGP), which guarantees non-interest bearing transaction accounts.

        Among other things, under the Agreement, the Bank has agreed to take the following actions: (i) appoint a compliance committee to oversee and monitor compliance with the Agreement, (ii) conduct a written assessment of Board and management supervision, (iii) adopt and implement a three year strategic plan and capital program, (iv) implement control systems to mitigate risks associated with planned new products, growth, and the operating environment and conduct a written analysis prior to implementation of any new products and services, (v) implement a risk-based audit program, (vi) review the Banks' credit risk management practices and develop and implement a written program to enhance credit risk management practices and manage its credit risk, (vii) review and revise the Bank's allowance for loan losses policy, and (viii) provide quarterly progress reports to the OCC detailing steps taken to comply with the Agreement. The Board of Directors and Executive Management have initiated the corrective measures called for in the Agreement, including the appointment of a Compliance Committee to oversee the Bank's compliance with the Agreement and submit quarterly progress reports to the OCC. In addition, the Bank has provided to the OCC all of the deliverables required under the Agreement.

13.   The Standard & Poor's downgrade in the U.S. government's sovereign credit rating.

        On August 5, 2011, Standard & Poor's downgraded the United States long-term debt rating from its AAA rating to AA+. On August 8, 2011, Standard & Poor's downgraded the credit ratings of certain long-term debt instruments issued by Fannie Mae and Freddie Mac and other U.S. government agencies linked to long-term U.S. debt. Instruments of this nature are key assets on the balance sheets of financial institutions, including the Bank. These downgrades could adversely affect the market value of such instruments, and could adversely impact our ability to obtain funding that is collateralized by affected instruments, as well as affecting the pricing of that funding when it is available. We cannot predict if, when or how these changes to the credit ratings will affect economic conditions. These ratings downgrades could result in a significant adverse impact to the Company, and could exacerbate the other risks to which the Company is subject.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Herald National Bank:

We have audited the accompanying statements of financial condition of Herald National Bank (the Company) as of December 31, 2010 and 2009, and the related statements of operations, stockholders equity, and cash flows for each of the years in the three-year period ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Herald Bank as of December 31, 2010 and 2009 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

March 31, 2011
Short Hills, New Jersey

Herald National Bank
Statements of Financial Condition
December 31, 2010 and 2009
(Dollars in Thousands)

Assets	2010	2009

Cash and cash equivalents:
Cash and due from banks	$13,522	$10,570
Bank certificates and money market accounts	7,551	5,346
Federal funds sold	-	11,801

Total cash and cash equivalents	21,073	27,717
Securities available for sale, at estimated fair value	132,076	67,702
Securities held to maturity (estimated fair value of $16,792 at December 31, 2010 and $41,513 at December 31, 2009)	16,658	41,515
Loans	333,126	301,317
Deferred loan fees and unamortized costs, net	(218)	(140)
Allowance for loan losses	(6,404)	(4,127)

Net loans	326,504	297,050
Premises and equipment, net	3,764	4,315
Accrued interest receivable	1,658	1,595
Other assets	2,957	3,300

Total assets	$504,690	$443,194

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing demand deposits	$84,801	$105,495
Interest-bearing deposits	345,768	299,132

Total deposits	430,569	404,627
Borrowed Funds	20,000	-
Accounts payable and accrued liabilities	2,235	1,855
Deferred rent	821	830
Other liabilities	385	656

Total liabilities	454,010	407,968

Commitments and contingencies
Stockholders' equity:
Capital stock, $1 par value, authorized 100,000,000 shares, Issued and outstanding 12,217,568 at December 31, 2010; Issued and outstanding 6,544,772 at December 31, 2009	12,218	6,545
Additional paid in capital	67,543	57,327
Preferred stock, no par value, authorized 50,000,000 shares Issued and outstanding 4,684,928 at December 31, 2010; Issued and outstanding 2,169,971 at December 31, 2009	12,862	6,510
Accumulated deficit	(40,852)	(35,475)
Accumulated other comprehensive (loss) income, net of tax effect	(1,091)	319

Total stockholders' equity	50,680	35,226

Total liabilities and stockholders' equity	$504,690	$443,194

See accompanying notes to financial statements.

Herald National Bank
Statements of Operations
Year ended December 31, 2010, 2009 and 2008
(Dollars in Thousands, except per share data)

	2010	2009	2008
Interest income:
Loans	$19,149	$6,538	$12
Securities	3,216	2,586	56
Bank certificates and money market accounts	18	111	-
Federal Funds Sold	7	28	170

Total interest income	22,390	9,263	238

Interest expense:
Deposit interest expense	4,384	3,354	14
Borrowed funds expense	37	1	-

Total interest expense	4,421	3,355	14

Net interest income	17,969	5,908	224
Provision for loan losses	4,357	4,022	105

Net interest income after provision for loan losses	13,612	1,886	119
Other income:
Gain on sale of securities	288	22	-
Fees, service charges and other income	573	297	1

Total other income	861	319	1

Other expenses:
Compensation and benefits	11,046	17,362	5,709
Bank premises and equipment	3,051	3,171	1,863
Professional fees	1,509	1,840	1,835
Data processing	1,128	985	80
Marketing and advertising	653	677	357
FDIC assessment	757	211	-
Insurance	269	201	89
Other expenses	1,335	1,611	491

Total non-interest expense	19,748	26,058	10,424

Net loss before income tax expense	(5,275)	(23,853)	(10,304)
Income tax expense	102	57	79

Net loss	$(5,377)	$(23,910)	$(10,383)

Net loss per share:
Basic	($0.44)	($3.86)	($0.46)

See accompanying notes to financial statements.

Herald National Bank
Statements of Stockholders' Equity
Year ended December 31, 2010 , 2009 and 2008
(Dollars in Thousands)

	Common Stock	Common Stock Subscribed	Subscription Receivable	Additional Paid in Capital	Preferred Stock	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2007	$-	$-	$-	$-	$-	$(1,182)	$-	$(1,182)
Common stock subsribed	-	62,005	(62,005)	-	-	-	-	-
Issuance of common stock, net	6,201	(62,005)	62,005	55,383	-	-	-	61,584
Warrant expense	-	-	-	186	-	-	-	186
Stock option expense	-	-	-	176	-	-	-	176
Comprehensive Loss: Net loss	-	-	-	-	-	(10,383)	-	(10,383)
Unrealized loss on securities available for sale	-	-	-	-	-	-	49	49

Total Comprehensive Loss:	-	-	-	-	-	(10,383)	49	(10,334)

Balance at December 31, 2008	$6,201	$-	$-	$55,745	$-	$(11,565)	$49	$50,430
Issuance of common stock, net	344			689	-	-	-	1,033
Issuance of preferred stock, net	-			-	6,510	-	-	6,510
Stock option expense	-			893	-	-	-	893
Comprehensive Loss: Net loss	-			-	-	(23,910)	-	(23,910)
Unrealized gains on securities available for sale	-			-	-	-	292	292
Reclassification adjustment for gains in net income	-			-	-	-	(22)	(22)

Total Comprehensive Loss:	-	-	-	-	-	(23,910)	270	(23,640)

Balance at December 31, 2009	$6,545			$57,327	$6,510	$(35,475)	$319	$35,226
Issuance of common stock, net	5,673			9,724	-	-	-	15,397
Issuance of preferred stock, net	-			-	6,352	-	-	6,352
Stock option expense	-			492	-	-	-	492
Comprehensive Loss: Net loss	-			-	-	(5,377)	-	(5,377)
Unrealized loss on securities available for sale	-			-	-	-	(1,122)	(1,122)
Reclassification adjustment for gains in net income	-			-	-	-	(288)	(288)

Total Comprehensive Loss:	-	-	-	-	-	(5,377)	(1,410)	(6,787)

Balance at December 31, 2010	$12,218	$-	$-	$67,543	$12,862	$(40,852)	$(1,091)	$50,680

See accompanying notes to financial statements.

Herald National Bank
Statements of Cash Flows
Year ended December 31, 2010, 2009 and 2008
(Dollars in Thousands)

	2010	2009	2008
Cash flows from operating activities:
Net loss	$(5,377)	$(23,910)	$(10,383)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for loan losses	4,357	4,022	105
Depreciation and amortization of leasehold improvements and equipment	555	563	58
Accretion of discounts and amortization of premiums on securities, net	43	177	-
Amortization of fees and costs on loans, net	178	(55)	-
Gain on sale of securities	(288)	(22)	-
Recognition of stock option expense	492	893	176
Recognition of stock warrant expense	-	-	186
Changes in operating assets and liabilities:
Increase in accrued interest receivable	(63)	(1,539)	(56)
Decrease/(increase) in other assets	344	(2,789)	(313)
Increase in accounts payable and accrued liabilities	380	937	842
(Decrease)/increase in deferred rent liability	(8)	11	819
Increase/(Decrease) in other liabilities	(271)	75	543

Net cash provided by (used in) operating activities	342	(21,637)	(8,023)
Cash flows from investing activities:
Purchase of securities available for sale	(167,681)	(106,569)	(28,798)
Purchase of securities held to maturity	(9,980)	(52,695)	-
Proceeds from sale of securities available for sale	10,286	5,022	-
Proceeds from calls, maturities, redemptions and pay downs of securities available for sale	91,639	62,823	-
Proceeds from calls, maturities, redemptions and pay downs of securities held to maturity	35,053	11,202	-
Net increase in loans	(33,990)	(290,860)	(10,262)
Purchase of premises and equipment	(4)	(511)	(4,393)

Net cash used in investing activities	(74,677)	(371,588)	(43,453)
Cash flows from financing activities:
Net increase in deposits	25,942	382,558	22,069
Net increase in federal funds purchased	20,000	-	-
Proceeds from the issuance of common stock	15,397	1,033	43,109
Proceeds from the issuance of preferred stock	6,352	6,510	-
Proceeds from organizer advances	-	-	12,700

Net cash provided by financing activities	67,691	390,101	77,878

Decrease in cash and cash equivalents	(6,644)	(3,124)	26,402
Cash and cash equivalents at the beginning of the period	27,717	30,841	4,439

Cash and cash equivalents at the end of the period	$21,073	$27,717	$30,841

Supplemental information:
Cash paid during the year for:
Interest	$4,464	$3,201	$11
Taxes	$109	$49	$90
Noncash financing activity
Common stock issued for Organizer Advamces	$-	$-	$18,475

See accompanying notes to financial statements.

Herald National Bank
Notes to Financial Statements
December 31, 2010

(1)   Summary of Accounting Policies

        The accompanying financial statements represent the financial condition and results of operations for Herald National Bank (the "Bank") at and for the years ended December 31, 2010 and 2009. For the periods presented prior to November 24, 2008, the Bank was a development stage organization.

        On November 24, 2008, the Bank opened as Heritage Bank N.A. Due to a conflict with a New Jersey based commercial bank that holds the trademark rights to the Heritage brand, the Bank began operating under the Herald National Bank trade name upon the close of business on Friday, January 2, 2009. The Bank legally changed its name to Herald National Bank on February 17, 2009.

Organization and Business

        We are a national banking association and a full-service independent commercial bank headquartered in the economically active and diverse New York City metropolitan area. We serve our clients through strategically placed private-client offices utilizing the expertise of knowledgeable banking professionals and technology-driven delivery systems. Our primary service area is comprised of New York, Kings, Nassau and western Suffolk counties. We believe that the primary service area represents a unique market with a diversified and growing potential client base.

        Our main office and headquarters is located at 623 Fifth Avenue, New York, New York. Our headquarters houses a main private-client office and executive and administrative staff. We also operate out of full service private-client offices at 1333 60th Street in Brooklyn, New York and 58 South Service Road in Melville, New York. Our operations center is housed at our Melville office.

Basis of Financial Statement Presentation

        The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and revenues and expenses for the period indicated. Actual results could differ significantly from those estimates.

        Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses. Management uses available information to recognize estimated losses on loans, but future additions may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. These agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Cash and cash equivalents

        Cash and cash equivalents consist of cash on hand, due from banks, federal funds sold, and interest-bearing deposits in other financial institutions with an original term of three months or less. Certificates of deposit with original maturities of greater than three months are excluded from cash equivalents and reported as a separate line item on the balance sheets. The Bank is required by the Federal Reserve System to maintain cash reserves equal to a percentage of certain deposits. The reserve requirement totaled $9.1 million at December 31, 2010. We earn interest on our cash reserves at a rate indexed to the target federal funds rate as a result of the passage of the Emergency Economic Stabilization Act of 2008.

Securities

        Securities include securities available for sale and securities held to maturity. Securities that the Bank has the positive intent and ability to hold to maturity are classified as "securities held to maturity" and reported at amortized cost. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as "securities available for sale" and are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of equity, net of deferred taxes. FASB ASC 820 Fair Value Measurements and Disclosures establish a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of fair value hierarchy under FASB ASC 820 are as follows:

Level 1:	Unadjusted quoted market prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2:	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability; and
Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

        A financial instrument's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Gains or losses on the sale of securities are based upon the specific identification method. All securities are adjusted for amortization of premiums and accretion of discounts using the level-yield method over the estimated lives of the securities.

        One of the significant estimates related to securities is the evaluation of securities for other-than-temporary impairment. We regularly evaluate our securities to identify declines in fair value that are considered other-than temporary. Our evaluation of securities for impairments is a quantitative and qualitative process, which is subject to risks and uncertainties. If the cost of an investment exceeds its fair value, we evaluate, among other factors, general market conditions, the duration and extent to which the fair value is less than cost, the probability of a near-term recovery in value and our intent to sell the security and whether it is more likely than not that we will be required to sell the security before full recovery of our investment or maturity. We also consider specific adverse conditions related to the financial health of, projected cash flow and business outlook for the investee, including industry and sector performance, operational and financing cash flow factors and rating agency actions. Once a decline in fair value is determined to be other-than-temporary, for equity securities, an impairment charge is recorded through current earnings based upon the estimated fair value of the security at time of impairment and a new cost basis in the investment is established. For debt investment securities deemed to be other-than-temporarily impaired, the investment is written down through current earnings by the impairment related to the estimated credit loss and the noncredit-related impairment is recognized in other comprehensive income.

        Equity securities, including Federal Home Loan Bank stock, Federal Reserve Bank Stock and Atlantic Central Bankers Bank stock, which are not quoted on an exchange and not considered to have a readily determinable fair value, are recorded at cost, less impairment (if any).

Loans

        Net loans are stated at unpaid principal balance adjusted by unamortized premiums and unearned discounts, deferred origination fees and certain direct origination costs, and the allowance for loan losses. Interest income on loans is accrued and credited to income as earned. Net loan origination fees/costs are deferred and accreted/amortized to interest income over the loan's contractual life using the level-yield method, adjusted for actual prepayments.

        The Bank defines an impaired loan as a loan for which it is probable, based on current information, that the Bank will not collect all amounts due in accordance with the contractual terms of the loan agreement. The Bank has defined the population of impaired loans to be all non-accrual loans with an outstanding balance of $500,000 or greater. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the expected future cash flows, discounted at the loans original effective interest rate, or the underlying collateral (less estimated costs to sell) if the loan is collateral dependent. Impairments are recognized through a charge to the provision for loan losses for the amount that the loan's carrying value exceeds the discounted cash flow analysis or estimated fair value of collateral (less estimated costs to sell) if the loan is collateral dependent. Homogeneous loans with balances less than $500,000 are collectively evaluated for impairment. If the estimated fair value of the loan is below the carrying value, the Bank provides a specific valuation allowance, which is included in the allowance for loan losses.

        The allowance for loan losses is increased by the provision for loan losses charged against income and is decreased by charge-offs, net of recoveries. Loan losses are charged-off in the period the loans, or portion thereof, are deemed uncollectible. The provision for loan losses is based on management's evaluation of the adequacy of the allowance which considers, among other things, the estimated fair value of impaired loans, past loan loss experience, known and inherent risks in the portfolio, existing adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, changes if any, in: underwriting standards; collection; charge-off and recovery practices; the nature or volume of the portfolio; lending staff; concentration of loans; as well as current economic conditions; and other relevant factors. Management believes the allowance for loan losses is adequate to provide for probable and reasonably estimated losses at December 31, 2010. Management uses available information to recognize probable and reasonably estimatable losses on loans, but future additions may be necessary based on changes in conditions, including changes in economic conditions, particularly in the New York metropolitan area. Accordingly, as with most financial institutions in the market area, the ultimate collectability of a substantial portion of the Bank's loan portfolio is susceptible to changes in conditions in the Bank's marketplace.

        Troubled Debt Restructured loans are those loans whose terms have been modified, because of deterioration in the financial condition of the borrower, to provide for a reduction of either interest or principal. Once an obligation has been restructured because of such credit problems, it continues to be considered restructured until paid in full or, if the obligation yields a market rate (a rate equal to or greater than the rate the Bank was willing to accept at the time of the restructuring for a new loan with comparable risk), until the year subsequent to the year in which the restructuring takes place, provided the borrower has performed under the modified terms for a six-month period.

        A loan is considered past due when it is not paid in accordance with its contractual terms. The accrual of income on loans, including impaired loans, and other loans in the process of foreclosure, is generally discontinued when a loan becomes 90 days or more delinquent, or when certain factors indicate reasonable doubt as to the ability of the borrower to meet contractual principal and/or interest obligations. Loans on which the accrual of income has been discontinued are designated as non-accrual loans. All previously accrued interest is reversed against interest income and income is recognized subsequently only in the period that cash is received, provided no principal payments are due and the remaining principal balance outstanding is deemed collectible. A non-accrual loan is not returned to accrual status until both principal and interest payments are brought current and factors indicating doubtful collection no longer exist, including performance by the borrower under the loan terms for a six-month period.

Premises and equipment

        Premises and equipment, including leasehold improvements, are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization of premises and equipment, including capital leases, are computed on a straight-line basis over the estimated useful lives of the related assets. The estimated useful lives of significant classes of assets are generally as follows: buildings - forty years; furniture and equipment - five to seven years; and purchased computer software - three years. Leasehold improvements are amortized over the shorter of the term of the related lease or the estimated useful lives of the improvements. Major improvements are capitalized, while repairs and maintenance costs are charged to operations as incurred. Upon retirement or sale, any gain or loss is credited or charged to operations.

Stock-based Compensation

        FASB ASC 718 "Compensation-Stock Compensation" addresses the accounting for share-based payment transactions in which an enterprise receives employee service in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. FASB ASC 718 requires an entity to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees within the income statement using a fair-value based method. The Bank accounts for stock options under the recognition and measurement principles of FASB ASC 718.

        During 2008, the Bank awarded approximately 1.2 million Stock Options which vest over a 5 year period. The per share weighted-average fair value of stock options granted during 2008 was $3.50 on the date of the grant using the Black Scholes option-pricing model. In 2010, the Bank granted 0 options and 521,030 stock options were forfeited or expired unexercised. In 2009, The Bank granted an additional 74,000 options at a fair value of $3.50 and 248,511 stock options were forfeited or expired unexercised. The Bank in 2010, 2009 and 2008 recorded approximately $391,000, $712,000 and $144,000 of compensation expense related to the stock options, respectively. At December 31, 2010, the Bank had unrecognized compensation expense related to stock options of approximately $1.8 million and approximately $3.3 million at December 31, 2009. In addition, the Bank awarded approximately 103,535 restricted stock awards ("RSA") which vest over a 5 year period. The per share weighted-average fair value of the RSAs was $10.00 on the date of the grant. The Bank recorded approximately $101,000 of compensation expense related to restricted stock awards in 2010, $181,000 during 2009 and $32,000 in 2008. The expense recognized for both the options and restricted stock awards are non-cash expenses, with the offset to the recognition of the expense being an increase to the additional paid in capital of stockholders' equity.

Income Taxes

        The Bank uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The determination of whether deferred tax assets will be realizable is predicated on estimates of future taxable income. Such estimates are subject to management's judgment. A valuation reserve is established when management is unable to conclude that it is more likely than not that it will realize deferred tax assets based on the nature and timing of these items. The Bank recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes.

Impairment of Long-lived Assets

        Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted (and without interest) net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Comprehensive Income (Loss)

        Comprehensive income (loss) includes net loss and the change in unrealized holding gains and losses on securities available-for-sale. Comprehensive income (loss) is presented in the Statements of Changes in Stockholders' Equity.

Impact of Recent Accounting Pronouncements

        In December 2010, the FASB issued Accounting Standards Update ("ASU") 2010-29, which specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this Update also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this Update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this pronouncement did not have a material impact on the Bank's financial condition or results of operations.

        In December 2010, the FASB issued ASU 2010-28, which modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments in this Update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The adoption of this pronouncement did not have a material impact on the Bank's financial condition or results of operations.

        In July 2010, the FASB issued ASU 2010-20 to provide financial statement users with greater transparency about an entity's allowance for credit losses and the credit quality of its financing receivables. The objective of the ASU is to provide disclosures that assist financial statement users in their evaluation of (1) the nature of an entity's credit risk associated with its financing receivables, (2) how the entity analyzes and assesses that risk in arriving at the allowance for credit losses and (3) the changes in the allowance for credit losses and the reasons for those changes. Disclosures provided to meet the objective above should be provided on a disaggregated basis. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. In January 2011, the FASB issued ASU No. 2011-01 "Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20" which defers the effective date of the loan modification disclosures. The adoption of this pronouncement did not have a material impact on the Bank's financial condition or results of operations. The disclosures required by this pronouncement can be found in Note 4 of the Notes to Financial Statements.

        In April 2010, the FASB issued ASU 2010-18, which states that modifications of loans that are accounted for within a pool under ASC 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. The amendments do not affect the accounting for loans under the scope of ASC 310-30 that are not accounted for within pools. Loans accounted for individually under ASC 310-30 continue to be subject to the troubled debt restructuring accounting provisions within ASC 310-40, "Receivables—Troubled Debt Restructurings by Creditors". The amendments are effective for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. The adoption of this pronouncement did not have a material impact on the Bank's financial condition, results of operations or financial statement disclosures.

        In February 2010, the FASB issued ASU 2010-09, which amended the subsequent events pronouncement issued in May 2009. The amendment removed the requirement to disclose the date through which subsequent events have been evaluated. This pronouncement became effective immediately upon issuance and is to be applied prospectively. The adoption of this pronouncement did not have a material impact on the Bank's financial condition, results of operations or financial statement disclosures.

        In January 2010, the FASB issued ASU 2010-06 to improve disclosures about fair value measurements. This guidance requires new disclosures on transfers into and out of Level 1 and 2 measurements of the fair value hierarchy and requires separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. It also clarifies existing fair value disclosures relating to the level of disaggregation and inputs and valuation techniques used to measure fair value. It was effective for the first reporting period (including interim periods) beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010. The adoption of this pronouncement did not have a material impact on the Bank's financial condition, results of operations or financial statement disclosures.

        In June 2009, the FASB Codification (the "Codification") was issued. The Codification is the source of authoritative U.S. generally accepted accounting principles ("GAAP") recognized by the FASB to be applied by non-governmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification supersedes all existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative. This Statement was effective for financial statements issued for interim and annual periods ending after September 15, 2009. The implementation of this standard did not have an impact on the Bank's consolidated financial condition and results of operations.

        In June 2009, the FASB issued ASC 860, an amendment to the accounting and disclosure requirements for transfers of financial assets. The guidance defines the term "participating interest" to establish specific conditions for reporting a transfer of a portion of a financial asset as a sale. If the transfer does not meet those conditions, a transferor should account for the transfer as a sale only if it transfers an entire financial asset or a group of entire financial assets and surrenders control over the entire transferred asset(s). The guidance requires that a transferor recognize and initially measure at fair value all assets obtained (including a transferor's beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounted for as a sale. This Statement is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The adoption of ASC 860 did not have an impact on the financial condition, results of operations or financial statement disclosures.

        In June 2008, the FASB ratified ASC 840-10, "Accounting by Lessees for Nonrefundable Maintenance Deposits". ASC 840-10 requires that all nonrefundable maintenance deposits be accounted for as a deposit with the deposit expensed or capitalized in accordance with the lessee's maintenance accounting policy when the underlying maintenance is performed. Once it is determined that an amount on deposit is not probable of being used to fund future maintenance expense, it is to be recognized as additional expense at the time such determination is made. ASC 840-10 is effective for fiscal years beginning after July 1, 2009. The adoption of ASC 840-10 did not have a material impact on the Bank's financial condition, results of operations or financial statement disclosures.

        In June 2008, ASC 260-10 was issued which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share. The Statement is effective for financial statements issued for fiscal years beginning after December 15, 2009. The adoption of ASC 260-10 on January 1, 2010 did not have a material impact on the Bank's consolidated financial statements.

        In February 2008, ASC 820-10, "Effective Date of ASC 820," was issued. ASC 820-10 delayed the application of ASC 820 Fair Value Measurements and Disclosures for non-financial assets and non-financial liabilities until July 1, 2009. The adoption of ASC 820-10 did not have a material impact on the Bank's consolidated financial statements.

(2)   Securities Available for Sale

        A summary of securities available for sale are as follows (dollars in thousands):

December 31, 2010	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Agency Callable Obligations	$30,843	$76	$(19)	$30,900
Agency Mortgage-backed Securities	100,213	469	(2,514)	98,168
Money Market Mutual Fund Investments	100	-	-	100
Equity Securities	2,908	-	-	2,908

Total Securities Available for Sale	$134,064	$545	$(2,533)	$132,076

December 31, 2009	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Agency Callable Obligations	$38,494	$118	$(190)	$38,422
Agency Mortgage-backed Securities	27,624	392	-	28,016
Money Market Mutual Fund Investments	100	-	-	100
Equity Securities	1,164	-	-	1,164

Total Securities Available for Sale	$67,382	$510	$(190)	$67,702

        Debt securities available for sale mature as follows (dollars in thousands):

December 31, 2010	Amortized Cost	Fair Value
Within one year	$-	$-
One to five years	16,853	16,903
Five to ten years	13,990	13,997
Over ten years	100,213	98,168

	$131,056	$129,068

December 31, 2009	Amortized Cost	Fair Value
Within one year	$-	$-
One to five years	26,516	26,634
Five to ten years	11,978	11,788
Over ten years	27,624	28,016

	$66,118	$66,438

        Actual cash flows may differ from the above maturity schedule due to prepayment factors.

        During the year ended December 31, 2010, proceeds from the sale of securities available for sale were $10.3 million resulting in a realized gain of $288,421 as compared to sale of $5.0 million with a gain of $21,940 for the period ending December 31, 2009. $49.6 million have been pledged to secure deposits at December 31, 2010 and no securities were pledged at December 31, 2009.

        Gross unrealized losses on securities available for sale and the estimated fair value of the related securities, aggregated by investment category and length of time that the individual securities have been in continuous unrealized loss position at December 31, 2010 was as follows:

	Less than 12 Months			12 months Or more	Total

December 31, 2010	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Agency Callable Obligations	$9,991	$(19)	$-	$-	$9,991	$(19)
Agency Collateralized Mortgage Obligations	33,601	(1,478)	-	-	33,601	(1,478)
Agency Mortgage-backed securities	43,675	(1,037)	-	-	43,675	(1,037)

	$87,267	$(2,534)	$-	$-	$87,267	$(2,534)

	Less than 12 Months			12 months Or more	Total

December 31, 2009	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Agency Callable Obligations	$11,788	$(190)	$-	$-	$11,788	$(190)
Agency Collateralized Mortgage Obligations	-	-	-	-	-	-
Agency Mortgage-backed securities	-	-	-	-	-	-

	$11,788	$(190)	$-	$-	$11,788	$(190)

        Management has determined that these unrealized losses are temporary and due to interest rate fluctuations in the general market rather than the credit ratings of the issuers. The Bank has a policy to purchase only from issuers with quality credit ratings and subsequently monitors credit ratings of individual securities in order to assess impairment.

        The securities are investment grade and cannot be prepaid in a manner that would result in the Bank not receiving substantially all of its amortized cost. The Bank has no intent to sell nor is it more likely than not that the Bank will be required to sell the securities contained in the table above before the recovery of their amortized cost basis or if necessary before maturity.

(3)   Securities Held to Maturity

        A summary of securities held to maturity are as follows (dollars in thousands):

December 31, 2010	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Agency Callable Obligations	$2,987	$20	$-	$3,007
Corporate Bonds	9,981	-	(26)	9,955
Agency Mortgage-backed Securities	3,690	140	-	3,830

Total Securities Held to Maturity	$16,658	$160	$(26)	$16,792

December 31, 2009	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Agency Callable Obligations	$36,795	$223	$(319)	$36,699
Agency Mortgage-backed Securities	4,720	94	-	4,814

Total Securities Held to Maturity	$41,515	$317	$(319)	$41,513

        Securities held to maturity mature as follows (dollars in thousands):

December 31, 2010	Amortized Cost	Fair Value
Within one year	$-	$-
One to five years	5,991	5,970
Five to ten years	6,977	6,992
Over ten years	3,690	3,830

	$16,658	$16,792

December 31, 2009	Amortized Cost	Fair Value
Within one year	$-	$-
One to five years	-	-
Five to ten years	36,795	36,699
Over ten years	4,720	4,814

	$41,515	$41,513

        Actual cash flows may differ from the above maturity schedule due to prepayment factors.

        There were $0.7 million securities pledged to secure deposits at December 31, 2010 and no securities were pledged at December 31, 2009.

        Gross unrealized losses on securities held to maturity and the estimated fair value of the related securities, aggregated by investment category and length of time that the individual securities have been in continuous unrealized loss position at December 31, 2010 was as follows:

	Less than 12 Months			12 months Or more	Total

December 31, 2010	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Corporate Bonds	$5,955	$(26)	$-	$-	$5,955	$(26)

	$5,955	$(26)	$-	$-	$5,955	$(26)

	Less than	Less than 12 Months	12 months	12 months Or more	Total

December 31, 2009	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Agency Callable Obligations	$16,665	$(319)	$-	$-	$16,665	$(319)

	$16,665	$(319)	$-	$-	$16,665	$(319)

        Management has determined that these unrealized losses are temporary and due to interest rate fluctuations in the general market rather than the credit ratings of the issuers. The Bank has a policy to purchase only from issuers with quality credit ratings and subsequently monitors credit ratings of individual securities in order to assess impairment.

        The securities are investment grade and cannot be prepaid in a manner that would result in the Bank not receiving substantially all of its amortized cost. The Bank has no intent to sell nor is it more likely than not that the Bank will be required to sell the securities contained in the table above before the recovery of their amortized cost basis or if necessary before maturity.

(4)   Loans and Allowance for Loan Losses

        Loans, net of deferred fees and costs are summarized as follows (dollars in thousands):

December 31,	2010	2009
Real estate
Commercial	$83,918	$59,157
Multifamily	82,757	71,405
Residential mortgage	16,260	15,983
Other	19,858	10,634

	202,793	157,179
Commercial	124,935	138,643
Other	5,180	5,355

Balance at the end of period	$332,908	$301,177

        The Bank originates commercial, real estate and consumer loans to businesses and individuals in the metropolitan area of New York. The borrowers' abilities to repay their obligations are dependent upon various factors, including the borrowers' income and net worth, cash flows generated by the underlying collateral, value of the underlying collateral and priority of the Bank's lien on the property. Such factors are dependent upon various economic conditions and individual circumstances beyond the

Bank's control and, as such, the Bank may be subject to the risk of loss. The Bank believes its lending policies and procedures adequately minimize the potential exposure to such risks and that adequate provisions for loan losses are provided for all known and inherent risks.

        The activity in the allowance for loan losses is as follows (dollars in thousands):

	2010	2009
Balance at the beginning of the year	$4,127	$105
Provision charged to expense	4,357	4,022
Loans charged off	(2,607)	-
Recoveries	527	-

Balance at the end of the period	$6,404	$4,127

        The Bank had one impaired loan in the amount of $0.4 million with no related allowances for loan losses at December 31, 2010. The Bank had one impaired loan in the amount of $1.3 million with related allowances for loan losses of $638 thousand at December 31, 2009.

        Nonaccrual loans, which consisted of one impaired loan, totaled $0.4 million as of December 31, 2010. Nonaccrual loans, which consisted of one impaired loan, totaled $1.3 million at December 31, 2009. In addition, this one impaired loan at December 31, 2010 and December 31, 2009 represents a loan that was restructured in 2009 as a troubled debt, which would have been non-performing had the terms not been renegotiated.

        The allowance for loan losses is the estimated amount considered necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses that is charged against income. In determining the allowance for loan losses, we make significant estimates and therefore, have identified the allowance as a critical accounting policy. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management because of the high degree of judgment involved, the subjectivity of the assumptions used, and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

        The allowance for loan losses has been determined in accordance with U.S. generally accepted accounting principles, under which we are required to maintain an allowance for probable losses at the balance sheet date. We are responsible for the timely and periodic determination of the amount of the allowance required. We believe that our allowance for loan losses is adequate to cover specifically identifiable losses, as well as estimated losses inherent in our portfolio for which certain losses are probable but not specifically identifiable.

        Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. The analysis of the allowance for loan losses has two components: specific and general allocations. Specific allocations are made for loans determined to be impaired. A loan is deemed to be impaired if it is a non-accrual loan with an outstanding balance greater than $500,000 and all loans subject to a troubled debt restructuring. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses.

        The general allocation is determined by segregating the remaining loans, including those loans not meeting the Company's definition of an impaired loan, by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions, geographic concentrations, and industry and peer comparisons. This analysis establishes factors that are applied to the loan groups to determine the amount of the general allocations. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and real estate market conditions. Actual loan losses may be significantly more than the allowance for loan losses we have established which could have a material negative effect on our financial results.

        On a quarterly basis, management reviews the current status of various loans in order to evaluate the adequacy of the allowance for loan losses. In this evaluation process, specific loans are analyzed to determine their potential risk of loss. This process includes all loans, concentrating on non-accrual and classified loans. Each non-accrual or classified loan is evaluated for potential loss exposure. Any shortfall results in a recommendation of a specific allowance if the likelihood of loss is evaluated as probable. To determine the adequacy of collateral on a particular loan, an estimate of the fair market value of the collateral is based on the most current appraised value available. This appraised value is then reduced to reflect estimated liquidation expenses.

        The results of this quarterly process are summarized along with recommendations and presented to Executive and Senior Management for their review. Based on these recommendations, loan loss allowances are approved by Executive and Senior Management. All supporting documentation with regard to the evaluation process, loan loss experience, allowance levels and the schedules of classified loans are maintained. A summary of loan loss allowances is presented to the Board of Directors on a quarterly basis.

        We consider it important to maintain the ratio of our allowance for loan losses to total loans at an adequate level given current economic conditions, interest rates, and the composition of the portfolio. As a substantial amount of our loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans are critical in determining the amount of the allowance required for specific loans. Assumptions for appraisal valuations are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly impact the valuation of a property securing a loan and the related allowance determined. The assumptions supporting such appraisals are carefully reviewed by management to determine that the resulting values reasonably reflect amounts realizable on the related loans.

        Based on the composition of our loan portfolio, we believe the primary risks are a decline in the general economy, a decline in real estate market values in New York and surrounding states and increases in interest rates. Any one or combination of these events may adversely affect our loan portfolio resulting in increased delinquencies, loan losses and future levels of loan loss provisions. We consider it important to maintain the ratio of our allowance for loan losses to total loans at an adequate level given current economic conditions, interest rates, and the composition of the portfolio.

        Our allowance for loan losses reflects probable losses considering, among other things, the actual growth and change in composition of our loan portfolio, the level of our non-performing loans and our charge-off experience. We believe the allowance for loan losses reflects the inherent credit risk in our portfolio.

        Although we believe we have established and maintained the allowance for loan losses at adequate levels, additions may be necessary if the current operating environment continues or deteriorates. Management uses the best information available; however, the level of the allowance for loan losses remains an estimate that is subject to significant judgment and short-term change. In addition, the Office of the Comptroller of the Currency, as an integral part of their examination process, will periodically review our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination.

        The following table presents the balance in the allowance for loan losses and the recorded investments in loans by portfolio segment and based on impairment method as of December 31, 2010.

	Residential Mortgage	Multi-Family	Commercial Real Estate	Other Real Estate	Commercial	Consumer and Other Loans	Unallocated	Total

Allowance for loan losses:
Beginning balance	$201	857	995	148	1,909	17	-	$4,127
Charge-offs	-	-	-	-	(2,607)	-	-	(2,607)
Recoveries	-	-	-	-	527	-	-	527
Provision	(35)	538	250	231	2,977	31	365	4,357

Ending balance	$166	1,395	1,245	379	2,806	48	365	$6,404

Ending balance
Individually evaluated for impairment	$-	-	-	-	-	-	-	$-
Collectively evaluated for impairment	166	1,395	1,245	379	2,806	48	365	6,404

	$166	1,395	1,245	379	2,806	48	365	$6,404

Loans:
Ending balance
Individually evaluated for impairment	$-	-	-	-	433	-	-	$433
Collectively evaluated for impairment	16,260	82,757	83,918	19,858	124,502	5,180	-	332,475

	$16,260	82,757	83,918	19,858	124,935	5,180	-	$332,908

        The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. For non-homogeneous loans, such as commercial and commercial real estate loans the Company analyzes the loans individually by classifying the loans as to credit risk and assesses the probability of collection for each type of class. This analysis is performed on a quarterly basis. The Company uses the following definitions for risk ratings:

Pass — Pass assets are well protected by the current net worth and paying capacity of the obligor (or guarantors, if any) or by the fair value, less cost to acquire and sell, of any underlying collateral in a timely manner.

Special Mention — A Special Mention asset has potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution's credit position at some future date. Special Mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

Substandard — A "substandard" asset is inadequately protected by the current sound worth and paying capacity of the obligor or by the collateral pledged, if any. Assets so classified must have a well-defined weakness, or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful — An asset classified "doubtful" has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable on the basis of currently known facts, conditions, and values.

Loss — An asset or portion thereof, classified Loss is considered uncollectible and of such little value that its continuance on the institution's books as an asset, without establishment of a specific valuation allowance or charge-off, is not warranted. This classification does not necessarily mean that an asset has no recovery or salvage value; but rather, there is much doubt about whether, how much, or when the recovery will occur. As such, it is not practical or desirable to defer the write-off.

        As of December 31, 2010, and based on the most recent analysis performed, the risk category of loans by portfolio segment by class of loans is as follows:

	Pass	Special Mention	Substandard	Doubtful	Loss	Total

Multi-Family	$81,213	-	1,544	-	-	$82,757
Commercial Real Estate	80,605	3,313	-	-	-	83,918
Other Real Estate	18,558	1,300	-	-	-	19,858
Commercial	117,984	1,455	5,496	-	-	124,935

Total	$298,360	6,068	7,040	-	-	$311,468

	Performing	Non-accrual	Total

Residential	$16,260	$-	$16,260
Consumer and Other Loans	5,180	-	5,180

Total	$21,440	$-	$21,440

        The following table presents the aging of the recorded investments in loans as of December 31, 2010 by class of loans:

	30-59 Days	60-89 Days	Greater than 90 days	Total Past Due	Current	Total Loans Receivable

Residential Mortgage	-	-	-	-	$16,260	$16,260
Multi-family	-	-	-	-	82,757	$82,757
Commercial Real Estate	-	-	-	-	83,918	$83,918
Other Real Estate	-	-	-	-	19,858	$19,858
Commercial	-	-	-	-	124,935	$124,935
Consumer and Other Loans	-	-	-	-	5,180	$5,180

Total	$-	$-	$-	$-	$332,908	$332,908

        The following table presents loans individually evaluated by class of loans as of December 31, 2010:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial and Industrial	$433	$1,061	$-	$464	$-

(5)   Premises and Equipment, net

        Premises and equipment consists of the following (dollars in thousands):

December 31,	2010	2009
Furniture and Equipment	$1,781	$1,776
Leasehold Improvements	3,159	3,160

	4,940	4,936
Less accumulated depreciation and amortization	(1,176)	(621)

Total Premises and Equipment, net	$3,764	$4,315

        Depreciation expense amounted to approximately $555 thousand for the year ended December 31, 2010 and $563 thousand for the year ended December 31, 2009.

(6)   Deposits

        The following table sets forth the balances by deposit type (dollars in thousands):

December 31,	2010	2009
Noninterest bearing demand accounts	$84,801	$105,495
Money market and savings accounts	308,299	270,397

Total core deposits	393,100	375,892
Certificates of deposit	37,469	28,735

Total deposits	$430,569	$404,627

        Deposit interest expense totaled $4.4 million for the year ended December 31, 2010, consisting of $4.0 million in money market and savings account expense and $0.4 million in time deposit expense. Deposit interest expense totaled $3.4 million for the year ended December 31, 2009, consisting of $3.1 million in money market and savings account expense and $0.3 million in time deposit expense.

        The following is a summary of the maturity of certificates of deposits (dollars in thousands):

December 31,	2010	2009
Three months or less	$1,540	$9,715
Over three months through twelve months	31,548	18,631
Over 1 year	4,381	389

Total Certificates of Deposits	$37,469	$28,735

        Of the $37.5 million in certificates of deposits at December 31, 2010, $34.8 million have been issued in denominations greater than $100 thousand. Of the $28.7 million in time deposits at December 31, 2009, $26.0 million were issued in denominations greater than $100 thousand.

(7)   Short Term Borrowings

        The Bank was approved in February 2009 for a $6.0 million overnight line of credit with Atlantic Central Bankers Bank for the purchase of federal funds in the event that temporary liquidity needs arise. Additionally, we were approved as a member of the Federal Home Loan Bank of New York in February 2009. As of December 31, 2010, the Bank had the ability to borrow $95.4 million on a secured basis and a additional $6.0 on a unsecured basis. The Bank had $20.0 million in overnight borrowings at a cost of 0.40% as of December 31, 2010 and no borrowings at December 31, 2009. We also have the ability to borrow at the Federal Reserve Bank discount window on a collateralized basis. We believe that our current sources of funds provide adequate liquidity for our current cash flow needs.

(8)   Income Taxes

        Income tax expense from operations is as follows (dollars in thousands):

December 31,	2010	2009
Federal:
Current	$-	$-
Deferred	-	-
State & City:
Current	102	57
Deferred	-	-

	$102	$57

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (dollars in thousands):

December 31,	2010	2009
Deferred tax assets:
Start up expenses	$3,456	$3,708
Allowance for loan losses	2,866	1,862
Warrant expense	84	84
Compensation expense	681	459
Net operating losses	9,418	8,260
Unrealized loss on AFS Securities	897	-
Other	164	111

Total gross deferred tax assets	$17,566	$14,483

Deferred tax liabilities:
Unrealized gain on AFS securities	-	(144)
Other	-	-

Total gross deferred tax liabilities	-	(144)
Less:
Valuation allowance	(16,669)	(14,339)

Net deferred tax asset	$897	$-

        At December 31, 2010, the Bank has significant deferred tax assets attributable to federal and state net operating loss carryforwards, which may reduce taxable income in future periods. Management believes that realization of the majority of the deferred tax asset is not more likely than not. Accordingly, a valuation allowance was recorded against both the state deferred tax asset and the Federal deferred tax asset due to uncertainty of whether or not the Bank will be able to generate sufficient taxable income to utilize the net deferred tax asset.

        Under the rules of the Tax Reform Act of 1986, the Bank is performing an analysis to measure whether it has undergone a greater than 50% change of ownership in 2010. If results of this analysis affirm such a change, use of the Bank's net operating loss carryforward and certain built in deductions available against future taxable income in any one year may be limited. The maximum amount of carryforwards available in a given year is limited to the product of the Bank's fair market value on the date of ownership change and the federal long-term tax-exempt rate, plus any limited carryforward not utilized in prior years. The Bank is currently analyzing the impact of any such ownership change. As a valuation allowance has been recorded against the majority of the deferred tax asset, the Bank does not believe the analysis will result in a material impact to the financial statements.

        Income tax expense differed from the amounts computed by applying the US federal income tax rate of 34% to income taxes as a result of the following:

December 31,	2010	2009
Computed "expected" tax benefit from operations	$(1,794)	$(8,110)
Increase (decrease) in taxes resulting from:
State taxes, net of federal income tax expense	67	37
Change in valuation allowance	1,807	8,077
Other	22	53

	$102	$57

The Bank does not have any uncertain tax positions and has not recognized any adjustments for unrecognized tax benefits. Our policy is to recognize interest and penalties on income taxes in income tax expense. The IRS has initiated examination for the tax years ended 2008 and 2009, at this time we do not know when the IRS will complete their current audits, therefore we do not know what years we will be subject to examination for income tax returns.

(9)   Leases

        The Bank leases banking facilities under operating leases which expire at various dates through June 30, 2019. These leases do contain certain options to renew the leases. Rental expense amounted to approximately $1.9 million and $1.9 million for the years ended December 31, 2010 and December 31, 2009, respectively.

        The following is a schedule of future minimum lease payments (exclusive of payments for maintenance, insurance, taxes and any other costs associated with offices) for operating leases with initial or remaining terms in excess of one year from December 31, 2010 (dollars in thousands):

Year ending December 31,
2011	$1,908
2012	1,928
2013	1,949
2014	1,970
2015	1,993
Thereafter	6,560

$16,308

(10) Related-party Transactions

        During 2010, the Bank made no loans to Directors and the loan from 2009 was not renewed by the Director upon maturity. During 2009, the Bank made a loan to one of our Directors in the amount of $400,000. The loan is in the form of a line of credit and had $-0- outstanding at December 31, 2009. During 2008, the Bank did not make any loans to our directors and executive officers, their family members, or firms, corporations or other entities in which the directors, executive officers or their family members maintain an interest. The Bank may make such loans to this group in the future. All such loans require the approval of our Board of Directors, will be made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time the loan is made and will not involve more than the normal risk of collectability or present other unfavorable features.

        None of our Directors provided any services for remuneration in 2010. One of our Directors provided advertising and branding services to the Bank and was paid approximately $15,000 for those services in 2009 and $227,000 for those services during 2008. One of our Directors has acted as Bank's counsel in various matters and his firm was paid approximately $237,000 during 2009 and $34,000 during 2008.

(11) Loss per share

        The Bank's calculation of loss per share is as follows:

December 31,	2010	2009	2008
Basic loss per share:
Net loss	$(5,377,000)	$(23,910,000)	$(10,383,000)
Weighted average number of shares outstanding	10,819,209	6,201,506	6,200,566
Basic loss per share	$(0.50)	$(3.86)	$(1.67)
Basic loss per share from operations:
Net loss from operations	$(5,377,000)	$(23,910,000)	$(10,383,000)
Less:
Start-up, organization expenses and warrant expense	-	-	7,543,000

Net loss from operations	$(5,377,000)	$(23,910,000)	$(2,840,000)
Weighted average number of shares outstanding	10,819,209	6,201,506	6,200,566
Basic loss per share from operations	$(0.50)	$(3.86)	$(0.46)

        There are currently 1,897,500 warrants fully vested that have not been exercised at a strike price of $10.00. There are also 202,531 fully vested stock options that have not been exercised at a strike price of $10.00. Diluted earnings per share have not been calculated for the warrants or the stock options as they would have been anti-dilutive.

(12) Benefit Plans

        During 2008, the Bank's stockholders approved the 2008 Stock Option Plan. The Plan was approved for 1,632,000 stock options and restricted share awards ("RSAs") for directors and employees. The option price and RSA price per share is the market value of the Bank's stock on the date of the grant.

        A summary of the stock option plan for the period ended December 31, 2010 is as follows:

	Number of Options	Weighted Average Grant Date Fair Value	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)
Outstanding at December 31, 2009	1,038,358	$3.50	$10.00	8.9
Granted	-	-	-	-
Forfeited	521,030	$3.50	$10.00	8.9
Exercised	-	-	-	-

Outstanding at December 31, 2010	517,328	$3.50	$10.00	7.9

Exercisable at December 31, 2010	202,531	$3.50	$10.00	7.9

        A summary of the stock option plan for the period ended December 31, 2009 is as follows:

	Number of Options	Weighted Average Grant Date Fair Value	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)

Outstanding at December 31, 2008	1,212,869	$3.50	$10.00	10.0
Granted	74,000	$3.50	$10.00	10.0
Forfeited	248,511	$3.50	$10.00	9.5
Exercised	-	-	-	-

Outstanding at December 31, 2009	1,038,358	$3.50	$10.00	8.9

Exercisable at December 31, 2009	197,071	$3.50	$10.00	8.9

        A summary of the restricted share awards for the period ended December 31, 2010 is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life (years)
Non-vested at December 31, 2009	103,535	$10.00	4.0
Granted	-	-	-
Forfeited	40,108	$10.00	2.0
Vested	32,437	-	-

Outstanding at December 31, 2010	30,990	$10.00	3.0

        A summary of the restricted share awards for the period ended December 31, 2009 is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life (years)

Non-vested at December 31, 2008	93,900	$10.00	5.0
Granted	22,635	$10.00	5.0
Forfeited	13,000	$10.00	4.5
Vested	-	-	-

Non-vested at December 31, 2009	103,535	$10.00	4.0

        The stock options, which vest over a 5 year period, had a weighted average fair value of $3.50 on the date of grant using a Black Scholes option-pricing model using a risk-free rate of 3.35%, expected volatility of 31% and an average life expectancy of 6 years with no expected dividend payout.

        The Bank currently offers a 401K profit sharing plan covering all full-time employees, wherein employees can invest up to 15% of their pretax earnings. The Bank matches a percentage of employee contributions at the Board's discretion. The Bank did not make any matching contributions during 2010 or 2009.

(13) Regulatory Capital Requirements

        Regulations of the Federal Deposit Insurance Corporation ("FDIC") require banks to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 2010, the Bank was required to maintain (i) a minimum leverage ratio of Tier 1 capital to total adjusted assets of 4.0% and (ii) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. As part of its approval for FDIC deposit insurance, the Bank is required to maintain a Tier 1 capital to assets ratio (as defined in the Office of the Comptroller of the Currency capital regulations) of not less that 8% throughout the first three years of operation and that an adequate allowance for loan and lease losses be provided from the date insurance is effective.

        Under its prompt corrective actions regulations, the FDIC is required to take certain actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of financial institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage (Tier 1 capital) ratio of at least 5.0%; a Tier 1 risk-based capital ratio of at least 6.0% and a total risk-based capital ratio of at least 10.0%.

        On April 22, 2010, the Bank entered into a formal written agreement ("Agreement") with the Comptroller of the Currency ("OCC").

        The Agreement was based on the findings of the OCC during a 2009 on-site examination of the Bank. Since the completion of the examination, the Board of Directors and management of the Bank have been aggressively working to address the OCC's findings and will continue to work to comply with all the requirements of the Agreement. Entry into the Agreement does not change the Bank's "well-capitalized" status as of the date of this Report. In addition, the Agreement has no impact on the Bank's continued participation in the Transaction Account Guarantee Program (TAGP), which guarantees non-interest bearing transaction accounts.

        Among other things, under the Agreement, the Bank has agreed to take the following actions: (i) appoint a compliance committee to oversee and monitor compliance with the Agreement, (ii) conduct a written assessment of Board and management supervision, (iii) adopt and implement a three year strategic plan and capital program, (iv) implement control systems to mitigate risks associated with planned new products, growth, and the operating environment and conduct a written analysis prior to implementation of any new products and services, (v) implement a risk-based audit program, (vi) review the Banks' credit risk management practices and develop and implement a written program to enhance credit risk management practices and manage its credit risk, (vii) review and revise the Bank's allowance for loan losses policy, and (viii) provide quarterly progress reports to the OCC detailing steps taken to comply with the Agreement. The Board of Directors and Executive Management have initiated the corrective measures called for in the Agreement, including the appointment of a Compliance Committee to oversee the Bank's compliance with the Agreement and submit quarterly progress reports to the OCC. In addition, the Bank has provided to the OCC all of the deliverables required under the Agreement.

        The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the FDIC about capital components, risk weightings and other factors. Management believes that, as of December 31, 2010, the Bank meets all capital adequacy requirements to which it is subject.

        The following is a summary of the Bank's actual capital amounts and ratios as of December 31, 2010, compared to the FDIC minimum capital adequacy requirements and the FDIC requiems for classification as a well capitalized financial institution:

			FDIC Requirements
	Actual		Minimum Capital Adequacy		For Classification As "Well capitalized"
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 30, 2010:
Leverage (Tier 1) capital	$51,770	10.97%	$18,874	4.00%	$23,592	5.00%
Risk-based capital:
Tier 1	$51,770	15.10%	$13,711	4.00%	$20,567	6.00%
Total	$56,079	16.36%	$27,423	8.00%	$34,279	10.00%

        The following is a summary of the Bank's actual capital amounts and ratios as of December 31, 2009, compared to the FDIC minimum capital adequacy requirements and the FDIC requiems for classification as a well capitalized financial institution:

			FDIC Requirements
	Actual		Minimum Capital Adequacy		For Classification As "Well capitalized"
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 30, 2009:
Leverage (Tier 1) capital	$34,906	8.52%	$16,386	4.00%	$20,483	5.00%
Risk-based capital:
Tier 1	$34,906	10.63%	$13,135	4.00%	$19,703	6.00%
Total	$39,021	11.88%	$26,271	8.00%	$32,838	10.00%

(14) Commitments and Contingencies

        In the normal course of business, various commitments and contingent liabilities are outstanding which are not reflected in the accompanying financial statements. In the opinion of management, the financial position of the Bank will not be materially affected by the outcome of such commitments or contingent liabilities.

(15) Fair Value of Financial Instruments

        ASC 825, Financial Instruments requires that the Bank disclose the estimated fair value of its financial instruments whether or not recognized in the balance sheet.

        Fair value estimates and assumptions for the Bank's financial instruments as of December 31, 2010 are as follows (dollars in thousands):

December 31, 2010	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$21,073	$21,073
Securities available for sale	132,076	132,076
Securities held to maturity	16,658	16,792
Net loans	326,504	334,975
Financial liabilities:
Deposits	430,569	415,633
Borrowings	20,000	20,000

        Fair value estimates and assumptions for the Bank's financial instruments as of December 31, 2009 are as follows (dollars in thousands):

December 31, 2009	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$27,717	$27,717
Securities available for sale	67,702	67,702
Securities held to maturity	41,515	41,513
Net loans	297,050	300,084
Financial liabilities:
Deposits	404,627	389,395

        The following assumptions were used to estimate the fair value of each class of financial instrument:

        Cash and cash equivalents – The carrying amount approximates fair value.

        Securities – All securities are valued using quoted market prices. The fair value of securities is estimated on bid quotations from securities dealers, if available. If a quoted market price is not available, fair value is estimated using the quoted market price of a similar instrument adjusted for differences between the quoted instrument and the instrument being valued.

        Net loans – Net loans represent loans net of unamortized costs and deferred fees and the allowance for loan losses. Fair values are estimated for portfolios of loans with similar characteristics. Loans are segregated by type, such as commercial real estate, commercial and other. The fair value of loans is estimated by discounting contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loans. This method of estimating fair value does not incorporate the exit price concept of fair value prescribed by ASC 820 "Fair Value Measurement and Disclosure".

        Deposits – The fair value of deposits with no stated maturity, such as non-interest bearing deposits, is equal to the amount payable on demand as of year-end. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

        Limitations

        The preceding fair value estimates were made at December 31, 2010 and 2009 based on pertinent market data and relevant information on the financial instruments. These estimates do not include any premium or discount that could result from an offer to sell at one time the Bank's entire holdings of a particular financial instrument or category. Since no market exists for a substantial portion of the Bank's financial instruments, fair value estimates were necessarily based upon judgments regarding future expected loss experience, current economic conditions, risk assessment of various financial instruments and other factors. Given the innately subjective nature of these estimate, the uncertainties surrounding them and the matter of significant judgment that must be applied, these fair value estimates cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates.

        Since these fair value approximations were made solely for on- and off-balance sheet financial instruments at December 31, 2010 and 2009, no attempt was made to estimate the value of anticipated future business. Furthermore, certain tax implications related to the realization of the unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into the estimates.

(16) Fair Value Measurements

        The following table presents the assets reported on the balance sheet at their estimated fair value as of December 31, 2010, by level within the fair value hierarchy as required by ASC 820 "Fair Value Measurements and disclosures". Financial assets and liabilities are classified in their entirety based on the level of input that is significant to the fair value measurement.

		Fair Value Measurement Using
	December 31, 2010	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Measured on a recurring basis:
Available for Sale Securities
Agency Obligations	$30,900	$-	$30,900	$-
Agency Mortgage-Backed Securities	98,168	-	98,168	-
Money Market Mutual Fund Investments	100	100	-	-

Total	$129,168	$100	$129,068	$-

Measured on a non-recurring basis:
Impaired Loans:
Commercial loans	$433	$-	$-	$433

Total	$433	$-	$-	$433

        The following table summarizes financial assets and financial liabilities measured at fair value on a recurring basis as of December 31, 2009, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

		Fair Value Measurement Using
	December 31, 2009	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available for Sale Securities
Agency Obligations	$38,422	$-	$38,422	$-
Agency Mortgage-backed Securities	28,016	-	28,016	-
Money Market Mutual Fund Investments	100	100	-	-

Total	$66,538	$100	$66,438	$-

        Available -for- Sale Securities: The estimated fair values for agency obligations are obtained from a nationally recognized third-party pricing service. The estimated fair values are derived primarily from cash flow models, which include assumptions for interest rates, credit losses, and prepayment speeds. Broker/dealer quotes are utilized as well when such quotes are available and deemed representative of the market. The significant inputs utilized in the cash flow models are based on market data obtained from sources independent of the Bank (observable inputs,) and are therefore classified as Level 2 within the fair value hierarchy. Management reviews the data and assumptions used in pricing the securities by its third party provider to ensure the lowest level of significant input is market observable data. The estimated fair value of mutual fund investments classified as Level 1 is derived from quoted market prices in active markets.

        Impaired Loans: At December 31, 2010, the Bank had an impaired loan with an outstanding principal balance of $0.4 million. The Bank recorded impairment charges of $0.6 million for the year ended December 31, 2010, utilizing Level 3 inputs. There were no impaired loans or impairment in charges 2009. For purposes of estimating fair value of impaired loans, management utilizes independent appraisals, if the loan is collateral dependent, adjusted downward by management, as necessary, for changes in relevant valuation factors subsequent to the appraisal date, or the present value of expected future cash flows for non-collateral dependent loans and troubled debt restructurings.

        Also, the Bank may be required, from time to time, to measure the fair value of certain other financial assets on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. The adjustments to fair value usually result from the application of lower-of-cost-or-market accounting or write downs of individual assets.

(17) 2010 Stock Offering

        On March 31, 2010, the Bank completed a Private Placement of 5,640,359 shares of common stock and 2,514,957 shares of preferred stock, each at a price of $3.00 per share. The $22.6 million in gross proceeds from the sale will be used to increase capital levels and support future growth of the Bank. The preferred shares are non-voting shares and carry no coupon.

(18) Selected Quarterly Financial Data (Unaudited)

        The following table is a summary of certain quarterly financial data for the year ended December 31, 2010:

Quarter Ended	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Interest and dividend income	$5,467	$5,708	$5,576	$5,642
Interest expense	1,288	1,166	1,019	948

Net interest income	4,179	4,542	4,557	4,694
Provision for loan losses	687	3,053	293	323

Net interest income after Provision for loan losses	3,492	1,489	4,264	4,371
Non-interest income	105	116	478	160
Non-interest expense	5,470	5,504	4,395	4,380

Income/(loss) before incometax expense	(1,873)	(3,899)	347	151
Income tax expense	25	27	26	25

Net income/(loss)	$(1,898)	$(3,926)	$321	$126

Basic income/(loss) per common share	$(0.29)	$(0.32)	$0.03	$0.01

        The following table is a summary of certain quarterly financial data for the year ended December 31, 2009:

Quarter Ended	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Interest and dividend income	$569	$1,505	$2,773	$4,416
Interest expense	280	672	1,026	1,377

Net interest income	289	833	1,747	3,039
Provision for loan losses	354	633	1,454	1581

Net interest income after Provision for loan losses	(65)	200	293	1,458
Non-interest income	21	71	77	150
Non-interest expense	7,691	7,278	5,844	5,245

Income/(loss) before incometax expense	(7,735)	(7,007)	(5,474)	(3,637)
Income tax expense	4	4	26	23

Net income/(loss)	$(7,739)	$(7,011)	$(5,500)	$(3,660)

Basic income/(loss) per common share	$(1.25)	$(1.13)	$(0.89)	$(0.59)

ANNEX A

MERGER AGREEMENT

by and between

BANKUNITED, INC.

and

HERALD NATIONAL BANK

Dated as of June 2, 2011

A-i

 (Continued)

3.9	Compliance with Applicable Law	A-18
3.10	Takeover Laws	A-19
3.11	Bank Benefit Plans	A-19
3.12	Opinion	A-21
3.13	Bank Information	A-21
3.14	Legal Proceedings	A-21
3.15	Material Contracts	A-22
3.16	Environmental Matters	A-23
3.17	Taxes	A-23
3.18	Intellectual Property	A-25
3.19	Properties	A-26
3.20	Insurance	A-27
3.21	Accounting and Internal Controls	A-27
3.22	Derivatives	A-28
3.23	Labor	A-28
3.24	Loan Portfolio	A-28
3.25	Related Party Transactions	A-30
3.26	Agreements with Regulatory Agencies	A-31
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB
4.1	Corporate Organization	A-31
4.2	Capitalization	A-32
4.3	Authority; No Violation	A-32
4.4	Consents and Approvals	A-33
4.5	Reports	A-33
4.6	Financial Statements	A-34
4.7	Broker's Fees	A-34
4.8	Compliance with Applicable Law	A-34
4.9	Legal Proceedings	A-34
4.10	Absence of Changes	A-35
4.11	Purchaser Information	A-35
4.12	Reorganization	A-35
4.13	Accounting and Internal Controls	A-35
4.14	Purchaser Common Stock	A-36
4.15	Available Funds	A-36
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1	Conduct of Businesses Prior to the Effective Time	A-36
5.2	Bank Forbearances	A-36
5.3	Purchaser Forbearances	A-39
5.4	Small Business Lending Fund Application	A-39

A-ii

 (Continued)

ARTICLE VI ADDITIONAL AGREEMENTS
6.1	Regulatory Matters	A-39
6.2	Access to Information	A-41
6.3	Shareholder Approval	A-42
6.4	NYSE Listing	A-42
6.5	Employee Matters	A-43
6.6	Tax Matters	A-44
6.7	Indemnification; Directors' and Officers' Insurance	A-45
6.8	Exemption from Liability Under Section 16(b)	A-46
6.9	No Solicitation	A-46
6.10	Takeover Laws	A-47
6.11	Financial Statements and Other Current Information	A-47
6.12	Notification of Certain Matters	A-47
6.13	Shareholder Litigation	A-48
6.14	Restructuring Efforts	A-48
6.15	Maintenance of Insurance	A-48
6.16	Formation of Merger Sub; Accession	A-48
ARTICLE VII CONDITIONS PRECEDENT
7.1	Conditions to Each Party's Obligation to Effect the Merger	A-49
7.2	Conditions to Obligations of Purchaser	A-49
7.3	Conditions to Obligations of the Bank	A-51
ARTICLE VIII TERMINATION AND AMENDMENT
8.1	Termination	A-52
8.2	Effect of Termination	A-53
8.3	Fees and Expenses	A-53
8.4	Amendment	A-55
8.5	Extension; Waiver	A-55
ARTICLE IX GENERAL PROVISIONS
9.1	Closing	A-55
9.2	Nonsurvival of Representations, Warranties and Agreements	A-56
9.3	Notices	A-56
9.4	Interpretation	A-57

A-iii

 (Continued)

9.5	Counterparts	A-57
9.6	Entire Agreement	A-57
9.7	Governing Law; Jurisdiction	A-57
9.8	Waiver of Jury Trial	A-58
9.9	Publicity	A-58
9.10	Assignment; Third-Party Beneficiaries	A-58
9.11	Disclosure Schedule	A-59

A-iv

INDEX OF DEFINED TERMS

Acquisition Proposal	6.9
Agency	3.24(h)(i)
Agreement	Preamble
Bank	Preamble
Bank 401(k) Plan	6.5(c)
Bank Articles	3.1(b)
Bank Benefit Plans	3.11(j)
Bank Board	Recitals
Bank Bylaws	3.1(b)
Bank Capitalization Date	3.2(a)
Bank Common Stock	1.4(a)
Bank Disclosure Schedule	9.11
Bank OCC Reports	3.5(b)
Bank Preferred Stock	3.2(a)
Bank Restricted Share	1.8
Bank Stock Certificate	1.4(c)
Bank Stock Option	1.7
Bank Stock Plans	3.2(a)
Bank Warrant Agreement	1.9
Bank Warrants	1.9
Bankruptcy and Equity Exception	3.3(a)
Cash Consideration	1.4(a)(i)
Cash Conversion Number	1.6(b)
Cash Election	1.4(a)(i)
Cash Election Number	1.6(b)(i)
Cash Election Shares	1.4(a)(i)
Cash Portion	2.3(c)
Closing	9.1
Closing Date	9.1
Code	Recitals
Collective Bargaining Agreement	3.23
Common Non-Election Shares	1.4(a)(iii)
Confidentiality Agreement	6.2(b)
Controlled Group Liability	3.11(c)
Covered Employees	6.5(a)
Derivative Contract	3.22
Dissenting Shareholder	1.10
Dissenting Shares	1.10
DPC Shares	1.4(a)
Effective Time	1.2
Election	2.1(a)
Election Deadline	2.1(d)
Employees	5.2(h)

A-v

INDEX OF DEFINED TERMS
 (Continued)

Environmental Laws	3.16
ERISA	3.11(c)
ERISA Affiliates	3.11(c)
Exchange Act	Article III
Exchange Agent	2.1(d)
Exchange Agent Agreement	2.1(d)
Exchange Fund	2.3(h)
Exchange Ratio	1.4
Federal Reserve	3.4
Form of Election	2.1(b)
Form S-4	3.4
GAAP	3.6(a)
Governmental Entity	3.4
Holder	2.1
HSR Act	3.4
Indemnified Parties	6.7(a)
Insurer	3.24(h)(iii)
Integrated Mergers	Recitals
Intellectual Property	3.18(e)(i)
IT Assets	3.18(e)(ii)
Leased Properties	3.19
Letter of Transmittal	2.3(a)
Licensed Intellectual Property	3.18(e)(iii)
Liens	3.18(a)
Loan Investor	3.24(h)(ii)
Loans	3.24(b)
Material Adverse Effect	3.8
Material Contract	3.15(a)
Merger	Recitals
Merger Consideration	1.4
Merger Sub	6.16
National Bank Act	1.1(a)
Non-Election Shares	1.4(b)(iii)
Notice of Consummation	1.2
NYSE	1.4(a)(iii)
NYSE Amex	3.4
OCC	1.2
Owned Intellectual Property	3.18(e)(iv)
Owned Properties	3.19
Per Share Amount	1.4
Permitted Encumbrances	3.19
Pool	3.24(g)
Preferred Cash Conversion Number	1.6(a)
Preferred Cash Election Number	1.6(a)
Preferred Cash Election Shares	1.4(b)(i)
Preferred Non-Election Shares	1.4(b)(iii)

A-vi

INDEX OF DEFINED TERMS
 (Continued)

Preferred Stock Election Shares	1.4(b)(ii)
Premium Cap	6.7(b)
Previously Disclosed	9.11
Prohibitive Condition	8.3(d)
Proxy Statement	3.4
Purchaser	Preamble
Purchaser 401(k) Plan	6.5(c)
Purchaser Bank	Recitals
Purchaser Bank Merger	Recitals
Purchaser Bank Merger Conditions	1.17
Purchaser Capitalization Date	4.2
Purchaser Closing Price	1.4
Purchaser Common Stock	1.4(a)(ii)
Purchaser Plans	6.5(a)
Purchaser Preferred Stock	4.2
Purchaser SEC Reports	4.5(b)
Purchaser Stock Certificate	1.4(c)
Purchaser Stock Plans	4.2
Real Property	3.19
Regulatory Agencies	3.5(a)
Regulatory Agreement	3.26
Regulatory Approvals	3.4
Remaining Cash Component	1.4
Representatives	6.9(a)
Requisite Regulatory Approvals	7.1(e)
Sarbanes-Oxley Act	3.5(b)
SEC	3.5(a)
Securities Act	3.2(a)
Series A Preferred Stock	1.4(b)
Share Ratio	1.4
Shareholder Approval	3.3(a)
Shareholder Meeting	6.3
Shortfall Number	1.6(b)(ii)
SRO	3.4
Stock Consideration	1.4(a)(ii)
Stock Election	1.4(a)(ii)
Stock Election Shares	1.4(a)(ii)
Subsidiary	3.1(c)
Superior Proposal	6.9
Surviving Bank	Recitals
Takeover Laws	3.10
Tax	3.17(j)
Tax Return	3.17(j)
Taxes	3.17(j)
Terminated Benefit Plan	6.5(d)
Termination Fee	8.3(d)

A-vii

INDEX OF DEFINED TERMS
 (Continued)

Total Cash Component	1.4
Trade Secrets	3.18(e)(i)
Trust Account Shares	1.4(a)
Voting Agreements	Recitals
Voting Debt	3.2(a)

A-viii

                    MERGER AGREEMENT, dated as of June 2, 2011 (this "Agreement"), by and between BankUnited, Inc., a Delaware corporation ("Purchaser"), and Herald National Bank, a national banking association (the "Bank").

RECITALS

                A.        The Board of Directors of each of the Bank (the "Bank Board") and Purchaser have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which (i) Merger Sub (as defined below) will, on the terms and subject to the conditions set forth in this Agreement, merge with and into the Bank (the "Merger"), with the Bank as the surviving entity in the Merger (sometimes referred to in such capacity as the "Surviving Bank"), and (ii) the Surviving Bank will, on the terms and subject to the conditions set forth in Section 1.17 hereof, merge with and into BankUnited, a wholly owned subsidiary of Purchaser ("Purchaser Bank"), with Purchaser Bank surviving (the "Purchaser Bank Merger" and, together with the Merger, the "Integrated Mergers").

                B.        Concurrently with the execution and delivery of this Agreement, and as an inducement and condition to Purchaser's willingness to enter into this Agreement, certain of the Bank's shareholders are entering into agreements (the "Voting Agreements") pursuant to which those Persons have agreed, among other things, to vote the Bank voting securities held by those shareholders in favor of the ratification and confirmation of this Agreement.

                C.        The parties intend that the Integrated Mergers together will be treated as a single integrated transaction that will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the parties intend, by executing this Agreement, to adopt a "plan of reorganization" for purposes of Treasury Regulation Section 1.368-2(g).

                D.        Purchaser shall form or cause the formation of Merger Sub as a direct wholly owned Subsidiary of Purchaser and promptly following such formation, Purchaser shall cause Merger Sub to, and Merger Sub shall, sign a joinder to this Agreement and be bound hereunder.

                E.        The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

                    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

                1.1    The Merger.

                        (a) Subject to the terms and conditions of this Agreement, in accordance with Section 215a and other applicable provisions of the National Bank Act, as amended, 12 U.S.C. § 21, et seq. (the "National Bank Act"), at the Effective Time Merger Sub shall merge with and into the Bank. The Bank shall be the Surviving Bank in the Merger and shall continue its existence under the laws of the United States of America. The name of the Surviving Bank shall be "Herald National Bank." As of the Effective Time, the separate corporate existence of Merger Sub shall cease.

                        (b) Subject to the consent of the Bank, which shall not be unreasonably withheld, conditioned or delayed, Purchaser may at any time change the method of effecting the combination if and to the extent requested by Purchaser; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the tax consequences of the Integrated Mergers to shareholders of the Bank or the tax treatment of the parties pursuant to this Agreement, (iii) likely materially impede or delay consummation of the transactions contemplated by this Agreement, or (iv) relieve Purchaser of any of its obligations hereunder.

                1.2    Effective Time.    Subject to the terms and conditions of this Agreement, on or before the Closing Date, Purchaser shall cause to be filed with the Office of the Comptroller of the Currency (the "OCC") a Notice of Consummation (the "Notice of Consummation"). The Merger shall become effective as of the date and time specified in the Notice of Consummation. The term "Effective Time" shall be the date and time when the Merger becomes effective as set forth in the Notice of Consummation.

                1.3    Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of Section 215a of the National Bank Act. From and after the Effective Time, the Surviving Bank shall be liable for all liabilities of Merger Sub.

                1.4    Conversion of Bank Common Stock and Preferred Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub or the Bank, or the holder of any of the following securities:

                        (a) Each share of common stock, par value $1.00 per share, of the Bank (the "Bank Common Stock") issued and outstanding immediately prior to the Effective Time, except for shares of Bank Common Stock held by Purchaser, Merger Sub or the Bank (other than shares of Bank Common Stock (x) held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares being referred to herein as "Trust Account Shares") or (y) held on account of a debt previously contracted (any such shares being referred to herein as "DPC Shares")), and Dissenting Shares, if any, shall be converted, at the election of the holder thereof, in accordance with the procedure set forth in Article II and, subject to Section 1.4(d) and Section 1.6, into the right to receive the following, without interest:

                                            (i) for each share of Bank Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Article II (a "Cash Election"), the right to receive in cash from

    Purchaser an amount equal to the Per Share Amount (the "Cash Consideration") (collectively, "Cash Election Shares");

                                            (ii) for each share of Bank Common Stock with respect to which an election to receive common stock, par value $0.01 per share, of Purchaser (the "Purchaser Common Stock") has been effectively made and not revoked or lost pursuant to Article II (a "Stock Election"), the right to receive from Purchaser the number of shares of Purchaser Common Stock, or the fraction thereof, as is equal to the Exchange Ratio (the "Stock Consideration") (collectively, the "Stock Election Shares"); and

                                             (iii) for each share of Bank Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost pursuant to Article II (collectively, "Common Non-Election Shares"), the right to receive from Purchaser such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 1.6(b).

    "Exchange Ratio" shall mean the quotient, rounded to the nearest one ten thousandth, of (A) the Per Share Amount divided by (B) the Purchaser Closing Price.

    "Per Share Amount" shall mean the sum of (A) $1.35 plus (B) the product, rounded to the nearest one ten thousandth, of 0.0990 (the "Share Ratio") times the Purchaser Closing Price.

    "Purchaser Closing Price" shall mean the average, rounded to the nearest one ten thousandth, of the closing sale prices of the Purchaser Common Stock on the New York Stock Exchange (the "NYSE") as reported by The Wall Street Journal for the ten (10) trading days immediately preceding the date of the Effective Time.

    "Remaining Cash Component" shall mean the Total Cash Component, less the aggregate Cash Consideration payable in respect of the Preferred Cash Election Shares, as prorated pursuant to Section 1.6(a).

    "Total Cash Component" shall mean $22,860,611.10.

    The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

                        (b) Each share of Series A Convertible Noncumulative Perpetual Preferred Stock, no par value, of the Bank (the "Series A Preferred Stock"), issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, if any, shall be converted, at the election of the holder thereof, in accordance with the procedure set forth in Article II and subject to Section 1.4(d) and Section 1.6, into the right to receive the following, without interest:

                                            (i) for each share of Series A Preferred Stock with respect to which a Cash Election has been effectively made and not revoked or lost pursuant to Article II, the right to receive in cash from Purchaser the Cash Consideration (collectively, the "Preferred Cash Election Shares");

                                            (ii) for each share of Series A Preferred Stock with respect to which a Stock Election has been effectively made and not revoked or lost pursuant to Article II, the right to receive from Purchaser the Stock Consideration (collectively, the "Preferred Stock Election Shares"); and

                                             (iii) for each share of Series A Preferred Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost pursuant to Article II (collectively, "Preferred Non-Election Shares" and, together with the Common Non-Election Shares, the "Non-Election Shares") the right to receive from Purchaser such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 1.6(b).

                        (c) All of the shares of Bank Common Stock and Series A Preferred Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Bank Common Stock or Series A Preferred Stock (each, a "Bank Stock Certificate") shall thereafter represent only the right to receive (i) a certificate (each, a "Purchaser Stock Certificate") representing the number of whole shares of Purchaser Common Stock, (ii) the aggregate Cash Consideration and (iii) cash in lieu of fractional shares, into which the shares of Bank Common Stock or Series A Preferred Stock represented by such Bank Stock Certificates have been converted pursuant to this Section 1.4 and Section 2.3(g). Certificates previously representing shares of Bank Common Stock and Series A Preferred Stock shall be exchanged for certificates representing whole shares of Purchaser Common Stock, the aggregate Cash Consideration deliverable in respect of the shares of Bank Common Stock or Series A Preferred Stock represented thereby and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Bank Stock Certificates in accordance with Article II, without any interest thereon.

                        (d) If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Share Ratio payable pursuant to this Agreement.

                        (e) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Bank Common Stock that are held by the Bank, Purchaser or Merger Sub (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor. All shares of Purchaser Common Stock that are held by the Bank (other than Trust Account Shares and DPC Shares) shall become treasury stock of Purchaser.

                1.5    Merger Sub Common Stock.    At the Effective Time each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of capital stock of the Surviving Bank.

                1.6    Proration.

                        (a) Notwithstanding any other provision contained in this Agreement, the total number of shares of Series A Preferred Stock which may be converted into the Cash Consideration pursuant to Section 1.4 (the "Preferred Cash Conversion Number") shall in no event exceed the quotient obtained by dividing (x) the Total Cash Component by (y) the Per Share Amount. If the aggregate number of shares of Series A Preferred Stock with respect to which Cash Elections have been made (the "Preferred Cash Election Number") exceeds the Preferred Cash Conversion Number, then the Preferred Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Preferred Cash Election Shares equal to the product obtained by multiplying (x) the number of Preferred Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Preferred Cash Conversion Number and the denominator of which is the Preferred Cash Election Number, with the remaining number of such holder's Preferred Cash Election Shares being converted into the right to receive the Stock Consideration. All Preferred Stock Election Shares shall be converted into the right to receive the Stock Consideration.

                        (b) Notwithstanding any other provision contained in this Agreement, the total number of shares of Bank Common Stock and Preferred Non-Election Shares to be converted into Cash Consideration pursuant to Section 1.4 (the "Cash Conversion Number") shall be equal to the quotient obtained by dividing (x) the Remaining Cash Component, if any, by (y) the Per Share Amount. All of the other shares of Bank Common Stock (other than shares of Bank Common Stock to be canceled as provided in Section 1.4(e)) and Preferred Non-Election Shares shall be converted into the right to receive the Stock Consideration. Within five (5) business days after the Effective Time, Purchaser shall cause the Exchange Agent to effect the allocation among holders of Bank Common Stock and Preferred Non-Election Shares of rights to receive the Cash Consideration and the Stock Consideration as follows:

                                            (i) If the aggregate number of shares of Bank Common Stock with respect to which Cash Elections shall have been made (the "Cash Election Number") exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and the Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Stock Consideration; and

                                            (ii) If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the "Shortfall Number"), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

                                             (1)    If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Stock Consideration; or

                                             (2)    If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration and the Stock Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Stock Election Shares, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Stock Consideration.

                1.7    Stock Options.    At the Effective Time, all outstanding and unexercised employee and director options to purchase shares of Bank Common Stock (each, a "Bank Stock Option") will vest in full and then cease to represent an option to purchase Bank Common Stock and will be converted automatically into options to purchase Purchaser Common Stock, and Purchaser will assume each Bank Stock Option subject to its terms; provided, however, that after the Effective Time:

                        (a) the number of shares of Purchaser Common Stock purchasable upon exercise of each Bank Stock Option will equal the product obtained by multiplying (x) the number of shares of Bank Common Stock that were purchasable under the Bank Stock Option immediately before the Effective Time by (y) the Exchange Ratio, rounded down to the nearest whole share; and

                        (b) the per share exercise price for each Bank Stock Option will equal the quotient obtained by dividing (x) the per share exercise price of the Bank Stock Option in effect immediately before the Effective Time by (y) the Exchange Ratio, rounded up to the nearest cent.

At or prior to the Effective Time, Purchaser shall have filed with the SEC and caused to become effective a registration statement on Form S-8 (or any successor or appropriate form) with respect to Purchaser Common Stock issuable upon exercise of the Bank Stock Options assumed in accordance with this Section 1.7, and shall maintain the effectiveness of such registration statement for so long as any such Bank Stock Options remain outstanding.

                1.8    Bank Restricted Shares.    At the Effective Time, each share of Bank Common Stock subject to vesting restrictions pursuant to any of the Bank Stock Plans (each, a "Bank Restricted Share") will become fully vested, and will be treated for purposes of the conversion and proration provisions of Sections 1.4 and 1.6 hereof, respectively, as a Common Non-Election Share.

                1.9    Warrants.    At the Effective Time, Purchaser shall assume and cause to be performed all obligations of the Bank pursuant to that certain Stock Warrant Agreement, dated as of November 24, 2008, by the Bank in favor of the parties listed on Exhibit A thereto (the "Bank Warrant Agreement") and the warrants issued thereunder (the "Bank Warrants"). Each Bank Warrant so assumed by Purchaser under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Bank Warrant Agreement immediately prior to the Effective Time, except that each outstanding Bank Warrant will be exercisable for shares of Purchaser Common Stock and cash in the same proportion that the holders of Bank Common Stock receive in the aggregate in the Merger as measured as of the Effective Time.

                1.10    Dissenter's Rights.    Each outstanding share of Bank Common Stock and Series A Preferred Stock the holder of which has perfected his appraisal rights under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive cash or Purchaser Common Stock hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. The Bank shall give Purchaser prompt notice upon receipt by the Bank of any such demands for payment of the value of such shares of Bank Common Stock or Series A Preferred Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"), and Purchaser shall have the right to direct all negotiations and proceedings with respect to any such demands. The Bank shall not, except with the prior written consent of Purchaser (which consent shall not be unreasonably withheld), voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the National Bank Act. Any payments made in respect of Dissenting Shares shall be made by the Surviving Bank.

                1.11    Withdrawal or Loss of Dissenter's Rights.    If any Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his right to payment pursuant to Section 1.10 at or prior to the Effective Time, such holder's shares of Bank Common Stock or Series A Preferred Stock shall be converted into a right to receive cash or Purchaser Common Stock in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of Bank Common Stock or Series A Preferred Stock of such holder shall be converted on a share by share basis into either the right to receive the Cash Consideration or Stock Consideration as Purchaser shall determine in its sole discretion.

                1.12    Articles of Association.    Subject to the terms and conditions of this Agreement, at the Effective Time the Articles of Association of Merger Sub shall be the Articles of Association of the Surviving Bank until thereafter amended in accordance with applicable law.

                1.13    Bylaws.    Subject to the terms and conditions of this Agreement, at the Effective Time the Bylaws of Merger Sub shall be the Bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

                1.14    Directors.    At and immediately after the Effective Time, the directors of the Surviving Bank shall consist of the directors of Merger Sub in office immediately prior to the Effective Time until their respective successors are duly elected or appointed and qualified.

                1.15    Officers.    At and immediately after the Effective Time, the officers of the Surviving Bank shall consist of the officers of Merger Sub in office immediately prior to the Effective Time.

                1.16    Effect on Purchaser Common Stock; Required Purchaser Action.    Each share of Purchaser Common Stock outstanding immediately prior to the Effective Time will remain outstanding. Before the Effective Time, Purchaser will take all corporate action necessary to authorize for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of Bank Stock Options in accordance with Section 1.7.

                1.17    Purchaser Bank Merger.    Purchaser shall cause to occur, on the last business day of August 2012, the Purchaser Bank Merger; provided that (a) all required consents and approvals of, filings with and notices to all Governmental Entities required to consummate the Purchaser Bank Merger shall have been made or obtained, and (b) Purchaser shall have obtained assurances from the applicable bank regulatory authorities, satisfactory to Purchaser in its sole judgment, that all Regulatory Agreements in effect with respect to the Surviving Bank shall no longer be operative upon the consummation of the Purchaser Bank Merger (the events described in clauses (a) and (b), the "Purchaser Bank Merger Conditions"); provided further that if the Purchaser Bank Merger Conditions have not been satisfied by the last business day of August 2012, the Purchaser Bank Merger shall occur promptly following the satisfaction thereof.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

                2.1    Election Procedures.    Each holder of record of shares of Bank Common Stock and Series A Preferred Stock (each, a "Holder") shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

                        (a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.1 (herein called an "Election") (w) the number of shares of Bank Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election, (x) the number of shares of Bank Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election, (y) the number of shares of Series A Preferred Stock owned by such Holder with respect to which such Holder desires to make a

Stock Election, and (z) the number of shares of Series A Preferred Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

                        (b) Purchaser shall prepare a form (the "Form of Election"), which shall be mailed to the Bank's shareholders so as to permit the Bank's shareholders to exercise their right to make an Election prior to the Election Deadline.

                        (c) Purchaser shall make the Form of Election initially available to the Bank's shareholders at the time that the Proxy Statement is made available to the shareholders of the Bank, and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any shareholder of the Bank who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election be made available less than twenty (20) days prior to the Election Deadline.

                        (d) Any Election shall have been made properly only if the person authorized to receive Elections and to act as exchange agent under this Agreement, which person shall be a bank or trust company designated by Purchaser and reasonably acceptable to the Bank (the "Exchange Agent"), pursuant to an agreement (the "Exchange Agent Agreement") entered into prior to the mailing of the Form of Election to the Bank's shareholders and reasonably acceptable to the Bank, shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by Bank Stock Certificates to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of the Bank Common Stock or Series A Preferred Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Purchaser, in its sole discretion. As used herein, "Election Deadline" means 5:00 p.m. on the date that is the day prior to the date of the Shareholder Meeting. The Bank and Purchaser shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

                        (e) Any holder of Bank Common Stock or Series A Preferred Stock may, at any time prior to the Election Deadline, change his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. Subject to the terms of the Exchange Agent Agreement, if Purchaser shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Bank Common Stock or Series A Preferred Stock, such Election shall be deemed to be not in effect, and the shares of Bank Common Stock or Series A Preferred Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

                        (f) Any holder of Bank Common Stock or Series A Preferred Stock may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Bank Stock Certificate, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Purchaser or the Bank that this Agreement has been terminated in accordance with Article VIII.

                        (g) Subject to the terms of the Exchange Agent Agreement, Purchaser, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any Bank shareholder with the Election procedures set forth herein, (B) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 1.6, (C) the issuance and delivery of Purchaser Stock Certificates into which shares of Bank Common Stock and Series A Preferred Stock are converted in the Merger and (D) the method of payment of cash for shares of Bank Common Stock and Series A Preferred Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Purchaser Common Stock where the holder of the applicable Bank Stock Certificate has no right to receive whole shares of Purchaser Common Stock.

                2.2    Deposit of Merger Consideration.    Prior to the Effective Time, Purchaser will deposit with the Exchange Agent (i) certificates representing the number of shares of Purchaser Common Stock sufficient to deliver in a timely manner, and Purchaser shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (ii) immediately available funds equal to the aggregate Cash Consideration and Purchaser shall instruct the Exchange Agent to timely pay the Cash Consideration, and cash in lieu of fractional shares of Purchaser Common Stock where the holder of the applicable Bank Stock Certificate has no right to receive whole shares of Purchaser Common Stock.

                2.3    Delivery of Merger Consideration.

                        (a) As soon as reasonably practicable, but no later than five (5) business days after the Effective Time, the Exchange Agent shall mail to each holder of record of a Bank Stock Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Bank Common Stock or Series A Preferred Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor who did not complete an Election Form, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Bank Stock Certificate(s) shall pass, only upon delivery of Bank Stock Certificate(s) (or affidavits of loss in lieu of such certificates) (the "Letter of Transmittal") to the Exchange Agent and (ii) instructions for use in surrendering Bank Stock Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.3(g) and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(d).

                        (b) Upon surrender to the Exchange Agent of its Bank Stock Certificate or Certificates, accompanied by a properly completed Form of Election or a properly completed

Letter of Transmittal, a holder of Bank Common Stock or Series A Preferred Stock will be entitled to receive promptly after the Effective Time the Merger Consideration (elected or deemed elected by it, subject to Sections 1.4 and 1.6) in respect of the shares of Bank Common Stock or Series A Preferred Stock represented by its Bank Stock Certificate or Certificates. Until so surrendered, each such Bank Stock Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

                        (c) Unless the properly completed Form of Election provides otherwise, for all purposes of this Section and in accordance with Treasury Regulation Section 1.358-2(a)(2)(ii), (i) a Holder will be treated as having surrendered, in exchange for the total Cash Consideration, if any, to be paid to such Holder under Article I (with respect to a Holder, the "Cash Portion"), the number of shares of Bank Common Stock, Series A Preferred Stock, or both, as applicable, of such Holder as to which such Holder has a right to receive Cash Consideration pursuant to Sections 1.4 and 1.6; and (ii) for purposes of clause (i), the Bank Stock Certificates surrendered by a Holder in exchange for such Holder's Cash Portion will be deemed to be: (A) first, of those Bank Stock Certificates evidencing shares held by such Holder for more than one year before the Merger within the meaning of Section 1223 of the Code, if any, those Bank Stock Certificates with the highest Federal income tax basis, in descending order until such Bank Stock Certificates are exhausted or the Cash Portion for such Holder is fully paid, then (B) of all other of such Holder's Bank Stock Certificates, those Bank Stock Certificates with the highest Federal income tax basis, in descending order until the Cash Portion for such Holder is fully paid.

                        (d) No dividends or other distributions with respect to Purchaser Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Bank Stock Certificate with respect to the shares of Purchaser Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (g) below, and all such dividends, other distributions and cash in lieu of fractional shares of Purchaser Common Stock shall be paid by Purchaser to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Bank Stock Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Bank Stock Certificate there shall be paid to the Holder of a Purchaser Stock Certificate representing whole shares of Purchaser Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Purchaser Common Stock and the amount of any cash payable in lieu of a fractional share of Purchaser Common Stock to which such Holder is entitled pursuant to subsection (g), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Purchaser Common Stock. Purchaser shall make available to the Exchange Agent cash for these purposes, if necessary.

                        (e) If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the Bank Stock Certificate so surrendered is registered, it shall be a condition to such payment that such Bank Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes (as defined below) required as a result of such payment to a person other than the registered holder of such Bank Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Purchaser) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of Purchaser Common Stock) otherwise payable pursuant to this Agreement to any holder of Bank Common Stock (including any Bank Restricted Share) or Series A Preferred Stock such amounts as the Exchange Agent or Purchaser, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Purchaser, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Bank Common Stock or Series A Preferred Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Purchaser, as the case may be.

                        (f) After the Effective Time there shall be no further registration or transfers of shares of Bank Common Stock or Series A Preferred Stock. If after the Effective Time, Bank Stock Certificates are presented to the Surviving Bank, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

                        (g) No Purchaser Stock Certificates representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Bank Stock Certificates; no dividend or distribution by Purchaser shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a shareholder of Purchaser. In lieu of any such fractional shares, each Holder of a Bank Stock Certificate who would otherwise have been entitled to receive a fractional share interest in exchange for such Bank Stock Certificate shall receive from the Exchange Agent an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such Holder (after taking into account all shares of Bank Common Stock held by such holder at the Effective Time) would otherwise be entitled by (B) the Purchaser Closing Price. Notwithstanding any other provision contained in this Agreement, funds utilized to acquire fractional shares as aforesaid shall be furnished by Purchaser on a timely basis and shall in no event be derived from or diminish the Cash Consideration available for distribution as part of the Merger Consideration.

                        (h) At any time following the first anniversary of the Effective Time, Purchaser shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed to holders of Bank Stock Certificates that was deposited with the Exchange Agent at the Effective Time (the "Exchange Fund") (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by Purchaser), and holders of Bank Stock Certificates shall be entitled to look only to Purchaser (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of Purchaser Common Stock and any dividends or other distributions with respect to Purchaser Common

Stock payable upon due surrender of their Bank Stock Certificates, without any interest thereon. Notwithstanding the foregoing, neither Purchaser nor the Exchange Agent shall be liable to any holder of a Bank Stock Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                        (i) In the event any Bank Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Bank Stock Certificate(s) to be lost, stolen or destroyed and, if required by Purchaser or the Exchange Agent, the posting by such person of a bond in such sum as Purchaser may reasonably direct as indemnity against any claim that may be made against it or the Surviving Bank with respect to such Bank Stock Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Bank Common Stock or Series A Preferred Stock represented by such lost, stolen or destroyed Bank Stock Certificates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BANK

                Except as (i) Previously Disclosed or (ii) disclosed in any report, schedule, form or other document filed with, or furnished to, the OCC by the Bank pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the date hereof and on or after the date on which the Bank filed with the OCC its Annual Report on Form 10-K for its fiscal year ended December 31, 2010, true and complete copies of which have been made available to Purchaser in the Bank's electronic data room (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosure of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Bank hereby represents and warrants to Purchaser and Merger Sub as follows:

                3.1    Corporate Organization.

                        (a) The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. The Bank has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Bank, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

                        (b) True, complete and correct copies of the Restated Articles of Association of the Bank, as amended (the "Bank Articles"), and the Bylaws of the Bank (the "Bank Bylaws"), as in effect as of the date of this Agreement, have previously been publicly filed by the Bank and made available to Purchaser.

                        (c) The Bank has no Subsidiaries. As used in this Agreement, the term "Subsidiary," when used with respect to either party, shall have the meaning ascribed to it in Section 2(d) of the Bank Holding Company Act of 1956, as amended.

                3.2    Capitalization.

                        (a) The authorized capital stock of the Bank consists of 100,000,000 shares of Bank Common Stock, of which, as of May 30, 2011 (the "Bank Capitalization Date"), 12,217,868 shares other than Restricted Shares, and 30,990 Restricted Shares, were issued and outstanding, and 50,000,000 shares of the Bank's preferred stock, no par value (the "Bank Preferred Stock"), of which, as of the Bank Capitalization Date, 15,000,000 shares were designated as Series A Preferred Stock, 4,684,928 shares of which were issued and outstanding. No other shares of Bank Preferred Stock other than Series A Preferred Stock are issued or outstanding. As of the Bank Capitalization Date, no shares of Bank Common Stock or Bank Preferred Stock were reserved for issuance except for shares of Bank Common Stock reserved for issuance in connection with stock options issued pursuant to the plans set forth in Section 3.2(a) of the Bank Disclosure Schedule (as defined below) (the "Bank Stock Plans") to purchase not more than 1,391,159 shares of Bank Common Stock as of the Bank Capitalization Date, 240,841 shares of Bank Common Stock reserved for issuance pursuant to future awards under the Bank Stock Plans, and 1,834,160 shares of Bank Common Stock reserved for issuance pursuant to the Bank Warrant Agreement. The exercise price per share of the Bank Warrants as of the Bank Capitalization Date was $9.47. All of the issued and outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote ("Voting Debt") of the Bank are issued or outstanding. As of the Bank Capitalization Date, except under the Bank Stock Plans as set forth herein, the Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of, any amount based on, any shares of Bank Common Stock, Bank Preferred Stock, Voting Debt or any other equity securities of the Bank or any securities representing the right to purchase or otherwise receive any shares of Bank Common Stock, Bank Preferred Stock, Voting Debt or other equity securities of the Bank. As of the Bank Capitalization Date, there are no contractual obligations of the Bank (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Bank or any equity security of the Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Bank or (ii) pursuant to which the Bank is or could be required to register shares of the Bank's capital stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"), or similar rules and regulations of the OCC.

                        (b) Other than awards under the Bank Stock Plans that are outstanding as of the Bank Capitalization Date, no other equity-based awards are outstanding as of the Bank Capitalization Date, except as disclosed in Section 3.2(b) of the Bank Disclosure Schedule. Since the Bank Capitalization Date through the date hereof, the Bank has not (i) issued or repurchased any shares of Bank Common Stock, Bank Preferred Stock, Voting Debt or other equity securities of the Bank or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of the Bank capital stock or any other equity-based awards. From March 31, 2011 through the date of this Agreement, the Bank has not (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards, (B) with respect to executive officers of the Bank, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code) or (C) adopted or amended any Bank Benefit Plan.

                3.3    Authority; No Violation.

                        (a) The Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by the Bank Board by a unanimous vote thereof. The Bank Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Bank and its shareholders and has directed that this Agreement be submitted to the Bank's shareholders for ratification and confirmation at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the ratification and confirmation of this Agreement by the affirmative vote of the holders of two-thirds of its capital stock outstanding (the "Shareholder Approval"), no other corporate proceedings on the part of the Bank are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Bank and (assuming due authorization, execution and delivery by Purchaser and Merger Sub) constitutes the valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the "Bankruptcy and Equity Exception")).

                        (b) Neither the execution and delivery of this Agreement, nor the consummation by the Bank of the transactions contemplated hereby, nor compliance with any of the terms or provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien, upon any of the properties or assets of the Bank under any of the terms, conditions or provisions of (A) the Bank Articles or the Bank Bylaws, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Bank is a party or by which it may be bound, or to which the Bank or any of its properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in Section 3.4, violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Bank or any of its properties or assets, except in the case of clauses (i)(B), and (ii) for such violations, conflicts and breaches that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Bank.

                3.4    Consents and Approvals.    Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from, the NYSE, the NYSE Amex Equities (the "NYSE Amex"), state securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an "SRO"), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the OCC, any foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a "Governmental Entity") and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the "Regulatory Approvals"), (iii) the filing with the OCC of a proxy statement in definitive form relating to the meeting of the Bank's shareholders to be held in connection with this Agreement (the "Proxy Statement") and the filing with the SEC of a registration statement on Form S-4 (or such other applicable form) (the "Form S-4") in which the Proxy Statement will be included as a prospectus, and the clearance of the Proxy Statement and the declaration of effectiveness of the Form S-4, (iv) the filing of the Notice of Consummation with the OCC, (v) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on the NYSE and (vii) the Shareholder Approval, no consents or approvals of or filings or registrations with any Governmental Entity or other third party are necessary in connection with the consummation by the Bank of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity or other third party are necessary in connection with the execution and delivery by the Bank of this Agreement. As of the date hereof, the Bank is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

                3.5    Reports.

                        (a) The Bank has timely filed all material reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since the date the Bank was deemed in organization by the OCC, with (i) the Federal Reserve, (ii) the Federal Deposit Insurance Corporation, (iii) the OCC, (iv) the Office of Thrift Supervision, (v) any state banking or other state regulatory authority, (vi) the United States Securities and Exchange Commission (the "SEC"), (vii) any foreign regulatory authority and (viii) any applicable industry SRO (collectively, "Regulatory Agencies") and with each other applicable Governmental Entity, and all other material reports and statements required to be filed by them since the date the Bank was deemed in organization by the OCC, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and has paid all material fees and assessments due and payable in connection therewith.

                        (b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the OCC by the Bank pursuant to the Securities Act (or similar rules and regulations of the OCC) or the Exchange Act, since the date the Bank was deemed in organization by the OCC (the "Bank OCC Reports") is publicly available. Each of the Bank OCC Reports has been timely filed in all material respects. No such Bank OCC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Bank OCC Reports complied as to form in all material respects with the published rules and regulations of the OCC and applicable rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Bank has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). As of the date hereof, there are no outstanding comments from or unresolved issues raised by the OCC with respect to any of the Bank OCC Reports.

                3.6    Financial Statements.

                        (a) The financial statements of the Bank included (or incorporated by reference) in the Bank OCC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Bank, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of the Bank for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the OCC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC and the OCC with respect thereto, and (iv) have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Bank have been and are being maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned (or informed the Bank that it intends to resign) or been dismissed as independent public accountants of the Bank as a result of or in connection with any disagreements with the Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

                        (b) The Bank has not incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Bank included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2011, which are not material, individually or in the aggregate, or (iii) in connection with this Agreement and the transactions contemplated hereby.

                3.7    Broker's Fees.    Neither the Bank nor any of the Bank's officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Sandler O'Neill + Partners, L.P. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to Purchaser.

                3.8    Absence of Changes.    Since December 31, 2010, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Bank. As used in this Agreement, the term "Material Adverse Effect" means, with respect to any party, a material adverse effect on (i) the condition (financial or otherwise), results of operations, assets, liabilities or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a "Material Adverse Effect" shall not be deemed to include effects arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes after the date hereof in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) changes after the date hereof in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof, (F) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (H) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of any such change are disproportionately adverse to the condition (financial or otherwise), results of operations, assets, liabilities or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

                3.9    Compliance with Applicable Law.

                        (a) The Bank holds, and has at all times since the date the Bank was deemed in organization by the OCC held, all material licenses, franchises, permits and authorizations which are necessary for the lawful conduct of its business and ownership of its properties, rights and assets under and pursuant to applicable law (and has paid all fees and assessments due and payable in connection therewith) and, to the Knowledge of the Bank, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened in writing. The Bank has complied in all material respects with, and is not in default or violation in any material respect of, (i) any applicable law, rule or regulation, including all laws, rules and regulations related to data protection or privacy, the USA PATRIOT Act, the

Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and any other law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and all applicable laws relating to broker-dealers, investment advisors and insurance brokers, and (ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information, and the Bank does not know of, and has not received since the Bank was deemed in organization by the OCC, written notice of, any material defaults or material violations of any applicable law, rule or regulation.

                        (b) The Bank has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law, except where the failure to so administer such accounts would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank. Neither the Bank nor any director, officer or employee of the Bank has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank, and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

                3.10    Takeover Laws.    The Bank Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreement and such transactions any applicable provisions of the takeover laws of the United States or any state, including any "moratorium," "control share," "takeover" or "interested shareholder" law (collectively, the "Takeover Laws"). No "fair price" law is applicable to such agreements or transactions.

                3.11    Bank Benefit Plans.

                        (a) Section 3.11(a) of the Bank Disclosure Schedule sets forth a true, complete and correct list of each Bank Benefit Plan.

                        (b) With respect to each Bank Benefit Plan, the Bank has made available to Purchaser a true and complete copy of each Bank Benefit Plan, including any amendments thereto, and a true and complete copy of the following items (in each case, only if applicable) (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed annual reports on the IRS Form 5500, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, and (v) the most recently received IRS determination letter.

                        (c) No Controlled Group Liability has been incurred by the Bank or any of its ERISA Affiliates. "Controlled Group Liability" means any and all liabilities (i) under Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Code, in each case, other than any such liability arising from any Bank Benefit Plan. "ERISA Affiliates" means any entity if it would have ever been considered a single employer with the Bank under ERISA Section 4001(b) or part of the same "controlled group" as the Bank for purposes of ERISA Section 302(d)(8)(C) or Code Section 414(b) or (c) or a member of an affiliated service group for purposes of Code Section 414(m).

                        (d) Each Bank Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code. The Bank has not engaged in a transaction that could reasonably be expected to result in a civil penalty or tax under Section 409 or 502(i) of ERISA or Section 4975 or 4976 of the Code. There is no pending, threatened or anticipated action, suit, dispute or claim by or on behalf of any Bank Benefit Plan, by any Employee or beneficiary covered under any such Bank Benefit Plan, as applicable, or otherwise involving any such Bank Benefit Plan (other than routine claims for benefits).

                        (e) With respect to each Bank Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, (i) each such Bank Benefit Plan has been determined to be so qualified and has received a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualification, (ii) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code, and (iii) no event has occurred that could reasonably be expected to result in disqualification or adversely affect such exemption.

                        (f) No Bank Benefit Plan provides welfare benefits, including without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable law. With respect to each Bank Benefit Plan set forth on Schedule 3.11(f), the full direct cost of benefits is borne by the current or former employee or director (or beneficiary thereof) and the coverage of such current or former employees does not adversely affect the premiums or rates payable by the Bank or its Subsidiaries with respect to other current employees.

                        (g) Except as disclosed in Section 3.11(g) of the Bank Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any Employee, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Employee, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in any material limitation on the right of the Bank to amend, merge or terminate any Bank Benefit Plan or related trust or (v) constitute a triggering event under any Bank Benefit Plan which would result in any material payment which could constitute an "excess parachute payment" (as such term is defined in Code Section 280G(b)(1)) to any present or former Employee of the Bank.

                        (h) Except as disclosed in Section 3.11(h) of the Bank Disclosure Schedule, each Bank Benefits Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code and associated Treasury Department guidance has

(i) between January 1, 2005 and December 31, 2008, been operated in all material respects in good faith compliance with Section 409A of the Code and Notice 2005-01 and (ii) since January 1, 2009 (or such later date permitted under applicable guidance), been in documentary and operational compliance with Section 409A of the Code and IRS regulations and guidance thereunder. All stock options and stock appreciation rights granted by the Bank to any current or former employee or director have been granted with a per share exercise or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated Treasury Department guidance.

                        (i) No Bank Benefit Plan is maintained outside of jurisdictions of the United States, or covers any Employee residing or working outside of the United States.

                        (j) For purposes of this Agreement, "Bank Benefit Plans" means each "employee benefit plan" as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, retirement or post-retirement, vacation, stock option, stock purchase, stock appreciation rights, stock based or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, for the benefit of any employee, former employee, director or former director of the Bank entered into, maintained or contributed to by the Bank or to which the Bank is obligated to contribute, or with respect to which the Bank has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of the Bank or to any beneficiary or dependant thereof.

                3.12    Opinion.    The Bank Board has received the opinion of Sandler O'Neill + Partners, L.P., to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of the Bank Common Stock.

                3.13    Bank Information.    The information relating to the Bank that is provided by the Bank or its representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to the Bank and other portions within the reasonable control of the Bank will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                3.14    Legal Proceedings.

                        (a) Except as disclosed in Section 3.14(a) of the Bank Disclosure Schedule, there is no suit, action, investigation, claim, proceeding or review pending, or to the Bank's Knowledge, threatened against or affecting it or any of the current or former directors or executive officers of it (and it is not aware of any basis for any such suit, action or proceeding)

(i) that involves a Governmental Entity, or (ii) that, individually or in the aggregate, and, in either case, is (A) material to it or is reasonably likely to result in a material restriction on its businesses or, after the Effective Time, the business of Purchaser, the Surviving Bank or any of their affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. Except as disclosed in Section 3.14(a) of the Bank Disclosure Schedule, there is no material injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by the Bank or its assets (or that, upon consummation of the Merger, would apply to Purchaser or any of its affiliates).

                        (b) Since the Bank was deemed in organization by the OCC, (i) there have been no subpoenas, written demands, or document requests received by the Bank or any affiliate of the Bank from any Governmental Entity, except such as are received by the Bank or any affiliate of the Bank in the ordinary course of business or as are not, individually or in the aggregate, material to the Bank taken as a whole, and (ii) no Governmental Entity has requested that the Bank enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

                3.15    Material Contracts.

                        (a) Except as disclosed in Section 3.15(a) of the Bank Disclosure Schedule and except for those agreements and other documents filed as exhibits or incorporated by reference to the Bank's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, the Bank is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each, whether or not filed with the OCC, a "Material Contract"): (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K; (ii) that materially restricts the conduct of any line of business by the Bank or, to the Bank's Knowledge, upon consummation of the Merger will materially restrict the ability of Purchaser or any of its affiliates to engage in any line of business in which a financial holding company may lawfully engage; (iii) to which any affiliate, officer, director, employee or consultant of such party is a party or beneficiary (except with respect to loans to directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements with respect to it), (iv) that obligates the Bank (or, following the consummation of the transactions contemplated hereby, Purchaser and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, (v) limits the payment of dividends by the Bank, (vi) provides for material payments to be made by the Bank upon a change in control thereof, (vii) is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $100,000 per annum (other than any such contracts which are terminable by the Bank on 60 days or less notice without any required payment or other conditions (other than the condition of notice)), (viii) relates to any incurrence of indebtedness by the Bank, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (ix) that is material to it or its financial condition or results of operations, (x) that provides any rights to investors in the Bank, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Bank Board, or (xi) is not of the type described in clauses (i) through (x) above and which involved the payments by, or to, the Bank in the fiscal year ended December 31, 2010, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2011 of more than $200,000 (other than pursuant to Loans originated or purchased by the Bank in the ordinary course of business consistent with past practice).

                        (b) (i) Each Material Contract is a valid and legally binding agreement of the Bank and, to the Bank's Knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect, (ii) the Bank has duly performed all material obligations required to be performed by it prior to the date hereof under each Material Contract, (iii) the Bank, and, to the Bank's Knowledge, no counterparty or counterparties, is in breach of any provision of any Material Contract, and (iv) no event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Bank under any such Material Contract or provide any party thereto with the right to terminate such Material Contract.

                3.16    Environmental Matters.    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Bank, (a) the Bank has complied with all federal, state or local laws, regulations, orders, decrees, permits, authorizations, common laws or agency requirements relating to: (i) the protection or restoration of the environment, health, safety or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance ("Environmental Laws"); (b) there are no proceedings, claims, actions, or investigations of any kind, pending or threatened in writing, by any person, court, agency, or other Governmental Entity or any arbitral body, against the Bank relating to any Environmental Law and, to the Bank's Knowledge, there is no reasonable basis for any such proceeding, claim, action or investigation; (c) there are no agreements, orders, judgments, indemnities or decrees by or with any person, court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law; (d) to the Bank's Knowledge, there are, and have been, no hazardous substances or other environmental conditions at any property (currently or formerly owned, operated, or otherwise used by the Bank) under circumstances which could reasonably be expected to result in liability to or claims against the Bank relating to any Environmental Law; and (e) to the Bank's Knowledge, there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities under any Environmental Law.

                3.17    Taxes.

                        (a) The Bank has properly prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by it and all such filed Tax Returns are true, correct, and complete in all material respects.

                        (b) The Bank has not requested an extension of time within which to file any material Tax Return which has not since been filed and no currently effective waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns has been given by or on behalf of the Bank.

                        (c) The Bank has timely paid all Taxes that are required to be paid or that the Bank is obligated to withhold from amounts owing to any person, except with respect to matters contested in good faith and for which adequate reserves have been established and reflected on the financial statements of the Bank. No liens for Taxes exist with respect to any of the assets of the Bank, except for liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and reflected on the financial statements of the Bank.

                        (d) Except as disclosed in Section 3.17(d) of the Bank Disclosure Schedule, none of the income or other material Tax Returns of the Bank is currently under any audit, suit, proceeding, examination or assessment by any Tax authority, and the Bank has not received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes are pending or threatened. No material deficiencies have been asserted or assessments made against the Bank that have not been paid or resolved in full. No material claim has been made against the Bank by any Tax authorities in a jurisdiction where the Bank does not file Tax Returns that the Bank is or may be subject to taxation by that jurisdiction.

                        (e) The Bank (A) has never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing affiliated, combined, consolidated or unitary Tax Returns, a group of which the Bank was the common parent, (B) has no liability for a material amount of Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or (C) is not a party to or bound by any Tax sharing or allocation agreement or has any other current or potential contractual obligation to indemnify any other person with respect to Taxes.

                        (f) The Bank has not participated in any "reportable transactions" within the meaning of Treasury Regulations Section 1.6011-4(b) or any comparable provisions of state, local, or foreign law. Within the past two years, the Bank has not been a "distributing corporation" or "controlled corporation" in any distribution that was intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law).

                        (g) The Bank has not granted in writing any power of attorney which is currently in force with respect to any material Taxes or Tax Returns.

                        (h) The Bank has not taken or agreed to take any action, nor has it failed to take any action or does it know of any fact, agreement, plan or other circumstance that could prevent the Integrated Mergers from together qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, or that could prevent the opinion of tax counsel referred to in Section 7.3(c) from being obtained on a timely basis.

                        (i) The Bank does not beneficially own (as defined in Rule 13d-3 under the Exchange Act) any shares of Purchaser Common Stock.

                        (j) As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the term "Taxes") includes all United States federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

                3.18    Intellectual Property.    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Bank:

                        (a) Set forth in Section 3.18(a) of the Bank Disclosure Schedule is a complete and accurate list of all Registrations for Owned Intellectual Property. The Bank (A) solely owns (beneficially, and of record where applicable), free and clear of all liens, pledges, charges, claims and security interests and similar encumbrances ("Liens"), other than non-exclusive licenses entered into in the ordinary course of business, all right, title and interest in and to its respective Owned Intellectual Property (including any Registrations therefor), and (B) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. The Owned Intellectual Property is subsisting and, to the Knowledge of the Bank, valid and enforceable. To the Knowledge of the Bank, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of the Bank as presently conducted. The Bank has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

                        (b) The operation of the Bank's businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third person, and no person has asserted in writing that the Bank has materially infringed, diluted, misappropriated or otherwise violated any third person's Intellectual Property rights. To the Bank's Knowledge, no third person has infringed, diluted, misappropriated or otherwise violated any of the Bank's rights in the Owned Intellectual Property.

                        (c) The Bank has taken reasonable measures to protect (A) its rights in its Owned Intellectual Property and (B) the confidentiality of all Trade Secrets that are owned, used or held by the Bank, and to the Bank's Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to appropriate non-disclosure agreements which have not been breached. To the Bank's Knowledge, no person has gained unauthorized access to the Bank's IT Assets.

                        (d) The Bank's IT Assets operate and perform as required by the Bank in connection with the Bank's businesses and have not materially malfunctioned or failed within the past two years. The Bank has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. The Bank is compliant with all applicable laws, rules and regulations, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees, and the consummation by the Bank of the Merger and the other transactions contemplated by this Agreement will not result in the violation any such laws, rules, regulations, policies or commitments.

                        (e) For purposes of this Agreement,

                                            (i) "Intellectual Property" means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions ("Trade Secrets"); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

                                            (ii) "IT Assets" means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation.

                                             (iii) "Licensed Intellectual Property" means Intellectual Property licensed to the Bank as presently conducted.

                                            (iv) "Owned Intellectual Property" means Intellectual Property owned or purported to be owned by the Bank.

                3.19    Properties.    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Bank, the Bank (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Bank OCC Reports as being owned by the Bank or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "Owned Properties"), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, "Permitted Encumbrances"), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Bank OCC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the

"Leased Properties" and, collectively with the Owned Properties, the "Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of the Bank, the lessor. There are no pending or, to the Knowledge of the Bank, threatened (in writing) condemnation proceedings against the Real Property.

                3.20    Insurance.    Except as disclosed in Section 3.20 of the Bank Disclosure Schedule, the Bank is insured with reputable insurers against such risks and in such amounts as the management of the Bank reasonably has determined to be prudent and consistent with industry practice. The Bank is in compliance in all material respects with its insurance policies and is not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Bank, the Bank is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

                3.21    Accounting and Internal Controls.

                        (a) The records, systems, controls, data and information of the Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Bank or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. The Bank has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Bank has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Bank is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

                        (b) Since the date the Bank was deemed in organization by the OCC, (A) neither the Bank nor, to the Bank's Knowledge, any director, officer, auditor, accountant or representative of it has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Bank or its respective internal accounting controls, including any material complaint, allegation, assertion or written claim that the Bank has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Bank has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its Board of Directors or any committee thereof or to any of its directors or officers.

                3.22    Derivatives.    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Bank, all swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a "Derivative Contract"), whether entered into for the Bank's own account, or for the account of one or more of its customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of the Bank, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Bank, neither the Bank, nor to the Bank's Knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract. The financial position of it has been reflected in its books and records in accordance with GAAP consistently applied.

                3.23    Labor.    Except as disclosed in Section 3.23 of the Bank Disclosure Schedule, (i) the Bank is not a party to, or bound by, any collective bargaining agreement, labor union contract, or trade union agreement (each a "Collective Bargaining Agreement"); (ii) no employee is represented by a labor organization for purposes of collective bargaining with respect to the Bank; (iii) to the Knowledge of the Bank, there are no organizing activities or representation or certification proceedings by any labor or trade union or group of employees to organize or represent any employees of the Bank; (iv) no Collective Bargaining Agreement is being negotiated by the Bank; (v) there is no strike, lockout, slowdown, labor dispute or work stoppage against the Bank pending or, to the Knowledge of the Bank, threatened, that may interfere in any material respect with the respective business activities of the Bank; (vi) to the Knowledge of the Bank, there is no pending charge or complaint against the Bank by the National Labor Relations Board or any comparable Governmental Entity; (vii) the Bank has complied with all laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including, without limitation, classification of employees) and other laws in respect of any reduction in force, including without limitation, notice, information and consultation requirements, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank; (viii) no employee of the Bank is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (a) to the right of any such employee to be employed by Bank or (b) to the knowledge or use of trade secrets or proprietary information; and (ix) to the Knowledge of the Bank, no current employee above the level of senior vice president intends to terminate his or her employment.

                3.24    Loan Portfolio.

                        (a) The aggregate book value of the Bank's non-performing assets as of April 30, 2011 is set forth in Section 3.24(a) of the Bank Disclosure Schedule.

                        (b) Except as set forth in Section 3.24(b) of the Bank Disclosure Schedule, as of the date hereof, the Bank is not a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than any Loan the unpaid principal balance of which does not exceed $250,000, under the terms of which the obligor was, as of April 30, 2011, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan in excess of $100,000 with any director, executive officer or 5% or greater shareholder of the Bank, or to the knowledge of the Bank, any person, corporation or enterprise controlling, controlled by or under common control with, or an immediate family member of, any of the foregoing. Section 3.24(b) of the Bank Disclosure Schedule sets forth (x) all of the Loans in original principal amount in excess of $250,000 of the Bank that as of April 30, 2011 were classified by the Bank or any regulatory examiner as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of April 30, 2011 and the identity of the borrower thereunder, (y) by category of loan (i.e., commercial, consumer, etc.), all of the other Loans of the Bank that as of April 30, 2011 were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category as of April 30, 2011, and (z) each asset of the Bank that as of April 30, 2011 was classified as "Other Real Estate Owned" and the book value thereof.

                        (c) Each Loan of the Bank in original principal amount in excess of $100,000 (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception).

                        (d) Except as set forth in Section 3.24(d) of the Bank Disclosure Schedule, none of the agreements pursuant to which the Bank has sold Loans or pools of Loans or participations in Loans or pools of Loans in the three year period ending on the date of this Agreement contains any obligation to repurchase such Loans or interests therein.

                        (e) The Bank has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Bank satisfied, (A) the Bank's underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), (B) all applicable requirements of federal, state and local laws, regulations and rules, (C) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Bank and any Agency, Loan Investor or Insurer, (D) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, and (E) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.

                        (f) Since the date the Bank was deemed in organization by the OCC, no Agency, Loan Investor or Insurer has (A) claimed in writing that the Bank has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Bank to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of the Bank, or (C) indicated in writing to the Bank that it has terminated or intends to terminate its relationship with the Bank for poor performance, poor loan quality or concern with respect to the Bank's compliance with laws.

                        (g) To the knowledge of the Bank, each Loan included in a pool of Loans originated, acquired or serviced by the Bank (a "Pool") meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the Knowledge of the Bank, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

                        (h) For purposes of this Section 3.24:

                                            (i) "Agency" shall mean the OCC, the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association, or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Bank or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including, without limitation, state and local housing finance authorities;

                                            (ii) "Loan Investor" shall mean any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Bank or a security backed by or representing an interest in any such mortgage loan; and

                                             (iii) "Insurer" shall mean a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Bank, including the Federal Housing Administration, the United States Department of Veterans' Affairs, the Rural Housing Service of the United States Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

                3.25    Related Party Transactions.

                        (a) Except as part of the normal and customary terms of an individual's employment or service as a director and disclosed in Section 3.25 of the Bank Disclosure Schedule, the Bank is not party to any extension of credit (as debtor, creditor, guarantor or otherwise), contract for goods or services, lease or other agreement with any (A) affiliate, (B) insider or related interest of an insider, (C) shareholder owning 5% or more of the outstanding Common Stock or related interest of such a shareholder, or (D) to the Knowledge of the Bank, and other than credit and consumer banking transactions in the ordinary course of business, employee who is not an executive officer. For purposes of the preceding sentence, the term

"affiliate" shall have the meaning assigned in Regulation W issued by the Federal Reserve, as amended, and the terms "insider," "related interest," and "executive officer" shall have the meanings assigned in the Federal Reserve's Regulation O, as amended.

                        (b) The Bank is in compliance with, and has since the date the Bank was deemed in organization by the OCC, complied with, Sections 23A and 23B of the Federal Reserve Act, its implementing regulations, and the Federal Reserve's Regulation O.

                3.26    Agreements with Regulatory Agencies.    Except as disclosed in Section 3.26 of the Bank Disclosure Schedule, the Bank is not subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since the date the Bank was deemed in organization by the OCC, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business (each item in this sentence, a "Regulatory Agreement"). The Bank is in compliance in all material respects with each Regulatory Agreement to which it is party or subject. The Bank has not received any notice from any Governmental Entity indicating that the Bank is not in compliance in any material respect with any such Regulatory Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

                Except as disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Purchaser prior to the date hereof and on or after the date on which Purchaser filed with the SEC its Annual Report on Form 10-K for its fiscal year ended December 31, 2010 (but disregarding disclosures contained under the heading "Risk Factors," or disclosure of risks set forth in any "forward-looking statements" or factors that may affect future results disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Purchaser and Merger Sub, jointly and severally, hereby represent and warrant to the Bank as follows:

                4.1    Corporate Organization.    Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Each of Purchaser and Merger Sub has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser, is and will be duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Purchaser is, as of the date hereof, duly registered as a savings and loan holding company under the Home Owners Loan Act, as amended.

                4.2    Capitalization.    The authorized capital stock of Purchaser consists of (i) 400,000,000 shares of Purchaser Common Stock, of which, as of May 31, 2011 (the "Purchaser Capitalization Date"), 97,250,874 were issued and outstanding, and (ii) 100,000,000 shares of preferred stock (the "Purchaser Preferred Stock"), of which, as of the Purchaser Capitalization Date, none were issued and outstanding. As of the Purchaser Capitalization Date, 5,564,817 shares of Purchaser Common Stock were authorized for issuance upon exercise of options issued pursuant to employee and director stock plans of Purchaser or a Subsidiary of Purchaser in effect as of the date of this Agreement (the "Purchaser Stock Plans"). All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Purchaser is issued or outstanding. As of the Purchaser Capitalization Date, except pursuant to this Agreement and the Purchaser Stock Plans, Purchaser does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Purchaser Common Stock, Purchaser Preferred Stock, Voting Debt of Purchaser or any other equity securities of Purchaser or any securities representing the right to purchase or otherwise receive any shares of Purchaser Common Stock, Purchaser Preferred Stock, Voting Debt of Purchaser or other equity securities of Purchaser. The shares of Purchaser Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

                4.3    Authority; No Violation.

                        (a) Each of Purchaser and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Purchaser and Merger Sub. This Agreement has been duly and validly executed and delivered by each of Purchaser and Merger Sub and (assuming due authorization, execution and delivery by the Bank) constitutes the valid and binding obligation of each of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exception).

                        (b) Neither the execution and delivery of this Agreement, nor the consummation by Purchaser and Merger Sub of the transactions contemplated hereby, nor compliance with any of the terms or provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien, upon any of the properties or assets of Purchaser under any of the terms, conditions or provisions of (A) the articles of incorporation, bylaws, or similar governing documents of Purchaser and its Subsidiaries, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party or by which it may be bound, or to which Purchaser or any of its properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in Section 4.4, violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to Purchaser or any of its properties or assets, except in the case of clauses (i)(B), and (ii) for such violations, conflicts and breaches that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.

                4.4    Consents and Approvals.    Except for (i) the Regulatory Approvals, (ii) the filing with the OCC of the Proxy Statement and the filing with the SEC of the Form S-4 in which the Proxy Statement will be included as a prospectus, and the clearance of the Proxy Statement and the declaration of effectiveness of the Form S-4, (iii) the filing of the Notice of Consummation with the OCC, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NYSE and the NYSE Amex, (v) any notices or filings under the HSR Act, and (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity or other third party are necessary in connection with the consummation by Purchaser and Merger Sub of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity or other third party are necessary in connection with the execution and delivery by Purchaser or Merger Sub of this Agreement. As of the date hereof, Purchaser is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

                4.5    Reports.

                        (a) Purchaser and each of its Subsidiaries have timely filed all material reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since May 21, 2009 with the Regulatory Agencies and each other applicable Governmental Entity, and all other material reports and statements required to be filed by them since May 21, 2009, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all material fees and assessments due and payable in connection therewith.

                        (b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Purchaser pursuant to the Securities Act or the Exchange Act since October 29, 2010 and prior to the date of this Agreement (the "Purchaser SEC Reports") is publicly available. No such Purchaser SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Purchaser SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

                4.6    Financial Statements.    The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in the Purchaser SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Purchaser and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and comprehensive income and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Purchaser and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned (or informed Purchaser that indicated it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

                4.7    Broker's Fees.    Neither Purchaser nor any of its Subsidiaries nor any of their respective officers or directors have employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement.

                4.8    Compliance with Applicable Law.    Purchaser and each of its Subsidiaries hold, and have at all times since May 21, 2009 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser and, to the knowledge of Purchaser, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing. Purchaser and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of any, applicable law, statute, order, rule, regulation, policy or guideline of any Government Entity relating to Purchaser or any of its Subsidiaries.

                4.9    Legal Proceedings.

                        (a) Other than as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser, none of Purchaser or any of its Subsidiaries is a party to any, and there are no pending or, to Purchaser's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Purchaser or any of its Subsidiaries.

                        (b) There is no injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated banks or their Subsidiaries) imposed upon Purchaser that would reasonably be expected to materially impede or delay consummation by Purchaser of the transactions contemplated by this Agreement.

                4.10    Absence of Changes.    Since December 31, 2010, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

                4.11    Purchaser Information.    The information relating to Purchaser and its Subsidiaries that is provided by Purchaser or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Purchaser and its Subsidiaries and other portions within the reasonable control of Purchaser and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

                4.12    Reorganization.    Purchaser has not taken or agreed to take any action, nor has it failed to take any action or does it knows of any fact, agreement, plan or other circumstance that could prevent the Integrated Mergers from together qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, or that could prevent the opinion of tax counsel referred to in Section 7.2(c) from being obtained on a timely basis.

                4.13    Accounting and Internal Controls.

                        (a) The records, systems, controls, data and information of Purchaser are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Purchaser has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Purchaser has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Purchaser is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

                        (b) Neither Purchaser nor, to Purchaser's Knowledge, any director, officer, auditor, accountant or representative of it has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or its respective internal accounting controls, including any material complaint, allegation, assertion or written claim that the Purchaser has engaged in questionable accounting or auditing practices, and (B) no attorney representing Purchaser has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its Board of Directors or any committee thereof or to any of its directors or officers.

                4.14    Purchaser Common Stock.    The shares of Purchaser Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

                4.15    Available Funds.    Immediately prior to the Effective Time, Purchaser will have cash sufficient to pay or cause to be deposited into the Exchange Fund the amounts as required by Section 2.2 hereof.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

                5.1    Conduct of Businesses Prior to the Effective Time.    Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable law, or with the prior written consent of Purchaser (which consent will not be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, the Bank shall (a) conduct its business in the ordinary course consistent with past practice and (b) use reasonable best efforts to preserve intact its current business organizations and its rights and permits issued by Governmental Entities, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers, Governmental Entities and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired.

                5.2    Bank Forbearances.    During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed, as expressly contemplated or permitted by this Agreement, or as required by applicable law, the Bank shall not, without the prior written consent of Purchaser (which consent will not be unreasonably withheld):

                        (a) (i) Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or options, warrants or other rights to purchase its stock, or (ii) permit any additional shares of its stock or options, warrants or other rights to purchase its stock to become subject to new grants, except for issuances under dividend reinvestment plans and the Bank Benefit Plans, in the ordinary course of business.

                        (b) (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

                        (c) Amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into (i) any contract or other binding obligation that is material to the Bank, (ii) any material restriction on the ability of the Bank to conduct its business as it is presently being conducted or (iii) any contract or other binding obligation relating to the Bank Common Stock or Series A Preferred Stock or rights associated therewith or any other outstanding capital stock or any outstanding instrument of indebtedness.

                        (d) Sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it.

                        (e) Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it, and does not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain.

                        (f) Amend the Bank Articles or the Bank Bylaws.

                        (g) Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements.

                        (h) (A) Except as required under applicable law or the terms of any Bank Benefit Plan existing as of the date hereof (i) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Bank (collectively, "Employees"), other than increases to Employees who are not directors or executive officers of the Bank in the ordinary course consistent with past practice, (ii) become a party to, establish, amend, commence participate in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired employees), (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Bank Benefit Plans, (iv) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Bank Benefit Plan, or (v) materially change any actuarial assumptions used to calculate funding obligations with respect to any Bank Benefit Plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law, or (B) hire or terminate the employment of a Chief Executive Officer, President, Chief Financial Officer, Chief Risk Officer, Chief Credit Officer, Internal Auditor, General Counsel or any other officer holding the position of Senior Vice President or senior.

                        (i) Except as may be required by applicable law, regulation or policies imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, (ii) take any action, or omit to take any action, which action or failure to act is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) take any action, or omit to take any action, which action or failure to act is reasonably likely to prevent the Integrated Mergers from together qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                        (j) Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business.

                        (k) Enter into any new line of business or materially change or deviate from its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by law or requested by a Regulatory Agency.

                        (l) Other than in consultation with Purchaser, make any material change to (i) its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or (ii) the manner in which the portfolio is classified or reported, except as required by law or requested by a Regulatory Agency.

                        (m) Settle any action, suit, claim or proceeding against it, except for actions, suits, claims or proceedings that are settled in an amount and for consideration not in excess of $75,000 individually, for employment-related actions, suits, claims or proceedings, or $150,000 individually, for all other actions, suits, claims or proceedings, or $250,000 in the aggregate for employment-related actions, suits, claims or proceedings, or $500,000 in the aggregate for all actions, suits, claims or proceedings, and in each case that would not (i) impose any restriction on the business of it or (ii) create precedent for claims that is reasonably likely to be material to it.

                        (n) Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility.

                        (o) Make or change any material Tax elections, change or consent to any change in its method of accounting for Tax purposes (except as required by applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return.

                        (p) Engage in (or modify in a manner adverse to the Bank) any transactions (except for any ordinary course banking relationships permitted under applicable law) with any affiliate of the Bank or any director or officer (senior vice president or above) of the Bank (or any affiliate or immediate family member of any such person or any affiliate of such person's immediate family members).

                        (q) Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

                5.3    Purchaser Forbearances.    Except as expressly permitted by this Agreement or with the prior written consent of the Bank (which consent will not be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, Purchaser shall not:

                        (a) Amend Purchaser's bylaws or similar governing documents of any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Bank Common Stock or Series A Preferred Stock or that would materially impede or delay Purchaser's ability to consummate the transactions contemplated by this Agreement.

                        (b) Except as may be required by applicable law, regulation or policies imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

                        (c) Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

                5.4    Small Business Lending Fund Application.    The Bank shall promptly (and in any event within three (3) days of the date hereof) withdraw its application to participate in the U.S. Treasury's Small Business Lending Fund.

ARTICLE VI

ADDITIONAL AGREEMENTS

                6.1    Regulatory Matters.    Purchaser and the Bank shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus, and with the OCC, the Proxy Statement, in each case not later than 45 days after the date of this Agreement. Each of Purchaser and the Bank shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act, and the Proxy Statement cleared by the OCC, as promptly as practicable after such filing, and the Bank shall promptly thereafter mail or deliver the Proxy Statement to its shareholders entitled to receipt thereof. Purchaser and the Bank shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to the Form S-4 or the Proxy Statement received from the SEC or the OCC, as applicable. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 or the Proxy Statement prior to filing such with the SEC or the OCC, and each party will provide the other party with a copy of all such filings made with the SEC or the OCC, as applicable. Purchaser shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Bank shall furnish all information concerning the Bank and the holders of Bank Common Stock and Series A Preferred Stock as may be reasonably requested in connection with any such action.

                        (a) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and, subject to the terms hereof, to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. The Bank and Purchaser shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws, all the information relating to the Bank or Purchaser, as the case may be, and any of Purchaser's Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Without limiting the scope of the foregoing paragraphs, the Bank shall, to the extent permitted by applicable law (i) promptly advise Purchaser of the receipt of any substantive communication from a Governmental Entity with respect to the transactions contemplated hereby, (ii) provide Purchaser with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Governmental Entity with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) provide Purchaser with the opportunity to participate in any meetings or substantive telephone conversations that the Bank or its representatives may have from time to time with any Governmental Entity with respect to the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Agreement shall require Purchaser or Merger Sub to take any action if the taking of such action or the obtaining of or compliance with any permits, consents, approvals or authorizations is reasonably likely to result in a restriction, requirement or condition having an effect of the type referred to Section 7.2(d).

                        (b) Each of Purchaser and the Bank shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, the Bank or any of Purchaser's Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Each of Purchaser and the Bank agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Bank's meeting of its shareholders to consider and vote upon the confirmation and ratification of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which any such statement was made, not misleading. Each of Purchaser and the Bank further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement.

                        (c) Each of Purchaser and the Bank shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained.

                6.2    Access to Information.

                        (a) Upon reasonable notice and subject to applicable laws, the Bank shall afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all its employees, properties, books, contracts, commitments and records, and, during such period, the Bank shall make available to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request; provided that Purchaser shall not be entitled to receive information (x) directly relating to the negotiation of and prosecution of this Agreement or (y) relating to an Acquisition Proposal (as defined below), except as otherwise provided in this Agreement, including Sections 6.3 and 6.9 hereof. Upon the reasonable request of the Bank, Purchaser shall furnish such reasonable information about it and its business as is relevant to the Bank and its shareholders in connection with the transactions contemplated by this Agreement. Neither the Bank nor Purchaser, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                        (b) All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the Mutual Confidentiality and Non-Disclosure Agreement entered into between Purchaser and the Bank on May 10, 2011 (the "Confidentiality Agreement").

                        (c) No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

                6.3    Shareholder Approval.    The Bank Board has resolved to recommend to the Bank's shareholders that they ratify and confirm this Agreement and will submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, the Bank will take, in accordance with applicable law and the Bank Articles and the Bank Bylaws, all action necessary to convene a meeting of its shareholders (the "Shareholder Meeting"), as promptly as practicable, to consider and vote upon ratification and confirmation of this Agreement as well as any other such matters. The Bank Board will use all reasonable best efforts to obtain from its shareholders a vote ratifying and confirming this Agreement. However, if the Bank Board, after consultation with (and based on the advice of) outside counsel, determines in good faith that, because of the receipt by the Bank of an Acquisition Proposal that the Bank Board concludes in good faith constitutes a Superior Proposal, it would result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to the Bank's shareholders, the Bank Board may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Bank Board may communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the Bank may not take any actions under this sentence until after giving Purchaser at least five (5) business days to respond to any such Acquisition Proposal (and after giving Purchaser notice of the latest material terms, conditions and identity of the third party in any such Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by Purchaser (it being understood and agreed that any modification to any Acquisition Proposal described in this Section 6.3 shall constitute a new Acquisition Proposal triggering a new five (5) business day response period for Purchaser). Nothing contained in this Agreement shall be deemed to relieve the Bank of its obligation to submit this Agreement to its shareholders for a vote. The Bank shall not submit to the vote of its shareholders any Acquisition Proposal.

                6.4    NYSE Listing.    Purchaser shall cause the shares of Purchaser Common Stock to be issued in the Merger to have been authorized for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

                6.5    Employee Matters.

                        (a) Following the Closing Date, Purchaser shall maintain or cause to be maintained employee benefit plans for the benefit of employees (as a group) who are actively employed by the Bank on the Closing Date ("Covered Employees") that provide employee benefits which are substantially comparable to the employee benefits that are generally made available to similarly situated employees of Purchaser or its Subsidiaries (other than the Bank) (collectively, the "Purchaser Plans"), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Purchaser Plan; and (ii) until such time as Purchaser shall cause Covered Employees to participate in the Purchaser Plans, a Covered Employee's continued participation in employee benefit plans of the Bank shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Purchaser Plans may commence at different times with respect to each Purchaser Plan).

                        (b) To the extent that a Covered Employee becomes eligible to participate in a Purchaser Plan, Purchaser shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with the Bank (or its predecessor entities) for purposes of eligibility, vesting and benefit accrual (other than for purposes of benefit accruals under any Purchaser Plan that is a defined benefit pension plan), under such Purchaser Plan, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Bank Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; and (ii) with respect to any Purchaser Plan that provides health plan or other welfare benefits in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, use its reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Purchaser Plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Bank Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (B) recognize any health expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Purchaser Plan. For purposes of any cash balance pension plan maintained or contributed to by Purchaser or any of its Subsidiaries in which Covered Employees become eligible to participate following the Effective Time, the Covered Employees' level of benefit accruals under any such plans (for periods of service following the Effective Time) shall be determined based on the Covered Employees' credited service prior to the Effective Time (as recognized for the same purpose by the Bank for purposes of the tax-qualified retirement plans maintained or sponsored by the Bank immediately prior to the Effective Time) and with the Surviving Bank following the Effective Time.

                        (c) Effective as of immediately prior to, and contingent upon, the Closing Date, the Bank shall adopt such resolutions and/or amendments to terminate the Herald National Bank 401k Plan (collectively, "Bank 401(k) Plan"). The Bank shall provide Purchaser with a copy of the resolutions and/or plan amendments evidencing that the Bank 401(k) Plan has been terminated in accordance with its terms. Prior to the Effective Time and thereafter (as applicable), the Bank and Purchaser shall take any and all action as may be required, including amendments to the Bank 401(k) Plan and/or the tax-qualified defined contribution retirement plan designated by Purchaser (the "Purchaser 401(k) Plan") to (i) permit each Covered Employee to make rollover contributions of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the Code, including of loans) in the form of cash, notes (in the case of loans) or a combination thereof, in an amount equal to the full account balance distributed to such Bank Employee from the Bank 401(k) Plan to the Purchaser 401(k) Plan, and (ii) obtain from the IRS a favorable determination letter on termination for the Bank 401(k) Plan. Each Covered Employee shall become a participant in the Purchaser 401(k) Plan on the Closing Date (giving effect to the service crediting provisions of Section 6.5(b)); it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan.

                        (d) If requested by Purchaser in writing within 30 business days prior to the Effective Time, effective as of, and contingent upon, the Closing Date, the Bank shall adopt such resolutions and/or amendments to terminate each Bank Benefit Plan requested by Purchaser to be terminated (each, a "Terminated Benefit Plan"). The Bank shall provide Purchaser with a copy of the resolutions and/or plan amendments evidencing that each Terminated Benefit Plan has been terminated. Each Covered Employee or other eligible participant shall become a participant in the Purchaser benefit plan that is comparable to the Terminated Benefit Plan on the Closing Date (giving effect to the service crediting provisions of Section 6.5(b)), it being agreed that there shall be no gap in coverage under, or participation in, any benefit plan or program of the type that Purchaser requests the Bank to terminate.

                        (e) Nothing in this Section 6.5 shall be construed to limit the right of Purchaser or any of its Subsidiaries (including, following the Closing Date, the Bank) to amend or terminate any Bank Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require Purchaser or any of its Subsidiaries (including, following the Closing Date, the Surviving Bank) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date. This Agreement shall inure exclusively to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.
                6.6    Tax Matters.    Purchaser and the Bank shall use reasonable best efforts to cause the Integrated Mergers to be treated as a single integrated transaction that will qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Sections 7.2(c) and 7.3(c) hereof. Officers of Purchaser, Purchaser Bank, Merger Sub and the Bank shall execute and deliver to Luse Gorman Pomerenk & Schick, P.C., counsel to the Bank, and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Purchaser, certificates containing appropriate representations, warranties, and covenants at such time or times as may be reasonably requested by such law firms, including the effective date of the Form S-4 and the Closing Date, in connection with their respective deliveries of opinions, including pursuant to Sections 7.2(c) and 7.3(c) hereof, with respect to the Tax treatment of the Integrated Mergers. None of Purchaser, Purchaser Bank, Merger Sub or the Bank shall take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which omission would cause to be untrue) any statement contained in such certificates.

                6.7    Indemnification; Directors' and Officers' Insurance.

                        (a) From and after the Effective Time, each of Purchaser and the Surviving Bank shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director and officer of the Bank (in each case, when acting in such capacity) (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

                        (b) Subject to the following sentence, for a period of six years following the Effective Time, Purchaser will provide directors' and officers' liability insurance that serves to reimburse the present and former officers and directors of the Bank (determined as of the Effective Time) (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Bank) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by the Bank; provided that in no event shall Purchaser be required to expend, on an annual basis, an amount in excess of 175% of the annual premiums paid as of the date hereof by the Bank for any such insurance (the "Premium Cap"); provided, further, that if any such annual expense at any time would exceed the Premium Cap, then Purchaser will cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap.

                        (c) Any Indemnified Party wishing to claim indemnification under Section 6.7(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Purchaser; provided that failure to so notify will not affect the obligations of Purchaser under Section 6.7(a) unless and to the extent that Purchaser is actually and materially prejudiced as a consequence.

                        (d) If Purchaser or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Purchaser will cause proper provision to be made so that the successors and assigns of Purchaser will assume the obligations set forth in this Section 6.7.

                6.8    Exemption from Liability Under Section 16(b).    Prior to the Effective Time, Purchaser and the Bank shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Bank Common Stock or Series A Preferred Stock or conversion of any derivative securities in respect of such shares of Bank Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

                6.9    No Solicitation.

                        (a) The Bank agrees that it will not, and will cause its officers, employees, directors, agents, representatives, advisors and affiliates (collectively, "Representatives") not to, directly or indirectly, (i) initiate, solicit, encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal or any proposal that is reasonably likely to lead to an Acquisition Proposal, (ii) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, any Acquisition Proposal, or (iii) enter into any letter of intent, agreement in principle, merger agreement, investment agreement or other similar agreement relating to any Acquisition Proposal; provided that, in the event the Bank receives an unsolicited bona fide Acquisition Proposal and the Bank Board concludes in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal, the Bank may, and may permit its Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Bank Board concludes in good faith (and based on the advice of outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso or engaging in any negotiations, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to the Bank than the Confidentiality Agreement. The Bank will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Purchaser with respect to any Acquisition Proposal and will use its reasonable best efforts, subject to applicable law, to (x) enforce any confidentiality, standstill or similar agreement relating to an Acquisition Proposal and (y) within ten (10) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Purchaser and its affiliates) pursuant to any such agreement. The Bank will promptly (and in any event within 24 hours) advise Purchaser following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal and copies of any written Acquisition Proposal), and will keep Purchaser promptly apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis. Any violation of the restrictions set forth in this Section 6.9(a) by any Representative of the Bank, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Bank or otherwise, shall be deemed a breach of this Agreement by the Bank.

                        (b) Nothing contained in this Agreement shall prevent the Bank or the Bank Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

As used in this Agreement, "Acquisition Proposal" means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Bank or any Subsidiary thereof or any proposal, inquiry or offer to acquire in any manner more than 10% of the voting power in, or more than 10% of the fair market value of the business, assets or deposits of, the Bank or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

As used in this Agreement, "Superior Proposal" means an bona fide written Acquisition Proposal that the Bank Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement and break-up fee provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided that for purposes of the definition of "Superior Proposal," the references to "more than 10%" in the definition of Acquisition Proposal shall be deemed to be references to "a majority."

                6.10    Takeover Laws.    No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

                6.11    Financial Statements and Other Current Information.    As soon as reasonably practicable after they become available, but in no event more than thirty (30) days after the end of each calendar month ending after the date hereof, the Bank will furnish to Purchaser (a) consolidated financial statements (including balance sheets, statements of operations and shareholders' equity) of the Bank (to the extent available) as of and for such month then ended, (b) internal management reports showing actual financial performance against plan and previous period, and (c) to the extent permitted by applicable law, any reports provided to the Bank Board or any committee thereof relating to the financial performance and risk management of the Bank.

                6.12    Notification of Certain Matters.    The Bank and Purchaser will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

                6.13    Shareholder Litigation.    The Bank shall give Purchaser the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Bank and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Purchaser's prior written consent.

                6.14    Restructuring Efforts.    If the Bank shall have failed to obtain the required vote of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms of this Agreement, including the amount or kind of the merger consideration, in a manner adverse to such party or its shareholders) and/or to resubmit the transaction to the Bank's shareholders for approval.

                6.15    Maintenance of Insurance.    The Bank shall use commercially reasonable efforts to maintain insurance (including directors' and officers' liability insurance) in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts per policy not less than that maintained by the Bank as of the date of this Agreement. The Bank will promptly inform Purchaser if the Bank receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

                6.16    Formation of Merger Sub; Accession.    On or prior to the Closing Date, and subject to the receipt of all required regulatory approvals, Purchaser shall organize a national banking association as a direct wholly owned Subsidiary of Purchaser ("Merger Sub"). As promptly as reasonably practicable after the organization of Merger Sub, (x) Purchaser, in its capacity as the sole shareholder of Merger Sub, shall ratify and confirm this Agreement and (y) Purchaser shall cause Merger Sub to accede to this Agreement by executing a signature page to this Agreement, after which time Merger Sub shall be a party hereto for all purposes set forth herein. Notwithstanding any provision herein to the contrary, (i) the obligations of Merger Sub to perform its covenants hereunder shall commence only at the time of its organization and (ii) the representations and warranties of and with respect to Merger Sub set forth in Article IV shall be deemed to have been made as though Merger Sub had been a party to this Agreement as of the date of the organization of Merger Sub. Prior to the Effective Time, Purchaser shall take such actions as are reasonably necessary to cause the Board of Directors of Merger Sub to unanimously approve this Agreement and declare it advisable for Merger Sub to enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, Purchaser and its affiliates may amend, or cause to be amended, the bylaws of Merger Sub at any time prior to the Effective Time so long as such amendment would not impair, delay or prevent the Closing.

 ARTICLE VII

CONDITIONS PRECEDENT

                7.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                        (a) Shareholder Approval.    The Shareholder Approval shall have been obtained.

                        (b) Stock Exchange Listing.    The shares of Purchaser Common Stock to be issued to the holders of Bank Common Stock and Series A Preferred Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                        (c) Form S-4.    The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                        (d) No Injunctions or Restraints; Illegality.    No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

                        (e) Regulatory Approvals.    (i) All regulatory approvals from the Federal Reserve and the OCC and under the HSR Act, and (ii) any other regulatory approvals, notices and filings set forth in Sections 3.4 and 4.4 the failure of which to obtain or make would reasonably be expected to have a material adverse effect on Purchaser or the Bank, in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained or made and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the "Requisite Regulatory Approvals").

                7.2    Conditions to Obligations of Purchaser.    The obligation of Purchaser and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

                        (a) Representations and Warranties.    The representations and warranties of the Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of the Bank (other than the representations and warranties set forth in (i) Section 3.2(a), which shall be true and correct except to a de minimis extent (relative to Section 3.2(a) taken as a whole) and (ii) Sections 3.2(b), 3.3(a), 3.3(b)(i)(A), 3.7, 3.8, and 3.10, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Bank, has had or would reasonably be expected to have a Material Adverse Effect on the Bank; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a), any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases) in any such representation or warranty shall be disregarded; and Purchaser shall have received a certificate signed on behalf of the Bank by the Chief Executive Officer or the Chief Financial Officer of the Bank to the foregoing effect.

                        (b) Performance of Obligations of the Bank.    The Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Purchaser shall have received a certificate signed on behalf of the Bank by the Chief Executive Officer or the Chief Financial Officer of the Bank to such effect.

                        (c) Tax Opinion.    Purchaser shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Integrated Mergers will together qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP will be entitled to receive and rely upon customary certificates containing representations, warranties, and covenants of officers of Purchaser, Purchaser Bank, Merger Sub, and the Bank, reasonably satisfactory in form and substance to such counsel.

                        (d) Regulatory Conditions.

                                            (i) There shall not be any action taken or determination made, or any law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval, which imposes any restriction, requirement or condition that, individually or in the aggregate, would, after the Effective Time, reasonably be expected to restrict or burden Purchaser or the Surviving Bank or any of their respective affiliates (i) in connection with the transactions contemplated by this Agreement or (ii) with respect to the business or operations of Purchaser or the Surviving Bank or any of their affiliates that would, in the case of either (i) or (ii), have a Material Adverse Effect on Purchaser, the Surviving Bank or any of their respective affiliates, in each case measured on a scale relative to the Bank.

                                            (ii) Purchaser shall have received, in form and substance satisfactory to Purchaser in its sole good faith judgment, confirmation from applicable regulatory authorities that consummation of the transactions contemplated herein will not cause Purchaser, its affiliates, or their respective "institution affiliated parties," in each case not affiliated with the Bank prior to the Effective Time, or payments or agreements in respect of any of them, to become subject to any restriction or prohibition provided in section 18(k) of the Federal Deposit Insurance Act, 12 C.F.R. Part 359, or any successor or similar law, rule, regulation, order or directive.

                7.3    Conditions to Obligations of the Bank.    The obligation of the Bank to effect the Merger is also subject to the satisfaction or waiver by the Bank at or prior to the Effective Time of the following conditions:

                        (a) Representations and Warranties.    The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Purchaser shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Purchaser has had or would reasonably be expected to have a Material Adverse Effect on Purchaser; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a), any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases) in any such representation or warranty shall be disregarded; and the Bank shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to the foregoing effect.

                        (b) Performance of Obligations of Purchaser.    Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Bank shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to such effect.

                        (c) Tax Opinion.    The Bank shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Integrated Mergers will together qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, Luse Gorman Pomerenk & Schick, P.C. will be entitled to receive and rely upon customary certificates containing representations, warranties, and covenants of officers of Purchaser, Purchaser Bank, Merger Sub, and the Bank, reasonably satisfactory in form and substance to such counsel.

 ARTICLE VIII

TERMINATION AND AMENDMENT

                8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Bank:

                        (a) by mutual consent of the Bank and Purchaser in a written instrument authorized by the Boards of Directors of the Bank and Purchaser;

                        (b) by either the Bank or Purchaser, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

                        (c) by either the Bank or Purchaser, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

                        (d) by either the Bank or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Bank, in the case of a termination by Purchaser, or on the part of Purchaser, in the case of a termination by the Bank, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

                        (e) by Purchaser, if the Bank or the Bank Board (i)(A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or adversely modifies or qualifies (or discloses its intention to withdraw or adversely modify or qualify) its recommendation as contemplated by Section 6.3, or (B) approves, endorses or recommends to its shareholders an Acquisition Proposal other than the Merger, (ii) materially breaches the terms of Section 6.9 in any respect adverse to Purchaser or (iii) materially breaches its obligations (x) to call the Shareholder Meeting pursuant to Section 6.3 or (y) to prepare and mail its shareholders the Proxy Statement pursuant to Section 6.1;

                        (f) by Purchaser, if the approval of the Bank's shareholders required by Section 7.1(a) shall not have been obtained at a duly held meeting of its shareholders, or at any adjournment or postponement thereof; or

                        (g) by Purchaser, if a tender or exchange offer for 20% or more of the outstanding shares of the Bank Common Stock is commenced (other than by Purchaser or its affiliates), and the Bank Board recommends that its shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

                8.2    Effect of Termination.    In the event of termination of this Agreement by either the Bank or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Bank, Purchaser, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, and 9.10 shall survive any termination of this Agreement, and (ii) neither the Bank nor Purchaser shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                8.3    Fees and Expenses.

                        (a) Except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by the Bank and Purchaser, and all filing and other fees in connection with any filing under the HSR Act, which shall be borne by Purchaser, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except as provided in this Section 8.3.

                        (b) In the event that (i) the Bank or Purchaser shall terminate this Agreement pursuant to Section 8.1(c), (ii) the Bank shall not be in material breach of any representation, warranty, covenant or agreement contained herein at the time of such termination and (iii) the Shareholder Approval shall have been obtained at least five (5) business days prior to the date of termination, Purchaser shall pay to the Bank, by wire transfer of immediately available funds, an amount equal to $5,000,000, not later than two (2) business days following the date of such termination.

                        (c) In the event that this Agreement shall be terminated other than by Purchaser pursuant to Section 8.1(d), (e), (f) or (g), Purchaser shall reimburse the Bank for all reasonable out of pocket legal fees and expenses incurred by the Bank in connection with third party litigation arising out of and relating to the transactions contemplated hereby which is not otherwise reimbursable under the Bank's insurance policies.

                        (d) In the event that:

                                            (i) (x) prior to the Effective Time and after the announcement hereof, an Acquisition Proposal is communicated or otherwise made known to the senior management of the Bank, the Bank Board or the Bank's shareholders generally, or becomes public, or any person shall have publicly announced or otherwise communicated to the senior management of the Bank or the Bank Board an intention (whether or not conditional) to make an Acquisition Proposal, (y) thereafter this Agreement is terminated by any party pursuant to Section 8.1(c) without the Shareholder Approval having been obtained or by Purchaser pursuant to Section 8.1(d) or 8.1(f) and (z) within eighteen (18) months after the termination of this Agreement, an Acquisition Proposal shall have been consummated or any definitive agreement with respect to an Acquisition Proposal shall have been entered into (for purposes of the foregoing, the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 6.9 of this Agreement, except that references to "10%" in the definition of "Acquisition Proposal" in such section shall be deemed to be references to "50%"); or

                                            (ii) this Agreement is terminated by Purchaser pursuant to Section 8.1(e) or 8.1(g),

then in any such event under clause (i) or (ii) of this Section 8.3(d), the Bank shall pay to Purchaser a fee (the "Termination Fee"), by wire transfer of immediately available funds, in the amount of $3,585,000 not later than two (2) business days following (x) the earlier of the execution of a definitive agreement with respect to, or the consummation of, any Acquisition Proposal, in the case of a termination described in clause (i) above, and (y) the delivery of the written notice of termination required by Section 8.1, in the event of a termination described in clause (ii) above. Notwithstanding the foregoing, if the Termination Fee becomes payable in the circumstances described in clause (ii) above as a result of the termination of this Agreement by Purchaser as a result of the occurrence of any of the events described in Section 8.1(e)(i)(A) or Section 8.1(g), and the payment of the Termination Fee would cause the Bank to fail to be "well capitalized" under applicable banking regulations or to otherwise violate any Regulatory Agreement entered into by the Bank with the OCC (each a "Prohibitive Condition"), then the Bank shall not be in breach of this Agreement for failure to pay the Termination Fee during the existence of the Prohibitive Condition; provided, however, that (i) the Bank's obligation to pay the Termination Fee shall in no event be extinguished and shall continue to exist and be due for purposes of clause (2) of Section 8.3(e) as of the date such obligation initially arose, irrespective of the existence of the Prohibitive Condition, (ii) the Bank shall pay the Termination Fee, together with interest as provided in clause (2) of Section 8.3(e), promptly, and in any event within two (2) business days, following such time as no Prohibitive Condition continues to be applicable, (iii) until such time as the Termination Fee has been paid, the Bank shall not pay any dividends or distributions on its capital stock, (iv) the obligation to pay the Termination Fee, together with the Bank's other obligations under this proviso, shall survive any merger, consolidation or other business combination transaction involving the Bank, irrespective of whether the Bank is the surviving entity, and will be binding on the Bank's successors and assigns and (v) if the Bank sells all or a substantial portion of its business, properties or assets, proper provision shall be made such that the purchaser thereof assumes the Bank's obligations under this proviso. In the event any Prohibitive Condition restricts the payment of only a portion of the

Termination Fee, the Bank shall be required to pay to Purchaser the portion of the Termination Fee which would not violate the Prohibitive Condition, and the proviso in the immediately preceding sentence shall apply to the unpaid portion of the Termination Fee, mutatis mutandis. In the event that the Bank enters into a definitive agreement with respect to an Acquisition Proposal in a circumstance where the Termination Fee is payable, such agreement shall contain the counterparty's agreement to promptly pay the Termination Fee on behalf of the Bank.

                        (e) The Bank and Purchaser acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by Purchaser pursuant to Section 8.3(b) hereof and by the Bank pursuant to Section 8.3(d) hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy of the Bank or Purchaser, as applicable, in the event of termination of this Agreement in the circumstances contemplated by such sections. In the event that either party fails to pay when due any amounts payable under this Section 8.3, then (1) such party shall reimburse the other party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (2) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a compounded rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

                8.4    Amendment.    This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Bank; provided, however, that after any ratification and confirmation of this Agreement by the shareholders of the Bank, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                8.5    Extension; Waiver.    At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

                9.1    Closing.    On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York City time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Purchaser, on a date to be specified by the parties, which date shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions), unless extended by mutual agreement of the parties (the "Closing Date").

                9.2    Nonsurvival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

                9.3    Notices.    All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Purchaser or Merger Sub, to:
BankUnited, Inc. 14817 Oak Lane Miami Lakes, Florida 33016 Attn: Rajinder P. Singh Facsimile: (866) 559-2306
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Attn: William S. Rubenstein Facsimile: (917) 777-2642
(b)	if to the Bank, to:
Herald National Bank 623 Fifth Avenue New York, New York 10022 Attn: Raymond A. Nielsen Facsimile: (646) 478-9686
with a copy to:

Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, NW Suite 780 Washington, D.C. 20015 Attn: Lawrence M.F. Spaccasi Marc P. Levy Facsimile: (202) 362-2902

                9.4    Interpretation.    When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "Knowledge" means the actual knowledge after due inquiry of any of the Bank's officers listed on Section 9.4 of the Bank Disclosure Schedule or the Purchaser's officers listed on Schedule 9.4. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

                9.5    Counterparts.    This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

                9.6    Entire Agreement.    This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement and the Voting Agreements, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

                9.7    Governing Law; Jurisdiction.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws; provided that Title 12 of the United States Code, including the provisions thereof governing the fiduciary duties of directors of a national banking association, shall govern as applicable. In addition, each of the parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and to the jurisdiction of the United States District Court for the Southern District of New York, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York. Each of the parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                9.8    Waiver of Jury Trial.    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

                9.9    Publicity.    Neither the Bank nor Purchaser shall, and Purchaser shall not permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Purchaser, in the case of a proposed announcement, statement or disclosure by the Bank, or the Bank, in the case of a proposed announcement, statement or disclosure by Purchaser; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE Amex or the NYSE.

                9.10    Assignment; Third-Party Beneficiaries.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except for Section 6.7, which is intended to benefit each Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement. The representations and warranties set forth in Articles III and IV and the covenants set forth in

Articles V and VI have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (b) have been qualified by reference to the Disclosure Schedule of the Bank, which contains certain disclosures that are not reflected in the text of this Agreement; and (c) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Bank or Purchaser.

                9.11    Disclosure Schedule.    Before entry into this Agreement, the Bank delivered to Purchaser a schedule (the "Bank Disclosure Schedule") that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, "Previously Disclosed" means information set forth by the Bank in the applicable paragraph or section of its Bank Disclosure Schedule, or any other paragraph of its Bank Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Bank Disclosure Schedule is also applicable to the section of this Agreement in question).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BANKUNITED, INC.
By:	/s/ RAJINDER SINGH Name: Rajinder Singh Title: Chief Operating Officer
HERALD NATIONAL BANK
By:	/s/ RAYMOND NIELSEN Name: Raymond Nielsen Title: Chairman & Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

ANNEX B

AMENDMENT NO. 1 TO THE MERGER AGREEMENT

                This Amendment No. 1 to the Merger Agreement (this "Amendment") is made as of October 28, 2011, by and between BankUnited, Inc., a Delaware corporation ("Purchaser"), and Herald National Bank, a national banking association (the "Bank").

I.        RECITALS

    1.
    The parties to this Amendment entered into that certain Merger Agreement dated as of June 2, 2011 (the "Agreement"); and

    2.
    The Board of Directors of each of the Bank and Purchaser have determined that it is in the best interests of their respective companies and shareholders to amend the Agreement as set forth below.

The parties to this Amendment hereby agree as follows:

II.        AMENDMENT

    A.
    Amendment to Section 1.10

                The Agreement is amended by deleting the current Section 1.10 in its entirety and replacing it with the following new Section 1.10:

                1.10    Dissenter's Rights.    Each outstanding share of Bank Common Stock and Series A Preferred Stock the holder of which has perfected his appraisal rights under 12 U.S.C. § 215a and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive cash or Purchaser Common Stock hereunder, and the holder thereof shall be entitled only to such rights as are granted by 12 U.S.C. § 215a. The Bank shall give Purchaser prompt notice upon receipt by the Bank of any such demands for payment of the value of such shares of Bank Common Stock or Series A Preferred Stock and of withdrawals of such notice and any other instruments provided pursuant to 12 U.S.C. § 215a (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"), and Purchaser shall have the right to direct all negotiations and proceedings with respect to any such demands. The Bank shall not, except with the prior written consent of Purchaser (which consent shall not be unreasonably withheld), voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the National Bank Act. Any payments made in respect of Dissenting Shares shall be made by the Surviving Bank. For the avoidance of doubt, the parties agree that the holders of the Bank Common Stock and Series A Preferred Stock will have the rights provided for in paragraph (b) of 12 U.S.C. § 215a in connection with the Merger as if the Bank were to be merged into Merger Sub at the Effective Time with Merger Sub continuing as the surviving entity in the Merger.

    B.
    Amendment to Section 8.3(d)

                The Agreement is amended by deleting the current Section 8.3(d) in its entirety and replacing it with the following new Section 8.3(d):

                                            (d) In the event that:

                                                             (i) (x) prior to the Effective Time and after the announcement hereof, an Acquisition Proposal is communicated or otherwise made known to the senior management of the Bank, the Bank Board or the Bank's shareholders generally, or becomes public, or any person shall have publicly announced or otherwise communicated to the senior management of the Bank or the Bank Board an intention (whether or not conditional) to make an Acquisition Proposal, (y) thereafter this Agreement is terminated by any party pursuant to Section 8.1(c) without the Shareholder Approval having been obtained or by Purchaser pursuant to Section 8.1(d) or 8.1(f) and (z) within twelve (12) months after the termination of this Agreement, an Acquisition Proposal shall have been consummated or any definitive agreement with respect to an Acquisition Proposal shall have been entered into (for purposes of the foregoing, the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 6.9 of this Agreement, except that references to "10%" in the definition of "Acquisition Proposal" in such section shall be deemed to be references to "50%"); or

                                                             (ii) this Agreement is terminated by Purchaser pursuant to Section 8.1(e) or 8.1(g),

then in any such event under clause (i) or (ii) of this Section 8.3(d), the Bank shall pay to Purchaser a fee (the "Termination Fee"), by wire transfer of immediately available funds, in the amount of $3,230,000 not later than two (2) business days following (x) the earlier of the execution of a definitive agreement with respect to, or the consummation of, any Acquisition Proposal, in the case of a termination described in clause (i) above, and (y) the delivery of the written notice of termination required by Section 8.1, in the event of a termination described in clause (ii) above. Notwithstanding the foregoing, if the Termination Fee becomes payable in the circumstances described in clause (ii) above as a result of the termination of this Agreement by Purchaser as a result of the occurrence of any of the events described in Section 8.1(e)(i)(A) or Section 8.1(g), and the payment of the Termination Fee would cause the Bank to fail to be "well capitalized" under applicable banking regulations or to otherwise violate any Regulatory Agreement entered into by the Bank with the OCC (each a "Prohibitive Condition"), then the Bank shall not be in breach of this Agreement for failure to pay the Termination Fee during the existence of the Prohibitive Condition; provided, however, that (i) the Bank's obligation to pay the Termination Fee shall in no event be extinguished and shall continue to exist and be due for purposes of clause (2) of Section 8.3(e) as of the date such obligation initially arose, irrespective of the existence of the Prohibitive Condition, (ii) the Bank shall pay the Termination Fee, together with interest as provided in clause (2) of Section 8.3(e), promptly, and in any event within two (2) business days, following such time as no Prohibitive Condition continues to be applicable, (iii) until such time as the Termination Fee has been paid, the Bank shall not pay any dividends or distributions on its capital stock, (iv) the obligation to pay the Termination Fee, together with the Bank's other obligations under this proviso, shall survive any merger, consolidation or other business combination transaction involving the Bank, irrespective of whether the Bank is the surviving entity, and will be binding on the Bank's successors and assigns and (v) if the Bank sells all or a substantial portion of its business, properties or assets, proper provision shall be made such that the purchaser thereof assumes the Bank's obligations under this proviso. In the event any Prohibitive Condition restricts the payment of only a portion of the Termination Fee, the Bank shall be required to pay to Purchaser the portion of the Termination Fee which would not violate the Prohibitive Condition, and the proviso in the immediately preceding sentence shall apply to the unpaid portion of the Termination Fee, mutatis mutandis. In the event that the Bank enters into a definitive agreement with respect to an Acquisition Proposal in a circumstance where the Termination Fee is payable, such agreement shall contain the counterparty's agreement to promptly pay the Termination Fee on behalf of the Bank.

    C.
    Conflict.

                To the extent there is a conflict between the terms and provisions of this Amendment and the Agreement, the terms and provisions of this Amendment will govern.

    D.
    No Further Amendment.

                Except as expressly modified by this Amendment, the Agreement shall remain unmodified and in full force and effect. Purchaser and the Bank hereby ratify their respective obligations thereunder.

    E.
    Governing Law.

                This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws; provided that Title 12 of the United States Code, including the provisions thereof governing the fiduciary duties of directors of a national banking association, shall govern as applicable. In addition, each of the parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and to the jurisdiction of the United States District Court for the Southern District of New York, for the purpose of any action or proceeding arising out of or relating to this Amendment and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York. Each of the parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

    F.
    Waiver of Jury Trial.

                EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION,

DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AMENDMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

    G.
    Counterparts and Facsimile.

                This Amendment may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

                IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

BANKUNITED, INC.
By:	/s/ RAJINDER P. SINGH Name: Title:
HERALD NATIONAL BANK
By:	/s/ RAYMOND A. NIELSEN Name: Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1
TO MERGER AGREEMENT]

ANNEX C

§ 215a. Merger of national banks or State banks into national banks

(a)
Approval of Comptroller, board and shareholders; merger agreement; notice; capital stock; liability of receiving association

        One or more national banking associations or one or more State banks, with the approval of the Comptroller, under an agreement not inconsistent with this subchapter, may merge into a national banking association located within the same State, under the charter of the receiving association. The merger agreement shall—

          (1)   be agreed upon in writing by a majority of the board of directors of each association or State bank participating in the plan of merger;

          (2)   be ratified and confirmed by the affirmative vote of the shareholders of each such association or State bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of a State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors, after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or State bank is located, or, if there is no such newspaper, then in the newspaper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State banks;

          (3)   specify the amount of the capital stock of the receiving association, which shall not be less than that required under existing law for the organization of a national bank in the place in which it is located and which will be out-standing upon completion of the merger, the amount of stock (if any) to be allocated, and cash (if any) to be paid, to the shareholders of the association or State bank being merged into the receiving association; and

          (4)   provide that the receiving association shall be liable for all liabilities of the association or State bank being merged into the receiving association.

(b)   Dissenting shareholders

        If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c)   Valuation of shares

        The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d)
Application to shareholders of merging associations: appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law

        If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dis-senting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be deter-mined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

(e)   Status of receiving association; property rights and interests vested and held as fiduciary

        The corporate existence of each of the merging banks or banking associations participating in such merger shall be merged into and continued in the receiving association and such receiving association shall be deemed to be the same corporation as each bank or banking association participating in the merger. All rights, franchises, and interests of the individual merging banks or banking associations in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the receiving association by virtue of such merger without any deed or other transfer. The receiving association, upon the merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the merging banks or banking associations at the time of the merger, subject to the conditions hereinafter provided.

(f)    Removal as fiduciary; discrimination

        Where any merging bank or banking association, at the time of the merger, was acting under appointment of any court as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, or committee of estates of lunatics, or in any other fiduciary capacity, the receiving association shall be subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was such merging bank or banking association prior to the merger. Nothing contained in this section shall be considered to impair in any manner the right of any court to remove the receiving association and to appoint in lieu thereof a substitute trustee, executor, or other fiduciary, except that such right shall not be exercised in such a manner as to discriminate against national banking associations, nor shall any receiving association be removed solely because of the fact that it is a national banking association.

(g)   Issuance of stock by receiving association; preemptive rights

        Stock of the receiving association may be issued as provided by the terms of the merger agreement, free from any preemptive rights of the shareholders of the respective merging banks.

ANNEX D

June 2, 2011

Board of Directors
Herald National Bank
623 Fifth Avenue
New York, NY 10022

Ladies and Gentlemen:

        Herald National Bank ("Herald") and BankUnited, Inc. ("BankUnited") have entered into a Merger Agreement, dated as of June 2, 2011 (the "Agreement"), pursuant to which a wholly owned subsidiary of Bank United ("Merger Sub") will merge with and into Herald, with the Herald as the surviving entity (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of Herald, issued and outstanding immediately prior to the Merger (the "Herald Common Stock"), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof (i) cash in the amount of the Per Share Amount (the "Cash Consideration") or (ii) that number of shares of common stock of BankUnited as is equal to the Exchange Ratio. The Per Share Amount shall mean the sum of (a) $1.35 plus (b) the product of 0.0990 times the ten day closing average of the Bank United common stock. The Exchange Ratio is defined as the quotient of the Per Share Amount divided by the BankUnited closing and in both cases are subject to the election and proration procedures set forth in the Agreement, that sets forth among other things that the total cash component shall be no more than $22,860,611.10. The Exchange Ratio and the Cash Consideration, together, the "Merger Consideration." The terms of the Merger are more fully described in the Agreement. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Herald Common Stock.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Herald that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of BankUnited that we deemed relevant; (iv) internal financial projections for Herald for the years ending December 31, 2011 through 2015 as prepared by and reviewed with senior management of Herald; (v) publicly available consensus financial projections for BankUnited for the years ending December 31, 2011 through 2013 and the consensus publicly available long-term growth for the years thereafter; (vi) the pro forma financial impact of the Merger on BankUnited based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings assumed by the senior management of Herald and BankUnited; (vii) the publicly reported historical price and trading activity for Herald's and BankUnited's common stock, including a comparison of certain financial and stock market information for Herald and BankUnited with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Herald the business, financial condition, results of operations and prospects of Herald and held similar discussions with certain members of senior management of BankUnited regarding the business, financial condition, results of operations and prospects of BankUnited.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Herald and BankUnited or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of Herald and BankUnited that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Herald and BankUnited or any of their respective subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Herald and BankUnited nor have we reviewed any individual credit files relating to Herald and BankUnited. We have assumed, with your consent, that the respective allowances for loan losses for both Herald and BankUnited are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        With respect to (i) the internal financial projections for Herald as provided by the senior management of Herald, (ii) the publicly available consensus earnings estimates for BankUnited and (iii) the projections of transaction costs, purchase accounting adjustments and expected cost savings reviewed with the managements of Herald and BankUnited and used by Sandler O'Neill in its analyses, the respective managements Herald and BankUnited confirmed to us that they reflected the best currently available estimates and judgments of such respective managements of the future financial performance of Herald and BankUnited, respectively, and we assumed that such performance would be achieved. We express no opinion as to such financial projections and estimates or the assumptions on which they are based. We have also assumed that there has been no material change in Herald's and BankUnited's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Herald and BankUnited will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice Herald has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of BankUnited's common stock will be when issued to Herald's shareholders pursuant to the Agreement or the prices at which Herald's and BankUnited's common stock may trade at any time.

        We have acted as Herald's financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Herald has also agreed to indemnify us against certain liabilities arising out of our engagement. As you are aware, in the past, we have provided investment banking services to Herald and we received compensation for those services.

        In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Herald and BankUnited and their affiliates. We may also actively trade the equity or debt securities of Herald and BankUnited or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion is directed to the Board of Directors of Herald in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Herald as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Herald common stock and does not address the underlying business decision of Herald to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Herald or the effect of any other transaction in which Herald might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent. This opinion has been approved by Sandler O'Neill's fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger or in any other related transaction by any officer, director, or employee, or class of such persons, relative to the compensation to be received in the Merger by any other shareholder.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Herald common stock from a financial point of view.

Very truly yours,

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. BankUnited, Inc.'s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. BankUnited, Inc.'s amended and restated certificate of incorporation provides for such limitation of liability.

        Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of such person's service as a director, officer, employee or agent of the corporation, or such person's service, at the corporation's request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

        Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in the by-laws, BankUnited, inc. shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by BankUnited, Inc.'s Board.

        In addition, BankUnited, Inc.'s amended and restated certificate of incorporation provides that BankUnited, Inc. must indemnify its directors and officers to the fullest extent authorized by law.

BankUnited, Inc. is also required to advance certain expenses to its directors and officers and carry directors' and officers' insurance providing indemnification for BankUnited, Inc.'s directors and officers for some liabilities. BankUnited, Inc. believes that these indemnification provisions and the directors' and officers' insurance are useful to attract and retain qualified directors and executive officers.

        Article VIII of BankUnited, Inc.'s amended and restated by-laws provide persons who are or were officers and directors of BankUnited, Inc. with certain other indemnification rights consistent with Delaware law.

        BankUnited, Inc. is also a party to certain indemnification agreements with its directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and BankUnited, Inc.'s amended and restated certificate of incorporation and by-laws against (i) any and all liabilities, expenses, damages, judgments, fines, penalties, ERISA excise taxes, interest and amounts paid in settlement of any claim with BankUnited, Inc.'s approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of BankUnited, Inc.'s indebtedness, and (iii) any liabilities incurred as a result of acting behalf of BankUnited, Inc. (as a fiduciary or otherwise) in connection with an employee benefit plan or any related trust or funding mechanism. Each indemnification agreement provides for the advancement or payment of expenses to the indemnitee and for reimbursement to BankUnited, Inc. if it is found that such indemnitee is not entitled to such indemnification under applicable law and BankUnited, Inc.'s amended and restated certificate of incorporation and by-laws.

        BankUnited, Inc. maintains director and officer liability insurance coverage for its directors and officers and those of its subsidiaries. This coverage insures such persons against certain losses that may be incurred by them in their respective capacities as directors and officers.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit Number	Description	Location
2.1a	Merger Agreement, dated as of June 2, 2011, by and between BankUnited, Inc. and Herald National Bank	Included as Annex A to the proxy statement/prospectus contained in this Registration Statement
2.1b	Amendment No. 1 to the Merger Agreement, dated as of October 28, 2011, by and between BankUnited, Inc. and Herald National Bank	Included as Annex B to the proxy statement/prospectus contained in this Registration Statement
3.1	BankUnited, Inc.'s Amended and Restated Certificate of Incorporation	Exhibit 3.1 of BankUnited, Inc.'s Annual Report on Form 10-K filed March 31, 2011 and incorporated herein by reference
3.2	BankUnited, Inc.'s Amended and Restated By-Laws	Exhibit 3.2 of BankUnited, Inc.'s Annual Report on Form 10-K filed March 31, 2011 and incorporated herein by reference
5.1	Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP as to the validity of the securities being registered	Previously filed

Exhibit Number	Description	Location
10.1a	Amended and Restated Limited Liability Company Agreement of BU Financial Holdings LLC, dated as of May 21, 2009, by and among John A. Kanas, Rajinder P. Singh, John N. DiGiacomo, John Bohlsen and the other parties listed on Schedule A thereto (Schedule A as of January 15, 2011)	Exhibit 10.1 to the Registration Statement on Form S-1 of BankUnited, Inc. filed January 18, 2011 and incorporated herein by reference
10.1b	Joinders to the Amended and Restated Limited Liability Company Agreement	Exhibit 10.1b to the Registration Statement on Form S-1 of BankUnited, Inc. filed January 24, 2011 and incorporated herein by reference
10.2a	Employment Agreement, dated August 18, 2010, among BU Financial Holdings LLC, BankUnited, Inc. (formerly known as BU Financial Corporation) and John A. Kanas	Exhibit 10.2a to the Registration Statement on Form S-1 of BankUnited, Inc. filed December 16, 2010 and incorporated herein by reference
10.2b	Amended and Restated Employment Agreement, dated August 18, 2010, between BankUnited, a federally chartered thrift institution, and John A. Kanas	Exhibit 10.2b to the Registration Statement on Form S-1 of BankUnited, Inc. filed December 16, 2010 and incorporated herein by reference
10.3a	Employment Agreement, dated August 18, 2010, among BU Financial Holdings LLC, BankUnited, Inc. (formerly known as BU Financial Corporation) and John Bohlsen	Exhibit 10.3a to the Registration Statement on Form S-1 of BankUnited, Inc. filed December 16, 2010 and incorporated herein by reference
10.3b	Amended and Restated Employment Agreement, dated August 18, 2010, between BankUnited, a federally chartered thrift institution, and John Bohlsen	Exhibit 10.3b to the Registration Statement on Form S-1 of BankUnited, Inc. filed December 16, 2010 and incorporated herein by reference
10.4a.1	Employment Agreement, dated August 18, 2010, among BU Financial Holdings LLC, BankUnited, Inc. (formerly known as BU Financial Corporation) and Douglas J. Pauls	Exhibit 10.4a to the Registration Statement on Form S-1 of BankUnited, Inc. filed December 16, 2010 and incorporated herein by reference
10.4a.2	Amendment, dated May 18, 2011, between BankUnited, Inc. and Douglas J. Pauls, to the Employment Agreement, dated August 18, 2010	Exhibit 10.1 to the Current Report on Form 8-K filed May 20, 2011 and incorporated herein by reference
10.4b.1	Amended and Restated Employment Agreement, dated August 18, 2010, between BankUnited, a federally chartered thrift institution, and Douglas J. Pauls	Exhibit 10.4b to the Registration Statement on Form S-1 of BankUnited, Inc. filed December 16, 2010 and incorporated herein by reference
10.4b.2	Amendment, dated May 18, 2011, to the Amended and Restated Employment Agreement, dated August 18, 2010, between BankUnited, a federally chartered thrift institution, and Douglas J. Pauls	Exhibit 10.2 to the Current Report on Form 8-K filed May 20, 2011 and incorporated herein by reference

Exhibit Number	Description	Location
10.5a	Employment Agreement, dated August 18, 2010, among BU Financial Holdings LLC, BankUnited, Inc. (formerly known as BU Financial Corporation) and Rajinder P. Singh	Exhibit 10.5a to the Registration Statement on Form S-1 of BankUnited, Inc. filed December 16, 2010 and incorporated herein by reference
10.5b	Amended and Restated Employment Agreement, dated August 18, 2010, between BankUnited, a federally chartered thrift institution, and Rajinder P. Singh	Exhibit 10.5b to the Registration Statement on Form S-1 of BankUnited, Inc. filed December 16, 2010 and incorporated herein by reference
10.6	BankUnited Nonqualified Deferred Compensation Plan	Exhibit 10.6 to the Registration Statement on Form S-1 of BankUnited, Inc. filed December 16, 2010 and incorporated herein by reference
10.7	BankUnited, Inc. (formerly known as BU Financial Corporation) 2009 Stock Option Plan	Exhibit 10.7 to the Registration Statement on Form S-1 of BankUnited, Inc. filed October 29, 2010 and incorporated herein by reference
10.8	BankUnited, Inc. 2010 Omnibus Equity Incentive Plan	Exhibit 10.8 to the Registration Statement on Form S-1 of BankUnited, Inc. filed January 18, 2011 and incorporated herein by reference
10.9	Registration Rights Agreement by and among BankUnited, Inc., John A. Kanas, Rajinder P. Singh, Douglas J. Pauls and John Bohlsen, and each of the other parties thereto	Exhibit 10.9 of BankUnited, Inc.'s Annual Report on Form 10-K filed March 31, 2011 and incorporated herein by reference
10.10	Director Nomination Agreement by and among BankUnited, Inc., John A. Kanas and the other parties thereto	Exhibit 10.10 of BankUnited, Inc.'s Annual Report on Form 10-K filed March 31, 2011 and incorporated herein by reference
10.11
	Transaction Fee Agreement, dated May 21, 2009, among BU Financial Holdings LLC, Blackstone Management Partners L.L.C., Carlyle Investment Management L.L.C., Centerbridge Advisors, LLC and WL Ross & Co. LLC	Exhibit 10.11 to the Registration Statement on Form S-1 of BankUnited, Inc. filed October 29, 2010 and incorporated herein by reference
10.12	BU Financial Holdings LLC Warrant to the Federal Deposit Insurance Corporation dated May 21, 2009	Exhibit 10.12 to the Registration Statement on Form S-1 of BankUnited, Inc. filed December 16, 2010 and incorporated herein by reference
10.12a	Amendment, dated February 2, 2011, to the Warrant issued by BU Financial Holdings LLC to the Federal Deposit Insurance Corporation on May 21, 2009	Exhibit 10.1 to the Current Report on Form 8-K of BankUnited, Inc. filed February 8, 2011 and incorporated herein by reference

Exhibit Number	Description	Location
10.13	Form of indemnification agreement between BankUnited, Inc. and each of its directors and executive officers	Exhibit 10.1 to the Current Report on Form 8-K of BankUnited, Inc. filed February 16, 2011 and incorporated herein by reference
10.14	BankUnited, Inc. Policy on Incentive Compensation Arrangements	Exhibit 10.14 to the Registration Statement on Form S-1 of BankUnited, Inc. filed January 24, 2011 and incorporated herein by reference
10.15	Offer Letter to Randy R. Melby dated September 28, 2009	Exhibit 10.15 to the Registration Statement on Form S-1 of BankUnited, Inc. filed January 27, 2011 and incorporated herein by reference
10.16	Voting Agreement by and between BankUnited, Inc. and Scott Arnold dated as of June 2, 2011	Previously filed
10.17	Voting Agreement by and between BankUnited, Inc. and Charles Aswad dated as of June 2, 2011	Previously filed
10.18	Voting Agreement by and between BankUnited, Inc. and Michael S. Carleton dated as of June 2, 2011	Previously filed
10.19	Voting Agreement by and between BankUnited, Inc. and Justin Green dated as of June 2, 2011	Previously filed
10.20	Voting Agreement by and between BankUnited, Inc. and Barry Leistner dated as of June 2, 2011	Previously filed
10.21	Voting Agreement by and between BankUnited, Inc. and Mitchel Maidman and Maidman Ventures I, LLC dated as of June 2, 2011	Previously filed
10.22	Voting Agreement by and between BankUnited, Inc. and Raymond A. Nielsen dated as of June 2, 2011	Previously filed
10.23	Voting Agreement by and between BankUnited, Inc. and Gerard A. Perri dated as of June 2, 2011	Previously filed
10.24	Voting Agreement by and between BankUnited, Inc. and Norman Schulman dated as of June 2, 2011	Previously filed
10.25	Voting Agreement by and between BankUnited, Inc. and Matthew Seiden dated as of June 2, 2011	Previously filed

Exhibit Number		Description	Location
10.26		Voting Agreement by and between BankUnited, Inc. and Palladium Equity Partners III, LP dated as of June 2, 2011	Previously filed
10.27		Voting Agreement by and between BankUnited, Inc., SBAV LP and SBAV GP LLC dated as of June 2, 2011	Previously filed
21.1		Subsidiaries of BankUnited, Inc.	Exhibit 21.1 of BankUnited, Inc.'s Annual Report on Form 10-K filed March 31, 2011 and incorporated herein by reference
23.1		Consent of KPMG LLP (BankUnited, Inc.)	Filed herewith
23.2		Consent of PricewaterhouseCoopers LLP	Filed herewith
23.3		Consent of KPMG LLP (Herald National Bank)	Filed herewith
23.4		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 to this Registration Statement)	Previously filed
24.1		Power of Attorney	Previously filed on the signature page to BankUnited, Inc.'s Registration Statement on Form S-4 filed July 13, 2011
99.1		Form of proxy for Herald National Bank	Previously filed
99.2		Consent of Sandler, O'Neill + Partners, L.P.	Filed herewith
101.INS	*	XBRL Instance Document	Previously filed
101.SCH	*	XBRL Taxonomy Extension Schema	Previously filed
101.CAL	*	XBRL Taxonomy Extension Calculation Linkbase	Previously filed
101.DEF	*	XBRL Taxonomy Extension Definition Linkbase	Previously filed
101.LAB	*	XBRL Taxonomy Extension Label Linkbase	Previously filed
101.PRE	*	XBRL Taxonomy Extension Presentation Linkbase	Previously filed

*
Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

          (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (1)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

            (2)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (3)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

          (d)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (e)   That every prospectus (1) that is filed pursuant to paragraph (d) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (f)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (g)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (h)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Lakes, State of Florida, on November 9, 2011.

BANKUNITED, INC.
By:	/s/ JOHN A. KANAS John A. Kanas Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN A. KANAS John A. Kanas	Chairman, President and Chief Executive Officer (Principal Executive Officer) and Director	November 9, 2011
* Douglas J. Pauls	Chief Financial Officer (Principal Financial and Accounting Officer)	November 9, 2011
* John Bohlsen	Vice Chairman, Chief Lending Officer and Director	November 9, 2011
* Chinh E. Chu	Director	November 9, 2011
* Ambassador Sue M. Cobb	Director	November 9, 2011
* Eugene F. DeMark	Director	November 9, 2011
* Richard S. LeFrak	Director	November 9, 2011

Signature	Title	Date

* Wilbur L. Ross, Jr.	Director	November 9, 2011
* Pierre Olivier Sarkozy	Director	November 9, 2011
* Lance N. West	Director	November 9, 2011

*By:	/s/ JOHN A. KANAS Attorney-in-Fact